Form 10-K, Exhibit 13
period 1995-12-31
MASSBANK CORP
filed 1996-04-01
CIK 799166

                                                                      Exhibit 13
                           M A S S B A N K   C O R P.

       1995 Annual Report



                            and principal subsidiary

                              MASSBANK for Savings


         1986-1995

        Celebrating
          a Decade
       of Performance

                                                            FINANCIAL HIGHLIGHTS


MASSBANK CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA

- ---------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                                1995          1994          1993          1992          1991
- ---------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:
   Total assets                                           $854,542      $843,647      $855,881      $839,103      $425,428
   Mortgage loans                                          220,603       220,269       219,347       219,932        78,064
   Other loans                                              28,582        30,547        29,699        33,824        20,060
   Investments(1)                                          586,768       568,635       589,666       564,422       315,588
   Real estate acquired through foreclosure                    255           129           699           905         1,158
   Deposits                                                753,657       759,676       766,363       761,879       356,082
   Stockholders' equity                                     90,817        74,504        80,075        71,062        66,563

- ---------------------------------------------------------------------------------------------------------------------------
(In thousands) YEARS ENDED DECEMBER 31,                       1995          1994          1993          1992          1991
- ---------------------------------------------------------------------------------------------------------------------------
Operating Data:
   Interest and dividend income                           $ 56,611      $ 51,451      $ 51,541      $ 51,317      $ 29,040
   Interest expense                                         30,896        26,152        27,485        30,991        18,644
- ---------------------------------------------------------------------------------------------------------------------------
   Net interest income                                      25,715        25,299        24,056        20,326        10,396
   Provision for possible loan losses                          170           705           671           884            83
   Gains (losses) on securities, net                            92          (533)          198           122             1
   Other non-interest income                                 1,856         3,070         2,307         2,429           996
   Non-interest expense                                     13,178        14,213        14,243        13,421         7,093
- ---------------------------------------------------------------------------------------------------------------------------
   Income before income taxes                               14,315        12,918        11,647         8,572         4,217
   Income tax expense                                        5,556         4,733         4,711         3,895         1,967
   Change in accounting principle                               --            --          (241)           --            --
- ---------------------------------------------------------------------------------------------------------------------------
   Net income                                             $  8,759      $  8,185      $  6,695      $  4,677      $  2,250
- ---------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                      1995          1994          1993          1992          1991
- ---------------------------------------------------------------------------------------------------------------------------
Other Data:
   Yield on average interest-earning assets                   6.90%         6.22%         6.25%         6.88%         8.06%
   Cost of average interest-bearing liabilities               4.11          3.41          3.57          4.48          6.11
   Interest rate spread                                       2.79          2.81          2.68          2.40          1.95
   Net interest margin                                        3.15          3.07          2.93          2.73          2.89
   Non-interest expense to average assets                     1.57          1.67          1.68          1.75          1.90
   Efficiency ratio(2)                                        47.4          50.8          53.3          58.3          61.8
   Return on assets (net income/average assets)               1.04          0.96          0.79          0.61          0.60
   Return on equity (net income/average
     stockholders' equity)                                   10.65         10.62          8.98          6.79          3.39
   Return on average realized equity(3)                      10.81         10.62          8.98          6.79          3.39
   Percent non-performing loans to total loans                0.97          0.84          0.51          0.59          1.06
   Percent non-performing assets to total assets              0.31          0.26          0.23          0.29          0.52
   Stockholders' equity to assets, at year-end               10.63          8.83          9.36          8.47         15.65
   Book value per share, at year-end                       $ 33.13       $ 26.78       $ 27.28       $ 24.50       $ 23.38
   Earnings per share:
     Primary                                                  3.15          2.84          2.23          1.59          0.78
     Fully diluted                                            3.12          2.84          2.22          1.59          0.78
   Cash dividends declared per share                          0.73          0.60        0.4533        0.3533        0.3033
   Dividend payout ratio                                        23%           21%          20%           22%            39%
- ---------------------------------------------------------------------------------------------------------------------------

(1) Consists of securities held to maturity and available for sale, trading securities, short-term investments, term federal funds sold and interest-bearing deposits in banks.

(2) Determined by dividing non-interest expense by fully taxable equivalent net interest income plus non-interest income.

(3) Excludes average unrealized gains or losses on securities available for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report.

        The financial condition and results of operations of MASSBANK Corp. (the "Company") essentially reflect the operations of its subsidiary, MASSBANK for Savings (the "Bank").

        The Company's consolidated net income depends largely upon net interest income, which is the difference between interest income from loans and investments ("interest-earning assets") and interest expense on deposits and borrowed funds ("interest-bearing liabilities"). Net interest income is significantly affected by general economic conditions, policies established by regulatory authorities and competition.

FINANCIAL CONDITION

The Company's total assets increased by $10.9 million from $843.6 million at December 31, 1994 to $854.5 million at December 31, 1995. Total stockholders' equity was $90.8 million at December 31, 1995, up $16.3 million or 21.9% from $74.5 million at December 31, 1994. The increase in stockholders' equity resulted primarily from the Company's net income of $8.8 million in 1995, the net change in unrealized appreciation on investment securities available for sale, net of tax effect, of $11.2 million and the issuance of common stock under the stock option plan, partially offset by the payment of dividends to stockholders and the cost of the additional shares of treasury stock repurchased during the year. In recognition of the record net income and the Company's strong capital position, the Board of Directors increased the dividend to stockholders twice during 1995 and three times between the fourth quarter of 1994 and the first quarter of 1996. The Company's book value per share at December 31, 1995 was $33.13, up $6.35 or 23.7% from $26.78 at December 31,
1994.

        The Bank's total loan portfolio decreased by $1.6 million during the year, from $250.8 million at December 31, 1994 to $249.2 million at year end 1995. The level of loan amortization and payoffs in the Bank's loan portfolio this past year exceeded its loan originations. Loan originations totaled $39.7 million in 1995 compared to $47.7 million in 1994. Origination volumes have been affected by the interest rate environment which saw interest rates rise during 1994 and decline throughout 1995. This recent decrease in rates helped fuel higher levels of residential loan refinancings in the last quarter of 1995.

        Total investments consisting of investment securities and other short-term investments, including term federal funds sold and interest bearing bank deposits, increased from $568.6 million at December 31, 1994 to $586.8 million at year end 1995. The majority of these investments are in federal funds sold, shorter-term U.S. Treasury and government agency obligations, and fifteen year mortgage-backed securities. Nearly all of the Bank's investment securities, which totaled $463.3 million at December 31, 1995, have been classified as either available for sale or trading securities. Investment securities available for sale and trading securities provide liquidity, facilitate interest rate sensitivity management and enhance the Bank's ability to respond to customers' needs should loan demand increase and/or deposits decline. Mortgage-backed securities, at market value, increased by $53.6 million in 1995 to $216.5 million at December 31, 1995.

        Deposit accounts of all types have traditionally been the primary source of funds for the Bank's lending and investment activities. The Bank's deposit flows are influenced by prevailing interest rates, competition and other market conditions. The Bank's management attempts to manage its deposits through selective pricing and marketing. The Bank's deposits declined by $6.0 million during 1995, from $759.7 million to $753.7 million, a modest decline considering the performance of the financial markets and mutual funds which were fierce competitors for the savers' dollars. The composition of the bank's deposits continued to shift in 1995, as it did in 1994, from savings to higher yielding time certificates of deposit. Total savings deposits declined by $101.8 million, in 1995, while time certificates of deposit increased by $96.6 million. See the non-interest expense section of management's discussion and analysis for additional information.

ASSET QUALITY

Net loans represented 28.9% of total assets at December 31, 1995 compared to 29.4% of total assets at December 31, 1994. The Bank's investment securities and other short-term investments, representing 68.7% of total assets at December 31, 1995, consisted primarily of U.S. Treasury and government agency obligations, high quality mortgage-backed securities, and federal funds sold. At December 31, 1995, the Bank's loan portfolio consisted of residential mortgages of $213.6 million, commercial mortgages of $7.0 million, consumer loans of $27.8 million and commercial loans of $0.8 million. Non-performing assets were $2.7 million at December 31, 1995, representing 0.31% of total assets. This compares to $2.2 million, or 0.26% of total assets, at December 31, 1994. At year end 1995, the Bank's allowance for possible loan losses was approximately $2.5 million, representing 104.2% of non-performing loans and 1.01% of total loans. The Bank believes that its allowance for possible loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions.

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS 1995 AND 1994

MASSBANK Corp. reported record net income for the year ended December 31, 1995 of $8.8 million or $3.15 per share ($3.12 per share on a fully diluted basis) compared to $8.2 million or $2.84 per share for the year ended December 31, 1994. Return on average assets and return on average realized equity improved to 1.04% and 10.81% in 1995, from 0.96% and 10.62% in 1994, respectively, reflecting an improvement in net interest margin, a lower provision for possible loan losses, and non-interest expense reductions resulting primarily from a significant decrease in deposit insurance expense in 1995. The Company's net interest margin in 1995 was 3.15%, 8 basis points higher than the 3.07% in 1994.

NET INTEREST INCOME

Net interest income on a fully taxable equivalent ("FTE") basis totaled $25.8 million for 1995, compared to $25.4 million for 1994. The modest increase of $0.4 million was due principally to an improvement in net interest margin. The impact of the wider margin in 1995 was partially offset by a decrease in the Company's average earning assets from $829.7 million in 1994 to $822.0 million in 1995. The Company's interest rate spread decreased slightly to 2.79% for 1995 from 2.81% for 1994.

        The tables on pages 19 and 20 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume and (2) changes in interest rates.

INTEREST AND DIVIDEND INCOME

Interest and dividend income on an FTE basis was $56.7 million for the year ended December 31, 1995, compared to $51.6 million for the year ended December 31, 1994. The weighted average yield on earning assets for the year ended December 31, 1995 increased to 6.90% from 6.22% for the year ended December 31, 1994. The average total earning assets of the Company decreased to $822.0 million during 1995, down $7.7 million from $829.7 million in 1994.

        Interest on loans decreased $0.1 million to $19.5 million for the year ended December 31, 1995. The decrease in interest income earned on loans was due principally to a decrease of $6.0 million in average loan balances in 1995 compared to the prior year. The reduction in average loan volume was partially offset by an increase in yield on loans. The yield on loans improved 15 basis points to 7.93% for 1995 compared to 7.78% for 1994. This improvement is due primarily to consumer loans in the Bank's loan portfolio which float either with the prime interest rate or three month U.S. treasury bill rate. These interest rates were significantly higher during 1995 than during 1994.

        Interest and dividend income (on an FTE basis) from investments consisting of investment securities, including mortgage-backed securities, trading securities, federal funds sold and other short-term investments increased by $5.2 million to $37.2 million in 1995 from $32.0 million in 1994. This increase resulted primarily from an improvement in weighted average yield on investments from 5.54% in 1994 to 6.47% in 1995, partially offset by a decrease of $1.7 million in average investment balances.

INTEREST EXPENSE

Total interest expense increased 18.1% to $30.9 million for the year ended December 31, 1995 from $26.2 million for the year ended December 31, 1994. This increase was due principally to an increase of 70 basis points in the Company's average cost of funds from 3.41% in 1994 to 4.11% in 1995, partially offset by lower average deposit volume. Average deposits and borrowed funds declined to $752.5 million in 1995, from $766.4 million a year earlier. The Bank has maintained flat regular savings account deposit rates in 1995 and 1994 while selectively increasing rates on certificates of deposit. This strategy has helped to minimize the effect of rising interest rates on the Company's net interest margin. The strategy has also helped to encourage a shift from savings to time certificates of deposit during this period. During 1995, the Bank's total savings deposits, including money market accounts, declined $101.8 million, from $458.4 million at December 31, 1994 to $356.6 million at December 31, 1995, while its certificates of deposit increased $96.6 million, from $235.4 million at year end 1994 to $332.0 million at year end 1995.

PROVISION FOR POSSIBLE LOAN LOSSES

The provision for loan losses in 1995 was $170 thousand compared to $705 thousand in 1994. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for possible loan losses. In making its decision, management considers a number of factors, including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions, and trends in loan delinquencies and charge-offs. At December 31, 1995, the allowance for possible loan losses was $2.5 million representing 104.2% of non-performing loans. The Bank's non-performing loans totaled $2.4 million at December 31, 1995 compared to $2.1 million a year earlier. Net charge-offs totaled $207 thousand in 1995 compared to $400 thousand in 1994. Management believes that the allowance for possible loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions.

NON-INTEREST INCOME

Non-interest income consists of gains or losses on securities, deposit account service fees, interest on tax settlements and other non-interest income.

        Non-interest income decreased to $1.9 million for the year ended December 31, 1995, from $2.5 million for the year ended December 31, 1994. This decrease was due to non-recurring income recorded in 1994. The Company, in 1994, recorded interest on tax settlements which it had received from the IRS totaling approximately $1.2 million. This compares to $51 thousand in interest on tax settlements recorded in 1995. Partly offsetting this non-recurring income were net gains on securities of $92 thousand versus net losses on securities of $533 thousand recorded in 1994. Deposit account service fees and all other non-interest income decreased from $1.9 million in 1994 to $1.8 million in 1995.

NON-INTEREST EXPENSE

Non-interest expenses (i.e. operating expenses) decreased by $1.0 million or 7.3% to $13.2 million in 1995, from $14.2 million a year ago.

        Salaries and employee benefits increased by $467 thousand or 6.9% to $7.3 million in 1995 from $6.8 million in 1994. This increase was due primarily to higher salaries and retirement benefit costs.

        Occupancy and equipment expense decreased by $50 thousand to approximately $2.0 million in 1995 due mostly to a reduction in depreciation expense.

        Data processing and professional services expenses were reduced 9.6% to $1.0 million in 1995, from approximately $1.1 million the previous year.

        In 1995, the Federal Deposit Insurance Corporation ("FDIC") reduced deposit insurance rates for well capitalized banks from $0.23 to $0.04 per hundred dollars of deposits effective June 1, 1995. This significant reduction in rates reduced the Bank's total deposit insurance expense by $874 thousand or 48.9% in 1995 to $0.9 million from $1.8 million a year ago. FDIC deposit insurance rates have been further reduced to the annual minimum of $2 thousand for 1996.

        During 1994, the Bank recorded a non-recurring charge to earnings of $282 thousand, the result of a write-down in loan valuation premium due to significant prepayments of loans purchased from the FDIC in 1992. No such write-down was required in 1995.

        All other expenses decreased by $188 thousand to $2.0 million in 1995 from $2.2 million in 1994.

INCOME TAX EXPENSE

The Company recorded a tax expense of approximately $5.5 million in 1995 compared to $4.7 million in 1994. The effective income tax rate for the year ended December 31, 1995 was 38.8%, an increase from 36.6% in 1994. The Company's effective income tax rate for 1994 was reduced due largely to a federal income tax refund of $462 thousand recorded during the year. For further information on income taxes, see Note 12 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS 1994 AND 1993

Net income for the year ended December 31, 1994 increased 22.3% to $8.2 million or $2.84 per share, from $6.7 million or $2.23 per share for the year ended December 31, 1993. The earnings results for 1993 included a non-recurring after tax charge of $241 thousand or $0.08 per share, resulting from the adoption of the Financial Accounting Standards Board ("FASB") Statement 109 which changed the method of accounting for income taxes. The current and prior year per share amounts reflect the three-for-two stock split of the Company's common stock which occurred on September 9, 1994.

        The Company's favorable financial performance in 1994 can be attributed primarily to an improvement in net interest margin. The net interest margin in 1994 was 3.07%, 14 basis points higher than the 2.93% in 1993. That increase combined with an increase in average earning assets of $3.3 million resulted in net interest income of $25.3 million, an increase of $1.2 million over 1993.

        Provisions for possible loan losses were increased from $671 thousand in 1993 to $705 thousand in 1994 due to an increase in non-performing loans during the year. Non-interest income was $2.5 million for 1994 and 1993. Total non-interest expenses were $14.2 million in 1994, the same as in 1993.

NET INTEREST INCOME

Net interest income before provision for possible loan losses totaled $25.3 million in 1994 compared to $24.1 million in 1993. This increase of $1.2 million, 5.2% above 1993's level, was due to an increase of $3.3 million in average earning assets and a net interest margin that was 14 basis points above the previous year. The increase in the margin was the result of an improved interest rate spread, as the Bank's securities and variable rate loans repriced more quickly in the rising interest rate environment of 1994 than the Bank's large base of core deposits.

        For 1994, the Company's weighted average cost of funds decreased to 3.41% from 3.57% for 1993. The yield on the Company's average earning assets during 1994 did not fall as quickly as its cost of funds and, as a result, the Company's interest rate spread improved to 2.81% for 1994 from 2.68% for 1993.

        The tables on pages 19 and 20 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume and (2) changes in interest rates.

INTEREST AND DIVIDEND INCOME

Interest and dividend income was $51.4 million for the year ended December 31, 1994, compared to $51.5 million for the year ended December 31, 1993. The weighted average yield on earning assets for the year ended December 31, 1994 declined to 6.22% from 6.25% for the year ended December 31, 1993. The average total earning assets of the Company increased to $829.7 million during 1994, up $3.3 million from $826.4 million in 1993.

        Interest earned on loans decreased $1.1 million to $19.6 million for 1994 reflecting a decline in the weighted average loan yield, from 8.25% in 1993 to 7.78% in 1994. This decrease was partially offset by an increase of $0.9 million in average loan balances during the comparable periods. The decline in average loan yield during 1994 results primarily from the volume of loans which were either refinanced, repriced, or originated during the relatively low interest rate environment which prevailed during 1993 and early 1994.

        Interest and dividend income from investments consisting of investment and mortgage-backed securities held to maturity, securities available for sale, trading securities, short-term investments and federal funds sold increased by $1 million to $31.8 million in 1994 from $30.8 million in 1993. This increase resulted primarily from an improvement in weighted average yield on investments from 5.38% in 1993 to 5.54% in 1994, coupled with a $2.4 million increase in average balances outstanding.

INTEREST EXPENSE

Total interest expense decreased 4.8% to $26.2 million for the year ended December 31, 1994 from $27.5 million for the year ended December 31, 1993. This decrease was due to a reduction in the Company's average cost of funds from 3.57% in 1993 to 3.41% in 1994, coupled with a decrease of $2 million in the Company's average deposits and borrowed funds, from $768.4 million in 1993 to $766.4 million in 1994. Throughout 1993, as rates were falling, the Bank rewarded its savings account customers with a slight premium. Throughout 1994, as interest rates increased, most financial institutions and many of the bank's competitors continued to pay savings account rates which were lower than MASSBANK's, due in part to the lack of loan demand and less competition for deposits. This negated the need for the bank to raise its savings account rates during the year and helped to reduce its cost of funds for 1994. The lower savings account rates in 1994 also enticed some bank customers to transfer some of their deposits from savings into longer term certificates of deposit. During 1994, the Bank's savings deposits declined $78.4 million, from $536.8 million at December 31, 1993 to $458.4 million at December 31, 1994, while its certificates of deposits increased $68.6 million, from $166.8 million at year end 1993 to $235.4 million at year end 1994.

PROVISION FOR POSSIBLE LOAN LOSSES

The provision for loan losses in 1994 was $705 thousand compared to $671 thousand for 1993. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for possible loan losses. In making its decision, management considers a number of factors, including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions, and trends in loan delinquencies and charge-offs. At December 31, 1994, the allowance for possible loan losses was $2.6 million representing 1.02% of total loans, an increase from 0.91% at December 31, 1993. The Bank's nonaccrual loans totaled $2.1 million at December 31, 1994 compared to $1.3 million at December 31, 1993. Net charge-offs in 1994 totaled $400 thousand compared to $466 thousand in 1993.

NON-INTEREST INCOME

Non-interest income consists of gains or losses on securities, deposit account service fees, interest on tax settlements and other non-interest income.

        Excluding securities gains (losses), non-interest income increased $763 thousand or 33.1% from 1993 to 1994. This increase was due to non-recurring income. The Company in 1994 recorded interest on tax settlements which it had received from the IRS totaling approximately $1.2 million. This income resulted primarily from the resolution of certain protective claims of refund filed by the Bank in prior years due to the disallowance of deductions originating from losses on the sale and exchange of pools of mortgage loans (loan swaps). Partly offsetting this non-recurring income were net securities losses for 1994 equalling $533 thousand. This compares to net gains of $198 thousand in 1993. Deposit account service fees and all other non-interest income decreased from $2.3 million in 1993 to $1.9 million in 1994.

NON-INTEREST EXPENSE

Non-interest expenses (i.e. operating expenses) stayed flat in 1994 despite normal salary increases to employees. Non-interest expenses totaled $14.2 million in 1994, the same as the prior year.

        Salaries and employee benefits stayed flat at approximately $6.8 million this past year due primarily to a reduction in the total number of bank employees.

        Occupancy and equipment expense decreased from $2.1 million in 1993 to $2 million in 1994, due in part, to a non-recurring expense totaling $75 thousand incurred in 1993. Another factor in the decrease from 1993 to 1994 was a reduction in real estate taxes resulting from the receipt of real estate tax abatements this past year.

        Data processing and professional services expenses were reduced approximately $90 thousand from 1993 to 1994. These expenses totaled approximately $1.2 million in 1993 compared to approximately $1.1 million in 1994.

        The Bank's deposit insurance expense increased by $24 thousand to approximately $1.8 million in 1994.

        During 1994, the Bank recorded a non-recurring charge to earnings of $282 thousand, the result of a write-down in loan valuation premium due to the significant prepayments of loans purchased from the Federal Deposit Insurance Corporation ("FDIC") in 1992.

        All other expenses decreased by $130 thousand to $2.2 million in 1994 from $2.3 million in 1993.

INCOME TAX EXPENSE

Total income tax expense in 1994 was $4.7 million, the same as the prior year despite higher income before taxes. The Company's combined effective tax rate for 1994 was reduced due largely to a tax refund of $462 thousand recorded during the year in connection with the final resolution of the federal income tax matter discussed in the non-interest income section above. The combined effective tax rate for the Company was 36.6% in 1994 compared to 40.4% in 1993. For further information on income taxes, see Note 12 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

The Bank must maintain a sufficient amount of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank's primary sources of funds are deposits, loan amortization and prepayments, sales or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in overnight federal funds sold, which can be immediately converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 1995, the Bank had $100.2 million or 11.7% of total assets and $226.3 million or 26.5% of total assets invested respectively in overnight federal funds sold and United States obligations.

        The Bank is a Federal Deposit Insurance Corporation insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier 1 capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMEL rating system) are required to maintain Tier 1 capital of at least 3% of their total assets. All other banks are required to have Tier 1 capital of 4% to 5%. The FDIC has authority to impose higher requirements for individual banks. The Bank is also required to maintain a minimum level of risk-based capital. Under the new risk-based capital standards, FDIC insured institutions generally are expected to meet a minimum total qualifying capital to risk-weighted assets ratio of 8.00%. At December 31, 1995, the Bank had a Tier 1 capital to total assets ratio of 9.64% and a total qualifying capital to risk-weighted assets ratio of 37.25%. The Company, on a consolidated basis, had ratios of Tier 1 capital to total assets of 9.75% and total qualifying capital to risk-weighted assets of 37.67% at December 31, 1995.

ASSET AND LIABILITY MANAGEMENT

The Bank's asset/liability management objective is to attempt to insulate the balance sheet, and therefore the income statement, from excessive risk due to changes in market interest rates. The Company's asset/liability management policy, which is reviewed by the Board of Directors on an annual basis, establishes limits for interest rate risk assumption to prevent the erosion of earnings and capital in an adverse interest rate environment. The Company's asset/liability management policy also states that it is the responsibility of the Bank's ALCO Committee to establish long-term strategies with respect to interest rate risk and to monitor the exposure to interest rate risk in relation to present and prospective market interest rates, economic conditions, and balance sheet composition on an on-going basis.

        The asset/liability management process at MASSBANK seeks to ensure that the risk to earnings fluctuations from changes in market interest rates is prudently managed.

        The Bank uses three key measurements to monitor interest rate risk: (1) the interest rate-sensitivity "gap" analysis; (2) a "rate shock" to measure earnings volatility due to an immediate increase or decrease in market interest rates of up to 200 basis points; (3) simulations of net interest income under alternative balance sheet and interest rate scenarios.

        The Bank occasionally enters into interest rate swap agreements as hedges against its interest rate exposure.

IMPACT OF INFLATION AND CHANGING PRICES

MASSBANK Corp.'s financial statements presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time, due to the fact that substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

RECENT ACCOUNTING PRONOUNCEMENTS

ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN

AND ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN--INCOME RECOGNITION AND DISCLOSURES

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." These statements establish accounting standards for measuring impairment on loans for which it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires impairment to be measured on a discounted cash flow method, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. However, impairment must be measured based on the fair value of the collateral if it is determined that foreclosure is probable. SFAS No. 114 also narrows the definition of in-substance foreclosures to include only those loans for which the Company has taken possession of the collateral, but has not completed legal foreclosure proceedings. Accordingly, loans classified as in-substance foreclosure are treated as impaired loans rather than real estate acquired through foreclosure under these pronouncements.

        Impaired loans consist of all nonaccrual commercial loans. When a loan is placed on nonaccrual status and identified as impaired, interest previously accrued, but not collected is reversed against current period income, and further recognition of accrued interest is suspended. Subsequent cash receipts on impaired loans are applied to the outstanding principal balance of the loan, or recognized as interest income depending on management's assessment of the ultimate collectibility of the loan.

ACCOUNTING FOR MORTGAGE SERVICING RIGHTS

In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which was adopted on January 1, 1996. This Statement requires the Company to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The Statement also requires the assessment of capitalized servicing rights for impairment based on fair value of the rights. The adoption of SFAS No. 122 did not have a material impact on the Company's consolidated financial statements.

ACCOUNTING FOR STOCK-BASED COMPENSATION

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective on January 1, 1996. This Statement establishes a fair value based method of accounting for stock-based compensation plans under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. However, the statement allows a company to continue to measure compensation cost for such plans under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB Opinion No. 25, no compensation cost is recorded if, at the grant date, the exercise price of the options is equal to the fair market value of the Company's common stock. The Company has elected to continue to follow the accounting in APB Opinion No. 25. SFAS No. 123 requires companies which elect to continue to follow the accounting in APB Opinion No. 25 to disclose in the notes to their financial statements pro forma net income and earnings per share as if the fair value based method of accounting had been applied. The Company will provide the additional required disclosures relating to 1995 and 1996 stock options in its 1996 Annual Report.

RATE/VOLUME ANALYSIS

The following table presents, for the years indicated, the changes in interest and dividend income and the changes in interest expense attributable to changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities. A change attributable to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

- ---------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                               1995 COMPARED TO 1994                 1994 COMPARED TO 1993
(IN THOUSANDS)                                          INCREASE (DECREASE)                   INCREASE (DECREASE)
                                                              DUE TO                                DUE TO
- ---------------------------------------------------------------------------------------------------------------------------
                                                 Volume         Rate        Total         Volume         Rate        Total
- ---------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Federal funds sold                           $ 3,165       $  908      $ 4,073        $(1,912)     $   656      $(1,256)
   Short-term investments                           273           19          292           (159)          (4)        (163)
   Investment securities                            (50)       1,619        1,569         (2,476)         113       (2,363)
   Trading securities                            (4,954)       1,867       (3,087)         2,955          525        3,480
   Mortgage-backed securities                     2,363           46        2,409          2,120         (802)       1,318
   Mortgage loans                                  (477)          44         (433)           252       (1,207)        (955)
   Other loans                                        8          329          337           (183)          32         (151)
- ---------------------------------------------------------------------------------------------------------------------------
       Total interest and dividend income           328        4,832        5,160            597         (687)         (90)
- ---------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits:
     Demand and NOW                                 (10)         (23)         (33)            (5)        (132)        (137)
     Savings                                     (4,206)         153       (4,053)          (117)      (1,685)      (1,802)
     Time certificates of deposit                 6,163        2,668        8,831             75          532          607
   Borrowed funds                                    (1)          --           (1)            --           (1)          (1)
- ---------------------------------------------------------------------------------------------------------------------------
       Total interest expense                     1,946        2,798        4,744            (47)      (1,286)      (1,333)
- ---------------------------------------------------------------------------------------------------------------------------
Net interest income                             $(1,618)      $2,034      $   416        $   644      $   599      $ 1,243
- ---------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCE SHEETS

- ------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,       1995                            1994                            1993
- ------------------------------------------------------------------------------------------------------------------------------
                                            Interest  Average               Interest  Average               Interest  Average
                                 Average     Income/   Yield/      Average   Income/   Yield/     Average    Income/   Yield/
                               Balance(4)    Expense   Rate(4)   Balance(4)  Expense   Rate(4)  Balance(4)   Expense   Rate(4)
- ------------------------------------------------------------------------------------------------------------------------------
Assets:

Earning assets:
   Federal funds sold            $ 90,589    $ 5,356     5.91%    $ 32,724   $ 1,283     3.92%    $ 86,067   $ 2,539     2.95%
   Short-term investments(2)        5,168        303     5.86          362        11     3.07        5,526       174     3.15
   Investment securities          250,318     15,710     6.28      251,209    14,139     5.63      295,577    16,509     5.59
   Mortgage-backed securities     184,976     13,246     7.16      152,026    10,837     7.13      122,883     9,519     7.75
   Trading securities              45,012      2,633     5.85      141,479     5,720     4.04       65,271     2,240     3.43
   Mortgage loans(1)              216,060     16,678     7.72      222,144    17,111     7.70      219,090    18,066     8.25
   Other loans(1)                  29,848      2,820     9.45       29,749     2,483     8.35       31,945     2,634     8.25
- ------------------------------------------------------------------------------------------------------------------------------
     Total earning assets         821,971     56,746     6.90%     829,693    51,584     6.22%     826,359    51,681     6.25%
- ------------------------------------------------------------------------------------------------------------------------------
Allowance for possible
   loan losses                      2,587                            2,343                           2,090
- ------------------------------------------------------------------------------------------------------------------------------
     Total earning assets
        less allowance for
        possible loan losses      819,384                          827,350                         824,269
Other assets                       20,765                           22,442                          23,350
- ------------------------------------------------------------------------------------------------------------------------------
     Total assets                $840,149                         $849,792                        $847,619
- ------------------------------------------------------------------------------------------------------------------------------
Liabilities:

Deposits:
   Demand and NOW                $ 64,946        652     1.00%    $ 66,050       685     1.04%    $ 66,431       822     1.23%
   Savings                        387,449     12,898     3.33      514,015    16,951     3.30      517,291    18,753     3.63
   Time certificates of deposit   300,141     17,346     5.78      186,222     8,515     4.57      184,526     7,908     4.29
- ------------------------------------------------------------------------------------------------------------------------------
     Total deposits               752,536     30,896     4.11      766,287    26,151     3.41      768,248    27,483     3.58
Borrowed funds                         --         --       --          159         1     0.69          167         2     1.25
- ------------------------------------------------------------------------------------------------------------------------------
     Total deposits and
        borrowed funds            752,536     30,896     4.11%     766,446    26,152     3.41%     768,415    27,485     3.57%
- ------------------------------------------------------------------------------------------------------------------------------
Other liabilities                   5,365                            6,245                           4,631

     Total liabilities            757,901                          772,691                         773,046
- ------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity:              82,248                           77,101                          74,573

     Total liabilities and
        stockholders' equity     $840,149                         $849,792                        $847,619
- ------------------------------------------------------------------------------------------------------------------------------
Net interest income (tax-
   equivalent basis)                          25,850                          25,432                          24,196
Less adjustment of tax-
   exempt interest income                        135                             133                             140
- ------------------------------------------------------------------------------------------------------------------------------
Net interest income                          $25,715                         $25,299                         $24,056
- ------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                     2.79%                           2.81%                           2.68%
- ------------------------------------------------------------------------------------------------------------------------------
Net interest margin(3)                                   3.15%                           3.07%                           2.93%
- ------------------------------------------------------------------------------------------------------------------------------

(1) Loans on nonaccrual status are included in the average balance.


(2) Short-term investments consist of interest-bearing deposits in banks and investments in money market funds.

(3) Net interest income (tax equivalent basis) before provision for possible loan losses divided by average interest-earning assets.

(4) Includes the effects of SFAS No. 115.

INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders

MASSBANK Corp.:

        We have audited the accompanying consolidated balance sheets of MASSBANK Corp. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MASSBANK Corp. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1995, in conformity with generally accepted accounting principles.

        As discussed in note 1, the Company changed its method of accounting for investments in accordance with Statement of Financial Accounting Standards No. 115, effective December 31, 1993. Also, as discussed in notes 1 and 12, the Company changed its method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, effective January 1, 1993.



Boston, Massachusetts
January 12, 1996

MASSBANK CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

- ---------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,                                                   1995               1994
- ---------------------------------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks                                                                        $  8,150           $  9,610
Short-term investments (Note 2)                                                                 117,505             22,551
- ---------------------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                                            125,655             32,161
- ---------------------------------------------------------------------------------------------------------------------------
Term federal funds sold                                                                           5,000                 --
Interest-bearing deposits in banks                                                                  941                 --
Securities held to maturity, at amortized cost
   (market value of $402 in 1995 and $163,429 in 1994) (Note 3)                                     402            172,830
Securities available for sale, at market value
   (cost of $443,638 in 1995 and $264,530 in 1994) (Note 3)                                     456,101            257,644
Trading securities, at market value (Note 4)                                                      6,819            115,610
Loans (Notes 5, 7 and 11):
   Mortgage loans                                                                               220,603            220,269
   Other loans                                                                                   28,582             30,547
- ---------------------------------------------------------------------------------------------------------------------------
     Total loans                                                                                249,185            250,816
   Less: allowance for possible loan losses (Note 6)                                              2,529              2,566
- ---------------------------------------------------------------------------------------------------------------------------
     Net loans                                                                                  246,656            248,250
- ---------------------------------------------------------------------------------------------------------------------------
Premises and equipment (Note 9)                                                                   4,226              4,328
Real estate acquired through foreclosure (Note 7)                                                   255                129
Accrued interest receivable                                                                       7,280              6,870
Deferred income tax asset, net (Note 12)                                                             --              4,590
Other assets                                                                                      1,207              1,235
- ---------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                              $854,542           $843,647
- ---------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
Deposits (Notes 10 and 11):
   Demand and NOW                                                                              $ 66,413           $ 67,496
   Savings                                                                                      356,598            458,401
   Time certificates of deposit                                                                 332,057            235,421
   Deposit acquisition premium, net of amortization                                              (1,411)            (1,642)
- ---------------------------------------------------------------------------------------------------------------------------
     Total deposits                                                                             753,657            759,676
Escrow deposits of borrowers                                                                        992                966
Employee stock ownership plan liability (Note 14)                                                 1,093              1,249
Accrued and deferred income taxes payable (Note 12)                                               4,760              1,243
Other liabilities                                                                                 3,223              6,009
- ---------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                          763,725            769,143
- ---------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 8 and 9)
Stockholders' equity (Notes 12, 13 and 15):
   Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued              --                 --
   Common stock, par value $1.00 per share; 10,000,000 shares
      authorized, 5,424,671 and 5,352,138 shares issued, respectively                             5,425              5,352
   Additional paid-in capital                                                                    56,842             55,609
   Retained earnings                                                                             58,773             51,995
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                                121,040            112,956
   Treasury stock at cost, 2,683,065 and 2,570,411 shares, respectively                         (36,370)           (33,288)
   Net unrealized gains (losses) on securities available for sale, net of tax effect (Note 3)     7,240             (3,915)
   Common stock acquired by ESOP (Note 14)                                                       (1,093)            (1,249)
- ---------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                                  90,817             74,504
- ---------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                                $854,542           $843,647
- ---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

- -------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31,                              1995             1994              1993
- -------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Mortgage loans                                                                $   16,678       $   17,111        $   18,066
   Other loans                                                                        2,820            2,483             2,634
   Mortgage-backed securities                                                        13,246           10,837             9,519
   Securities available for sale                                                     15,553           13,975            16,311
   Trading securities                                                                 2,633            5,720             2,240
   Federal funds sold                                                                 5,356            1,283             2,539
   Other investments                                                                    325               42               232
- -------------------------------------------------------------------------------------------------------------------------------
        Total interest and dividend income                                           56,611           51,451            51,541
- -------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits:
     NOW                                                                                652              685               822
     Savings                                                                         12,898           16,951            18,753
     Time certificates of deposit                                                    17,346            8,515             7,908
- -------------------------------------------------------------------------------------------------------------------------------
        Total interest expense on deposits                                           30,896           26,151            27,483
   Borrowed funds                                                                        --                1                 2
- -------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                       30,896           26,152            27,485
- -------------------------------------------------------------------------------------------------------------------------------
        Net interest income                                                          25,715           25,299            24,056
Provision for possible loan losses (Note 6)                                             170              705               671
- -------------------------------------------------------------------------------------------------------------------------------
        Net interest income after provision for possible loan losses                 25,545           24,594            23,385
- -------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
   Deposit account service fees                                                         923              974             1,104
   Gains (losses) on securities, net                                                     92             (533)              198
   Interest on tax settlements                                                           51            1,188                35
   Other                                                                                882              908             1,168
- -------------------------------------------------------------------------------------------------------------------------------
        Total non-interest income                                                     1,948            2,537             2,505
- -------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
   Salaries and employee benefits                                                     7,260            6,793             6,804
   Occupancy and equipment                                                            1,991            2,041             2,146
   Data processing                                                                      608              640               711
   Professional services                                                                414              490               509
   Deposit insurance                                                                    914            1,788             1,764
   Write-down in loan valuation premium                                                  --              282                --
   Other                                                                              1,991            2,179             2,309
- -------------------------------------------------------------------------------------------------------------------------------
        Total non-interest expense                                                   13,178           14,213            14,243
- -------------------------------------------------------------------------------------------------------------------------------
        Income before income taxes and cumulative effect of change
          in accounting principle                                                    14,315           12,918            11,647
Income tax expense (Note 12)                                                          5,556            4,733             4,711
- -------------------------------------------------------------------------------------------------------------------------------
        Income before cumulative effect of change in accounting principle             8,759            8,185             6,936
Cumulative effect of change in method of accounting for income taxes (Note 12)           --               --              (241)
- -------------------------------------------------------------------------------------------------------------------------------
        Net income                                                               $    8,759       $    8,185        $   6,695
- -------------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding:
   Primary                                                                        2,783,933        2,883,314         3,007,812
   Fully diluted                                                                  2,806,095        2,885,358         3,011,387
Earnings per share (in dollars):
   Primary:
     Income before cumulative effect of change in accounting principle           $     3.15       $     2.84        $     2.31
     Cumulative effect of change in method of accounting for income taxes                --               --             (0.08)
- -------------------------------------------------------------------------------------------------------------------------------
        Net income                                                               $     3.15       $     2.84        $     2.23
- -------------------------------------------------------------------------------------------------------------------------------
   Fully diluted:
     Income before cumulative effect of change in accounting principle           $     3.12       $     2.84        $     2.30
     Cumulative effect of change in method of accounting for income taxes                --               --             (0.08)
- -------------------------------------------------------------------------------------------------------------------------------
        Net income                                                               $     3.12       $     2.84        $     2.22
- -------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


- ---------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                         1995               1994               1993
- ---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                               $  8,759           $  8,185          $   6,695
   Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization                                               462                520                494
     Write down of carrying value of bank premises                                --                 --                 75
     Amortization of deposit acquisition premium                                 231                230                292
     Amortization of loan valuation premium                                       64                361                100
     Amortization of ESOP shares committed to be released                         51                 --                 --
     (Increase) decrease in accrued interest receivable                         (410)                36                431
     Increase (decrease) in other liabilities                                 (2,786)             3,183               (356)
     Increase (decrease) in current income taxes payable                        (363)            (1,379)              (175)
     Accretion of discounts on securities, net of
        amortization of premiums                                              (1,137)              (729)              (912)
     Net trading securities activity                                         109,289             26,718           (132,782)
     (Gains) losses on securities available for sale                             407               (308)              (276)
     (Gains) losses on trading securities                                       (499)               841                 78
     Increase in deferred mortgage loan origination fees, net of
        amortization                                                              57                 15                326
     Deferred income tax expense (benefit)                                       276               (183)                --
     (Increase) decrease in other assets                                        (186)               270                 30
     Loans originated for sale                                                  (455)            (1,034)            (1,430)
     Loans sold                                                                  455              1,285              1,287
     Provision for possible loan losses                                          170                705                671
     Provisions for losses and writedowns on real estate acquired
        through foreclosure                                                       25                 49                162
     (Gains) on sales of real estate acquired through foreclosure                 --                (30)              (119)
     (Gains) on sales of premises and equipment                                   --                 --                (23)
     Increase (decrease) in escrow deposits of borrowers                          26                (64)              (127)
- ---------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) operating activities                  114,436             38,671           (125,559)
- ---------------------------------------------------------------------------------------------------------------------------

MASSBANK CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

- -----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                           1995               1994               1993
- -----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Purchases of term federal funds                                           (50,000)                --                 --
     Proceeds from maturities of term federal funds                             45,000                 --                 --
     Purchases of bank certificates of deposit                                    (941)                --                 --
     Proceeds from sales of investment securities available for sale            46,035             28,329             30,017
     Proceeds from maturities of investment securities held to maturity
        and available for sale                                                  45,147            129,227            119,316
     Purchases of investment securities available for sale                     (57,927)          (127,192)           (94,641)
     Purchases of mortgage-backed securities                                   (61,092)           (85,886)           (22,782)
     Principal repayments of mortgage-backed securities                         22,084             29,130             47,476
     Principal repayments of tax-exempt bonds                                       18                 17                 15
     Loans originated                                                          (39,222)           (46,672)           (62,881)
     Loan principal payments received                                           40,116             43,656             65,917
     Purchases of premises and equipment                                          (360)              (459)              (354)
     Proceeds from sale of premises and equipment                                   --                 --                 28
     Proceeds from sale of real estate acquired through foreclosure                265                791              1,088
     Net advances on real estate acquired through foreclosure                       (7)               (22)                --
- -----------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) investing activities                    (10,884)           (29,081)            83,199
- -----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Net increase (decrease) in deposits                                        (6,250)            (6,917)             4,192
     Net decrease in borrowed funds                                                 --                (73)               (56)
     Payments to acquire treasury stock                                         (3,082)            (5,063)              (445)
     Issuance of common stock under stock option plan                              891                840                608
     Tax benefit resulting from stock options exercised                            364                299                176
     Cash dividends paid on common stock                                        (1,981)            (1,692)            (1,330)
- -----------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) financing activities                    (10,058)           (12,606)             3,145
- -----------------------------------------------------------------------------------------------------------------------------
        Net increase (decrease) in cash and cash equivalents                    93,494             (3,016)           (39,215)
Cash and cash equivalents at beginning of year                                  32,161             35,177             74,392
- -----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                      $125,655           $ 32,161           $ 35,177
- -----------------------------------------------------------------------------------------------------------------------------
Supplemental cash flow disclosures:
Cash transactions:
     Cash paid during the year for interest                                   $ 30,984           $ 26,153           $ 27,483
     Cash paid during the year for taxes                                         5,230              4,828              6,000
Non-cash transactions:
     Securities reclassified from available for sale to trading                     --                 --             10,465
     SFAS 115:
        Securities reclassified from held for sale to available for sale            --                 --            300,831
        Increase (decrease) in stockholders' equity                             11,155             (8,067)             4,152
        Increase (decrease) in deferred tax (assets) liabilities                 8,194             (6,123)             3,152
        Securities reclassified from held to maturity to available for sale    202,800                 --                 --
     Transfers from loans to real estate acquired through foreclosure              409                219                925
     Transfers from other assets to securities available for sale                  214                 --                 --
- -----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

- -----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

- -----------------------------------------------------------------------------------------------------------------------------
                                                                                      Net unrealized
                                                                                      gains (losses)
                                                                                      on securities       Common
                                                Additional                            available for        stock
                                      Common       paid-in     Retained     Treasury   sale, net of     acquired
                                       stock       capital     earnings        stock     tax effect      by ESOP       Total
- -----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992          $3,486       $55,552      $40,137     $(27,780)       $    --      $  (333)    $71,062
   Net Income                             --            --        6,695           --             --           --       6,695
   Cash dividends declared
     ($0.45 1/3 per share)                --            --       (1,330)          --             --           --      (1,330)
   Net increase in liability to ESOP      --            --           --           --             --         (843)       (843)
   Purchase of treasury stock             --            --           --         (445)            --           --        (445)
   Exercise of stock options and
     related tax benefits                 36           748           --           --             --           --         784
   Net unrealized gains on
     securities available for sale,
     net of tax effect upon
     adoption of SFAS 115                 --            --           --           --          4,152           --       4,152
- -----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993           3,522        56,300       45,502      (28,225)         4,152       (1,176)     80,075
   Net Income                             --            --        8,185           --             --           --       8,185
   Cash dividends declared
     ($0.60 per share)                    --            --       (1,692)          --             --           --      (1,692)
   Net increase in liability to ESOP      --            --           --           --             --          (73)        (73)
   Purchase of treasury stock             --            --           --       (5,063)            --           --      (5,063)
   Exercise of stock options and
     related tax benefits                 54         1,085           --           --             --           --       1,139
   Transfer resulting from
     three-for-two stock split         1,776        (1,776)          --           --             --           --          --
   Change in net unrealized
     gains (losses) on securities
     available for sale,
     net of tax effect                    --            --           --           --         (8,067)          --      (8,067)
- -----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994           5,352        55,609       51,995      (33,288)        (3,915)      (1,249)     74,504
   Net Income                             --            --        8,759           --             --           --       8,759
   Cash dividends declared
     ($0.73 per share)                    --            --       (1,981)          --             --           --      (1,981)
   Net decrease in liability to ESOP      --            --           --           --             --          156         156
   Amortization of ESOP shares
     committed to be released             --            51           --           --             --           --          51
   Purchase of treasury stock             --            --           --       (3,082)            --           --      (3,082)
   Exercise of stock options and
     related tax benefits                 73         1,182           --           --             --           --       1,255
   Change in net unrealized
     gains (losses) on securities
     available for sale,
     net of tax effect                    --            --           --           --         11,155           --      11,155
- -----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995          $5,425       $56,842      $58,773     $(36,370)       $ 7,240      $(1,093)    $90,817
- -----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

      MASSBANK CORP. AND SUBSIDIARIES

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

   1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      MASSBANK Corp. the ("Company") is a Delaware chartered holding company whose principal subsidiary is MASSBANK for Savings (the "Bank"). The Bank operates fourteen full service banking offices in Reading, Melrose, Stoneham, Wilmington, Medford, Chelmsford, Tewksbury, Westford, Dracut and Lowell providing a variety of deposit, lending and trust services. As a Massachusetts chartered savings bank whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") and the Depositors Insurance Fund ("DIF"), the activities of the Bank are subject to regulation, supervision and examination by federal and state regulatory authorities, including, but not limited to the FDIC, the Massachusetts Commissioner of Banks and the DIF. In addition, as a bank holding company, the Company is subject to supervision, examination and regulation by the Board of Governors of the Federal Reserve System.

      BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: MASSBANK for Savings, Readibank Properties, Inc., Readibank Equipment Corporation, Readibank Investment Corporation and Melbank Investment Corporation. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and income and expenses for the period. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses.

              Certain amounts in the prior years' consolidated financial statements were reclassified to permit comparison with the current fiscal year. The Company's reported per share amounts and average common and common equivalent shares outstanding for the prior years have been restated to reflect the Company's three-for-two stock split of September 9, 1994.

      INVESTMENT AND TRADING SECURITIES

      At December 31, 1993, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this method, the Company records investment securities available for sale at aggregate market value with the net unrealized holding gains or losses reported, net of tax effect, as a separate component of stockholders' equity until realized. As of December 31, 1995, stockholders' equity included approximately $7.2 million, representing the net unrealized gains on securities available for sale, less applicable income tax benefits. Prior to December 31, 1993, the Company recorded its investment securities available for sale at the lower of aggregate cost or market value with the net unrealized losses reported in non-interest income as a component of "gains (losses) on securities."

              In the fourth quarter of 1995, the Company adopted the Financial Accounting Standards Board guidelines, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," issued on November 15, 1995. Under these guidelines, the Company was allowed a one-time opportunity to reassess the appropriateness of its FASB 115 investment classifications and reclassify securities from the held to maturity category to the available for sale category, or vice versa. As a result of this reassessment and after thoughtful consideration, the Company reclassified all of its mortgage-backed securities from the held to maturity category to the available for sale category in accordance with the FASB guidelines. The total amortized cost of the securities reclassified was $202.8 million. These securities had total unrealized gains of $3.7 million on the date they were reclassified.

              Under its investment policy, management determines the appropriate classification of securities at the time of purchase. Those debt securities that the Company has the intent and the ability to hold to maturity are classified as securities held to maturity and are carried at amortized historical cost adjusted for any premiums or discounts.

              Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital and other similar factors. Income on debt securities available for sale is accrued and included in interest and dividend income. The specific identification method is used to determine realized gains and losses on sales of securities available for sale which are also reported in non-interest income under the caption "gains (losses) on securities." When a security suffers a loss in value which is considered other than temporary, such loss is recognized by a charge to earnings.

              Investments classified as trading securities are stated at market value with unrealized gains and losses included in earnings. Income on debt trading securities is accrued and included in interest and dividend income. All of the Company's mortgage-backed securities are currently classified as available for sale. Prior to the fourth quarter of 1995, mortgage-backed securities were classified as securities held to maturity and stated at cost, which was adjusted for amortization of premiums and accretion of discounts by crediting or charging interest and dividend income over the life of the related securities using a method which approximated the level yield method.

      LOANS

      Loans are reported at the principal amount outstanding, net of unearned fees. Loan origination fees and related direct incremental loan origination costs are offset and the resulting net amount is deferred and amortized over the life of the loan using the level-yield method.

              The Bank does not accrue interest on loans which are 90 days or more past due. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed from income and all amortization of deferred loan fees is discontinued. Interest received on nonaccrual loans is either applied against principal or reported as income according to management's judgment as to the collectibility of principal. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

      ALLOWANCE FOR POSSIBLE LOAN LOSSES

      Possible losses on loans are provided for under the allowance method of accounting. The allowance is increased by provisions charged to operations based on management's assessment of many factors including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions that may affect the borrower's ability to pay, and trends in loan delinquencies and charge-offs. Realized losses, net of recoveries, are charged directly to the allowance. While management uses the information available in establishing the allowance for losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

      PREMISES AND EQUIPMENT

      Land is carried at cost. Premises, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization computed primarily by use of the straight-line method over the estimated useful lives of the related assets or terms of the related leases.

      REAL ESTATE ACQUIRED THROUGH FORECLOSURE

      Real estate acquired through foreclosure is comprised of foreclosed properties where the Bank has actually received title and real estate substantially repossessed. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. Real estate formally acquired in settlement of loans is recorded at the lower of the carrying value of the loan or the fair value of the property constructively or actually received, less estimated costs to sell the property following foreclosure. Operating expenses and any subsequent provisions to reduce the carrying value to fair value are charged to current period earnings. Gains and losses upon disposition are reflected in earnings as realized.

      DEPOSIT ACQUISITION PREMIUM

      The deposit acquisition premium arising from acquisitions is reported net of accumulated amortization. Such premium is being amortized on a straight-line basis over 10 years.

      PENSION PLAN

      The Bank accounts for pension benefits on the net periodic pension cost method for financial reporting purposes. This method recognizes the compensation cost of an employee's pension benefit over that employee's approximate service period. Pension costs are funded in the year of accrual using the aggregate cost method.

      EARNINGS PER COMMON SHARE

      The computation of earnings per common share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Stock options, when dilutive, are included as common stock equivalents using the treasury stock method.

      CASH AND CASH EQUIVALENTS

      For purposes of reporting cash flows, cash and cash equivalents consist of cash and due from banks, and short-term investments with original maturities of less than 90 days.

              As a nonmember of the Federal Reserve System, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in "Cash and Due from Banks," was $2.1 million and $1.7 million at December 31, 1995 and 1994, respectively.

      INCOME TAXES

      The Company and its subsidiaries file state and consolidated federal income tax returns on an October 31 year-end.

             The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. The Bank's deferred tax asset is reviewed and adjustments to such asset are recognized as deferred income tax expense or benefit based upon management's judgment relating to the realizability of such asset.

  2. SHORT-TERM INVESTMENTS

     Short-term investments consist of the following:

      ---------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                                                   1995                 1994
      ---------------------------------------------------------------------------------------------------------------------------
      Federal funds sold (overnight)                                                               $100,245              $22,551
      Term federal funds sold (with original maturities of 90 days or less)                          10,000                   --
      Money market funds                                                                              7,260                   --
      ---------------------------------------------------------------------------------------------------------------------------
              Total short-term investments                                                         $117,505              $22,551
      ---------------------------------------------------------------------------------------------------------------------------

             The investments above are stated at cost which approximates market value and have original maturities of 90 days or less.

  3. INVESTMENT SECURITIES

             The amortized cost and estimated market value of investment securities follows:

      ---------------------------------------------------------------------------------------------------------------------------
                                                                                    Gross              Gross
                                                            Amortized          Unrealized         Unrealized              Market
      (IN THOUSANDS) AT DECEMBER 31, 1995                        Cost               Gains             Losses               Value
      ---------------------------------------------------------------------------------------------------------------------------
      Securities held to maturity:
         Other bonds and obligations                         $    402             $    --              $  --            $    402
      ---------------------------------------------------------------------------------------------------------------------------
              Total securities held to maturity                   402                  --                 --                 402
      ---------------------------------------------------------------------------------------------------------------------------
      Securities available for sale:
         Debt securities:
           U.S. Treasury obligations                          207,771               4,387                (43)            212,115
           U.S. Government agency obligations                  13,994                 178                 --              14,172
           Other bonds and obligations                          1,996                  10                 (2)              2,004
      ---------------------------------------------------------------------------------------------------------------------------
              Total                                           223,761               4,575                (45)            228,291
      ---------------------------------------------------------------------------------------------------------------------------
           Mortgage-backed securities:
              Government National Mortgage Association         81,411               2,160                (19)             83,552
              Federal Home Loan Mortgage Corporation          116,500               2,339               (100)            118,739
              Federal National Mortgage Association            12,886                 574                 --              13,460
              Other                                               726                  43                 --                 769
      ---------------------------------------------------------------------------------------------------------------------------
              Total mortgage-backed securities                211,523               5,116               (119)            216,520
      ---------------------------------------------------------------------------------------------------------------------------
              Total debt securities                           435,284               9,691               (164)            444,811
      ---------------------------------------------------------------------------------------------------------------------------
         Equity securities                                      8,354               2,961                (25)             11,290
      ---------------------------------------------------------------------------------------------------------------------------
              Total securities available for sale             443,638             $12,652              $(189)           $456,101
      ---------------------------------------------------------------------------------------------------------------------------
         Net unrealized gains on securities
           available for sale                                  12,463
      ---------------------------------------------------------------------------------------------------------------------------
              Total securities available for sale, net        456,101
      ---------------------------------------------------------------------------------------------------------------------------
              Total investment securities, net               $456,503
      ---------------------------------------------------------------------------------------------------------------------------

      ---------------------------------------------------------------------------------------------------------------------------
                                                                                    Gross              Gross
                                                            Amortized          Unrealized         Unrealized              Market
      (IN THOUSANDS) AT DECEMBER 31, 1994                        Cost               Gains             Losses               Value
      ---------------------------------------------------------------------------------------------------------------------------
      Securities held to maturity:
         Debt securities:
           Other bonds and obligations                       $    567                $ --            $    (4)           $    563
           Mortgage-backed securities:
              Government National Mortgage Association         90,153                   4             (5,700)             84,457
              Federal Home Loan Mortgage Corporation           64,921                  43             (3,790)             61,174
              Federal National Mortgage Association            16,220                 153               (136)             16,237
              Other                                               969                  29                 --                 998
      ---------------------------------------------------------------------------------------------------------------------------
              Total mortgage-backed securities                172,263                 229             (9,626)            162,866
      ---------------------------------------------------------------------------------------------------------------------------
              Total securities held to maturity               172,830                 229             (9,630)            163,429
      ---------------------------------------------------------------------------------------------------------------------------
      Securities available for sale:
         Debt securities:
           U.S. Treasury obligations                          250,354                 146             (7,713)            242,787
           U.S. Government agency obligations                   5,987                  56                 --               6,043
           Other bonds and obligations                          1,992                  --                (78)              1,914
      ---------------------------------------------------------------------------------------------------------------------------
              Total debt securities                           258,333                 202             (7,791)            250,744
      ---------------------------------------------------------------------------------------------------------------------------
         Equity securities                                      6,197                 792                (89)              6,900
      ---------------------------------------------------------------------------------------------------------------------------
              Total securities available for sale             264,530                $994            $(7,880)           $257,644
      ---------------------------------------------------------------------------------------------------------------------------
         Net unrealized losses on securities
           available for sale                                  (6,886)
      ---------------------------------------------------------------------------------------------------------------------------
              Total securities available for sale, net        257,644
      ---------------------------------------------------------------------------------------------------------------------------
              Total investment securities, net               $430,474
      ---------------------------------------------------------------------------------------------------------------------------

      During the years ended December 31, 1995, 1994 and 1993, the Company realized gains and losses on sales of securities available for sale as follows:

      ---------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                 1995                   1994                    1993
      ---------------------------------------------------------------------------------------------------------------------------
                                                                   Realized               Realized                Realized
                                                               Gains      Losses      Gains      Losses       Gains     Losses
      ---------------------------------------------------------------------------------------------------------------------------
      U.S. Treasury obligations                                 $  4       $(889)      $ --       $(382)       $176      $  --
      Other bonds and obligations                                                        --          --           1         --
      Investments in mutual funds                                 --          --         --          --         117         --
      Marketable equity securities                               574         (96)       724         (34)        144       (162)
      ---------------------------------------------------------------------------------------------------------------------------
              Total realized gains (loss)                       $578       $(985)      $724       $(416)       $438      $(162)
      ---------------------------------------------------------------------------------------------------------------------------

      Proceeds from sales of debt securities available for sale during 1995, 1994 and 1993 were $41.9 million, $25.6 million and $23.0 million, respectively. Proceeds from sales of marketable equity securities available for sale during 1995, 1994 and 1993, were $4.1 million, $2.7 million and $7.0 million, respectively.

             There were no sales of investment securities held-to-maturity during 1995 and 1994.

      The amortized cost and estimated market value of debt securities held to maturity and debt securities available for sale by contractual maturity are as follows:

      ---------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                      1995                                   1994
      ---------------------------------------------------------------------------------------------------------------------------
                                                            Amortized              Market          Amortized              Market
                                                                 Cost               Value               Cost               Value
      ---------------------------------------------------------------------------------------------------------------------------
      Investment securities held to maturity:
         Other bonds and obligations:
           Maturing within 1 year                            $    225            $    225           $    147            $    147
           Maturing after 1 year but within 5 years                --                  --                225                 221
           Maturing after 5 years but within 10 years             124                 124                 --                  --
           Maturing after 10 years but within 15 years             53                  53                195                 195
      ---------------------------------------------------------------------------------------------------------------------------
              Total                                               402                 402                567                 563
      ---------------------------------------------------------------------------------------------------------------------------
         Mortgage-backed securities:
           Maturing after 1 year but within 5 years                --                  --                164                 167
           Maturing after 5 years but within 10 years              --                  --             23,525              23,348
           Maturing after 10 years but within 15 years             --                  --            148,574             139,351
      ---------------------------------------------------------------------------------------------------------------------------
              Total                                                --                  --            172,263             162,866
      ---------------------------------------------------------------------------------------------------------------------------
              Total debt securities held to maturity            $ 402               $ 402           $172,830            $163,429
      ---------------------------------------------------------------------------------------------------------------------------
      Investment securities available for sale:
         U.S. Treasury obligations:
           Maturing within 1 year                            $ 75,948            $ 76,251           $ 52,821            $ 52,371
           Maturing after 1 year but within 5 years           128,838             132,716            192,553             185,838
           Maturing after 5 years but within 10 years           2,985               3,148              4,980               4,578
      ---------------------------------------------------------------------------------------------------------------------------
              Total                                           207,771             212,115            250,354             242,787
      ---------------------------------------------------------------------------------------------------------------------------
         U.S. Government agency obligations:
           Maturing within 1 year                               6,995               7,103                999               1,011
           Maturing after 1 year but within 5 years             6,999               7,069              4,988               5,032
      ---------------------------------------------------------------------------------------------------------------------------
              Total                                            13,994              14,172              5,987               6,043
      ---------------------------------------------------------------------------------------------------------------------------
         Other bonds and obligations:
           Maturing within 1 year                                 999                 997                 --                  --
           Maturing after 1 year but within 5 years               997               1,007              1,992               1,914
      ---------------------------------------------------------------------------------------------------------------------------
              Total                                             1,996               2,004              1,992               1,914
      ---------------------------------------------------------------------------------------------------------------------------
         Mortgage-backed securities:
           Maturing after 1 year but within 5 years                38                  38                 --                  --
           Maturing after 5 years but within 10 years          21,967              22,846                 --                  --
           Maturing after 10 years but within 15 years        189,518             193,636                 --                  --
      ---------------------------------------------------------------------------------------------------------------------------
              Total                                           211,523             216,520                 --                  --
      ---------------------------------------------------------------------------------------------------------------------------
           Total debt securities available for sale           435,284             444,811            258,333             250,744
      ---------------------------------------------------------------------------------------------------------------------------
         Net unrealized gains (losses) on debt securities
           available for sale                                   9,527                  --             (7,589)                 --
      ---------------------------------------------------------------------------------------------------------------------------
           Total debt securities available for sale,
              net carrying value                             $444,811            $444,811           $250,744            $250,744
      ---------------------------------------------------------------------------------------------------------------------------

      Mortgage-backed securities are shown at their contractual maturity but are expected to have shorter average lives.

  4.  TRADING SECURITIES

      The amortized cost and approximate market values of trading securities are as follows:

      -------------------------------------------------------------------------------------------------------------------------
        (IN THOUSANDS) AT DECEMBER 31,                                    1995                                   1994
      -------------------------------------------------------------------------------------------------------------------------
                                                            Amortized              Market          Amortized              Market
                                                                 Cost               Value               Cost               Value
      --------------------------------------------------------------------------------------------------------------------------
      U.S. Treasury obligations:
         Maturing within 1 year                                $   --              $   --           $112,486            $112,166
      Investments in mutual funds                               6,834               6,819              3,747               3,444
      --------------------------------------------------------------------------------------------------------------------------
              Total trading securities                         $6,834              $6,819           $116,233            $115,610
      --------------------------------------------------------------------------------------------------------------------------

      During the years ended December 31, 1995, 1994 and 1993, the Company realized gains and losses on sales of trading securities as follows:

      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                         1995                    1994                   1993
      --------------------------------------------------------------------------------------------------------------------------
                                                                    Realized                Realized               Realized
                                                                Gains      Losses       Gains     Losses       Gains      Losses
      --------------------------------------------------------------------------------------------------------------------------
      U.S. Treasury obligations                                   $20         $--          $3      $ (52)        $13         $--
      Investments in mutual funds                                  --        (133)          6       (271)         --          --
      Marketable equity securities                                  4          --          --         --          --          --
      --------------------------------------------------------------------------------------------------------------------------
              Total realized gains (losses)                       $24       $(133)         $9      $(323)        $13         $--
      --------------------------------------------------------------------------------------------------------------------------

      Proceeds from sales of trading securities during 1995, 1994 and 1993 were $26.5 million, $81.1 million and $9.7 million, respectively. Unrealized gains or (losses) included in income in 1995, 1994 and 1993 were $608 thousand, $(532) thousand and $(91) thousand, respectively.

  5.  LOANS

      The Bank's lending activities are conducted principally in the local communities in which it operates banking offices, and to a lesser extent, in selected areas of Massachusetts and southern New Hampshire.

              The Bank offers single family and multi-family residential loans, mortgage loans secured by commercial or investment property such as apartment buildings and commercial or corporate facilities, and a variety of consumer loans. The Bank also offers loans for the construction of residential homes, multi-family properties and for land development. Most loans granted by the Bank are either collateralized by real estate or guaranteed by federal or local governmental authorities. The ability of single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers' geographic areas. The ability of commercial real estate and construction loan borrowers to honor their repayment commitments is generally dependent on the economic health of the real estate sector in the borrowers' geographic areas and the overall economy.

      The composition of the Bank's loan portfolio is summarized as follows:

      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                                                     1995               1994
      --------------------------------------------------------------------------------------------------------------------------
      Mortgage loans:
         Residential:
           Conventional:
              Fixed rate                                                                             $163,691           $162,413
              Variable rate                                                                            45,717             45,359
           FHA and VA                                                                                   3,244              4,158
         Commercial                                                                                     6,975              8,155
         Construction                                                                                   1,516                603
      --------------------------------------------------------------------------------------------------------------------------
               Total mortgage loans                                                                   221,143            220,688
         Add: premium on loans                                                                            388                452
         Less: deferred mortgage loan origination fees                                                   (928)              (871)
      --------------------------------------------------------------------------------------------------------------------------
               Mortgage loans, net                                                                    220,603            220,269
      --------------------------------------------------------------------------------------------------------------------------
      Other loans:
         Consumer:
           Installment                                                                                  1,988              1,972
           Guaranteed education                                                                        10,420             10,152
           Other secured                                                                                2,012              2,598
           Home equity lines of credit                                                                 13,144             14,674
           Unsecured                                                                                      265                269
      --------------------------------------------------------------------------------------------------------------------------
               Total consumer loans                                                                    27,829             29,665
         Commercial                                                                                       753                882
      --------------------------------------------------------------------------------------------------------------------------
               Total other loans                                                                       28,582             30,547
      --------------------------------------------------------------------------------------------------------------------------
               Total loans                                                                           $249,185           $250,816
      --------------------------------------------------------------------------------------------------------------------------

      Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." These statements establish accounting standards for measuring impairment on loans for which it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires impairment to be measured on a discounted cash flow method, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. However, impairment must be measured based on the fair value of the collateral if it is determined that foreclosure is probable. Impaired loans consist of all nonaccrual commercial loans. As of year end 1995, the Company had no impaired loans as defined in SFAS No. 114. Additionally, the Company's average recorded investment in impaired loans during the period ended December 31, 1995 was negligible.

              In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies ("related parties") at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 1995 follows:

      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS)
      --------------------------------------------------------------------------------------------------------------------------
      Balance at December 31, 1994                                                                                        $2,879
      Additions                                                                                                              114
      Repayments                                                                                                            (183)
      --------------------------------------------------------------------------------------------------------------------------
      Balance at December 31, 1995                                                                                        $2,810
      --------------------------------------------------------------------------------------------------------------------------

  6.  ALLOWANCE FOR POSSIBLE LOAN LOSSES

            An analysis of the activity in the allowance for possible loan losses is as follows:

      ---------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                         1995               1994               1993
      ---------------------------------------------------------------------------------------------------------------------------
      Balance at beginning of year                                                  $2,566             $2,261             $2,056
      Provision for loan losses                                                        170                705                671
      Recoveries of loans previously charged-off                                        42                 26                 22
      ---------------------------------------------------------------------------------------------------------------------------
           Total                                                                     2,778              2,992              2,749
      ---------------------------------------------------------------------------------------------------------------------------
      Less charge-offs:
         Mortgage loans                                                               (124)              (339)              (440)
         Other loans                                                                  (125)               (87)               (48)
      ---------------------------------------------------------------------------------------------------------------------------
      Balance at end of year                                                        $2,529             $2,566             $2,261
      ---------------------------------------------------------------------------------------------------------------------------

      The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 1995, 1994 and 1993.

      ---------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,              1995                             1994                              1993
      ---------------------------------------------------------------------------------------------------------------------------
                                                  Percentage                        Percentage                        Percentage
                                                    of Loans                          of Loans                          of Loans
                                         Amount     to Total               Amount     to Total               Amount     to Total
      ---------------------------------------------------------------------------------------------------------------------------
      Mortgage loans:
         Residential                     $2,101           86%              $1,908           84%              $1,936           84%
         Commercial                         104            3                   67            3                   69            4
         Consumer loans                     237           11                  134           12                   74           12
         Other loans                         61           --                   56            1                    6           --
         Unallocated                         26           --                  401           --                  176           --
      ---------------------------------------------------------------------------------------------------------------------------
         Total                           $2,529          100%              $2,566          100%              $2,261          100%
      ---------------------------------------------------------------------------------------------------------------------------

   7. NON-PERFORMING ASSETS

            The following schedule summarizes non-performing assets at the dates shown:

      ---------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                                  1995               1994               1993
      ---------------------------------------------------------------------------------------------------------------------------
      Total loans delinquent for 90 or more days                                    $2,428             $2,098             $1,269
      ---------------------------------------------------------------------------------------------------------------------------
      Total real estate acquired through foreclosure                                   255                129                699
      ---------------------------------------------------------------------------------------------------------------------------
           Total non-performing assets                                              $2,683             $2,227             $1,968
      ---------------------------------------------------------------------------------------------------------------------------
      Percent non-performing loans to total loans                                     0.97%              0.84%              0.51%
      Percent non-performing assets to total assets                                   0.31%              0.26%              0.23%
      ---------------------------------------------------------------------------------------------------------------------------

      Interest income of approximately $204 thousand would have been recorded in 1995 on the non-accrual loans (loans delinquent for 90 or more days) if they had been on a current basis in accordance with their original terms. Interest income actually recorded in 1995 amounted to approximately $60 thousand.

   8. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

      The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts reflect the extent of involvement the Bank has in particular classes of these instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

      --------------------------------------------------------------------------------------------------------------------------
                                                                                                     CONTRACT OR NOTIONAL AMOUNT
      (IN THOUSANDS) AT DECEMBER 31,                                                                     1995               1994
      --------------------------------------------------------------------------------------------------------------------------
      Financial instruments whose contract amounts represent credit risk:
         Commitments to originate residential mortgage loans                                          $ 3,466            $   767
         Unadvanced portions of construction loans                                                        444                326
         Unused credit lines, including unused portions of equity lines of credit                      20,714             20,180
      --------------------------------------------------------------------------------------------------------------------------

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management's credit evaluation of the borrower.

   9. PREMISES AND EQUIPMENT

      A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

      ----------------------------------------------------------------------------------------------------------------------------
                                                                                                                       ESTIMATED
                                                                                                                       USEFUL LIFE
        (IN THOUSANDS) AT DECEMBER 31,                                                  1995               1994           IN YEARS
      ----------------------------------------------------------------------------------------------------------------------------
        Premises:
           Land                                                                       $1,168             $1,168                 --
           Buildings                                                                   3,395              3,395              15-45
           Building and leasehold improvements                                         1,449              1,208               3-30
        Equipment                                                                      2,921              2,802               3-20
  --------------------------------------------------------------------------------------------------------------------------------
                                                                                       8,933              8,573
        Less: accumulated depreciation and amortization                                4,707              4,245
        --------------------------------------------------------------------------------------------------------------------------
            Total premises and equipment, net                                         $4,226             $4,328
        --------------------------------------------------------------------------------------------------------------------------

      The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2004 with options for renewal. Rental expenses for the years ended December 31, 1995, 1994 and 1993 amounted to $494 thousand, $484 thousand and $446 thousand, respectively.

              The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases as of December 31, 1995, are as follows:

        --------------------------------------------------------------------------------------------------------------------------
        (IN THOUSANDS) YEARS ENDING DECEMBER 31,                                                                          PAYMENTS
        --------------------------------------------------------------------------------------------------------------------------
        1996                                                                                                                $  487
        1997                                                                                                                   407
        1998                                                                                                                   355
        1999                                                                                                                   290
        2000                                                                                                                    95
        Later years                                                                                                            179
        --------------------------------------------------------------------------------------------------------------------------
            Total                                                                                                           $1,813
        --------------------------------------------------------------------------------------------------------------------------

    10. DEPOSITS

        Deposits are summarized as follows:

        ---------------------------------------------------------------------------------------------------------------------------
        (IN THOUSANDS) AT DECEMBER 31,                                      1995                                    1994
        ---------------------------------------------------------------------------------------------------------------------------
                                                                    Amount            Rate                  Amount            Rate
        ---------------------------------------------------------------------------------------------------------------------------
        Demand and NOW:
           NOW accounts                                           $ 51,197               1.23%            $ 53,428            1.29%
           Demand accounts                                          15,216                 --               14,068              --
        ---------------------------------------------------------------------------------------------------------------------------
             Total demand and NOW                                   66,413               0.95               67,496            1.02
        ---------------------------------------------------------------------------------------------------------------------------
        Savings:
           Regular savings and special notice accounts             330,230               3.39              430,143            3.34
           Money market accounts                                    26,368               3.28               28,258            3.08
        ---------------------------------------------------------------------------------------------------------------------------
             Total savings                                         356,598               3.38              458,401            3.32
        ---------------------------------------------------------------------------------------------------------------------------
        Time certificates:
            Fixed rate certificates                                274,684               5.80              187,319            4.88
           Variable rate certificates                               57,373               6.65               48,102            6.76
        ---------------------------------------------------------------------------------------------------------------------------
             Total time certificates                               332,057               5.95              235,421            5.26
        ---------------------------------------------------------------------------------------------------------------------------
        Deposit acquisition premium, net of amortization            (1,411)                --               (1,642)             --
        ---------------------------------------------------------------------------------------------------------------------------
             Total deposits and weighted average rate             $753,657               4.30%            $759,676            3.72%
        ---------------------------------------------------------------------------------------------------------------------------

      The maturity distribution and related rate structure of the Bank's time certificates at December 31, 1995 follows:

      ---------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                                                            1995
      ---------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Average
                                                                                                          Amount   Interest Rate
      ---------------------------------------------------------------------------------------------------------------------------
      Due within 3 months                                                                               $ 67,341            5.74%
      Due within 3-6 months                                                                               60,507            5.52
      Due within 6-12 months                                                                             106,385            5.99
      Thereafter                                                                                          97,824            6.30
      ---------------------------------------------------------------------------------------------------------------------------
          Total                                                                                         $332,057            5.95%
      ---------------------------------------------------------------------------------------------------------------------------

      At December 31, the Bank had individual time certificates of deposit over $100 thousand maturing as follows:

      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                                                        1995            1994
      --------------------------------------------------------------------------------------------------------------------------
      Due within 3 months                                                                               $  8,969        $  2,545
      Due within 3-6 months                                                                                6,206           3,062
      Due within 6-12 months                                                                              14,311           6,839
      Thereafter                                                                                          16,863          12,628
      --------------------------------------------------------------------------------------------------------------------------
          Total                                                                                         $ 46,349         $25,074
      --------------------------------------------------------------------------------------------------------------------------

  11. FAIR VALUE OF FINANCIAL INSTRUMENTS

      Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Bank disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Bank's financial instruments.

      CASH AND DUE FROM BANKS, SHORT-TERM INVESTMENTS AND ACCRUED INTEREST RECEIVABLE

      The carrying amounts for these financial instruments approximate fair value because they mature in 90 days or less.

      INTEREST-BEARING DEPOSITS IN BANKS AND TERM FEDERAL FUNDS SOLD

      The interest-bearing deposits in banks at December 31, 1995 consisted of bank certificates of deposit with a carrying amount of $941 thousand and an estimated fair value of $957 thousand.

              The carrying amounts of the term federal funds sold reported in the balance sheet at December 31, 1995 approximate fair value.

      SECURITIES

      The fair value of longer-term investments and mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. Refer to Notes 3 and 4 for the carrying value and estimated fair value of investment and mortgage-backed securities at December 31, 1995 and 1994.

              Statement 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs.

      LOANS

      Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, commercial real estate, consumer and other.

              The fair values of residential, commercial, and certain consumer and other loans are calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Bank's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For certain variable rate consumer loans, including home equity lines of credit, carrying value approximates fair value. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information.

              The following table presents information for loans:

      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                     1995                                  1994
      --------------------------------------------------------------------------------------------------------------------------
                                                             Carrying           Calculated         Carrying           Calculated
                                                               Amount           Fair Value           Amount           Fair Value
      --------------------------------------------------------------------------------------------------------------------------
      Real estate:
         Residential:
           Adjustable                                        $ 46,101             $ 46,632         $ 45,469             $ 44,841
           Fixed                                              167,539              171,096          166,657              159,856
         Commercial:
           Adjustable                                           6,569                6,410            7,309                6,693
           Fixed                                                  394                  400              834                  779
      Consumer and other                                       28,582               28,393           30,547               30,579
      --------------------------------------------------------------------------------------------------------------------------
           Total loans                                        249,185              252,931          250,816              242,748
      Less: allowance for possible loan losses                  2,529                   --            2,566                   --
      --------------------------------------------------------------------------------------------------------------------------
           Net loans                                         $246,656             $252,931         $248,250             $242,748
      --------------------------------------------------------------------------------------------------------------------------

      DEPOSIT LIABILITIES

      Under Statement 107, the fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, regular savings and special notice accounts, and money market accounts, is equal to the amount payable on demand as of December 31, 1995 and 1994. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                     1995                                  1994
      --------------------------------------------------------------------------------------------------------------------------
                                                             Carrying            Estimated         Carrying            Estimated
                                                               Amount           Fair Value           Amount           Fair Value
      --------------------------------------------------------------------------------------------------------------------------
      Demand accounts                                        $ 15,216             $ 15,216         $ 14,068             $ 14,068
      NOW accounts                                             51,197               51,197           53,428               53,428
      Regular savings and special notice accounts             330,230              330,230          430,143              430,143
      Money market accounts                                    26,368               26,368           28,258               28,258
      Time certificates                                       332,057              334,641          235,421              234,891
      Deposit acquisition premium, net of amortization         (1,411)                  --           (1,642)                  --
      --------------------------------------------------------------------------------------------------------------------------
           Total deposits                                     753,657              757,652          759,676              760,788
      Escrow deposits of borrowers                                992                  992              966                  966
      --------------------------------------------------------------------------------------------------------------------------
           Total                                             $754,649             $758,644         $760,642             $761,754
      --------------------------------------------------------------------------------------------------------------------------

      The fair value estimates and the carrying amounts above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

      COMMITMENTS TO EXTEND CREDIT

      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

              The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 1995 and 1994 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment.

      LIMITATIONS

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

              Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has a trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

  12. INCOME TAXES

      As discussed in Note 1, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $241 thousand was determined as of January 1, 1993, and is reported separately in the Consolidated Statement of Income for the year ended December 31, 1993. Prior years' consolidated financial statements have not been restated to apply the provisions of Statement No. 109.

              Income tax payable (receivable) was allocated as follows:

      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                                                     1995               1994
      --------------------------------------------------------------------------------------------------------------------------
      Current income tax payable (receivable):
         Federal                                                                                       $  894            $   939
         State                                                                                            (14)               304
      --------------------------------------------------------------------------------------------------------------------------
           Total current income tax payable                                                               880              1,243
      --------------------------------------------------------------------------------------------------------------------------
      Deferred income tax payable (receivable):
         Federal                                                                                        2,878             (3,311)
         State                                                                                          1,002             (1,279)
      --------------------------------------------------------------------------------------------------------------------------
           Total deferred income tax payable (receivable)                                               3,880             (4,590)
      --------------------------------------------------------------------------------------------------------------------------
           Total income tax payable (receivable)                                                       $4,760            $(3,347)
      --------------------------------------------------------------------------------------------------------------------------


      Income tax expense (benefit) was allocated as follows:

      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                         1995               1994               1993
      --------------------------------------------------------------------------------------------------------------------------
      Current income tax expense:
         Federal                                                                    $4,209             $3,635            $ 3,579
         State                                                                       1,071              1,265              1,372
      --------------------------------------------------------------------------------------------------------------------------
           Total current tax expense                                                 5,280              4,900              4,951
      --------------------------------------------------------------------------------------------------------------------------
      Deferred income tax expense (benefit):
         Federal                                                                       183               (164)              (197)
         State                                                                         115                (28)               (57)
      Change in valuation reserve                                                      (22)                25                 14
      --------------------------------------------------------------------------------------------------------------------------
           Total deferred tax expense (benefit)                                        276               (167)              (240)
      --------------------------------------------------------------------------------------------------------------------------
           Total income tax expense                                                 $5,556             $4,733            $ 4,711
      --------------------------------------------------------------------------------------------------------------------------

      Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent in 1995 and 1994, and 34 percent in 1993, as a result of the following:

      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                         1995               1994               1993
      --------------------------------------------------------------------------------------------------------------------------
      Computed "expected" income tax expense at statutory rate                      $5,010             $4,521            $ 3,960
      Increase (reduction) in income taxes resulting from:
         State and local income taxes, net of federal benefit                          771                804                868
         Recognition of previously unrecognized tax benefits                            --               (462)                --
         Dividends received deduction                                                  (72)               (71)               (69)
         Other                                                                        (131)               (84)               (62)
         Change in valuation reserve                                                   (22)                25                 14
      --------------------------------------------------------------------------------------------------------------------------
      Income tax expense                                                            $5,556             $4,733            $ 4,711
      --------------------------------------------------------------------------------------------------------------------------
      Effective income tax rate                                                       38.8%              36.6%              40.4%
      --------------------------------------------------------------------------------------------------------------------------

      At December 31, 1995 and 1994, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                                                     1995               1994
      --------------------------------------------------------------------------------------------------------------------------
      Deferred tax assets:
         Deferred income                                                                              $    --             $   22
         Loan losses                                                                                      455                612
         Deferred loan fees, net                                                                          405                377
         Deferred compensation and pension cost                                                           485                433
         Valuation of securities                                                                           --              2,971
         Other unrealized securities losses                                                                --                160
         Depreciation                                                                                      39                 --
         Purchase accounting                                                                               70                 --
         Other                                                                                             37                 95
      --------------------------------------------------------------------------------------------------------------------------
         Gross deferred tax asset                                                                       1,491              4,670
         Valuation reserve                                                                                (18)               (40)
      --------------------------------------------------------------------------------------------------------------------------
         Net deferred tax asset                                                                         1,473              4,630
      --------------------------------------------------------------------------------------------------------------------------
      Deferred tax liabilities:
         Depreciation                                                                                      --                  4
         Valuation of securities                                                                        5,223                 --
         Other unrealized securities gains                                                                100                 --
         Other                                                                                             30                 36
      --------------------------------------------------------------------------------------------------------------------------
         Gross deferred tax liability                                                                   5,353                 40
      --------------------------------------------------------------------------------------------------------------------------
      Net deferred tax asset (liability)                                                              $(3,880)            $4,590
      --------------------------------------------------------------------------------------------------------------------------

      Based on the Company's historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 1995. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid of $11.1 million in 1995, 1994 and 1993 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

              Included in retained earnings at December 31, 1995 is approximately $7,300,000 which is classified for federal income tax purposes as an allowance for possible loan losses. If this amount, or any portion thereof, is used for purposes other than to absorb loan losses, the amount so used must be included in gross income for federal income tax purposes. Further, the Tax Reform Act of 1986 specifies that if the Bank's "qualifying assets" (as defined by such Act) fall below 60% of total assets, this tax-basis allowance for loan losses will become subject to taxation and the resultant tax will be payable over four years. At the end of the Bank's most recent tax year, qualifying assets exceeded 60% of total assets.

  13. STOCKHOLDERS' EQUITY

      The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders' equity to be reduced below or otherwise violate legal or regulatory requirements. Substantially all of the Company's retained earnings are unrestricted at December 31, 1995. The Company and the Bank exceed all of their regulatory capital requirements.

  14. EMPLOYEE BENEFITS

      PENSION PLAN

      The Bank sponsors a non contributory defined benefit pension plan that covers all employees who meet specified age and length of service requirements, which is administered by the Savings Banks Employees Retirement Association ("SBERA"). The plan provides for benefits to be paid to eligible employees at retirement based primarily upon their years of service with the Bank and compensation levels near retirement. Contributions to the plan reflect benefits attributed to employees' service to date, as well as services expected to be earned in the future. Pension plan assets consist principally of government and agency securities, equity securities (primarily common stocks) and short-term investments.

              The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements for the plan years ended October 31, 1995, 1994 and 1993, the plan's latest valuation dates:

      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS)                                                                  1995               1994               1993
      --------------------------------------------------------------------------------------------------------------------------
      Actuarial present value of benefit obligations:
         Vested                                                                     $3,845             $3,436             $3,345
         Non vested                                                                     55                 79                 60
      --------------------------------------------------------------------------------------------------------------------------
           Total accumulated benefit obligation                                     $3,900             $3,515             $3,405
      --------------------------------------------------------------------------------------------------------------------------
      Actuarial present value of projected benefit obligation for
         service rendered to date                                                   $4,622             $4,036             $3,860
      Plan assets at fair value                                                      4,181              3,648              4,050
      --------------------------------------------------------------------------------------------------------------------------
      Excess (deficiency) of plan assets over projected benefit obligation          $ (441)            $ (388)            $  190
      --------------------------------------------------------------------------------------------------------------------------

      Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:

         Discount rate                                                                   7.00%              7.50%              7.50%
         Rate of increase in compensation levels                                         4.00%              5.50%              5.50%

      Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the consolidated balance sheets are shown below:

      Unrecognized net asset at October 31, being recognized over 21 years          $  254             $  275             $  295
      Unrecognized net losses                                                         (412)              (538)              (124)
      (Accrued) prepaid pension cost                                                  (283)              (125)                19
      --------------------------------------------------------------------------------------------------------------------------
      Excess (deficiency) of plan assets over projected benefit obligation          $ (441)            $ (388)            $  190
      --------------------------------------------------------------------------------------------------------------------------

      Net pension expense for the year ended December 31, included the following components:

         Service cost--benefits earned during the period                             $ 319              $ 228              $ 162
         Accrual of discount                                                           303                270                218
         Actual return on plan assets                                                 (686)              (219)              (486)
         Net amortization and deferral                                                 412                (80)               227
      --------------------------------------------------------------------------------------------------------------------------
      Net pension expense                                                            $ 348              $ 199              $ 121
      --------------------------------------------------------------------------------------------------------------------------

      Assumptions used to develop the net pension expense data were:

         Discount rate                                                                7.50%              7.50%              7.00%
         Expected long-term rate of return on assets                                  7.50%              7.50%              7.00%
         Rate of increase in compensation levels                                      5.50%              5.50%              6.00%

      The foregoing accrued benefits and related asset values do not include those pertaining to retired employees, who are accounted for separately in a state-wide pool.

      PROFIT SHARING AND INCENTIVE COMPENSATION BONUS PLAN

      The Bank's Profit Sharing and Incentive Compensation Bonus Plan provides for the payment of bonuses to employees under certain circumstances based upon a year-end measurement of the Company's net income and attainment of individual goals and objectives by certain key officers. Bonuses of $413 thousand, $433 thousand and $413 thousand were awarded under the plan in 1995, 1994 and 1993, respectively.

      EMPLOYEE STOCK OWNERSHIP PLAN

      Effective May 28, 1986, the Bank established an Employee Stock Ownership Plan ("ESOP"). Under the plan, the ESOP has borrowed funds from a third party bank to invest in the Company's common stock. As this obligation will be liquidated primarily through future contributions to the ESOP by the Bank, the obligation is reflected as a liability of the Company and a reduction of stockholders' equity on the consolidated balance sheet. As of December 31, 1995 and 1994, such outstanding liabilities totaled $1,093 thousand and $1,249 thousand, respectively. Total compensation and interest expense applicable to the ESOP amounted to $303 thousand, $206 thousand and $250 thousand for the years ended December 31, 1995, 1994 and 1993, respectively.

      STOCK OPTION PLAN

      Effective May 28, 1986, the Board of Directors of the Bank adopted a stock option plan for the benefit of its officers and other employees. In January, 1991, the plan was amended to authorize the grant of options to non-employee Directors of the Company. The maximum number of shares issued or currently reserved for issuance under the plan, when adjusted for the three-for-two stock split of the Company's common stock of September 9, 1994, is 517,500. However, only 751.5 shares remain available for issuance under the 1986 plan as of December 31, 1995. On April 19, 1994, shareholders approved and the Bank adopted the Company's 1994 Stock Incentive Plan. The total number of shares of common stock that can be issued under this plan is 142,500 shares. Both incentive stock options and non-qualified stock options may be granted under the plans. As of December 31, 1995, there were 131,679 non-qualified stock options and 145,653 incentive stock options granted and outstanding to purchase shares under the plans at exercise prices ranging from $9.17 to $26.50. The maximum option term is ten years. Further stock options may be granted pursuant to the plans and will generally have an exercise price equal to, or in excess of, the fair market value of a share of common stock of the Company on the date the option is granted.

              Changes in total options outstanding during 1995, 1994 and 1993 are as follows:

      --------------------------------------------------------------------------------------------------------------------------
                                                 1995                            1994                           1993
      --------------------------------------------------------------------------------------------------------------------------
                                         Shares      Average               Shares      Average               Shares      Average
                                          Under       Option                Under       Option                Under       Option
                                         Option        Price               Option        Price               Option        Price
      --------------------------------------------------------------------------------------------------------------------------
      Outstanding at
         beginning of year              317,366       $16.33              339,961.5     $14.47              290,514       $11.46
      Granted during year                33,250        23.38               49,500        22.95              103,500        21.41
      Exercised during year             (72,533)       12.28              (69,470.5)     12.15              (53,302.5)     11.40
      Forfeited during year                (751)       22.98               (2,625)       22.05                 (750)       21.33
      --------------------------------------------------------------------------------------------------------------------------
      Outstanding at end
         of year                        277,332       $18.21              317,366       $16.33              339,961.5     $14.47
      --------------------------------------------------------------------------------------------------------------------------
      Options exercisable at
         end of year under
         stock option plan              277,332       $18.21              317,366       $16.33              339,586.5     $14.47
      --------------------------------------------------------------------------------------------------------------------------

      The Company will adopt SFAS No. 123, "Accounting for Stock-Based Compensation" in 1996. The Company intends to continue to account for stock-based compensation costs under APB Opinion No. 25, and will provide the additional required disclosures relating to 1995 and 1996 stock options in its 1996 Annual Report.

      EMPLOYMENT AGREEMENTS

      The Bank has entered into employment agreements with certain executive officers which provide that the officer will receive a minimum amount of annual compensation from the Bank for a specified period. The agreements also provide for the continued payment of compensation to the officer for a specified period after termination under certain circumstances, including if the officer's termination follows a "change of control," generally defined to mean a person or group attaining ownership of 25% or more of the shares of the Company.

      EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENTS

      The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank's retirement plan for employees. Total expenses for benefits payable under the agreements amounted to $94 thousand, $87 thousand and $85 thousand in 1995, 1994 and 1993, respectively.

  15. SHAREHOLDER RIGHTS AGREEMENT

      In January, 1990, the Board of Directors adopted a Shareholders Rights Plan. Under the Plan, the Rights automatically become part of and trade with the Company's shares of common stock. Although the Rights are not exercisable initially, they become exercisable upon the occurrence of one of three triggering events as specified in the Plan. In the event they become exercisable, each holder of a Right would then be entitled to buy a unit consisting of one one-hundredth of a share of the Company's preferred stock at an exercise price of $70. The provisions of the Rights Plan, including the time periods set forth therein, generally may be extended or amended by the Board of Directors. The Rights will expire January 16, 2000, but they may be redeemed at the option of the Board of Directors for $0.011/3 per Right until ten days after a person becomes a 15% shareholder of MASSBANK Corp. or until certain other triggering events have occurred.

  16. PARENT COMPANY FINANCIAL STATEMENTS

      The following are the condensed financial statements for MASSBANK Corp. (the "Parent Company") only:

      BALANCE SHEETS

      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,                                                   1995               1994
      --------------------------------------------------------------------------------------------------------------------------
      Assets:
         Cash                                                                                        $     11           $     16
         Interest-bearing deposits in banks                                                             1,018                694
         Investment in subsidiaries                                                                    90,998             75,134
         Other assets                                                                                      25                 --
      --------------------------------------------------------------------------------------------------------------------------
              Total assets                                                                           $ 92,052           $ 75,844
      --------------------------------------------------------------------------------------------------------------------------
      Liabilities:
         Accrued income taxes payable                                                                $      9           $     89
         Employee stock ownership plan liability (Note 14)                                              1,093              1,249
         Due to subsidiaries                                                                              123                  2
         Other liabilities                                                                                 10                 --
      --------------------------------------------------------------------------------------------------------------------------
              Total liabilities                                                                         1,235              1,340
      --------------------------------------------------------------------------------------------------------------------------
      Stockholders' equity (Notes 12, 13 and 15):
         Preferred stock, par value $1.00 per share; 2,000,000 shares
         authorized, none issued                                                                           --                 --
         Common stock, par value $1.00 per share; 10,000,000 shares
           authorized, 5,424,671 and 5,352,138 shares issued, respectively                              5,425              5,352
         Additional paid-in capital                                                                    56,842             55,609
         Retained earnings                                                                             58,773             51,995
      --------------------------------------------------------------------------------------------------------------------------
                                                                                                      121,040            112,956
         Treasury stock at cost, 2,683,065 and 2,570,411 shares, respectively                         (36,370)           (33,288)
         Net unrealized gains (losses) on securities available for sale, net of tax effect (Note 3)     7,240             (3,915)
         Common stock acquired by ESOP (Note 14)                                                       (1,093)            (1,249)
      --------------------------------------------------------------------------------------------------------------------------
              Total stockholders' equity                                                               90,817             74,504
      --------------------------------------------------------------------------------------------------------------------------
              Total liabilities and stockholders' equity                                             $ 92,052           $ 75,844
      --------------------------------------------------------------------------------------------------------------------------

      STATEMENTS OF INCOME
      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                         1995               1994               1993
      --------------------------------------------------------------------------------------------------------------------------
      Income:
         Dividends received from subsidiaries                                       $4,400             $4,000             $3,310
         Interest and dividend income                                                   22                 34                 34
      --------------------------------------------------------------------------------------------------------------------------
                                                                                     4,422              4,034              3,344
      Non-interest expense                                                              95                102                104
      --------------------------------------------------------------------------------------------------------------------------
              Income before income taxes, cumulative effect of
                change in accounting principle, and equity in
                undistributed earnings of subsidiaries                               4,327              3,932              3,240
      Income tax benefit                                                               130                 13                 16
              Cumulative effect of change in method of accounting
                for income taxes                                                        --                 --                (28)
      --------------------------------------------------------------------------------------------------------------------------
              Income before equity in undistributed earnings of
                subsidiaries                                                         4,457              3,945              3,228
      Equity in undistributed earnings of subsidiaries                               4,302              4,240              3,467
      --------------------------------------------------------------------------------------------------------------------------
              Net income                                                            $8,759             $8,185             $6,695
      --------------------------------------------------------------------------------------------------------------------------

      The Parent Company only Statements of Changes in Stockholders' Equity are identical to the consolidated statements and therefore are not presented here.

      STATEMENTS OF CASH FLOWS
      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                         1995               1994               1993
      --------------------------------------------------------------------------------------------------------------------------
      Cash flows from operating activities:
         Net income                                                                $ 8,759            $ 8,185            $ 6,695
         Adjustments to reconcile net income to net cash provided by operating activities:
              Equity in undistributed earnings of subsidiaries                      (4,302)            (4,240)            (3,467)
              Increase in other assets                                                 (25)                --                 --
              (Decrease) increase in accrued income taxes payable                      (80)                 4                  6
              (Decrease) increase in other liabilities                                  10                (10)                 1
              (Decrease) increase in amount due to subsidiaries                        121                 (1)                (7)
      --------------------------------------------------------------------------------------------------------------------------
                Net cash provided by operating activities                            4,483              3,938              3,228
      --------------------------------------------------------------------------------------------------------------------------
      Cash flow from financing activities:
         Payments to acquire treasury stock                                         (3,082)            (5,063)              (445)
         Issuance of common stock under stock option plan                              891                841                608
         Tax benefit resulting from stock options exercised                              8                  7                 16
         Dividends paid on common stock                                             (1,981)            (1,692)            (1,330)
      --------------------------------------------------------------------------------------------------------------------------
                Net cash used in financing activities                               (4,164)            (5,907)            (1,151)
      --------------------------------------------------------------------------------------------------------------------------
                Net change in cash and cash equivalents                                319             (1,969)             2,077
      Cash and cash equivalents at beginning of year                                   710              2,679                602
      --------------------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents at end of year                                     $ 1,029            $   710            $ 2,679
      --------------------------------------------------------------------------------------------------------------------------

      During the years ended December 31, 1995, 1994 and 1993, the Company made cash payments for income taxes of $13 thousand, $17 thousand and $8 thousand, respectively, and no payments for interest.

              In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $28 thousand, $49 thousand and $50 thousand during the years ended December 31, 1995, 1994 and 1993, respectively.

  17. TEN-YEAR STATISTICAL SUMMARY (UNAUDITED)

      -----------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT PER SHARE DATA)
      YEARS ENDED DECEMBER 31,                   1995      1994     1993        1992        1991
      -----------------------------------------------------------------------------------------------
      Net income                               $8,759    $8,185   $6,695      $4,677      $2,250
      Primary earnings per share                 3.15      2.84     2.23        1.59        0.78
      Cash dividends declared per share          0.73      0.60     0.45 1/3    0.35 1/3    0.30 1/3
      Book value per share, at year end         33.13     26.78    27.28       24.50       23.38
      Return on average assets                   1.04%     0.96%    0.79%       0.61%       0.60%
      Return on average realized equity(1)      10.81%    10.62%    8.98%       6.79%       3.39%
      -----------------------------------------------------------------------------------------------

      ----------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT PER SHARE DATA)
      YEARS ENDED DECEMBER 31,                  1990        1989      1988        1987      1986
      ----------------------------------------------------------------------------------------------
      Net income                                $725      $2,668    $4,917      $5,521    $4,509
      Primary earnings per share                0.22        0.66      1.14        1.14        --
      Cash dividends declared per share         0.29 1/3    0.28      0.25 1/3    0.22      0.05 1/3
      Book value per share, at year end        21.60       20.21     18.95       17.65     16.03
      Return on average assets                  0.23%       0.86%     1.56%       1.69%    1.52%
      Return on average realized equity(1)      1.03%       3.38%     6.20%       6.79%    7.88%
      ----------------------------------------------------------------------------------------------

     (1) Excludes average unrealized gains or losses on securities available for sale.

  18. QUARTERLY DATA (UNAUDITED)

      --------------------------------------------------------------------------------------------------------------------------
      YEARS ENDED DECEMBER 31,                            1995                                           1994
      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT                 4th         3rd        2nd         1st         4th        3rd         2nd         1st
      PER SHARE DATA)                  Quarter     Quarter    Quarter     Quarter     Quarter    Quarter     Quarter     Quarter
      --------------------------------------------------------------------------------------------------------------------------
      Interest and dividend income     $14,299     $14,244    $14,220     $13,848     $13,589    $13,047     $12,627     $12,188
      Interest expense                   8,095       7,933      7,680       7,188       6,940      6,638       6,385       6,189
      --------------------------------------------------------------------------------------------------------------------------
      Net interest income                6,204       6,311      6,540       6,660       6,649      6,409       6,242       5,999
      Provision for possible
         loan losses                        30          30         40          70         185        150         250         120
      --------------------------------------------------------------------------------------------------------------------------
      Net interest income after
         provision for possible
         loan losses                     6,174       6,281      6,500       6,590       6,464      6,259       5,992       5,879
      Non-interest income                  535         376        609         428         356        523       1,163         495
      Non-interest expense               3,060       3,040      3,557       3,521       3,387      3,423       3,837       3,566
      --------------------------------------------------------------------------------------------------------------------------
      Income before income taxes         3,649       3,617      3,552       3,497       3,433      3,359       3,318       2,808
      Income tax expense                 1,402       1,400      1,383       1,371       1,270      1,216       1,224       1,023
      --------------------------------------------------------------------------------------------------------------------------
           Net income                  $ 2,247     $ 2,217    $ 2,169     $ 2,126     $ 2,163    $ 2,143     $ 2,094     $ 1,785
      --------------------------------------------------------------------------------------------------------------------------
      Earnings per share (in dollars):(1)(2)
         Primary                        $ 0.81      $ 0.80     $ 0.78      $ 0.76      $ 0.76     $ 0.74      $ 0.73     $  0.61
         Fully diluted                    0.81        0.80       0.78        0.76        0.76       0.74        0.73        0.61
      --------------------------------------------------------------------------------------------------------------------------
      Weighted average common
         shares outstanding:(2)
         Primary                         2,776       2,774      2,789       2,797       2,856      2,878       2,856       2,945
         Fully diluted                   2,778       2,781      2,794       2,798       2,859      2,878       2,868       2,946
      --------------------------------------------------------------------------------------------------------------------------

      (1) Share amounts for 1994 have been restated to reflect the three-for-two stock split of the Company's common stock which occurred on September 9, 1994.

      (2) Computation of earnings per share is further described in Note 1.

      MASSBANK CORP. AND SUBSIDIARIES STOCKHOLDER DATA

      YEARS ENDED DECEMBER 31, 1995 AND 1994

      MASSBANK Corp.'s common stock is currently traded on the Nasdaq Stock Market under the symbol "MASB." At December 31, 1995 there were 2,741,606 shares outstanding and 1,033 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or "street" name.

              The following table includes the quarterly ranges of high and low sales prices for the common stock, as reported by Nasdaq, and dividends declared per share for the periods indicated.

      --------------------------------------------------------------------------------------------------------------------------
                                                                           Price per Share
                                                              --------------------------------------                       Cash
                                                                                                                       Dividends
                                                              High                              Low                     Declared
      --------------------------------------------------------------------------------------------------------------------------
      YEAR ENDED DECEMBER 31,                                                  1995
      --------------------------------------------------------------------------------------------------------------------------
      Fourth Quarter                                          32 1/2                            30 3/4                 $0.19
      Third Quarter                                           32 1/4                            26 1/4                  0.19
      Second Quarter                                          27 1/2                            23 1/2                  0.17 1/2
      First Quarter                                           25                                22 1/4                  0.17 1/2
      --------------------------------------------------------------------------------------------------------------------------
      YEAR ENDED DECEMBER 31,                                                  1994
      --------------------------------------------------------------------------------------------------------------------------

      Fourth Quarter                                          26                                20 1/8                 $0.16
      Third Quarter                                           28 2/3                            24                      0.16
      Second Quarter                                          26                                22                      0.14
      First Quarter                                           24 1/3                            22 2/3                  0.14
      --------------------------------------------------------------------------------------------------------------------------


      CORPORATE INFORMATION

      MASSBANK Corp.
      123 Haven Street
      Reading, MA 01867
      (617) 662-0100
      FAX (617) 942-1022

      24 Hour Rate Line

      Savings
      (617) 662-0154
      Mortgages
      (617) 662-0144
      (508) 452-1256

      Notice of Shareholders' Meeting

      The Annual Meeting of the Shareholders of MASSBANK Corp. will be held at 10:00 a.m. on Tuesday, April 16, 1996 at

      The Crowne Plaza
      Two Forbes Road
      Woburn, MA 01801

      Form 10-K

      Shareholders may obtain without charge a copy of the Company's 1995 Form 10-K. Written requests should be addressed to:

      Shareholder Services
      MASSBANK Corp.
      159 Haven Street
      Reading, MA 01867

      Dividend Reinvestment and Stock Purchase Plan

      Shareholders may obtain a brochure containing a detailed description of the plan by writing to:

      Shareholder Services
      MASSBANK Corp.
      159 Haven Street
      Reading, MA 01867

      Transfer Agent

      Boston EquiServe
      Shareholder Services
      P.O. Box 644
      Boston, MA 02102-0644

      Independent Auditors

      KPMG Peat Marwick LLP
      99 High Street
      Boston, MA 02110

      Legal Counsel

      Goodwin, Procter & Hoar
      Exchange Place
      Boston, MA 02109

      Reports on Effectiveness
      of Internal Control Structure
      Over Financial Reporting

      Shareholders may obtain without charge a copy of Management's and the Independent Auditors' 1995 Reports on the Effectiveness of the Company's Internal Control Structure Over Financial Reporting.
      Written requests should be addressed to:

      Shareholder Services
      MASSBANK Corp.
      159 Haven Street
      Reading, MA 01867

      OFFICERS AND DIRECTORS

      MASSBANK CORP.

      OFFICERS

      Gerard H. Brandi

      Chairman, President and
      Chief Executive Officer

      Reginald E. Cormier
      Vice President, Treasurer and
      Chief Financial Officer

      Robert S. Cummings
      Secretary

      Donna H. West
      Assistant Secretary

      BOARD OF DIRECTORS

         Samuel Altschuler
         President, Altron Incorporated

        *Mathias B. Bedell
         Retired, Bedell Brothers Insurance
         Agency, Inc.

        *Gerard H. Brandi
         Chairman, President and
         Chief Executive Officer,
         MASSBANK Corp.

         Allan S. Bufferd
         Deputy Treasurer and
         Director of Investments
         Massachusetts Institute of Technology

        +Peter W. Carr
         Retired, Guilford Transportation
         Industries

         Alexander S. Costello
         President, Lowell Sun Publishing Co., Inc.

        *Robert S. Cummings
         Partner, Peabody and Brown

         Robert E. Dyson
         Partner, Dick, Dyson and Bolton

         Louise A. Hickey
         Retired, Melrose-Wakefield Hospital

         Leonard Lapidus
         Retired, Depositors Insurance Fund

        *Stephen E. Marshall
         President, C.H. Cleaves Insurance
         Agency, Inc.

         +Arthur W. McPherson
          Certified Financial Planner

        +*Herbert G. Schurian
          Certified Public Accountant

        *Dr. Donald B. Stackhouse
         Dentist

        *Member, Executive Committee
        +Member, Audit Committee

      OFFICERS AND DIRECTORS

      MASSBANK FOR SAVINGS

      OFFICERS

      Gerard H. Brandi
      Chairman, President and
      Chief Executive Officer

      Donald R. Washburn
      Senior Vice President, Lending

      Donna H. West
      Senior Vice President, Retail Banking

      Raymond A. Brearey
      Vice President, Administration
      Senior Trust Officer

      David F. Carroll
      Vice President, Operations

      Reginald E. Cormier
      Vice President, Treasurer
      and Chief Financial Officer

      Marilyn H. Abbott
      Assistant Treasurer

      Andrea S. Bradford
      Assistant Vice President

      Gregory W. Bowe
      Assistant Vice President

      Ernest G. Campbell, Jr.
      Collections Officer

      Charles F. Coupe
      Information Officer

      Janet L. Daniels
      Loan Officer

      Aunali Dohadwala
      Auditor

      Karen L. Flammia
      Assistant Vice President

      Melissa J. Flanagan
      Assistant Treasurer

      Ana M. Foster
      Compliance and
      Security Officer

      Rachael E. Garneau
      Assistant Treasurer

      Margo E. Higgins
      Assistant Vice President and Human Resources Officer

      Brian W. Hurley
      Assistant Vice President

      Kenneth A. Masson
      Assistant Vice President

      Robyn L. Nadeau
      Assistant Treasurer

      Mindy S. Peloquin
      Assistant Treasurer

      Thomas J. Queeney
      Assistant Treasurer

      Alice B. Sweeney
      Assistant Comptroller

      Richard A. Tatarczuk
      Assistant Vice President and Comptroller

      Evangeline C. Westgate
      Assistant Treasurer

      Michael J. Woods
      Assistant Vice President

      BOARD OF DIRECTORS AND
      EXECUTIVE COMMITTEE

      Mathias B. Bedell
      Gerard H. Brandi, Chairman
      Robert S. Cummings, Clerk
      Stephen E. Marshall
      Herbert G. Schurian
      Dr. Donald B. Stackhouse

      MASSBANK FOR SAVINGS

      BRANCH OFFICES

      Main Office

      123 Haven Street
      Reading, MA 01867
      (617) 942-8187

      Melrose

      476 Main Street
      Melrose, MA 02176
      (617) 662-0100

      27 Melrose Street
      Towers Plaza
      Melrose, MA 02176
      (617) 662-0165

      Stoneham

      240 Main Street
      Stoneham, MA 02180
      (617) 662-0177

      Wilmington

      370 Main Street
      Wilmington, MA 01887
      (508) 658-4000

      219 Lowell Street
      Lucci's Plaza
      Wilmington, MA 01887
      (508) 658-5775

      Medford

      4110 Mystic Valley Parkway
      Wellington Circle Plaza
      Medford, MA 02155
      (617) 395-4899

      Tewksbury

      1800 Main Street
      Tewksbury, MA 01876
      (508) 851-0300

      Chelmsford

      17 North Road
      Chelmsford, MA 01824
      (508) 256-3733

      296 Chelmsford Street
      Eastgate Plaza
      Chelmsford, MA 01824
      (508) 256-3751

      Dracut

      45 Broadway Road
      Dracut, MA 01826
      (508) 441-0040

      Lowell

      50 Central Street
      Lowell, MA 01852
      (508) 458-3400

      755 Lakeview Avenue
      Lowell, MA 01853
      (508) 458-3437

      Westford

      203 Littleton Road
      Westford, MA 01886
      (508) 692-3467


48