Form 10-K, Exhibit 13
period 1996-12-31
MASSBANK CORP
filed 1997-03-28
CIK 799166

--------------------------------------------------------------------------------
                              Financial Highlights
--------------------------------------------------------------------------------

Massbank Corp. and Subsidiaries
Selected Consolidated Financial Data
-------------------------------------------------------------------------------------------------------------------
(In thousands) At December 31,                          1996          1995         1994          1993         1992
-------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
    Total assets                                     $888,237      $854,542     $843,647      $855,881    $839,103
    Mortgage loans                                    224,139       220,603      220,269       219,347     219,932
    Other loans                                        25,522        28,582       30,547        29,699      33,824
    Allowance for loan losses                           2,237         2,529        2,566         2,261       2,056
    Investments(1)                                    622,645       586,768      568,635       589,666     564,422
    Real estate acquired through foreclosure              503           255          129           699         905
    Deposits                                          788,350       753,657      759,676       766,363     761,879
    Stockholders' equity                               92,250        90,817       74,504        80,075      71,062

-------------------------------------------------------------------------------------------------------------------
(In thousands) Years ended December 31,                 1996          1995         1994          1993         1992
-------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
    Interest and dividend income                      $58,109       $56,611      $51,451       $51,541     $51,317
    Interest expense                                   33,062        30,896       26,152        27,485      30,991
    Net interest income                                25,047        25,715       25,299        24,056      20,326
    Provision for loan losses                             160           170          705           671         884
    Gains (losses) on securities, net                     868            92         (533)          198         122
    Other non-interest income                           1,797         1,856        3,070         2,307       2,429
    Non-interest expense                               12,124        13,178       14,213        14,243      13,421
    Income before income taxes                         15,428        14,315       12,918        11,647       8,572
    Income tax expense                                  6,001         5,556        4,733         4,711       3,895
    Change in accounting principle                       (241)
    Net income                                        $ 9,427       $ 8,759      $ 8,185       $ 6,695     $ 4,677

-------------------------------------------------------------------------------------------------------------------
Years ended December 31,                                1996          1995         1994          1993         1992
-------------------------------------------------------------------------------------------------------------------
OTHER DATA:
    Yield on average interest-earning assets             6.84%         6.90%        6.22%         6.25%        6.88%
    Cost of average interest-bearing liabilities         4.27          4.11         3.41          3.57         4.48
    Interest rate spread                                 2.57          2.79         2.81          2.68         2.40
    Net interest margin                                  2.96          3.15         3.07          2.93         2.73
    Non-interest expense to average assets               1.40          1.57         1.67          1.68         1.75
    Efficiency ratio(2)                                  43.5          47.4         50.8          53.3         58.3
    Return on assets (net income/average assets)         1.08          1.04         0.96          0.79         0.61
    Return on equity (net income/average
    stockholders' equity)                               10.65         10.65        10.62          8.98         6.79
    Return on average realized equity(3)                11.01         10.81        10.62          8.98         6.79
    Percent non-performing loans to total loans          0.64          0.97         0.84          0.51         0.59
    Percent non-performing assets to total assets        0.24          0.31         0.26          0.23         0.29
    Stockholders' equity to assets, at year-end         10.39         10.63         8.83          9.36         8.47
    Book value per share, at year-end(4)               $34.34        $33.13       $26.78        $27.28       $24.50
    Earnings per share:(4)
      Primary                                            3.44          3.15         2.84          2.23         1.59
      Fully diluted                                      3.43          3.12         2.84          2.22         1.59
    Cash dividends declared per share(4)                 0.92          0.73         0.60        0.4533       0.3533
    Dividend payout ratio                                  26%           23%          21%           20%          22%
-------------------------------------------------------------------------------------------------------------------

(1)  Consists of securities held to maturity and available for sale, trading securities, short-term investments, term federal funds sold and interest-bearing deposits in banks.

(2)  Determined by dividing non-interest expense by fully taxable equivalent net interest income plus non-interest income.

(3)  Excludes average net unrealized gains or losses on securities available for sale.

(4)  All share information presented has been adjusted to reflect the 3-for-2 split of the Company's common stock effective September 9, 1994.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report.

     The financial condition and results of operations of Massbank Corp. (the "Company") essentially reflect the operations of its subsidiary, Massbank (the "Bank").

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

FINANCIAL CONDITION

     The Company's total assets this past year increased by $33.7 million or 3.9% from $854.5 million at December 31, 1995 to $888.2 million at December 31, 1996. Most of this growth is attributable to an increase in deposits. Total stockholders' equity was $92.2 million at December 31, 1996, up $1.4 million from $90.8 million at December 31, 1995. The increase in stockholders' equity resulted primarily from the Company's net income of $9.4 million in 1996 and the issuance of common stock under the Company's stock option plan. These were partially offset by a decrease in the net unrealized gains on investment securities available for sale, net of tax effect, of $3.2 million, the payment of $2.5 million in dividends to stockholders and the cost of the additional shares of treasury stock repurchased during the year of $3.5 million. Record earnings in 1996 and a strong capital position have permitted the Company to continue to reward its shareholders through the payment of higher quarterly dividends. The Company's Board of Directors has increased the quarterly cash dividend paid to shareholders twice during 1996 and ten times during the last five years. Cash dividends per share paid to shareholders during 1996 increased 26% over the prior year. The Company's book value per share at December 31, 1996 was $34.34, up from $33.13 at December 31, 1995.

     The Bank's total loan portfolio experienced modest growth in 1996, up $0.5 million over the prior year to $249.7 million. Loan originations totaled $51.4 million in 1996, up $11.7 million or 29.5%, when compared to total loan originations of $39.7 million in 1995. The level of loan amortization and payoffs in the Bank's loan portfolio during 1996 almost equalled total loan originations for the year allowing for very little growth in the portfolio. This is due in part to the shorter term mortgages with relat ively high down payments which the Bank originates. The normal principal amortization on these mortgages far exceeds that of 30-year fixed rate mortgages.

     Total investments consisting of investment securities and other short term investments, including term federal funds sold and interest-bearing bank deposits, increased from $586.8 million at December 31, 1995 to $622.6 million at year end 1996. These investments are principally in federal funds sold, short-term U.S. Treasury notes and government agency fifteen year mortgage-backed securities. The majority of the Bank's investment securities, $476.6 million at December 31, 1996, are classified as either available for sale or trading securities. Investment securities available for sale and trading securities provide liquidity, facilitate interest rate sensitivity management and enhance the Bank's ability to respond to customers' needs should loan demand increase and/or deposits decline. Mortgage-backed securities, at market value, increased by $90.1 million in 1996 to $306.6 million at December 31, 1996.

     Deposit accounts of all types have traditionally been the primary source of funds for the Bank's lending and investment activities. The Bank's deposit flows are influenced by prevailing interest rates, competition and other market conditions. The Bank's management attempts to manage its deposits through selective pricing and marketing. The Bank's deposits increased by $34.7 million or 4.6% during the twelve months ended December 31, 1996, from $753.7 million at year end 1995 to $788.4 million at the end of 1996. These were favorable results considering the performance of the stock market and mutual funds which were both fierce competitors for the savers' dollars in 1996. The growth in deposits is primarily attributable to an increase in the Bank's time certificates of deposit which increased by $37.1 million during the past year. The Bank's strategy, in 1996, was to attract more long term deposits from the general public. By selectively increasing certain time certificate of deposit (CD) rates the Bank was successful in increasing its CD deposits with maturities in excess of one year by $29.8 million, representing approximately 86% of its total deposit growth in 1996.

ASSET QUALITY

Net loans represented 27.9% of total assets at December 31, 1996 compared to 28.9% of total assets at December 31, 1995. The Bank's investment securities and other short-term investments, representing 70.0% of total assets at December 31, 1996, consisted primarily of U.S. Treasury notes, government agency mortgage-backed securities and federal funds sold. At December 31, 1996, the Bank's loan portfolio consisted of residential mortgages of $220.0 million, commercial mortgages of $4.1 million, consumer loans of $24.9 million and commercial loans of $0.6 million. Non-performing assets were $2.1 million at December 31, 1996, representing 0.24% of total assets. This compares to $2.7 million, or 0.31% of total assets, at December 31, 1995. At year end 1996, the Bank's allowance for loan losses was approximately $2.2 million, representing 139.7% of non-performing loans and 0.90% of total loans. The Bank believes that its allowance for loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions.

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS 1996 AND 1995

Massbank Corp. reported record net income for the year ended December 31, 1996 of $9.4 million or $3.44 per share compared to $8.8 million or $3.15 per share for the year ended December 31, 1995. On a fully diluted basis, the Company earned $3.43 per share in 1996, up 9.9% or $0.31 per share from the $3.12 in fully diluted earnings per share reported in 1995.

     This is the fourth consecutive year that the Company has achieved record breaking results in net income, earnings per share and return on average realized equity, and the sixth consecutive year of increase in the Company's return on average assets. Return on average realized equity and return on average assets improved to 11.01% and 1.08% in 1996 from 10.81% and 1.04% in 1995, respectively. The Company's improved financial performance in 1996 can be attributed to several factors. Non-interest expenses were down again in 1996 due to incremental improvements throughout the Bank and another substantial drop in deposit insurance expense; securities gains increased significantly over 1995; and the provision for loan losses decreased slightly. Offsetting these factors were decreases in net interest income and other non-interest income.

NET INTEREST INCOME

Net interest income on a fully taxable equivalent ("FTE") basis totaled $25.2 million for 1996, compared to $25.8 million for 1995. The decrease of $0.6 million was due principally to a decrease in net interest margin. The impact of the lower net interest margin in 1996 was partially offset by an increase in the Company's average earning assets from $822.0 million in 1995 to $852.3 million in 1996. The Company's net interest margin in 1996 was 2.96%, 19 basis points lower than the 3.15% of the prior year.

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

INTEREST AND DIVIDEND INCOME

Interest and dividend income on an FTE basis was $58.3 million for the year ended December 31, 1996, compared to $56.7 million for the year ended December 31, 1995. The weighted average yield on earning assets for the year ended December 31, 1996 decreased to 6.84% from 6.90% for the year ended December 31, 1995. The average total earning assets of the Company increased to $852.3 million in 1996, up $30.3 million from $822.0 million in 1995.

     Interest on loans decreased $0.1 million to $19.4 million for the year ended December 31, 1996. The decrease in interest income earned on loans was due principally to a decrease in yield. The yield on the Bank's loans declined 23 basis points to 7.70% for the year ended December 31, 1996 compared to 7.93% for the year ended December 31, 1995. The reduction in yield was partially offset by an increase of $6.1 million in average loan volume. The decline in market interest rates in the first half of 1996 compared to 1995 generated more residential loan growth for the Bank, but at lower yields. This, along with floating rate loans and adjustable rate mortgage loans which repriced downward, had the greatest impact on the Bank's loan yields over the past year.

     Interest and dividend income (on an FTE basis) from investments consisting of investment securities (including mortgage-backed securities), trading securities, federal funds sold and other short-term investments increased by $1.6 million to $38.8 million in 1996 from $37.2 million in 1995. This increase resulted primarily from an increase of $24.2 million in average volume. Average total investments were $600.3 million in 1996 compared to $576.1 million in 1995. The weighted average yield on investments was 6.47% in 1996 and 1995.

INTEREST EXPENSE

Total interest expense increased 7.0% to $33.1 million for the year ended December 31, 1996 from $30.9 million for the year ended December 31, 1995. This increase is due to an increase in the Company's average cost of funds from 4.11% in 1995 to 4.27% in 1996, coupled with an increase of $21.9 million in the Company's average deposits, from $752.5 million in 1995 to $774.4 million in 1996. The growth in average deposits is attributable to an increase in time certificates of deposit (CD). The average CD volume increased by $52.3 million to $352.4 million in 1996, from $300.1 million in 1995. Partially offsetting this increase was a reduction of $30.4 million in the average savings, and demand and NOW deposit volume, from $452.4 in 1995 to $422.0 million in 1996. The migration from lower cost savings deposits to higher cost (longer term) CDs, combined with the growth in CDs in 1996, contributed significantly to the Company's increased cost of funds in 1996.

PROVISION FOR LOAN LOSSES

The provision for loan losses in 1996 was $160 thousand compared to $170 thousand in 1995. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. In making its decision, management considers a number of factors, including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions, and trends in loan delinquencies and charge-offs. At December 31, 1996, the allowance for loan losses was $2.2 million representing 139.7% of non-performing loans. The Bank's non-performing loans totaled $1.6 million at December 31, 1996 compared to $2.4 million a year earlier. Net charge-offs totaled $452 thousand in 1996 compared to $207 thousand in 1995. Management believes that the allowance for loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions.

NON-INTEREST INCOME

Non-interest income consists of gains or losses on securities, deposit account service fees, interest on tax settlements and other non-interest income.

     Non-interest income increased to $2.7 million for the year ended December 31, 1996, from $1.9 million for the year ended December 31, 1995. This improvement is due to a significant increase in securities gains, the results of a strong stock market in 1996, partially offset by a slight decrease in all other non-interest income.

     Net gains on securities totaled $868 thousand in 1996 compared to $92 thousand in 1995. All other non-interest income decreased from $1.9 million in 1995 to $1.8 million in 1996 due primarily to non-recurring income recorded in 1995. In 1995, the Company recorded interest on tax settlements which it had received from the IRS totaling $51 thousand.

NON-INTEREST EXPENSE

Non-interest expenses (i.e., operating expenses) decreased by $1.1 million or 8.0% to $12.1 million in 1996, from $13.2 million a year ago.

     Salaries and employee benefits decreased by $45 thousand to $7.2 million in 1996 from $7.3 million in 1995. This improvement was due to a decrease in the costs of employee retirement benefits partially offset by a modest increase in salaries due to normal salary increases granted to employees.

     Occupancy and equipment expense decreased by $14 thousand to approximately $2.0 million in 1996 due mostly to a reduction in depreciation expense.

     Data processing and professional services expenses were reduced by $74 thousand to $948 thousand in 1996, from approximately $1.0 million the previous year.

     Deposit insurance expense in 1996 took another substantial drop due to a further reduction in Federal Deposit Insurance Corporation ("FDIC") deposit insurance rates. FDIC deposit insurance rates were reduced to an annual minimum of $2 thousand for 1996. As a result, total deposit insurance expense decreased from $914 thousand in 1995 to $13 thousand in 1996. Deposit insurance expense also includes an assessment from the Depositors Insurance Fund ("DIF") to insure customer deposits in excess of the FDIC insurance limits.

     All other expenses essentially stayed flat in 1996.

INCOME TAX EXPENSE

The Company recorded a tax expense of $6.0 million in 1996 compared to approximately $5.5 million in 1995. The effective income tax rate for the year ended December 31, 1996 was 38.9%, a modest increase from 38.8% in 1995. For further information on income taxes, see Note 12 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS 1995 AND 1994

Massbank Corp. reported record net income for the year ended December 31, 1995 of $8.8 million or $3.15 per share ($3.12 per share on a fully diluted basis) compared to $8.2 million or $2.84 per share for the year ended December 31, 1994. Return on average assets and return on average realized equity improved to 1.04% and 10.81% in 1995, from 0.96% and 10.62% in 1994, respectively, reflecting an improvement in net interest margin, a lower provision for loan losses, and non-interest expense reductions resulting prima rily from a significant decrease in deposit insurance expense in 1995. The Company's net interest margin in 1995 was 3.15%, 8 basis points higher than the 3.07% in 1994.

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

     Interest on loans decreased $0.1 million to $19.5 million for the year ended December 31, 1995. The decrease in interest income earned on loans was due principally to a decrease of $6.0 million in average loan balances in 1995 compared to the prior year. The reduction in average loan volume was partially offset by an increase in yield on loans. The yield on loans improved 15 basis points to 7.93% for 1995 compared to 7.78% for 1994. This improvement is due primarily to consumer loans in the Bank's loan portfol io which float either with the prime interest rate or three month U.S. treasury bill rate. These interest rates were significantly higher during 1995 than during 1994.

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

INTEREST EXPENSE

Total interest expense increased 18.1% to $30.9 million for the year ended December 31, 1995 from $26.2 million for the year ended December 31, 1994. This increase was due principally to an increase of 70 basis points in the Company's average cost of funds from 3.41% in 1994 to 4.11% in 1995, partially offset by lower average deposit volume. Average deposits and borrowed funds declined to $752.5 million in 1995, from $766.4 million a year earlier. The Bank maintained flat regular savings account deposit rates in 1995 and 1994 while selectively increasing rates on certificates of deposit. The strategy helped to encourage a shift from savings to time certificates of deposit during this period. During 1995, the Bank's total savings deposits, including money market accounts, declined $101.8 million, from $458.4 million at December 31, 1994 to $356.6 million at December 31, 1995, while its certificates of deposit increased $96.6 million, from $235.4 million at year end 1994 to $332.0 million at year end 1995.

PROVISION FOR LOAN LOSSES

The provision for loan losses in 1995 was $170 thousand compared to $705 thousand in 1994. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. In making its decision, management considers a number of factors, including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions, and trends in loan delinquencies and charge-offs. At December 31, 1995, the allowance for loan losses was $2.5 million representing 104.2% of non-performing loans. The Bank's non-performing loans totaled $2.4 million at December 31, 1995 compared to $2.1 million a year earlier. Net charge-offs totaled $207 thousand in 1995 compared to $400 thousand in 1994. Management believes that the allowance for loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions.

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

NON-INTEREST EXPENSE

Non-interest expenses (i.e., operating expenses) decreased by $1.0 million or 7.3% to $13.2 million in 1995, from $14.2 million a year ago.

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

     In 1995, the FDIC reduced deposit insurance rates for well capitalized banks from $0.23 to $0.04 per hundred dollars of deposits effective June 1, 1995. This significant reduction in rates reduced the Bank's total deposit insurance expense by $874 thousand or 48.9% in 1995 to $0.9 million from $1.8 million a year ago. FDIC deposit insurance rates have been further reduced to the annual minimum of $2 thousand for 1996.

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

LIQUIDITY AND CAPITAL RESOURCES
The Bank must maintain a sufficient level of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank's primary sources of funds are deposits, loan amortization and prepayments, sales or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in overnight federal funds sold, which can be immediately converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 1996, the Bank had $109.9 million or 12.4% of total assets and $148.6 million or 16.7% of total assets invested, respectively, in overnight federal funds sold and United States obligations.

     The Bank is a Federal Deposit Insurance Corporation insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier I capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMEL rating system) are required to maintain a minimum leverage ratio of Tier I capital to total average assets of at least 3.00%. An additional 100 to 200 basis points are required for all but these most highly rated institutions. The Bank is also required to maintain a minimum level of risk-based capital. Under the new risk-based capital standards, FDIC insured institutions must maintain a Tier I capital to risk-weighted assets ratio of 4.00% and are gener ally expected to meet a minimum total qualifying capital to risk-weighted assets ratio of 8.00%. The new risk-based capital guidelines take into consideration risk factors, as defined by the regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk-based capital ratios. Tier II capital components include supplemental capital components such as qualifying allowance for loan losses and qualifying subordinated debt. Tier I capital plus the Tier II capital components is referred to as total qualifying capital.

     The capital ratios of the Bank and the Company currently exceed the minimum regulatory requirements. At December 31, 1996, the Bank had a leverage Tier I capital to average assets ratio of 9.93%, a Tier I capital to risk-weighted assets ratio of 32.88% and a total capital to risk-weighted assets ratio of 33.74%. The Company, on a consolidated basis, had ratios of leverage Tier I capital to average assets of 10.09%, Tier I capital to risk-weighted assets of 33.41% and total capital to risk-weighted assets of 34.27% at December 31, 1996.

ASSET AND LIABILITY MANAGEMENT

The Bank's asset/liability management objective is to attempt to insulate the balance sheet, and therefore the income statement, from excessive risk due to changes in market interest rates. The Company's asset/liability management policy, which is reviewed by the Board of Directors on an annual basis, establishes limits for interest rate risk assumption to prevent the erosion of earnings and capital in an adverse interest rate environment. The Company's asset/liability management policy also states that it is the responsibility of the Bank's Asset and Liability Committee to establish long-term strategies with respect to interest rate risk and to monitor the exposure to interest rate risk in relation to present and prospective market interest rates, economic conditions, and balance sheet composition on an ongoing basis.

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

RECENT ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occuring after December 31, 1996 and is to be applied prospectively. However, SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," requires the deferral of implementation as it relates to repurchase agreements, dollar-rolls, securities lending and similar transactions until years beginning after December 31, 1997. Earlier or retrospective applications of this Statement is not permitted. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on an approach that focuses on control, whereby after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this pronouncement is not expected to have a significant effect on the Company's financial position or results of operations.

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

                                                   1996 COMPARED TO 1995           1995 COMPARED TO 1994
(IN THOUSANDS)                                       INCREASE (DECREASE)            INCREASE (DECREASE)
YEARS ENDED DECEMBER 31,                                  DUE TO                          DUE TO
-------------------------------------------------------------------------------------------------------------
                                                VOLUME     RATE       TOTAL      VOLUME      RATE      TOTAL
-------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
     Federal funds sold                        $   265    $  (537)   $  (272)   $ 3,165     $  908    $ 4,073
     Short-term investments                        986        (30)       956        273         19        292
     Investment securities                      (3,580)       441     (3,139)       (50)     1,619      1,569
     Trading securities                         (2,043)       (27)    (2,070)    (4,954)     1,867     (3,087)
     Mortgage-backed securities                  6,449       (342)     6,107      2,363         46      2,409
     Mortgage loans                                675       (420)       255       (477)        44       (433)
     Other loans                                  (263)       (76)      (339)         8        329        337
-------------------------------------------------------------------------------------------------------------
          Total interest and dividend income     2,489       (991)     1,498        328      4,832      5,160
-------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
     Deposits:
          Demand and NOW                           (10)       (68)       (78)       (10)       (23)       (33)
          Savings                               (1,006)       376       (630)    (4,206)       153     (4,053)
          Time certificates of deposit           2,995       (121)     2,874      6,163      2,668      8,831
     Borrowed funds                               --         --         --           (1)      --           (1)
-------------------------------------------------------------------------------------------------------------
          Total interest expense                 1,979        187      2,166      1,946      2,798      4,744
-------------------------------------------------------------------------------------------------------------
     Net interest income                       $   510    $(1,178)   $  (668)   $(1,618)    $2,034    $   416
=============================================================================================================


AVERAGE BALANCE SHEETS

====================================================================================================================================
(In thousands) Years ended December 31,          1996                             1995                              1994
------------------------------------------------------------------------------------------------------------------------------------
                                               Interest   Average               Interest   Average                Interest   Average
                                     Average    Income/   Yield/     Average    Income/     Yield/     Average     Income/    Yield/
                                    Balance(4)  Expense   Rate(4)   Balance(4)  Expense     Rate(4)    Balance(4)  Expense   Rate(4)
------------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Earning assets:
     Federal funds sold             $ 95,253   $ 5,084     5.34%    $ 90,589    $ 5,356      5.91%    $ 32,724    $ 1,283     3.92%
     Short-term investments(2)        23,656     1,259     5.32        5,168        303      5.86          362         11     3.07
     Investment securities           194,229    12,586     6.48      250,318     15,710      6.28      251,209     14,139     5.63
     Mortgage-backed securities      277,409    19,353     6.98      184,976     13,246      7.16      152,026     10,837     7.13
     Trading securities                9,719       563     5.79       45,012      2,633      5.85      141,479      5,720     4.04
     Mortgage loans(1)               225,005    16,933     7.53      216,060     16,678      7.72      222,144     17,111     7.70
     Other loans(1)                   26,993     2,481     9.19       29,848      2,820      9.45       29,749      2,483     8.35
------------------------------------------------------              -------------------               -------------------
          Total earning assets       852,264    58,259     6.84%     821,971     56,746      6.90%     829,693     51,584     6.22%
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses              2,414                           2,587                             2,343
------------------------------------------------------------------------------------------------------------------------------------
          Total earning assets
               less allowance for
               loan losses           849,850                         819,384                           827,350
Other assets                          19,194                          20,765                            22,442
------------------------------------------------------------------------------------------------------------------------------------
          Total assets              $869,044                        $840,149                          $849,792
====================================================================================================================================

LIABILITIES:

Deposits:
     Demand and NOW                 $ 63,969       574     0.90%    $ 64,946        652      1.00%    $ 66,050        685     1.04%
     Savings                         358,056    12,268     3.43      387,449     12,898      3.33      514,015     16,951     3.30
     Time certificates of deposit    352,385    20,220     5.74      300,141     17,346      5.78      186,222      8,515     4.57
------------------------------------------------------              -------------------               -------------------
          Total deposits             774,410    33,062     4.27      752,536     30,896      4.11      766,287     26,151     3.41
Borrowed funds                            --        --       --           --         --        --          159          1     0.69
------------------------------------------------------              -------------------               -------------------
     Total deposits and
          borrowed funds             774,410    33,062     4.27%     752,536     30,896      4.11%     766,446     26,152     3.41%
------------------------------------------------------------------------------------------------------------------------------------
Other liabilities                      6,106                           5,365                             6,245
     Total liabilities               780,516                         757,901                           772,691
------------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:                 88,528                          82,248                            77,101
     Total liabilities and
          stockholders' equity      $869,044                        $840,149                          $849,792
------------------------------------------------------------------------------------------------------------------------------------
Net interest income (tax-
     equivalent basis)                                   25,197                  25,850                            25,432
Less adjustment of tax-
     exempt interest income                                 150                     135                               133
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                     $25,047                $ 25,715                          $ 25,299
------------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                       2.57%                             2.79%                            2.81%
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin(3)                                     2.96%                             3.15%                            3.07%
====================================================================================================================================

(1) Loans on nonaccrual status are included in the average balance.
(2) Short-term investments consist of interest-bearing deposits in banks and investments in money market funds.
(3) Net interest income (tax equivalent basis) before provision for loan losses divided by average interest-earning assets.
(4) Includes the effects of SFAS No. 115.

Independent Auditors' Report

[LOGO KPMG] Peat Marwick LLP

The Board of Directors and Stockholders
Massbank Corp.:

                                 We have audited the accompanying consolidated
balance sheets of Massbank Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

                                 In our opinion, the consolidated financial
statements referred to above present fairly, in all material respects, the financial position of Massbank Corp. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                             KPMG Peat Marwick LLP
Boston, Massachusetts
January 17, 1997

MASSBANK CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------------------
(In thousands except share data) AT DECEMBER 31,                                                             1996            1995
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                                                  $  6,612        $  8,150
Short-term investments (Note 2)                                                                           134,310         117,505
---------------------------------------------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                                                       140,922         125,655
---------------------------------------------------------------------------------------------------------------------------------
Term federal funds sold                                                                                    10,000           5,000
Interest-bearing deposits in banks                                                                          1,751             941
Securities held to maturity, at amortized cost
  (market value of $160 in 1996 and $402 in 1995) (Note 3)                                                    160             402
Securities available for sale, at market value
  (amortized cost of $464,857 in 1996 and $443,638 in 1995) (Note 3)                                      471,752         456,101
Trading securities, at market value (Note 4)                                                                4,672           6,819
Loans (Notes 5, 7 and 11):
  Mortgage loans                                                                                          224,139         220,603
  Other loans                                                                                              25,522          28,582
---------------------------------------------------------------------------------------------------------------------------------
    Total loans                                                                                           249,661         249,185
  Less: allowance for loan losses (Note 6)                                                                  2,237           2,529
---------------------------------------------------------------------------------------------------------------------------------
    Net loans                                                                                             247,424         246,656
---------------------------------------------------------------------------------------------------------------------------------
Premises and equipment (Note 9)                                                                             4,095           4,226
Real estate acquired through foreclosure (Note 7)                                                             503             255
Accrued interest receivable                                                                                 5,647           7,280
Other assets                                                                                                1,311           1,207
---------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                                         $888,237        $854,542
=================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits (Notes 10 and 11):
  Demand and NOW                                                                                         $ 62,734        $ 66,413
  Savings                                                                                                 357,658         356,598
  Time certificates of deposit                                                                            369,139         332,057
  Deposit acquisition premium, net of amortization                                                         (1,181)         (1,411)
---------------------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                                        788,350         753,657
Escrow deposits of borrowers                                                                                1,271             992
Employee stock ownership plan liability (Note 14)                                                             937           1,093
Accrued and deferred income taxes payable (Note 12)                                                         2,594           4,760
Other liabilities                                                                                           2,835           3,223
---------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                                     795,987         763,725
---------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 8 and 9)
Stockholders' equity (Notes 12, 13, 14 and 15):
  Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued                         --              --
  Common stock, par value $1.00 per share; 10,000,000 shares
    authorized, 5,476,125 and 5,424,671 shares issued, respectively                                         5,476           5,425
  Additional paid-in capital                                                                               57,858          56,842
  Retained earnings                                                                                        65,756          58,773
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          129,090         121,040
  Treasury stock at cost, 2,789,411 and 2,683,065 shares, respectively                                    (39,904)        (36,370)
  Net unrealized gains on securities available for sale, net of tax effect (Note 3)                         4,001           7,240
  Common stock acquired by ESOP (Note 14)                                                                    (937)         (1,093)
---------------------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                                             92,250          90,817
---------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                                           $888,237        $854,542
=================================================================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------------------------------------------------------
(In thousands except share data) YEARS ENDED DECEMBER 31,                                 1996             1995             1994
--------------------------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
  Mortgage loans                                                                       $16,933          $16,678          $17,111
  Other loans                                                                            2,481            2,820            2,483
  Securities available for sale:
    Mortgage-backed securities                                                          19,353           13,246           10,837
    Other securities                                                                    12,425           15,553           13,975
  Trading securities                                                                       563            2,633            5,720
  Federal funds sold                                                                     5,084            5,356            1,283
  Other investments                                                                      1,270              325               42
--------------------------------------------------------------------------------------------------------------------------------
      Total interest and dividend income                                                58,109           56,611           51,451
--------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Deposits:
    NOW                                                                                    574              652              685
    Savings                                                                             12,268           12,898           16,951
    Time certificates of deposit                                                        20,220           17,346            8,515
--------------------------------------------------------------------------------------------------------------------------------
      Total interest expense on deposits                                                33,062           30,896           26,151
  Borrowed funds                                                                            --               --                1
--------------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                            33,062           30,896           26,152
--------------------------------------------------------------------------------------------------------------------------------
      Net interest income                                                               25,047           25,715           25,299
PROVISION FOR LOAN LOSSES (Note 6)                                                         160              170              705
--------------------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses                               24,887           25,545           24,594
--------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
  Deposit account service fees                                                             932              923              974
  Gains (losses) on securities, net                                                        868               92             (533)
  Interest on tax settlements                                                               --               51            1,188
  Other                                                                                    865              882              908
--------------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                                                          2,665            1,948            2,537
--------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
  Salaries and employee benefits                                                         7,215            7,260            6,793
  Occupancy and equipment                                                                1,977            1,991            2,041
  Data processing                                                                          608              608              640
  Professional services                                                                    340              414              490
  Deposit insurance                                                                         13              914            1,788
  Write-down in loan valuation premium                                                      --               --              282
  Other                                                                                  1,971            1,991            2,179
--------------------------------------------------------------------------------------------------------------------------------
      Total non-interest expense                                                        12,124           13,178           14,213
--------------------------------------------------------------------------------------------------------------------------------
      Income before income taxes                                                        15,428           14,315           12,918
INCOME TAX EXPENSE (Note 12)                                                             6,001            5,556            4,733
--------------------------------------------------------------------------------------------------------------------------------
      Net income                                                                       $ 9,427          $ 8,759          $ 8,185
================================================================================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Primary                                                                            2,743,880        2,783,933        2,883,314
  Fully diluted                                                                      2,746,016        2,806,095        2,885,358
EARNINGS PER SHARE (in dollars):
  Primary                                                                              $  3.44          $  3.15          $  2.84
  Fully diluted                                                                           3.43             3.12             2.84
================================================================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


--------------------------------------------------------------------------------------------------------------------------
(In thousands) YEARS ENDED DECEMBER 31,                                              1996             1995            1994
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                      $ 9,427         $  8,759         $ 8,185
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization                                                     441              462             520
    Amortization of deposit acquisition premium                                       230              231             230
    Amortization of loan valuation premium                                             64               64             361
    Amortization of ESOP shares committed to be released                               63               51              --
    Charitable contribution of appreciated securities                                   5               --              --
    (Increase) decrease in accrued interest receivable                              1,633             (410)             36
    Increase (decrease) in other liabilities                                         (388)          (2,924)            191
    Decrease in current income taxes payable                                          (75)            (363)         (1,379)
    Accretion of discounts on securities, net of
      amortization of premiums                                                     (1,052)          (1,137)           (729)
    Net trading securities activity                                                 2,065          109,289          26,718
    (Gains) losses on securities available for sale                                  (950)             407            (308)
    (Gains) losses on trading securities                                               82             (499)            841
    Increase in deferred mortgage loan origination fees, net of
      amortization                                                                    114               57              15
    Deferred income tax expense (benefit)                                             238              276            (183)
    (Increase) decrease in other assets                                               (74)            (186)            270
    Loans originated for sale                                                        (215)            (455)         (1,034)
    Loans sold                                                                        378              455           1,285
    Provision for loan losses                                                         160              170             705
    Provisions for losses and writedowns on real estate acquired
      through foreclosure                                                              32               25              49
    (Gains) on sales of real estate acquired through foreclosure                      (26)              --             (30)
    (Gains) on sales of premises and equipment                                         (2)              --              --
    Increase (decrease) in escrow deposits of borrowers                               279               26             (64)
--------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                    12,429          114,298          35,679
--------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

MASSBANK CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                                        1996           1995            1994
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of term federal funds                                                         (10,000)       (50,000)             --
    Proceeds from maturities of term federal funds                                            5,000         45,000              --
    Purchases of bank certificates of deposit                                                  (810)          (941)             --
    Proceeds from sales of investment securities available for sale                          49,940          6,035          28,329
    Proceeds from maturities of investment securities held to maturity
      and available for sale                                                                 86,225         45,147         129,227
    Purchases of investment securities available for sale                                   (56,196)       (57,789)       (124,200)
    Purchases of mortgage-backed securities                                                (135,854)       (61,092)        (85,886)
    Principal repayments of mortgage-backed securities                                       36,858         22,084          29,130
    Principal repayments of tax-exempt bonds                                                     17             18              17
    Loans originated                                                                        (51,152)       (39,222)        (46,672)
    Loan principal payments received                                                         49,118         40,116          43,656
    Purchases of premises and equipment                                                        (310)          (360)           (459)
    Proceeds from sale of premises and equipment                                                  2             --              --
    Proceeds from sale of real estate acquired through foreclosure                              511            265             791
    Net advances on real estate acquired through foreclosure                                     --             (7)            (22)
----------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                                 (26,651)       (10,746)        (26,089)
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in deposits                                                      34,463         (6,250)         (6,917)
    Net decrease in borrowed funds                                                               --             --             (73)
    Payments to acquire treasury stock                                                       (3,534)        (3,082)         (5,063)
    Issuance of common stock under stock option plan                                            738            891             840
    Tax benefit resulting from stock options exercised                                          266            364             299
    Cash dividends paid on common stock                                                      (2,459)        (1,981)         (1,692)
    Tax benefit resulting from dividends paid on unallocated shares
      held by the ESOP                                                                           15             --              --
----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities                                    29,489        (10,058)        (12,606)
----------------------------------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents                                   15,267         93,494          (3,016)
Cash and cash equivalents at beginning of year                                              125,655         32,161          35,177
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                  $ 140,922       $125,655       $  32,161
==================================================================================================================================
SUPPLEMENTAL CASH FLOW DISCLOSURES:
CASH TRANSACTIONS:
    Cash paid during the year for interest                                                $  33,026       $ 30,984       $  26,153
    Cash paid during the year for taxes                                                       5,557          5,230           4,828
NON-CASH TRANSACTIONS:
    SFAS 115:
      Increase (decrease) in stockholders' equity                                            (3,239)        11,155          (8,067)
      Increase (decrease) in deferred tax liabilities                                        (2,329)         8,194          (6,123)
      Securities reclassified from held to maturity to available for sale                        --        202,800              --
    Transfers from loans to real estate acquired through foreclosure                            765            409             219
    Transfers from other assets to securities available for sale                                 --            214              --
    Purchase of securities incomplete (not settled) as of year end                               --            138           2,992
    Sales of securities incomplete (not settled) as of year end                                  30             --              --
==================================================================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


---------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
---------------------------------------------------------------------------------------------------------------------------------
                                                                                           Net unrealized
                                                                                           gains (losses)
                                                                                            on securities      Common
                                                      Additional                            available for       stock
                                              Common     paid-in   Retained     Treasury     sale, net of    acquired
                                               stock     capital   earnings        stock       tax effect     by ESOP       Total
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                  $3,522     $56,300    $45,502     $(28,225)         $ 4,152     $(1,176)    $80,075
  Net Income                                      --          --      8,185           --               --          --       8,185
  Cash dividends declared
    ($0.60 per share)                             --          --     (1,692)          --               --          --      (1,692)
  Net increase in liability to ESOP               --          --         --           --               --         (73)        (73)
  Purchase of treasury stock                      --          --         --       (5,063)              --          --      (5,063)
  Exercise of stock options and
    related tax benefits                          54       1,085         --           --               --          --       1,139
  Transfer resulting from
    three-for-two stock split                  1,776      (1,776)        --           --               --          --          --
  Change in net unrealized
    gains (losses) on securities
    available for sale,
    net of tax effect                             --          --         --           --           (8,067)         --      (8,067)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                   5,352      55,609     51,995      (33,288)          (3,915)     (1,249)     74,504
  Net Income                                      --          --      8,759           --               --          --       8,759
  Cash dividends declared
    ($0.73 per share)                             --          --     (1,981)          --               --          --      (1,981)
  Net decrease in liability to ESOP               --          --         --           --               --         156         156
  Amortization of ESOP shares
    committed to be released                      --          51         --           --               --          --          51
  Purchase of treasury stock                      --          --         --       (3,082)              --          --      (3,082)
  Exercise of stock options and
    related tax benefits                          73       1,182         --           --               --          --       1,255
  Change in net unrealized
    gains (losses) on securities
    available for sale,
    net of tax effect                             --          --         --           --           11,155          --      11,155
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                   5,425      56,842     58,773      (36,370)           7,240      (1,093)     90,817
  Net Income                                      --          --      9,427           --               --          --       9,427
  Cash dividends declared
    ($0.92 per share)                             --          --     (2,459)          --               --          --      (2,459)
  Tax benefit resulting from dividends paid
    on unallocated shares held by the ESOP        --          --         15           --               --          --          15
  Net decrease in liability to ESOP               --          --         --           --               --         156         156
  Amortization of ESOP shares
    committed to be released                      --          63         --           --               --          --          63
  Purchase of treasury stock                      --          --         --       (3,534)              --          --      (3,534)
  Exercise of stock options and
    related tax benefits                          51         953         --           --               --          --       1,004
  Change in net unrealized
    gains (losses) on securities
    available for sale,
    net of tax effect                             --          --         --           --           (3,239)         --      (3,239)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                  $5,476     $57,858    $65,756     $(39,904)         $ 4,001     $  (937)    $92,250
=================================================================================================================================

See accompanying notes to consolidated financial statements.

   MASSBANK CORP. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Massbank Corp. (the "Company") is a Delaware chartered holding company whose principal subsidiary is Massbank (the "Bank"). The Bank operates fourteen full service banking offices in Reading, Melrose, Stoneham, Wilmington, Medford, Chelmsford, Tewksbury, Westford, Dracut and Lowell providing a variety of deposit, lending and trust services. As a Massachusetts chartered savings bank whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") and the Depositors Insurance Fund ("DIF"), the activities of the Bank are subject to regulation, supervision and examination by federal and state regulatory authorities, including, but not limited to the FDIC, the Massachusetts Commissioner of Banks and the DIF. In addition, as a bank holding company, the Company is subject to supervision, examination and regulation by the Board of Governors of the Federal Reserve System.

   BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Massbank, Readibank Properties, Inc., Readibank Equipment Corporation, Readibank Investment Corporation and Melbank Investment Corporation. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. In preparing the consolidated nancial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and income and expenses for the period. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses.

          Certain amounts in the prior years' consolidated financial statements were reclassified to permit comparison with the current fiscal year. The Company's reported per share amounts and average common and common equivalent shares outstanding for 1994 and prior years have been restated to reflect the Company's three-for-two stock split of September 9, 1994.

   INVESTMENTS IN DEBT AND EQUITY SECURITIES

   Under its investment policy, management determines the appropriate classification of securities at the time of purchase. Those debt securities that the Company has the intent and the ability to hold to maturity are classified as securities held to maturity and are carried at amortized historical cost. Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital and other similar factors. The Company records investment securities available for sale at aggregate market value with the net unrealized holding gains or losses reported, net of tax effect, as a separate component of stockholders' equity until realized. As of December 31, 1996, stockholders' equity included approximately $4.0 million, representing the net unrealized gains on securities available for sale, less applicable income taxes. Investment s classified as trading securities are stated at market value with unrealized gains and losses included in earnings.

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

          In the fourth quarter of 1995, the Company adopted the Financial Accounting Standards Board ("FASB") guidelines, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," issued on November 15, 1995. Under these guidelines, the Company was allowed a one-time opportunity to reassess the appropriateness of its investment classifications and reclassify securities from the held to maturity category to the available for sale category, or vice versa. As a result of this reassessment and after thoughtful consideration, the Company reclassified all of its mortgage-backed securities from the held to maturity category to the available for sale category in accordance with the FASB guidelines. The total amortized cost of the securities reclassified was $202.8 million. These securities had total net unrealized gains of $3.7 million on the date they were reclassified.

          Income on debt securities is accrued and included in interest and dividend income. The specific identification method is used to determine realized gains and losses on sales of securities available for sale which are also reported in non-interest income under the caption "gains (losses) on securities." When a security suffers a loss in value which is considered other than temporary, such loss is recognized by a charge to earnings.

   LOANS

   Loans are reported at the principal amount outstanding, net of unearned fees. Loan origination fees and related direct incremental loan origination costs are offset and the resulting net amount is deferred and amortized over the life of the loan using the level-yield method.

          The Bank generally does not accrue interest on loans which are 90 days or more past due. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed from income and all amortization of deferred loan fees is d iscontinued. Interest received on nonaccrual loans is either applied against principal or reported as income according to management's judgment as to the collectibility of principal. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

          Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a LoanIncome Recognition and Disclosures." These statements establish accounting standards for measuring impairment on loans for which it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires impairment to be measured on a discounted cash flow method, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. However, impairment must be measured based on the fair value of the collateral if it is determined that foreclosure is probable. Impaired loans consist of all nonaccrual commercial loans.

   ALLOWANCE FOR LOAN LOSSES

              The allowance for loan losses is increased by provisions charged to operations based on management's assessment of many factors including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions that may affect the borrower's ability to pay, and trends in loan delinquencies and charge-offs. Realized losses, net of recoveries, are charged directly to the allowance. While management uses the information available in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

   PREMISES AND EQUIPMENT

   Land is carried at cost. Premises, equipment and leasehold impro vements are stated at cost, less accumulated depreciation and amortization computed primarily by use of the straight-line method over the estimated useful lives of the related assets or terms of the related leases.

   REAL ESTATE ACQUIRED THROUGH FORECLOSURE

   Real estate acquired through foreclosure is comprised of foreclosed properties where the Bank has actually received title and loans determined to be substantially repossessed. Real estate loans that are substantially repossessed include only those loans for which the Bank has taken possession of the collateral but has not completed legal foreclosure proceedings. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. Real estate acquired through foreclosure is recorded at the lower of the carrying value of the loan or the fair value of the property constructively or actually received, less estimated costs to sell the property following foreclosure. Operating expenses and any subsequent provisions to reduce the carrying value to fair value are charged to current period earnings. Gains and losses upon disposition are reflected in earnings as realized.

   TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF
   LIABILITIES

   Effective January 1, 1997, the Company will adopt SFASNo. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. However, SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," requires the deferral of implementation as it relates to repurchase agreements, dollar-rolls, securities lending and similar transactions until years beginning after December 31, 1997. Earlier or retrospective applications of this Statement is not permitted. SFASNo. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on an approach that focuses on control, whereby after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sal es from transfers that are secured borrowings. The adoption of this pronouncement is not expected to have a significant effect on the Company's financial position or results of operations.

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

   EMPLOYEES' STOCK OWNERSHIP PLAN ("ESOP")

   The Company recognizes compensation cost equal to the fair value of the ESOP shares committed to be released.

          Dividends on unallocated ESOP shares are reported as a reduction of accrued interest on the ESOPloan.

          The Company reports loans from outside lenders to its ESOP as a liability on its balance sheet and reports interest cost on the debt.

          For earnings per share (EPS) computations, ESOP shares that have been committed to be released are considered outstanding. ESOP shares that have not been committed to be released are not considered outstanding.

   STOCK-BASED COMPENSATION

   On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The Statement establishes financial accounting and reporting standards for stock-based compensation plans. SFAS No. 123 encourages, but does not require, a fai r value based method of accounting for stock-based compensation plans. The statement allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method prescribed by Accounting Principles Board ("APB") Opinion No. 25. For those entities electing to use the intrinsic value based method, SFAS No. 123 requires pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied. The Company continues to account for stock-based compensation costs under APB Opinion No. 25.

   EARNINGS PER COMMON SHARE

   The computation of earnings per common share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Stock options, when dilutive, are included as common stock equivalents using the treasury stock method.

          For earnings per share computations, ESOP shares that have been committed to be released are considered outstanding. ESOP shares that have not been committed to be released are not considered outstanding.

          All share information set forth herein has been adjusted to reflect the 3-for-2 split of the Company's common stock effective September 9, 1994.


   CASH AND CASH EQUIVALENTS

   For purposes of reporting cash flows, cash and cash equivalents consist of cash and due from banks, and short-term investments with original maturities of less than 90 days.

          As a nonmember of the Federal Reserve System, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in "Cash and Due from Banks," was $3.2 million and $2.1 million at December 31, 1996 and 1995, respectively.

   INCOME TAXES

   The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. The Bank's deferred tax asset is reviewed and adjustments to such asset are recognized as deferred income tax expense or benefit based upon management's judgment relating to the realizability of such asset. Based on the Bank's historical and current pre-tax earnings, management believes it is more likely than not that the Bank will realize its existing gross deferred tax asset.

          The Company and its subsidiaries file state and consolidated federal income tax returns on an October 31 year-end.

2. SHORT-TERM INVESTMENTS

   Short-term investments consist of the following:

   ---------------------------------------------------------------------------------------------------------------------------------
   (IN THOUSANDS) AT DECEMBER 31,                                                                           1996                1995
   ---------------------------------------------------------------------------------------------------------------------------------
   Federal funds sold (overnight)                                                                       $109,902            $100,245
   Term federal funds sold                                                                                    --              10,000
   Money market funds                                                                                     24,408               7,260
   ---------------------------------------------------------------------------------------------------------------------------------
         Total short-term investments                                                                   $134,310            $117,505
   =================================================================================================================================

   The investments above are stated at cost which approximates market value and have original maturities of 90 days or less.

3. INVESTMENT SECURITIES

   The amortized cost and market value of investment securities follows:

   ---------------------------------------------------------------------------------------------------------------------------------
                                                                                       GROSS               GROSS
                                                               AMORTIZED          UNREALIZED          UNREALIZED              MARKET
   (IN THOUSANDS) AT DECEMBER 31, 1996                              COST               GAINS              LOSSES               VALUE
   ---------------------------------------------------------------------------------------------------------------------------------
   Securities held to maturity:
     Other bonds and obligations                                $    160              $   --             $    --            $    160
   ---------------------------------------------------------------------------------------------------------------------------------
         Total securities held to maturity                           160                  --                  --                 160
   ---------------------------------------------------------------------------------------------------------------------------------
   Securities available for sale:
     Debt securities:
       U.S. Treasury obligations                                 139,197               1,509                  --             140,706
       U.S. Government agency obligations                          7,899                  31                 (53)              7,877
       Other bonds and obligations                                 1,000                  --                  --               1,000
   ---------------------------------------------------------------------------------------------------------------------------------
         Total                                                   148,096               1,540                 (53)            149,583
   ---------------------------------------------------------------------------------------------------------------------------------
       Mortgage-backed securities:
         Government National Mortgage Association                 69,903                 987                (480)             70,410
         Federal Home Loan Mortgage Corporation                  226,130               1,878              (1,920)            226,088
         Federal National Mortgage Association                     9,261                 356                  --               9,617
         Other                                                       453                  27                  --                 480
   ---------------------------------------------------------------------------------------------------------------------------------
         Total mortgage-backed securities                        305,747               3,248              (2,400)            306,595
   ---------------------------------------------------------------------------------------------------------------------------------
         Total debt securities                                   453,843               4,788              (2,453)            456,178
   ---------------------------------------------------------------------------------------------------------------------------------
     Equity securities                                            11,014               4,624                 (64)             15,574
   ---------------------------------------------------------------------------------------------------------------------------------
         Total securities available for sale                     464,857              $9,412             $(2,517)           $471,752
   ---------------------------------------------------------------------------------------------------------------------------------
     Net unrealized gains on securities
       available for sale                                          6,895
   ---------------------------------------------------------------------------------------------------------------------------------
         Total securities available for sale, net                471,752
   ---------------------------------------------------------------------------------------------------------------------------------
         Total investment securities, net                       $471,912
   =================================================================================================================================

   --------------------------------------------------------------------------------------------------------------------------------
                                                                                       GROSS               GROSS
                                                               AMORTIZED          UNREALIZED          UNREALIZED             MARKET
   (IN THOUSANDS) AT DECEMBER 31, 1996                              COST               GAINS              LOSSES              VALUE
   --------------------------------------------------------------------------------------------------------------------------------

   Securities held to maturity:
     Other bonds and obligations                                $    402             $    --               $  --           $    402
   --------------------------------------------------------------------------------------------------------------------------------
         Total securities held to maturity                           402                  --                  --                402
   --------------------------------------------------------------------------------------------------------------------------------
   Securities available for sale:
     Debt securities:
       U.S. Treasury obligations                                 207,771               4,387                 (43)           212,115
       U.S. Government agency obligations                         13,994                 178                  --             14,172
       Other bonds and obligations                                 1,996                  10                  (2)             2,004
   --------------------------------------------------------------------------------------------------------------------------------
         Total                                                   223,761               4,575                 (45)           228,291
   --------------------------------------------------------------------------------------------------------------------------------
       Mortgage-backed securities:
         Government National Mortgage Association                 81,411               2,160                 (19)            83,552
         Federal Home Loan Mortgage Corporation                  116,500               2,339                (100)           118,739
         Federal National Mortgage Association                    12,886                 574                  --             13,460
         Other                                                       726                  43                  --                769
   --------------------------------------------------------------------------------------------------------------------------------
         Total mortgage-backed securities                        211,523               5,116                (119)           216,520
   --------------------------------------------------------------------------------------------------------------------------------
         Total debt securities                                   435,284               9,691                (164)           444,811
   --------------------------------------------------------------------------------------------------------------------------------
     Equity securities                                             8,354               2,961                 (25)            11,290
   --------------------------------------------------------------------------------------------------------------------------------
         Total securities available for sale                     443,638             $12,652               $(189)          $456,101
   --------------------------------------------------------------------------------------------------------------------------------
     Net unrealized gains on securities
       available for sale                                         12,463
   --------------------------------------------------------------------------------------------------------------------------------
         Total securities available for sale, net                456,101
   --------------------------------------------------------------------------------------------------------------------------------
         Total investment securities, net                       $456,503
   ================================================================================================================================

   During the years ended December 31, 1996, 1995 and 1994, the Company realized gains and losses on sales of securities available for sale as follows:

   --------------------------------------------------------------------------------------------------------------------------------
   (IN THOUSANDS) AT DECEMBER 31,                                     1996                     1995                      1994
                                                                    REALIZED                 REALIZED                  REALIZED
                                                                GAINS       LOSSES       GAINS      LOSSES         GAINS      LOSSES
   --------------------------------------------------------------------------------------------------------------------------------

   U.S. Treasury obligations                                   $  118       $(103)       $  4       $(889)         $ --       $(382)
   Mortgage-backed securities                                      --        (166)         --          --            --          --
   Marketable equity securities                                 1,146         (45)        574         (96)          724         (34)
   --------------------------------------------------------------------------------------------------------------------------------
         Total realized gains (losses)                         $1,264       $(314)       $578       $(985)         $724       $(416)
   ================================================================================================================================

   Proceeds from sales of debt securities available for sale during 1996, 1995 and 1994 were $40.8 million, $41.9 million and $25.6 million , respectively. Proceeds from sales of marketable equity securities available for sale during 1996, 1995 and 1994, were $9.1 million, $4.1 million and $2.7 million, respectively.

          There were no sales of investment securities held-to-maturity during 1996, 1995 and 1994.

   The amortized cost and market value of debt securities held to maturity and debt securities available for sale by contractual maturity are as follows:

   ---------------------------------------------------------------------------------------------------------------------------------
   (IN THOUSANDS) AT DECEMBER 31,                                                    1996                             1995
   ---------------------------------------------------------------------------------------------------------------------------------
                                                                          AMORTIZED          MARKET        AMORTIZED          MARKET
                                                                               COST           VALUE             COST           VALUE
   ---------------------------------------------------------------------------------------------------------------------------------
   Investment securities held to maturity:
     Other bonds and obligations:
       Maturing within 1 year                                              $     --        $     --         $    225        $    225
       Maturing after 5 years but within 10 years                               111             111              124             124
       Maturing after 10 years but within 15 years                               49              49               53              53
   ---------------------------------------------------------------------------------------------------------------------------------
         Total debt securities held to maturity                                 160             160              402             402
   =================================================================================================================================
   Investment securities available for sale:
     U.S. Treasury obligations:
       Maturing within 1 year                                                55,820          56,120           75,948          76,251
       Maturing after 1 year but within 5 years                              80,390          81,566          128,838         132,716
       Maturing after 5 years but within 10 years                             2,987           3,020            2,985           3,148
   ---------------------------------------------------------------------------------------------------------------------------------
         Total                                                              139,197         140,706          207,771         212,115
   ---------------------------------------------------------------------------------------------------------------------------------
     U.S. Government agency obligations:
       Maturing within 1 year                                                    --              --            6,995           7,103
       Maturing after 1 year but within 5 years                               6,899           6,904            6,999           7,069
       Maturing after 5 years but within 10 years                             1,000             973               --              --
   ---------------------------------------------------------------------------------------------------------------------------------
         Total                                                                7,899           7,877           13,994          14,172
   ---------------------------------------------------------------------------------------------------------------------------------
     Other bonds and obligations:
       Maturing within 1 year                                                 1,000           1,000              999             997
       Maturing after 1 year but within 5 years                                  --              --              997           1,007
   ---------------------------------------------------------------------------------------------------------------------------------
         Total                                                                1,000           1,000            1,996           2,004
   ---------------------------------------------------------------------------------------------------------------------------------
     Mortgage-backed securities:
       Maturing after 1 year but within 5 years                               2,408           2,458               38              38
       Maturing after 5 years but within 10 years                            15,975          16,544           21,967          22,846
       Maturing after 10 years but within 15 years                          287,364         287,593          189,518         193,636
   ---------------------------------------------------------------------------------------------------------------------------------
         Total                                                              305,747         306,595          211,523         216,520
   ---------------------------------------------------------------------------------------------------------------------------------
         Total debt securities available for sale                           453,843         456,178          435,284         444,811
   ---------------------------------------------------------------------------------------------------------------------------------
     Net unrealized gains on debt securities
       available for sale                                                     2,335              --            9,527              --
   ---------------------------------------------------------------------------------------------------------------------------------
         Total debt securities available for sale,
           net carrying value                                              $456,178        $456,178         $444,811        $444,811
   =================================================================================================================================

   Mortgage-backed securities are shown at their contractual maturity but are expected to have shorter average lives due to prepayments.

4. TRADING SECURITIES

The amortized cost and market values of trading securities are as follows:


--------------------------------------------------------------------------------
     (IN THOUSANDS) AT DECEMBER 31,             1996                 1995
--------------------------------------------------------------------------------
                                        Amortized   Market   Amortized    Market
                                          Cost      Value       Cost      Value
--------------------------------------------------------------------------------
Investments in mutual funds              $4,790     $4,672     $6,834     $6,819
--------------------------------------------------------------------------------
    Total trading securities             $4,790     $4,672     $6,834     $6,819
--------------------------------------------------------------------------------

During the years ended December 31, 1996, 1995 and 1994, the Company realized gains and losses on sales of trading securities as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,    1996          1995           1994
--------------------------------------------------------------------------------
                                         Realized      Realized       Realized
                                       Gains Losses  Gains  Losses  Gains Losses
--------------------------------------------------------------------------------
U.S. Treasury obligations               $--   $ --    $20   $  --    $3   $ (52)
Investments in mutual funds              --    (44)    --    (133)    6    (271)
Marketable equity securities             65     --      4      --     -      --
--------------------------------------------------------------------------------
        Total realized gains (losses)   $65   $(44)   $24   $(133)   $9   $(323)
================================================================================


Proceeds from sales of trading securities during 1996, 1995 and 1994 were $3.1 million, $26.5 million and $81.1 million, respectively. Unrealized gains or (losses) included in income in 1996, 1995 and 1994 were $(103) thousand, $608 thousand and $(532) thousand, respectively.

5. LOANS

     The Bank's lending activities are conducted principally in the local communities in which it operates banking offices, and to a lesser extent, in selected areas of Massachusetts and southern New Hampshire.

     The Bank offers single family and multi-family residential mortgage loans, mortgage loans secured by commercial or investment property such as apartment buildings and commercial or corporate facilities, and a variety of consumer loans. The Bank also offers loans for the construction of residential homes, multi-family properties and for land development. Most loans granted by the Bank are either collateralized by real estate or guaranteed by federal or local governmental authorities. The ability of single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers' geographic areas. The ability of commercial real estate and construction loan borrowers to honor their repayment commitments is generally dependent on the economic health of the real estate sector in the borrowers' geographic areas and the overall economy.

The composition of the Bank's loan portfolio is summarized as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                       1996          1995
--------------------------------------------------------------------------------

Mortgage loans:
 Residential:
   Conventional:
    Fixed rate                                   $ 168,000    $ 163,691
    Variable rate                                   48,832       45,717
   FHA and VA                                        2,515        3,244
 Commercial                                          4,121        6,975
 Construction                                        1,388        1,516
--------------------------------------------------------------------------------
        Total mortgage loans                       224,856      221,143
 Add: premium on loans                                 325          388
 Less: deferred mortgage loan origination fees      (1,042)        (928)
--------------------------------------------------------------------------------
        Mortgage loans, net                        224,139      220,603
--------------------------------------------------------------------------------
Other loans:
 Consumer:
   Installment                                       1,967        1,988
   Guaranteed education                              9,729       10,420
   Other secured                                     1,611        2,012
   Home equity lines of credit                      11,316       13,144
   Unsecured                                           271          265
--------------------------------------------------------------------------------
        Total consumer loans                        24,894       27,829
 Commercial                                            628          753
--------------------------------------------------------------------------------
        Total other loans                           25,522       28,582
--------------------------------------------------------------------------------
        Total loans                              $ 249,661    $ 249,185
--------------------------------------------------------------------------------

In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies ("related parties") at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 1996 follows:


--------------------------------------------------------------------------------
(IN THOUSANDS)
--------------------------------------------------------------------------------
Balance at December 31, 1995                                  $ 2,810
Additions                                                         142
Repayments                                                     (2,557)
--------------------------------------------------------------------------------
Balance at December 31, 1996                                  $   395
================================================================================


6. ALLOWANCE FOR LOAN LOSSES

An analysis of the activity in the allowance for loan losses is as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,         1996      1995       1994
--------------------------------------------------------------------------------
Balance at beginning of year                 $ 2,529    $ 2,566    $ 2,261
Provision for loan losses                        160        170        705
Recoveries of loans previously charged-off        90         42         26
--------------------------------------------------------------------------------
     Total                                     2,779      2,778      2,992
--------------------------------------------------------------------------------
Less charge-offs:
  Mortgage loans                                (480)      (124)      (339)
  Other loans                                    (62)      (125)       (87)
--------------------------------------------------------------------------------
Balance at end of year                       $ 2,237    $ 2,529    $ 2,566
================================================================================

The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 1996, 1995 and 1994.


(IN THOUSANDS) AT DECEMBER 31,       1996             1995             1994
                                     Percentage         Percentage         Percentage
                                      of Loans           of Loans           of Loans
                               Amount to Total  Amount   to Total   Amount  to Total
-------------------------------------------------------------------------------------
Mortgage loans:
  Residential                 $1,915     88%    $2,101      86%    $1,908     84%
  Commercial                       3      2        104       3         67      3
Consumer loans                   119     10        237      11        134     12
Other loans                       57     --         61      --         56      1
Unallocated                      143     --         26      --        401     --
-------------------------------------------------------------------------------------
            Total             $2,237    100%    $2,529     100%    $2,566    100%
=====================================================================================

7. NON-PERFORMING ASSETS

The following schedule summarizes non-performing assets at the dates shown:

--------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                         1996      1995      1994
--------------------------------------------------------------------------------
Total nonaccrual loans                               $1,601    $2,428    $2,098
Total real estate acquired through foreclosure          503       255       129
--------------------------------------------------------------------------------
      Total non-performing assets                    $2,104    $2,683    $2,227
================================================================================
Percent of non-performing loans to total loans         0.64%     0.97%     0.84%
Percent of non-performing assets to total assets       0.24%     0.31%     0.26%



The reduction in interest income associated with nonaccrual loans is as follows:
------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                             1996   1995   1994
------------------------------------------------------------------------------------------------------
Interest income that would have been recorded under original terms                  $149   $204   $185
Interest income actually recorded                                                     78     60     88
------------------------------------------------------------------------------------------------------
Reduction in interest income                                                        $ 71   $144   $ 97
======================================================================================================

At December 31, 1996 and 1995, the Company had no impaired loans as defined in SFAS114. Additionally, the Company had no impaired loans during 1996 and its average recorded investment in impaired loans during the year ended December 31, 1995 was negligible.

8. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include com mitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts reflect the extent of involvement the Bank has in particular classes of these instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

----------------------------------------------------------------------------------------------------
                                                                         CONTRACT OR NOTIONAL AMOUNT
(IN THOUSANDS) AT DECEMBER 31,                                                1996      1995
----------------------------------------------------------------------------------------------------
Financial instruments whose contract amounts represent credit risk:
 Commitments to originate residential mortgage loans                        $ 4,264   $ 3,466
 Unadvanced portions of construction loans                                      332       444
 Unused credit lines, including unused portions of equity lines of credit    19,546    20,714
====================================================================================================

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

9. PREMISES AND EQUIPMENT

A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

--------------------------------------------------------------------------------
                                                                    ESTIMATED
                                                                   USEFUL LIFE
(IN THOUSANDS) AT DECEMBER 31,                     1996     1995   (IN YEARS)
--------------------------------------------------------------------------------
Premises:
 Land                                             $1,168   $1,168      --
 Buildings                                         3,395    3,395   15-45
 Building and leasehold improvements               1,587    1,449    3-30
Equipment                                          3,093    2,921    3-20
--------------------------------------------------------------------------------
                                                   9,243    8,933
Less: accumulated depreciation and amortization    5,148    4,707
--------------------------------------------------------------------------------
      Total premises and equipment, net           $4,095   $4,226
================================================================================

The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2006 with options for renewal. Rental expenses for the years ended December 31, 1996, 1995 and 1994 amounted to $508 thousand, $494 thousand and $484 thousand, respectively.

     The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases, as of December 31, 1996, are as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDING DECEMBER 31,                       PAYMENTS
--------------------------------------------------------------------------------
1997                                                            $ 511
1998                                                              454
1999                                                              374
2000                                                              176
2001                                                              176
Later years                                                       240
--------------------------------------------------------------------------------
      Total                                                    $1,931
================================================================================

10. DEPOSITS

Deposits are summarized as follows:

-----------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                             1996                 1995
-----------------------------------------------------------------------------------------
                                                     Amount     Rate      Amount     Rate
-----------------------------------------------------------------------------------------
Demand and NOW:
 NOW accounts                                      $ 45,352     1.16%   $ 51,197     1.23%
 Demand accounts                                     17,382     --        15,216     --
-----------------------------------------------------------------------------------------
  Total demand and NOW                               62,734     0.84      66,413     0.95
-----------------------------------------------------------------------------------------
Savings:
 Regular savings and special notice accounts        333,834     3.49     330,230     3.39
 Money market accounts                               23,824     3.12      26,368     3.28
-----------------------------------------------------------------------------------------
  Total savings                                     357,658     3.47     356,598     3.38
-----------------------------------------------------------------------------------------
Time certificates:
 Fixed rate certificates                            303,722     5.52     274,684     5.80
 Variable rate certificates                          65,417     6.37      57,373     6.65
-----------------------------------------------------------------------------------------
  Total time certificates                           369,139     5.67     332,057     5.95
-----------------------------------------------------------------------------------------
Deposit acquisition premium, net of amortization     (1,181)    --        (1,411)    --
-----------------------------------------------------------------------------------------
  Total deposits                                   $788,350     4.29%   $753,657     4.30%
=========================================================================================

The maturity distribution and related rate structure of the Bank's time certificates at December 31, 1996 follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                         1996
--------------------------------------------------------------------------------
                                                               Average
                                             Amount      Interest Rate
-------------------------------------------------------------------------------
Due within 3 months                         $ 89,757              5.44%
Due within 3-6 months                         67,602              5.33
Due within 6-12 months                        84,180              5.77
Due within 1-2 years                          89,687              5.84
Due within 2-3 years                          34,900              6.24
Due within 3-5 years                           2,825              5.81
Thereafter                                       188              6.20
--------------------------------------------------------------------------------
     Total                                  $369,139              5.67%
================================================================================

At December 31, the Bank had individual time certificates of deposit over $100 thousand maturing as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                            1996             1995
--------------------------------------------------------------------------------
Due within 3 months                                    $18,834           $ 8,969
Due within 3-6 months                                    7,479             6,206
Due within 6-12 months                                  15,327            14,311
Due within 1-2 years                                    13,545            10,964
Due within 2-3 years                                     5,411             4,387
Due within 3-5 years                                       439             1,411
Thereafter                                                  --               101
--------------------------------------------------------------------------------
    Total                                              $61,035           $46,349
================================================================================

                                                                             37

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

INTEREST-BEARING DEPOSITS IN BANKS AND TERM FEDERAL FUNDS SOLD
The carrying amounts of the interest-bearing deposits in banks and term federal funds sold reported in the balance sheet at December 31, 1996 and 1995 approximate fair value.

SECURITIES
The fair value of investment securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. Refer to Notes 3 and 4 for the carrying value and estimated fair value of investment securities at December 31, 1996 and 1995.
     Statement 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs.

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

     The following table presents information for loans:

--------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,          1996                   1995
--------------------------------------------------------------------------------
                                  Carrying  Calculated  Carrying   Calculated
                                    Amount  Fair Value   Amount    Fair Value
--------------------------------------------------------------------------------
Real estate:
 Residential:
  Adjustable                      $ 49,261   $ 49,240   $ 46,101   $ 46,632
  Fixed                            170,774    171,766    167,539    171,096
 Commercial:
  Adjustable                         4,034      4,047      6,569      6,410
  Fixed                                 70         75        394        400
 Consumer and other                 25,522     25,527     28,582     28,393
--------------------------------------------------------------------------------
  Total loans                      249,661    250,655    249,185    252,931
Less: allowance for loan losses      2,237       --        2,529       --
--------------------------------------------------------------------------------
  Net loans                       $247,424   $250,655   $246,656   $252,931
================================================================================

38

DEPOSIT LIABILITIES

Under Statement 107, the fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, regular savings and special notice accounts, and money market accounts, is equal to the amount payable on demand as of December 31, 1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                              1996                   1995
------------------------------------------------------------------------------------------------
                                                    Carrying   Estimated   Carrying    Estimated
                                                      Amount   Fair Value    Amount    Fair Value
------------------------------------------------------------------------------------------------
Demand accounts                                    $  17,382    $ 17,382   $  15,216    $ 15,216
NOW accounts                                          45,352      45,352      51,197      51,197
Regular savings and special notice accounts          333,834     333,834     330,230     330,230
Money market accounts                                 23,824      23,824      26,368      26,368
Time certificates                                    369,139     371,368     332,057     334,641
Deposit acquisition premium, net of amortization      (1,181)       --        (1,411)       --
------------------------------------------------------------------------------------------------
    Total deposits                                   788,350     791,760     753,657     757,652
Escrow deposits of borrowers                           1,271       1,271         992         992
------------------------------------------------------------------------------------------------
    Total                                          $ 789,621    $793,031   $ 754,649    $758,644
================================================================================================

The fair value estimates and the carrying amounts above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

COMMITMENTS TO EXTEND CREDIT
The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
     The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 1996 and 1995 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment.

LIMITATIONS
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has a trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.
                                                                             39

12. INCOME TAXES

Income tax payable (receivable) was allocated as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,               1996      1995
--------------------------------------------------------------------------------
Current income tax payable (receivable):
  Federal                                  $  633   $  894
  State                                       172      (14)
--------------------------------------------------------------------------------
    Total current income tax payable          805      880
--------------------------------------------------------------------------------
Deferred income tax payable:
  Federal                                   1,327    2,878
  State                                       462    1,002
--------------------------------------------------------------------------------
    Total deferred income tax payable       1,789    3,880
--------------------------------------------------------------------------------
    Total income tax payable               $2,594   $4,760
================================================================================


Income tax expense (benefit) was allocated as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,      1996       1995       1994
--------------------------------------------------------------------------------
Current income tax expense:
  Federal                                  $ 4,641    $ 4,209    $ 3,635
  State                                      1,122      1,071      1,265
--------------------------------------------------------------------------------
    Total current tax expense                5,763      5,280      4,900
================================================================================
Deferred income tax expense (benefit):
  Federal                                      194        183       (164)
  State                                         53        115        (28)
  Change in valuation reserve                   (9)       (22)        25
--------------------------------------------------------------------------------
    Total deferred tax expense (benefit)       238        276       (167)
--------------------------------------------------------------------------------
    Total income tax expense               $ 6,001    $ 5,556    $ 4,733
================================================================================

Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent as a result of the following:

-----------------------------------------------------------------------------------------
(IN THOUSANDS) Years ended December 31,                      1996        1995        1994
-----------------------------------------------------------------------------------------
Computed "expected" income tax expense at statutory rate   $5,400      $5,010      $4,521
Increase (reduction) in income taxes resulting from:
  State and local income taxes, net of federal benefit        764         771         804
  Recognition of previously unrecognized tax benefits        --          --          (462)
  Dividends received deduction                                (94)        (72)        (71)
  Other                                                       (60)       (131)        (84)
  Change in valuation reserve                                  (9)        (22)         25
-----------------------------------------------------------------------------------------
Income tax expense                                         $6,001      $5,556      $4,733
-----------------------------------------------------------------------------------------
Effective income tax rate                                    38.9%       38.8%       36.6%
-----------------------------------------------------------------------------------------

At December 31, 1996 and 1995, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,               1996        1995
--------------------------------------------------------------------------------
Deferred tax assets:
 Loan losses                              $   248    $   455
 Deferred loan fees, net                      256        405
 Deferred compensation and pension cost       409        485
 Depreciation                                  35         39
 Purchase accounting                          194         70
 Other                                         45         37
--------------------------------------------------------------------------------
 Gross deferred tax asset                   1,187      1,491
 Valuation reserve                             (9)       (18)
--------------------------------------------------------------------------------
 Net deferred tax asset                     1,178      1,473
--------------------------------------------------------------------------------
Deferred tax liabilities:
 Valuation of securities                    2,894      5,223
 Other unrealized securities gains             56        100
 Other                                         17         30
--------------------------------------------------------------------------------
 Gross deferred tax liability               2,967      5,353
--------------------------------------------------------------------------------
Net deferred tax liability                $(1,789)   $(3,880)
================================================================================

Based on the Company's historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 1996. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid of $11.9 million in 1996, 1995 and 1994 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.
     In August, 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Bank has previously recorded a deferred tax liability equal to the bad debt recapture and, as such, the new rules will have no effect on net income or income tax expense.
     The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continues to be subject to provisions of present law that require recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt reserves subject to recapture in the case of certain excess distributions is approximately $7.3 million.

13. STOCKHOLDERS' EQUITY

The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders' equity to be reduced below or to otherwise violate legal or regulatory requirements. Substantially all of the Company's retained earnings are unrestricted at December 31, 1996.
     The Bank is a Federal Deposit Insurance Corporation insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier I capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMEL rating system) are required to maintain a minimum leverage ratio of Tier I capital to total average assets of at least 3.00%. An additional 100 to 200 basis points are required for all but these most highly rated institutions. The Bank is also required to maintain a minimum level of risk-based capital. Under the new risk-based capital standards, FDIC insured institutions must maintain a Tier I capital to risk-weighted assets ratio of 4.00% and are generally expected to meet a minimum total qualifying capital to risk-weighted assets ratio of 8.00%. The new risk-based capital guidelines take into consideration risk factors, as defined by the regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk-based capital ratios. Tier II capital components include supplemental capital components such as qualifying allowance for loan losses and qualifying subordinated debt. Tier I capital plus the Tier II capital components is referred to as total qualifying capital.
     The capital ratios of the Company and its principal subsidiary "Massbank" set forth below currently exceed the minimum ratios for "well capitalized" banks as defined by federal regulators.

--------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                       FOR CAPITAL          TO BE WELL
AT DECEMBER 31, 1996                               ACTUAL         ADEQUACY PURPOSES     CAPITALIZED(1)
--------------------------------------------------------------------------------------------------------
                                             Amount      Ratio    Amount     Ratio    Amount       Ratio
--------------------------------------------------------------------------------------------------------

Tier I Capital (to Average Assets):
Massbank Corp. (consolidated)               $87,068      10.09%  $25,899      3.00%      N/A         --
Massbank (the "Bank")                        85,688       9.93    25,899      3.00   $43,165       5.00%

Tier I Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)                87,068      33.41    10,423      4.00       N/A         --
Massbank (the "Bank")                        85,688      32.88    10,423      4.00    15,634       6.00

Total Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)                89,305      34.27    20,846      8.00       N/A         --
Massbank (the "Bank")                        87,925      33.74    20,846      8.00    26,057      10.00
========================================================================================================

(1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as adequately capitalized.

14. EMPLOYEE BENEFITS

PENSION PLAN

The Bank sponsors a noncontributory defined benefit pension plan that covers all employees who meet specified age and length of service requirements, which is administered by the Savings Banks Employees Retirement Association ("SBERA"). The plan provides for benefits to be paid to eligible employees at retirement based primarily upon their years of service with the Bank and compensation levels near retirement. Contributions to the plan reflect benefits attributed to employees' service to date, as well as services expected to be earned in the future. Pension plan assets consist principally of government and agency securities, equity securities (primarily common stocks) and short-term investments.
     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements for the plan years ended October 31, 1996, 1995 and 1994, the plan's latest valuation dates:


-------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT OCTOBER 31,                                           1996     1995       1994
-------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Vested                                                               $3,636   $3,845     $3,436
  Non-vested                                                               25       55         79
-------------------------------------------------------------------------------------------------
    Total accumulated benefit obligation                               $3,661   $3,900     $3,515
=================================================================================================
Actuarial present value of projected benefit obligation for
  service rendered to date                                             $4,287   $4,622     $4,036
Plan assets at fair value                                               5,090    4,181      3,648
-------------------------------------------------------------------------------------------------
Excess (deficiency) of plan assets over projected benefit obligation   $  803   $ (441)    $ (388)
=================================================================================================


Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:

Discount rate                                                            7.50%    7.00%      7.50%
Rate of increase in compensation levels                                  4.50%    4.00%      5.50%
==================================================================================================

Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the consolidated balance sheets are shown below:

------------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT OCTOBER 31,                                                  1996     1995     1994
------------------------------------------------------------------------------------------------------
Unrecognized net asset at October 31, being recognized over 21 years          $ 232    $ 254    $ 275
Unrecognized net gains or (losses)                                              670     (412)    (538)
Accrued pension cost                                                            (99)    (283)    (125)
------------------------------------------------------------------------------------------------------
Excess (deficiency) of plan assets over projected benefit obligation          $ 803    $(441)   $(388)
======================================================================================================

Net pension expense for the years ended December 31, included the following components:

--------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                 1996     1995     1994
--------------------------------------------------------------------------------
  Service cost-benefits earned during the period      $ 309    $ 319    $ 228
  Accrual of discount                                   308      303      270
  Actual return on plan assets                         (632)    (686)    (219)
  Net amortization and deferral                         283      412      (80)
--------------------------------------------------------------------------------
Net pension expense                                   $ 268    $ 348    $ 199
================================================================================

Assumptions used to develop the net pension expense data were:

Discount rate                                          7.00%    7.50%    7.50%
Expected long-term rate of return on assets            8.00%    7.50%    7.50%
Rate of increase in compensation levels                4.00%    5.50%    5.50%
================================================================================

PROFIT SHARING AND INCENTIVE COMPENSATION BONUS PLAN
The Bank's Profit Sharing and Incentive Compensation Bonus Plan provides for the payment of bonuses to employees under certain circumstances based upon a year-end measurement of the Company's net income and attainment of individual goals and objectives by certain key officers. Bonuses of $418 thousand, $413 thousand and $433 thousand were awarded under the plan in 1996, 1995 and 1994, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN
The Bank has an Employees' Stock Ownership Plan ("ESOP") for the benefit of each employee who has completed at least 1,000 hours of service with the Company in the previous twelve months. Under the plan, the ESOP has borrowed funds from a third party bank to invest in the Company's common stock. As this obligation will be liquidated primarily through future contributions to the ESOP by the Bank, the obligation is reflected as a liability of the Company and a reduction of stockholders' equity on the consolidated balance sheet. As of December 31, 1996 and 1995, such outstanding liabilities totaled $937 thousand and $1,093 thousand, respectively.

     Shares of the Company's common stock purchased with the loan proceeds are held in a suspense account. As the loan is repaid, a proportionate number of shares are released for allocation to plan participants. The shares are allocated to plan participants annually, on a pro rata basis, based on compensation.

     The ESOP acquired unallocated shares in 1986 when the plan was first established and more recently in 1993. At December 31, 1996, the ESOP held 39,600 unallocated shares and 81,873 shares which have been allocated to participants. The fair value of the unallocated shares at December 31, 1996 was $1,510 thousand.

     Dividends on unallocated shares are used to offset a portion of the interest paid on the ESOP loan. Dividends on allocated shares held by the ESOP are allocated to plan participants proportionately based on the number of shares in the participant's allocated account.

     Total compensation and interest expense applicable to the ESOP amounted to $314 thousand, $303 thousand and $206 thousand for the years ended December 31, 1996, 1995 and 1994, respectively.

EMPLOYEE AGREEMENTS
The Bank has entered into employment agreements with certain executive officers which provide that the officer will receive a minimum amount of annual compensation from the Bank for a specified period. The agreements also provide for the continued payment of compensation to the officer for a specified period after termination under certain circumstances, including if the officer's termination follows a "change of control," generally defined to mean a person or group attaining ownership of 25% or more of the shares of the Company.

EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENTS
The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank's retirement plan for employees. Total expenses for benefits payable under the agreements amounted to $99 thousand, $94 thousand and $87 thousand in 1996, 1995 and 1994, respectively.

STOCK OPTION PLAN
Effective May 28, 1986, the Board of Directors of the Bank adopted a stock option plan for the benefit of its officers and other employees. In January, 1991, the plan was amended to authorize the grant of options to non-employee Directors of the Company. The maximum number of shares issued or currently reserved for issuance under the plan, when adjusted for the three-for-two stock split of the Company's common stock of September 9, 1994, is 517,500. However, all but 3.5 of the shares available for issuance under the 1986 plan have been granted as of December 31, 1996. On April 19, 1994, shareholders approved and the Bank adopted the Company's 1994 Stock Incentive Plan. The total number of shares of common stock that can be issued under this plan is 142,500 shares. Both incentive stock options and non-qualified stock options may be granted under the plans. As of December 31, 1996, there were 114,937.5 non-qualified stock options and 145,437.5 incentive stock options granted and outstanding to purchase shares under the plans. The maximum option term is ten years. Further stock options may be granted pursuant to the plans and will generally have an exercise price equal to, or in excess of, the fair market value of a share of common stock of the Company on the date the option is granted.
     A summary of the status of the Company's fixed stock option plan as of December 31, 1996, 1995 and 1994, and changes during the years ended on those dates is presented below:(1)

---------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,          1996              1995                      1994
---------------------------------------------------------------------------------------------------
                                             Weighted              Weighted                Weighted
                                     Shares   Average   Shares      Average     Shares      Average
                                      Under  Exercise    Under     Exercise      Under     Exercise
FIXED OPTIONS                        Option     Price   Option        Price     Option        Price
---------------------------------------------------------------------------------------------------
Outstanding at beginning of year    277,332    $18.13    317,366    $16.25     339,961.5     $14.47
Granted                              34,500     31.20     33,250     23.38      49,500        22.95
Exercised                           (51,454)    14.32    (72,533)    12.28     (69,470.5)     12.10
Forfeited                                (3)    11.50       (751)    22.98      (2,625)       22.05
---------------------------------------------------------------------------------------------------
Outstanding at end of year          260,375    $20.61    277,332    $18.13     317,366       $16.25
===================================================================================================
Options exercisable at year-end     260,375      --      277,332      --       317,366          --
===================================================================================================


The following table summarizes information about fixed stock options outstanding and exercisable at December 31, 1996:

---------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1996                   OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------
                                          Weighted Avg.     Weighted Avg.                    Weighted Avg.
RANGE OF                    Number           Remaining          Exercise          Number         Exercise
EXERCISE PRICES        Outstanding    Contractual Life             Price     Exercisable            Price
---------------------------------------------------------------------------------------------------------
$9.17 to $14.33             68,125           4.3 years            $11.65          68,125           $11.65
21.33 to $23.13            155,000           6.2 years             22.14         155,000            22.14
24.38 to $26.50              3,500           8.4 years             25.59           3,500            25.59
31.00 to $33.25             33,750           9.1 years             31.21          33,750            31.21
---------------------------------------------------------------------------------------------------------
$9.17 to $33.25            260,375           6.1 years            $20.61         260,375           $20.61
=========================================================================================================

(1) All share information presented has been adjusted to reflect the 3-for-2 split of the Company's common stock effective September 9, 1994.


     As discussed in Note 1, the Company adopted SFAS No. 123 on January 1,
     1996, but continues to account for its stock option plan using the intrinsic value based method prescribed by APB Opinion No. 25. Accordingly, no compensation cost for this plan has bee n recognized in the Consolidated
     Statements of Income for 1996. In determining the pro forma disclosures required by SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following table presents pro forma net income and earnings per share assuming the stock option plan was accounted for using the fair value method prescribed by SFAS No. 123, the weighted average assumptions used and the grant date fair value of options granted in 1996 and 1995:


-----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA) YEARS ENDED DECEMBER 31,                  1996                         1995
-----------------------------------------------------------------------------------------------------------------
Net income                                        As reported                 $9,427                       $8,759
                                                    Pro forma                  9,230                        8,598
-----------------------------------------------------------------------------------------------------------------
Primary earnings per share                        As reported                 $ 3.44                       $ 3.15
                                                    Pro forma                   3.37                         3.09
-----------------------------------------------------------------------------------------------------------------
Fully diluted earnings per share                  As reported                 $ 3.43                       $ 3.12
                                                    Pro forma                   3.36                         3.06
=================================================================================================================
Weighted average fair value                                                   $ 8.04                       $ 6.93
Expected life                                                              7.2 years                    7.4 years
Risk-free interest rate                                                         5.64%                        7.66%
Expected volatility                                                             23.0%                        23.0%
Expected dividend yield                                                          2.7%                         2.7%
=================================================================================================================

     The pro forma effect on net income and earnings per share for 1996 and 1995 is not representative of the pro forma effect on net income and earnings per share for future years because it does not reflect compensation cost for options granted prior to January 1, 1995.

15.  SHAREHOLDER RIGHTS AGREEMENT

     In January, 1990, the Board of Directors adopted a Shareholders Rights Plan. Under the Plan, the Rights automatically become part of and trade with the Company's shares of common stock. Although the Rights are not exercisable initially, they become exercisable upon the occurrence of one of three triggering events as specified in the Plan. In the event they become exercisable, each holder of a Right would then be entitled to buy a unit consisting of one one-hundredth of a share of the Company's preferred stock at an exercise price of $70. The provisions of the Rights Plan, including the time periods set forth therein, generally may be extended or amended by the Board of Directors. The Rights will expire January 16, 2000, but they may be redeemed at the option of the Board of Directors for $0.0113 per Right until ten days after a person becomes a 15% shareholder of Massbank Corp. or until certain other triggering events have occurred.

16.  PARENT COMPANY FINANCIAL STATEMENTS

     The following are the condensed financial statements for Massbank Corp.
     (the "Parent Company") only:

BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA) AT DECEMBER 31,                                      1996        1995
--------------------------------------------------------------------------------------------------------------
ASSETS:
   Cash                                                                                   $     20    $     11
   Interest-bearing deposits in banks                                                        1,365       1,018
   Investment in subsidiaries                                                               91,807      90,998
   Other assets                                                                                 14          25
--------------------------------------------------------------------------------------------------------------
     Total assets                                                                         $ 93,206    $ 92,052
==============================================================================================================
LIABILITIES:
   Accrued income taxes payable                                                           $     --    $      9
   Employee stock ownership plan liability (Note 14)                                           937       1,093
   Due to subsidiaries                                                                           3         123
   Other liabilities                                                                            16          10
--------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                         956       1,235
==============================================================================================================
STOCKHOLDERS' EQUITY (Notes 12, 13, 14 AND 15):
   Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued         --          --
   Common stock, par value $1.00 per share; 10,000,000 shares
    authorized, 5,476,125 and 5,424,671 shares issued, respectively                          5,476       5,425
   Additional paid-in capital                                                               57,858      56,842
   Retained earnings                                                                        65,756      58,773
--------------------------------------------------------------------------------------------------------------
                                                                                           129,090     121,040
   Treasury stock at cost, 2,789,411 and 2,683,065 shares, respectively                    (39,904)    (36,370)
   Net unrealized gains on securities available for sale, net of tax effect (Note 3)         4,001       7,240
   Common stock acquired by ESOP (Note 14)                                                    (937)     (1,093)
--------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                             92,250      90,817
--------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                           $ 93,206    $ 92,052
==============================================================================================================




STATEMENTS OF INCOME
--------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                           1996        1995       1994
--------------------------------------------------------------------------------------------------------------
INCOME:
  Dividends received from subsidiaries                                           $5,750      $4,400     $4,000
  Interest and dividend income                                                       20          22         34
--------------------------------------------------------------------------------------------------------------
                                                                                  5,770       4,422      4,034
NON-INTEREST EXPENSE                                                                103          95        102
--------------------------------------------------------------------------------------------------------------
  Income before income taxes                                                      5,667       4,327      3,932
INCOME TAX BENEFIT                                                                   14         130         13
--------------------------------------------------------------------------------------------------------------
  Income before equity in undistributed earnings of
   subsidiaries                                                                   5,681       4,457      3,945
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES                                  3,746       4,302      4,240
--------------------------------------------------------------------------------------------------------------
  Net income                                                                     $9,427      $8,759     $8,185
==============================================================================================================

The Parent Company only Statements of Changes in Stockholders' Equity are identical to the consolidated statements and therefore are not presented here.


STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                   1996          1995         1994
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                            $ 9,427      $ 8,759       $ 8,185
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed earnings of subsidiaries                     (3,746)      (4,302)      (4,240)
    Decrease (increase) in other assets                                      25          (25)          --
   (Decrease) increase in accrued income taxes payable                      (21)         (80)           4
    Deferred income tax benefit                                              (2)          --           --
   (Decrease) increase in other liabilities                                   6           10          (10)
   (Decrease) increase in amount due to subsidiaries                       (121)         121           (1)
----------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                             5,568        4,483        3,938
----------------------------------------------------------------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES:
  Payments to acquire treasury stock                                     (3,534)      (3,082)      (5,063)
  Issuance of common stock under stock option plan                          738          891          841
  Tax benefit resulting from stock options exercised                         28            8            7
  Dividends paid on common stock                                         (2,459)      (1,981)      (1,692)
  Tax benefit resulting from dividends paid on unallocated
  shares held by the ESOP                                                    15           --           --
----------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                (5,212)      (4,164)      (5,907)
----------------------------------------------------------------------------------------------------------
    Net change in cash and cash equivalents                                 356          319       (1,969)
Cash and cash equivalents at beginning of year                            1,029          710        2,679
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                $ 1,385      $ 1,029      $   710
==========================================================================================================




During the years ended December 31, 1996, 1995 and 1994, the Company made cash payments for income taxes of $23 thousand, $13 thousand and $17 thousand, respectively, and no payments for interest.
     In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $41 thousand, $28 thousand and $49 thousand during the years ended December 31, 1996, 1995 and 1994, respectively.

17.     TEN-YEAR STATISTICAL SUMMARY (UNAUDITED)

----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31,                1996   1995     1994    1993       1992       1991       1990      1989    1988      1987
----------------------------------------------------------------------------------------------------------------------------------
Net income                            $9,427  $8,759   $8,185  $6,695     $4,677     $2,250     $  725    $2,668  $4,917    $5,521
Primary earnings per share(2)           3.44    3.15     2.84    2.23       1.59       0.78       0.22      0.66    1.14      1.14
Cash dividends declared per share(2)    0.92    0.73     0.60    0.45 1/3   0.35 1/3   0.30 1/3   0.28 1/3  0.28    0.25 1/3  0.22
Book value per share, at year end(2)   34.34   33.13    26.78   27.28      24.50      23.38      21.60     20.21   18.95     17.65
Return on average assets                1.08%   1.04%    0.96%   0.79%      0.61%      0.60%      0.23%     0.86%   1.56%     1.69%
Return on average realized equity(1)   11.01%  10.81%   10.62%   8.98%      6.79%      3.39%      1.03%     3.38%   6.20%     6.79%
==================================================================================================================================

(1) Excludes average net unrealized gains or losses on securities available for sale.
(2) All share information presented has been adjusted to reflect the 3-for-2 split of the Company's common stock effective September 9, 1994.




18.     QUARTERLY DATA (UNAUDITED)

------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                               1996                                  1995
------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT                   4th       3rd       2nd       1st       4th       3rd       2nd       1st
PER SHARE DATA)                      Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
------------------------------------------------------------------------------------------------------------------
Interest and dividend income         $14,828   $14,767   $14,390   $14,124   $14,299   $14,244   $14,220   $13,848
Interest expense                       8,473     8,441     8,139     8,009     8,095     7,933     7,680     7,188
------------------------------------------------------------------------------------------------------------------
Net interest income                    6,355     6,326     6,251     6,115     6,204     6,311     6,540     6,660
Provision for loan losses                 10        85        35        30        30        30        40        70
------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses            6,345     6,241     6,216     6,085     6,174     6,281     6,500     6,590
Non-interest income                      621       703       724       617       535       376       609       428
Non-interest expense                   3,117     2,921     3,030     3,056     3,060     3,040     3,557     3,521
------------------------------------------------------------------------------------------------------------------
Income before income taxes             3,849     4,023     3,910     3,646     3,649     3,617     3,552     3,497
Income tax expense                     1,459     1,579     1,540     1,423     1,402     1,400     1,383     1,371
------------------------------------------------------------------------------------------------------------------
    Net income                       $ 2,390   $ 2,444   $ 2,370   $ 2,223   $ 2,247   $ 2,217   $ 2,169   $ 2,126
==================================================================================================================
Earnings per share (in dollars):(1)
  Primary                            $  0.88   $  0.90   $  0.86   $  0.80   $  0.81   $  0.80   $  0.78   $  0.76
  Fully diluted                         0.87      0.90      0.86      0.80      0.81      0.80      0.78      0.76
------------------------------------------------------------------------------------------------------------------
Weighted average common
  shares outstanding:(1)
  Primary                              2,722     2,716     2,754     2,783     2,776     2,774     2,789     2,797
  Fully diluted                        2,729     2,717     2,754     2,784     2,778     2,781     2,794     2,798
==================================================================================================================

(1) Computation of earnings per share is further described in Note 1.


MASSBANK CORP. AND SUBSIDIARIES STOCKHOLDER DATA

YEARS ENDED DECEMBER 31, 1996 AND 1995

Massbank Corp.'s common stock is currently traded on the Nasdaq Stock Market under the symbol "MASB." At December 31, 1996 there were 2,686,714 shares outstanding and 998 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or "street" name.

     The following table includes the quarterly ranges of high and low sales prices for the common stock, as reported by Nasdaq, and dividends declared per share for the periods indicated.

-------------------------------------------------------------------------------
                                           PRICE PER SHARE
                                           ---------------                CASH
                                                                     DIVIDENDS
                                        HIGH            LOW           DECLARED
-------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                          1996
-------------------------------------------------------------------------------
Fourth Quarter                          38 3/4        33 1/8          $0.24
Third Quarter                           34 1/4        32 1/2           0.24
Second Quarter                          33 3/4        32 3/4           0.22
First Quarter                           34 1/2        31               0.22
-------------------------------------------------------------------------------


YEAR ENDED DECEMBER 31,                          1995
-------------------------------------------------------------------------------
Fourth Quarter                          32 1/2        30 3/4          $0.19
Third Quarter                           32 1/4        26 1/4           0.19
Second Quarter                          27 1/2        23 1/2           0.17 1/2
First Quarter                           25            22 1/4           0.17 1/2
===============================================================================



CORPORATE INFORMATION

MASSBANK Corp.                          Form 10-K                               Independent Auditors
123 Haven Street                        Shareholders may obtain without         KPMG Peat Marwick LLP
Reading, MA 01867                       charge a copy of the Company's          99 High Street
(617) 662-0100                          1996 Form 10-K. Written requests        Boston, MA 02110
FAX (617) 942-1022                      should be addressed to:
                                        Shareholder Services
Savings and Mortgage                    MASSBANK Corp.                          Legal Counsel
24-Hour-Rate Lines                      159 Haven Street                        Goodwin, Procter & Hoar
(617) 662-0154                          Reading, MA 01867                       Exchange Place
(508) 446-9285                                                                  Boston, MA 02109

Notice of Shareholders' Meeting         Dividend Reinvestment and
                                        Stock Purchase Plan                     Reports on Effectiveness
The Annual Meeting of the               Shareholders may obtain a brochure      of Internal Control Structure
Shareholders of MASSBANK Corp.          containing a detailed description of    Over Financial Reporting
will be held at 10:00 a.m.              the plan by writing to:                 Shareholders may obtain without
on Tuesday, April 22, 1997 at the       Shareholder Services                    charge a copy of Management's
Tara Ferncroft Conference Resort        MASSBANK Corp.                          and the Independent Auditors'
50 Ferncroft Road                       159 Haven Street                        1996 Reports on the Effectiveness
Danvers, MA 01923                       Reading, MA 01867                       of the Company's Internal Control
                                                                                Structure Over Financial Reporting.
                                                                                Written requests should be
                                        Transfer Agent                          addressed to:
                                        Boston EquiServe                        Shareholder Services
                                        Shareholder Services                    MASSBANK Corp.
                                        P.O. Box 644                            159 Haven Street
                                        Boston, MA 02102-0644                   Reading, MA 01867





OFFICERS AND DIRECTORS
MASSBANK CORP.


OFFICERS                           BOARD OF DIRECTORS

Gerard H. Brandi                   Samuel Altschuler                            *Robert S. Cummings
Chairman, President and            President, Altron Incorporated                Partner, Peabody and Brown
Chief Executive Officer
                                  *Mathias B. Bedell                             Louise A. Hickey
Reginald E. Cormier                Retired, Bedell Brothers Insurance            Retired, Melrose-Wakefield Hospital
Vice President, Treasurer and      Agency, Inc.
Chief Financial Officer                                                          Leonard Lapidus
                                  *Gerard H. Brandi                              Retired, Depositors Insurance Fund
Robert S. Cummings                 Chairman, President and
Secretary                          Chief Executive Officer,                     *Stephen E. Marshall
                                   Massbank Corp.                                President, C.H. Cleaves Insurance
Donna H. West                                                                    Agency, Inc.
Assistant Secretary                Allan S. Bufferd
                                   Deputy Treasurer and                          Arthur W. McPherson
                                   Director of Investments                       Certified Financial Planner
                                   Massachusetts Institute of Technology
                                                                                *Herbert G. Schurian
                                  +Peter W. Carr                                 Certified Public Accountant
                                   Retired, Guilford Transportation
                                   Industries                                   *Dr. Donald B. Stackhouse
                                                                                 Dentist
                                   Alexander S. Costello
                                   President, Lowell Sun Publishing Co., Inc.   *Member, Executive Committee
                                                                                 Member, Audit Committee



OFFICERS AND DIRECTORS
MASSBANK


OFFICERS

Gerard H. Brandi                             Gregory W. Bowe               Gerard F. Frechette           Alice B. Sweeney
Chairman, President and                      Assistant Vice President      Loan Officer                  Assistant Comptroller
Chief Executive Officer
                                             Ernest G. Campbell, Jr.       Rachael E. Garneau            Richard A. Tatarczuk
Donald R. Washburn                           Collections Officer           Assistant Treasurer           Assistant Vice President
Senior Vice President, Lending                                                                           and Comptroller
                                             Charles F. Coupe              Margo E. Higgins
Donna H. West                                Information Officer           Assistant Vice President      Evangeline C. Westgate
Senior Vice President, Retail Banking                                      and Human Resources           Assistant Treasurer
                                             Janet L. Daniels              Officer
Raymond A. Brearey                           Assistant Vice President                                    Patricia A. Witts
Vice President, Administration                                             Brian W. Hurley               Assistant Treasurer
Senior Trust Officer                         Aunali Dohadwala              Assistant Vice President
                                             Auditor                                                     Michael J. Woods
David F. Carroll                                                           Kenneth A. Masson             Assistant Vice President
Vice President, Operations                   Karen J. Downs                Assistant Vice President
                                             Assistant Treasurer                                         BOARD OF DIRECTORS
Reginald E. Cormier                                                        Robyn L. Nadeau               AND EXECUTIVE COMMITTEE
Vice President, Treasurer                    Karen L. Flammia              Assistant Treasurer
and Chief Financial Officer                  Assistant Vice President                                    Mathias B. Bedell
                                                                           Mindy S. Peloquin             Gerard H. Brandi, Chairman
Marilyn H. Abbott                            Melissa J. Flanagan           Assistant Treasurer           Robert S. Cummings, Clerk
Assistant Treasurer                          Assistant Treasurer                                         Stephen E. Marshall
                                                                           Thomas J. Queeney             Herbert G. Schurian
Andrea S. Bradford                           Ana M. Foster                 Assistant Vice President      Dr. Donald B. Stackhouse
Assistant Vice President                     Compliance and                                              Donna H. West
                                             Security Officer              Renald A. Robillard
                                                                           Assistant Treasurer


MASSBANK BRANCH OFFICES d/b/a

Massbank of Reading*                         Massbank of Melrose

123 Haven Street                             476 Main Street
Reading, MA 01867                            Melrose, MA 02176
(617) 942-8188                               (617) 662-0100

                                             27 Melrose Street
Massbank of Chelmsford                       Towers Plaza
                                             Melrose, MA 02176
296 Chelmsford Street                        (617) 662-0165
Eastgate Plaza
Chelmsford, MA 01824
(508) 256-3751                               Massbank of Stoneham

17 North Road                                240 Main Street
Chelmsford, MA 01824                         Stoneham, MA 02180
(508) 256-3733                               (617) 662-0177


Massbank of Dracut                           Massbank of Tewksbury

45 Broadway Road                             1800 Main Street
Dracut, MA 01826                             Tewksbury, MA 01876
(508) 441-0040                               (508) 851-0300


Massbank of Lowell                           Massbank of Westford

50 Central Street                            203 Littleton Road
Lowell, MA 01852                             Westford, MA 01886
(508) 458-3400                               (508) 692-3467

755 Lakeview Avenue
Lowell, MA 01850                             Massbank of Wilmington
(508) 458-3437
                                             370 Main Street
                                             Wilmington, MA 01887
Massbank of Medford                          (508) 658-4000

4110 Mystic Valley Parkway                   219 Lowell Street
Wellington Circle Plaza                      Lucci's Plaza
Medford, MA 02155                            Wilmington, MA 01887
(617) 395-4899                               (508) 658-5775


*Main Office



52