Form 10-K, Exhibit 13
period 1997-12-31
MASSBANK CORP
filed 1998-03-27
CIK 799166

                              FINANCIAL HIGHLIGHTS




MASSBANK CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA

-------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                          1997         1996         1995          1994           1993
-------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
   Total assets                                     $925,403     $888,237     $854,542     $ 843,647      $ 855,881
   Mortgage loans                                    248,798      224,139      220,603       220,269        219,347
   Other loans                                        23,505       25,522       28,582        30,547         29,699
   Allowance for loan losses                           2,334        2,237        2,529         2,566          2,261
   Investments(1)                                    635,694      622,645      586,768       568,635        589,666
   Real estate acquired through foreclosure               --          503          255           129            699
   Deposits                                          809,850      788,350      753,657       759,676        766,363
   Stockholders' equity                              103,779       92,250       90,817        74,504         80,075

-------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                 1997         1996         1995          1994           1993
-------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
   Interest and dividend income                     $ 60,733     $ 58,109     $ 56,611     $  51,451      $  51,541
   Interest expense                                   34,681       33,062       30,896        26,152         27,485
-------------------------------------------------------------------------------------------------------------------
   Net interest income                                26,052       25,047       25,715        25,299         24,056
   Provision for loan losses                             260          160          170           705            671
   Gains (losses) on securities, net                   1,939          868           92          (533)           198
   Other non-interest income                           1,859        1,797        1,856         3,070          2,307
   Non-interest expense                               13,425       12,124       13,178        14,213         14,243
-------------------------------------------------------------------------------------------------------------------
   Income before income taxes                         16,165       15,428       14,315        12,918         11,647
   Income tax expense                                  5,998        6,001        5,556         4,733          4,711
   Change in accounting principle                         --           --           --            --           (241)
-------------------------------------------------------------------------------------------------------------------
   Net income                                       $ 10,167     $  9,427     $  8,759     $   8,185      $   6,695
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                1997         1996         1995          1994           1993
-------------------------------------------------------------------------------------------------------------------
OTHER DATA:
   Yield on average interest-earning assets             6.81%        6.84%        6.90%         6.22%          6.25%
   Cost of average interest-bearing liabilities         4.30         4.27         4.11          3.41           3.57
   Interest rate spread                                 2.51         2.57         2.79          2.81           2.68
   Net interest margin                                  2.93         2.96         3.15          3.07           2.93
   Non-interest expense to average assets(5)            1.39         1.40         1.57          1.67           1.68
   Efficiency ratio(2)(5)(6)                            43.0         43.5         47.4          50.8           53.3
   Return on assets (net income/average assets)         1.12         1.08         1.04          0.96           0.79
   Return on equity (net income/average
     stockholders' equity)                             10.51        10.65        10.65         10.62           8.98
   Return on average realized equity(3)                11.11        11.01        10.81         10.62           8.98
   Percent non-performing loans to total loans          0.65         0.64         0.97          0.84           0.51
   Percent non-performing assets to total assets        0.19         0.24         0.31          0.26           0.23
   Stockholders' equity to assets, at year-end         11.21        10.39        10.63          8.83           9.36
   Book value per share, at year-end(4)             $  29.06     $  25.75     $  24.84     $   20.09      $   20.46
   Earnings per share:(4)
     Basic                                              2.88         2.65         2.43          2.19           1.71
     Diluted                                            2.77         2.58         2.34          2.13           1.67
   Cash dividends declared per share(4)                0.885         0.69       0.5475          0.45           0.34
   Dividend payout ratio                                  31%          26%          23%           21%            20%
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

(4) All share information presented has been adjusted to reflect the 4-for-3 and 3-for-2 split of the Company's common stock effective September 15, 1997 and September 9, 1994, respectively.

(5)   Excludes non-recurring non-interest expense of $778 thousand in 1997.

(6) Excludes $620 thousand in market appreciation on securities contributed to the MASSBANK Charitable Foundation in 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report. Certain amounts reported for prior years have been reclassified to conform to the 1997 presentation. The discussion contains certain forward-looking statements regarding the future performance of the Company. All forward-looking information is inherently uncertain and actual results may differ substantially from the assumptions, estimates, or expectations reflected or contained in the forward-looking information.

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


RECENT DEVELOPMENTS

ACQUISITION OF GLENDALE CO-OPERATIVE BANK

On February 26, 1997 the Company's wholly-owned subsidiary, MASSBANK, executed an agreement with the Glendale Cooperative Bank ("Glendale") pursuant to which MASSBANK would acquire all of the outstanding shares of Glendale at a price of $28.00 per share. The transaction was valued at $7.38 million. Glendale operated a single banking office in the city of Everett with total assets of $35.6 million. On July 21, 1997 MASSBANK consummated the acquisition. The transaction was accounted for as a purchase.


FINANCIAL CONDITION

Total assets at December 31, 1997 were $925.4 million, an increase of 4.2%, or $37.2 million from $888.2 million a year ago. The increase is largely attributable to the securities, loans and other assets acquired in the Glendale purchase. Glendale on the closing date had total assets of $35.6 million. Short-term investments in 1997 decreased $24.6 million. This was fully offset by increases in term federal funds sold and trading securities. Goodwill at year-end 1997 totaled $1.5 million reflecting the premium paid in connection with the Glendale purchase.

        The Bank's total loan portfolio increased $22.6 million to $272.3 million at December 31, 1997 reflecting approximately $14.0 million in loans acquired in connection with the Glendale purchase and modest internal growth. Internal net loan growth in 1997 was approximately 3.4%, or $8.6 million, compared with a slight net increase in loans of $0.5 million, in 1996. Loan originations totaled $58.6 million in 1997, up 14.0%, or $7.2 million compared to $51.4 million in 1996. The level of principal amortization and payoffs in the Bank's portfolio continues to be high, making it difficult to grow the portfolio. This is due in part to the shorter term mortgages that the Bank originates and the prevailing low interest rates which encourage borrowers to prepay higher rate mortgages.

        Total investments consisting of investment securities and other short term investments, including term federal funds sold and interest-bearing bank deposits, increased from $622.6 million at December 31, 1996 to $635.7 million at December 31, 1997. These investments are principally in federal funds sold, short-term U.S. Treasury notes and government agency fifteen year mortgage-backed securities. Essentially all of the Bank's investment securities are classified as either available for sale or trading securities. Investment securities available for sale and trading securities provide liquidity, facilitate interest rate risk management and enhance the Bank's ability to respond to customers' needs should loan demand increase and/or deposits decline.

        Adding to the increase in total investments was a change in net unrealized gains on securities available for sale from $6.9 million at December 31, 1996 to $15.5 million at December 31, 1997, an $8.6 million increase in market value. The increase in market value of the investment securities portfolio is directly related to the upward movement in both bond and stock prices in 1997.

        The change in the market value of the Bank's securities available for sale also had the effect of increasing stockholders' equity by $5.1 million since year-end 1996. The net unrealized gains on securities available for sale, net of tax effect reported as part of stockholders' equity totaled $9.1 million at year-end 1997, up from $4.0 million at December 31, 1996. Total stockholders' equity was $103.8 million at December 31, 1997, up $11.5 million from $92.3 million at December 31, 1996. Also contributing to the increase in stockholders' equity was the Company's record net income of $10.2 million in 1997 and the issuance of common stock under the Company's stock option plan. These were partially offset by the payment of $3.1 million in dividends to stockholders and the cost of the additional shares of treasury stock repurchased during the year of $1.7 million.

Record earnings in 1997 and a strong capital position have permitted the Company to continue to reward its shareholders through the payment of higher quarterly cash dividends. The Company's Board of Directors has increased the quarterly cash dividend paid to shareholders twice during 1997. Annual cash dividends per share paid to shareholders during 1997 increased 28% over the prior year. The Company's book value per share at December 31, 1997 was $29.06, up $3.31 or 12.9% from the prior year.

        Deposit accounts of all types have traditionally been the primary source of funds for the Bank's lending and investment activities. The Bank's deposit flows are influenced by prevailing interest rates, competition and other market conditions. The Bank's management attempts to manage its deposits through selective pricing and marketing. The Bank's deposits increased by $21.5 million or 2.7% during the twelve months ended December 31, 1997, from $788.4 million at year end 1996 to $809.9 million at the end of 1997. The increase is attributable to the $29.8 million in deposits acquired in connection with the Glendale purchase. Also, in 1997, the Bank experienced some modest deposit outflow due to the strong performance of the stock market and mutual funds which were both fierce competitors for the savers' dollars.


ASSET QUALITY

Net loans represented 29.2% of total assets at December 31, 1997 compared to 27.9% of total assets at December 31, 1996. The Bank's investment securities and other short-term investments, representing 68.7% of total assets at December 31, 1997, consisted primarily of U.S. Treasury notes, government agency mortgage-backed securities and federal funds sold. At December 31, 1997, the Bank's loan portfolio consisted of residential mortgages of $244.9 million, commercial mortgages of $3.9 million and consumer loans of $23.5 million. Non-performing assets were $1.8 million at December 31, 1997, representing 0.19% of total assets. This compares to $2.1 million, or 0.24% of total assets, at December 31, 1996. At year end 1997, the Bank's allowance for loan losses was approximately $2.3 million, representing 131.8% of non-performing loans and 0.86% of total loans. The Bank believes that its allowance for loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions. Also, as of year-end 1997, the Company had no real estate acquired through foreclosure on its balance sheet.


RESULTS OF OPERATIONS

COMPARISON OF THE YEARS 1997 AND 1996

MASSBANK Corp. recorded record net income for the year ended December 31, 1997 of $10.2 million or $2.88 in basic earnings per share compared to $9.4 million or $2.65 in basic earnings per share for the year ended December 31, 1996. On a diluted basis, the Company earned $2.77 per share in 1997, up 7.4% or $0.19 per share from the $2.58 in diluted earnings per share reported in 1996.

        In 1997, MASSBANK achieved record breaking results in net income, earnings per share and return on average realized equity, and increased its return on average assets. Return on average realized equity and return on average assets improved to 11.11% and 1.12% in 1997 from 11.01% and 1.08% in 1996, respectively. The Company's favorable financial performance in 1997 can be attributed to an improvement in net interest income and higher securities gains, partially offset by an increase in non-interest expenses and provision for loan losses. Also, in 1997, the Bank received a non-recurring tax benefit of approximately $260,000 from a donation of appreciated securities made to endow the MASSBANK Charitable Foundation, a tax exempt private foundation established for the purpose of making grants in future years to benefit the Bank's local communities.


NET INTEREST INCOME

The Company's net interest income on a fully taxable equivalent ("FTE") basis was $26.2 million in 1997, an increase of $1.0 million over the prior year. This year's improvement in net interest income reflects the positive effect of earning asset growth exceeding the negative effect of a slightly lower net interest margin. The Company's average earning assets increased $42.3 million or 5% to $894.6 million in 1997, up from $852.3 million in 1996. The Company's net interest margin was 2.93% in 1997, slightly below its 1996 net interest margin of 2.96%.

        The tables on pages 34 and 35 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume and (2) changes in interest rates.

INTEREST AND DIVIDEND INCOME

Interest and dividend income on a fully taxable equivalent basis was $60.9 million for the year ended December 31, 1997, compared to $58.3 million for the year ended December 31, 1996. The average total earning assets of the Company increased to $894.6 million in 1997, up $42.3 million from $852.3 million in 1996. As reflected in the table on page 35, the combination of yield declines in loans and investment securities, partially offset by yield increases in federal funds sold and short-term investments, resulted in an overall decline in yield on total average earning assets of 3 basis points. The weighted average yield on earning assets for the year ended December 31, 1997 was 6.81% compared to 6.84% in the prior year.

      As exhibited in the rate/volume analysis table on page 34, the total effect of lower earning asset rates on interest income in 1997 was a $270 thousand decline from 1996. Conversely, the total effect of higher average earning assets on interest income in 1997 was a $2.9 million increase over 1996, resulting in a net increase in total interest and dividend income of $2.6 million over 1996.


INTEREST EXPENSE

Total interest expense increased 4.9% to $34.7 million for the year ended December 31, 1997 from $33.1 million for the year ended December 31, 1996. This increase is due to an increase in the Company's average deposits, from $774.4 million in 1996 to $807.3 million in 1997, coupled with an increase in the Company's average cost of funds from 4.27% in 1996 to 4.30% in 1997. The increase in the Company's average total deposits in 1997 is attributable to the deposits acquired in connection with the Glendale purchase and internal growth.

      As reflected in the table on page 35, the migration from lower cost savings deposits to higher cost CDs, combined with the growth in CDs in 1997, contributed significantly to the Company's increased cost of funds in 1997.

      As exhibited in the rate/volume analysis table on page 34, the effect on total interest expense from changes in interest bearing deposit rates from a year ago was a $219 thousand decrease from 1996. Conversely, the total effect of higher average deposits on interest expense in 1997 was a $1.8 million increase over 1996, resulting in a net increase in total interest expense of $1.6 million over 1996.


PROVISION FOR LOAN LOSSES

The provision for loan losses in 1997 was $260 thousand compared to $160 thousand in 1996. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. In making its decision, management considers a number of factors, including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions, and trends in loan delinquencies and charge-offs. At December 31, 1997, the allowance for loan losses was $2.3 million representing 131.8% of non-performing loans. The Bank's non-performing loans totaled $1.8 million at December 31, 1997 compared to $1.6 million a year earlier. Net charge-offs totaled $268 thousand in 1997 compared to $452 thousand in 1996. Management believes that the allowance for loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions.


NON-INTEREST INCOME

Non-interest income consists of gains or losses on securities, deposit account service fees, and other non-interest income.

      Non-interest income increased to $3.8 million for the year ended December 31, 1997, from $2.7 million for the year ended December 31, 1996. This improvement is due to an increase in securities gains in 1997.

      Net gains on securities totaled $1.9 million in 1997 compared to $868 thousand in 1996. Included in the $1.9 million in securities gains is $620 thousand in market appreciation on securities contributed to the MASSBANK Charitable Foundation. All other non-interest income combined increased $62 thousand to $1.9 million from $1.8 million in the prior year.


NON-INTEREST EXPENSE

Non-interest expenses (i.e., operating expenses) increased by $1.3 million in 1997, from $12.1 million a year ago. This increase is due largely to an increase in those expenses which are tied to the Company's stock performance and non-recurring expenses incurred in 1997 which are summarized below:

      Salaries and employee benefits increased by $528 thousand or 7.3%, to $7.7 million in 1997, from $7.2 million in 1996. The increase reflects a $247 thousand increase in Employee Stock Ownership Plan ("ESOP") and Deferred Compensation Plan expenses which are tied to MASSBANK Corp.'s stock performance. The price of MASSBANK Corp. stock increased by $19.03 or 66.6% in 1997, from $28.59 at December 31, 1996 to $47.62 at December 31, 1997. In addition, salaries increased by $289 thousand due primarily to normal salary increases granted to employees. These increases were partially offset by a decrease in the costs of employee retirement benefits of $86 thousand. The expense for all other employee benefits combined increased $78 thousand over 1996.

      Occupancy and equipment expense increased by $119 thousand to $2.1 million in 1997. This is due largely to an increase in depreciation expense resulting from building and leasehold improvements and the computer equipment that the bank purchased in conjunction with its computer conversion in July, 1997. The Bank made this change to its computer systems to enhance its technological capabilities in order to better service its customers and continue to provide increased efficiencies throughout the bank.

      Data processing expenses were reduced by $170 thousand to $438 thousand in 1997, from $608 the previous year. This decrease reflects $150 thousand in total credits that the bank negotiated as part of its initial contract with a new data center which it converted to in July, 1997. The temporary reduction in data processing expense was used to defray nonrecurring expenses which the bank incurred in converting to the new data center.

      Professional services expenses increased by $67 thousand to $407 thousand in 1997, from $340 thousand in 1996. This increase was due mostly to an increase of $40 thousand in legal fees.

      The non-recurring merger and acquisition related expenses incurred in connection with the acquisition of the Glendale Co-operative Bank totaled $156 thousand in 1997.

      Advertising and marketing expenses were reduced by $33 thousand to $187 thousand in 1997, from $220 thousand in 1996.

      The amortization of intangibles expense was $251 thousand in 1997, up from $230 thousand in 1996. This increase is due to the Glendale acquisition.

      Deposit insurance expense in 1997 increased $103 thousand over 1996 due to increases in the FDIC deposit insurance and Depositors Insurance Fund ("DIF") assessments. The DIF insures customer deposits in excess of the FDIC insurance limits. The increased assessments are attributable to higher deposit volume and the FDIC's Financing Corporation (FICO) debt service assessment which became applicable to all insured institutions as of January 1, 1997, in accordance with the Deposit Insurance Act of 1996.

      The bank's contributions expense increased to $664 thousand in 1997, from $60 thousand in the prior year. In the second quarter 1997, the bank established and endowed a tax exempt private foundation -- the "MASSBANK Charitable Foundation" -- for the purpose of making grants in future years to benefit the bank's local communities. The bank contributed appreciated equity securities valued at $622 thousand. This expense will benefit the bank by reducing its contributions expense in future years, since many of the contributions previously made by the bank will now be made by the Foundation.

      Other expenses were reduced by $94 thousand to $1.4 million in 1997, from $1.5 million in 1996. This decrease is essentially due to a reduction in real estate acquired through foreclosure expenses.


INCOME TAX EXPENSE

The Company recorded a tax expense of $6.0 million in 1997 and 1996. The effective income tax rate for the year ended December 31, 1997 was 37.1%, a decrease from 38.9% in 1996. In 1997, the Bank received a non-recurring tax benefit of approximately $260,000 as a result of having donated appreciated securities to establish and endow the MASSBANK Charitable Foundation. For further information on income taxes, see Note 12 of Notes to Consolidated Financial Statements.


RESULTS OF OPERATIONS

Comparison of the Years 1996 and 1995
Massbank Corp. reported record net income for the year ended December 31, 1996 of $9.4 million or $2.65 in basic earnings per share compared to $8.8 million or $2.43 in basic earnings per share for the year ended December 31, 1995. On a diluted basis, the Company earned $2.58 per share in 1996, up 10.3% or $0.24 per share from the $2.34 in diluted earnings per share reported in 1995.

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

      The tables on pages 34 and 35 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume and (2) changes in interest rates.


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

      Interest on loans decreased $0.1 million to $19.4 million for the year ended December 31, 1996. The decrease in interest income earned on loans was due principally to a decrease in yield. The yield on the Bank's loans declined 23 basis points to 7.70% for the year ended December 31, 1996 compared to 7.93% for the year ended December 31, 1995. The reduction in yield was partially offset by an increase of $6.1 million in average loan volume. The decline in market interest rates in the first half of 1996 compared to 1995 generated more residential loan growth for the Bank, but at lower yields. This, along with floating rate loans and adjustable rate mortgage loans which repriced downward, had the greatest impact on the Bank's loan yields during 1996.

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


NON-INTEREST INCOME

Non-interest income consists of gains on securities, deposit account service fees and other non-interest income.

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

NON-INTEREST EXPENSE

Non-interest expenses (i.e., operating expenses) decreased by $1.1 million or 8.0% to $12.1 million in 1996, from $13.2 million in 1995.

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


LIQUIDITY AND CAPITAL RESOURCES


The Bank must maintain a sufficient level of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank's primary sources of funds are deposits, loan amortization and prepayments, sales or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in overnight federal funds sold, which can be immediately converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 1997, the Bank had $85.2 million or 9.2% of total assets and $132.8 million or 14.4% of total assets invested, respectively, in overnight federal funds sold and United States obligations.

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

      The capital ratios of the Bank and the Company currently exceed the minimum regulatory requirements. At December 31, 1997, the Bank had a leverage Tier I capital to average assets ratio of 9.85%, a Tier I capital to risk-weighted assets ratio of 32.87% and a total capital to risk-weighted assets ratio of 33.73%. The Company, on a consolidated basis, had ratios of leverage Tier I capital to average assets of 10.23%, Tier I capital to risk-weighted assets of 34.14% and total capital to risk-weighted assets of 35.01% at December 31, 1997.


YEAR 2000 ISSUES


The Company has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issues and is developing a comprehensive compliance plan to address the issues. The year 2000 problem is the result of computer programs being written using two digits rather than four, to define the applicable year. Any of the Company's systems that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or in miscalculations. While the company uses a third party data center for the majority of its data processing, the Company has incurred and will continue to incur expenses in connection with the testing and updating of its computer systems to prepare for the Year 2000. At this time, these expenditures are not expected to be material.

        Systems conversion and testing activities are currently in process. In addition, the Company is developing contingency plans for any hardware or software that does not function correctly on January 1, 2000.

      Management presently does not believe that the Year 2000 issues will pose significant operational problems for the Company. However, to comply with regulatory directives, modifications and conversions must be made by the Company's third party data center and other banks and governmental agencies that interface with the Company. If such entities are not compliant in a timely manner, the Year 2000 problem could have a material adverse affect on the Company's operations.

ASSET AND LIABILITY MANAGEMENT

The goal of asset/liability management is to ensure that liquidity, capital and market risk are prudently managed. Asset/liability management is governed by policies reviewed and approved annually by the Bank's Board of Directors (the "Board"). The Board establishes policy limits for long-term interest rate risk assumption and delegates responsibility for monitoring and measuring the Company's exposure to interest rate risk to the Asset/Liability Committee ("ALCO"). The ALCO which is comprised of members of the Company's Board of Directors, members of senior management and the bank's comptroller, generally meets quarterly to review the economic environment and the volume, mix and maturity of the Company's assets and liabilities.


INTEREST RATE RISK


The primary goal of interest-rate risk management is to control the Company's exposure to interest rate risk both within limits approved by the Board and within narrower guidelines approved by ALCO. These limits and guidelines reflect the Company's tolerance for interest rate risk over both short-term and long-term time horizons. The Company monitors its interest rate exposures using a variety of financial tools. It also produces a GAP analyses quarterly, reflecting the known or assumed maturity, repricing and other cash flow characteristics of the Company's interest-earning assets and interest-bearing liabilities.

      Interest rate risk materializes in two forms, market value risk and reinvestment risk.

      Financial instruments calling for future cash flows show market value increases or decreases when rates change. Management monitors the potential change in market value of the Company's debt securities assuming an immediate (parallel) shift in interest rates of up to 200 basis points up or down. Results are calculated using industry standard modeling analytics and securities data from The Bloomberg. The Company uses the results to review the potential changes in market value resulting from immediate rate shifts and to manage the effect of market value changes on the Company's capital position.

      Reinvestment risk occurs when an asset and the liability funding the asset do not reprice and/or mature at the same time. The difference or mismatch with respect to repricing frequency and/or maturity is a risk to net interest income.

      Complicating management's efforts to control the Company's exposure to interest rate risk is the fundamental uncertainty of the maturity, repricing and/or runoff characteristics of a significant portion of the Company's assets and liabilities. This uncertainty often reflects optional features embedded in these financial instruments. The most important optional features are embedded in the Company's deposits, loans and mortgage-backed securities.

      For example, many of the Company's interest-bearing deposit products (e.g., savings, money market deposit accounts and NOW accounts) have no contractual maturity. Customers have the right to withdraw funds from these deposit accounts freely. Deposit balances may therefore run off unexpectedly due to changes in competitive or market conditions. In addition, when market interest rates rise, customers with time certificates of deposit ("CDs") often pay a penalty to redeem their CDs and reinvest at higher rates. Given the uncertainties surrounding deposit runoff and repricing, the interest rate sensitivity of the Company's liabilities cannot be determined precisely.

      Similarly, customers have the right to prepay loans, particularly residential mortgage loans, usually without penalty. As a result, the Company's mortgage based assets (i.e., mortgage loans and mortgage-backed securities) are subject to prepayment risk. This risk tends to increase when interest rates fall due to the benefits of refinancing. Since the future prepayment behavior of the Company's customers is uncertain, the interest rate sensitivity of mortgage based assets cannot be determined exactly.

      Management monitors and adjusts the difference between the Company's interest-earning assets and interest-bearing liabilities repricing within various time frames ("GAP position").

      GAP analysis provides a static view of the maturity and repricing characteristics of the Company's balance sheet positions. The interest rate GAP is prepared by scheduling all interest-earning assets and interest-bearing liabilities according to scheduled or anticipated repricing or maturity. The GAP analysis identifies the difference between an institution's assets and liabilities that will react to a change in market rates. GAP analysis theory postulates that if the GAP is positive and rates increase, profits will increase as more assets than liabilities react to the rate change. If the GAP is negative, more liabilities than assets will react to a change in market rates. If rates rise, the institution's profits will fall as more liabilities react to market rates than assets.

      In contrast, however, the Company's one-year GAP position in recent years has been negative and its profits have moved in the same direction as the change in market rates rather than in the opposite direction as GAP analysis theory postulates. One of the more significant reasons for this is the fact that a GAP presentation does not reflect the degrees to which interest earning assets and deposit costs respond to changes in market interest rates. The rates on all financial instruments do not always move by the same amount as the general change in market rates. In addition, the Company has elected, in recent years, either not to raise rates or to raise rates by a modest amount on its savings and transaction-oriented accounts in response to a change in market rates. It should be noted that for the above two reasons, among others, the Company's profits have moved in the same direction as market interest rates in the past and are likely to in the near future despite having a negative cumulative one-year GAP position.

      The Company's policy is to limit its one-year GAP position to 15 percent of total assets. The Company has historically managed its interest rate GAP primarily by lengthening or shortening the maturity structure of its securities portfolio, by continually modifying the composition of its securities portfolio and by selectively pricing and marketing its various deposit products.

      The following table summarizes the Company's GAP position at December 31, 1997. As of this date, the Company's one-year cumulative GAP position was negative $99.4 million, or approximately 10.74% of total assets. The cumulative GAP-asset ratio measures the direction and extent of imbalance between an institution's assets and liabilities repricing through the end of a particular period.

-----------------------------------------------------------------------------------------------------------------------------
                                                             INTEREST SENSITIVITY PERIODS
                                                3 MONTHS        3 TO 6      6 MONTHS         1 TO 5         OVER
(IN THOUSANDS)                                   OR LESS        MONTHS     TO 1 YEAR          YEARS      5 YEARS        TOTAL
-----------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Loans                                          $  33,262      $ 14,170     $  30,496       $111,834     $ 82,541     $272,303
Short-term investments:
   Federal funds sold                             85,241                                                               85,241
   Investment in money market funds               24,514                                                               24,514
Term federal funds sold                           10,000        10,000                                                 20,000
Interest-bearing deposits in banks                    67                         791          1,225                     2,083
Securities held to maturity                           45                                        327                       372
Securities available for sale                     46,087        19,385        44,429        264,420      107,903      482,224
Trading securities                                21,260                                                               21,260
-----------------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets             $ 220,476      $ 43,555     $  75,716       $377,806     $190,444     $907,997
-----------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
Deposits                                         272,979      $ 76,768     $  89,394       $ 92,102     $261,194     $792,437
-----------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities          272,979      $ 76,768     $  89,394       $ 92,102     $261,194     $792,437
-----------------------------------------------------------------------------------------------------------------------------
GAP for period                                 $ (52,503)     $(33,213)    $ (13,678)      $285,704     $(70,750)
Cumulative GAP                                 $ (52,503)     $(85,716)    $ (99,394)      $186,310     $115,560
Cumulative GAP as a percent of total assets        (5.67%)       (9.27%)      (10.74%)        20.13%       12.49%
-----------------------------------------------------------------------------------------------------------------------------

The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values as of December 31, 1997.

                             EXPECTED MATURITY DATE
                              AT DECEMBER 31, 1997

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Fair Value
(In thousands)                                 1998      1999      2000       2001      2002  Thereafter      Total    at 12/31/97
----------------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVE ASSETS:
Fixed rate securities                      $ 38,318   $42,884   $32,207    $16,419   $10,384    $320,648   $460,860    $460,860
   Average interest rate(1)                    6.22%     6.56%     6.52%      6.60%     7.42%       6.79%      6.71%
Variable rate securities                     39,919       --        953        --        --        2,124     42,996      42,996
   Average interest rate(1)                    5.55%      --       6.04%       --        --         6.56%      5.61%
Fixed rate loans                             31,387    24,742    21,803     19,296    18,260      83,474    198,962     203,274
   Average interest rate                       7.72%     8.68%     8.32%      8.31%     8.04%       7.26%      7.28%
Variable rate loans                          10,281     8,204     7,058      6,237     6,748      34,813     73,341      73,976
   Average interest rate                       9.08%     9.52%     7.71%      7.72%     9.12%       8.53%      8.29%
Other fixed rate assets                      20,791       720       504        --        --          --      22,015      22,015
   Average interest rate                       5.77%     6.02%     6.25%       --        --          --        5.79%
Other variable rate assets                  109,823       --        --         --        --          --     109,823     109,823
   Average interest rate                       5.95%      --        --         --        --          --        5.95%
----------------------------------------------------------------------------------------------------------------------------------
     Total interest sensitive assets       $250,519   $76,550   $62,525    $41,952   $35,392    $441,059   $907,997    $912,944
----------------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVE LIABILITIES:
Savings and money market
     deposit accounts                      $ 11,577   $11,081   $10,606    $10,154   $ 9,721    $299,736   $352,875    $352,875
   Average interest rate                       3.29%     3.29%     3.29%      3.29%     3.29%       3.46%      3.44%
Fixed rate certificates of deposit          256,232    48,154     9,999      1,268       601         114    316,368     317,246
   Average interest rate                       5.48%     5.73%     5.73%      5.65%     5.83%       5.88%      5.53%
Variable rate certificates of deposit        25,005    27,368    22,097        186        10         --      74,666      74,680
   Average interest rate                       6.33%     6.50%     6.64%      5.98%     5.98%        --        6.48%
NOW accounts                                    --        --        --         --        --       47,944     47,944      47,944
   Average interest rate                        --        --        --         --        --         1.14%      1.14%
Escrow deposits of borrowers                  1,502       --        --         --        --          --       1,502       1,502
   Average interest rate                       0.25%      --        --         --        --          --        0.25%
Deposit acquisition premium,
   net of amortization                         (198)     (230)     (230)      (231)      (29)        --        (918)        --
----------------------------------------------------------------------------------------------------------------------------------
     Total interest sensitive liabilities  $294,118   $86,373   $42,472    $11,377   $10,303    $347,794   $792,437    $794,247
----------------------------------------------------------------------------------------------------------------------------------

(1) Securities rates presented are on a tax equivalent basis.

The Company uses certain assumptions to estimate fair values and expected maturities. For interest-sensitive assets, expected maturities are based upon contractual maturity, and projected repayments and prepayments of principal. For interest-sensitive deposit liabilities, maturities are based on contractual maturity and estimated deposit runoff based on the Bank's own historical experience. The actual maturity of the Company's financial instruments could vary significantly from what has been presented in the above table if actual experience differs from the assumptions used.


OTHER MARKET RISKS

The Company's investment securities portfolio includes equity securities with a market value of approximately $17.5 million at December 31, 1997. The net unrealized gains on these securities totaled $8.2 million at year-end 1997. Movements in equity prices may effect the amount of securities gains or losses which the Company realizes from the sale of these securities and thus may have an impact on earnings.

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

------------------------------------------------------------------------------------------------------------------
                                                1997 COMPARED TO 1996              1996 COMPARED TO 1995
(IN THOUSANDS)                                   INCREASE (DECREASE)                INCREASE (DECREASE)
YEARS ENDED DECEMBER 31,                               DUE TO                             DUE TO
------------------------------------------------------------------------------------------------------------------
                                              Volume      Rate       Total      Volume        Rate       Total
------------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
   Federal funds sold                        $   634     $ 122     $   756     $   265     $  (537)    $  (272)
   Short-term investments                        148        52         200         986         (30)        956
   Investment securities                      (1,708)     (325)     (2,033)     (3,580)        441      (3,139)
   Trading securities                            174        (2)        172      (2,043)        (27)     (2,070)
   Mortgage-backed securities                  3,069       (54)      3,015       6,449        (342)      6,107
   Mortgage loans                                795       (24)        771         675        (420)        255
   Other loans                                  (218)      (39)       (257)       (263)        (76)       (339)
------------------------------------------------------------------------------------------------------------------
       Total interest and dividend income      2,894      (270)      2,624       2,489        (991)      1,498
------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Deposits:
     Demand and NOW                               17       (55)        (38)        (10)        (68)        (78)
     Savings                                     (92)       64         (28)     (1,006)        376        (630)
     Time certificates of deposit              1,913      (228)      1,685       2,995        (121)      2,874
------------------------------------------------------------------------------------------------------------------
       Total interest expense                  1,838      (219)      1,619       1,979         187       2,166
------------------------------------------------------------------------------------------------------------------
Net interest income                          $ 1,056     $ (51)    $ 1,005     $   510     $(1,178)    $  (668)
==================================================================================================================

AVERAGE BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31, 1997                          1996                             1995
---------------------------------------------------------------------------------------------------------------------------
                                       INTEREST  AVERAGE              Interest   Average                Interest    Average
                            AVERAGE    INCOME/   YIELD/    Average    Income/    Yield/    Average      Income/     Yield/
                           BALANCE(4)  EXPENSE   RATE(4)  Balance(4)  Expense    Rate(4)   Balance(4)   Expense     Rate(4)
---------------------------------------------------------------------------------------------------------------------------
ASSETS:
Earning assets:
   Federal funds sold         $106,890  $ 5,840    5.46%  $ 95,253    $ 5,084     5.34%    $ 90,589     $ 5,356      5.91%
   Short-term investments(2)    26,369    1,459    5.53     23,656      1,259     5.32        5,168         303      5.86
   Investment securities       166,949   10,554    6.32    194,229     12,586     6.48      250,318      15,710      6.28
   Mortgage-backed securities  321,521   22,368    6.96    277,409     19,353     6.98      184,976      13,246      7.16
   Trading securities           12,741      735    5.77      9,719        563     5.79       45,012       2,633      5.85
   Mortgage loans(1)           235,587   17,704    7.51    225,005     16,933     7.53      216,060      16,678      7.72
   Other loans(1)               24,584    2,224    9.05     26,993      2,481     9.19       29,848       2,820      9.45
===============================================           ===================              ====================
     Total earning assets      894,641   60,884    6.81%   852,264     58,259     6.84%     821,971      56,746      6.90%
---------------------------------------------------------------------------------------------------------------------------
Allowance for
   loan losses                  (2,245)                     (2,414)                          (2,587)
---------------------------------------------------------------------------------------------------------------------------
     Total earning assets
        less allowance for
        loan losses            892,396                     849,850                          819,384
Other assets                    18,956                      19,194                           20,765
---------------------------------------------------------------------------------------------------------------------------
     Total assets             $911,352                    $869,044                         $840,149
===========================================================================================================================
LIABILITIES:
Deposits:
   Demand and NOW             $ 65,895      536    0.81%  $ 63,969        574     0.90%    $ 64,946         652      1.00%
   Savings                     355,395   12,240    3.44    358,056     12,268     3.43      387,449      12,898      3.33
   Time certificates
   of deposit                  386,062   21,905    5.67    352,385     20,220     5.74      300,141      17,346      5.78
===============================================           ===================              ====================
     Total deposits            807,352   34,681    4.30    774,410     33,062     4.27      752,536      30,896      4.11
---------------------------------------------------------------------------------------------------------------------------
Other liabilities                7,296                       6,106                            5,365
     Total liabilities         814,648                     780,516                          757,901
---------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:           96,704                      88,528                          82,248
     Total liabilities and
        stockholders' equity  $911,352                    $869,044                         $840,149
---------------------------------------------------------------------------------------------------------------------------
Net interest income (tax-
   equivalent basis)                     26,203                        25,197                            25,850
Less adjustment of tax-
   exempt interest income                  (151)                         (150)                             (135)
---------------------------------------------------------------------------------------------------------------------------
Net interest income                     $26,052                       $25,047                           $25,715
---------------------------------------------------------------------------------------------------------------------------
Interest rate spread                               2.51%                          2.57%                              2.79%
---------------------------------------------------------------------------------------------------------------------------
Net interest margin(3)                             2.93%                          2.96%                              3.15%
===========================================================================================================================

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


RECENT ACCOUNTING PRONOUNCEMENTS

EARNINGS PER SHARE

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This Statement supersedes APB Opinion No. 15 regarding the presentation of earnings per share ("EPS") on the face of the income statement. SFAS No. 128 replaces the presentation of Primary EPS with a Basic EPS calculation that excludes the dilutive effect of common stock equivalents. The Statement requires a dual presentation of Basic and Dilutive EPS, which is computed similarly to Fully Diluted EPS pursuant to APB Opinion No. 15 for all entities with complex capital structures. This Statement is effective for fiscal years ending after December 15, 1997 and requires restatement of all prior-period EPS data presented. The adoption of this pronouncement did not have a material impact on the Company's earnings per share presentation.


DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE

In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure". This Statement establishes standards for disclosing information about an entity's capital structure. It applies to all entities and is effective for reporting periods ending after December 15, 1997. The Company's disclosures comply with these new requirements.


REPORTING COMPREHENSIVE INCOME

In June 1997, the FASB issued of SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for the reporting and displaying of comprehensive income. Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources." It includes all changes in equity during a period except those resulting from investments by and distributions to shareholders.

        The term "comprehensive income" is used in the Statement to describe the total of all components of comprehensive income including net income.

        Statement 130 is effective for interim and annual periods beginning after December 15, 1997. Earlier application is permitted. Comparative financial statements provided for earlier periods are required to be reclassified to reflect application of the provisions of the Statement. The Statement is not expected to have a material impact on the Company's financial presentation.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting information about operating segments. An operating segment is defined as a component of an enterprise for which separate financial information is available and reviewed regularly by the enterprise's chief operating decision maker in order to make decisions about resources to be allocated to the segment and also to evaluate the segment's performance. SFAS No. 131 requires a company to disclose certain balance sheet and income statement information by operating segment, as well as provide a reconciliation of operating segment information to the company's consolidated balances. This Statement is effective for reporting periods beginning after December 15, 1997. This Statement is not expected to have a material impact on the Company's financial presentation.

Independent Auditors' Report

[KPMG PEAT MARWICK LLP LETTERHEAD]

The Board of Directors and Stockholders
MASSBANK Corp.:

            We have audited the accompanying consolidated balance sheets of MASSBANK Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MASSBANK Corp. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

Boston, Massachusetts
January 12, 1998                                           KPMG PEAT MARWICK LLP

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS


-----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,                                             1997         1996
----------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                                   $   6,808    $   6,612
Short-term investments (Note 2)                                                             109,755      134,310
----------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                                        116,563      140,922
----------------------------------------------------------------------------------------------------------------
Term federal funds sold                                                                      20,000       10,000
Interest-bearing deposits in banks                                                            2,083        1,751
Securities held to maturity, at amortized cost
   (market value of $372 in 1997 and $160 in 1996) (Note 3)                                     372          160
Securities available for sale, at market value
   (amortized cost of $466,749 in 1997 and $464,857 in 1996) (Note 3)                       482,224      471,752
Trading securities, at market value (Note 4)                                                 21,260        4,672
Loans (Notes 5, 7 and 11):
   Mortgage loans                                                                           248,798      224,139
   Other loans                                                                               23,505       25,522
----------------------------------------------------------------------------------------------------------------
     Total loans                                                                            272,303      249,661
   Less: allowance for loan losses (Note 6)                                                  (2,334)      (2,237)
----------------------------------------------------------------------------------------------------------------
     Net loans                                                                              269,969      247,424
----------------------------------------------------------------------------------------------------------------
Premises and equipment (Note 9)                                                               4,369        4,095
Real estate acquired through foreclosure (Note 7)                                                --          503
Accrued interest receivable                                                                   5,395        5,647
Goodwill                                                                                      1,487           --
Other assets                                                                                  1,681        1,311
----------------------------------------------------------------------------------------------------------------
     Total assets                                                                         $ 925,403    $ 888,237
================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits (Notes 10 and 11):
   Demand and NOW                                                                         $  66,859    $  62,734
   Savings                                                                                  352,875      357,658
   Time certificates of deposit                                                             391,034      369,139
   Deposit acquisition premium, net of amortization                                            (918)      (1,181)
----------------------------------------------------------------------------------------------------------------
     Total deposits                                                                         809,850      788,350
Escrow deposits of borrowers                                                                  1,502        1,271
Employee stock ownership plan liability (Note 16)                                               781          937
Accrued and deferred income taxes payable (Note 12)                                           6,167        2,594
Other liabilities                                                                             3,324        2,835
----------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                      821,624      795,987
----------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 8 and 9)                                           --           --
Stockholders' equity (Notes 12, 15, 16 and 17):
   Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued          --           --
   Common stock, par value $1.00 per share; 10,000,000 shares
      authorized, 7,336,800 and 5,476,125 shares issued, respectively                         7,337        5,476
   Additional paid-in capital                                                                58,737       57,858
   Retained earnings                                                                         70,984       65,756
----------------------------------------------------------------------------------------------------------------
                                                                                            137,058      129,090
   Treasury stock at cost, 3,766,022 and 2,789,411 shares, respectively                     (41,569)     (39,904)
   Net unrealized gains on securities available for sale, net of tax effect (Note 3)          9,071        4,001
   Common stock acquired by ESOP (Note 16)                                                     (781)        (937)
----------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                             103,779       92,250
----------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                           $ 925,403    $ 888,237
================================================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME


------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31,         1997         1996         1995
------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
   Mortgage loans                                             $   17,704   $   16,933   $   16,678

   Other loans                                                     2,224        2,481        2,820
   Securities available for sale:
     Mortgage-backed securities                                   22,368       19,353       13,246
     Other securities                                             10,385       12,425       15,553
   Trading securities                                                735          563        2,633
   Federal funds sold                                              5,840        5,084        5,356
   Other investments                                               1,477        1,270          325
--------------------------------------------------------------------------------------------------
        Total interest and dividend income                        60,733       58,109       56,611
--------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Deposits:
     NOW                                                             536          574          652
     Savings                                                      12,240       12,268       12,898
     Time certificates of deposit                                 21,905       20,220       17,346
--------------------------------------------------------------------------------------------------
        Total interest expense                                    34,681       33,062       30,896
--------------------------------------------------------------------------------------------------
        Net interest income                                       26,052       25,047       25,715
PROVISION FOR LOAN LOSSES (Note 6)                                   260          160          170
        Net interest income after provision for loan losses       25,792       24,887       25,545
--------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
   Deposit account service fees                                      924          932          923
   Gains on securities, net                                        1,939          868           92
   Other                                                             935          865          933
--------------------------------------------------------------------------------------------------
        Total non-interest income                                  3,798        2,665        1,948
--------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
   Salaries and employee benefits                                  7,743        7,215        7,260
   Occupancy and equipment                                         2,096        1,977        1,991
   Data processing                                                   438          608          608
   Professional services                                             407          340          414
   Merger and acquisition related expense                            156         --           --
   Advertising and marketing                                         187          220          228
   Amortization of intangibles                                       251          230          230
   Deposit insurance                                                 116           13          914
   Contributions                                                     664           60           39
   Other                                                           1,367        1,461        1,494
--------------------------------------------------------------------------------------------------
        Total non-interest expense                                13,425       12,124       13,178
--------------------------------------------------------------------------------------------------
        Income before income taxes                                16,165       15,428       14,315
INCOME TAX EXPENSE (Note 12)                                       5,998        6,001        5,556
--------------------------------------------------------------------------------------------------
        Net income                                            $   10,167   $    9,427   $    8,759
==================================================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
   Basic                                                       3,524,657    3,556,660    3,605,480
   Diluted                                                     3,663,310    3,658,505    3,741,460
EARNINGS PER SHARE (in dollars):
   Basic                                                      $     2.88   $     2.65   $     2.43
   Diluted                                                          2.77         2.58         2.34
==================================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                    1997        1996          1995
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                           $  10,167    $   9,427    $   8,759
   Adjustments to reconcile net income to net cash (used in) provided by operating activities:
     Depreciation and amortization                                            853          735          757
     Amortization of ESOP shares committed to be released                     184           63           51
     Charitable contribution of appreciated securities                        622            5         --
     Decrease (increase) in accrued interest receivable                       464        1,633         (410)
     Increase (decrease) in other liabilities                                  56         (388)      (2,924)
     Increase (decrease) in current income taxes payable                      435          (75)        (363)
     Accretion of discounts on securities, net of
        amortization of premiums                                           (1,178)      (1,052)      (1,137)
     Net trading securities activity                                      (16,480)       2,065      109,289
     (Gains) losses on securities available for sale                       (1,831)        (950)         407
     (Gains) losses on trading securities                                    (108)          82         (499)
     Increase in deferred mortgage loan origination fees, net of
        amortization                                                          168          114           57
     Deferred income tax (benefit) expense                                   (372)         238          276
     Decrease (increase) in other assets                                      553          (74)        (186)
     Loans originated for sale                                               (770)        (215)        (455)
     Loans sold                                                               770          378          455
     Provision for loan losses                                                260          160          170
     Provisions for losses and writedowns on real estate acquired
        through foreclosure                                                   (21)          32           25
     Gains on sales of real estate acquired through foreclosure               (34)         (26)        --
     Gains on sales of premises and equipment                                  (1)          (2)        --
     Increase in escrow deposits of borrowers                                 231          279           26
-----------------------------------------------------------------------------------------------------------
        Net cash (used in) provided by operating activities                (6,032)      12,429      114,298
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash and cash equivalents for acquisitions                              (2,874)        --           --
   Purchases of term federal funds                                        (30,000)     (10,000)     (50,000)
   Proceeds from maturities of term federal funds                          20,000        5,000       45,000
   Increase in interest-bearing bank deposits                              (1,649)        (810)        (941)
   Proceeds from maturities of interest-bearing bank deposits               1,240         --           --
   Proceeds from sales of investment securities available for sale         42,741       49,940       46,035
   Proceeds from maturities of investment securities held to maturity
     and available for sale                                                59,000       86,225       45,147
   Purchases of investment securities available for sale                  (63,696)     (56,196)     (57,789)
   Purchases of investment securities held to maturity                       (230)        --           --
   Purchases of mortgage-backed securities                                (63,661)    (135,854)     (61,092)
   Principal repayments of mortgage-backed securities                      42,246       36,858       22,084
   Principal repayments of securities held to maturity                         18           17           18
   Principal repayments of securities available for sale                       85         --           --
   Loans originated                                                       (57,787)     (51,152)     (39,222)
   Loan principal payments received                                        48,560       49,118       40,116
   Loans purchased                                                           (201)        --           --
   Purchases of premises and equipment                                       (491)        (310)        (360)
   Proceeds from sale of premises and equipment                                 9            2         --
   Proceeds from sale of real estate acquired through foreclosure             964          511          265
   Net advances on real estate acquired through foreclosure                   (30)        --             (7)
-----------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                                 (5,756)     (26,651)     (10,746)
-----------------------------------------------------------------------------------------------------------

40                                                                   (Continued)

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)


---------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                             1997         1996         1995
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                                               (8,523)      34,463       (6,250)
   Payments to acquire treasury stock                                                (1,665)      (3,534)      (3,082)
   Issuance of common stock under stock option plan                                     466          738          891
   Tax benefit resulting from stock options exercised                                   260          266          364
   Cash dividends paid on common stock                                               (3,124)      (2,459)      (1,981)
   Tax benefit resulting from dividends paid on unallocated shares
     held by the ESOP                                                                    15           15         --
---------------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by financing activities                            (12,571)      29,489      (10,058)
---------------------------------------------------------------------------------------------------------------------
     Net (decrease) increase in cash and cash equivalents                           (24,359)      15,267       93,494
Cash and cash equivalents at beginning of year                                      140,922      125,655       32,161
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                          $ 116,563    $ 140,922    $ 125,655
---------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
CASH TRANSACTIONS:
   Cash paid during the year for interest                                         $  34,671    $  33,026    $  30,984
   Cash paid during the year for taxes                                                5,237        5,557        5,230
NON-CASH TRANSACTIONS:
   SFAS 115:
     Increase (decrease) in stockholders' equity                                      5,070       (3,239)      11,155
     Increase (decrease) in deferred tax liabilities                                  3,510       (2,329)       8,194
     Securities reclassified from held to maturity to available for sale               --           --        202,800
   Transfers from loans to real estate acquired through foreclosure                     376          765          409
   Transfers from other assets to securities available for sale                        --           --            214
   Purchase of securities incomplete (not settled) as of year end                        32         --            138
   Sales of securities incomplete (not settled) as of year end                         --             30         --
   Cost of donated securities                                                             2         --           --
---------------------------------------------------------------------------------------------------------------------
In connection with the acquisition of Glendale Co-operative Bank in July, 1997, assets acquired and liabilities assumed were as follows:
   Assets acquired                                                                $  31,561         --           --
   Goodwill                                                                           1,530         --           --
   Liabilities assumed                                                               30,217         --           --
---------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
------------------------------------------------------------------------------------



                                                              Additional
                                                  Common       paid-in     Retained
                                                   stock       capital     earnings
------------------------------------------------------------------------------------
Balance at December 31, 1994                     $   5,352   $  55,609   $  51,995
   Net Income                                         --          --         8,759
   Cash dividends declared
     ($0.5475 per share)                              --          --        (1,981)
   Net decrease in liability to ESOP                  --          --          --
   Amortization of ESOP shares
     committed to be released                         --            51        --
   Purchase of treasury stock                         --          --          --
   Exercise of stock options and
     related tax benefits                               73       1,182        --
   Change in net unrealized
     gains (losses) on securities
     available for sale,
     net of tax effect                                --          --          --
------------------------------------------------------------------------------------
Balance at December 31, 1995                         5,425      56,842      58,773
   Net Income                                         --          --         9,427
   Cash dividends declared
     ($0.69 per share)                                --          --        (2,459)
   Tax benefit resulting from dividends paid
     on unallocated shares held by the ESOP           --          --            15
   Net decrease in liability to ESOP                  --          --          --
   Amortization of ESOP shares
     committed to be released                         --            63        --
   Purchase of treasury stock                         --          --          --
   Exercise of stock options and
     related tax benefits                               51         953        --
   Change in net unrealized
     gains (losses) on securities
     available for sale,
     net of tax effect                                --          --          --
------------------------------------------------------------------------------------
Balance at December 31, 1996                         5,476      57,858      65,756
   Net Income                                         --          --        10,167
   Cash dividends declared
     ($0.885 per share)                               --          --        (3,124)
   Tax benefit resulting from dividends paid
     on unallocated shares held by the ESOP           --          --            15
   Net decrease in liability to ESOP                  --          --          --
   Amortization of ESOP shares
     committed to be released                         --           184        --
   Purchase of treasury stock                         --          --          --
   Exercise of stock options and
     related tax benefits                               31         695        --
   Transfer resulting from four-for-three
     stock split                                     1,830        --        (1,830)
   Change in net unrealized
     gains (losses) on securities
     available for sale,
     net of tax effect                                --          --          --
------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                     $   7,337   $  58,737   $  70,984
====================================================================================


-----------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31, 1997, 1996 and 1995
-----------------------------------------------------------------------------------------------------------
                                                                  Net unrealized
                                                                  gains (losses)
                                                                  on securities        Common
                                                                  available for         stock
                                                       Treasury     sale, net of       acquired
                                                        stock       tax effect          by ESOP       Total
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                          $ (33,288)   $  (3,915)       $  (1,249)   $  74,504
   Net Income                                              --           --               --          8,759
   Cash dividends declared
     ($0.5475 per share)                                   --           --               --         (1,981)
   Net decrease in liability to ESOP                       --           --                156          156
   Amortization of ESOP shares
     committed to be released                              --           --               --             51
   Purchase of treasury stock                            (3,082)        --               --         (3,082)
   Exercise of stock options and
     related tax benefits                                  --           --               --          1,255
   Change in net unrealized
     gains (losses) on securities
     available for sale,
     net of tax effect                                     --         11,155             --         11,155
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                            (36,370)       7,240           (1,093)      90,817
   Net Income                                              --           --               --          9,427
   Cash dividends declared
     ($0.69 per share)                                     --           --               --         (2,459)
   Tax benefit resulting from dividends paid
     on unallocated shares held by the ESOP                --           --               --             15
   Net decrease in liability to ESOP                       --           --                156          156
   Amortization of ESOP shares
     committed to be released                              --           --               --             63
   Purchase of treasury stock                            (3,534)        --               --         (3,534)
   Exercise of stock options and
     related tax benefits                                  --           --               --          1,004
   Change in net unrealized
     gains (losses) on securities
     available for sale,
     net of tax effect                                     --         (3,239)            --         (3,239)
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                            (39,904)       4,001             (937)      92,250
   Net Income                                              --           --               --         10,167
   Cash dividends declared
     ($0.885 per share)                                    --           --               --         (3,124)
   Tax benefit resulting from dividends paid
     on unallocated shares held by the ESOP                --           --               --             15
   Net decrease in liability to ESOP                       --           --                156          156
   Amortization of ESOP shares
     committed to be released                              --           --               --            184
   Purchase of treasury stock                            (1,665)        --               --         (1,665)
   Exercise of stock options and
     related tax benefits                                  --           --               --            726
   Transfer resulting from four-for-three
     stock split                                           --           --               --           --
   Change in net unrealized
     gains (losses) on securities
     available for sale,
     net of tax effect                                     --          5,070             --          5,070
-----------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                          $ (41,569)   $   9,071        $    (781)   $ 103,779
===========================================================================================================

See accompanying notes to consolidated financial statements.

   MASSBANK CORP. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   Years ended December 31, 1997, 1996 and 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   MASSBANK Corp. (the "Company") is a Delaware chartered holding company whose principal subsidiary is MASSBANK (the "Bank"). The Bank operates fifteen full service banking offices in Reading, Melrose, Stoneham, Wilmington, Medford, Chelmsford, Tewksbury, Westford, Dracut, Lowell and Everett providing a variety of deposit, lending and trust services. As a Massachusetts chartered savings bank whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") and the Depositors Insurance Fund ("DIF"), the activities of the Bank are subject to regulation, supervision and examination by federal and state regulatory authorities, including, but not limited to the FDIC, the Massachusetts Commissioner of Banks and the DIF. In addition, as a bank holding company, the Company is subject to supervision, examination and regulation by the Board of Governors of the Federal Reserve System.


   BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: MASSBANK, Readibank Properties, Inc., Readibank Investment Corporation and Melbank Investment Corporation. The accounts of MASSBANK's subsidiary, Readibank Equipment Corportation, which was sold in October, 1997 are also included through the sale date. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and income and expenses for the period. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses.

           Certain amounts in the prior years' consolidated financial statements were reclassified to permit comparison with the current fiscal year. The Company's reported per share amounts and average common and common equivalent shares outstanding for 1997 and prior years have been restated to reflect the Company's four-for-three stock split of September 15, 1997.

   INVESTMENTS IN DEBT AND EQUITY SECURITIES

   Under its investment policy, management determines the appropriate classification of securities at the time of purchase. Those debt securities that the Company has the intent and the ability to hold to maturity are classified as securities held to maturity and are carried at amortized historical cost. Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital and other similar factors. The Company records investment securities available for sale at aggregate market value with the net unrealized holding gains or losses reported, net of tax effect, as a separate component of stockholders' equity until realized. As of December 31, 1997, stockholders' equity included approximately $9.1 million, representing the net unrealized gains on securities available for sale, less applicable income taxes. Investments classified as trading securities are stated at market value with unrealized gains and losses included in earnings.

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

           Impairment on loans for which it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement are measured on a discounted cash flow method, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. However, impairment must be measured based on the fair value of the collateral if it is determined that foreclosure is probable. Impaired loans consist of all nonaccrual commercial loans.

   ALLOWANCE FOR LOAN LOSSES

   The Company maintains an allowance for probable losses that are inherent in the Company's loan portfolio. The allowance for loan losses is increased by provisions charged to operations based on management's assessment of many factors including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions that may affect the borrower's ability to pay, and trends in loan delinquencies and charge-offs. Realized losses, net of recoveries, are charged directly to the allowance. While management uses the information available in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.


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

   GOODWILL

   The excess of purchase price over the fair value of net assets of acquired companies is classified and reported as goodwill. Goodwill is being amortized using the straight-line method, over 15 years.


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


   EMPLOYEES' STOCK OWNERSHIP PLAN ("ESOP")

   The Company recognizes compensation cost equal to the fair value of the ESOP shares committed to be released. Dividends on unallocated ESOP shares are reported as a reduction of accrued interest on the ESOP loan. The Company reports loans from outside lenders to its ESOP as a liability on its balance sheet and reports interest cost on the debt. For earnings per share (EPS) computations, ESOP shares that have been committed to be released are considered outstanding. ESOP shares that have not been committed to be released are not considered outstanding.


   STOCK-BASED COMPENSATION

   On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The Statement establishes financial accounting and reporting standards for stock-based compensation plans. SFAS No. 123 encourages, but does not require, a fair value based method of accounting for stock-based compensation plans. The statement allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method prescribed by Accounting Principles Board ("APB") Opinion No. 25. For those entities electing to use the intrinsic value based method, SFAS No. 123 requires pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied. The Company continues to account for stock-based compensation costs under APB Opinion No. 25.

   EARNINGS PER COMMON SHARE

   In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." This Statement supersedes APB Opinion No. 15 regarding the presentation of earnings per share ("EPS") on the face of the income statement. SFAS No. 128 replaces the presentation of Primary EPS with a Basic EPS calculation that excludes the dilutive effect of common stock equivalents. The Statement requires a dual presentation of Basic and Diluted EPS, which is computed similarly to Fully Diluted EPS pursuant to APB Opinion No. 15 for all entities with complex capital structures. This Statement is effective for fiscal years ending after December 15, 1997 and requires restatement of all prior-period EPS data presented. The adoption of this pronouncement did not have a material impact on the Company's earnings per share presentation.

           For earnings per share computations, ESOP shares that have been committed to be released are considered outstanding. ESOP shares that have not been committed to be released are not considered outstanding.

           All share information set forth herein has been adjusted to reflect the 4-for-3 split of the Company's common stock effective September 15, 1997.


   CASH AND CASH EQUIVALENTS

   For purposes of reporting cash flows, cash and cash equivalents consist of cash and due from banks,and short-term investments with original maturities of less than 90 days.

           As a nonmember of the Federal Reserve System, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in "Cash and Due from Banks," was $3.6 million and $3.2 million at December 31, 1997 and 1996, respectively.


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


   TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF
   LIABILITIES

   Effective January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. However, SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," requires the deferral of implementation as it relates to repurchase agreements, dollar-rolls, securities lending and similar transactions until years beginning after December 31, 1997. Earlier or retrospective applications of this Statement is not permitted. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on an approach that focuses on control, whereby after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this pronouncement did not have a significant effect on the Company's financial position or results of operations.


   DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE

   In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." This Statement establishes standards for disclosing information about an entity's capital structure. It applies to all entities and is effective for reporting periods ending after December 15, 1997. The Company's disclosures comply with these new requirements.


   REPORTING COMPREHENSIVE INCOME

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and displaying of comprehensive income. Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources." It includes all changes in equity during a period except those resulting from investments by and distributions to shareholders.

           The term "comprehensive income" is used in the Statement to describe the total of all components of comprehensive income including net income.

      Statement 130 is effective for interim and annual periods beginning after December 15, 1997. Earlier application is permitted. Comparative financial statements provided for earlier periods are required to be reclassified to reflect application of the provisions of the Statement. The Statement is not expected to have a material impact on the Company's financial presentation.


      DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

      In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting information about operating segments. An operating segment is defined as a component of an enterprise for which separate financial information is available and reviewed regularly by the enterprise's chief operating decision maker in order to make decisions about resources to be allocated to the segment and also to evaluate the segment's performance. SFAS No. 131 requires a company to disclose certain balance sheet and income statement information by operating segment, as well as provide a reconciliation of operating segment information to the company's consolidated balances. This Statement is effective for reporting periods beginning after December 15, 1997. This Statement is not expected to have a material impact on the Company's financial presentation.

   2. SHORT-TERM INVESTMENTS

      Short-term investments consist of the following:

-------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                    1997                 1996
-------------------------------------------------------------------------------------
      Federal funds sold (overnight)                $ 85,241             $109,902
      Money market funds                              24,514               24,408
-------------------------------------------------------------------------------------
              Total short-term investments          $109,755             $134,310
=====================================================================================

      The investments above are stated at cost which approximates market value.

   3. INVESTMENT SECURITIES

      The amortized cost and market value of investment securities follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                            GROSS            GROSS
                                                         AMORTIZED       UNREALIZED        UNREALIZED         Market
      (IN THOUSANDS) AT DECEMBER 31, 1997                   COST            GAINS            LOSSES            VALUE
-----------------------------------------------------------------------------------------------------------------------
      Securities held to maturity:
         Other bonds and obligations                     $    372         $   --           $   --            $    372
-----------------------------------------------------------------------------------------------------------------------
              Total securities held to maturity               372             --               --                 372
-----------------------------------------------------------------------------------------------------------------------
      Securities available for sale:
         Debt securities:
           U.S. Treasury obligations                      121,399            1,622             --             123,021
           U.S. Government agency obligations               9,800               24              (11)            9,813
-----------------------------------------------------------------------------------------------------------------------
              Total                                       131,199            1,646              (11)          132,834
-----------------------------------------------------------------------------------------------------------------------
           Mortgage-backed securities:
              Government National Mortgage Association     60,493            1,247              (31)           61,709
              Federal Home Loan Mortgage Corporation      248,744            4,257             (180)          252,821
              Federal National Mortgage Association         7,733              258             --               7,991
              Collateralized mortgage obligations           7,836               62             --               7,898
           Other                                              298               14             --                 312
-----------------------------------------------------------------------------------------------------------------------
              Total mortgage-backed securities            325,104            5,838             (211)          330,731
-----------------------------------------------------------------------------------------------------------------------
              Total debt securities                       456,303            7,484             (222)          463,565
-----------------------------------------------------------------------------------------------------------------------
         Investments in mutual funds                        1,110                4             --               1,114
         Equity securities                                  9,336            8,227              (18)           17,545
-----------------------------------------------------------------------------------------------------------------------
              Total securities available for sale         466,749         $ 15,715         $   (240)         $482,224
-----------------------------------------------------------------------------------------------------------------------
         Net unrealized gains on securities
           available for sale                              15,475
-----------------------------------------------------------------------------------------------------------------------
              Total securities available for sale, net    482,224
-----------------------------------------------------------------------------------------------------------------------
              Total investment securities, net           $482,596
=======================================================================================================================

      The amortized cost and market value of investment securities follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                           Gross              Gross
                                                         Amortized       Unrealized         Unrealized         Market
      (IN THOUSANDS) At December 31, 1996                   Cost            Gains             Losses           Value
-----------------------------------------------------------------------------------------------------------------------
      Securities held to maturity:
   Other bonds and obligations                           $    160         $   --           $   --            $    160
-----------------------------------------------------------------------------------------------------------------------
        Total securities held to maturity                     160             --               --                 160
-----------------------------------------------------------------------------------------------------------------------
Securities available for sale:
   Debt securities:
     U.S. Treasury obligations                            139,197            1,509             --             140,706
     U.S. Government agency obligations                     7,899               31              (53)            7,877
     Other bonds and obligations                            1,000             --               --               1,000
-----------------------------------------------------------------------------------------------------------------------
        Total                                             148,096            1,540              (53)          149,583
-----------------------------------------------------------------------------------------------------------------------
     Mortgage-backed securities:
        Government National Mortgage Association           69,903              987             (480)           70,410
        Federal Home Loan Mortgage Corporation            226,130            1,878           (1,920)          226,088
        Federal National Mortgage Association               9,261              356             --               9,617
        Other                                                 453               27             --                 480
-----------------------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities                  305,747            3,248           (2,400)          306,595
-----------------------------------------------------------------------------------------------------------------------
        Total debt securities                             453,843            4,788           (2,453)          456,178
-----------------------------------------------------------------------------------------------------------------------
   Equity securities                                       11,014            4,624              (64)           15,574
-----------------------------------------------------------------------------------------------------------------------
        Total securities available for sale               464,857         $  9,412         $ (2,517)         $471,752
-----------------------------------------------------------------------------------------------------------------------
   Net unrealized gains on securities
     available for sale                                     6,895
-----------------------------------------------------------------------------------------------------------------------
              Total securities available for sale, net    471,752
-----------------------------------------------------------------------------------------------------------------------
              Total investment securities, net           $471,912
=======================================================================================================================

      During the years ended December 31, 1997, 1996 and 1995, the Company realized gains and losses on sales of securities available for sale as follows:

-----------------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                    1997                         1996                            1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                      REALIZED                     Realized                        Realized
                                               GAINS          LOSSES         Gains          Losses           Gains          Losses
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury obligations                     $   38         $  (35)         $  118         $ (103)         $    4         $ (889)
Mortgage-backed securities                      --             (301)           --             (166)           --             --
Marketable equity securities                   2,201            (96)          1,146            (45)            574            (96)
Other equity securities                           25           --              --             --              --             --
-----------------------------------------------------------------------------------------------------------------------------------
        Total realized gains (losses)         $2,264         $ (432)         $1,264         $ (314)         $  578         $ (985)
===================================================================================================================================


Proceeds from sales of debt securities available for sale during 1997, 1996 and 1995 were $34.1 million, $40.8 million and $41.9 million, respectively. Proceeds from sales of marketable equity securities available for sale during 1997, 1996 and 1995, were $8.6 million, $9.1 million and $4.1 million, respectively.

              There were no sales of investment securities held-to-maturity during 1997, 1996 and 1995.

      The amortized cost and market value of debt securities held to maturity and debt securities available for sale by contractual maturity are as follows:

------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                1997                               1996
------------------------------------------------------------------------------------------------------------------------
                                                         AMORTIZED          MARKET        Amortized            Market
                                                              COST          VALUE              Cost             Value
------------------------------------------------------------------------------------------------------------------------
Investment securities held to maturity:
   Other bonds and obligations:
     Maturing after 1 year but within 5 years             $    230         $    230         $   --           $   --
     Maturing after 5 years but within 10 years                 97               97              111              111
     Maturing after 10 years but within 15 years                45               45               49               49
------------------------------------------------------------------------------------------------------------------------
        Total debt securities held to maturity                 372              372              160              160
------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale:
   U.S. Treasury obligations:
     Maturing within 1 year                                 35,869           36,001           55,820           56,120
     Maturing after 1 year but within 5 years               85,530           87,020           80,390           81,566
     Maturing after 5 years but within 10 years               --               --              2,987            3,020
------------------------------------------------------------------------------------------------------------------------
        Total                                              121,399          123,021          139,197          140,706
------------------------------------------------------------------------------------------------------------------------
   U.S. Government agency obligations:
     Maturing within 1 year                                  2,000            2,006             --               --
     Maturing after 1 year but within 5 years                6,600            6,614            6,899            6,904
     Maturing after 5 years but within 10 years              1,000              994            1,000              973
     Maturing after 15 years                                   200              199             --               --
------------------------------------------------------------------------------------------------------------------------
        Total                                                9,800            9,813            7,899            7,877
------------------------------------------------------------------------------------------------------------------------
   Other bonds and obligations:
     Maturing within 1 year                                   --               --              1,000            1,000
------------------------------------------------------------------------------------------------------------------------
        Total                                                 --               --              1,000            1,000
------------------------------------------------------------------------------------------------------------------------
   Mortgage-backed securities:
     Maturing within 1 year                                    312              311             --               --
     Maturing after 1 year but within 5 years                8,826            8,984            2,408            2,458
     Maturing after 5 years but within 10 years             30,677           31,617           15,975           16,544
     Maturing after 10 years but within 15 years           279,147          283,631          287,364          287,593
     Maturing after 15 years                                 6,142            6,188             --               --
------------------------------------------------------------------------------------------------------------------------
        Total                                              325,104          330,731          305,747          306,595
------------------------------------------------------------------------------------------------------------------------
        Total debt securities available for sale           456,303          463,565          453,843          456,178
------------------------------------------------------------------------------------------------------------------------
   Net unrealized gains on debt securities
     available for sale                                      7,262             --              2,335             --
------------------------------------------------------------------------------------------------------------------------
        Total debt securities available for sale,
           net carrying value                             $463,565         $463,565         $456,178         $456,178
------------------------------------------------------------------------------------------------------------------------

      Mortgage-backed securities are shown at their contractual maturity but are expected to have shorter average lives due to prepayments.

  4.  TRADING SECURITIES

      The amortized cost and market values of trading securities are as follows:

------------------------------------------------------------------------------------------------------
        (IN THOUSANDS) AT DECEMBER 31,             1997                           1996
------------------------------------------------------------------------------------------------------
                                        AMORTIZED         MARKET       Amortized          Market
                                           COST           VALUE           Cost            Value
------------------------------------------------------------------------------------------------------
U.S. Treasury obligations                $18,548         $18,542         $  --           $  --
Investments in mutual funds                2,757           2,718           4,790           4,672
------------------------------------------------------------------------------------------------------
        Total trading securities         $21,305         $21,260         $ 4,790         $ 4,672
======================================================================================================

      During the years ended December 31, 1997, 1996 and 1995, the Company realized gains and losses on sales of trading securities as follows:

---------------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,         1997                        1996                         1995
---------------------------------------------------------------------------------------------------------------------------------
                                                    REALIZED                    Realized                      Realized
                                              GAINS         LOSSES        Gains         Losses          Gains        Losses
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury obligations                     $  22         $--            $--           $--            $  20         $--
Investments in mutual funds                    --             (33)          --             (44)          --            (133)
Marketable equity securities                     46          --               65          --                4          --
---------------------------------------------------------------------------------------------------------------------------------
        Total realized gains (losses)         $  68         $ (33)         $  65         $ (44)         $  24         $(133)
=================================================================================================================================

      Proceeds from sales of trading securities during 1997, 1996 and 1995 were $16.3 million, $3.1 million and $26.5 million, respectively. Unrealized gains or (losses) included in income in 1997, 1996 and 1995 were $73 thousand, $(103) thousand and $608 thousand, respectively.


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

      The composition of the Bank's loan portfolio is summarized as follows:

-----------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                              1997               1996
-----------------------------------------------------------------------------------------------------
Mortgage loans:
   Residential:
     Conventional:
        Fixed rate                                       $ 193,319          $ 168,000
        Variable rate                                       50,163             48,832
     FHA and VA                                              1,843              2,515
   Commercial                                                3,861              4,121
   Construction                                                492              1,388
-----------------------------------------------------------------------------------------------------
         Total mortgage loans                              249,678            224,856
   Add: premium on loans                                       343                325
   Less: deferred mortgage loan origination fees            (1,223)            (1,042)
-----------------------------------------------------------------------------------------------------
         Mortgage loans, net                               248,798            224,139
-----------------------------------------------------------------------------------------------------
Other loans:
   Consumer:
     Installment                                             2,199              1,967
     Guaranteed education                                    8,934              9,729
     Other secured                                           1,600              1,611
     Home equity lines of credit                            10,470             11,316
     Unsecured                                                 266                271
-----------------------------------------------------------------------------------------------------
         Total consumer loans                               23,469             24,894
   Commercial                                                   36                628
-----------------------------------------------------------------------------------------------------
         Total other loans                                  23,505             25,522
-----------------------------------------------------------------------------------------------------
         Total loans                                     $ 272,303          $ 249,661
=====================================================================================================


      In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies ("related parties") at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 1997 follows:

------------------------------------------------------
(IN THOUSANDS)
------------------------------------------------------
Balance at December 31, 1996         $ 395
Additions                               48
Repayments                            (103)
------------------------------------------------------
BALANCE AT DECEMBER 31, 1997         $ 340
======================================================

6.  ALLOWANCE FOR LOAN LOSSES

    An analysis of the activity in the allowance for loan losses is as follows:

--------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,               1997             1996             1995
--------------------------------------------------------------------------------------------------
Balance at beginning of year                       $ 2,237          $ 2,529          $ 2,566
Glendale Co-operative Bank acquisition                 105             --               --
Provision for loan losses                              260              160              170
Recoveries of loans previously charged-off              59               90               42
--------------------------------------------------------------------------------------------------
     Total                                           2,661            2,779            2,778
--------------------------------------------------------------------------------------------------
Less charge-offs:
   Mortgage loans                                     (221)            (480)            (124)
   Other loans                                        (106)             (62)            (125)
--------------------------------------------------------------------------------------------------
Balance at end of year                             $ 2,334          $ 2,237          $ 2,529
==================================================================================================


      The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 1997, 1996 and 1995.

-------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,     1997                        1996                           1995
-------------------------------------------------------------------------------------------------------------------
                                     PERCENTAGE                      Percentage                       Percentage
                                       OF LOANS                        of Loans                        of Loans
                         AMOUNT        TO TOTAL        Amount          to Total        Amount          to Total
-------------------------------------------------------------------------------------------------------------------
Mortgage loans:
   Residential          $1,544             90%         $1,915             88%         $2,101             86%
   Commercial               12              1               3              2             104              3
Consumer loans             160              9             119             10             237             11
Other loans                 --             --              57             --              61             --
Unallocated                618             --             143             --              26             --
-------------------------------------------------------------------------------------------------------------------
       Total            $2,334            100%         $2,237            100%         $2,529            100%
===================================================================================================================


   7. NON-PERFORMING ASSETS

      The following schedule summarizes non-performing assets at the dates shown:

--------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                        1997             1996            1995
--------------------------------------------------------------------------------------------------------
Total nonaccrual loans                                   $   1,771          $1,601          $2,428
Total real estate acquired through foreclosure                --               503             255
--------------------------------------------------------------------------------------------------------
     Total non-performing assets                         $   1,771          $2,104          $2,683
========================================================================================================
Percent of non-performing loans to total loans                0.65%           0.64%           0.97%
Percent of non-performing assets to total assets              0.19%           0.24%           0.31%

      The reduction in interest income associated with nonaccrual loans is as follows:

-----------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                         1997          1996        1995
-----------------------------------------------------------------------------------------------------------------------
      Interest income that would have been recorded under original terms              $163          $149        $204
      Interest income actually recorded                                                 97            78          60
-----------------------------------------------------------------------------------------------------------------------
      Reduction in interest income                                                    $ 66          $ 71        $144
=======================================================================================================================

      During 1997 and 1996 the Company had no impaired loans. During 1995, its average recorded investment in impaired loans was negligible.

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

-------------------------------------------------------------------------------------------------------------------
                                                                                      CONTRACT OR NOTIONAL AMOUNT
      (IN THOUSANDS) AT DECEMBER 31,                                                      1997               1996
-------------------------------------------------------------------------------------------------------------------
      Financial instruments whose contract amounts represent credit risk:
         Commitments to originate residential mortgage loans                           $ 4,090            $ 4,264
         Unadvanced portions of construction loans                                         496                332
         Unused credit lines, including unused portions of equity lines of credit       19,445             19,546
==================================================================================================================

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


   9. PREMISES AND EQUIPMENT

      A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                                                   ESTIMATED
                                                                                                  USEFUL LIFE
      (IN THOUSANDS) AT DECEMBER 31,                              1997               1996         (IN YEARS)
-------------------------------------------------------------------------------------------------------------------
      Premises:
         Land                                                    $1,227             $1,168              --
         Buildings                                                3,642              3,395         15 - 45
         Building and leasehold improvements                      1,635              1,587          3 - 30
      Equipment                                                   3,405              3,093          3 - 20
-------------------------------------------------------------------------------------------------------------------
                                                                  9,909              9,243
      Less: accumulated depreciation and amortization             5,540              5,148
-------------------------------------------------------------------------------------------------------------------
          Total premises and equipment, net                      $4,369             $4,095
==================================================================================================================

      The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2008 with options for renewal. Rental expenses for the years ended December 31, 1997, 1996 and 1995 amounted to $522 thousand, $508 thousand and $494 thousand, respectively.

              The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases, as of December 31, 1997, are as follows:

-------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDING DECEMBER 31,              PAYMENTS
-------------------------------------------------------------------------
      1998                                                   $   481
      1999                                                       438
      2000                                                       234
      2001                                                       234
      2002                                                       143
      Later years                                                465
-------------------------------------------------------------------------
          Total                                              $ 1,995
=========================================================================

  10. DEPOSITS

      Deposits are summarized as follows:

-------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                  1997                      1996
-------------------------------------------------------------------------------------------------------------
                                                              AMOUNT         RATE       AMOUNT          RATE
-------------------------------------------------------------------------------------------------------------
      Demand and NOW:
         NOW accounts                                      $  47,944         1.14%     $ 45,352         1.16%
         Demand accounts                                      18,915         --          17,382         --
-------------------------------------------------------------------------------------------------------------
           Total demand and NOW                               66,859         0.82        62,734         0.84
-------------------------------------------------------------------------------------------------------------
      Savings:
         Regular savings and special notice accounts         329,348         3.47       333,834         3.49
         Money market accounts                                23,527         3.09        23,824         3.12
-------------------------------------------------------------------------------------------------------------
           Total savings                                     352,875         3.44       357,658         3.47
-------------------------------------------------------------------------------------------------------------
      Time certificates:
         Fixed rate certificates                             316,368         5.53       303,722         5.52
         Variable rate certificates                           74,666         6.48        65,417         6.37
-------------------------------------------------------------------------------------------------------------
           Total time certificates                           391,034         5.71       369,139         5.67
-------------------------------------------------------------------------------------------------------------
      Deposit acquisition premium, net of amortization          (918)        --          (1,181)        --
-------------------------------------------------------------------------------------------------------------
           Total deposits                                   $809,850         4.32%     $788,350         4.29%
=============================================================================================================

      The maturity distribution and related rate structure of the Bank's time certificates at December 31, 1997 follows:


-------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                                  1997
-------------------------------------------------------------------------------------------------------------
                                                                                              AVERAGE
                                                                           AMOUNT          INTEREST RATE
-------------------------------------------------------------------------------------------------------------
      Due within 3 months                                                $106,163               5.52%
      Due within 3 - 6 months                                              78,224               5.44
      Due within 6 - 12 months                                             96,851               5.70
      Due within 1 - 2 years                                               75,522               6.01
      Due within 2 - 3 years                                               32,096               6.36
      Due within 3 - 5 years                                                2,064               5.73
      Thereafter                                                              114               5.88
-------------------------------------------------------------------------------------------------------------
          Total                                                          $391,034               5.71%
=============================================================================================================

      At December 31, the Bank had individual time certificates of deposit of $100 thousand or more maturing as follows:

-------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                          1997            1996
-------------------------------------------------------------------------------------------------------------
      Due within 3 months                                                    $22,757         $18,834
      Due within 3 - 6 months                                                  9,298           7,479
      Due within 6 - 12 months                                                17,969          15,327
      Due within 1 - 2 years                                                  12,293          13,545
      Due within 2 - 3 years                                                   8,602           5,411
      Due within 3 - 5 years                                                     114             439
-------------------------------------------------------------------------------------------------------------
          Total                                                              $71,033         $61,035
=============================================================================================================

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

      INTEREST-BEARING DEPOSITS IN BANKS AND TERM FEDERAL FUNDS SOLD
      The carrying amounts of the interest-bearing deposits in banks and term federal funds sold reported in the balance sheet at December 31, 1997 and 1996 approximate fair value.

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

              The carrying amount and estimated fair values of the Company's investment securities are as follows:

------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                     1997                           1996
------------------------------------------------------------------------------------------------------
                                                 CARRYING    CALCULATED         Carrying    Calculated
                                                   AMOUNT    FAIR VALUE           Amount    Fair Value
------------------------------------------------------------------------------------------------------
      Securities held to maturity                $    372      $    372         $    160      $    160
      Securities available for sale               482,224       482,224          471,752       471,752
      Trading securities                           21,260        21,260            4,672         4,672
------------------------------------------------------------------------------------------------------
           Total securities                      $503,856      $503,856         $476,584      $476,584
======================================================================================================

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

              The following table presents information for loans:

------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                   1997                              1996
------------------------------------------------------------------------------------------------------
                                              CARRYING     CALCULATED        Carrying       Calculated
                                                AMOUNT     FAIR VALUE          Amount       Fair Value
------------------------------------------------------------------------------------------------------
      Real estate:
         Residential:
           Adjustable                         $ 50,068     $  50,709         $ 49,261       $ 49,240
           Fixed                               194,881       199,220          170,774        171,766
         Commercial:
           Adjustable                            3,833         3,867            4,034          4,047
           Fixed                                    16            16               70             75
         Consumer and other                     23,505        23,438           25,522         25,527
------------------------------------------------------------------------------------------------------
           Total loans                         272,303       277,250          249,661        250,655
      Less: allowance for loan losses           (2,334)         --             (2,237)          --
------------------------------------------------------------------------------------------------------
           Net loans                          $269,969      $277,250         $247,424       $250,655
======================================================================================================

      DEPOSIT LIABILITIES
      Under Statement 107, the fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, regular savings and special notice accounts, and money market accounts, is equal to the amount payable on demand as of December 31, 1997 and 1996. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

-------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                               1997                     1996
-------------------------------------------------------------------------------------------------------------
                                                          CARRYING     ESTIMATED    Carrying    Estimated
                                                            AMOUNT    FAIR VALUE      Amount    Fair Value
-------------------------------------------------------------------------------------------------------------
      Demand accounts                                     $ 18,915      $ 18,915    $ 17,382     $ 17,382
      NOW accounts                                          47,944        47,944      45,352       45,352
      Regular savings and special notice accounts          329,348       329,348     333,834      333,834
      Money market accounts                                 23,527        23,527      23,824       23,824
      Time certificates                                    391,034       391,926     369,139      371,368
      Deposit acquisition premium, net of amortization        (918)         --        (1,181)        --
-------------------------------------------------------------------------------------------------------------
           Total deposits                                  809,850       811,660     788,350      791,760
      Escrow deposits of borrowers                           1,502         1,502       1,271        1,271
-------------------------------------------------------------------------------------------------------------
           Total                                          $811,352      $813,162    $789,621     $793,031
=============================================================================================================

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

              The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 1997 and 1996 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment.

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

  12. INCOME TAXES

      Income tax payable was allocated as follows:

-------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                               1997               1996
-------------------------------------------------------------------------------------------------------------
      Current income tax payable:
         Federal                                                                 $1,192             $  633
         State                                                                       48                172
-------------------------------------------------------------------------------------------------------------
           Total current income tax payable                                       1,240                805
-------------------------------------------------------------------------------------------------------------
      Deferred income tax payable:
         Federal                                                                  3,735              1,327
         State                                                                    1,192                462
-------------------------------------------------------------------------------------------------------------
           Total deferred income tax payable                                      4,927              1,789
-------------------------------------------------------------------------------------------------------------
           Total income tax payable                                              $6,167             $2,594
=============================================================================================================

      Income tax expense (benefit) was allocated as follows:

-------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                      1997            1996               1995
-------------------------------------------------------------------------------------------------------------
      Current income tax expense:
         Federal                                                 $5,096          $4,641             $4,209
         State                                                    1,034           1,122              1,071
-------------------------------------------------------------------------------------------------------------
           Total current tax expense                              6,130           5,763              5,280
-------------------------------------------------------------------------------------------------------------
      Deferred income tax expense (benefit):
         Federal                                                   (102)            194                183
         State                                                      (26)             53                115
         Change in valuation reserve                                 (4)             (9)               (22)
-------------------------------------------------------------------------------------------------------------
           Total deferred tax expense (benefit)                    (132)            238                276
-------------------------------------------------------------------------------------------------------------
           Total income tax expense                              $5,998          $6,001             $5,556
=============================================================================================================

      Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent as a result of the following:

-------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                      1997            1996               1995
-------------------------------------------------------------------------------------------------------------
      Computed "expected" income tax expense at statutory rate   $5,658          $5,400             $5,010
      Increase (reduction) in income taxes resulting from:
         State and local income taxes, net of federal benefit       656             764                771
         Dividends received deduction                               (95)            (94)               (72)
         Other                                                     (217)            (60)              (131)
         Change in valuation reserve                                 (4)             (9)               (22)
-------------------------------------------------------------------------------------------------------------
      Income tax expense                                         $5,998          $6,001             $5,556
-------------------------------------------------------------------------------------------------------------
      Effective income tax rate                                   37.10%          38.90%             38.81%
=============================================================================================================

      At December 31, 1997 and 1996, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

-------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                 1997               1996
-------------------------------------------------------------------------------------------------------------
      Deferred tax assets:
         Loan losses                                                         $  257             $  248
         Deferred loan fees, net                                                195                256
         Deferred compensation and pension cost                                 546                409
         Depreciation                                                            83                 35
         Purchase accounting                                                    468                194
         Other                                                                   26                 36
-------------------------------------------------------------------------------------------------------------
         Gross deferred tax asset                                             1,575              1,178
-------------------------------------------------------------------------------------------------------------
      Deferred tax liabilities:
         Valuation of securities                                              6,404              2,894
         Other unrealized securities gains                                       86                 56
         Other                                                                   12                 17
-------------------------------------------------------------------------------------------------------------
         Gross deferred tax liability                                         6,502              2,967
-------------------------------------------------------------------------------------------------------------
      Net deferred tax liability                                             $4,927             $1,789
=============================================================================================================

            Based on the Company's historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 1997. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid in 1997, 1996 and 1995 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

            As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the tax effect of the pre-1988 bad debt reserve amount of approximately $7.3 million remains subject to recapture in the event that the Bank pays dividends in excess of its reserves and profits.

 13.  ACQUISITION (UNAUDITED)

      On July 21, 1997, MASSBANK Corp., through the Bank, acquired all the outstanding common stock of Glendale Co-operative Bank ("Glendale") for $7.38 million in cash. Glendale was a Massachusetts chartered co-operative bank founded in 1928 which operated from a single office in the city of Everett. Glendale was merged with and into the Bank on the acquisition date. The acquisition has been accounted for by the purchase method and, accordingly, the results of operations of Glendale have been included in MASSBANK Corp.'s consolidated financial statements from the date of acquisition. The excess of the purchase price over the fair value of the net identifiable assets acquired of $1.53 million has been recorded as goodwill and is being amortized on a straight line basis over 15 years.

              The following unaudited condensed pro forma financial information presents the combined results of operations of MASSBANK Corp. and Glendale as if the acquisition had occurred as of the beginning of 1997 and 1996, after giving effect to certain adjustments, including amortization of goodwill. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had MASSBANK Corp. and Glendale constituted a single entity during such periods.


-------------------------------------------------------------------------------------------------------------
                                                                                  (UNAUDITED)
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                               1997               1996
-------------------------------------------------------------------------------------------------------------
      Interest and dividend income                                       $ 62,879            $60,341
      Interest expense                                                     35,878             34,275
-------------------------------------------------------------------------------------------------------------
      Net interest income                                                  27,001             26,066
      Provision for loan losses                                               260                160
-------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses                  26,741             25,906
      Non-interest income                                                   3,923              2,844
      Non-interest expense                                                 14,045             12,796
-------------------------------------------------------------------------------------------------------------
      Income before income taxes                                           16,619             15,954
      Income tax expense                                                    6,186              6,219
-------------------------------------------------------------------------------------------------------------
      Net Income                                                         $ 10,433            $ 9,735
-------------------------------------------------------------------------------------------------------------
      Earnings per share (in dollars):
         Basic                                                           $   2.96            $  2.74
         Diluted                                                             2.85               2.66
-------------------------------------------------------------------------------------------------------------

  14. EARNINGS PER SHARE

      The following is a calculation of earnings per share for the years indicated:


-----------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                          1997                     1996                     1995
-----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA)            BASIC     DILUTED      Basic      Diluted       Basic       Diluted
-----------------------------------------------------------------------------------------------------------------
Net income                              $   10,167  $   10,167   $    9,427  $    9,427   $    8,759   $    8,759
Average shares outstanding               3,575,962   3,575,962    3,616,769   3,616,769    3,674,385    3,674,385
Dilutive stock options                         --      138,653          --      101,845          --       135,980
Unallocated Employee Stock
      Ownership Plan ("ESOP") shares
       not committed to be released        (51,305)    (51,305)     (60,109)    (60,109)     (68,905)     (68,905)
-----------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding      3,524,657   3,663,310    3,556,660   3,658,505    3,605,480    3,741,460
Earnings per share (in dollars)         $     2.88  $     2.77   $     2.65  $     2.58   $     2.43   $     2.34
=================================================================================================================

  15. STOCKHOLDERS' EQUITY

      The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders' equity to be reduced below or to otherwise violate legal or regulatory requirements. Substantially all of the Company's retained earnings are unrestricted at December 31, 1997.

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


-------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                         FOR CAPITAL           TO BE WELL
AT DECEMBER 31, 1997                                ACTUAL          ADEQUACY PURPOSES      CAPITALIZED(1)
-------------------------------------------------------------------------------------------------------------
                                                Amount   Ratio      Amount      Ratio     Amount      Ratio
-------------------------------------------------------------------------------------------------------------
TIER I CAPITAL (TO AVERAGE ASSETS):
MASSBANK Corp. (consolidated)                  $92,303   10.23%    $27,071      3.00%        N/A       --
MASSBANK (the "Bank")                           88,852    9.85      27,071      3.00     $45,118       5.00%

TIER I CAPITAL (TO RISK-WEIGHTED ASSETS):
MASSBANK Corp. (consolidated)                   92,303   34.14      10,814      4.00         N/A       --
MASSBANK (the "Bank")                           88,852   32.87      10,814      4.00      16,221       6.00

TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
MASSBANK Corp. (consolidated)                   94,637   35.01      21,628      8.00         N/A       --
MASSBANK (the "Bank")                           91,186   33.73      21,628      8.00      27,035      10.00
=============================================================================================================

(1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as adequately capitalized.

-------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                       FOR CAPITAL            TO BE WELL
AT DECEMBER 31, 1996                                ACTUAL        ADEQUACY PURPOSES       CAPITALIZED(1)
-------------------------------------------------------------------------------------------------------------
                                               Amount    Ratio     Amount    Ratio      Amount    Ratio
-------------------------------------------------------------------------------------------------------------
TIER I CAPITAL (TO AVERAGE ASSETS):
MASSBANK Corp. (consolidated)                 $87,068    10.09%   $25,899    3.00%         N/A      --
MASSBANK (the "Bank")                          85,688     9.93     25,899    3.00      $43,165      5.00%

TIER I CAPITAL (TO RISK-WEIGHTED ASSETS):
MASSBANK Corp. (consolidated)                  87,068    33.41     10,423    4.00          N/A      --
MASSBANK (the "Bank")                          85,688    32.88     10,423    4.00       15,634      6.00

TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
MASSBANK Corp. (consolidated)                  89,305    34.27     20,846    8.00          N/A      --
MASSBANK (the "Bank")                          87,925    33.74     20,846    8.00       26,057     10.00
=============================================================================================================

(1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as adequately capitalized.

  16. EMPLOYEE BENEFITS

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

              The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements for the plan years ended October 31, 1997, 1996 and 1995, the plan's latest valuation dates:

--------------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT OCTOBER 31,                                                  1997               1996               1995
--------------------------------------------------------------------------------------------------------------------------------
      Actuarial present value of benefit obligation:
         Vested                                                                     $4,028             $3,636             $3,845
         Non-vested                                                                     35                 25                 55
--------------------------------------------------------------------------------------------------------------------------------
           Total accumulated benefit obligation                                     $4,063             $3,661             $3,900
================================================================================================================================

      Actuarial present value of projected benefit obligation for
         service rendered to date                                                   $4,990             $4,287             $4,622
      Plan assets at fair value                                                      5,810              5,090              4,181
--------------------------------------------------------------------------------------------------------------------------------
      Excess (deficiency) of plan assets over projected benefit obligation          $  820             $  803             $ (441)
================================================================================================================================

      Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:

         Discount rate                                                                7.25%              7.50%              7.00%
         Rate of increase in compensation levels                                      4.50%              4.50%              4.00%
================================================================================================================================

      Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the consolidated balance sheets are shown below:


--------------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT OCTOBER 31,                                                  1997               1996               1995
--------------------------------------------------------------------------------------------------------------------------------
      Unrecognized net asset at October 31, being recognized over 21 years          $  211             $  232             $  254
      Unrecognized net gains or (losses)                                               886                670               (412)
      Accrued pension cost                                                            (277)               (99)              (283)
--------------------------------------------------------------------------------------------------------------------------------
      Excess (deficiency) of plan assets over projected benefit obligation          $  820             $  803             $ (441)
================================================================================================================================

      Net pension expense for the years ended December 31, included the following components:


--------------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                        1997               1996               1995
--------------------------------------------------------------------------------------------------------------------------------
         Service cost -- benefits earned during the period                          $  367             $  309             $  319
         Accrual of discount                                                           322                308                303
         Actual return on plan assets                                                 (769)              (632)              (686)
         Net amortization and deferral                                                 257                283                412
--------------------------------------------------------------------------------------------------------------------------------
      Net pension expense                                                           $  177             $  268             $  348
================================================================================================================================

      Assumptions used to develop the net pension expense data were:

         Discount rate                                                                7.50%              7.00%              7.50%
         Expected long-term rate of return on assets                                  8.00%              8.00%              7.50%
         Rate of increase in compensation levels                                      4.50%              4.00%              5.50%
================================================================================================================================

      PROFIT SHARING AND INCENTIVE COMPENSATION BONUS PLANS
      The Bank's Profit Sharing and Incentive Compensation Bonus Plans provide for payments to employees under certain circumstances based upon a year-end measurement of the Company's net income and attainment of individual goals and objectives by certain key officers. Payments of $417 thousand, $418 thousand and $413 thousand were awarded under the plan in 1997, 1996 and 1995, respectively.

      EMPLOYEE STOCK OWNERSHIP PLAN
      The Bank has an Employees' Stock Ownership Plan ("ESOP") for the benefit of each employee who has completed at least 1,000 hours of service with the Company in the previous twelve months. Under the plan, the ESOP has borrowed funds from a third party bank to invest in the Company's common stock. As this obligation will be liquidated primarily through future contributions to the ESOP by the Bank, the obligation is reflected as a liability of the Company and a reduction of stockholders' equity on the consolidated balance sheet. As of December 31, 1997 and 1996, such outstanding liabilities totaled $781 thousand and $937 thousand, respectively.

              Shares of the Company's common stock purchased with the loan proceeds are held in a suspense account. As the loan is repaid, a proportionate number of shares are released for allocation to plan participants. The shares are allocated to plan participants annually, on a pro rata basis, based on compensation.

              The ESOP acquired unallocated shares in 1986 when the plan was first established and more recently in 1993. At December 31, 1997, the ESOP held 44,000 unallocated shares and 116,963 shares which have been allocated to participants. The fair value of the unallocated shares at December 31, 1997 was $2,096 thousand.

              Dividends on unallocated shares are used to offset a portion of the interest paid on the ESOP loan. Dividends on allocated shares held by the ESOP are allocated to plan participants proportionately based on the number of shares in the participant's allocated account.

              Total compensation and interest expense applicable to the ESOP amounted to $398 thousand, $314 thousand and $303 thousand for the years ended December 31, 1997, 1996 and 1995, respectively.

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

      EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENTS
      The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank's retirement plan for employees. Total expenses for benefits payable under the agreements amounted to $132 thousand, $99 thousand and $94 thousand in 1997, 1996 and 1995, respectively.

      STOCK OPTION PLAN
      Effective May 28, 1986, the Board of Directors of the Bank adopted a stock option plan for the benefit of its officers and other employees. In January, 1991, the plan was amended to authorize the grant of options to non-employee Directors of the Company. All but 42/3 of the 690,000 shares reserved for issuance under the plan were issued. On April 19, 1994, shareholders approved and the Bank adopted the Company's 1994 Stock Incentive Plan. The total number of shares of common stock that can be issued under this plan is 190,000 shares. Both incentive stock options and non-qualified stock options may be granted under the plans. As of December 31, 1997, there were 146,760.7 non-qualified stock options and 213,439.3 incentive stock options granted and outstanding to purchase shares under the plans. The maximum option term is ten years. Further stock options may be granted pursuant to the 1994 Stock Incentive Plan and will generally have an exercise price equal to, or in excess of, the fair market value of a share of common stock of the Company on the date the option is granted.

      A summary of the status of the Company's fixed stock option plan as of December 31, 1997, 1996 and 1995, and changes during the years ended on those dates is presented below:(1)

--------------------------------------------------------------------------------------------------------------------------------
      YEARS ENDED DECEMBER 31,                               1997                      1996                         1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                  WEIGHTED                  Weighted                    Weighted
                                                       SHARES      AVERAGE      Shares       Average          Shares    Average
                                                        UNDER     EXERCISE       Under      Exercise           Under   Exercise
      FIXED OPTIONS                                    OPTION      PRICE        Option        Price           Option     Price
--------------------------------------------------------------------------------------------------------------------------------
      Outstanding at beginning of year               347,166.7      $15.46       369,776      $13.60         423,154.7    $12.19
      Granted                                         48,333.3       30.09        46,000       23.40          44,333.3     17.54
      Exercised                                        (35,300)      13.19     (68,605.3)      10.74         (96,710.7)     9.21
      Forfeited                                           --          --              (4)       8.63          (1,001.3)    17.24
--------------------------------------------------------------------------------------------------------------------------------
      Outstanding at end of year                       360,200      $17.65     347,166.7      $15.46           369,776    $13.60
================================================================================================================================
      Options exercisable at year-end                  360,200                 347,166.7                       369,776
================================================================================================================================

      The following table summarizes information about fixed stock options outstanding and exercisable at December 31, 1997:

---------------------------------------------------------------------------------------------------------------------------------
      AT DECEMBER 31, 1997                         OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------------------------
                                                     WEIGHTED AVG.       WEIGHTED AVG.                              WEIGHTED AVG.
      RANGE OF                       NUMBER            REMAINING           EXERCISE                 NUMBER             EXERCISE
      EXERCISE PRICES             OUTSTANDING      CONTRACTUAL LIFE         PRICE                EXERCISABLE             PRICE
--------------------------------------------------------------------------------------------------------------------------------
      $6.88 to $10.75               73,966.7           3.6 years            $8.73                  73,966.7              $8.73
      16.00 to  17.34              190,566.7           5.7 years            16.62                 190,566.7              16.62
      18.28 to  19.88                3,666.6           7.5 years            19.44                   3,666.6              19.44
      23.25 to  30.09                 92,000           8.6 years            26.87                    92,000              26.87
--------------------------------------------------------------------------------------------------------------------------------
      $6.88 to $30.09                360,200           6.0 years           $17.65                   360,200             $17.65
================================================================================================================================

(1) All share information presented has been adjusted to reflect the 4-for-3 and 3-for-2 split of the Company's common stock effective September 15, 1997 and September 9, 1994, respectively

      As discussed in Note 1, the Company adopted SFAS No. 123 on January 1, 1996, but continues to account for its stock option plan using the intrinsic value based method prescribed by APB Opinion No. 25. Accordingly, no compensation cost for this plan has been recognized in the Consolidated Statements of Income for 1997.

              In determining the pro forma disclosures required by SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following table presents pro forma net income and earnings per share assuming the stock option plan was accounted for using the fair value method prescribed by SFAS No. 123, the weighted average assumptions used and the grant date fair value of options granted in 1997, 1996 and 1995:

--------------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT PER SHARE DATA) YEARS ENDED DECEMBER 31,          1997                  1996              1995
--------------------------------------------------------------------------------------------------------------------------------
      Net income                                       As reported         $ 10,167              $ 9,427            $8,759
                                                         Pro forma            9,916                9,230             8,598
--------------------------------------------------------------------------------------------------------------------------------
      Basic earnings per share                         As reported         $   2.88              $  2.65            $ 2.43
                                                         Pro forma             2.81                 2.60              2.38
--------------------------------------------------------------------------------------------------------------------------------
      Diluted earnings per share                       As reported         $   2.77              $  2.58            $ 2.34
                                                         Pro forma             2.70                 2.52              2.30
================================================================================================================================
      Weighted average fair value                                          $   8.84              $  8.04            $ 6.93
      Expected life                                                             7.4 years            7.2 years         7.4 years
      Risk-free interest rate                                                  6.47%                5.64%             7.66%
      Expected volatility                                                      22.0%                23.0%             23.0%
      Expected dividend yield                                                   2.3%                 2.7%              2.7%
================================================================================================================================

 17.  SHAREHOLDER RIGHTS AGREEMENT

      In January, 1990, the Board of Directors adopted a Shareholders Rights Plan. Under the Plan, the Rights automatically become part of and trade with the Company's shares of common stock. Although the Rights are not exercisable initially, they become exercisable upon the occurrence of one of three triggering events as specified in the Plan. In the event they become exercisable, each holder of a Right would then be entitled to buy a unit consisting of one one-hundredth of a share of the Company's preferred stock at an exercise price of $70. The provisions of the Rights Plan, including the time periods set forth therein, generally may be extended or amended by the Board of Directors. The Rights will expire January 16, 2000, but they may be redeemed at the option of the Board of Directors for $0.01 per Right until ten days after a person becomes a 15% shareholder of MASSBANK Corp. or until certain other triggering events have occurred.


  18. PARENT COMPANY FINANCIAL STATEMENTS

      The following are the condensed financial statements for MASSBANK Corp. (the "Parent Company") only:


      BALANCE SHEETS
----------------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT PER SHARE DATA) AT DECEMBER 31,                                               1997               1996
----------------------------------------------------------------------------------------------------------------------------------
      ASSETS:
         Cash                                                                                     $        13          $      20
         Interest-bearing deposits in banks                                                             3,390              1,365
         Investment in subsidiaries                                                                   101,109             91,807
         Other assets                                                                                      77                 14
----------------------------------------------------------------------------------------------------------------------------------
              Total assets                                                                        $   104,589          $  93,206
==================================================================================================================================
      LIABILITIES:
         Employee stock ownership plan liability (Note 16)                                        $       781          $     937
         Due to subsidiaries                                                                             --                    3
         Other liabilities                                                                                 29                 16
----------------------------------------------------------------------------------------------------------------------------------
              Total liabilities                                                                           810                956
==================================================================================================================================
      STOCKHOLDERS' EQUITY (Notes 12, 15, 16 and 17):
         Preferred stock, par value $1.00 per share; 2,000,000 shares
         authorized, none issued                                                                                            --
         Common stock, par value $1.00 per share;
         10,000,000 shares authorized, 7,336,800 and 5,476,125 shares issued,
          respectively                                                                                  7,337              5,476
         Additional paid-in capital                                                                    58,737             57,858
         Retained earnings                                                                             70,984             65,756
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      137,058            129,090
         Treasury stock at cost, 3,766,022 and 2,789,411 shares, respectively                         (41,569)           (39,904)
         Net unrealized gains on securities available for sale, net of tax effect (Note 3)              9,071              4,001
         Common stock acquired by ESOP (Note 16)                                                         (781)              (937)
----------------------------------------------------------------------------------------------------------------------------------
              Total stockholders' equity                                                              103,779             92,250
----------------------------------------------------------------------------------------------------------------------------------
              Total liabilities and stockholders' equity                                             $104,589            $93,206
==================================================================================================================================

      STATEMENTS OF INCOME

-------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                   1997           1996          1995
-------------------------------------------------------------------------------------------------------------------
      Income:
         Dividends received from subsidiaries                                $ 6,400         $5,750        $4,400
         Interest and dividend income                                             56             20            22
-------------------------------------------------------------------------------------------------------------------
                                                                               6,456          5,770         4,422
      Non-interest expense                                                       118            103            95
-------------------------------------------------------------------------------------------------------------------
              Income before income taxes                                       6,338          5,667         4,327
      Income tax benefit                                                          40             14           130
-------------------------------------------------------------------------------------------------------------------
              Income before equity in undistributed earnings of
                subsidiaries                                                   6,378          5,681         4,457
      Equity in undistributed earnings of subsidiaries                         3,789          3,746         4,302
-------------------------------------------------------------------------------------------------------------------
              Net income                                                     $10,167         $9,427        $8,759
-------------------------------------------------------------------------------------------------------------------

      The Parent Company only Statements of Changes in Stockholders' Equity are identical to the consolidated statements and therefore are not presented here.


      STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                  1997           1996            1995
-------------------------------------------------------------------------------------------------------------------
      Cash flows from operating activities:
         Net income                                                        $ 10,167        $ 9,427         $ 8,759
         Adjustments to reconcile net income to net cash provided by operating activities:
              Equity in undistributed earnings of subsidiaries               (3,789)        (3,746)         (4,302)
              Decrease (increase) in other assets                              --               25             (25)
              Decrease in accrued income taxes payable                          (59)           (21)            (80)
              Deferred income tax benefit                                        (4)            (2)           --
              Increase in other liabilities                                      13              6              10
              (Decrease) increase in amount due to subsidiaries                  (3)          (121)            121
-------------------------------------------------------------------------------------------------------------------
                Net cash provided by operating activities                     6,325          5,568           4,483
-------------------------------------------------------------------------------------------------------------------
      Cash flow from financing activities:
         Payments to acquire treasury stock                                  (1,665)        (3,534)         (3,082)
         Issuance of common stock under stock option plan                       467            738             891
         Tax benefit resulting from stock options exercised                    --               28               8
         Dividends paid on common stock                                      (3,124)        (2,459)         (1,981)
         Tax benefit resulting from dividends paid on unallocated
           shares held by the ESOP                                               15             15            --
-------------------------------------------------------------------------------------------------------------------
                Net cash used in financing activities                        (4,307)        (5,212)         (4,164)
-------------------------------------------------------------------------------------------------------------------
                Net change in cash and cash equivalents                       2,018            356             319
      Cash and cash equivalents at beginning of year                          1,385          1,029             710
-------------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents at end of year                             $  3,403        $ 1,385         $ 1,029
-------------------------------------------------------------------------------------------------------------------

      During the years ended December 31, 1997, 1996 and 1995, the Company made cash payments for income taxes of $16 thousand, $23 thousand and $13 thousand, respectively, and no payments for interest.

              In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $42 thousand, $41 thousand and $28 thousand during the years ended December 31, 1997, 1996 and 1995, respectively.

19. TEN-YEAR STATISTICAL SUMMARY (UNAUDITED)


--------------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT PER SHARE DATA)
      YEARS ENDED DECEMBER 31,                    1997      1996        1995     1994     1993        1992        1991     1990
--------------------------------------------------------------------------------------------------------------------------------
      Net income                             $  10,167    $9,427   $   8,759   $8,185   $6,695   $   4,677   $   2,250   $  725
      Basic earnings per share(2)                 2.88      2.65        2.43     2.19     1.71        1.22        0.59     0.16
      Cash dividends declared per share(2)    0.88 1/2      0.69    0.54 3/4     0.45     0.34    0.26 1/2    0.22 3/4     0.22
      Book value per share, at year end(2)       29.06     25.75       24.84    20.09    20.46       18.37       17.54    16.20
      Return on average assets                    1.12%     1.08%       1.04%    0.96%    0.79%       0.61%       0.60%    0.23%
      Return on average realized equity(1)       11.11%    11.01%      10.81%   10.62%    8.98%       6.79%       3.39%    1.03%
================================================================================================================================
-------------------------------------------------------------
      (IN THOUSANDS EXCEPT PER SHARE DATA)
      YEARS ENDED DECEMBER 31,                 1989     1988
-------------------------------------------------------------
      Net income                             $2,668   $4,917
      Basic earnings per share(2)              0.50     0.86
      Cash dividends declared per share(2)     0.21     0.19
      Book value per share, at year end(2)    15.16    14.21
      Return on average assets                 0.86%    1.56%
      Return on average realized equity(1)     3.38%    6.20%
=============================================================


      (1) Excludes average net unrealized gains or losses on securities available for sale.

      (2) All share information presented has been adjusted to reflect the 4-for-3 and 3-for-2 split of the Company's common stock effective September 15, 1997 and September 9, 1994, respectively.


20. QUARTERLY DATA (UNAUDITED)


-------------------------------------------------------------------------------------------------
      YEARS ENDED DECEMBER 31,                                        1997
-------------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT                          4th          3rd            2nd           1st
      PER SHARE DATA)                           QUARTER       QUARTER       QUARTER       QUARTER
-------------------------------------------------------------------------------------------------
      Interest and dividend income              $15,496       $15,460       $15,017       $14,760
      Interest expense                            8,840         8,937         8,555         8,349
-------------------------------------------------------------------------------------------------
      Net interest income                         6,656         6,523         6,462         6,411
      Provision for loan losses                      95            45            52            68
-------------------------------------------------------------------------------------------------
      Net interest income after
         provision for loan losses                6,561         6,478         6,410         6,343
      Non-interest income                           882           886         1,136           894
      Non-interest expense                        3,115         3,191         3,924         3,195
-------------------------------------------------------------------------------------------------
      Income before income taxes                  4,328         4,173         3,622         4,042
      Income tax expense                          1,672         1,584         1,173         1,569
-------------------------------------------------------------------------------------------------
           Net income                           $ 2,656       $ 2,589       $ 2,449       $ 2,473
=================================================================================================
      Earnings per share (in dollars):(1)
         Basic                                  $  0.75       $  0.74       $  0.69       $  0.70
         Diluted                                   0.72          0.70          0.67          0.68
-------------------------------------------------------------------------------------------------
      Weighted average common
         shares outstanding:(1)
         Basic                                    3,521         3,520         3,529         3,530
         Diluted                                  3,683         3,671         3,653         3,647
=================================================================================================
-------------------------------------------------------------------------------------------------
      YEARS ENDED DECEMBER 31,                                        1996
-------------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT                          4th           3rd           2nd           1st
      PER SHARE DATA)                           Quarter       Quarter       Quarter       Quarter
-------------------------------------------------------------------------------------------------
      Interest and dividend income              $14,828       $14,767       $14,390       $14,124
      Interest expense                            8,473         8,441         8,139         8,009
-------------------------------------------------------------------------------------------------
      Net interest income                         6,355         6,326         6,251         6,115
      Provision for loan losses                      10            85            35            30
-------------------------------------------------------------------------------------------------
      Net interest income after
         provision for loan losses                6,345         6,241         6,216         6,085
      Non-interest income                           621           703           724           617
      Non-interest expense                        3,117         2,921         3,030         3,056
-------------------------------------------------------------------------------------------------
      Income before income taxes                  3,849         4,023         3,910         3,646
      Income tax expense                          1,459         1,579         1,540         1,423
-------------------------------------------------------------------------------------------------
           Net income                           $ 2,390       $ 2,444       $ 2,370       $ 2,223
=================================================================================================
      Earnings per share (in dollars):(1)
         Basic                                  $  0.68       $  0.69       $  0.66       $  0.62
         Diluted                                   0.66          0.67          0.65          0.60
-------------------------------------------------------------------------------------------------
      Weighted average common
         shares outstanding:(1)
         Basic                                    3,524         3,526         3,574         3,604
         Diluted                                  3,629         3,621         3,673         3,711
=================================================================================================


(1) Computation of earnings per share is further described in Note 1.

      MASSBANK CORP. AND SUBSIDIARIES STOCKHOLDER DATA
      YEARS ENDED DECEMBER 31, 1997 AND 1996


      MASSBANK Corp.'s common stock is currently traded on the Nasdaq Stock Market under the symbol "MASB." At December 31, 1997 there were 3,570,778 shares outstanding and 957 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or "street" name.

              The following table includes the quarterly ranges of high and low sales prices for the common stock, as reported by Nasdaq, and dividends declared per share for the periods indicated.

------------------------------------------------------------------------------------
                                             PRICE PER SHARE(1)                 CASH
                                          -------------------------        DIVIDENDS
                                            HIGH             LOW            DECLARED
------------------------------------------------------------------------------------
      YEAR ENDED DECEMBER 31,                       1997
------------------------------------------------------------------------------------
      Fourth Quarter                        48 1/4               41       $     0.24
      Third Quarter                         47 1/2           35 5/8             0.24
      Second Quarter                      35 13/16         29 29/32           0.2025
      First Quarter                         31 7/8           28 1/8           0.2025
------------------------------------------------------------------------------------
      YEAR ENDED DECEMBER 31,                       1996
------------------------------------------------------------------------------------
      Fourth Quarter                       29 1/16         24 27/32       $     0.18
      Third Quarter                       25 11/16           24 3/8             0.18
      Second Quarter                       25 5/16          24 9/16            0.165
      First Quarter                         25 7/8           23 1/4            0.165
------------------------------------------------------------------------------------

(1) Stock prices have been adjusted to reflect the 4-for-3 split of the Company's common stock effective September 15, 1997.


      CORPORATE INFORMATION




MASSBANK Corp.
123 Haven Street
Reading, MA 01867
(781) 662-0100
FAX (781) 942-1022

Savings and Mortgage
24-Hour-Rate Lines
(781) 662-0154
(978) 446-9285

Notice of Shareholders' Meeting
The Annual Meeting of the
Shareholders of MASSBANK Corp.
will be held at 10:00 A.M.
on Tuesday, April 21, 1998 at the
Tara Ferncroft Conference Center
50 Ferncroft Road
Danvers, MA 01923

Trademark

MASSBANK and its logo are
registered trademarks of
the Company

Form 10-K
Shareholders may obtain without
charge a copy of the Company's
1997 Form 10-K. Written requests
should be addressed to:
Shareholder Services
MASSBANK Corp.
159 Haven Street
Reading, MA 01867

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

Transfer Agent
Boston EquiServe
Shareholder Services
P.O. Box 644
Boston, MA 02102-0644


Independent Auditors
KPMG Peat Marwick LLP
99 High Street
Boston, MA 02110

Legal Counsel
Goodwin, Procter & Hoar
Exchange Place
Boston, MA 02109

Reports on Effectiveness
of Internal Control Structure
Over Financial Reporting

Shareholders may obtain without
charge a copy of Management's
and the Independent Auditors'
1997 Reports on the Effectiveness
of the Company's Internal Control
Structure Over Financial Reporting.
Written requests should be
addressed to:
Shareholder Services
MASSBANK Corp.
159 Haven Street
Reading, MA 01867

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

  *Mathias B. Bedell
   Retired, Bedell Brothers Insurance
   Agency, Inc.

  *Gerard H. Brandi
   Chairman, President and
   Chief Executive Officer,
   MASSBANK Corp.

   Allan S. Bufferd
   Deputy Treasurer and
   Director of Investments
   Massachusetts Institute of Technology

  +Peter W. Carr
   Retired, Guilford Transportation
   Industries

   Alexander S. Costello
   Editorial Page Editor,
   Lowell Sun Publishing Co., Inc.

  *Robert S. Cummings
   Senior Partner, Peabody and Brown

   Louise A. Hickey
   Retired, Melrose-Wakefield Hospital

   Leonard Lapidus
   United States Government Official

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

  *Member, Executive Committee
  +Member, Audit Committee

OFFICERS AND DIRECTORS
MASSBANK


OFFICERS
Gerard H. Brandi
Chairman, President and
Chief Executive Officer

Donald R. Washburn
Senior Vice President, Lending

Donna H. West
Senior Vice President,
Community Banking

Raymond A. Brearey
Vice President,
Senior Trust Officer

David F. Carroll
Vice President, Operations

Reginald E. Cormier
Vice President, Treasurer
and Chief Financial Officer

Marilyn H. Abbott
Assistant Treasurer

Andrea S. Bradford
Assistant Vice President

Gregory W. Bowe
Assistant Vice President

Ernest G. Campbell, Jr.
Collections Officer

Marianne J. Carpenter
Assistant Treasurer

Charles F. Coupe
Information Officer

Janet L. Daniels
Assistant Vice President

Aunali Dohadwala
Auditor

Karen J. Downs
Assistant Treasurer

Karen L. Flammia
Assistant Vice President

Melissa J. Flanagan
Assistant Treasurer

Ana M. Foster
Compliance and
Security Officer

Gerard F. Frechette
Loan Officer

Rachael E. Garneau
Assistant Treasurer

Margo E. Higgins
Assistant Vice President
and Human Resources
Officer

Brian W. Hurley
Assistant Vice President

Kenneth A. Masson
Assistant Vice President

Mindy S. Peloquin
Assistant Treasurer

Thomas J. Queeney
Assistant Vice President

Renald A. Robillard
Assistant Treasurer

Alice B. Sweeney
Assistant Comptroller

Richard A. Tatarczuk
Assistant Vice President
and Comptroller

Patricia A. Witts
Assistant Treasurer

Michael J. Woods
Assistant Vice President

BOARD OF DIRECTORS AND
EXECUTIVE COMMITTEE
Mathias B. Bedell
Gerard H. Brandi, Chairman
Robert S. Cummings, Clerk
Stephen E. Marshall
Herbert G. Schurian
Dr. Donald B. Stackhouse
Donna H. West

MASSBANK BRANCH OFFICES d/b/a


MASSBANK of Reading*
123 Haven Street
Reading, MA 01867
(781) 942-8188


MASSBANK of Chelmsford
296 Chelmsford Street
Eastgate Plaza
Chelmsford, MA 01824
(978) 256-3751

17 North Road
Chelmsford, MA 01824
(978) 256-3733


MASSBANK of Dracut
45 Broadway Road
Dracut, MA 01826
(978) 441-0040


MASSBANK of Everett
738 Broadway
Everett, MA 02149
(617) 387-5115


MASSBANK of Lowell
50 Central Street
Lowell, MA 01852
(978) 446-9200

755 Lakeview Avenue
Lowell, MA 01850
(978) 446-9216


MASSBANK of Medford
4110 Mystic Valley Parkway
Wellington Circle Plaza
Medford, MA 02155
(781) 395-4899

MASSBANK of Melrose
476 Main Street
Melrose, MA 02176
(781) 662-0100

27 Melrose Street
Towers Plaza
Melrose, MA 02176
(781) 662-0165


MASSBANK of Stoneham
240 Main Street
Stoneham, MA 02180
(781) 662-0177


MASSBANK of Tewksbury
1800 Main Street
Tewksbury, MA 01876
(978) 851-0300


MASSBANK of Westford
203 Littleton Road
Westford, MA 01886
(978) 692-3467


MASSBANK of Wilmington
370 Main Street
Wilmington, MA 01887
(978) 658-4000

219 Lowell Street
Lucci's Plaza
Wilmington, MA 01887
(978) 658-5775




*Main Office

68