Form 10-K, Exhibit 13
period 1998-12-31
MASSBANK CORP
filed 1999-03-26
CIK 799166

                              FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------


MASSBANK CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA

---------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                      1998         1997         1996         1995         1994
---------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
        Total assets                                     $946,625     $925,403     $888,237     $854,542     $843,647
        Mortgage loans                                    283,654      248,798      224,139      220,603      220,269
        Other loans                                        21,335       23,505       25,522       28,582       30,547
        Allowance for loan losses                           2,450        2,334        2,237        2,529        2,566
        Investments(1)                                    624,082      635,694      622,645      586,768      568,635
        Real estate acquired through foreclosure               86           --          503          255          129
        Deposits                                          824,031      809,850      788,350      753,657      759,676
        Stockholders' equity                              110,489      103,779       92,250       90,817       74,504
---------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                      1998         1997         1996         1995         1994
---------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
        Interest and dividend income                     $ 59,834     $ 60,733     $ 58,109     $ 56,611     $ 51,451
        Interest expense                                   34,320       34,681       33,062       30,896       26,152
---------------------------------------------------------------------------------------------------------------------
        Net interest income                                25,514       26,052       25,047       25,715       25,299
        Provision for loan losses                             193          260          160          170          705
        Gains (losses) on securities, net                   2,893        1,939          868           92         (533)
        Other non-interest income                           1,697        1,859        1,797        1,856        3,070
        Non-interest expense                               12,515       13,425       12,124       13,178       14,213
---------------------------------------------------------------------------------------------------------------------
        Income before income taxes                         17,396       16,165       15,428       14,315       12,918
        Income tax expense                                  6,482        5,998        6,001        5,556        4,733
---------------------------------------------------------------------------------------------------------------------
        Net income                                       $ 10,914     $ 10,167     $  9,427     $  8,759     $  8,185
=====================================================================================================================

---------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                     1998         1997         1996         1995         1994
---------------------------------------------------------------------------------------------------------------------
OTHER DATA:
        Yield on average interest-earning assets             6.56%        6.81%        6.84%        6.90%        6.22%
        Cost of average interest-bearing liabilities         4.23         4.30         4.27         4.11         3.41
        Interest rate spread                                 2.33         2.51         2.57         2.79         2.81
        Net interest margin                                  2.81         2.93         2.96         3.15         3.07
        Non-interest expense to average assets(5)            1.35         1.39         1.40         1.57         1.67
        Efficiency ratio(2)(5)(6)                            41.4         43.0         43.5         47.4         50.8
        Return on assets (net income/average assets)         1.17         1.12         1.08         1.04         0.96
        Return on equity (net income/average
                stockholders' equity)                       10.05        10.51        10.65        10.65        10.62
        Return on average realized equity(3)                11.08        11.11        11.01        10.81        10.62
        Percent non-performing loans to total loans          0.33         0.65         0.64         0.97         0.84
        Percent non-performing assets to total assets        0.12         0.19         0.24         0.31         0.26
        Stockholders' equity to assets, at year-end         11.67        11.21        10.39        10.63         8.83
        Book value per share, at year-end(4)             $  31.58     $  29.06     $  25.75     $  24.84     $  20.09
        Earnings per share:(4)
          Basic                                              3.09         2.88         2.65         2.43         2.19
          Diluted                                            2.97         2.77         2.58         2.34         2.13
        Cash dividends declared per share(4)                 1.02        0.885         0.69       0.5475         0.45
        Dividend payout ratio                                  33%          31%          26%          23%          21%
=====================================================================================================================

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report. Certain amounts reported for prior years have been reclassified to conform to the 1998 presentation. The discussion contains certain forward-looking statements regarding the future performance of the Company. All forward-looking information is inherently uncertain and actual results may differ substantially from the assumptions, estimates, or expectations reflected or contained in the forward-looking information.

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

     The Company's earnings results are also affected by the provision for loan losses; non-interest income, such as fee-based revenues and net securities gains; non-interest expense; and income taxes.

FINANCIAL CONDITION

Total assets at December 31, 1998 were $946.6 million, up $21.2 million or 2.3% from $925.4 million a year ago. The growth in total assets was driven by $32.7 million growth in the loan portfolio, offset by a decline of $11.6 million in the investment portfolio. Other assets increased by $0.1 million in 1998.

     The Bank's total loan portfolio at December 31, 1998 amounted to $305.0 million compared with $272.3 million at December 31, 1997, an increase of $32.7 million or 12.0%. MASSBANK benefited from the favorable mortgage interest rate environment in 1998. Loan originations reached record levels in 1998 due to an increased volume of home mortgage refinancing. Loan originations totaled $105.2 million in 1998, up 79.5% or $46.6 million, compared with $58.6 million in 1997.

     The increase in the total loan portfolio was achieved despite a continued high level of principal amortization and payoffs in the Bank's loan portfolio, making it more difficult to grow the portfolio. This is due in part to the shorter term mortgages the Bank originates and the prevailing low interest rates which encourage borrowers to prepay higher rate mortgages.

     Total investments consisting of investment securities and other short-term investments, including term federal funds sold and interest-bearing deposits, decreased from $635.7 million at December 31, 1997 to $624.1 million at December 31, 1998. The decrease is mainly attributable to a decrease in mortgage-backed securities and U.S. Treasury and government agency securities, offset by an increase in trading and equity securities, and term federal funds sold. The primary component of the Bank's investment securities portfolio, mortgage-backed securities, accounted for 43.7% of total investments at December 31, 1998, down from 52.0% at year-end 1997. Mortgage-backed securities which totaled $330.7 million at year-end 1997 decreased to $272.6 million at year-end 1998 due primarily to the significant pre-payments received during 1998.

     This decrease in total investments was offset in part by a change in net unrealized gains on securities available for sale from $15.5 million at December 31, 1997 to $19.8 million at December 31, 1998, a net increase in market value of $4.3 million. The increase in market value of the Bank's investment securities available for sale portfolio is directly related to the upward movement in both bond and stock prices in 1998.

     The change in the market value of the Bank's securities available for sale also had the effect of increasing stockholders' equity by $2.6 million since year-end 1997. The net unrealized gains on securities available for sale, net of tax effect reported as part of stockholders' equity totaled $11.7 million at year-end 1998, up from $9.1 million at December 31, 1997. Total stockholder s' equity was $110.5 million at December 31, 1998, up $6.7 million from $103.8 million at December 31, 1997. Also contributing to the increase in stockholders' equity was the Company's record net income of $10.9 million in 1998 and the issuance of common stock under the Company's stock option plan. These were partially offset by the payment of $3.6 million in dividends to stockholders and the cost of additional shares of treasury stock repurchased during the year in the amount of $4.7 million. The Company's book value per share at December 31, 1998 was $31.58, up $2.52 or 8.7% from the prior year.

     Deposit accounts of all types have traditionally been the primary source of funds for the Bank's lending and investment activities. The Bank's deposit flows are influenced by prevailing interest rates, competition and other market conditions. The Bank's management attempts to manage its deposits through selective pricing and marketing. Total deposits increased $14.1 million during 1998 to $824.0 million at December 31, 1998 from $809.9 million at year-end 1997.

ASSET QUALITY

Asset quality continued to improve during 1998. Nonaccrual loans, generally those loans which are 90 days or more delinquent, amounted to only $1.0 million at December 31, 1998, compared to $1.8 million at December 31, 1997. The bank's provision for loan losses, which amounted to $260 thousand in 1997, decreased by $67 thousand to $193 thousand in 1998, partially as a result of lower net loan charge-offs. Loan charge-offs, net of recoveries, amounted to $77 thousand in 1998, down from $268 thousand in 1997 and $452 thousand in 1996.

     The Bank continued to add to its allowance for loan losses in 1998 in response to increased residential lending. The bank's allowance for loan losses at December 31, 1998 totaled approximately $2.5 million, representing 244.0% of nonaccrual loans and 0.80% of total loans. The bank believes that its allowance for loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions. Real estate acquired through foreclosure totaled $86 thousand at year-end 1998.

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS 1998 AND 1997

MASSBANK Corp. recorded net income for the year ended December 31, 1998 of $10.9 million or $3.09 in basic earnings per share compared to $10.2 million or $2.88 in basic earnings per share for the year ended December 31, 1997. This was the sixth consecutive year of record net income for the Company. Diluted earnings per share for 1998 increased to $2.97 from $2.77 in the prior year.

     In 1998, MASSBANK's return on average assets rose to 1.17% from 1.12% in the prior year. Return on average realized equity was 11.08% in 1998, down slightly from 11.11% in 1997. The Company's favorable earnings performance in 1998 is mainly attributable to higher securities gains and lower non-interest expenses and provision for loan losses, partially offset by a decrease in net interest income and non-interest income (exclusive of securities gains).

NET INTEREST INCOME

The Company's net interest income on a fully taxable equivalent ("FTE") basis was $25.7 million in 1998, a decrease of $0.5 million from the prior year. The decrease is the result of a lower net interest margin, due mainly to the flattening of the yield curve which was seen in 1998, partially offset by the positive effect of earning asset growth. The Company's net interest margin was 2.81% in 1998, down from its prior year net interest margin of 2.93%. The Company's average earning assets increased $18.3 million or 2.0% to $912.9 million in 1998, from $894.6 million in 1997.

     The tables on pages 19 and 20 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have effected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume and (2) changes in interest rates.

INTEREST AND DIVIDEND INCOME

Interest and dividend income on a fully taxable equivalent basis was $60.0 million for the year ended December 31, 1998, compared to $60.9 million for the year ended December 31, 1997. The average total earning assets of the Company increased to $912.9 million in 1998, up $18.3 million from $894.6 million in 1997. As reflected in the table on page 19, the Company saw a decline in yield in all categories of earning assets this past year. This resulted in an overall decline in yield on total average earning assets of 25 basis points in 1998. The yield on average earning assets for the year ended December 31, 1998 was 6.56% compared to 6.81% in the prior year.

     As exhibited in the rate volume analysis table on page 20, the total effect of lower market interest rates on interest income in 1998 was a $1.9 million decline from 1997. Conversely, the total effect of higher average earning assets on interest income in 1998 was a $1.0 million increase over 1997, resulting in a net decrease in total interest and dividend income of $899 thousand from 1997.

INTEREST EXPENSE

Total interest expense decreased 1.0% to $34.3 million for the year ended December 31, 1998 from $34.7 million for the year ended December 31, 1997. This decrease is due to a decrease in the Company's average cost of funds from 4.30% in 1997 to 4.23% in 1998, partially offset by the higher interest expense resulting from an increase in the Company's average total deposits, from $807.3 million in 1997 to $811.6 million in 1998.

     The principal reason for the Company's lower cost of funds was lower market interest rates in 1998.

     As exhibited in the rate/volume analysis table on page 20, the effect on total interest expense from changes in interest-bearing deposit rates from a year ago was a $522 thousand decrease from 1997. Conversely, the total effect of higher average deposits on interest expense in 1998 was a $161 thousand increase over 1997, resulting in a net decrease in total interest expense of $361 thousand from 1997.

PROVISION FOR LOAN LOSSES

The provision for loan losses in 1998 was $193 thousand compared to $260 thousand in 1997. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. In making its decision, management considers a number of factors, including the risk characteristics of the loan portfolio, underlying collateral, current and anticipated economic conditions, and trends in loan delinquencies and charge-offs. At December 31, 1998, the allowance for loan losses was approximately $2.5 million representing 244.0% of non-performing loans. The Bank's non-performing loans totaled $1.0 million at December 31, 1998 compared to $1.8 million a year earlier. Net charge-offs totaled $77 thousand in 1998 compared to $268 thousand in 1997. Management believes that the allowance for loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions.

NON-INTEREST INCOME

Non-interest income consists of gains or losses on securities, deposit account service fees, and other non-interest income.

     Non-interest income increased to $4.6 million for the year ended December 31, 1998, from $3.8 million for the year ended December 31, 1997. This improvement is due to an increase in securities gains in 1998.

     Net gains on securities totaled $2.9 million in 1998 compared to $1.9 million in the prior year. The bank's equity securities portfolio continued to contribute significant returns in 1998 through a combination of gains on the sale of securities in the amount of $2.6 million and unrealized gains. The pretax unrealized gains in the bank's equity securities portfolio amounted to $10.5 million at year-end 1998, up from $8.2 million at December 31, 1997. All other non-interest income combined decreased $162 thousand to $1.7 million from $1.9 million in the prior year.

NON-INTEREST EXPENSE

One measure often used in the banking industry to assess the level of non-interest expense is the efficiency ratio. The efficiency ratio measures how much it cost to generate one dollar of revenue. MASSBANK's efficiency ratio continued its steady improvement of the past several years, reaching 41.4% in 1998.

     MASSBANK's non-interest expenses (i.e., operating expenses) decreased by $910 thousand to $12.5 million in 1998, from $13.4 million a year ago. This decrease is due largely to non-recurring expenses incurred in 1997, summarized below, and to a decrease in compensation expenses which are tied to the Company's stock performance.

     Salaries and employee benefits decreased by $317 thousand or 4.1%, to $7.4 million in 1998, from $7.7 million in 1997. The decrease reflects a reduction of $311 thousand in Deferred Compensation Plan expenses which are tied to the Company's stock performance. The price of MASSBANK Corp. stock decreased by $8.50 or 17.8% in 1998, from $47.62 at December 31, 1997 to $39.12 at December
31, 1998. Conversely, in 1997 the Company saw the price of it's common stock increase by $19.03 or 66.6%. This significantly increased Deferred Compensation Plan expenses in 1997. Normal salary increases and higher employee benefit costs, in 1998, were partly offset by staff reductions and more loan origination related salary expenses (which are amortized over the life of the loan) being deferred due to increased residential lending activity in 1998.

     Occupancy and equipment expense decreased by $37 thousand to $2.1 million in 1998. This decrease reflects a reduction in utilities expenses and a drop in real estate tax expenses due to real estate tax abatements received in 1998.

     Data processing expenses increased by $72 thousand to $510 thousand in 1998, from $438 thousand in the previous year. 1997 expenses, however, reflect a reduction $150 thousand due to a one-time credit the bank negotiated as part of its initial contract with a new service bureau. This temporary reduction in data processing expense was used in part to defray nonrecurring expenses the bank incurred in converting to the new service bureau.

     Professional services expenses increased by $54 thousand to $461 thousand in 1998, from $407 thousand in 1997. This increase was due mostly to higher legal fees.

     In 1998, the Company did not incur any merger and acquisition related expenses. As a result, 1998 expenses when compared to the prior year, show a decrease of $156 thousand due to the nonrecurring merger and acquisition related expenses incurred in 1997 in connection with the bank's acquisition of the Glendale Co-operative Bank ("Glendale").

     Advertising and marketing expenses declined slightly in 1998 to $171 thousand, from $187 thousand in the prior year.

     The amortization of intangibles expense increased by $51 thousand to $302 thousand in 1998, from $251 thousand in 1997. The increase reflects the additional amortization of goodwill recorded in 1998 in connection with the Glendale acquisition. In 1997, the goodwill was only amortized for a partial year since the acquisition was completed in July of that year.

     Deposit insurance expense totaled $116 thousand in 1998, unchanged from the prior year.

     The bank's contributions expense decreased by $650 thousand to $14 thousand in 1998, from $664 thousand in the prior year. This decrease is due to a significant contribution made in the prior year. The bank, in 1997, contributed appreciated securities valued at $622 thousand to establish and endow a tax exempt private foundation. The establishment of the MASSBANK Charitable Foundation benefits the bank by reducing its contributions expense in 1998 and future years, since many of the contributions previously made by the bank are now made by the Foundation.

     Other expenses increased by $89 thousand to $1.5 million in 1998, from $1.4 million in 1997 due to increases in several other non-interest expense categories.

INCOME TAX EXPENSE

The Company recorded a tax expense of $6.5 million in 1998 compared to $6.0 million in 1997. The increase in income tax expense is due primarily to higher pretax earnings and a slight increase in the Company's effective income tax rate. The effective income tax rate for the year ended December 31, 1998 was 37.3%, up from 37.1% in the prior year. The increase in the Company's effective income tax rate in 1998 was due to a non-recurring tax benefit in the amount of $260 thousand the Company recorded in 1997 as a result of having donated appreciated securities to establish and endow a tax exempt private foundation. This reduced the effective income tax rate for 1997. In 1998, there were two factors which reduced the effective income tax rate for the year. The Company, in 1998, received a state tax refund, net of federal tax, of approximately $44 thousand due to the settlement of a state tax issue from prior years. It also changed its year-end for tax filing purposes from October 31 to December 31. This change, because of the bank tax reform legislation signed into law in 1995 which lowered the bank tax rate from 12.54% to 10.50% over five years, accelerated the scheduled reduction in the Bank's state excise tax rate by one full year from 11.32% to 10.91%. For years beginning after 1998, the rate is 10.50%. For further information on income taxes, see Note 12 of Notes to Consolidated Financial Statements.

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

     In 1997, MASSBANK achieved record breaking results in net income, earnings per share and return on average realized equity, and increased its return on average assets. Return on average realized equity and return on average assets improved to 11.11% and 1.12% in 1997 from 11.01% and 1.08% in 1996, respectively. The Company's favorable financial performance in 1997 can be attributed to an improvement in net interest income and higher securities gains, partially offset by an increase in non-interest expenses and provision for loan losses. Also, in 1997, the Bank received a non-recurring tax benefit of approximately $260 thousand from a donation of appreciated securities made to endow the Massbank Charitable Foundation, a tax exempt private foundation established for the purpose of making grants in future years to benefit the Bank's local communities.

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

INTEREST AND DIVIDEND INCOME

Interest and dividend income on a fully taxable equivalent basis was $60.9 million for the year ended December 31, 1997, compared to $58.3 million for the year ended December 31, 1996. The average total earning assets of the Company increased to $894.6 million in 1997, up $42.3 million from $852.3 million in 1996. As reflected in the table on page 19, the combination of yield declines in loans and investment securities, partially offset by yield increases in federal funds sold and short-term investments, resulted in an overall decline in yield on total average earning assets of 3 basis points. The weighted average yield on earning assets for the year ended December 31, 1997 was 6.81% compared to 6.84% in the prior year.

     As exhibited in the rate/volume analysis table on page 20, the total effect of lower market interest rates on interest income in 1997 was a $270 thousand decline from 1996. Conversely, the total effect of higher average earning assets on interest income in 1997 was a $2.9 million increase over 1996, resulting in a net increase in total interest and dividend income of $2.6 million over 1996.

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

     As reflected in the table on page 19, the migration from lower cost savings deposits to higher cost CDs, combined with the growth in CDs in 1997, contributed significantly to the Company's increased cost of funds in 1997.

     As exhibited in the rate/volume analysis table on page 20, the effect on total interest expense from changes in interest bearing deposit rates from a year ago was a $219 thousand decrease from 1996. Conversely, the total effect of higher average deposits on interest expense in 1997 was a $1.8 million increase over 1996, resulting in a net increase in total interest expense of $1.6 million over 1996.

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

     Data processing expenses were reduced by $170 thousand to $438 thousand in 1997, from $608 the previous year. This decrease reflects $150 thousand in total credits the bank negotiated as part of its initial contract with a new data center which it converted to in July, 1997. The temporary reduction in data processing expense was used to defray nonrecurring expenses which the bank incurred in converting to the new data center.

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

     The bank's contributions expense increased to $664 thousand in 1997, from $60 thousand in the prior year. In the second quarter 1997, the bank established and endowed a tax exempt private foundation the "MASSBANK Charitable
Foundation" for the purpose of making grants in future years to benefit the bank's local communities. The bank contributed appreciated equity securities valued at $622 thousand. This expense will benefit the bank by reducing its contributions expense in future years, since many of the contributions previously made by the bank will now be made by the Foundation.

     Other expenses were reduced by $94 thousand to $1.4 million in 1997, from $1.5 million in 1996. This decrease is essentially due to a reduction in real estate acquired through foreclosure expenses.

INCOME TAX EXPENSE

The Company recorded a tax expense of $6.0 million in 1997 and 1996. The effective income tax rate for the year ended December 31, 1997 was 37.1%, a decrease from 38.9% in 1996. In 1997, the Bank received a non-recurring tax benefit of approximately $260 thousand as a result of having donated appreciated securities to establish and endow the MASSBANK Charitable Foundation. For further information on income taxes, see Note 12 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

The Bank must maintain a sufficient level of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank's primary sources of funds are deposits, loan amortization and prepayments, sales or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in overnight federal funds sold, which can be immediately converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 1998, the Bank had $123.2 million or 13.0% of total assets and $124.0 million or 13.1% of total assets invested, respectively, in overnight federal funds sold and United States obligations.

     The Bank is a Federal Deposit Insurance Corporation insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier I capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMELS rating system) are required to maintain a minimum leverage ratio of Tier I capital to total average assets of at least 3.00%. An additional 100 to 200 basis points are required for all but these most highly rated institutions. The Bank is also required to maintain a minimum level of risk-based capital. Under the new risk-based capital standards, FDIC insured institutions must maintain a Tier I capital to risk-weighted assets ratio of 4.00% and are generally expected to meet a minimum total qualifying capital to risk-weighted assets ratio of 8.00%. The new risk-based capital guidelines take into consideration risk factors, as defined by the regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk-based capital ratios. Tier II capital components include supplemental capital components such as qualifying allowance for loan losses, qualifying subordinated debt and up to 45 percent of the pretax net unrealized holding gains on certain available for sale equity securities. Tier I capital plus the Tier II capital components are referred to as total qualifying capital.

     The capital ratios of the Bank and the Company currently exceed the minimum regulatory requirements. At December 31, 1998, the Bank had a leverage Tier I capital to average assets ratio of 10.34%, a Tier I capital to risk-weighted assets ratio of 31.59% and a total capital to risk-weighted assets ratio of 34.00%. The Company, on a consolidated basis, had ratios of leverage Tier I capital to average assets of 10.61%, Tier I capital to risk-weighted assets of 32.40% and total capital to risk-weighted assets of 34.81% at December 31, 1998.

YEAR 2000 ISSUE

As we near the 21st century, MASSBANK is taking important steps to tackle the computer glitch dubbed the Year 2000 Problem, Y2K, or Millennium Bug. The problem originated from software designers' attempt to save memory by recording years in a two digit format "98" instead of "1998" for example which didn't take into account that the year 2000, or "00" could also be interpreted, by any system that has time sensitive software, as the year 1900 rather than the year 2000. This could result in a system failure or in miscalculations.

     In May 1997, the Company organized a Year 2000 project team to address the Y2K critical issues in order to resolve its Year 2000 computer problems. The project team provides direct oversight of the Year 2000 initiative. The Company's Board of Directors receives project updates on a quarterly basis and the Bank's Board of Directors receives a monthly project update.

     The project team has completed its assessment of the Company's technology and non-information technology systems, such as vault doors, elevators, and security systems, to identify the systems that could be affected by the Year 2000 issue and has developed a plan to address this issue. The project plan, which incorporates the Federal Financial Institutions Examination Council ("FFIEC") recommended guidelines, encompasses a service bureau for systems that are outsourced, in-house systems, vendors, customers and suppliers (including correspondent banks). In addition to addressing the Company's technology issues, the project plan includes a customer awareness program designed to keep the bank's customers informed about the Year 2000 issue and the Company's state of readiness.

     The Company has incurred and will continue to incur expenses in connection with the testing and upgrading of its computer systems to prepare for the Year 2000. Year 2000 project expenditures approximated $53 thousand in 1998. Approximately $33 thousand of the expenditures were expensed as incurred, while the cost of new hardware and software of approximately $20 thousand was capitalized and will be amortized over the software and hardware's useful life. The capitalized expenditures represent the cost of a new general ledger system and the replacement of some personal computers that were not Year 2000 ready. Expenses for the remainder of the Year 2000 project are not expected to exceed $300 thousand. This includes an estimated $150 thousand to upgrade the Bank's check processing equipment. Since the majority of these expenditures will be to replace or upgrade existing hardware and software, the majority of these expenditures will be capitalized and amortized in accordance with the Company's standard accounting practices.

     The Company relies on a third party service bureau for its primary business processes (e.g., loans and deposits applications). It continues to work closely with the service bureau to monitor the progress of their Year 2000 efforts. The service bureau's Y2K remediation efforts are also being monitored by the federal banking regulators. The service bureau expects to have substantially completed the remediation and testing of all its applications by the end of the first quarter of 1999. The Company's testing with the service bureau that began April 1998 is expected to be substantially completed by the end of the second quarter of 1999. However, the Company expects to continue testing into the third quarter of 1999.

     The Company has made significant progress in testing, upgrading, and/or replacing its information systems to assure Y2K compliance. The testing of all of the Company's computer hardware and mission critical internal information systems has been substantially completed, with the exception of its trust and items processing department systems. These systems are being replaced with hardware and software that is Year 2000 ready. The delivery of these systems is expected by May 1999 and the Company expects testing to be substantially completed by the end of the second quarter of 1999.

     Most of the Company's other date sensitive systems operate on software supported by outside vendors. The Company continues to monitor the progress of their Year 2000 efforts and is seeking to receive written verification from these vendors as to their Year 2000 readiness.

     Testing of the Company's non-mission critical internal information systems and interfaces is expected to be substantially completed by June 30, 1999. Examination of the Company's non-information technology systems indicated that no significant replacements are required for Year 2000 readiness.

     While the Company continues to receive written verification from its service bureau and vendors as to their Year 2000 compliance, and continues to test their systems, there is no guarantee that these systems will not fail in the Year 2000. Also, there can be no assurance that the systems of other companies, banks, government agencies, etc. that interface with the Company will be timely remediated. If they are not successful, the Year 2000 problem could have a material effect on the Company's operations. The Company, therefore, has drafted contingency and business resumption plans for its primary lines of business. These plans are being enhanced to address potential Year 2000 scenarios. This process will be completed by the end of the second quarter of 1999.

     The expenditures of the project and the dates on which the Bank plans to complete Year 2000 testing and contingency and business resumption plans, are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availablility of certain resources, third party modification plans and other factors.

     Management presently does not believe that the Year 2000 issue will result in significant operational problems for the Company. In addition, the Company's efforts to address the Year 2000 issue are being monitored by its federal banking regulators. Failure to be Year 2000 compliant on a timely basis could subject the Company to formal supervisory or enforcement actions.

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

INTEREST RATE RISK

The primary goal of interest-rate risk management is to control the Company's exposure to interest rate risk both within limits approved by the Board and within narrower guidelines approved by ALCO. These limits and guidelines reflect the Company's tolerance for interest rate risk over both short-term and long-term time horizons. The Company monitors its interest rate exposures using a variety of financial tools. It also produces a GAP analysis quarterly, reflecting the known or assumed maturity, repricing and other cash flow characteristics of the Company's interest-earning assets and interest-bearing liabilities.

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

     In contrast, however, the Company's one-year GAP position in recent years has been negative and its net interest income has moved in the same direction as the change in market rates rather than in the opposite direction as GAP analysis theory postulates. One of the more significant reasons for this is the fact that a GAP presentation does not reflect the degrees to which interest earning assets and deposit costs respond to changes in market interest rates. The rates on all financial instruments do not always move by the same amount as the general change in market rates. In addition, the Company has elected, in recent years, either not to raise rates or to raise rates by a modest amount on its savings and transaction-oriented accounts in response to a change in market rates. It should be noted that for the above two reasons, among others, the Company's net interest income has moved in the same direction as market interest rates in the past and are likely to in the near future despite having a negative cumulative one-year GAP position.

     The Company's policy is to limit its one-year GAP position to 15 percent of total assets. The Company has historically managed its interest rate GAP primarily by lengthening or shortening the maturity structure of its securities portfolio, by continually modifying the composition of its securities portfolio and by selectively pricing and marketing its various deposit products.

     The following table summarizes the Company's GAP position at December 31, 1998. As of this date, the Company's one-year cumulative GAP position was negative $21.6 million, or approximately 2.28% of total assets. The cumulative GAP-asset ratio measures the direction and extent of imbalance between an institution's assets and liabilities repricing through the end of a particular period.

------------------------------------------------------------------------------------------------------------------------------
                                                                    INTEREST SENSITIVITY PERIODS
                                               3 MONTHS        3 TO 6       6 MONTHS       1 TO 5         OVER
(IN THOUSANDS)                                  OR LESS        MONTHS      TO 1 YEAR        YEARS       5 YEARS         TOTAL
------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Loans                                          $ 32,525      $ 14,469      $ 30,637      $165,685     $ 61,673      $304,989
Short-term investments:
    Federal funds sold                          123,207            --            --            --           --       123,207
    Investment in money market funds             24,569            --            --            --           --        24,569
Term federal funds sold                          25,000            --            --            --           --        25,000
Interest-bearing deposits in banks                  544           749            --           740           --         2,033
Securities held to maturity                          42            82            --           230           --           354
Securities available for sale                    60,306        27,401        48,818       212,210       69,391       418,126
Trading securities                               30,793            --            --            --           --        30,793
----------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets              $296,986      $ 42,701      $ 79,455      $378,865     $131,064      $929,071
----------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
Deposits                                       $277,176      $ 83,556      $ 79,989      $ 99,968     $260,931      $801,620
----------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities         $277,176      $ 83,556      $ 79,989      $ 99,968     $260,931      $801,620
----------------------------------------------------------------------------------------------------------------------------
GAP for period                                 $ 19,810      $(40,855)     $   (534)     $278,897     $129,867)     $127,451
Cumulative GAP                                 $ 19,810      $(21,045)     $(21,579)     $257,318     $127,451
Cumulative GAP as a percent of total assets        2.09%        (2.22%)       (2.28%)       27.18%       13.46%
----------------------------------------------------------------------------------------------------------------------------
Cumulative GAP - December 31, 1997             $(52,503)     $(85,716)     $(99,394)     $186,310     $115,560
==============================================================================================================================

The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values as of December 31, 1998.

-----------------------------------------------------------------------------------------------------------------------------------
                                                           EXPECTED MATURITY DATE
                                                            AT DECEMBER 31, 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          FAIR VALUE
(IN THOUSANDS)                                      1998       1999      2000      2001      2002   THEREAFTER   TOTAL   AT 12/31/98
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVE ASSETS:
Fixed rate securities                            $111,888   $ 81,582   $56,145   $48,685   $26,028   $ 69,391   $393,719   $393,719
    Average interest rate(1)                         6.40%      6.56%     6.54%     6.58%     6.77%      6.61%      6.54%
Variable rate securities                           52,373        979        --        --        --      2,202     55,554     55,554
    Average interest rate(1)                         4.18%      4.61%       --        --        --       6.49%      4.28%
Fixed rate loans                                   50,443     39,631    32,807    28,677    30,437     59,948    241,943    248,997
    Average interest rate                            6.99%      6.99%     7.01%     7.04%     6.99%      6.93%      6.98%
Variable rate loans                                13,313     10,501     7,562     5,720     4,353     21,597     63,046     63,841
    Average interest rate                            7.64%      7.61%     7.62%     7.67%     7.74%      8.13%      7.81%
Other fixed rate assets                            26,293        639       101        --        --         --     27,033     27,033
    Average interest rate                            5.54%      6.11%     5.50%       --        --         --       5.55%
Other variable rate assets                        147,776         --        --        --        --         --    147,776    147,776
    Average interest rate                            4.96%        --        --        --        --         --       4.96%
------------------------------------------------------------------------------------------------------------------------------------
        Total interest sensitive assets          $402,086   $133,332   $96,615   $83,082   $60,818   $153,138   $929,071   $936,920
------------------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVE LIABILITIES:
Savings and money market
        deposit accounts                         $  5,504   $  3,901   $ 3,804   $ 3,714   $ 3,631   $327,495   $348,049   $348,049
    Average interest rate                            3.23%      3.20%     3.21%     3.21%     3.22%      3.44%      3.43%
Fixed rate certificates of deposit                251,132     56,103     9,428     1,134       538        156    318,491    320,007
    Average interest rate                            5.22%      5.26%     5.25%     5.40%     5.19%      4.92%      5.23%
Variable rate certificates of deposit              33,730     28,772    19,415       116        --         --     82,033     82,033
    Average interest rate                            5.79%      5.90%     6.02%     6.02%       --         --       5.88%
NOW accounts                                           --         --        --        --        --     52,324     52,324     52,324
    Average interest rate                              --         --        --        --        --       1.16%      1.16%
Escrow deposits of borrowers                        1,438         --        --        --        --         --      1,438      1,438
    Average interest rate                            0.25%        --        --        --        --         --       0.25%
Deposit acquisition premium,
    net of amortization                              (226)      (230)     (230)      (29)       --         --       (715)        --
------------------------------------------------------------------------------------------------------------------------------------
        Total interest sensitive liabilities     $291,578   $ 88,546   $32,417   $ 4,935   $ 4,169   $379,975   $801,620   $803,851
------------------------------------------------------------------------------------------------------------------------------------

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

OTHER MARKET RISKS

The Company's investment securities portfolio includes equity securities with a market value of approximately $21.6 million at December 31, 1998. The net unrealized gains on these securities totaled $10.5 million at year-end 1998. Movements in equity prices may effect the amount of securities gains or losses which the Company realizes from the sale of these securities and thus may have an impact on earnings.

AVERAGE BALANCE SHEETS

==================================================================================================================================
(IN THOUSANDS) YEARS ENDED DECEMBER 31,               1998                          1997                          1996
----------------------------------------------------------------------------------------------------------------------------------
                                                     INTEREST   AVERAGE            INTEREST  AVERAGE             INTEREST  AVERAGE
                                        AVERAGE       INCOME/    YIELD/  AVERAGE    INCOME/   YIELD/  AVERAGE     INCOME/   YIELD/
                                       BALANCE(4)     EXPENSE   RATE(4) BALANCE(4)  EXPENSE  RATE(4) BALANCE(4)  EXPENSE   RATE(4)
----------------------------------------------------------------------------------------------------------------------------------
ASSETS:

Earning assets:
    Federal funds sold                 $ 137,123    $   7,316    5.34%   $106,890   $ 5,840   5.46%   $ 95,253    $ 5,084   5.34%
    Short-term investments(2)             26,792        1,440    5.37      26,369     1,459   5.53      23,656      1,259   5.32
    Investment securities                145,863        8,473    5.81     166,949    10,554   6.32     194,229     12,586   6.48
    Mortgage-backed securities           299,368       20,496    6.85     321,521    22,368   6.96     277,409     19,353   6.98
    Trading securities                    16,460          819    4.98      12,741       735   5.77       9,719        563   5.79
    Mortgage loans(1)                    264,898       19,413    7.33     235,587    17,704   7.51     225,005     16,933   7.53
    Other loans(1)                        22,375        2,021    9.03      24,584     2,224   9.05      26,993      2,481   9.19
----------------------------------------------------------------------------------------------------------------------------------
       Total earning assets              912,879       59,978    6.56%    894,641    60,884   6.81%    852,264     58,259   6.84%
==================================================================================================================================
Allowance for
    loan losses                           (2,375)                          (2,245)                      (2,414)
----------------------------------------------------------------------------------------------------------------------------------
    Total earning assets
    less allowance for
    loan losses                          910,504                          892,396                      849,850
Other assets                              19,512                           18,956                       19,194
----------------------------------------------------------------------------------------------------------------------------------
    Total assets                       $ 930,016                         $911,352                     $869,044
==================================================================================================================================
LIABILITIES:

Deposits:
    Demand and NOW                     $  70,159          554    0.79%   $ 65,895       536   0.81%   $ 63,969        574   0.90%
    Savings                              349,637       11,959    3.42     355,395    12,240   3.44     358,056     12,268   3.43
    Time certificates of deposit         391,816       21,807    5.57     386,062    21,905   5.67     352,385     20,220   5.74
----------------------------------------------------------------------------------------------------------------------------------
       Total deposits                    811,612       34,320    4.23     807,352    34,681   4.30     774,410     33,062   4.27
----------------------------------------------------------------------------------------------------------------------------------
Other liabilities                          9,776                            7,296                        6,106
----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                    821,388                          814,648                      780,516
==================================================================================================================================
STOCKHOLDERS' EQUITY:                    108,628                           96,704                       88,528

    Total liabilities and
       stockholders' equity            $ 930,016                         $911,352                     $869,044
==================================================================================================================================
Net interest income (tax-
    equivalent basis)                     25,658                           26,203                       25,197
Less adjustment of tax-
   exempt interest income                   (144)                            (151)                        (150)
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                    $  25,514                         $ 26,052                     $ 25,047
----------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                     2.33%                         2.51%                                2.57%
----------------------------------------------------------------------------------------------------------------------------------
Net interest margin(3)                                   2.81%                         2.93%                                2.96%
==================================================================================================================================

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

--------------------------------------------------------------------------------------------------------------
                                                 1998 COMPARED TO 1997             1997 COMPARED TO 1996
(IN THOUSANDS)                                    INCREASE (DECREASE)               INCREASE (DECREASE)
YEARS ENDED DECEMBER 31,                                 DUE TO                            DUE TO
--------------------------------------------------------------------------------------------------------------
                                            VOLUME        RATE       TOTAL      VOLUME      RATE       TOTAL
--------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
    Federal funds sold                      $ 1,616     $  (140)    $ 1,476     $   634     $ 122     $   756
    Short-term investments                       23         (42)        (19)        148        52         200
    Investment securities                    (1,248)       (826)     (2,074)     (1,708)     (325)     (2,033)
    Trading securities                          194        (110)         84         174        (2)        172
    Mortgage-backed securities               (1,521)       (351)     (1,872)      3,069       (54)      3,015
    Mortgage loans                            2,157        (448)      1,709         795       (24)        771
    Other loans                                (200)         (3)       (203)       (218)      (39)       (257)
--------------------------------------------------------------------------------------------------------------
      Total interest and dividend income      1,021      (1,920)       (899)      2,894      (270)      2,624
--------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Deposits:
    Demand and NOW                               34         (16)         18          17       (55)        (38)
    Savings                                    (197)        (84)       (281)        (92)       64         (28)
    Time certificates of deposit                324        (422)        (98)      1,913      (228)      1,685
--------------------------------------------------------------------------------------------------------------
      Total interest expense                    161        (522)       (361)      1,838      (219)      1,619
--------------------------------------------------------------------------------------------------------------
Net interest income                         $   860     $(1,398)    $  (538)    $ 1,056     $ (51)    $ 1,005
==============================================================================================================

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

RECENT ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair market value. Under this Statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement is not expected to have a material effect on the Company's consolidated financial statements.

INDEPENDENT AUDITORS' REPORT

[KPMG PEAT MARWICK LLP LOGO OMITTED]

The Board of Directors and Stockholders
MASSBANK Corp.:

    We have audited the accompanying consolidated balance sheets of MASSBANK Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MASSBANK Corp. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                       /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
January 11, 1999

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,                                  1998         1997
-----------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                         $  7,038     $  6,808
Short-term investments (Note 2)                                                  147,776      109,755
-----------------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                              154,814      116,563
-----------------------------------------------------------------------------------------------------
Term federal funds sold                                                           25,000       20,000
Interest-bearing deposits in banks                                                 2,033        2,083
Securities held to maturity, at amortized cost
    (market value of $354 in 1998 and $372 in 1997) (Note 3)                         354          372
Securities available for sale, at market value
    (amortized cost of $398,343 in 1998 and $466,749 in 1997) (Note 3)           418,126      482,224
Trading securities, at market value (Note 4)                                      30,793       21,260
Loans (Notes 5, 7 and 11):
    Mortgage loans                                                               283,654      248,798
    Other loans                                                                   21,335       23,505
-----------------------------------------------------------------------------------------------------
       Total loans                                                               304,989      272,303
    Less: allowance for loan losses (Note 6)                                      (2,450)      (2,334)
-----------------------------------------------------------------------------------------------------
       Net loans                                                                 302,539      269,969
-----------------------------------------------------------------------------------------------------
Premises and equipment (Note 9)                                                    4,320        4,369
Real estate acquired through foreclosure (Note 7)                                     86           --
Accrued interest receivable                                                        5,058        5,395
Goodwill                                                                           1,387        1,487
Other assets                                                                       2,115        1,681
-----------------------------------------------------------------------------------------------------
    Total assets                                                                $946,625     $925,403
=====================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits (Notes 10 and 11):
    Demand and NOW                                                              $ 76,173     $ 66,859
    Savings                                                                      348,049      352,875
    Time certificates of deposit                                                 400,524      391,034
    Deposit acquisition premium, net of amortization                                (715)        (918)
-----------------------------------------------------------------------------------------------------
       Total deposits                                                            824,031      809,850
Escrow deposits of borrowers                                                       1,438        1,502
Employee stock ownership plan liability (Note 15)                                    625          781
Accrued and deferred income taxes payable (Note 12)                                7,484        6,167
Other liabilities                                                                  2,558        3,324
-----------------------------------------------------------------------------------------------------
    Total liabilities                                                            836,136      821,624
-----------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 8 and 9)
Stockholders' equity (Notes 12, 14, 15 and 16):                                       --           --
    Preferred stock, par value $1.00 per share; 2,000,000 shares authorized,
     none issued                                                                      --           --
    Common stock, par value $1.00 per share; 10,000,000 shares
     authorized, 7,384,332 and 7,336,800 shares issued, respectively               7,384        7,337
    Additional paid-in capital                                                    60,003       58,737
    Retained earnings                                                             78,308       70,984
-----------------------------------------------------------------------------------------------------
                                                                                 145,695      137,058
    Treasury stock at cost, 3,885,222 and 3,766,022 shares, respectively         (46,272)     (41,569)
    Accumulated other comprehensive income (Note 1)                               11,691        9,071
    Common stock acquired by ESOP (Note 15)                                         (625)        (781)
-----------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                110,489      103,779
-----------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity                               $946,625     $925,403
=====================================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31,          1998          1997          1996
------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
    Mortgage loans                                              $   19,413    $   17,704    $   16,933
    Other loans                                                      2,021         2,224         2,481
    Securities available for sale:
      Mortgage-backed securities                                    20,496        22,368        19,353
      Other securities                                               8,310        10,385        12,425
    Trading securities                                                 819           735           563
    Federal funds sold                                               7,316         5,840         5,084
    Other investments                                                1,459         1,477         1,270
------------------------------------------------------------------------------------------------------
       Total interest and dividend income                            9,834        60,733        58,109
------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
    Deposits:
     NOW                                                               554           536           574
     Savings                                                        11,959        12,240        12,268
     Time certificates of deposit                                   21,807        21,905        20,220
------------------------------------------------------------------------------------------------------
       Total interest expense                                       34,320        34,681        33,062
------------------------------------------------------------------------------------------------------
       Net interest income                                          25,514        26,052        25,047
PROVISION FOR LOAN LOSSES (NOTE 6)                                     193           260           160
------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses          25,321        25,792        24,887
------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
    Deposit account service fees                                       811           924           932
    Gains on securities, net                                         2,893         1,939           868
    Other                                                              886           935           865
------------------------------------------------------------------------------------------------------
       Total non-interest income                                     4,590         3,798         2,665
------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
    Salaries and employee benefits                                   7,426         7,743         7,215
    Occupancy and equipment                                          2,059         2,096         1,977
    Data processing                                                    510           438           608
    Professional services                                              461           407           340
    Merger and acquisition related expense                              --           156            --
    Advertising and marketing                                          171           187           220
    Amortization of intangibles                                        302           251           230
    Deposit insurance                                                  116           116            13
    Contributions                                                       14           664            60
    Other                                                            1,456         1,367         1,461
------------------------------------------------------------------------------------------------------
       Total non-interest expense                                   12,515        13,425        12,124
------------------------------------------------------------------------------------------------------
       Income before income taxes                                   17,396        16,165        15,428
INCOME TAX EXPENSE (NOTE 12)                                         6,482         5,998         6,001
------------------------------------------------------------------------------------------------------
       Net income                                               $   10,914    $   10,167    $    9,427
======================================================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
    Basic                                                        3,528,817     3,524,657     3,556,660
    Diluted                                                      3,676,642     3,663,310     3,658,505
EARNINGS PER SHARE (IN DOLLARS):
    Basic                                                       $     3.09    $     2.88    $     2.65
    Diluted                                                           2.97          2.77          2.58
======================================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                      1998         1997           1996
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                              $  10,914     $ 10,167      $   9,427
  Adjustments to reconcile net income to net cash (used in) provided by operating activities:
    Depreciation and amortization                                               928          853            735
    Loan interest capitalized                                                   (88)          --             --
    Amortization of ESOP shares committed to be released                        243          184             63
    Charitable contribution of appreciated securities                            --          622              5
    Decrease in accrued interest receivable                                     337          464          1,633
    (Decrease) increase in other liabilities                                   (734)          56           (388)
    (Decrease) increase in current income taxes payable                        (517)         435            (75)
    Accretion of discounts on securities, net of
      amortization of premiums                                               (1,152)      (1,178)        (1,052)
    Net trading securities activity                                          (8,671)     (16,480)         2,065
    Gains on securities available for sale                                   (2,798)      (1,831)          (950)
    (Gains) losses on trading securities                                        (95)        (108)            82
    Increase in deferred mortgage loan origination fees, net of
      amortization                                                              231          168            114
    Deferred income tax (benefit) expense                                       146         (372)           238
    Decrease (increase) in other assets                                          85          553            (74)
    Loans originated for sale                                                  (129)        (770)          (215)
    Loans sold                                                                  129          770            378
    Provision for loan losses                                                   193          260            160
    Provisions for losses and writedowns on real estate acquired
      through foreclosure                                                        --          (21)            32
    Gains on sales of real estate acquired through foreclosure                   (5)         (34)           (26)
    Gains on sales of premises and equipment                                     --           (1)            (2)
    (Decrease) increase in escrow deposits of borrowers                         (64)         231            279
---------------------------------------------------------------------------------------------------------------
      Net cash (used in) provided by operating activities                    (1,047)      (6,032)        12,429
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Cash and cash equivalents for acquisitions                                   --       (2,874)            --
    Purchases of term federal funds                                         (35,000)     (30,000)
    Proceeds from maturities of term federal funds                           30,000       20,000          5,000
    Increase in interest-bearing bank deposits                                 (766)      (1,649)          (810)
    Proceeds from maturities of interest-bearing bank deposits                  816        1,240             --
    Proceeds from sales of investment securities available for sale          26,580       42,741         49,940
    Proceeds from maturities of investment securities held to maturity
      and available for sale                                                 43,650       59,000         86,225
    Purchases of investment securities available for sale                   (59,291)     (63,696)       (56,196)
    Purchases of investment securities held to maturity                          --         (230)            --
    Purchases of mortgage-backed securities                                 (10,043)     (63,661)      (135,854)
    Principal repayments of mortgage-backed securities                       70,203       42,246         36,858
    Principal repayments of securities held to maturity                          18           18             17
    Principal repayments of securities available for sale                         4           85             --
    Loans originated                                                       (105,103)     (57,787)       (51,152)
    Loan principal payments received                                         71,687       48,560         49,118
    Loans purchased                                                              --         (201)            --
    Purchases of premises and equipment                                        (508)        (491)          (310)
    Proceeds from sale of premises and equipment                                 --            9              2
    Proceeds from sale of real estate acquired through foreclosure              316          964            511
    Net advances on real estate acquired through foreclosure                    (20)         (30)            --
---------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities                    32,543       (5,756)       (26,651)
---------------------------------------------------------------------------------------------------------------
                                                                                                    (Continued)

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

---------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                            1998          1997          1996
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in deposits                                            13,978        (8,523)       34,463
    Payments to acquire treasury stock                                             (4,703)       (1,665)       (3,534)
    Issuance of common stock under stock option plan                                  741           466           738
    Tax benefit resulting from stock options exercised                                329           260           266
    Cash dividends paid on common stock                                            (3,605)       (3,124)       (2,459)
    Tax benefit resulting from dividends paid on unallocated shares
      held by the ESOP                                                                 15            15            15
---------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities                           6,755       (12,571)       29,489
---------------------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents                         38,251       (24,359)       15,267
Cash and cash equivalents at beginning of year                                    116,563       140,922       125,655
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                        $ 154,814     $ 116,563     $ 140,922
---------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
CASH TRANSACTIONS:
    Cash paid during the year for interest                                      $  34,319     $  34,671     $  33,026
    Cash paid during the year for taxes                                             6,185         5,237         5,557
NON-CASH TRANSACTIONS:
    SFAS 115:
      Increase (decrease) in stockholders' equity                                   2,620         5,070        (3,239)
      Increase (decrease) in deferred tax liabilities                               1,688         3,510        (2,329)
      Securities reclassified from available for sale to trading                    1,111            --            --
    Transfers from loans to real estate acquired through foreclosure                  377           376           765
    Transfers from loans to other assets                                               56            --            --
    Transfers from premises and equipment to other assets                               9            --            --
    Purchases of securities incomplete (not settled) at beginning of
    year which settled during the year                                                 32            --            --
    Purchase of securities incomplete (not settled) as of year-end                    129            32            --
    Sales of securities incomplete (not settled) as of year-end                       583            --            30
    Cost of donated securities                                                         --             2            --
---------------------------------------------------------------------------------------------------------------------

In connection with the acquisition of Glendale Co-operative Bank in July, 1997, assets acquired and liabilities assumed were as follows:
    Assets acquired                                                                    --     $  31,561            --
    Goodwill                                                                           --         1,530            --
    Liabilities assumed                                                                --        30,217            --
---------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 ACCUMULATED   COMMON
                                                             ADDITIONAL                             OTHER       STOCK
                                                     COMMON    PAID-IN    RETAINED    TREASURY  COMPREHENSIVE  ACQUIRED
                                                      STOCK    CAPITAL    EARNINGS      STOCK       INCOME      BY ESOP     TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                         $5,425    $56,842    $ 58,773    $(36,370)    $  7,240    $(1,093)   $  90,817
    Net Income                                           --         --       9,427          --           --         --        9,427
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of
      reclassification adjustment                        --         --          --          --       (3,239)        --       (3,239)
                                                                                                                            -------
    Comprehensive income                                 --         --          --          --           --         --        6,188
    Cash dividends declared
      ($0.69 per share)                                  --         --      (2,459)         --           --         --       (2,459)
    Tax benefit resulting from dividends paid
      on unallocated shares held by the ESOP             --         --          15          --           --         --           15
    Net decrease in liability to ESOP                    --         --          --          --           --        156          156
    Amortization of ESOP shares
      committed to be released                           --         63          --          --           --         --           63
    Purchase of treasury stock                           --         --          --      (3,534)          --         --       (3,534)
    Exercise of stock options and
      related tax benefits                               51        953          --          --           --         --        1,004
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                          5,476     57,858      65,756     (39,904)       4,001       (937)      92,250
    Net Income                                           --         --      10,167          --           --         --       10,167
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of
      reclassification adjustment (Note 1)               --         --          --          --        5,070         --        5,070
                                                                                                                            -------
    Comprehensive income                                 --         --          --          --           --         --       15,237
    Cash dividends declared
      ($0.885 per share)                                 --         --      (3,124)         --           --         --       (3,124)
    Tax benefit resulting from dividends paid
      on unallocated shares held by the ESOP             --         --          15          --           --         --           15
    Net decrease in liability to ESOP                    --         --          --          --           --        156          156
    Amortization of ESOP shares
      committed to be released                           --        184          --          --           --         --          184
    Purchase of treasury stock                           --         --          --      (1,665)          --         --       (1,665)
    Exercise of stock options and
      related tax benefits                               31        695          --          --           --         --          726
    Transfer resulting from four-for-three
      stock split                                     1,830         --      (1,830)         --           --         --           --
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                          7,337     58,737      70,984     (41,569)       9,071       (781)     103,779
    Net Income                                           --         --      10,914          --           --         --       10,914
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of
      reclassification adjustment (Note 1)               --         --          --          --        2,620         --        2,620
                                                                                                                            -------
    Comprehensive income                                 --         --          --          --           --         --       13,534
    Cash dividends declared
      ($1.02 per share)                                  --         --      (3,605)         --           --         --       (3,605)
    Tax benefit resulting from dividends paid
      on unallocated shares held by the ESOP             --         --          15          --           --         --           15
    Net decrease in liability to ESOP                    --         --          --          --           --        156          156
    Amortization of ESOP shares
      committed to be released                           --        243          --          --           --         --          243
    Purchase of treasury stock                           --         --          --      (4,703)          --         --       (4,703)
    Exercise of stock options and
      related tax benefits                               47      1,023          --          --           --         --        1,070
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                         $7,384    $60,003    $ 78,308    $(46,272)    $ 11,691    $  (625)   $ 110,489
===================================================================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

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

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary MASSBANK and its subsidiaries: Readibank Properties, Inc., Readibank Investment Corporation and Melbank Investment Corporation. The accounts of MASSBANK'S subsidiary, Readibank Equipment Corporation, which was sold in October, 1997 are also included through the sale date.

         The Company has one reportable operating segment. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and income and expenses for the period. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses.

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

    INVESTMENTS IN DEBT AND EQUITY SECURITIES

    Under its investment policy, management determines the appropriate classification of securities at the time of purchase. Those debt securities that the Company has the intent and the ability to hold to maturity are classified as securities held to maturity and are carried at amortized historical cost. Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital and other similar factors. The Company records investment securities available for sale at aggregate market value with the net unrealized holding gains or losses reported, net of tax effect, as a separate component of stockholders' equity until realized. As of December 31, 1998, stockholders' equity included approximately $11.7 million, representing the net unrealized gains on securities available for sale, less applicable income taxes. Investments classified as trading securities are stated at market value with unrealized gains and losses included in earnings.

         Income on debt securities is accrued and included in interest and dividend income. The specific identification method is used to determine realized gains and losses on sales of securities available for sale which are also reported in non-interest income under the caption "gains on securities." When a security suffers a loss in value which is considered other than temporary, such loss is recognized by a charge to earnings.

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

         As a nonmember of the Federal Reserve System, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in "Cash and Due from Banks," was $2.7 million and $3.6 million at December 31, 1998 and 1997, respectively.

    INCOME TAXES

    The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. The Bank's deferred tax asset is reviewed and adjustments to such asset are recognized as deferred income tax expense or benefit based upon management's judgment relating to the realizability of such asset. Based on the Bank's historical and current pretax earnings, management believes it is more likely than not that the Bank will realize its existing gross deferred tax asset.

    REPORTING COMPREHENSIVE INCOME

    The Company has adopted SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for the reporting and displaying of comprehensive income. Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources." It includes all changes in equity during a period except those resulting from investments by and distributions to shareholders.

         The term "comprehensive income" is used in the Statement to describe the total of all components of comprehensive income including net income.

         Comparative financial statements provided for earlier periods have been reclassified to reflect application of the provisions of the Statement. The adoption of this Statement did not have a material impact on the Company's financial presentation.

              The Company's other comprehensive income and related tax effect for the year ended December 31, 1998 and the year ended December 31, 1997 is as follows:

----------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                         1998                               1997
----------------------------------------------------------------------------------------------------------------------
                                                                 TAX        NET-                     TAX        NET-
                                                BEFORE-TAX    (EXPENSE)    OF-TAX    BEFORE-TAX   (EXPENSE)    OF-TAX
                                                  AMOUNT     OR BENEFIT    AMOUNT      AMOUNT    OR BENEFIT    AMOUNT
----------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities:
  Unrealized holding gains arising during period  $ 7,106     $(2,864)    $ 4,242     $ 10,411     $(4,290)    $ 6,121
  Less: reclassification adjustment for
    gains realized in net income                   (2,798)      1,176      (1,622)      (1,831)        780      (1,051)
----------------------------------------------------------------------------------------------------------------------
  Net unrealized gains                              4,308      (1,688)      2,620        8,580      (3,510)      5,070
----------------------------------------------------------------------------------------------------------------------
  Other comprehensive income                      $ 4,308     $(1,688)    $ 2,620     $  8,580     $(3,510)    $ 5.070
======================================================================================================================

    EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS

    Effective January 1, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment of SFAS Nos. 87, 88 and 106." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures required by SFAS Nos. 87, 88 and 106. The adoption of this pronouncement also requires restatement of disclosures for earlier periods. The adoption of this pronouncement did not have a material impact on the Company's financial presentation.

2.  SHORT-TERM INVESTMENTS

    Short-term investments consist of the following:

------------------------------------------------------------
(In thousands) At December 31,            1998        1997
------------------------------------------------------------
Federal funds sold (overnight)          $123,207    $ 85,241
Money market funds                        24,569      24,514
------------------------------------------------------------
        Total short-term investments    $147,776    $109,755
============================================================

    The investments above are stated at cost which approximates market value.

3.  INVESTMENT SECURITIES

    The amortized cost and market value of investment securities follows:

    ----------------------------------------------------------------------------------------------
                                                                    GROSS       GROSS
                                                     AMORTIZED   UNREALIZED   UNREALIZED   MARKET
    (IN THOUSANDS) AT DECEMBER 31, 1998                 COST        GAINS       LOSSES      VALUE
    ----------------------------------------------------------------------------------------------
    Securities held to maturity:
      Other bonds and obligations                     $    354    $    --    $     --     $    354
    ----------------------------------------------------------------------------------------------
        Total securities held to maturity                  354         --          --          354
    ----------------------------------------------------------------------------------------------
    Securities available for sale:
      Debt securities:
        U.S. Treasury obligations                      112,627      2,354          --      114,981
        U.S. Government agency obligations               8,966         26          --        8,992
    ----------------------------------------------------------------------------------------------
          Total                                        121,593      2,380          --      123,973
    ----------------------------------------------------------------------------------------------
        Mortgage-backed securities:
          Government National Mortgage Association      48,347      1,517          --       49,864
          Federal Home Loan Mortgage Corporation       205,949      5,116          (6)     211,059
          Federal National Mortgage Association          4,984        181          --        5,165
          Collateralized mortgage obligations            6,193         60          (3)       6,250
          Other                                            223         12          --          235
    ----------------------------------------------------------------------------------------------
          Total mortgage-backed securities             265,696      6,886          (9)     272,573
    ----------------------------------------------------------------------------------------------
          Total debt securities                        387,289      9,266          (9)     396,546
    ----------------------------------------------------------------------------------------------
      Equity securities                                 11,054     10,579         (53)      21,580
    ----------------------------------------------------------------------------------------------
          Total securities available for sale          398,343    $19,845    $    (62)    $418,126
    ----------------------------------------------------------------------------------------------
      Net unrealized gains on securities:
        available for sale                              19,783
    ----------------------------------------------------------------------------------------------
          Total securities available for sale, net     418,126
    ----------------------------------------------------------------------------------------------
          Total investment securities, net            $418,480
    ==============================================================================================

    The amortized cost and market value of investment securities follows:

-------------------------------------------------------------------------------------------------------------------
                                                                                     GROSS       GROSS
                                                                       AMORTIZED   UNREALIZED  UNREALIZED   MARKET
(IN THOUSANDS) AT DECEMBER 31, 1997                                       COST       GAINS       LOSSES      VALUE
-------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
  Other bonds and obligations                                           $    372    $    --      $  --     $    372
-------------------------------------------------------------------------------------------------------------------
         Total securities held to maturity                                   372         --         --          372
-------------------------------------------------------------------------------------------------------------------
Securities available for sale:
  Debt securities:
      U.S. Treasury obligations                                          121,399      1,622         --      123,021
      U.S. Government agency obligations                                   9,800         24        (11)       9,813
-------------------------------------------------------------------------------------------------------------------
         Total                                                           131,199      1,646        (11)     132,834
-------------------------------------------------------------------------------------------------------------------
      Mortgage-backed securities:
         Government National Mortgage Association                         60,493      1,247        (31)      61,709
         Federal Home Loan Mortgage Corporation                          248,744      4,257       (180)     252,821
         Federal National Mortgage Association                                      7,733  258      --        7,991
         Collateralized mortgage obligations                               7,836         62         --        7,898
         Other                                                               298         14         --          312
-------------------------------------------------------------------------------------------------------------------
         Total mortgage-backed securities                                325,104      5,838       (211)     330,731
-------------------------------------------------------------------------------------------------------------------
         Total debt securities                                           456,303      7,484       (222)     463,565
-------------------------------------------------------------------------------------------------------------------
  Investments in mutual funds                                              1,110          4         --        1,114
-------------------------------------------------------------------------------------------------------------------
  Equity securities                                                        9,336      8,227        (18)      17,545
-------------------------------------------------------------------------------------------------------------------
         Total securities available for sale                             466,749    $15,715      $(240)    $482,224
-------------------------------------------------------------------------------------------------------------------
  Net unrealized gains on securities
      available for sale                                                  15,475
-------------------------------------------------------------------------------------------------------------------
         Total securities available for sale, net                        482,224
-------------------------------------------------------------------------------------------------------------------
         Total investment securities, net                               $482,596
===================================================================================================================


    During the years ended December 31, 1998, 1997 and 1996, the Company realized gains and losses on sales of securities available for sale as follows:


-------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                 1998               1997                1996
-------------------------------------------------------------------------------------------------
                                             REALIZED           Realized            Realized
                                         GAINS     LOSSES    Gains     Losses    Gains     Losses
-------------------------------------------------------------------------------------------------
U.S. Treasury obligations                $  180      $--     $   38    $ (35)    $  118    $(103)
Mortgage-backed securities                   --       --         --     (301)        --     (166)
Marketable equity securities              3,577     (959)     2,201      (96)     1,146      (45)
Other equity securities                      --       --         25       --         --       --
-------------------------------------------------------------------------------------------------
        Total realized gains (losses)    $3,757    $(959)    $2,264    $(432)    $1,264    $(314)
=================================================================================================

    Proceeds from sales of debt securities available for sale during 1998, 1997 and 1996 were $13.1 million, $34.1 million and $40.8 million, respectively. Proceeds from sales of equity securities available for sale during 1998, 1997 and 1996, were $13.7 million, $8.6 million and $9.1 million, respectively.

         There were no sales of investment securities held-to-maturity during 1998, 1997 and 1996.

    The amortized cost and market value of debt securities held to maturity and debt securities available for sale by contractual maturity are as follows:

---------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                                  1998                   1997
---------------------------------------------------------------------------------------------------
                                                       AMORTIZED    MARKET    AMORTIZED     MARKET
                                                         COST        VALUE       COST        VALUE
---------------------------------------------------------------------------------------------------
Investment securities held to maturity:
  Other bonds and obligations:
      Maturing after 1 year but within 5 years         $    230    $    230    $    230    $    230
      Maturing after 5 years but within 10 years             82          82          97          97
      Maturing after 10 years but within 15 years            42          42          45          45
---------------------------------------------------------------------------------------------------
          Total debt securities held to maturity            354         354         372         372
===================================================================================================
Investment securities available for sale:
  U.S. Treasury obligations:
      Maturing within 1 year                             50,876      51,260      35,869      36,001
      Maturing after 1 year but within 5 years           58,790      60,557      85,530      87,020
      Maturing after 5 years but within 10 years          2,961       3,164          --          --
---------------------------------------------------------------------------------------------------
          Total                                         112,627     114,981     121,399     123,021
---------------------------------------------------------------------------------------------------
  U.S. Government agency obligations:
      Maturing within 1 year                              2,000       2,006       2,000       2,006
      Maturing after 1 year but within 5 years            6,771       6,788       6,600       6,614
      Maturing after 5 years but within 10 years             --          --       1,000         994
      Maturing after 15 years                               195         198         200         199
---------------------------------------------------------------------------------------------------
          Total                                           8,966       8,992       9,800       9,813
---------------------------------------------------------------------------------------------------
  Mortgage-backed securities:
      Maturing within 1 year                                371         367         312         311
      Maturing after 1 year but within 5 years            6,014       6,155       8,826       8,984
      Maturing after 5 years but within 10 years         35,087      36,073      30,677      31,617
      Maturing after 10 years but within 15 years       219,579     225,298     279,147     283,631
      Maturing after 15 years                             4,645       4,680       6,142       6,188
---------------------------------------------------------------------------------------------------
          Total                                         265,696     272,573     325,104     330,731
---------------------------------------------------------------------------------------------------
          Total debt securities available for sale      387,289     396,546     456,303     463,565
===================================================================================================
  Net unrealized gains on debt securities
      available for sale                                  9,257          --       7,262          --
---------------------------------------------------------------------------------------------------
          Total debt securities available for sale,
           net carrying value                          $396,546    $396,546    $463,565    $463,565
===================================================================================================

    Mortgage-backed securities are shown at their contractual maturity but are expected to have shorter average lives due to normal principal amortization and prepayments.

4.   TRADING SECURITIES

The amortized cost and market values of trading securities are as follows:

-----------------------------------------------------------------------------------------
(In thousands) AT DECEMBER 31,               1998                           1997
-----------------------------------------------------------------------------------------
                                  AMORTIZED       MARKET         AMORTIZED         MARKET
                                       COST        VALUE              COST          VALUE
-----------------------------------------------------------------------------------------

U.S. Treasury obligations           $29,690      $29,707            $18,548       $18,542
Investments in mutual funds           1,112        1,086              2,757         2,718
-----------------------------------------------------------------------------------------
   Total trading securities         $30,802      $30,793            $21,305       $21,260
=========================================================================================

During the years ended December 31, 1998, 1997 and 1996, the Company realized gains and losses on sales of trading securities as follows:

-----------------------------------------------------------------------------------------
(In thousands) YEARS ENDED DECEMBER 31,     1998               1997           1996
-----------------------------------------------------------------------------------------
                                          REALIZED          REALIZED         REALIZED
                                       GAINS   LOSSES    GAINS   LOSSES    GAINS   LOSSES
-----------------------------------------------------------------------------------------

U.S. Treasury obligations               $ 48    $ --      $22     $ --     $--     $ --
Investments in mutual funds               11     (35)      --      (33)     --      (44)
Marketable equity securities              55     (20)      46       --      65       --
-----------------------------------------------------------------------------------------
   Total realized gains
     (losses)                           $114    $(55)     $68     $(33)    $65     $(44)
=========================================================================================

Proceeds from sales of trading securities during 1998, 1997 and 1996 were $50.2 million, $16.3 million and $3.1 million, respectively. Unrealized gains or (losses) included in income in 1998, 1997 and 1996 were $36 thousand, $73 thousand and $(103) thousand, respectively.

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

The composition of the Bank's loan portfolio is summarized as follows:

-----------------------------------------------------------------------------------------
(In thousands) AT DECEMBER 31,                                         1998        1997
-----------------------------------------------------------------------------------------
Mortgage loans:
   Residential:
      Conventional:
          Fixed rate                                                 $237,979    $193,319
          Variable rate                                                42,702      50,163
      FHA and VA                                                        1,181       1,843
   Commercial                                                           2,257       3,861
   Construction                                                           730         492
-----------------------------------------------------------------------------------------
          Total mortgage loans                                        284,849     249,678
   Add: premium on loans                                                  259         343
   Less: deferred mortgage loan origination fees                       (1,454)     (1,223)
-----------------------------------------------------------------------------------------
          Mortgage loans, net                                         283,654     248,798
-----------------------------------------------------------------------------------------
Other loans:
   Consumer:
      Installment                                                       1,547       2,199
      Guaranteed education                                              7,967       8,934
      Other secured                                                     1,366       1,600
      Home equity lines of credit                                      10,159      10,470
      Unsecured                                                           235         266
-----------------------------------------------------------------------------------------
          Total consumer loans                                         21,274      23,469
   Commercial                                                              61          36
-----------------------------------------------------------------------------------------
          Total other loans                                            21,335      23,505
-----------------------------------------------------------------------------------------
          Total loans                                                $304,989    $272,303
=========================================================================================

In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies ("related parties") at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 1998 follows:

-----------------------------------------------------------------------------------------
(In thousands)
-----------------------------------------------------------------------------------------

Balance at December 31, 1997                                                         $340
Additions                                                                             342
Repayments                                                                           (120)
-----------------------------------------------------------------------------------------
Balance at December 31, 1998                                                         $562
=========================================================================================

6.   ALLOWANCE FOR LOAN LOSSES

An analysis of the activity in the allowance for loan losses is as follows:

-----------------------------------------------------------------------------------------
(In thousands) YEARS ENDED DECEMBER 31,                1998           1997           1996
-----------------------------------------------------------------------------------------

Balance at beginning of year                         $2,334         $2,237         $2,529
Glendale Co-operative Bank acquisition                   --            105             --
Provision for loan losses                               193            260            160
Recoveries of loans previously charged-off               26             59             90
-----------------------------------------------------------------------------------------
      Total                                           2,553          2,661          2,779
-----------------------------------------------------------------------------------------
Less charge-offs:
   Mortgage loans                                       (81)          (221)          (480)
   Other loans                                          (22)          (106)           (62)
-----------------------------------------------------------------------------------------
Balance at end of year                               $2,450         $2,334         $2,237
=========================================================================================

The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 1998, 1997 and 1996.

-----------------------------------------------------------------------------------------
(In thousands) AT DECEMBER 31,  1998                        1997                  1996
-----------------------------------------------------------------------------------------
                                 PERCENTAGE              PERCENTAGE            PERCENTAGE
                                  OF LOANS                OF LOANS               OF LOANS
                     AMOUNT       TO TOTAL    AMOUNT      TO TOTAL     AMOUNT    TO TOTAL
-----------------------------------------------------------------------------------------
Mortgage loans:
   Residential       $1,786          92%      $1,544          90%      $1,915        88%
   Commercial             2           1           12           1            3         2
Consumer loans          153           7          160           9          119        10
Other loans              25          --           --          --           57        --
Unallocated             484          --          618          --          143        --
-----------------------------------------------------------------------------------------
      Total          $2,450         100%      $2,334         100%      $2,237       100%
=========================================================================================

7.   NON-PERFORMING ASSETS

The following schedule summarizes non-performing assets at the dates shown:

-----------------------------------------------------------------------------------------
(In thousands) AT DECEMBER 31,                            1998         1997         1996
-----------------------------------------------------------------------------------------

Total nonaccrual loans                                   $1,004       $1,771       $1,601
Total real estate acquired through foreclosure               86           --          503
-----------------------------------------------------------------------------------------
     Total non-performing assets                         $1,090       $1,771       $2,104
=========================================================================================
Percent of non-performing loans to total loans             0.33%        0.65%        0.64%
Percent of non-performing assets to total assets           0.12%        0.19%        0.24%


The reduction in interest income associated with nonaccrual loans is as follows:

-----------------------------------------------------------------------------------------
(In thousands) YEARS ENDED DECEMBER 31,                          1998      1997      1996
-----------------------------------------------------------------------------------------
Interest income that would have been recorded
    under original terms                                          $84      $163      $149
Interest income actually recorded                                  61        97        78
-----------------------------------------------------------------------------------------
Reduction in interest income                                      $23      $ 66      $ 71
=========================================================================================

During 1998, 1997 and 1996 the Company had no impaired loans.

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

-----------------------------------------------------------------------------------------
                                                              CONTRACT OR NOTIONAL AMOUNT
(In thousands) AT DECEMBER 31,                                           1998      1997
-----------------------------------------------------------------------------------------
Financial instruments whose contract amounts represent
  credit risk:
    Commitments to originate residential mortgage loans                 $ 7,941   $ 4,090
    Unadvanced portions of construction loans                               281       496
    Unused credit lines, including unused portions of
      equity lines of credit                                             29,163    19,445
=========================================================================================

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

9.   PREMISES AND EQUIPMENT

A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

-----------------------------------------------------------------------------------------
                                                                                ESTIMATED
                                                                              USEFUL LIFE
(IN THOUSANDS) AT DECEMBER 31,                                1998      1997    (IN YEARS)
-----------------------------------------------------------------------------------------
Premises:
    Land                                                     $1,227    $1,227         --
    Buildings                                                 3,637     3,642      25-45
    Building and leasehold improvements                       1,937     1,635       1-20
Equipment                                                     3,606     3,405       1-30
-----------------------------------------------------------------------------------------
                                                             10,407     9,909
Less: accumulated depreciation and amortization               6,087     5,540
-----------------------------------------------------------------------------------------
      Total premises and equipment, net                      $4,320    $4,369
=========================================================================================

The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2006 with options for renewal. Rental expenses for the years ended December 31, 1998, 1997 and 1996 amounted to $518 thousand, $522 thousand and $508 thousand, respectively.

The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases, as of December 31, 1998, are as follows:

-----------------------------------------------------------------------------------------
(In thousands) YEARS ENDING DECEMBER 31,                                         PAYMENTS
-----------------------------------------------------------------------------------------
1999                                                                                $ 465
2000                                                                                  252
2001                                                                                  252
2002                                                                                  165
2003                                                                                  110
Later years                                                                            98
-----------------------------------------------------------------------------------------
    Total                                                                          $1,342
=========================================================================================

10.  DEPOSITS

Deposits are summarized as follows:

-----------------------------------------------------------------------------------------
(In thousands) AT DECEMBER 31,                               1998                1997
-----------------------------------------------------------------------------------------
                                                        AMOUNT   RATE       AMOUNT   RATE
-----------------------------------------------------------------------------------------
Demand and NOW:
    NOW accounts                                      $ 52,324   1.16%    $ 47,944   1.14%
    Demand accounts                                     23,849     --       18,915     --
-----------------------------------------------------------------------------------------
        Total demand and NOW                            76,173   0.80       66,859   0.82
-----------------------------------------------------------------------------------------
Savings:
    Regular savings and special notice accounts        326,192   3.46      329,348   3.47
    Money market accounts                               21,857   2.99       23,527   3.09
-----------------------------------------------------------------------------------------
        Total savings                                  348,049   3.43      352,875   3.44
-----------------------------------------------------------------------------------------
Time certificates:
    Fixed rate certificates                            318,491   5.23      316,368   5.53
    Variable rate certificates                          82,033   5.88       74,666   6.48
-----------------------------------------------------------------------------------------
        Total time certificates                        400,524   5.36      391,034   5.71
-----------------------------------------------------------------------------------------
Deposit acquisition premium, net of amortization          (715)    --         (918)    --
-----------------------------------------------------------------------------------------
        Total deposits                                $824,031   4.13%    $809,850   4.32%
=========================================================================================

The maturity distribution and related rate structure of the Bank's time certificates at December 31, 1998 follows:

-----------------------------------------------------------------------------------------
(In thousands) AT DECEMBER 31,                                              1998
-----------------------------------------------------------------------------------------
                                                                               AVERAGE
                                                                    AMOUNT  INTEREST RATE
-----------------------------------------------------------------------------------------
Due within 3 months                                                $103,985     5.34%
Due within 3-6 months                                                87,696     5.10
Due within 6-12 months                                               93,181     5.41
Due within 1-2 years                                                 84,874     5.48
Due within 2-3 years                                                 28,843     5.77
Due within 3-5 years                                                  1,789     5.38
Thereafter                                                              156     4.92
-----------------------------------------------------------------------------------------
    Total                                                          $400,524     5.36%
=========================================================================================

At December 31, the Bank had individual time certificates of deposit of $100 thousand or more maturing as follows:

-----------------------------------------------------------------------------------------
(In thousands) AT DECEMBER 31,                                          1998       1997
-----------------------------------------------------------------------------------------
Due within 3 months                                                   $24,283     $22,757
Due within 3-6 months                                                  13,338       9,298
Due within 6-12 months                                                 15,511      17,969
Due within 1-2 years                                                   16,997      12,293
Due within 2-3 years                                                    6,759       8,602
Due within 3-5 years                                                      100         114
-----------------------------------------------------------------------------------------
    Total                                                             $76,988     $71,033
=========================================================================================

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Bank disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Bank's financial instruments.

CASH AND DUE FROM BANKS, SHORT-TERM INVESTMENTS AND ACCRUED INTEREST RECEIVABLE

The carrying amounts for these financial instruments approximate fair value because they mature in 90 days or less.

INTEREST-BEARING DEPOSITS IN BANKS AND TERM FEDERAL FUNDS SOLD

The carrying amounts of the interest-bearing deposits in banks and term federal funds sold reported in the balance sheet at December 31, 1998 and 1997 approximate fair value.

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

     The carrying amount and estimated fair values of the Company's investment securities are as follows:

-----------------------------------------------------------------------------------------
(In thousands) AT DECEMBER 31,                      1998                   1997
-----------------------------------------------------------------------------------------
                                            CARRYING   CALCULATED   CARRYING   CALCULATED
                                              AMOUNT   FAIR VALUE    AMOUNT    FAIR VALUE
-----------------------------------------------------------------------------------------
Securities held to maturity                 $    354    $    354     $    372    $    372
Securities available for sale                418,126     418,126      482,224     482,224
Trading securities                            30,793      30,793       21,260      21,260
-----------------------------------------------------------------------------------------
    Total securities                        $449,273    $449,273     $503,856    $503,856
=========================================================================================

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

     The following table presents information for loans:

-----------------------------------------------------------------------------------------
(In thousands) AT DECEMBER 31,                 1998                         1997
-----------------------------------------------------------------------------------------
                                      CARRYING     CALCULATED       CARRYING   CALCULATED
                                        AMOUNT     FAIR VALUE        AMOUNT    FAIR VALUE
-----------------------------------------------------------------------------------------
Real estate:
  Residential:
      Variable                        $ 42,617       $ 43,142       $ 50,068     $ 50,709
      Fixed                            238,787        245,858        194,881      199,220
  Commercial:
      Variable                           2,243          2,267          3,833        3,867
      Fixed                                  7              7             16           16
  Consumer and other                    21,335         21,564         23,505       23,438
-----------------------------------------------------------------------------------------
      Total loans                      304,989        312,838        272,303      277,250
Less: allowance for loan losses         (2,450)            --         (2,334)          --
-----------------------------------------------------------------------------------------
      Net loans                       $302,539       $312,838       $269,969     $277,250
=========================================================================================

DEPOSITS

Under Statement 107, the fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, regular savings and special notice accounts, and money market accounts, is equal to the amount payable on demand as of December 31, 1998 and 1997. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

-----------------------------------------------------------------------------------------
(In thousands) AT DECEMBER 31,  1998    1997
-----------------------------------------------------------------------------------------
                                      CARRYING     CALCULATED       CARRYING   CALCULATED
                                        AMOUNT     FAIR VALUE        AMOUNT    FAIR VALUE
-----------------------------------------------------------------------------------------

Demand accounts                       $ 23,849      $ 23,849        $ 18,915    $ 18,915
NOW accounts                            52,324        52,324          47,944      47,944
Regular savings and special
  notice accounts                      326,192       326,192         329,348     329,348
Money market accounts                   21,857        21,857          23,527      23,527
Time certificates                      400,524       402,040         391,034     391,926
Deposit acquisition premium, net
  of amortization                         (715)           --            (918)         --
-----------------------------------------------------------------------------------------
        Total deposits                 824,031       826,262         809,850     811,660
Escrow deposits of borrowers             1,438         1,438           1,502       1,502
-----------------------------------------------------------------------------------------
        Total                         $825,469      $827,700        $811,352    $813,162
========================================================================================

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

     The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 1998 and 1997 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment.

LIMITATIONS

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

12.  INCOME TAXES

Income tax payable was allocated as follows:

-----------------------------------------------------------------------------------------
(In thousands) AT DECEMBER 31,                                         1998         1997
-----------------------------------------------------------------------------------------
Current income tax payable (receivable):
   Federal                                                            $1,010       $1,192
   State                                                                (287)          48
-----------------------------------------------------------------------------------------
       Total current income tax payable                                  723        1,240
-----------------------------------------------------------------------------------------
Deferred income tax payable:
   Federal                                                             5,298        3,735
   State                                                               1,463        1,192
-----------------------------------------------------------------------------------------
       Total deferred income tax payable                               6,761        4,927
-----------------------------------------------------------------------------------------
       Total income tax payable                                       $7,484       $6,167
=========================================================================================


Income tax expense (benefit) was allocated as follows:

-----------------------------------------------------------------------------------------
(In thousands) YEARS ENDED DECEMBER 31,                      1998       1997        1996
-----------------------------------------------------------------------------------------
Current income tax expense:
   Federal                                                 $5,565     $5,096       $4,641
   State                                                      771      1,034        1,122
-----------------------------------------------------------------------------------------
       Total current tax expense                            6,336      6,130        5,763
=========================================================================================
Deferred income tax expense (benefit):
   Federal                                                    110       (102)         194
   State                                                       40        (26)          53
   Change in valuation reserve                                 (4)        (4)          (9)
-----------------------------------------------------------------------------------------
       Total deferred tax expense (benefit)                   146       (132)         238
-----------------------------------------------------------------------------------------
       Total income tax expense                            $6,482     $5,998       $6,001
=========================================================================================

Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent as a result of the following:

-----------------------------------------------------------------------------------------
(In thousands) YEARS ENDED DECEMBER 31,                         1998       1997     1996
-----------------------------------------------------------------------------------------
Computed "expected" income tax expense at statutory rate       $6,089    $5,658    $5,400
Increase (reduction) in income taxes resulting from:
    State and local income taxes, net of federal benefit          527       656       764
    Dividends received deduction                                  (87)      (95)      (94)
    Other                                                         (43)     (217)      (60)
    Change in valuation reserve                                    (4)       (4)       (9)
-----------------------------------------------------------------------------------------
Income tax expense                                             $6,482    $5,998    $6,001
-----------------------------------------------------------------------------------------
Effective income tax rate                                       37.26%    37.10%    38.90%
=========================================================================================

At December 31, 1998 and 1997, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

-----------------------------------------------------------------------------------------
(In thousands) YEARS ENDED DECEMBER 31,                                  1998        1997
-----------------------------------------------------------------------------------------
Deferred tax assets:
  Loan losses                                                          $  431      $  257
  Deferred loan fees, net                                                 100         195
  Deferred compensation and pension cost                                  463         546
  Depreciation                                                             33          83
  Purchase accounting                                                     419         468
  Other                                                                     6          26
-----------------------------------------------------------------------------------------
  Gross deferred tax asset                                              1,452       1,575
-----------------------------------------------------------------------------------------
Deferred tax liabilities:
   Valuation of securities                                              8,092       6,404
   Other unrealized securities gains                                      102          86
   Other                                                                   19          12
-----------------------------------------------------------------------------------------
   Gross deferred tax liability                                         8,213       6,502
-----------------------------------------------------------------------------------------
Net deferred tax liability                                             $6,761      $4,927
=========================================================================================

Based on the Company's historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 1998. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid in 1998, 1997 and 1996 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the tax effect of the pre-1988 bad debt reserve amount of approximately $7.3 million remains subject to recapture in the event that the Bank pays dividends in excess of its reserves and profits.

13.  EARNINGS PER SHARE

The following is a calculation of earnings per share for the years indicated:

----------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                           1998                      1997                       1996
----------------------------------------------------------------------------------------------------------------------
(In thousands except share data)            Basic      Diluted        Basic        Diluted        Basic        Diluted
----------------------------------------------------------------------------------------------------------------------

Net income                              $   10,914   $   10,914   $   10,167    $   10,167    $    9,427    $    9,427
Average shares outstanding               3,571,298    3,571,298    3,575,962     3,575,962     3,616,769     3,616,769
Dilutive stock options                          --      147,825           --      138,653             --       101,845
Unallocated Employee Stock
   Ownership Plan ("ESOP") shares
      not committed to be released         (42,481)     (42,481)     (51,305)      (51,305)      (60,109)      (60,109)
----------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding      3,528,817    3,676,642    3,524,657     3,663,310     3,556,660     3,658,505
Earnings per share (in dollars)         $     3.09   $     2.97   $     2.88    $     2.77    $     2.65    $     2.58
======================================================================================================================

14.  STOCKHOLDERS' EQUITY

The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders' equity to be reduced below or to otherwise violate legal or regulatory requirements. Substantially all of the Company's retained earnings are unrestricted at December 31, 1998.

     The Bank is a Federal Deposit Insurance Corporation insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier I capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMELS rating system) are required to maintain a minimum leverage ratio of Tier I capital to total average assets of at least 3.00%. An additional 100 to 200 basis points are required for all but these most highly rated institutions. The Bank is also required to maintain a minimum level of risk-based capital. Under the new risk-based capital standards, FDIC insured institutions must maintain a Tier I capital to risk-weighted assets ratio of 4.00% and are generally expected to meet a minimum total qualifying capital to risk-weighted assets ratio of 8.00%. The new risk-based capital guidelines take into consideration risk factors, as defined by the regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk-based capital ratios. Tier II capital components include supplemental capital components such as qualifying allowance for loan losses, qualifying subordinated debt and up to 45 percent of the pretax net unrealized holding gains on certain available for sale equity securities. Tier I capital plus the Tier II capital components are referred to as total qualifying capital.

     The capital ratios of the Company and its principal subsidiary "Massbank" set forth below currently exceed the minimum ratios for "well capitalized" banks as defined by federal regulators.



(IN THOUSANDS)                                                         FOR CAPITAL           TO BE WELL
------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1998                                  ACTUAL         ADEQUACY PURPOSES      CAPITALIZED(1)
------------------------------------------------------------------------------------------------------------
                                                 AMOUNT    RATIO     AMOUNT      RATIO      AMOUNT     RATIO
------------------------------------------------------------------------------------------------------------
TIER I CAPITAL (TO AVERAGE ASSETS):
Massbank Corp. (consolidated)                  $ 96,696    10.61%   $27,349      3.00          N/A       --
Massbank (the "Bank")                            94,305    10.34     27,349      3.00      $45,583     5.00%

TIER I CAPITAL (TO RISK-WEIGHTED ASSETS):
Massbank Corp. (consolidated)                    96,696    32.40     11,936      4.00          N/A       --
Massbank (the "Bank")                            94,305    31.59     11,939      4.00       17,909     6.00

TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
Massbank Corp. (consolidated)                   103,883    34.81     23,872      8.00          N/A       --
Massbank (the "Bank")                           101,492    34.00     23,878      8.00       29,848    10.00
===========================================================================================================

(1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as adequately capitalized.

------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                         FOR CAPITAL           TO BE WELL
AT DECEMBER 31, 1997                                  ACTUAL         ADEQUACY PURPOSES      CAPITALIZED(1)
------------------------------------------------------------------------------------------------------------
                                                 AMOUNT    RATIO     AMOUNT      RATIO      AMOUNT     RATIO
------------------------------------------------------------------------------------------------------------
TIER I CAPITAL (TO AVERAGE ASSETS):
Massbank Corp. (consolidated)                   $92,303    10.23%    $27,071      3.00%         N/A       --
Massbank (the "Bank")                            88,852     9.85      27,071      3.00      $45,118     5.00%

TIER I CAPITAL (TO RISK-WEIGHTED ASSETS):
Massbank Corp. (consolidated)                    92,303    34.14      10,814      4.00          N/A       --
Massbank (the "Bank")                            88,852    32.87      10,814      4.00       16,221     6.00

TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
Massbank Corp. (consolidated)                    94,637    35.01      21,628      8.00          N/A       --
Massbank (the "Bank")                            91,186    33.73      21,628      8.00       27,035    10.00
============================================================================================================

(1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as adequately capitalized.

15.  EMPLOYEE BENEFITS

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

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements for the plan years ended October 31, 1998 and 1997, the plan's latest valuation dates:

-------------------------------------------------------------------------------------------------
(In thousands) YEARS ENDED DECEMBER 31,                              1998        1997        1996
-------------------------------------------------------------------------------------------------

Actuarial present value of vested benefits                         $4,442      $4,028      $3,636
Total accumulated benefit obligation                                4,481       4,063       3,661
Change in benefit obligation
   Projected benefit obligation at beginning of year               $4,990      $4,287      $4,622
   Service cost                                                       443         367         309
   Interest cost                                                      362         321         308
   Actuarial loss (gain)                                              283         221        (742)
   Benefits paid                                                     (290)       (206)       (210)
-------------------------------------------------------------------------------------------------
   Projected benefit obligation at end of year                     $5,788      $4,990      $4,287
=================================================================================================
Change in plan assets
   Fair value of plan assets at beginning of year                  $5,810      $5,090      $4,181
   Actual return on plan assets                                       469         926         667
   Employer contribution                                              254          --         452
   Benefits paid                                                     (290)       (206)       (210)
-------------------------------------------------------------------------------------------------
   Fair value of plan assets at end of year                        $6,243      $5,810      $5,090
-------------------------------------------------------------------------------------------------
   Excess of plan assets over projected benefit obligation         $  455      $  820      $  803
=================================================================================================

Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the consolidated balance sheets are shown below:


   Unrecognized net actuarial gain                                 $  487      $  886      $  670
   Transition asset                                                   190         211         232
   Accrued benefit cost                                              (222)       (277)        (99)
-------------------------------------------------------------------------------------------------
   Excess of plan assets over projected benefit obligation         $  455      $  820      $  803
=================================================================================================
Assumptions used in determining the actuarial
present value of the projected benefit obligation
were as follows:
   Discount rate                                                     6.75%       7.25%       7.50%
   Rate of compensation increase                                     4.50%       4.50%       4.50%
Assumptions used to develop the
net periodic benefit cost data were:
   Discount rate                                                     7.25%       7.50%       7.00%
   Expected return on plan assets                                    8.00%       8.00%       8.00%
   Rate of compensation increase                                     4.50%       4.50%       4.50%
Components of net periodic benefit cost
   Service cost                                                    $  443      $  367      $  309
   Interest cost                                                      362         322         308
   Expected return on plan assets                                    (465)       (407)       (335)
   Transition obligation                                              (21)        (21)        (21)
   Recognized net actuarial (gain) loss                              (119)        (84)          7
-------------------------------------------------------------------------------------------------
   Net periodic benefit cost                                       $  200      $  177      $  268
=================================================================================================

PROFIT SHARING AND INCENTIVE COMPENSATION BONUS PLANS

The Bank's Profit Sharing and Incentive Compensation Bonus Plans provide for payments to employees under certain circumstances based upon a year-end measurement of the Company's net income and attainment of individual goals and objectives by certain key officers. Payments of $399 thousand, $417 thousand and $418 thousand were awarded under the plan in 1998, 1997 and 1996, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

The Bank has an Employees' Stock Ownership Plan ("ESOP") for the benefit of each employee who has completed at least 1,000 hours of service with the Company in the previous twelve months. Under the plan, the ESOP has borrowed funds from a third party bank to invest in the Company's common stock. As this obligation will be liquidated primarily through future contributions to the ESOP by the Bank, the obligation is reflected as a liability of the Company and a reduction of stockholders' equity on the consolidated balance sheet. As of December 31, 1998 and 1997, such outstanding liabilities totaled $625 thousand and $781 thousand, respectively.

     Shares of the Company's common stock purchased with the loan proceeds are held in a suspense account. As the loan is repaid, a proportionate number of shares are released for allocation to plan participants. The shares are allocated to plan participants annually, on a pro rata basis, based on compensation.

     The ESOP acquired unallocated shares in 1986 when the plan was first established and more recently in 1993. At December 31, 1998, the ESOP held 35,200 unallocated shares and 123,563 shares which have been allocated to participants. The fair value of the unallocated shares at December 31, 1998 was approximately $1.4 million.

     Dividends on unallocated shares are used to offset a portion of the interest paid on the ESOP loan. Dividends on allocated shares held by the ESOP are allocated to plan participants proportionately based on the number of shares in the participant's allocated account.

     Total compensation and interest expense applicable to the ESOP amounted to $462 thousand, $398 thousand and $314 thousand for the years ended December 31, 1998, 1997 and 1996, respectively.

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

EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENTS

The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank's retirement plan for employees. Total expenses for benefits payable under the agreements amounted to $105 thousand, $132 thousand and $99 thousand in 1998, 1997 and 1996, respectively.

STOCK OPTION PLAN

Effective May 28, 1986, the Board of Directors of the Bank adopted a stock option plan for the benefit of its officers and other employees. In January, 1991, the plan was amended to authorize the grant of options to non-employee Directors of the Company. All but 42/3 of the 690,000 shares reserved for issuance under the plan were issued. On April 19, 1994, shareholders approved and the Bank adopted the Company's 1994 Stock Incentive Plan. The total number of shares of common stock that can be issued under this plan is 360,000 shares. Both incentive stock options and non-qualified stock options may be granted under the plans. As of December 31, 1998, there were 141,010.7 non-qualified stock options and 206,906.6 incentive stock options granted and outstanding to purchase shares under the plans. The maximum option term is ten years. Further stock options may be granted pursuant to the 1994 Stock Incentive Plan and will generally have an exercise price equal to, or in excess of, the fair market value of a share of common stock of the Company on the date the option is granted.

A summary of the status of the Company's fixed stock option plan as of December 31, 1998, 1997 and 1996, and changes during the years ended on those dates is presented below:(1)

--------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                      1998                   1997                   1996
--------------------------------------------------------------------------------------------------------
                                                  WEIGHTED                WEIGHTED              WEIGHTED
                                        SHARES    AVERAGE     SHARES      AVERAGE      SHARES    AVERAGE
                                         UNDER    EXERCISE     UNDER      EXERCISE     UNDER    EXERCISE
FIXED OPTIONS                           OPTION     PRICE      OPTION       PRICE       OPTION     PRICE
--------------------------------------------------------------------------------------------------------

Outstanding at beginning of year        360,200    $17.65   347,166.7     $  15.46     369,776    $13.60
Granted                                  35,250     44.25    48,333.3        30.09      46,000     23.40
Exercised                               (47,532)    15.59     (35,300)       13.19   (68,605.3)    10.74
Forfeited                                  (0.7)    30.09          --           --          (4)     8.63
--------------------------------------------------------------------------------------------------------
Outstanding at end of year            347,917.3    $20.62     360,200       $17.65   347,166.7    $15.46
--------------------------------------------------------------------------------------------------------
Options exercisable at year-end       347,917.3               360,200                347,166.7        --
--------------------------------------------------------------------------------------------------------

The following table summarizes information about fixed stock options outstanding and exercisable at December 31, 1998:

----------------------------------------------------------------------------------------
AT DECEMBER 31, 1998                    OPTIONS OUTSTANDING       OPTIONS EXERCISABLE
----------------------------------------------------------------------------------------
                                    WEIGHTED AVG.  WEIGHTED AVG.           WEIGHTED AVG.
RANGE OF               NUMBER         REMAINING       EXERCISE     NUMBER     EXERCISE
EXERCISE PRICES     OUTSTANDING    CONTRACTUAL LIFE    PRICE     EXERCISABLE     PRICE
----------------------------------------------------------------------------------------

$6.88 to $10.75          61,700       2.6 years        $ 8.66        61,700      $ 8.66
16.00 to $17.34         159,884       4.8 years         16.62       159,884       16.62
18.28 to $19.88         3,666.7       6.5 years         19.44       3,666.7       19.44
23.25 to $44.25       122,666.6       8.0 years         31.89     122,666.6       31.89
----------------------------------------------------------------------------------------
$6.88 to $44.25       347,917.3       5.5 years        $20.62     347,917.3      $20.62
========================================================================================

(1) All share information presented has been adjusted to reflect the 4-for-3 and 3-for-2 split of the Company's common stock effective September 15, 1997 and September 9, 1994, respectively.

As discussed in Note 1, the Company adopted SFAS No. 123 on January 1, 1996, but continues to account for its stock option plan using the intrinsic value based method prescribed by APB Opinion No. 25. Accordingly, no compensation cost for this plan has been recognized in the Consolidated Statements of Income for 1998.

     In determining the pro forma disclosures required by SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following table presents pro forma net income and earnings per share assuming the stock option plan was accounted for using the fair value method prescribed by SFAS No. 123, the weighted average assumptions used and the grant date fair value of options granted in 1998, 1997 and 1996:

-------------------------------------------------------------------------------------------
(In thousands except per share data) Years Ended December 31, 1998        1997        1996
-------------------------------------------------------------------------------------------

Net income                                   As reported   $  10,914   $  10,167     $9,427
                                               Pro forma       0,743       9,916      9,230
-------------------------------------------------------------------------------------------
Basic earnings per share                     As reported   $    3.09   $    2.88     $ 2.65
                                               Pro forma        3.04        2.81       2.60
-------------------------------------------------------------------------------------------
Diluted earnings per share                   As reported   $    2.97   $    2.77     $ 2.58
                                               Pro forma        2.92        2.70       2.52
-------------------------------------------------------------------------------------------
Weighted average fair value                                $    8.23   $    8.84     $ 8.04
Expected life                                              7.3 years   7.4 years  7.2 years
Risk-free interest rate                                         5.53%       6.47%      5.64%
Expected volatility                                             23.0%       22.0%      23.0%
Expected dividend yield                                          2.7%        2.3%       2.7%
===========================================================================================

16.  SHAREHOLDER RIGHTS AGREEMENT

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

17.  PARENT COMPANY FINANCIAL STATEMENTS

The following are the condensed financial statements for MASSBANK Corp. (the "Parent Company") only:

 Balance Sheets

-------------------------------------------------------------------------------------
(In thousands except share data) AT DECEMBER 31,                1998           1997
-------------------------------------------------------------------------------------
Assets:
  Cash                                                        $      1       $     13
  Interest-bearing deposits in banks                             2,324          3,390
  Investment in subsidiaries                                   108,724        101,109
  Due from subsidiaries                                             45             --
  Other assets                                                      53             77
-------------------------------------------------------------------------------------
        Total assets                                          $111,147       $104,589
=====================================================================================
Liabilities:
  Employee stock ownership plan liability (Note 15)           $    625       $    781
  Other liabilities                                                 33             29
-------------------------------------------------------------------------------------
        Total liabilities                                          658            810
=====================================================================================
Stockholders' equity (Notes 12, 14, 15 and 16):
  Preferred stock, par value $1.00 per share;                       --             --
     2,000,000 shares authorized, none issued                       --             --
  Common stock, par value $1.00 per share;
     10,000,000 shares authorized, 7,384,332 and
     7,336,800 shares issued, respectively                       7,384          7,337
  Additional paid-in capital                                    60,003         58,737
  Retained earnings                                             78,308         70,984
-------------------------------------------------------------------------------------
                                                               145,695        137,058
  Treasury stock at cost, 3,885,222 and
    3,766,022 shares, respectively                             (46,272)       (41,569)
  Accumulated other comprehensive income (Note 1)               11,691          9,071
  Common stock acquired by ESOP (Note 15)                         (625)          (781)
-------------------------------------------------------------------------------------
        Total stockholders' equity                             110,489        103,779
-------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity            $111,147       $104,589
=====================================================================================

STATEMENTS OF INCOME

--------------------------------------------------------------------------------------
(In thousands) YEARS ENDED DECEMBER 31,                  1998         1997        1996
--------------------------------------------------------------------------------------
Income:
   Dividends received from subsidiaries               $ 6,400      $ 6,400      $5,750
   Interest and dividend income                            96           56          20
--------------------------------------------------------------------------------------
         Total interest and dividend income             6,496        6,456       5,770
Non-interest expense                                       99          118         103
--------------------------------------------------------------------------------------
   Income before income taxes                           6,397        6,338       5,667
Income tax benefit                                         28           40          14
--------------------------------------------------------------------------------------
   Income before equity in undistributed
         earnings of subsidiaries                       6,425        6,378       5,681
Equity in undistributed earnings of subsidiaries        4,489        3,789       3,746
--------------------------------------------------------------------------------------
   Net income                                         $10,914      $10,167      $9,427
======================================================================================

The Parent Company only Statements of Changes in Stockholders' Equity are identical to the consolidated statements and therefore are not presented here.

STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------
(In thousands) YEARS ENDED DECEMBER 31,                               1998          1997          1996
-------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                       $10,914       $10,167       $ 9,427
   Adjustments to reconcile net income to net cash provided by operating activities:
         Equity in undistributed earnings of subsidiaries            (4,489)       (3,789)       (3,746)
         Decrease in other assets                                        --            --            25
         Increase (decrease) in accrued income taxes payable             25           (59)          (21)
         Deferred income tax benefit                                     (1)           (4)           (2)
         Increase in other liabilities                                    4            13             6
         Increase in amount due from subsidiaries                       (45)           --            --
         Decrease in amount due to subsidiaries                          --            (3)         (121)
-------------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                  6,408         6,325         5,568
-------------------------------------------------------------------------------------------------------
Cash flow from financing activities:
   Payments to acquire treasury stock                                (4,703)       (1,665)       (3,534)
   Issuance of common stock under stock option plan                     741           467           738
   Tax benefit resulting from stock options exercised                    66          --              28
   Dividends paid on common stock                                    (3,605)       (3,124)       (2,459)
   Tax benefit resulting from dividends paid on unallocated
      shares held by the ESOP                                            15            15            15
-------------------------------------------------------------------------------------------------------
           Net cash used in financing activities                     (7,486)       (4,307)       (5,212)
-------------------------------------------------------------------------------------------------------
           Net change in cash and cash equivalents                   (1,078)        2,018           356
Cash and cash equivalents at beginning of year                        3,403         1,385         1,029
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                            $ 2,325       $ 3,403       $ 1,385
=======================================================================================================

During the years ended December 31, 1998, 1997 and 1996, the Company made cash payments for income taxes of $24 thousand, $16 thousand and $23 thousand, respectively, and no payments for interest.

     In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $29 thousand, $42 thousand and $41 thousand during the years ended December 31, 1998, 1997 and 1996, respectively.

18.  TEN-YEAR STATISTICAL SUMMARY (UNAUDITED)

--------------------------------------------------------------------------------------------------------------------------------
(In thousands except per share data)
YEARS ENDED DECEMBER 31,                 1998     1997      1996    1995      1994    1993     1992      1991      1990    1989
--------------------------------------------------------------------------------------------------------------------------------

Net income                            $10,914   $10,167   $9,427  $  8,759   $8,185  $6,695  $  4,677  $  2,250   $ 725   $2,668
Basic earnings per share(2)              3.09      2.88     2.65      2.43     2.19    1.71      1.22      0.59    0.16     0.50
Cash dividends declared per share(2)     1.02  0.88 1/2     0.69  0.54 3/4     0.45    0.34  0.26 1/2  0.22 1/4    0.22     0.21
Book value per share, at year end(2)    31.58     29.06    25.75     24.84    20.09   20.46     18.37     17.54   16.20    15.16
Return on average assets                 1.17%     1.12%    1.08%     1.04%    0.96%   0.79%     0.61%     0.60%   0.23%    0.86%
Return on average realized equity(1)    11.08%    11.11%   11.01%    10.81%   10.62%   8.98%     6.79%     3.39%   1.03%    3.38%
================================================================================================================================

(1) Excludes average net unrealized gains or losses on securities available for sale.

(2) All share information presented has been adjusted to reflect the 4-for-3 and 3-for-2 split of the Company's common stock effective September 15, 1997 and September 9, 1994, respectively.

19.  QUARTERLY DATA (UNAUDITED)


-----------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                 1998                                          1997
-----------------------------------------------------------------------------------------------------------------------------
(In thousands except                    4th        3rd         2nd        1st         4th        3rd         2nd        1st
per share data)                       Quarter    Quarter     Quarter    Quarter     Quarter    Quarter     Quarter    Quarter
-----------------------------------------------------------------------------------------------------------------------------

Interest and dividend income          $14,721    $14,995     $15,025    $15,093     $15,496    $15,460     $15,017    $14,760
Interest expense                        8,534      8,703       8,562      8,521       8,840      8,937       8,555      8,349
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                     6,187      6,292       6,463      6,572       6,656      6,523       6,462      6,411
Provision for loan losses                  88         15          45         45          95         45          52         68
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after
        provision for loan losses       6,099      6,277       6,418      6,527       6,561      6,478       6,410      6,343
Non-interest income                     1,447        796       1,101      1,246         882        886       1,136        894
Non-interest expense                    3,269      2,871       3,119      3,256       3,115      3,191       3,924      3,195
Income before income taxes              4,277      4,202       4,400      4,517       4,328      4,173       3,622      4,042
Income tax expense                      1,598      1,507       1,694      1,683       1,672      1,584       1,173      1,569
-----------------------------------------------------------------------------------------------------------------------------
           Net income                 $ 2,679    $ 2,695     $ 2,706    $ 2,384     $ 2,656    $ 2,589     $ 2,449    $ 2,473
=============================================================================================================================
Earnings per share (in dollars):(1)
        Basic                         $  0.77    $  0.76     $  0.76    $  0.80     $  0.75    $  0.74     $  0.69    $  0.70
        Diluted                          0.74       0.73        0.73       0.77        0.72       0.70        0.67       0.68
-----------------------------------------------------------------------------------------------------------------------------
Weighted average common
        shares outstanding:(1)
        Basic                           3,487      3,548       3,546      3,535       3,521      3,520       3,529      3,530
        Diluted                         3,610      3,692       3,709      3,697       3,683      3,671       3,653      3,647
=============================================================================================================================

(1)  Computation of earnings per share is further described in Note 1.

MASSBANK CORP. AND SUBSIDIARIES STOCKHOLDER DATA

YEARS ENDED DECEMBER 31, 1998 AND 1997


MASSBANK Corp.'s common stock is currently traded on the Nasdaq Stock Market under the symbol "MASB." At December 31, 1998 there were 3,499,110 shares outstanding and 925 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or "street" name.

The following table includes the quarterly ranges of high and low sales prices for the common stock, as reported by Nasdaq, and dividends declared per share for the periods indicated.

------------------------------------------------------------------------
                                      PRICE PER SHARE(1)         CASH
                                   ---------------------       DIVIDENDS
                                    HIGH            LOW        DECLARED
------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                     1998
------------------------------------------------------------------------
Fourth Quarter                     40 1/2         29 1/2        $  0.27
Third Quarter                      50 3/4         38 3/4           0.25
Second Quarter                     54 1/4         47 1/2           0.25
First Quarter                      51 1/4         43 3/4           0.25
------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                     1997
------------------------------------------------------------------------
Fourth Quarter                     48 1/4         41            $  0.24
Third Quarter                      47 1/2         35 5/8           0.24
Second Quarter                     35 13/16       29 29/32       0.2025
First Quarter                      31 7/8         28 1/8         0.2025
------------------------------------------------------------------------

(1) Stock prices have been adjusted to reflect the 4-for-3 split of the Company's common stock effective September 15, 1997.

MASSBANK BRANCH OFFICES d/b/a


MASSBANK of Reading*                              MASSBANK of Melrose

123 Haven Street                                  476 Main Street
Reading, MA 01867                                 Melrose, MA 02176
(781) 942-8188                                    (781) 662-0100
(978) 446-9200
                                                  27 Melrose Street
MASSBANK of Chelmsford                            Towers Plaza
                                                  Melrose, MA 02176
296 Chelmsford Street                             (781) 662-0165
Eastgate Plaza
Chelmsford, MA 01824                              MASSBANK of Stoneham
(978) 256-3751
                                                  240 Main Street
17 North Road                                     Stoneham, MA 02180
Chelmsford, MA 01824                              (781) 662-0177
(978) 256-3733
                                                  MASSBANK of Tewksbury
MASSBANK of Dracut
                                                  1800 Main Street
45 Broadway Road                                  Tewksbury, MA 01876
Dracut, MA 01826                                  (978) 851-0300
(978) 441-0040
                                                  MASSBANK of Westford
MASSBANK of Everett
                                                  203 Littleton Road
738 Broadway                                      Westford, MA 01886
Everett, MA 02149                                 (978) 692-3467
(617) 387-5115
                                                  MASSBANK of Wilmington
MASSBANK of Lowell
                                                  370 Main Street
50 Central Street                                 Wilmington, MA 01887
Lowell, MA 01852                                  (978) 658-4000
(978) 446-9200
                                                  219 Lowell Street
755 Lakeview Avenue                               Lucci's Plaza
Lowell, MA 01850                                  Wilmington, MA 01887
(978) 446-9216                                    (978) 658-5775

MASSBANK of Medford

4110 Mystic Valley Parkway
Wellington Circle Plaza
Medford, MA 02155
(781) 395-4899



* Main Office

CORPORATE INFORMATION


MASSBANK CORP.                          Form 10-K                               Independent Auditors

123 Haven Street                        Shareholders may obtain without         KPMG Peat Marwick LLP
Reading, MA 01867                       charge a copy of the Company's 1998     99 High Street
(781) 662-0100                          Form 10-K. Written requests             Boston, MA 02110
(978) 446-9200                          should be addressed to:
FAX (781) 942-1022                      Shareholder Services                    Legal Counsel
                                        Massbank Corp.
Savings and Mortgage                    159 Haven Street                        Goodwin, Procter & Hoar
24-Hour-Rate Lines                      Reading, MA 01867                       Exchange Place
(781) 662-0154                                                                  Boston, MA 02109
(978) 446-9285                          Dividend Reinvestment and
                                        Stock Purchase Plan                     Reports on Effectiveness
Notice of Shareholders' Meeting                                                 of Internal Control Structure
                                        Shareholders may obtain a brochure      Over Financial Reporting
The Annual Meeting of the               containing a detailed description
Shareholders of Massbank Corp.          of the plan by writing to:              Shareholders may obtain without
will be held at 10:00                   Shareholder Services                    charge a copy of Management's and
A.M. on Tuesday,                        Massbank Corp.                          the Independent Auditors' 1998
April 20, 1999 at the                   159 Haven Street                        Reports on the Effectiveness of
Tara Ferncroft Conference Center        Reading, MA 01867                       the Company's Internal Control
50 Ferncroft Road                                                               Structure Over Financial Reporting.
Danvers, MA 01923                       Transfer Agent                          Written requests should be addressed to:
                                                                                Shareholder Services
Trademark                               EquiServe                               Massbank Corp.
                                        Boston EquiServe Division               159 Haven Street
MASSBANK and its logo are               Shareholder Services                    Reading, MA 01867
registered trademarks of                P.O. Box 644
the Company                             Boston, MA 02102-0644


OFFICERS AND DIRECTORS
MASSBANK CORP.


OFFICERS                            BOARD OF DIRECTORS                        *Robert S. Cummings
                                                                               Senior Partner, Peabody and Brown
Gerard H. Brandi                    Samuel Altschuler
Chairman, President and             Executive Vice President                   Louise A. Hickey
Chief Executive Officer             and Director,                              Retired, Melrose-Wakefield Hospital
                                    Sanmina Corp.
Reginald E. Cormier                                                            Leonard Lapidus
Vice President, Treasurer and      *Mathias B. Bedell                          United States Government Official
Chief Financial Officer             Retired, Bedell Brothers Insurance
                                    Agency, Inc.                              *Stephen E. Marshall
Robert S. Cummings                                                             President, C.H. Cleaves Insurance
Secretary                          *Gerard H. Brandi                           Agency, Inc.
                                    Chairman, President and
Donna H. West                       Chief Executive Officer,                  +Arthur W. McPherson
Assistant Secretary                 MASSBANK Corp.                             Certified Financial Planner

                                    Allan S. Bufferd                           Nancy L. Pettinelli
                                    Treasurer,                                 Executive Director,
                                    Massachusetts Institute of Technology      Visiting Nurse Association

                                   +Peter W. Carr                            +*Herbert G. Schurian
                                    Retired, Guilford Transportation           Certified Public Accountant
                                    Industries
                                                                              *Dr. Donald B. Stackhouse
                                    Alexander S. Costello                      Dentist
                                    Editorial Page Editor,
                                    Lowell Sun Publishing Co., Inc.           *Member, Executive Committee
                                                                              +Member, Audit Committee

OFFICERS AND DIRECTORS

MASSBANK

OFFICERS

Gerard H. Brandi                   Gregory W. Bowe               Ana M. Foster                 Alice B. Sweeney
Chairman, President and            Assistant Vice President      Compliance and                Assistant Comptroller
Chief Executive Officer                                          Security Officer
                                   Ernest G. Campbell, Jr.                                     Richard A. Tatarczuk
Donald R. Washburn                 Collections Officer           Gerard F. Frechette           Assistant Vice President
Senior Vice President, Lending                                   Loan Officer                  and Comptroller
                                   Marianne J. Carpenter
Donna H. West                      Assistant Treasurer           Rachael E. Garneau            Francis J. Walsh
Senior Vice President,                                           Assistant Treasurer           Operations Officer
Community Banking                  Charles F. Coupe
                                   Information Officer           Margo E. Higgins              Margaret E. White
Reginald E. Cormier                                              Assistant Vice President      Assistant Treasurer
Vice President, Treasurer          Janet L. Daniels              and Human Resources Officer
and Chief Financial Officer        Assistant Vice President                                    Patricia A. Witts
                                   Aunali Dohadwala              Brian W. Hurley               Assistant Treasurer
David F. Carroll                   Auditor                       Assistant Vice President
Vice President, Operations                                                                     Michael J. Woods
                                   Karen J. Downs                Kenneth A. Masson             Assistant Vice President
Thomas J. Queeney                  Assistant Treasurer           Assistant Vice President
Vice President and                                                                             BOARD OF DIRECTORS AND
Senior Trust Officer               Karen L. Flammia              Mindy S. Peloquin             EXECUTIVE COMMITTEE
                                   Assistant Vice President      Assistant Treasurer
Marilyn H. Abbott                                                                              Mathias B. Bedell
Assistant Treasurer                Melissa J. Flanagan           Renald A. Robillard           Gerard H. Brandi, Chairman
                                   Assistant Treasurer           Assistant Treasurer           Robert S. Cummings, Clerk
Andrea S. Bradford                                                                             Stephen E. Marshall
Assistant Vice President           Richard J. Flannigan          Lisa A. Sawyer                Herbert G. Schurian
                                   Vice President, Trust         Assistant Treasurer           Dr. Donald B. Stackhouse
                                                                                               Donna H. West




52