Form 10-K, Exhibit 13
period 1999-12-31
MASSBANK CORP
filed 2000-03-24
CIK 799166

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report. Certain amounts reported for prior years have been reclassified to conform to the 1999 presentation. The discussion contains certain forward-looking statements regarding the future performance of the Company. All forward-looking information is inherently uncertain and actual results may differ substantially from the assumptions, estimates, or expectations reflected or contained in the forward-looking information.

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

        The Company's earnings results are also affected by the provision for loan losses; non-interest income, such as fee-based revenues and net securities gains or losses; non-interest expense; and income taxes.

FINANCIAL CONDITION

The Company's total assets decreased $21.9 million, or 2.3%, to $924.7 million at December 31, 1999. The decline in total assets reflects a decrease in total investments of $45.6 million partially offset by an increase in total loans and other assets of $20.4 million and $3.3 million, respectively.

        The Bank's total loan portfolio at December 31, 1999, prior to the allowance for loan losses, amounted to $325.4 million compared with $305.0 million at December 31, 1998, an increase of $20.4 million or 6.7%. This increase resulted primarily from an increase in residential mortgage loans and commercial loans. MASSBANK benefited from the favorable mortgage interest rate environment during the first half of 1999; however, an increase in interest rates during the last half of the year significantly reduced the demand for mortgage refinancings. Total loan originations reached $82.4 million in 1999, compared with $105.2 million in 1998. This includes a $15.0 million commercial loan to a single borrower with AAA credit.

        Total investments consisting of investment securities and other short-term investments, including term federal funds sold and interest-bearing bank deposits, decreased $45.6 million from $624.1 million at December 31, 1998 to $578.5 million at year-end 1999. The decrease is mainly attributable to a decrease in short-term investments, term federal funds sold and trading securities of $36.8 million, $25.0 million and $24.8 million, respectively. These were partially offset by an increase in longer term investments. The primary components of the Bank's investment securities portfolio, U.S. Treasury securities, U.S. Government agency securities, and mortgage-backed securities increased by $22.6 million, $7.0 million and $9.8 million, respectively, during 1999. Other investments increased by $1.6 million in 1999.

        The decrease in total investments also reflects a decrease in net unrealized gains on the Bank's securities available for sale from $19.8 million at December 31, 1998 to $3.7 million at December 31, 1999. The decrease in market value of the Bank's investment securities available for sale portfolio is primarily due to an upward movement in market interest rates and the resulting downward movement in debt securities prices by year-end 1999.

        The change in the market value of the Bank's available for sale securities also had the effect of decreasing stockholders' equity by $9.7 million in 1999. The net unrealized gains on securities available for sale, net of tax effect, reported as part of stockholders' equity totaled $2.0 million at year-end 1999, down from $11.7 million at December 31, 1998. Also contributing to the decrease in stockholders' equity was the payment of $3.8 million in dividends to stockholders and the cost of additional shares of treasury stock repurchased during the year in the amount of $7.6 million. These were partially offset by the Company's record net income of $11.3 million in 1999 and the issuance of common stock under the Company's stock option plan. Total stockholders' equity was $101.5 million at December 31, 1999 representing a book value per share of $30.65 compared to $110.5 million at year-end 1998 representing a book value $31.58 per share.

        Deposit accounts of all types have traditionally been the primary source of funds for the Bank's lending and investment activities. The Bank's deposit flows are influenced by prevailing interest rates, competition, and other market conditions. The Bank's management attempts to manage its deposits through selective pricing and marketing. Total deposits decreased $6.0 million during 1999 to $818.0 million at December 31, 1999, from $824.0 million at year-end 1998. This modest decrease was due in part to the strong performance of certain sectors of the equity securities market which made it more difficult to attract new deposits and some deposit outflow resulting from customer concerns about the Year 2000 ("Y2K").

ASSET QUALITY

Asset quality continued to improve during 1999. Nonaccrual loans, generally those loans which are 90 days or more delinquent, decreased to $0.8 million at December 31, 1999, from $1.0 million at December 31, 1998. The bank's provision for loan losses, which amounted to $193 thousand in 1998, decreased by $53 thousand to $140 thousand in 1999. Loan charge-offs, net of recoveries, amounted to $35 thousand in 1999, down from $77 thousand in 1998, which continued the trend of recent years.

        The Bank continued to add to its allowance for loan losses in 1999 due to the continued growth of its loan portfolio. The bank's allowance for loan losses at December 31, 1999 totaled approximately $2.6 million, representing 321% of nonaccrual loans and 0.79% of total loans. The bank believes that its allowance for loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions. Real estate acquired through foreclosure totaled only $62 thousand at year-end 1999.

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS 1999 AND 1998

MASSBANK Corp. reported consolidated net income of $11.3 million or $3.35 in basic earnings per share in 1999 compared to net income of $10.9 million or $3.09 in basic earnings per share in 1998. This was the seventh consecutive year of record net income for the Company. Diluted earnings per share for 1999 increased 9.4% to $3.25 from $2.97 in 1998.

        In 1999, the Company's return on average assets rose to a new high of 1.20% from 1.17% in the prior year. Return on average realized equity also increased, from 11.08% in 1998 to 11.35% in 1999.

        Increases in both net income and earnings per share in 1999 compared to 1998 primarily reflect an increase in securities gains of $1.1 million, a decrease in the provision for loan losses of $53 thousand and the Company's lower effective income tax rate. These improvements were partially offset by a decrease of $512 thousand in net interest income, a decrease of $168 thousand in non-interest income (exclusive of securities gains) and an increase in non-interest expense of $51 thousand. Additionally, the earnings per share increase in 1999 was positively affected by the reduced number of average common shares outstanding as a result of the Company's purchase of 210,967 shares of its common stock, during 1999, pursuant to its stock repurchase program.

NET INTEREST INCOME

Net interest income on a fully taxable equivalent ("FTE") basis totaled $25.1 million for 1999 and $25.7 million for 1998. This decrease was principally attributable to a decline in net interest margin, partially offset by the positive effect of average earning asset growth. The net interest margin for 1999 was 2.72%, a decline from 2.81% reported in 1998. The Company's average earning assets increased $9.8 million to $922.7 million in 1999, from $912.9 million in 1998.

        The tables on pages 23 and 24 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have effected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume and (2) changes in interest rates.

INTEREST AND DIVIDEND INCOME

Interest and dividend income on a fully taxable equivalent basis totaled $58.3 million for the year ended December 31, 1999, compared to $60.0 million for the year ended December 31, 1998. The yield on average earning assets was 6.32% in 1999, down from 6.56% in the prior year. The average total earning assets of the Company increased to $922.7 million in 1999, up $9.8 million from $912.9 million in 1998.

        As shown in the rate/volume analysis table on page 24, the decline in yield on average earning assets resulted in a decrease in interest and dividend income in 1999 of $2.6 million from 1998. Conversely, the total effect of higher average earning assets on interest and dividend income in 1999 was a $942 thousand increase over 1998, resulting in a net decrease in total interest and dividend income of $1.6 million from 1998.

INTEREST EXPENSE

Total interest expense decreased $1.1 million or 3.3% to $33.2 million for the year ended December 31, 1999 from $34.3 million for the year ended December 31, 1998. This decrease is due to a decline in the Company's average cost of funds from 4.23% in 1998 to 4.02% in 1999, partially offset by the higher interest expense resulting from an increase in the Company's average total deposits, from $811.6 million in 1998 to $826.7 million in 1999.

        The Company's lower cost of funds in 1999 was the result of changes in market interest rates and certain pricing strategies which the bank implemented during the year.

        As shown in the rate/volume analysis table on page 24, the effect on total interest expense from changes in interest-bearing deposit rates was a $1.6 million decrease from 1998. Conversely, the total effect of higher average total deposits on interest expense in 1999 was a $516 thousand increase over 1998, resulting in a net decrease in total interest expense of $1.1 million from 1998.

PROVISION FOR LOAN LOSSES

The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. The provision for loan losses in 1999 was $140 thousand compared to $193 thousand in 1998. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. In making its decision, management considers a number of factors, including the risk characteristics of the loan portfolio, underlying collateral, current and anticipated economic conditions, and trends in loan delinquencies and charge-offs. At December 31, 1999, the allowance for loan losses was $2.6 million representing 321% of nonaccrual loans. The Banks nonaccrual loans totaled $0.8 million at December 31, 1999 down from $1.0 million a year earlier. Net charge-offs also declined to $35 thousand in 1999 from $77 thousand in the prior year. Management believes that the allowance for loan losses as of year-end 1999 is adequate to cover the risks inherent in the loan portfolio under current conditions.

NON-INTEREST INCOME

Non-interest income consists of gains or losses on securities, deposit account service fees and other non-interest income.

        Non-interest income increased to $5.6 million for the year ended December 31, 1999, from $4.6 million for the year ended December 31, 1998. This improvement is due to an increase in securities gains in 1999 compared to 1998.

        Net securities gains totaled $4.0 million in 1999 compared to $2.9 million in the prior year. This increase is primarily attributable to the favorable performance of the Company's equity securities portfolio which has produced strong returns over the past five years. Management believes the equity markets will return to levels which represent more closely the historical norms than has recently been the case, and does not anticipate the trend of recent years gains to continue.

        All other non-interest income combined decreased $168 thousand to $1.5 million in 1999 from $1.7 million in the prior year, due to a decrease in deposit account service fees and other non-interest income of $87 thousand and $81 thousand, respectively.

NON-INTEREST EXPENSE

Non-interest expense totaled $12.6 million for 1999, compared with $12.5 million in 1998. Expenses increased by only $51 thousand in 1999, due to the Company's cost containment efforts and the reasons summarized below:

        Salaries and employee benefits expenses increased by only $10 thousand to $7.4 million in 1999 compared to 1998. Annual merit increases and the slightly higher costs of employee benefits were partly offset by staff reductions and a decrease of $96 thousand in the Company's Employee Stock Ownership Plan ("ESOP") expense. The ESOP expense is tied closely to the average market price of the Company's common stock which declined during 1999. Also contributing to the slight increase in salaries and employee benefits expenses was a decrease of $41 thousand in loan origination related salary expenses being deferred (and amortized over the life of the loans) due to a decrease in residential lending activity in 1999 compared to 1998.

        Occupancy and equipment expense increased by 4.2% or $87 thousand to $2.1 million in 1999. This increase reflects higher depreciation expense due to the building and leasehold improvements completed in 1998 and 1999, and an increase in real estate tax expense in 1999, due partly to the larger dollar amount of real estate tax abatements received in 1998 compared to 1999.

        All other non-interest expenses combined consisting of data processing, professional services, advertising and marketing, amortization of intangibles, deposit insurance, contributions and other expenses remained relatively flat, decreasing $46 thousand in 1999 compared to 1998.

        The bank's efficiency ratio, which measures how much it costs to generate one dollar of revenue, continued its steady improvement of the past several years, reaching 40.9% in 1999.

INCOME TAX EXPENSE

The Company recorded income tax expense of $6.5 million in 1999, an increase of $65 thousand when compared to the prior year. The increase in income tax expense is due primarily to higher pretax earnings partially offset by a slight reduction in the Company's effective income tax rate. The effective income tax rate for the year ended December 31, 1999 was 36.66%, down from 37.26% in the prior year. The decrease in the Company's effective income tax rate in 1999 is due, in part, to the scheduled reduction in the Bank's statutory state excise tax rate from 10.91% in 1998 to 10.50% in 1999; and to the increased investment income generated by the Bank's two security corporation subsidiaries which are taxed at a lower rate than the Bank for state income tax purposes.

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

NET INTEREST INCOME

The Company's net interest income on a fully taxable equivalent ("FTE") basis was $25.7 million in 1998, a decrease of $0.5 million from the prior year. The decrease is the result of a lower net interest margin, due mainly to the flattening of the yield curve which was seen in 1998, partially offset by the positive effect of average earning asset growth. The Company's net interest margin was 2.81% in 1998, down from its prior year net interest margin of 2.93%. The Company's average earning assets increased $18.3 million or 2.0% to $912.9 million in 1998, from $894.6 million in 1997.

        The tables on pages 23 and 24 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have effected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume and (2) changes in interest rates.

INTEREST AND DIVIDEND INCOME

Interest and dividend income on a fully taxable equivalent basis was $60.0 million for the year ended December 31, 1998, compared to $60.9 million for the year ended December 31, 1997. The average total earning assets of the Company increased to $912.9 million in 1998, up $18.3 million from $894.6 million in 1997. As reflected in the table on page 23, the Company saw a decline in yield in all categories of earning assets this past year. This resulted in an overall decline in yield on total average earning assets of 25 basis points in 1998. The yield on average earning assets for the year ended December 31, 1998 was 6.56% compared to 6.81% in the prior year.

        As exhibited in the rate/volume analysis table on page 24, the total effect of lower market interest rates on interest income in 1998 was a $1.9 million decline from 1997. Conversely, the total effect of higher average earning assets on interest income in 1998 was a $1.0 million increase over 1997, resulting in a net decrease in total interest and dividend income of $899 thousand from 1997.

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

        As exhibited in the rate/volume analysis table on page 24, the effect on total interest expense from changes in interest-bearing deposit rates from a year ago was a $522 thousand decrease from 1997. Conversely, the total effect of higher average deposits on interest expense in 1998 was a $161 thousand increase over 1997, resulting in a net decrease in total interest expense of $361 thousand from 1997.

PROVISION FOR LOAN LOSSES

The provision for loan losses in 1998 was $193 thousand compared to $260 thousand in 1997. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. In making its decision, management considers a number of factors, including the risk characteristics of the loan portfolio, underlying collateral, current and anticipated economic conditions, and trends in loan delinquencies and charge-offs. At December 31, 1998, the allowance for loan losses was approximately $2.5 million representing 244.0% of nonaccrual loans. The Bank's nonaccrual loans totaled $1.0 million at December 31, 1998 compared to $1.8 million a year earlier. Net charge-offs totaled $77 thousand in 1998 compared to $268 thousand in 1997. Management believes that the allowance for loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions.

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

        Salaries and employee benefits decreased by $317 thousand or 4.1%, to $7.4 million in 1998, from $7.7 million in 1997. The decrease reflects a reduction of $311 thousand in Deferred Compensation Plan expenses which are tied to the Company's stock performance. The price of MASSBANK Corp. stock decreased by $8.50 or 17.8% in 1998, from $47.62 at December 31, 1997 to $39.12 at
December 31, 1998. Conversely, in 1997 the Company saw the price of its common stock increase by $19.03 or 66.6%. This significantly increased Deferred Compensation Plan expenses in 1997. Normal salary increases and higher employee benefit costs, in 1998, were partly offset by staff reductions and more loan origination related salary expenses (which are amortized over the life of the loans) being deferred due to increased residential lending activity in 1998.

        Occupancy and equipment expense decreased by $37 thousand to $2.1 million in 1998. This decrease reflects a reduction in utilities expenses and a drop in real estate tax expenses due to real estate tax abatements received in 1998.

        Data processing expenses increased by $72 thousand to $510 thousand in 1998, from $438 thousand in the previous year. 1997 expenses, however, reflect a reduction of $150 thousand due to a one-time credit the bank negotiated as part of its initial contract with a new service bureau. This temporary reduction in data processing expense was used, in part, to defray nonrecurring expenses the bank incurred in converting to the new service bureau.

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

INCOME TAX EXPENSE

The Company recorded income tax expense of $6.5 million in 1998 compared to $6.0 million in 1997. The increase in income tax expense is due primarily to higher pretax earnings and a slight increase in the Company's effective income tax rate. The effective income tax rate for the year ended December 31, 1998 was 37.3%, up from 37.1% in the prior year. The increase in the Company's effective income tax rate in 1998 was due to a non-recurring income tax benefit in the amount of $260 thousand the Company recorded in 1997 as a result of having donated appreciated securities to establish and endow a tax exempt private foundation. This reduced the effective income tax rate for 1997. In 1998, there were two factors which reduced the effective income tax rate for the year. The Company, in 1998, received a state tax refund, net of federal tax, of approximately $44 thousand due to the settlement of a state tax issue from prior years. It also changed its year-end for tax filing purposes from October 31 to December 31. This change, because of the bank tax reform legislation signed into law in 1995 which lowered the bank tax rate from 12.54% to 10.50% over five years, accelerated the scheduled reduction in the Bank's state excise tax rate by one full year from 11.32% to 10.91%. For years beginning after 1998, the rate is 10.50%.

LIQUIDITY AND CAPITAL RESOURCES

The Bank must maintain a sufficient level of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank's primary sources of funds are deposits, loan amortization and prepayments, sales or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in overnight federal funds sold, which can be immediately converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 1999, the Bank had $86.2 million or 9.3% of total assets and $158.6 million or 17.1% of total assets invested, respectively, in overnight federal funds sold and United States obligations.

        The Bank is a Federal Deposit Insurance Corporation insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier I capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMELS rating system) are required to maintain a minimum leverage ratio of Tier I capital to total average assets of at least 3.00%. An additional 100 to 200 basis points are required for all but these most highly rated institutions. The Bank is also required to maintain a minimum level of risk-based capital. Under the risk-based capital standards, FDIC insured institutions must maintain a Tier I capital to risk-weighted assets ratio of 4.00% and are generally expected to meet a minimum total qualifying capital to risk-weighted assets ratio of 8.00%. The risk-based capital guidelines take into consideration risk factors, as defined by the regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk-based capital ratios. Tier II capital components include supplemental capital components such as qualifying allowance for loan losses, qualifying subordinated debt and up to 45 percent of the pretax net unrealized holding gains on certain available for sale equity securities. Tier I capital plus the Tier II capital components are referred to as total qualifying capital.

        The capital ratios of the Bank and the Company currently exceed the minimum regulatory requirements. At December 31, 1999, the Bank had a leverage Tier I capital to average assets ratio of 10.48%, a Tier I capital to risk-weighted assets ratio of 30.93% and a total capital to risk-weighted assets ratio of 32.98%. The Company, on a consolidated basis, had ratios of leverage Tier I capital to average assets of 10.54%, Tier I capital to risk-weighted assets of 31.10% and total capital to risk-weighted assets of 33.15% at December 31, 1999.

YEAR 2000 ISSUE

The Company's effort to address the Year 2000 (Y2K) issue began in 1997 and culminated in a business as usual 1999 year-end and a smooth transition into the Year 2000. The Company did not experience any disruptions in its operating activities resulting from the date rollover to Year 2000. Additionally, management does not expect any Y2K issue to have a material adverse effect on the Company's operations or financial results.

        Since 1997, the Company has incurred total Y2K project related expenditures, excluding personnel costs, of approximately $295 thousand. Most of these expenditures were to replace or upgrade computer systems that were not believed to be Year 2000 compliant. Expenditures for 1999 totaled $242 thousand. Approximately $78 thousand of the current year's expenditures were expensed as incurred, while the cost of new hardware and software of approximately $164 thousand was capitalized and will be amortized over the hardware and software's useful life in accordance with the Company's standard accounting practices.

ASSET AND LIABILITY MANAGEMENT

The goal of asset/liability management is to ensure that liquidity, capital and market risk are prudently managed. Asset/liability management is governed by policies reviewed and approved annually by the Bank's Board of Directors (the "Board"). The Board establishes policy limits for long-term interest rate risk assumption and delegates responsibility for monitoring and measuring the Company's exposure to interest rate risk to the Asset/Liability Committee ("ALCO"). The ALCO which is comprised of members of the Company's Board of Directors, members of senior management and the bank's comptroller, generally meets three times a year to review the economic environment and the volume, mix and maturity of the Company's assets and liabilities.

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

        GAP analysis provides a static view of the maturity and repricing characteristics of the Company's balance sheet positions. The interest rate GAP is prepared by scheduling all interest-earning assets and interest-bearing liabilities according to scheduled or anticipated repricing or maturity. The GAP analysis identifies the difference between an institution's assets and liabilities that will react to a change in market rates. GAP analysis theory postulates that if the GAP is positive and rates increase, the institution's net interest spread will increase as more assets than liabilities react to the rate change. If the GAP is negative, more liabilities than assets will react to a change in market rates. If rates rise, the institution's net interest spread will fall as more liabilities react to market rates than assets.

        In contrast, however, the Company's one-year GAP position in recent years has been negative and its net interest spread has moved in the same direction as the change in market rates rather than in the opposite direction as GAP analysis theory postulates. One of the more significant reasons for this is the fact that a GAP presentation does not reflect the degrees to which interest earning assets and deposit costs respond to changes in market interest rates. The rates on all financial instruments do not always move by the same amount as the general change in market rates. In addition, the Company has elected, in recent years, either not to raise rates or to raise rates by a modest amount on its savings and transaction-oriented accounts in response to an increase in market rates. It should be noted that for the above two reasons, among others, the Company's net interest spread has moved in the same direction as market interest rates in the past and may in the near future despite having a negative cumulative one-year GAP position.

        The Company's policy is to limit its one-year GAP position to 15.0% of total assets. The Company has historically managed its interest rate GAP primarily by lengthening or shortening the maturity structure of its securities portfolio, by continually modifying the composition of its securities portfolio and by selectively pricing and marketing its various deposit products.

        The following table summarizes the Company's GAP position at December 31, 1999. As of this date, the Company's one-year cumulative GAP position was negative $27.5 million, or approximately 3.0% of total assets. The cumulative GAP-asset ratio measures the direction and extent of imbalance between an institution's assets and liabilities repricing through the end of a particular period.

---------------------------------------------------------------------------------------------------------------------------------
                                                               INTEREST SENSITIVITY PERIODS
                                               3 MONTHS        3 TO 6       6 MONTHS        1 TO 5         OVER
(IN THOUSANDS)                                  OR LESS        MONTHS       TO 1 YEAR        YEARS        5 YEARS         TOTAL
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Loans                                          $  44,553     $  10,399      $  23,617      $ 131,641     $ 115,155      $ 325,363
Short-term investments:
   Federal funds sold                             86,211            --             --             --            --         86,211
   Investment in money market funds               24,717            --             --             --            --         24,717
Interest-bearing deposits in banks                 1,815           570            107          1,349            --          3,841
Securities held to maturity                           --            --             --            230            --            230
Securities available for sale                     49,561        21,207         54,527        229,416       102,791        457,502
Trading securities                                 6,042            --             --             --            --          6,042
---------------------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets             $ 212,899     $  32,176      $  78,251      $ 362,636     $ 217,946      $ 903,908
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
Deposits                                       $ 199,888     $  85,219      $  65,708      $  91,804     $ 352,399      $ 795,018
---------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities        $ 199,888     $  85,219      $  65,708      $  91,804     $ 352,399      $ 795,018
---------------------------------------------------------------------------------------------------------------------------------
GAP for period                                 $  13,011     $ (53,043)     $  12,543      $ 270,832     $(134,453)     $ 108,890
Cumulative GAP - December 31, 1999             $  13,011     $ (40,032)     $ (27,489)     $ 243,343     $ 108,890
Cumulative GAP as a percent of total assets          1.4%         (4.3%)         (3.0%)         26.3%         11.8%
---------------------------------------------------------------------------------------------------------------------------------
Cumulative GAP - December 31, 1998             $  19,810     $ (21,045)     $ (21,579)     $ 257,318     $ 127,451
---------------------------------------------------------------------------------------------------------------------------------

The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values as of December 31, 1999.

                                                                   EXPECTED MATURITY DATE
                                                                    AT DECEMBER 31, 1999
--------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                    2000             2001             2002             2003
--------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVE ASSETS:
Fixed rate securities                          $ 101,305        $  75,627        $  67,566        $  54,412
   Average interest rate(1)                         6.44%            6.75%            6.75%            6.84%
Variable rate securities(2)                       28,565               --               --              --
   Average interest rate(1)                         3.15%              --               --              --
Fixed rate loans                                  35,177           29,722           26,506           25,727
   Average interest rate                            6.88%            6.86%            6.89%            6.88%
Variable rate loans                               21,322            5,597            5,130            4,500
   Average interest rate                            6.93%            7.49%            7.50%            7.54%
Other fixed rate assets                              677            1,145              204              --
   Average interest rate                            6.11%            5.09%            6.08%             --
Other variable rate assets(3)                    112,743               --               --              --
   Average interest rate                            4.27%              --               --              --
--------------------------------------------------------------------------------------------------------------
     Total interest sensitive assets           $ 299,789        $ 112,091        $  99,406        $  84,639
--------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVE LIABILITIES:
Savings and money market
     deposit accounts                          $  11,415        $   6,313        $   6,218        $   6,129
   Average interest rate                            3.28%            3.25%            3.25%            3.26%
Fixed rate certificates of deposit               230,133           58,496           11,333            1,146
   Average interest rate                            4.92%            5.19%            5.25%            5.09%
Variable rate certificates of deposit             35,997           26,031           27,931              106
   Average interest rate                            6.48%            6.53%            5.25%            6.70%
NOW accounts                                          --               --               --               --
   Average interest rate                              --               --               --               --
Escrow deposits of borrowers                       1,477               --               --               --
   Average interest rate                            0.25%              --               --               --
Deposit acquisition premium,
   net of amortization                              (230)            (230)             (27)              --
--------------------------------------------------------------------------------------------------------------
     Total interest sensitive liabilities      $ 278,792        $  90,610        $  45,455        $  7,381
--------------------------------------------------------------------------------------------------------------


                                                              EXPECTED MATURITY DATE
                                                               AT DECEMBER 31, 1999
                                                                                              FAIR VALUE
--------------------------------------------------------------------------------------------
(IN THOUSANDS)                                    2004        THEREAFTER         TOTAL        AT 12/31/99
---------------------------------------------------------------------------------------------------------
INTEREST SENSITIVE ASSETS:
Fixed rate securities                          $  29,170       $ 105,662       $ 433,742        $ 433,742
   Average interest rate(1)                         7.15%           7.20%           6.83%
Variable rate securities(2)                          --           1,467          30,032           30,032
   Average interest rate(1)                          --            6.61%           3.32%
Fixed rate loans                                  22,282         110,820         250,234          246,373
   Average interest rate                            6.90%           6.80%           6.85%
Variable rate loans                                4,067          34,515          75,131           74,772
   Average interest rate                            7.55%           7.80%           7.48%
Other fixed rate assets                              --              --           2,026            2,026
   Average interest rate                             --              --            5.53%
Other variable rate assets(3)                        --              --         112,743          112,743
   Average interest rate                             --              --            4.27%
---------------------------------------------------------------------------------------------------------
     Total interest sensitive assets           $  55,519       $ 252,464       $ 903,908        $ 899,688
---------------------------------------------------------------------------------------------------------
INTEREST SENSITIVE LIABILITIES:
Savings and money market
     deposit accounts                          $   6,048       $ 316,967       $ 353,090        $ 353,090
   Average interest rate                            3.26%           3.44%           3.42%
Fixed rate certificates of deposit                   872             443         302,423          302,065
   Average interest rate                            4.87%           5.12%           4.98%
Variable rate certificates of deposit                 28              --          90,093           90,093
   Average interest rate                            6.70%             --            6.56%
NOW accounts                                          --          48,422          48,422           48,422
   Average interest rate                              --            0.98%           0.98%
Escrow deposits of borrowers                          --              --           1,477            1,477
   Average interest rate                              --              --            0.25%
Deposit acquisition premium,
   net of amortization                                --              --            (487)              --
---------------------------------------------------------------------------------------------------------
     Total interest sensitive liabilities      $   6,948       $ 365,832       $ 795,018        $ 795,147
---------------------------------------------------------------------------------------------------------

(1) Securities rates presented are on a tax equivalent basis.

(2) Includes equity securities.

(3) Consists of overnight Federal funds sold, money market funds and interest-bearing deposits in banks.

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

OTHER MARKET RISKS

The Company's investment securities portfolio includes equity securities with a market value of approximately $21.5 million at December 31, 1999. The net unrealized gains on these securities totaled $8.6 million at year-end 1999. Movements in equity prices may effect the amount of securities gains or losses which the Company realizes from the sale of these securities and thus may have an impact on earnings.

AVERAGE BALANCE SHEETS

(IN THOUSANDS) YEARS ENDED DECEMBER 31,     1999                            1998                             1997
                                           INTEREST  AVERAGE              INTEREST   AVERAGE               INTEREST  AVERAGE
                                AVERAGE    INCOME/   YIELD/    AVERAGE    INCOME/    YIELD/      AVERAGE   INCOME/   YIELD/
                               BALANCE(4)  EXPENSE   RATE(4)  BALANCE(4)  EXPENSE    RATE(4)   BALANCE(4)  EXPENSE   RATE(4)
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Earning assets:
   Federal funds sold           $128,124   $  6,294   4.91%   $137,123    $  7,316    5.34%    $106,890    $ 5,840    5.46%
   Short-term investments(2)      22,600      1,105   4.89      26,792       1,440    5.37       26,369      1,459    5.53
   Investment securities         164,117      8,931   5.44     145,863       8,473    5.81      166,949     10,554    6.32
   Mortgage-backed securities    275,361     18,735   6.80     299,368      20,496    6.85      321,521     22,368    6.96
   Trading securities             10,760        495   4.60      16,460         819    4.98       12,741        735    5.77
   Mortgage loans(1)             292,172     20,516   7.02     264,898      19,413    7.33      235,587     17,704    7.51
   Other loans(1)                 29,516      2,256   7.64      22,375       2,021    9.03       24,584      2,224    9.05
---------------------------------------------------           ------------------------         -------------------
     Total earning assets        922,650     58,332   6.32%    912,879      59,978    6.56%     894,641     60,884    6.81%
-----------------------------------------------------------------------------------------------------------------------------
Allowance for
   loan losses                    (2,498)                       (2,375)                          (2,245)
-----------------------------------------------------------------------------------------------------------------------------
     Total earning assets
        less allowance for
        loan losses              920,152                       910,504                          892,396
Other assets                      19,923                        19,512                           18,956
-----------------------------------------------------------------------------------------------------------------------------
     Total assets               $940,075                      $930,016                         $911,352
-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Deposits:
   Demand and NOW               $ 74,933        504   0.67%   $ 70,159         554    0.79%    $ 65,895        536    0.81%
   Savings                       353,851     12,060   3.41     349,637      11,959    3.42      355,395     12,240    3.44
   Time certificates of
     deposit                     397,935     20,640   5.19     391,816      21,807    5.57      386,062     21,905    5.67
---------------------------------------------------           ------------------------         -------------------
     Total deposits              826,719     33,204   4.02%    811,612      34,320    4.23%     807,352     34,681    4.30%
-----------------------------------------------------------------------------------------------------------------------------
Other liabilities                  7,209                         9,776                            7,296
-----------------------------------------------------------------------------------------------------------------------------
     Total liabilities           833,928                       821,388                          814,648
-----------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:            106,147                       108,628                           96,704
     Total liabilities and
        stockholders' equity    $940,075                      $930,016                         $911,352
-----------------------------------------------------------------------------------------------------------------------------
Net interest income (tax-
   equivalent basis)                         25,128                         25,658                          26,203
Less adjustment of tax-
   exempt interest income                      (126)                          (144)                           (151)
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                        $ 25,002                       $ 25,514                         $26,052
-----------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                  2.30%                           2.33%                           2.51%
-----------------------------------------------------------------------------------------------------------------------------
Net interest margin(3)                                2.72%                           2.81%                           2.93%
-----------------------------------------------------------------------------------------------------------------------------

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

-----------------------------------------------------------------------------------------------------------------------------
                                                      1999 COMPARED TO 1998                    1998 COMPARED TO 1997
(IN THOUSANDS)                                         INCREASE (DECREASE)                      INCREASE (DECREASE)
YEARS ENDED DECEMBER 31,                                     DUE TO                                   DUE TO
                                                VOLUME         RATE          TOTAL       VOLUME          RATE         TOTAL
-----------------------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
   Federal funds sold                          $  (463)      $  (559)      $(1,022)      $ 1,616       $  (140)      $ 1,476
   Short-term investments                         (212)         (123)         (335)           23           (42)          (19)
   Investment securities                         1,000          (524)          476        (1,248)         (826)       (2,074)
   Trading securities                             (266)          (58)         (324)          194          (110)           84
   Mortgage-backed securities                   (1,634)         (127)       (1,761)       (1,521)         (351)       (1,872)
   Mortgage loans                                1,939          (836)        1,103         2,157          (448)        1,709
   Other loans                                     578          (343)          235          (200)           (3)         (203)
-----------------------------------------------------------------------------------------------------------------------------
       Total interest and dividend income          942        (2,570)       (1,628)        1,021        (1,920)         (899)
-----------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Deposits:
     Demand and NOW                                 36           (86)          (50)           34           (16)           18
     Savings                                       144           (43)          101          (197)          (84)         (281)
     Time certificates of deposit                  336        (1,503)       (1,167)          324          (422)          (98)
-----------------------------------------------------------------------------------------------------------------------------
       Total interest expense                      516        (1,632)       (1,116)          161          (522)         (361)
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                            $   426       $  (938)      $  (512)      $   860       $(1,398)      $  (538)
-----------------------------------------------------------------------------------------------------------------------------

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

RECENT ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes comprehensive accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair market value. Under this Statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company intends to adopt SFAS No. 133 as of January 1, 2001. The Statements are not expected to have a material effect on the Company's consolidated financial statements.

INDEPENDENT AUDITORS' REPORT

[KPMG LOGO]


The Board of Directors and Stockholders
MASSBANK Corp.:

                  We have audited the accompanying consolidated balance sheets of MASSBANK Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MASSBANK Corp. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

Boston, Massachusetts

                                                   KPMG LLP

January 11, 2000

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,                                                           1999               1998
------------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                                                 $  10,476         $   7,038
Short-term investments (Note 2)                                                                           110,928           147,776
------------------------------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                                                      121,404           154,814
------------------------------------------------------------------------------------------------------------------------------------
Term federal funds sold                                                                                        --            25,000
Interest-bearing deposits in banks                                                                          3,841             2,033
Securities held to maturity, at amortized cost
   (market value of $230 in 1999 and $354 in 1998) (Note 3)                                                   230               354
Securities available for sale, at market value
   (amortized cost of $453,844 in 1999 and $398,343 in 1998) (Note 3)                                     457,502           418,126
Trading securities, at market value (Note 4)                                                                6,042            30,793
Loans (Notes 5, 7 and 11):
   Mortgage loans                                                                                         288,580           283,654
   Other loans                                                                                             36,785            21,335
------------------------------------------------------------------------------------------------------------------------------------
     Total loans                                                                                          325,365           304,989
   Less: allowance for loan losses (Note 6)                                                                (2,555)           (2,450)
------------------------------------------------------------------------------------------------------------------------------------
     Net loans                                                                                            322,810           302,539
------------------------------------------------------------------------------------------------------------------------------------
Premises and equipment (Note 9)                                                                             4,127             4,320
Real estate acquired through foreclosure (Note 7)                                                              62                86
Accrued interest receivable                                                                                 5,045             5,058
Goodwill                                                                                                    1,288             1,387
Accrued income tax asset, net                                                                                 292                --
Other assets                                                                                                2,073             2,115
------------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                                       $ 924,716         $ 946,625
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits (Notes 10 and 11):
   Demand and NOW                                                                                       $  72,938         $  76,173
   Savings                                                                                                353,090           348,049
   Time certificates of deposit                                                                           392,516           400,524
   Deposit acquisition premium, net of amortization                                                          (487)             (715)
------------------------------------------------------------------------------------------------------------------------------------
     Total deposits                                                                                       818,057           824,031
Escrow deposits of borrowers                                                                                1,477             1,438
Employee stock ownership plan liability (Note 15)                                                             468               625
Accrued income taxes payable                                                                                   --               723
Deferred income taxes payable (Note 12)                                                                       199             6,761
Other liabilities                                                                                           3,036             2,558
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                                    823,237           836,136
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 8 and 9)                                                         --                --
Stockholders' equity (Notes 12, 14, 15 and 16):
   Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued                        --                --
   Common stock, par value $1.00 per share; 10,000,000 shares
      authorized, 7,407,432 and 7,384,332 shares issued, respectively                                       7,407             7,384
   Additional paid-in capital                                                                              60,591            60,003
   Retained earnings                                                                                       85,873            78,308
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          153,871           145,695
   Treasury stock at cost, 4,096,189 and 3,885,222 shares, respectively                                   (53,890)          (46,272)
   Accumulated other comprehensive income (Note 1)                                                          1,966            11,691
   Common stock acquired by ESOP (Note 15)                                                                   (468)             (625)
------------------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                                           101,479           110,489
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                                         $ 924,716         $ 946,625
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME


--------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31,                          1999             1998              1997
--------------------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
   Mortgage loans                                                               $20,516          $19,413           $17,704
   Other loans                                                                    2,256            2,021             2,224
   Securities available for sale:
     Mortgage-backed securities                                                  18,735           20,496            22,368
     Other securities                                                             8,790            8,310            10,385
   Trading securities                                                               495              819               735
   Federal funds sold                                                             6,294            7,316             5,840
   Other investments                                                              1,120            1,459             1,477
--------------------------------------------------------------------------------------------------------------------------
        Total interest and dividend income                                       58,206           59,834            60,733
--------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
   Deposits:
     NOW                                                                            504              554               536
     Savings                                                                     12,060           11,959            12,240
     Time certificates of deposit                                                20,640           21,807            21,905
--------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                   33,204           34,320            34,681
--------------------------------------------------------------------------------------------------------------------------
        Net interest income                                                      25,002           25,514            26,052
PROVISION FOR LOAN LOSSES (Note 6)                                                  140              193               260
--------------------------------------------------------------------------------------------------------------------------
        Net interest income after provision for loan losses                      24,862           25,321            25,792
--------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
   Deposit account service fees                                                     724              811               924
   Gains on securities, net                                                       4,033            2,893             1,939
   Other                                                                            805               886              935
--------------------------------------------------------------------------------------------------------------------------
        Total non-interest income                                                 5,562            4,590             3,798
--------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
   Salaries and employee benefits                                                 7,436            7,426             7,743
   Occupancy and equipment                                                        2,146            2,059             2,096
   Data processing                                                                  486              510               438
   Professional services                                                            481              461               407
   Merger and acquisition related expense                                           --               --                156
   Advertising and marketing                                                        198              171               187
   Amortization of intangibles                                                      327              302               251
   Deposit insurance                                                                114              116               116
   Contributions                                                                     21               14               664
   Other                                                                          1,357            1,456             1,367
--------------------------------------------------------------------------------------------------------------------------
        Total non-interest expense                                               12,566           12,515            13,425
--------------------------------------------------------------------------------------------------------------------------
        Income before income taxes                                               17,858           17,396            16,165
INCOME TAX EXPENSE (Note 12)                                                      6,547            6,482             5,998
--------------------------------------------------------------------------------------------------------------------------
        Net income                                                              $11,311          $10,914           $10,167
--------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
   Basic                                                                      3,374,623        3,528,817         3,524,657
   Diluted                                                                    3,478,944        3,676,642         3,663,310
EARNINGS PER SHARE (in dollars):
   Basic                                                                      $    3.35          $  3.09           $  2.88
   Diluted                                                                         3.25             2.97              2.77
--------------------------------------------------------------------------------------------------------------------------




See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


--------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                         1999               1998               1997
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                               $ 11,311           $ 10,914           $ 10,167
   Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization                                               993                928                853
     Loan interest capitalized                                                   (58)               (88)               --
     Amortization of ESOP shares committed to be released                        163                243                184
     Charitable contribution of appreciated securities                           --                 --                 622
     Decrease in accrued interest receivable                                      13                337                464
     Increase (decrease) in other liabilities                                    478               (734)                56
     (Decrease) increase in current income taxes payable                      (1,015)              (517)               435
     Accretion of discounts on securities, net of
        amortization of premiums                                                (961)            (1,152)            (1,178)
     Net trading securities activity                                          25,174             (8,671)           (16,480)
     Gains on securities available for sale                                   (3,954)            (2,798)            (1,831)
     Gains on trading securities                                                 (79)               (95)              (108)
     (Decrease) increase in deferred mortgage loan origination fees,
        net of amortization                                                       (3)               231                168
     Deferred income tax (benefit) expense                                      (161)               146               (372)
     (Increase) decrease in other assets                                        (327)                85                553
     Loans originated for sale                                                   --                (129)              (770)
     Loans sold                                                                  --                 129                770
     Provision for loan losses                                                   140                193                260
     Provisions for losses and writedowns on real estate acquired
        through foreclosure                                                      --                 --                 (21)
     Gains on sales of real estate acquired through foreclosure                  --                  (5)               (34)
     Gains on sales of premises and equipment                                     (2)               --                  (1)
     Increase (decrease) in escrow deposits of borrowers                          39                (64)               231
--------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) operating activities                   31,751             (1,047)            (6,032)
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash and cash equivalents for acquisitions                                    --                 --              (2,874)
   Purchases of term federal funds                                               --             (35,000)           (30,000)
   Proceeds from maturities of term federal funds                             25,000             30,000             20,000
   Increase in interest-bearing bank deposits                                 (3,117)              (766)            (1,649)
   Proceeds from maturities of interest-bearing bank deposits                  1,309                816              1,240
   Proceeds from sales of investment securities available for sale            72,582             26,580             42,741
   Proceeds from maturities of investment securities held to maturity
     and available for sale                                                   65,800             43,650             59,000
   Purchases of investment securities available for sale                    (169,020)           (59,291)           (63,696)
   Purchases of investment securities held to maturity                           --                 --                (230)
   Purchases of mortgage-backed securities                                   (88,397)           (10,043)           (63,661)
   Principal repayments of mortgage-backed securities                         68,430             70,203             42,246
   Principal repayments of securities held to maturity                            44                 18                 18
   Principal repayments of securities available for sale                         124                  4                 85
   Loans originated                                                          (82,415)          (105,103)           (57,787)
   Loan principal payments received                                           62,254             71,687             48,560
   Loans purchased                                                              (345)               --                (201)
   Purchases of premises and equipment                                          (376)              (508)              (491)
   Proceeds from sale of premises and equipment                                    2                --                   9
   Proceeds from sale of real estate acquired through foreclosure                 86                316                964
   Net advances on real estate acquired through foreclosure                       (4)               (20)               (30)
--------------------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by investing activities                     (48,043)            32,543             (5,756)
--------------------------------------------------------------------------------------------------------------------------

(Continued)

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

--------------------------------------------------------------------------------------------------------------------------
(In thousands) Years ended December 31,                                         1999               1998               1997
--------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net (decrease) increase in deposits                                        (6,202)            13,978             (8,523)
   Payments to acquire treasury stock                                         (7,618)            (4,703)            (1,665)
   Issuance of common stock under stock option plan                              351                741                466
   Tax benefit resulting from stock options exercised                             97                329                260
   Cash dividends paid on common stock                                        (3,759)            (3,605)            (3,124)
   Tax benefit resulting from dividends paid on unallocated shares
     held by the ESOP                                                             13                 15                 15
--------------------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by financing activities                     (17,118)             6,755            (12,571)
--------------------------------------------------------------------------------------------------------------------------
     Net (decrease) increase in cash and cash equivalents                    (33,410)            38,251            (24,359)
Cash and cash equivalents at beginning of year                               154,814            116,563            140,922
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                    $121,404           $154,814           $116,563
--------------------------------------------------------------------------------------------------------------------------
Supplemental cash flow disclosures:
Cash transactions:
   Cash paid during the year for interest                                    $33,204            $34,319            $34,671
   Cash paid during the year for taxes, net of refunds                         7,617              6,185              5,237
   Purchases of securities executed but not settled at beginning of
   year which settled during the year                                            129                 32                --
   Sales of securities executed but not settled at beginning
   of year which settled during the year                                         583                --                 --
Non-cash transactions:
   SFAS 115:
     (Decrease) increase in stockholders' equity                              (9,725)             2,620              5,070
     (Decrease) increase in deferred tax liabilities                          (6,401)             1,688              3,510
     Securities reclassified from available for sale to trading                  --               1,111                --
   Transfers from loans to real estate acquired through foreclosure               58                377                376
   Transfers from loans to other assets                                          --                  56                --
   Transfers from premises and equipment to other assets                         --                   9                --
   Purchases of securities executed but not settled as of year-end               117                129                 32
   Sales of securities executed but not settled as of year-end                   202                583                --
   Cost of donated securities                                                    --                 --                   2
--------------------------------------------------------------------------------------------------------------------------
In connection with the acquisition of Glendale Co-operative Bank in July,
 1997, assets acquired and liabilities assumed  were as follows:

   Assets acquired                                                               --                 --            $ 31,561
   Goodwill                                                                      --                 --               1,530
   Liabilities assumed                                                           --                 --              30,217
--------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


--------------------------------------------------------------------------------------------------------------------------
(In thousands except share data) Years ended December 31, 1999, 1998 and 1997
--------------------------------------------------------------------------------------------------------------------------
                                                                                       Accumulated      Common
                                                Additional                                   other       stock
                                      Common       paid-in     Retained     Treasury comprehensive    acquired
                                       stock       capital     earnings        stock        income     by ESOP       Total

--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996          $5,476       $57,858      $65,756     $(39,904)      $4,001       $ (937)  $  92,250
   Net Income                            --            --        10,167          --           --           --       10,167
   Other comprehensive income,
     net of tax: Unrealized
     gains on securities, net of
     reclassification adjustment
     (Note 1)                            --            --           --           --         5,070          --        5,070
   Comprehensive income                  --            --           --           --           --           --       15,237
   Cash dividends declared
     ($0.885 per share)                  --            --        (3,124)         --           --           --       (3,124)
   Tax benefit resulting from
     dividends paid on unallocated
          shares held by the ESOP        --            --            15          --           --           --           15
   Net decrease in liability to ESOP     --            --           --           --           --           156         156
   Amortization of ESOP shares
     committed to be released            --            184          --           --           --           --          184
   Purchase of treasury stock            --            --           --        (1,665)         --           --       (1,665)
   Exercise of stock options and
     related tax benefits                 31           695          --           --           --           --          726
   Transfer resulting from
      four-for-three stock split       1,830           --        (1,830)         --           --           --          --
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997           7,337        58,737       70,984      (41,569)       9,071         (781)    103,779
   Net Income                            --            --        10,914          --           --           --       10,914
   Other comprehensive income,
     net of tax: Unrealized gains on
     securities, net of
     reclassification adjustment
     (Note 1)                            --            --           --           --         2,620          --        2,620
   Comprehensive income                  --            --           --           --           --           --       13,534
   Cash dividends declared
     ($1.02 per share)                   --            --        (3,605)         --           --           --       (3,605)
   Tax benefit resulting from
     dividends paid on unallocated
     shares held by the ESOP             --            --           15          --           --           --           15
   Net decrease in liability to ESOP     --            --           --           --           --           156         156
   Amortization of ESOP shares
     committed to be released            --            243          --           --           --           --          243
   Purchase of treasury stock            --            --           --        (4,703)         --           --       (4,703)
   Exercise of stock options and
     related tax benefits                47          1,023          --           --           --           --        1,070
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998           7,384        60,003       78,308      (46,272)      11,691         (625)    110,489
   Net Income                             --            --       11,311          --           --           --       11,311
   Other comprehensive loss,
          net of tax:
     Unrealized (losses) on
       securities, net of
     reclassification adjustment
              (Note 1)                    --           --           --           --        (9,725)         --       (9,725)
   Comprehensive income                   --            --           --           --           --           --        1,586
   Cash dividends declared
     ($1.11 per share)                    --            --        (3,759)         --           --           --       (3,759)
   Tax benefit resulting from
     dividends paid on unallocated
     shares held by the ESOP              --         --            13          --           --           --           13
   Net decrease in liability to ESOP      --            --           --           --           --           157         157
   Amortization of ESOP shares
     committed to be released             --            163          --           --           --           --          163
   Purchase of treasury stock             --            --           --        (7,618)         --           --       (7,618)
   Exercise of stock options and
     related tax benefits                 23           425          --           --           --           --          448
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999          $7,407       $60,591      $85,873     $(53,890)      $1,966        $(468)   $101,479
--------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

  Massbank Corp. and Subsidiaries

   Notes to Consolidated Financial Statements
   Years ended December 31, 1999, 1998 and 1997

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

   Investments in Debt and Equity Securities

   Under its investment policy, management determines the appropriate classification of securities at the time of purchase. Those debt securities that the Company has the intent and the ability to hold to maturity are classified as securities held to maturity and are carried at amortized historical cost. Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market conditions, interest rates, changes in prepayment risk, the need to increase regulatory capital and other factors. The Company records investment securities available for sale at aggregate market value with the net unrealized holding gains or losses reported, net of tax effect, as a separate component of stockholders' equity until realized. As of December 31, 1999, stockholders' equity included approximately $2.0 million, representing the net unrealized gains on securities available for sale, less applicable income taxes. Investments classified as trading securities are stated at market value with unrealized gains and losses included in earnings.

           Income on debt securities is accrued and included in interest and dividend income. The specific identification method is used to determine realized gains or losses on sales of securities available for sale which are also reported in non-interest income under the caption "gains on securities." When a security suffers a loss in value which is considered other than temporary, such loss is recognized by a charge to earnings.

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

   Allowance for Loan Losses

   The Company maintains an allowance for probable losses that are inherent in the Company's loan portfolio. The allowance for loan losses is increased by provisions charged to operations based on management's assessment of many factors including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions that may affect the borrower's ability to pay, and trends in loan delinquencies and charge-offs. Realized losses, net of recoveries, are charged directly to the allowance. While management uses the information available in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

   Premises and Equipment

   Land is carried at cost. Premises, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization computed primarily by use of the straight-line method over the estimated useful lives of the related assets or terms of the related leases.

   Real Estate Acquired through Foreclosure

   Real estate acquired through foreclosure is comprised of foreclosed properties where the Bank has actually received title and loans determined to be substantially repossessed. Real estate loans that are substantially repossessed include only those loans for which the Bank has taken possession of the collateral but has not completed legal foreclosure proceedings. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. Real estate acquired through foreclosure is recorded at the lower of the carrying value of the loan or the fair value of the property constructively or actually received, less estimated costs to sell the property following foreclosure. Operating expenses and any subsequent provisions to reduce the carrying value to fair value are charged to current period earnings. Gains or losses upon disposition are reflected in earnings as realized.

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

      Earnings Per Common Share

           Basic EPS excludes the dilutive effect of common stock equivalents. Diluted EPS is computed pursuant to APB Opinion No. 15 for all entities with complex capital structures.

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

           As a regulated financial institution, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. At December 31, 1999 vault cash and/or deposits with the Federal Reserve Bank of Boston included in "Cash and Due from Banks," rose to $7.4 million, temporarily exceeding reserve requirements. The increase was due to the extra vault cash maintained by the Bank at the end of 1999 as part of its year 2000 preparedness efforts.

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

      Comprehensive Income

      Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources." It includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. The term "comprehensive income" describes the total of all components of comprehensive income including net income.

           The Company's other comprehensive income and related tax effect for the year ended December 31, 1999 and the year ended December 31, 1998 is as follows:

-----------------------------------------------------------------------------------------------------------------------------------
      (In thousands) Years ended December 31,                    1999                                         1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     Tax        Net-                             Tax          Net-
                                                   Before-Tax    (Expense)      of-Tax        Before-Tax     (Expense)        of-Tax
                                                      Amount   or Benefit      Amount            Amount    or Benefit        Amount

      Unrealized gains (losses) on securities:

        Unrealized holding gains (losses)
           arising during period                   $(12,171)       $4,716    $(7,455)            $7,106      $(2,864)       $ 4,242
        Less: reclassification adjustment
            for gains realized in
                net income                           (3,954)        1,684     (2,270)            (2,798)       1,176        (1,622)
-----------------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses)               (16,125)        6,400     (9,725)             4,308       (1,688)         2,620
-----------------------------------------------------------------------------------------------------------------------------------
        Other comprehensive income (loss)          $(16,125)       $6,400    $(9,725)           $ 4,308      $(1,688)       $ 2,620
-----------------------------------------------------------------------------------------------------------------------------------

      2. SHORT-TERM INVESTMENTS

         Short-term investments consist of the following:


-----------------------------------------------------------------------------------------------------------------------------------

         (IN THOUSANDS) AT DECEMBER 31,                                                              1999                 1998
-----------------------------------------------------------------------------------------------------------------------------------
      Federal funds sold (overnight)                                                              $  86,211             $123,207
      Money market funds                                                                             24,717               24,569
-----------------------------------------------------------------------------------------------------------------------------------
              Total short-term investments                                                         $110,928             $147,776
-----------------------------------------------------------------------------------------------------------------------------------

      The investments above are stated at cost which approximates market value.

3.    INVESTMENT SECURITIES

      The amortized cost and market value of investment securities follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    Gross              Gross
                                                            Amortized          Unrealized         Unrealized              Market
      (IN THOUSANDS) AT DECEMBER 31, 1999                        Cost               Gains             Losses               Value
-----------------------------------------------------------------------------------------------------------------------------------

      Securities held to maturity:
         Other bonds and obligations                      $       230         $      --             $   --                $ 230
-----------------------------------------------------------------------------------------------------------------------------------

              Total securities held to maturity                   230                --                 --                  230
-----------------------------------------------------------------------------------------------------------------------------------

      Securities available for sale:
         Debt securities:
           U.S. Treasury obligations                          138,518                 122             (1,025)            137,615
           U.S. Government agency obligations                  16,143                --                 (128)             16,015
-----------------------------------------------------------------------------------------------------------------------------------
              Total                                           154,661                 122             (1,153)            153,630
-----------------------------------------------------------------------------------------------------------------------------------
           Mortgage-backed securities:
              Government National Mortgage Association         38,061                 251               (490)             37,822
              Federal Home Loan Mortgage Corporation          239,607                 311             (4,028)            235,890
              Federal National Mortgage Association             3,951                  74                (45)              3,980
              Collateralized mortgage obligations               4,649                  16                (22)              4,643
-----------------------------------------------------------------------------------------------------------------------------------
              Total mortgage-backed securities                286,268                 652             (4,585)            282,335
-----------------------------------------------------------------------------------------------------------------------------------
              Total debt securities                           440,929                 774             (5,738)            435,965
-----------------------------------------------------------------------------------------------------------------------------------
         Equity securities                                     12,915               8,985               (363)             21,537
-----------------------------------------------------------------------------------------------------------------------------------
              Total securities available for sale             453,844              $9,759            $(6,101)           $457,502
-----------------------------------------------------------------------------------------------------------------------------------
         Net unrealized gains on securities
           available for sale                                   3,658
-----------------------------------------------------------------------------------------------------------------------------------
              Total securities available for sale, net        457,502
-----------------------------------------------------------------------------------------------------------------------------------
              Total investment securities, net               $457,732
-----------------------------------------------------------------------------------------------------------------------------------

      The amortized cost and market value of investment securities follows:


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    Gross              Gross
                                                            Amortized          Unrealized         Unrealized              Market
      (IN THOUSANDS) AT DECEMBER 31, 1998                        Cost               Gains             Losses               Value
-----------------------------------------------------------------------------------------------------------------------------------
      Securities held to maturity:
         Other bonds and obligations                         $    354          $      --              $  --             $    354
-----------------------------------------------------------------------------------------------------------------------------------
              Total securities held to maturity                   354                 --                 --                  354
-----------------------------------------------------------------------------------------------------------------------------------
      Securities available for sale:
         Debt securities:
           U.S. Treasury obligations                          112,627               2,354                --              114,981
           U.S. Government agency obligations                   8,966                  26                --                8,992
-----------------------------------------------------------------------------------------------------------------------------------
              Total                                           121,593               2,380                --              123,973
-----------------------------------------------------------------------------------------------------------------------------------
           Mortgage-backed securities:
              Government National Mortgage Association         48,347               1,517                --               49,864
              Federal Home Loan Mortgage Corporation          205,949               5,116                 (6)            211,059
              Federal National Mortgage Association             4,984                 181                --                5,165
              Collateralized mortgage obligations               6,193                  60                 (3)              6,250
              Other                                               223                  12                --                  235
-----------------------------------------------------------------------------------------------------------------------------------
              Total mortgage-backed securities                265,696               6,886                 (9)            272,573
-----------------------------------------------------------------------------------------------------------------------------------
              Total debt securities                           387,289               9,266                 (9)            396,546
-----------------------------------------------------------------------------------------------------------------------------------
         Equity securities                                     11,054              10,579                (53)             21,580
-----------------------------------------------------------------------------------------------------------------------------------
              Total securities available for sale             398,343             $19,845               $(62)           $418,126
-----------------------------------------------------------------------------------------------------------------------------------
         Net unrealized gains on securities
           available for sale                                  19,783
-----------------------------------------------------------------------------------------------------------------------------------
              Total securities available for sale, net        418,126
-----------------------------------------------------------------------------------------------------------------------------------
              Total investment securities, net               $418,480
-----------------------------------------------------------------------------------------------------------------------------------


During the years ended December 31, 1999, 1998 and 1997, the Company realized gains and losses on sales of securities available for sale as follows:

-----------------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                 1999                   1998                    1997
                                                                   Realized               Realized                 Realized
-----------------------------------------------------------------------------------------------------------------------------------
                                                              Gains       Losses      Gains      Losses        Gains     Losses
-----------------------------------------------------------------------------------------------------------------------------------

      U.S. Treasury obligations                           $       2     $   (576)   $   180   $     --       $    38       $ (35)
      Mortgage-backed securities                                --           --         --          --           --        (301)
      Marketable equity securities                            5,099         (571)     3,577        (959)       2,201         (96)
      Other equity securities                                   --           --         --          --            25         --
-----------------------------------------------------------------------------------------------------------------------------------
              Total realized gains (losses)                  $5,101      $(1,147)    $3,757       $(959)      $2,264       $(432)
-----------------------------------------------------------------------------------------------------------------------------------

Proceeds from sales of debt securities available for sale during 1999, 1998 and 1997 were $48.4 million, $13.1 million and $34.1 million, respectively. Proceeds from sales of equity securities available for sale during 1999, 1998 and 1997, were $24.1 million, $13.7 million and $8.6 million, respectively.

      There were no sales of investment securities held-to-maturity during 1999, 1998 and 1997.

      The amortized cost and market value of debt securities held to maturity and debt securities available for sale by contractual maturity are as follows:



-----------------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) AT DECEMBER 31,                                      1999                                   1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                           AMORTIZED              MARKET          AMORTIZED              MARKET
                                                                 COST               VALUE               COST               VALUE
-----------------------------------------------------------------------------------------------------------------------------------
      Investment securities held to maturity:
         Other bonds and obligations:
           Maturing after 1 year but within 5 years          $    230            $    230           $    230            $    230
           Maturing after 5 years but within 10 years             --                  --                  82                  82
           Maturing after 10 years but within 15 years            --                  --                  42                  42
-----------------------------------------------------------------------------------------------------------------------------------
              Total debt securities held to maturity              230                 230                354                 354
===================================================================================================================================
      Investment securities available for sale:
         U.S. Treasury obligations:
           Maturing within 1 year                              52,845              52,825             50,876              51,260
           Maturing after 1 year but within 5 years            82,707              81,919             58,790              60,557
           Maturing after 5 years but within 10 years           2,966               2,871              2,961               3,164
-----------------------------------------------------------------------------------------------------------------------------------
              Total                                           138,518             137,615            112,627             114,981
-----------------------------------------------------------------------------------------------------------------------------------

         U.S. Government agency obligations:
           Maturing within 1 year                               6,992               6,971              2,000               2,006
           Maturing after 1 year but within 5 years             9,000               8,899              6,771               6,788
           Maturing after 15 years                                151                 145                195                 198
-----------------------------------------------------------------------------------------------------------------------------------
              Total                                            16,143              16,015              8,966               8,992
-----------------------------------------------------------------------------------------------------------------------------------

         Mortgage-backed securities:
           Maturing within 1 year                                 523                 518                371                 367
           Maturing after 1 year but within 5 years             3,869               3,922              6,014               6,155
           Maturing after 5 years but within 10 years          56,571              56,227             35,087              36,073
           Maturing after 10 years but within 15 years        221,202             217,629            219,579             225,298
           Maturing after 15 years                              4,103               4,039              4,645               4,680
-----------------------------------------------------------------------------------------------------------------------------------
              Total                                           286,268             282,335            265,696             272,573
-----------------------------------------------------------------------------------------------------------------------------------
              Total debt securities available for sale        440,929             435,965            387,289             396,546
===================================================================================================================================
         Net unrealized gains on debt securities
           available for sale                                  (4,964)                --               9,257                 --
-----------------------------------------------------------------------------------------------------------------------------------
              Total debt securities available for sale,
                 net carrying value                          $435,965            $435,965           $396,546            $396,546

===================================================================================================================================

      Maturities of mortgage-backed securities are based on contractual maturities. Actual maturities will differ from contractual maturities due to scheduled amortization and prepayments.

4.   TRADING SECURITIES

     The amortized cost and market values of trading securities are as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,              1999                   1998
--------------------------------------------------------------------------------
                                    AMORTIZED   MARKET    AMORTIZED    MARKET
                                         COST    VALUE         COST     VALUE
--------------------------------------------------------------------------------
U.S. Treasury obligations            $4,960     $4,956     $29,690     $29,707
Investments in mutual funds           1,112      1,086       1,112       1,086
--------------------------------------------------------------------------------
        Total trading securities     $6,072     $6,042     $30,802     $30,793
================================================================================

     During the years ended December 31, 1999, 1998 and 1997, the Company realized gains and losses on sales of trading securities as follows:

----------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,           1999                  1998                   1997
----------------------------------------------------------------------------------------------------------
                                                REALIZED              REALIZED               REALIZED
                                            GAINS     LOSSES       GAINS     LOSSES      GAINS     LOSSES
----------------------------------------------------------------------------------------------------------
U.S. Treasury obligations                   $  4       $(11)       $ 48       $ --        $22       $ --
Investments in mutual funds                   --         --          11        (35)        --        (33)
Marketable equity securities                 132        (25)         55        (20)        46         --
----------------------------------------------------------------------------------------------------------
        Total realized gains (losses)       $136       $(36)       $114       $(55)       $68       $(33)
==========================================================================================================

     Proceeds from sales of trading securities during 1999, 1998 and 1997 were $13.8 million, $50.2 million and $16.3 million, respectively. Unrealized gains or (losses) included in income in 1999, 1998 and 1997 were $(21) thousand, $36 thousand and $73 thousand, respectively.

5.   LOANS

     The Bank's lending activities are conducted principally in the local communities in which it operates banking offices, and to a lesser extent, in selected areas of Massachusetts and southern New Hampshire.

          The Bank offers single family and multi-family residential mortgage loans and a variety of consumer loans. The Bank also offers mortgage loans secured by commercial or investment property such as apartment buildings and commercial or corporate facilities; loans for the construction of residential homes, multi-family properties and for land development; and business loans for other commercial purposes. Most loans granted by the Bank are either collateralized by real estate or guaranteed by federal or local governmental authorities. The ability of single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers' geographic areas. The ability of commercial real estate and commercial loan borrowers to honor their repayment commitments is generally dependent on the economic health of the real estate sector in the borrowers' geographic areas and the overall economy.

     The composition of the Bank's loan portfolio is summarized as follows:

----------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                           1999             1998
----------------------------------------------------------------------------------
MORTGAGE LOANS:
   Residential:
     Conventional:
        Fixed rate                                     $ 247,512        $ 237,979
        Variable rate                                     38,917           42,702
     FHA and VA                                              740            1,181
   Commercial                                              2,471            2,257
   Construction                                              232              730
----------------------------------------------------------------------------------
         Total mortgage loans                            289,872          284,849
   Add: premium on loans                                     159              259
   Less: deferred mortgage loan origination fees          (1,451)          (1,454)
----------------------------------------------------------------------------------
         Mortgage loans, net                             288,580          283,654
----------------------------------------------------------------------------------
OTHER LOANS:
   Consumer:
     Installment                                           1,418            1,547
     Guaranteed education                                  7,037            7,967
     Other secured                                         1,318            1,366
     Home equity lines of credit                          11,737           10,159
     Unsecured                                               225              235
----------------------------------------------------------------------------------
         Total consumer loans                             21,735           21,274
   Commercial                                             15,050               61
----------------------------------------------------------------------------------
         Total other loans                                36,785           21,335
----------------------------------------------------------------------------------
         Total loans                                   $ 325,365        $ 304,989
==================================================================================

     In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies ("related parties") at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 1999 follows:

---------------------------------------------------------------------------------
(IN THOUSANDS)
---------------------------------------------------------------------------------
Balance at December 31, 1998                                                $562
Additions                                                                    168
Repayments                                                                  (117)
---------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                                                $613
=================================================================================

6.   ALLOWANCE FOR LOAN LOSSES

     An analysis of the activity in the allowance for loan losses is as follows:

---------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,            1999           1998           1997
---------------------------------------------------------------------------------------
Balance at beginning of year                     $ 2,450        $ 2,334        $ 2,237
Glendale Co-operative Bank acquisition                --             --            105
Provision for loan losses                            140            193            260
Recoveries of loans previously charged-off            41             26             59
---------------------------------------------------------------------------------------
     Total                                         2,631          2,553          2,661
---------------------------------------------------------------------------------------
LESS CHARGE-OFFS:
   Mortgage loans                                    (62)           (81)          (221)
   Other loans                                       (14)           (22)          (106)
---------------------------------------------------------------------------------------
Balance at end of year                           $ 2,555        $ 2,450        $ 2,334
=======================================================================================

     The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 1999, 1998 and 1997.

----------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,          1999                    1998                    1997
----------------------------------------------------------------------------------------------------
                                          PERCENTAGE              PERCENTAGE              PERCENTAGE
                                            OF LOANS                OF LOANS                OF LOANS
                                AMOUNT      TO TOTAL     AMOUNT     TO TOTAL     AMOUNT     TO TOTAL
----------------------------------------------------------------------------------------------------
MORTGAGE LOANS:
   Residential                   $1,535        88%       $1,786        92%       $1,544        90%
   Commercial                         7         1             2         1            12         1
Consumer loans                      215         7           153         7           160         9
Commercial loans                    301         4            25        --            --        --
Unallocated                         497        --           484        --           618        --
----------------------------------------------------------------------------------------------------
       Total                     $2,555       100%       $2,450       100%       $2,334       100%
====================================================================================================

7.   NON-PERFORMING ASSETS

     The following schedule summarizes non-performing assets at the dates shown:

---------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                         1999          1998        1997
---------------------------------------------------------------------------------------
Total nonaccrual loans                                $ 795        $ 1,004     $ 1,771
Total real estate acquired through foreclosure           62             86          --
---------------------------------------------------------------------------------------
     Total non-performing assets                      $ 857        $ 1,090     $ 1,771
=======================================================================================
Percent of non-performing loans to total loans         0.24%          0.33%       0.65%
Percent of non-performing assets to total assets       0.09%          0.12%       0.19%

     The reduction in interest income associated with nonaccrual loans is as follows:

-------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                 1999      1998       1997
-------------------------------------------------------------------------------------------------
Interest income that would have been recorded under original terms       $64       $84       $163
Interest income actually recorded                                         51        61         97
-------------------------------------------------------------------------------------------------
Reduction in interest income                                             $13       $23       $ 66
=================================================================================================

      During 1999, 1998 and 1997 the Company had no impaired loans.

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

----------------------------------------------------------------------------------------------------------
                                                                               CONTRACT OR NOTIONAL AMOUNT
(IN THOUSANDS) AT DECEMBER 31,                                                       1999          1998
----------------------------------------------------------------------------------------------------------
Financial instruments whose contract amounts represent credit risk:
   Commitments to originate residential mortgage loans                            $ 2,829       $ 7,941
   Unadvanced portions of construction loans                                           65           281
   Unused credit lines, including unused portions of equity lines of credit        31,693        29,163
==========================================================================================================

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

9.   PREMISES AND EQUIPMENT

     A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

--------------------------------------------------------------------------------------------
                                                                                  ESTIMATED
                                                                                 USEFUL LIFE
(IN THOUSANDS) AT DECEMBER 31,                          1999          1998        (IN YEARS)
--------------------------------------------------------------------------------------------
Premises:
   Land                                               $ 1,227       $ 1,227            --
   Buildings                                            3,637         3,637        25--45
   Building and leasehold improvements                  2,030         1,937          1-20
Equipment                                               3,889         3,606          1-30
--------------------------------------------------------------------------------------------
                                                       10,783        10,407
Less: accumulated depreciation and amortization         6,656         6,087
--------------------------------------------------------------------------------------------
    Total premises and equipment, net                 $ 4,127       $ 4,320
============================================================================================

     The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2006 with options for renewal. Rental expenses for the years ended December 31, 1999, 1998 and 1997 amounted to $521 thousand, $518 thousand and $522 thousand, respectively.

          The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases, as of December 31, 1999, are as follows:

--------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDING DECEMBER 31,                  PAYMENTS
--------------------------------------------------------------------------------
      2000                                                          $264
      2001                                                           258
      2002                                                           166
      2003                                                           109
      2004                                                            39
      Later years                                                     59
--------------------------------------------------------------------------------
          Total                                                     $895
================================================================================

10.  DEPOSITS

     Deposits are summarized as follows:

---------------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                                   1999                        1998
---------------------------------------------------------------------------------------------------------
                                                         AMOUNT        RATE           AMOUNT        RATE
---------------------------------------------------------------------------------------------------------
Demand and NOW:
   NOW accounts                                        $  48,422       0.98%        $  52,324       1.16%
   Demand accounts                                        24,516         --            23,849         --
---------------------------------------------------------------------------------------------------------
     Total demand and NOW                                 72,938       0.65            76,173       0.80
---------------------------------------------------------------------------------------------------------
Savings:
   Regular savings and special notice accounts           333,535       3.45           326,192       3.46
   Money market accounts                                  19,555       2.97            21,857       2.99
---------------------------------------------------------------------------------------------------------
     Total savings                                       353,090       3.42           348,049       3.43
---------------------------------------------------------------------------------------------------------
Time certificates:
   Fixed rate certificates                               302,423       4.98           318,491       5.23
   Variable rate certificates                             90,093       6.56            82,033       5.88
---------------------------------------------------------------------------------------------------------
     Total time certificates                             392,516       5.35           400,524       5.36
---------------------------------------------------------------------------------------------------------
Deposit acquisition premium, net of amortization            (487)        --              (715)        --
---------------------------------------------------------------------------------------------------------
     Total deposits                                    $ 818,057       4.10%        $ 824,031       4.13%
=========================================================================================================

     The maturity distribution and related rate structure of the Bank's time certificates at December 31, 1999 follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                                 1999
--------------------------------------------------------------------------------
                                                                         AVERAGE
                                                    AMOUNT         INTEREST RATE
--------------------------------------------------------------------------------
Due within 3 months                               $101,126                 5.06%
Due within 3 - 6 months                             88,156                 5.08
Due within 6 - 12 months                            76,848                 5.27
Due within 1 - 2 years                              84,527                 5.60
Due within 2 - 3 years                              39,264                 6.28
Due within 3 - 5 years                               2,152                 5.10
Thereafter                                             443                 5.12
--------------------------------------------------------------------------------
    Total                                         $392,516                 5.35%
================================================================================

     At December 31, the Bank had individual time certificates of deposit of $100 thousand or more maturing as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                       1999                  1998
--------------------------------------------------------------------------------
Due within 3 months                               $19,152               $24,283
Due within 3 - 6 months                            12,615                13,338
Due within 6 - 12 months                           16,393                15,511
Due within 1 - 2 years                             15,309                16,997
Due within 2 - 3 years                              9,760                 6,759
Due within 3 - 5 years                                223                   100
Thereafter                                            270                   --
--------------------------------------------------------------------------------
    Total                                         $73,722               $76,988
================================================================================

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Bank disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Bank's financial instruments.

     CASH AND DUE FROM BANKS, SHORT-TERM INVESTMENTS AND ACCRUED INTEREST RECEIVABLE

     The carrying amounts for these financial instruments approximate fair value because of the short-term nature of these financial instruments.

     INTEREST-BEARING DEPOSITS IN BANKS AND TERM FEDERAL FUNDS SOLD

     The carrying amounts of the interest-bearing deposits in banks and term federal funds sold reported in the balance sheet at December 31, 1999 and 1998 approximate fair value.

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

          The carrying amount and estimated fair values of the Company's investment securities are as follows:

-----------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                1999                          1998
-----------------------------------------------------------------------------------------
                                    CARRYING     CALCULATED       CARRYING     CALCULATED
                                      AMOUNT     FAIR VALUE         AMOUNT     FAIR VALUE
-----------------------------------------------------------------------------------------
Securities held to maturity         $    230       $    230       $    354       $    354
Securities available for sale        457,502        457,502        418,126        418,126
Trading securities                     6,042          6,042         30,793         30,793
-----------------------------------------------------------------------------------------
     Total securities               $463,774       $463,774       $449,273       $449,273
=========================================================================================

     LOANS

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, commercial real estate, consumer and commercial.

          The fair values of residential and commercial real estate, and certain consumer loans are calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Bank's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For variable rate commercial loans and certain variable rate consumer loans, including home equity lines of credit, carrying value approximates fair value. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information.

          The following table presents information for loans:

-----------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                   1999                            1998
-----------------------------------------------------------------------------------------------
                                       CARRYING      CALCULATED        CARRYING      CALCULATED
                                         AMOUNT      FAIR VALUE          AMOUNT      FAIR VALUE
-----------------------------------------------------------------------------------------------
Real estate:
   Residential:
     Variable                         $  38,844        $ 38,259       $  42,617        $ 43,142
     Fixed                              247,273         243,483         238,787         245,858
   Commercial:
     Variable                             2,463           2,454           2,243           2,267
     Fixed                                   --              --               7               7
Consumer                                 21,735          21,899          21,274          21,503
Commercial                               15,050          15,050              61              61
-----------------------------------------------------------------------------------------------
     Total loans                        325,365         321,145         304,989         312,838
Less: allowance for loan losses          (2,555)             --          (2,450)             --
-----------------------------------------------------------------------------------------------
     Net loans                        $ 322,810        $321,145       $ 302,539        $312,838
===============================================================================================

     DEPOSITS

     Under Statement 107, the fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, regular savings and special notice accounts, and money market accounts, is equal to the amount payable on demand as of December 31, 1999 and 1998. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                                    1999                            1998
----------------------------------------------------------------------------------------------------------------
                                                        CARRYING       ESTIMATED         CARRYING      ESTIMATED
                                                          AMOUNT      FAIR VALUE           AMOUNT     FAIR VALUE
----------------------------------------------------------------------------------------------------------------
Demand accounts                                        $  24,516        $ 24,516       $  23,849        $ 23,849
NOW accounts                                              48,422          48,422          52,324          52,324
Regular savings and special notice accounts              333,535         333,535         326,192         326,192
Money market accounts                                     19,555          19,555          21,857          21,857
Time certificates                                        392,516         392,158         400,524         402,040
Deposit acquisition premium, net of amortization            (487)             --            (715)             --
----------------------------------------------------------------------------------------------------------------
     Total deposits                                      818,057         818,186         824,031         826,262
Escrow deposits of borrowers                               1,477           1,477           1,438           1,438
----------------------------------------------------------------------------------------------------------------
     Total                                             $ 819,534        $819,663       $ 825,469        $827,700

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

          The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 1999 and 1998 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment.

     LIMITATIONS

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has a trust department that contributes fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

12.  INCOME TAXES

     Income tax expense (benefit) was allocated as follows:

---------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,           1999           1998           1997
---------------------------------------------------------------------------------------
Current income tax expense:
   Federal                                      $ 6,134        $ 5,565        $ 5,096
   State                                            574            771          1,034
---------------------------------------------------------------------------------------
     Total current tax expense                    6,708          6,336          6,130
---------------------------------------------------------------------------------------
Deferred income tax expense (benefit):
   Federal                                         (121)           110           (102)
   State                                            (40)            40            (26)
   Change in valuation reserve                       --             (4)            (4)
---------------------------------------------------------------------------------------
     Total deferred tax expense (benefit)          (161)           146           (132)
---------------------------------------------------------------------------------------
     Total income tax expense                   $ 6,547        $ 6,482        $ 5,998
=======================================================================================

     Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent as a result of the following:

-------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                           1999            1998            1997
-------------------------------------------------------------------------------------------------------
Computed "expected" income tax expense at statutory rate       $ 6,250         $ 6,089         $ 5,658
Increase (reduction) in income taxes resulting from:
   State and local income taxes, net of federal benefit            347             527             656
   Dividends received deduction                                    (79)            (87)            (95)
   Other                                                            29             (43)           (217)
   Change in valuation reserve                                      --              (4)             (4)
-------------------------------------------------------------------------------------------------------
Income tax expense                                             $ 6,547         $ 6,482         $ 5,998
-------------------------------------------------------------------------------------------------------
Effective income tax rate                                        36.66%          37.26%          37.10%
=======================================================================================================

     At December 31, 1999 and 1998, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                  1999             1998
--------------------------------------------------------------------------------
Deferred tax assets:
   Loan losses                                          $  609           $  431
   Deferred loan fees, net                                   8              100
   Deferred compensation and pension cost                  502              463
   Depreciation                                             14               33
   Purchase accounting                                     415              419
   Other                                                    41                6
--------------------------------------------------------------------------------
   Gross deferred tax asset                              1,589            1,452
--------------------------------------------------------------------------------
Deferred tax liabilities:
   Valuation of securities                               1,691            8,092
   Other unrealized securities gains                        93              102
   Other                                                     4               19
--------------------------------------------------------------------------------
   Gross deferred tax liability                          1,788            8,213
--------------------------------------------------------------------------------
Net deferred tax liability                              $  199           $6,761
================================================================================

          Based on the Company's historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 1999. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid in 1999, 1998 and 1997 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

          As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the tax effect of the pre-1988 bad debt reserve amount of approximately $7.3 million remains subject to recapture in the event that the Bank pays dividends in excess of its reserves and profits.

13.  EARNINGS PER SHARE

     The following is a calculation of earnings per share for the years indicated:

----------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                              1999                          1998                          1997
----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA)              BASIC         DILUTED         BASIC         DILUTED         BASIC         DILUTED
----------------------------------------------------------------------------------------------------------------------------------
Net income                                 $    11,311    $    11,311    $    10,914    $    10,914    $    10,167    $    10,167
Average shares outstanding                   3,408,280      3,408,280      3,571,298      3,571,298      3,575,962      3,575,962
Dilutive stock options                              --        104,321             --        147,825             --        138,653
Unallocated Employee Stock
      Ownership Plan ("ESOP") shares
       not committed to be released            (33,657)       (33,657)       (42,481)       (42,481)       (51,305)       (51,305)
----------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding          3,374,623      3,478,944      3,528,817      3,676,642      3,524,657      3,663,310
Earnings per share (in dollars)            $      3.35    $      3.25    $      3.09    $      2.97    $      2.88    $      2.97
==================================================================================================================================

14.  STOCKHOLDERS' EQUITY

     The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders' equity to be reduced below or to otherwise violate legal or regulatory requirements. Substantially all of the Company's retained earnings are unrestricted at December 31, 1999.

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

--------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                             FOR CAPITAL          TO BE WELL
AT DECEMBER 31, 1999                                   ACTUAL           ADEQUACY PURPOSES      CAPITALIZED(1)
--------------------------------------------------------------------------------------------------------------
                                                 AMOUNT       RATIO     AMOUNT      RATIO    AMOUNT      RATIO
--------------------------------------------------------------------------------------------------------------
TIER I CAPITAL (TO AVERAGE ASSETS):
MASSBANK Corp. (consolidated)                   $ 97,738     10.54%    $ 27,811     3.00%        N/A       --
MASSBANK (the "Bank")                             97,177     10.48       27,811     3.00    $ 46,352     5.00%

TIER I CAPITAL (TO RISK-WEIGHTED ASSETS):
MASSBANK Corp. (consolidated)                     97,738     31.10       12,569     4.00         N/A       --
MASSBANK (the "Bank")                             97,177     30.93       12,567     4.00      18,850     6.00

TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
MASSBANK Corp. (consolidated)                    104,173     33.15       25,138     8.00         N/A       --
MASSBANK (the "Bank")                            103,612     32.98       25,133     8.00      31,417    10.00
=============================================================================================================

     (1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as adequately capitalized.

--------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                             FOR CAPITAL           TO BE WELL
AT DECEMBER 31, 1998                                   ACTUAL           ADEQUACY PURPOSES      CAPITALIZED(1)
--------------------------------------------------------------------------------------------------------------
                                                 AMOUNT      RATIO      AMOUNT      RATIO     AMOUNT     RATIO
--------------------------------------------------------------------------------------------------------------
TIER I CAPITAL (TO AVERAGE ASSETS):
MASSBANK Corp. (consolidated)                   $ 96,696     10.61%    $ 27,349     3.00%         N/A      --
MASSBANK (the "Bank")                             94,305     10.34       27,349     3.00     $ 45,583    5.00%

TIER I CAPITAL (TO RISK-WEIGHTED ASSETS):
MASSBANK Corp. (consolidated)                     96,696     32.40       11,936     4.00          N/A      --
MASSBANK (the "Bank")                             94,305     31.59       11,939     4.00       17,909    6.00

TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
MASSBANK Corp. (consolidated)                    103,883     34.81       23,872     8.00          N/A      --
MASSBANK (the "Bank")                            101,492     34.00       23,878     8.00       29,848   10.00
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

          The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements for the plan years ended October 31, 1999, 1998, and 1997, the plan's latest valuation dates:

-------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                           1999           1998           1997
-------------------------------------------------------------------------------------------------------
Actuarial present value of vested benefits                       $ 4,690        $ 4,442        $ 4,028
Total accumulated benefit obligation                               4,724          4,481          4,063
Change in benefit obligation:
   Projected benefit obligation at beginning of year             $ 5,788        $ 4,990        $ 4,287
   Service cost                                                      440            443            367
   Interest cost                                                     375            362            321
   Actuarial loss (gain)                                            (463)           283            221
   Benefits paid                                                    (234)          (290)          (206)
-------------------------------------------------------------------------------------------------------
   Projected benefit obligation at end of year                   $ 5,906        $ 5,788        $ 4,990
-------------------------------------------------------------------------------------------------------
Change in plan assets:
   Fair value of plan assets at beginning of year                $ 6,243        $ 5,810        $ 5,090
   Actual return on plan assets                                    1,166            469            926
   Employer contribution                                              --            254             --
   Benefits paid                                                    (234)          (290)          (206)
-------------------------------------------------------------------------------------------------------
   Fair value of plan assets at end of year                      $ 7,175        $ 6,243        $ 5,810
-------------------------------------------------------------------------------------------------------
   Excess of plan assets over projected benefit obligation       $ 1,269        $   455        $   820
=======================================================================================================

     Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the consolidated balance sheets are shown below:

Unrecognized net actuarial gain                                  $1,535         $   487        $   886
Transition asset                                                    169             190            211
Accrued benefit cost                                               (435)           (222)          (277)
-------------------------------------------------------------------------------------------------------
Excess of plan assets over projected benefit obligation          $1,269         $   455        $   820
=======================================================================================================

      Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:


   Discount rate                                                  7.75%           6.75%          7.25%
   Rate of compensation increase                                  4.50%           4.50%          4.50%
Assumptions used to develop the
net periodic benefit cost data were:
   Discount rate                                                  6.75%           7.25%          7.50%
   Expected return on plan assets                                 8.00%           8.00%          8.00%
   Rate of compensation increase                                  4.00%           4.50%          4.50%
Components of net periodic benefit cost:
   Service cost                                                  $ 440           $ 443          $ 367
   Interest cost                                                   375             362            322
   Expected return on plan assets                                 (499)           (465)          (407)
   Transition obligation                                           (21)            (21)           (21)
   Recognized net actuarial (gain) loss                            (82)           (119)           (84)
-------------------------------------------------------------------------------------------------------
   Net periodic benefit cost                                     $ 213           $ 200          $ 177
=======================================================================================================

     PROFIT SHARING AND INCENTIVE COMPENSATION BONUS PLANS

     The Bank's Profit Sharing and Incentive Compensation Bonus Plans provide for payments to employees under certain circumstances based upon a year-end measurement of the Company's net income and attainment of individual goals and objectives by certain key officers. Payments of $426 thousand, $399 thousand and $417 thousand were awarded under the plan in 1999, 1998 and 1997, respectively.

     EMPLOYEE STOCK OWNERSHIP PLAN

     The Bank has an Employees' Stock Ownership Plan ("ESOP") for the benefit of each employee who has completed at least 1,000 hours of service with the Company in the previous twelve months. Under the plan, the ESOP has borrowed funds from a third party bank to invest in the Company's common stock. As this obligation will be liquidated primarily through future contributions to the ESOP by the Bank, the obligation is reflected as a liability of the Company and a reduction of stockholders' equity on the consolidated balance sheet. As of December 31, 1999 and 1998, such outstanding liabilities totaled $468 thousand and $625 thousand, respectively.

          Shares of the Company's common stock purchased with the loan proceeds are held in a suspense account. As the loan is repaid, a proportionate number of shares are released for allocation to plan participants. The shares are allocated to plan participants annually, on a pro rata basis, based on compensation.

          The ESOP acquired unallocated shares in 1986 when the plan was first established and more recently in 1993. At December 31, 1999, the ESOP held 26,400 unallocated shares and 129,763 shares which have been allocated to participants. The fair value of the unallocated shares at December 31, 1999 was approximately $779 thousand.

          Dividends on unallocated shares are used to offset a portion of the interest paid on the ESOP loan. Dividends on allocated shares held by the ESOP are allocated to plan participants proportionately based on the number of shares in the participant's allocated account.

          Total compensation and interest expense applicable to the ESOP amounted to $366 thousand, $462 thousand and $398 thousand for the years ended December 31, 1999, 1998 and 1997, respectively.

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

     EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENTS

     The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank's retirement plan for employees. Total expenses for benefits payable under the agreements amounted to $139 thousand, $105 thousand and $132 thousand in 1999, 1998 and 1997, respectively.

     STOCK OPTION PLAN

     Effective May 28, 1986, the Board of Directors of the Bank adopted a stock option plan for the benefit of its officers and other employees. In January, 1991, the plan was amended to authorize the grant of options to non-employee Directors of the Company. All but 5 of the 690,000 shares reserved for issuance under the plan were issued. On April 19, 1994, shareholders approved and the Bank adopted the Company's 1994 Stock Incentive Plan. The total number of shares of common stock that can be issued under this plan is 360,000 shares. Both incentive stock options and non-qualified stock options may be granted under the plans. As of December 31, 1999, there were 152,010.7 non-qualified stock options and 211,306.6 incentive stock options granted and outstanding to purchase shares under the plans. The maximum option term is ten years. Further stock options may be granted pursuant to the 1994 Stock Incentive Plan and will generally have an exercise price equal to, or in excess of, the fair market value of a share of common stock of the Company on the date the option is granted.

     A summary of the status of the Company's fixed stock option plan as of December 31, 1999, 1998 and 1997, and changes during the years ended on those dates is presented below:

---------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                       1999                      1998                      1997
---------------------------------------------------------------------------------------------------------------
                                                    WEIGHTED                 WEIGHTED                  WEIGHTED
                                        SHARES      AVERAGE        SHARES     AVERAGE       SHARES      AVERAGE
                                         UNDER     EXERCISE         UNDER    EXERCISE        UNDER     EXERCISE
FIXED OPTIONS                           OPTION        PRICE        OPTION       PRICE       OPTION        PRICE
---------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year     347,917.3      $ 20.62       360,200     $ 17.65    347,166.7      $ 15.46
Granted                                 40,000        37.50        35,250       44.25     48,333.3        30.09
Exercised                              (23,100)       15.17       (47,532)      15.59      (35,300)       13.19
Forfeited                               (1,500)       40.88          (0.7)      30.09           --           --
---------------------------------------------------------------------------------------------------------------
Outstanding at end of year           363,317.3      $ 22.74     347,917.3     $ 20.62      360,200      $ 17.65
---------------------------------------------------------------------------------------------------------------
Options exercisable at year-end      363,317.3                  347,917.3                  360,200
===============================================================================================================

     The following table summarizes information about fixed stock options outstanding and exercisable at December 31, 1999:

--------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1999                        OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
--------------------------------------------------------------------------------------------------------------------
                                               WEIGHTED AVG.     WEIGHTED AVG.                         WEIGHTED AVG.
RANGE OF                        NUMBER             REMAINING          EXERCISE          NUMBER            EXERCISE
EXERCISE PRICES            OUTSTANDING      CONTRACTUAL LIFE             PRICE     EXERCISABLE                PRICE
--------------------------------------------------------------------------------------------------------------------
$6.88 to $10.75                 50,350             1.6 YEARS           $ 8.75           50,350               $ 8.75
16.00 to $17.34                154,134             3.7 YEARS            16.62          154,134                16.62
18.28 to $19.88                  3,666.7           5.5 YEARS            19.44            3,666.7              19.44
23.25 to $30.09                 81,416.6           6.6 YEARS            26.92           81,416.6              26.92
37.50 to $44.25                 73,750             8.6 YEARS            40.66           73,750                40.66
--------------------------------------------------------------------------------------------------------------------
$6.88 to $44.25                363,317.3           5.1 YEARS           $22.74          363,317.3             $22.74
====================================================================================================================

     As discussed in Note 1, the Company has adopted SFAS No. 123 but continues to account for its stock option plan using the intrinsic value based method prescribed by APB Opinion No. 25. Accordingly, no compensation cost for this plan has been recognized in the Consolidated Statements of Income for 1999.

          In determining the pro forma disclosures required by SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following table presents pro forma net income and earnings per share assuming the stock option plan was accounted for using the fair value method prescribed by SFAS No. 123, the weighted average assumptions used and the grant date fair value of options granted in 1999, 1998 and 1997:

---------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA) YEARS ENDED DECEMBER 31,       1999           1998           1997
---------------------------------------------------------------------------------------------------------
Net income                                       As reported     $  11,311       $ 10,914       $ 10,167
                                                   Pro forma        11,095         10,743          9,916
---------------------------------------------------------------------------------------------------------
Basic earnings per share                         As reported     $    3.35       $   3.09       $   2.88
                                                   Pro forma          3.29           3.04           2.81
---------------------------------------------------------------------------------------------------------
Diluted earnings per share                       As reported     $    3.25       $   2.97       $   2.77
                                                   Pro forma          3.19           2.92           2.70
---------------------------------------------------------------------------------------------------------
Weighted average fair value                                      $    9.01       $   8.23       $   8.84
Expected life                                                    7.3 YEARS      7.3 years      7.4 years
Risk-free interest rate                                               4.80%          5.53%          6.47%
Expected volatility                                                   23.0%          23.0%          22.0%
Expected dividend yield                                                2.9%           2.7%           2.3%
=========================================================================================================

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

          Since the Company's Shareholder Rights Plan expires on January 16, 2000 management intends to adopt a new Shareholder Rights Plan on January 18, 2000 to replace the existing Plan.

17.  PARENT COMPANY FINANCIAL STATEMENTS

     The following are the condensed financial statements for MASSBANK Corp. (the "Parent Company") only:

BALANCE SHEETS

------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,                                                 1999             1998
------------------------------------------------------------------------------------------------------------------------
ASSETS:
   Cash                                                                                       $       2        $       1
   Interest-bearing deposits in banks                                                               706            2,324
   Investment in subsidiaries                                                                   101,386          108,724
   Due from subsidiaries                                                                            104               45
   Other assets                                                                                      70               53
------------------------------------------------------------------------------------------------------------------------
        Total assets                                                                          $ 102,268        $ 111,147
========================================================================================================================
LIABILITIES:
   Employee stock ownership plan liability (Note 15)                                          $     468        $     625
   Other liabilities                                                                                321               33
------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                           789              658
========================================================================================================================
STOCKHOLDERS' EQUITY (Notes 12, 14, 15 and 16):
   Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued              --               --
   Common stock, par value $1.00 per share; 10,000,000 shares                                        --               --
     authorized, 7,407,432 and 7,384,332 shares issued, respectively                              7,407            7,384
   Additional paid-in capital                                                                    60,591           60,003
   Retained earnings                                                                             85,873           78,308
------------------------------------------------------------------------------------------------------------------------
                                                                                                153,871          145,695
   Treasury stock at cost, 4,096,189 and 3,885,222 shares, respectively                         (53,890)         (46,272)
   Accumulated other comprehensive income (Note 1)                                                1,966           11,691
   Common stock acquired by ESOP (Note 15)                                                         (468)            (625)
------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                              101,479          110,489
------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                                            $ 102,268        $ 111,147
========================================================================================================================

STATEMENTS OF INCOME
----------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                          1999          1998          1997
----------------------------------------------------------------------------------------------------
INCOME:
   Dividends received from subsidiaries                         $ 9,200       $ 6,400       $ 6,400
   Interest and dividend income                                      23            96            56
----------------------------------------------------------------------------------------------------
        Total interest and dividend income                        9,223         6,496         6,456
NON-INTEREST EXPENSE                                                 92            99           118
----------------------------------------------------------------------------------------------------
        Income before income taxes                                9,131         6,397         6,338
INCOME TAX BENEFIT                                                   53            28            40
----------------------------------------------------------------------------------------------------
        Income before equity in undistributed earnings of
          subsidiaries                                            9,184         6,425         6,378
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES                  2,127         4,489         3,789
----------------------------------------------------------------------------------------------------
        Net income                                              $11,311       $10,914       $10,167
====================================================================================================

     The Parent Company only Statements of Changes in Stockholders' Equity are identical to the consolidated statements and therefore are not presented here.

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                1999            1998            1997
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                        $ 11,311        $ 10,914        $ 10,167
   Adjustments to reconcile net income to net cash provided by operating activities:
        Equity in undistributed earnings of subsidiaries               (2,127)         (4,489)         (3,789)
        (Decrease) increase in accrued income taxes payable               (17)             25             (59)
        Deferred income tax benefit                                        --              (1)             (4)
        Increase in other liabilities                                     288               4              13
        Increase in amount due from subsidiaries                          (59)            (45)             --
        Decrease in amount due to subsidiaries                             --              --              (3)
--------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                     9,396           6,408           6,325
--------------------------------------------------------------------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES:
   Payments to acquire treasury stock                                  (7,618)         (4,703)         (1,665)
   Issuance of common stock under stock option plan                       351             741             467
   Tax benefit resulting from stock options exercised                      --              66              --
   Dividends paid on common stock                                      (3,759)         (3,605)         (3,124)
   Tax benefit resulting from dividends paid on unallocated
     shares held by the ESOP                                               13              15              15
--------------------------------------------------------------------------------------------------------------
          Net cash used in financing activities                       (11,013)         (7,486)         (4,307)
--------------------------------------------------------------------------------------------------------------
          Net change in cash and cash equivalents                      (1,617)         (1,078)          2,018
Cash and cash equivalents at beginning of year                          2,325           3,403           1,385
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                             $    708        $  2,325        $  3,403
==============================================================================================================

     During the years ended December 31, 1999, 1998 and 1997, the Company made cash payments for income taxes of $16 thousand, $24 thousand and $16 thousand, respectively, and no payments for interest.

          In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $38 thousand, $29 thousand and $42 thousand during the years ended December 31, 1999, 1998 and 1997, respectively.

18.  TEN-YEAR STATISTICAL SUMMARY (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31,                1999      1998      1997        1996     1995        1994     1993     1992        1991
------------------------------------------------------------------------------------------------------------------------------------
Net income                            $11,311   $10,914   $10,167      $9,427   $8,759      $8,185   $6,695   $4,677      $2,250
Basic earnings per share                 3.35      3.09      2.88        2.65     2.43        2.19     1.71     1.22        0.59
Cash dividends declared per share        1.11      1.02      0.88 1/2    0.69     0.54 3/4    0.45     0.34     0.26 1/2    0.22 3/4
Book value per share, at year end       30.65     31.58     29.06       25.75    24.84       20.09    20.46    18.37       17.54
Return on average assets                 1.20%     1.17%     1.12%       1.08%    1.04%       0.96%    0.79%    0.61%       0.60%
Return on average realized equity(1)    11.35%    11.08%    11.11%      11.01%   10.81%      10.62%    8.98%    6.79%       3.39%
====================================================================================================================================

-----------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31,                 1990
-----------------------------------------------
Net income                              $  725
Basic earnings per share                  0.16
Cash dividends declared per share         0.22
Book value per share, at year end        16.20
Return on average assets                  0.23%
Return on average realized equity(1)      1.03%
===============================================

     (1) Excludes average net unrealized gains or losses on securities available for sale.

19.  QUARTERLY DATA (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                   1999                                    1998
-----------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT                          4TH       3RD       2ND       1ST       4TH       3RD       2ND       1ST
PER SHARE DATA)                           QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
-----------------------------------------------------------------------------------------------------------------------
Interest and dividend income              $14,758   $14,730   $14,345   $14,373   $14,721   $14,995   $15,025   $15,093
Interest expense                            8,365     8,391     8,215     8,233     8,534     8,703     8,562     8,521
-----------------------------------------------------------------------------------------------------------------------
Net interest income                         6,393     6,339     6,130     6,140     6,187     6,292     6,463     6,572
Provision for loan losses                      15        15        60        50        88        15        45        45
-----------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses                6,378     6,324     6,070     6,090     6,099     6,277     6,418     6,527
Non-interest income                         1,154     1,089     1,578     1,741     1,447       796     1,101     1,246
Non-interest expense                        3,210     3,066     3,122     3,168     3,269     2,871     3,119     3,256
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                  4,322     4,347     4,526     4,663     4,277     4,202     4,400     4,517
Income tax expense                          1,573     1,564     1,660     1,750     1,598     1,507     1,694     1,683
-----------------------------------------------------------------------------------------------------------------------
     Net income                           $ 2,749   $ 2,783   $ 2,866   $ 2,913   $ 2,679   $ 2,695   $ 2,706   $ 2,834
-----------------------------------------------------------------------------------------------------------------------
Earnings per share (in dollars):(1)
   Basic                                  $  0.83   $  0.83   $  0.85   $  0.84   $  0.77   $  0.76   $  0.76   $  0.80
   Diluted                                   0.81      0.80      0.82      0.82      0.74      0.73      0.73      0.77
-----------------------------------------------------------------------------------------------------------------------
Weighted average common
   shares outstanding:(1)
   Basic                                    3,318     3,352     3,380     3,451     3,487     3,548     3,546     3,535
   Diluted                                  3,389     3,466     3,496     3,567     3,610     3,692     3,709     3,697
=======================================================================================================================

     (1)  Computation of earnings per share is further described in Note 1.

     MASSBANK CORP. AND SUBSIDIARIES STOCKHOLDER DATA
     YEARS ENDED DECEMBER 31, 1999 AND 1998

     MASSBANK Corp.'s common stock is currently traded on the Nasdaq Stock Market under the symbol "MASB." At December 31, 1999 there were 3,311,243 shares outstanding and 871 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or "street" name.

          The following table includes the quarterly ranges of high and low sales prices for the common stock, as reported by Nasdaq, and dividends declared per share for the periods indicated.

---------------------------------------------------------------------------------------------------
                                           PRICE PER SHARE                                     CASH
                               -------------------------------------------                DIVIDENDS
                               HIGH                                LOW                     DECLARED
---------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                         1999
---------------------------------------------------------------------------------------------------
Fourth Quarter                 35 1/4                             29 1/2                     $0.285
Third Quarter                  38                                 35 11/16                    0.285
Second Quarter                 38 1/4                             36 3/4                       0.27
First Quarter                  39 1/2                             37                           0.27
---------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                         1998
---------------------------------------------------------------------------------------------------
Fourth Quarter                 40 1/2                             29 1/2                     $ 0.27
Third Quarter                  50 3/4                             38 3/4                       0.25
Second Quarter                 54 1/4                             47 1/2                       0.25
First Quarter                  51 1/4                             43 3/4                       0.25
---------------------------------------------------------------------------------------------------

MASSBANK BRANCH OFFICES d/b/a


MASSBANK of Reading*

123 Haven Street
Reading, MA 01867
(781) 942-8188
(978) 446-9200

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

203 Littleton Road
Westford, MA 01886
(978) 692-3467

MASSBANK of Wilmington

370 Main Street
Wilmington, MA 01887
(978) 658-4000

219 Lowell Street
Lucci's Plaza
Wilmington, MA 01887
(978) 658-5775


*Main Office

CORPORATE INFORMATION

MASSBANK Corp.

123 Haven Street
Reading, MA 01867
(781) 662-0100
(978) 446-9200
FAX (781) 942-1022

Savings and Mortgage
24-Hour-Rate Lines

(781) 662-0154
(978) 446-9285

Notice of Shareholders' Meeting

The Annual Meeting of the
Shareholders of MASSBANK Corp.
will be held at 10:00 A.M.
on Tuesday, April 18, 2000 at the
Sheraton Ferncroft Resort
50 Ferncroft Road
Danvers, MA 01923

Trademark

MASSBANK and its logo are
registered trademarks of
the Company

Form 10-K

Shareholders may obtain without
charge a copy of the Company's
1999 Form 10-K. Written requests
should be addressed to:
Shareholder Services
MASSBANK Corp.
159 Haven Street
Reading, MA 01867

Dividend Reinvestment and
Stock Purchase Plan

Shareholders may obtain a brochure
containing a detailed description of
the plan by writing to:
Shareholder Services
MASSBANK Corp.
159 Haven Street
Reading, MA 01867

Transfer Agent

EquiServe
Boston EquiServe Division
Shareholder Services
P.O. Box 644
Boston, MA 02102-0644

Independent Auditors

KPMG LLP
99 High Street
Boston, MA 02110

Legal Counsel

Goodwin, Procter & Hoar LLP
Exchange Place
Boston, MA 02109

Reports on Effectiveness
of Internal Control Structure
Over Financial Reporting

Shareholders may obtain without
charge a copy of Management's
and the Independent Auditors'
1999 Reports on the Effectiveness
of the Company's Internal Control
Structure Over Financial Reporting.
Written requests should be addressed to:
Shareholder Services
MASSBANK Corp.
159 Haven Street
Reading, MA 01867

  OFFICERS AND DIRECTORS
  MASSBANK CORP.


  OFFICERS

  Gerard H. Brandi
  Chairman, President and
  Chief Executive Officer

  Reginald E. Cormier
  Senior Vice President, Treasurer and
  Chief Financial Officer

  Robert S. Cummings
  Secretary

  Donna H. West
  Assistant Secretary

  BOARD OF DIRECTORS

  Samuel Altschuler
  Retired, Sanmina Corp.

 *Mathias B. Bedell
  Retired, Bedell Brothers Insurance
  Agency, Inc.

 *Gerard H. Brandi
  Chairman, President and
  Chief Executive Officer,
  MASSBANK Corp.

  Allan S. Bufferd
  Treasurer,
  Massachusetts Institute of Technology

 +Peter W. Carr
  Retired, Guilford Transportation
  Industries

 +Alexander S. Costello
  Editorial Page Editor,
  Lowell Sun Publishing Co., Inc.

 *Robert S. Cummings
  Senior Counsel,
  Nixon Peabody LLP

  Leonard Lapidus
  Banking and Bank Regulation
  Consultant

 *Stephen E. Marshall
  President, C.H. Cleaves Insurance
  Agency, Inc.

  Nancy L. Pettinelli
  Executive Director,
  Visiting Nurse Association

+*Herbert G. Schurian
  Certified Public Accountant

 *Dr. Donald B. Stackhouse
  Dentist

 *Member, Executive Committee
 +Member, Audit Committee


OFFICERS AND DIRECTORS
MASSBANK

OFFICERS

Gerard H. Brandi
Chairman, President and
Chief Executive Officer

Donald R. Washburn
Senior Vice President, Lending

Donna H. West
Senior Vice President,
Community Banking

Reginald E. Cormier
Senior Vice President, Treasurer
and Chief Financial Officer

David F. Carroll
Vice President, Operations

Richard J. Flannigan
Vice President and
President

Thomas J. Queeney
Vice President and
Senior Trust Officer

Janet L. Daniels
Director of Audit and
Compliance

Aunali Dohadwala
Director of Information
Technology

Gerard F. Frechette
Director of Human Resources

Marilyn H. Abbott
Assistant Treasurer

Andrea S. Bradford
Assistant Vice President

Gregory W. Bowe
Assistant Vice President

Ernest G. Campbell, Jr.
Collections and Security Officer

Marianne J. Carpenter
Assistant Treasurer

Charles F. Coupe
Information Officer

Keri L. DeRosa
Mortgage Origination Officer

Karen L. Flammia
Assistant Vice President

Melissa J. Flanagan
Assistant Treasurer

Rachael E. Garneau
Assistant Treasurer

Brian W. Hurley
Assistant Vice President

Kenneth A. Masson
Assistant Vice President

Elkin Z. Montoya
Mortgage Origination Officer

Karen L. O'Rourke
Assistant Treasurer

Mindy S. Peloquin
Assistant Treasurer

Renald A. Robillard
Assistant Treasurer

Lisa A. Sawyer
Assistant Treasurer

Alice B. Sweeney
Assistant Comptroller

Richard A. Tatarczuk
Assistant Vice President
and Comptroller

Francis J. Walsh
Operations Officer

Margaret E. White
Assistant Treasurer

Patricia A. Witts
Assistant Treasurer

Michael J. Woods
Assistant Vice President


BOARD OF DIRECTORS AND EXECUTIVE COMMITTEE

Mathias B. Bedell
Gerard H. Brandi, Chairman
Robert S. Cummings, Clerk
Stephen E. Marshall
Herbert G. Schurian
Dr. Donald B. Stackhouse
Donna H. West


56