Form 10-K, Exhibit 13
period 2000-12-31
MASSBANK CORP
filed 2001-03-26
CIK 799166

                                                                      Exhibit 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report. Certain amounts reported for prior years have been reclassified to conform to the 2000 presentation. The discussion contains certain forward-looking statements regarding the future performance of the Company. All forward-looking information is inherently uncertain and actual results may differ substantially from the assumptions, estimates, or expectations reflected or contained in the forward-looking information.

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

FINANCIAL CONDITION

The Company's total assets increased $14.0 million to $938.7 million as of December 31, 2000, as a result of an increase in total investments of $28.6 million partially offset by a decrease in the bank's loan portfolio, net of allowance for loan losses, of $15.3 million. Other assets reflect an increase of $0.7million as of December 31, 2000 from year-end 1999.

         The Company's total investments consisting of investment securities and other short-term investments, including term federal funds sold and interest-bearing bank deposits increased $28.6 million from $578.5 million at December 31, 1999 to $607.1 million at year-end 2000. The increase is attributable to an increase in term federal funds sold, trading securities and short-term investments of $30.0 million, $13.8 million and $1.9 million, respectively. These were partially offset by a decrease in longer-term investments. One of the primary components of the Bank's investment securities portfolio, U.S. Treasury and Government agency securities decreased by $18.0 million in 2000. This decrease was partially offset by an increase of $4.9 million in mortgage-backed securities. Other investments decreased by $4.0 million in 2000.

         During the second half of 2000 the interest rate curve was either flat or inverted. As a result of long-term rates being either the same as or lower than short-term rates during this period, the Company's investments shifted toward short-term investments, ending the year 2000 with an increase in short-term investments compared to year-end 1999.

         The increase in the Company's total investments was also positively affected by an increase in the market value of its securities available for sale portfolio. The net unrealized gains on the Company's securities available for sale portfolio increased $6.3 million to $10.0 million at December 31, 2000 from $3.7 million at December 31, 1999. The increase in market value of the securities portfolio is directly related to the upward movement in bond prices.

         The loan portfolio at December 31, 2000, net of allowance for loan losses, amounted to $307.5 million compared to $322.8 million at December 31, 1999, a decrease of $15.3 million or 4.7%. This decrease resulted primarily from a decrease in fixed rate residential mortgage loans. The rising interest rates in the first half of 2000 significantly reduced the demand for mortgage refinancings. As a result, total loan originations decreased to $33.0 million in 2000, from $82.4 million the prior year. Loan origination totals for 1999 include a $15.0 million commercial loan to a single borrower with AAA rated credit.

         Deposit accounts of all types have traditionally been the primary source of funds for the Bank's lending and investment activities. The Bank's deposit flows are influenced by prevailing interest rates, competition and other market conditions. The Bank's management attempts to manage its deposits through selective pricing and marketing. Total deposits increased a modest $5.6 million during 2000 to $823.6 million at December 31, 2000, from $818.0 at year-end 1999.

         Total stockholders' equity increased $6.7 million to $108.2 million at December 31, 2000, representing a book value of $34.25 per share, from $101.5 million representing a book value of $30.65 per share at December 31, 1999. This represents an increase in book value per share of $3.60 or 11.7% over the prior year. Contributing to the increase in total stockholders' equity was the Company's net income of $11.1 million in 2000, an increase in net unrealized gains, net of tax, on the Company's securities available for sale of $4.0 million and the issuance of common stock under the Company's stock option plan. These were partially offset by the payment of $3.8 million in dividends to stockholders and the cost of shares of treasury stock repurchased during the year in the amount of $5.8 million. The Company's book value per share was positively affected by the Company's purchase of 191,100 shares of its common stock, at less than current book value, during 2000 pursuant to its stock repurchase program.

ASSET QUALITY

Asset quality remains strong. Nonaccrual loans, generally those loans which are 90 days or more delinquent, decreased to $0.6 million at December 31, 2000, from $0.9 million at December 31, 1999. The bank's provision for loan losses, which amounted to $140 thousand in 1999, decreased by $80 thousand to $60 thousand in 2000. Loan charge-offs, net of recoveries, amounted to $21 thousand in 2000, down from $35 thousand in 1999, which continued the trend of recent years.

         The Bank added a modest $39 thousand to its allowance for loan losses in 2000 due to a low level of net loan charge-offs and the high quality of its loan portfolio. The bank's allowance for loan losses at December 31, 2000 totaled approximately $2.6 million, representing 459% of nonaccrual loans and 0.84% of total loans. The bank believes that its allowance for loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions. The Bank had no real estate acquired through foreclosure at year-end 2000.


RESULTS OF OPERATIONS

Comparison of the years 2000 and 1999

Massbank Corp. reported consolidated net income of $11.1 million or $3.37 in diluted earnings per share in 2000 compared to net income of $11.3 million or $3.25 in diluted earnings per share in 1999. This is the ninth consecutive year of record diluted earnings per share for the Company. Basic earnings per share for 2000 increased to $3.45 from $3.35 in the prior year. Return on average assets and return on average realized equity were 1.20% and 10.95%, respectively, in 2000, compared to 1.20% and 11.35%, respectively, in 1999.

         The Company reported operating net income of $11.3 million or $3.43 in diluted operating earnings per share ($3.51 in basic operating earnings per share) for the year ended December 31, 2000. This compares to operating net income of $11.3 million or $3.25 in diluted operating earnings per share ($3.35 in basic operating earnings per share) earned in 1999. The Company's operating net income for the year ended December 31, 2000 excludes $363,000 of net litigation expenses (pre-tax) or $211,000 (after tax) incurred in connection with Massbank's prosecution of a trademark case. The Company was successful in protecting its trademarks against infringement by another financial institution and was granted some compensation for legal fees in the final judgement.

         The decrease in net income in 2000 compared to 1999 primarily reflects a decrease in securities gains of $508 thousand, a decrease in net interest income of $119 thousand and a decrease in non-interest income (exclusive of securities gains) of $66 thousand. These were partially offset by a decrease in the provision for loan losses of $80 thousand, a decrease in non-interest expense of $53 thousand and the Company's lower effective income tax rate. Additionally, the earnings per share increase in 2000 was positively effected by the reduced number of average common shares outstanding as a result of the Company's purchase of 191,100 shares of its common stock during 2000 pursuant to its stock repurchase program.


NET INTEREST INCOME

Net interest income on a fully taxable equivalent basis totaled $25.0 million for 2000 and $25.1 million for 1999. This decrease was principally attributable to a decrease in average earning assets, partially offset by an improvement in net interest margin. Average earning assets decreased $17.0 million to $905.7 million in 2000, from $922.7 million in 1999. The Company's net interest margin for 2000 was 2.76%, an improvement from 2.72% reported in 1999.

         The tables on pages 22 and 23 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have effected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume and (2) changes in interest rates.


INTEREST AND DIVIDEND INCOME

Interest and dividend income on a fully taxable equivalent basis totaled $60.4 million for the year ended December 31, 2000, compared to $58.3 million for the year ended December 31, 1999. The yield on average earning assets increased to 6.67% in 2000, from 6.32% in the prior year. The average total earning assets of the Company decreased $17.0 million in 2000.

         As shown in the rate/volume analysis table on page 23, the improvement in yield on average earning assets resulted in an increase in interest and dividend income in 2000 of $3.1 million over 1999. Conversely, the total effect of lower average earning assets on interest and dividend income in 2000 was a $1.0 million decrease from 1999, resulting in a net increase in total interest and dividend income of $2.1 million over 1999.

INTEREST EXPENSE

Total interest expense increased $2.2 million or 6.6% to $35.4 million for the year ended December 31, 2000 from $33.2 million for the year ended December 31, 1999. This increase is due to an increase in the Company's average cost of funds from 4.02% in 1999 to 4.32% in 2000, partially offset by the decrease in interest expense resulting from a decrease in the Company's average total deposits, from $826.7 million in 1999 to $818.6 million in 2000.

         The Company's higher cost of funds in 2000 was the result of rising market interest rates in 2000.

         As shown in the rate/volume analysis table on page 23, the effect on total interest expense from changes in interest- bearing deposit rates was a $2.5 million increase over 1999. Conversely, the total effect of lower average total deposits on interest expense in 2000 was a $0.3 million decrease from 1999, resulting in a net increase in total interest expense of $2.2 million over 1999.


PROVISION FOR LOAN LOSSES

The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. The provision for loan losses in 2000 was $60 thousand compared to $140 thousand in 1999. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired in accordance with the terms of SFAS 114, general loss allocations for various loan types based on loss experience factors and an unallocated allowance which is maintained based on management's assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may effect the borrower's ability to pay, and trends in loan delinquencies and charge-offs. At December 31, 2000, the allowance for loan losses was $2.6 million representing 459% of nonaccrual loans. The Bank's nonaccrual loans totaled $565 thousand at December 31, 2000 down from $857 thousand a year earlier. Net charge-offs also declined to $21 thousand in 2000 from $35 thousand in the prior year. Management believes that the allowance for loan losses as of year-end 2000 is adequate to cover the risks inherent in the loan portfolio under current conditions.


NON-INTEREST INCOME

Non-interest income consists of gains or losses on securities, deposit account service fees and other non-interest income.

         Non-interest income decreased $0.6 million to $5.0 million for the year ended December 31, 2000, from $5.6 million for the year ended December 31, 1999. This decrease is primarily due to a decrease in securities gains in 2000 compared to 1999.

         Net securities gains totaled $3.5 million in 2000 compared to $4.0 million in the prior year. The securities gains are primarily attributable to the favorable performance of the Company's equity securities portfolio which has produced strong returns in recent years. Management does not expect this trend to continue. Management believes that the equity markets, which have corrected in recent months, will provide returns in the future that represent more closely the historical norms.

         All other non-interest income combined decreased $66 thousand to less than $1.5 million in 2000, from over $1.5 million in the prior year. This decrease is due to a decrease in deposit account service fees and miscellaneous other non-interest income of $36 thousand and $30 thousand, respectively.


NON-INTEREST EXPENSE

Non-interest expense totaled $12.5 million for 2000, a decrease of $53 thousand compared with $12.6 million in 1999. The Company's total non-interest expense in 2000 includes net litigation expenses of $363 thousand that the bank incurred in connection with its trademark case. Excluding these litigation expenses, non-interest expense would have decreased $416 thousand or 3.3% to $12.2 million in 2000, from $12.6 million in the prior year.

         The decrease of $53 thousand in non-interest expense for the year ended December 31, 2000 is primarily due to a decrease in salaries and employee benefit expenses. Salaries and employee benefits, the largest component of non-interest expense, decreased $436,000 or 5.9% to $7.0 million in 2000 from $7.4 million in 1999. Part of this improvement resulted from the fact that the bank operated with fewer people in 2000 due in part to the tight labor market in Massachusetts. Offsetting this decrease was an increase of over 100% in professional services expenses, from $481 thousand in 1999 to $959 thousand in 2000, due largely to the aforementioned litigation expenses that the bank incurred in protecting its trademarks against infringement by another financial institution.

         Excluding the aforementioned litigation expenses, the Company's efficiency ratio, which measures how much it costs to generate one dollar of revenue, showed modest improvement in 2000, reaching 40.5% from the previous year's milestone of 40.9%.

INCOME TAX EXPENSE

The Company recorded income tax expense of $6.2 million in 2000, a decrease of $360 thousand when compared to the prior year. The decrease in income tax expense is due primarily to lower pretax earnings and a reduction in the Company's effective income tax rate. The effective income tax rate for the year ended December 31, 2000 was 35.77%, down from 36.66% in the prior year. The decrease in the Company's effective income tax rate in 2000 is due, in part, to the increased investment income generated by the Bank's two security corporation subsidiaries which are taxed at a lower rate than the Bank for state income tax purposes.


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

         Increases in both net income and earnings per share in 1999 compared to 1998 primarily reflect an increase in securities gains of $1.1 million, a decrease in the provision for loan losses of $53 thousand and the Company's lower effective income tax rate. These improvements were partially offset by a decrease of $512 thousand in net interest income, a decrease of $168 thousand in non-interest income (exclusive of securities gains) and an increase in non-interest expense of $51 thousand. Additionally, the earnings per share increase in 1999 was positively affected by the reduced number of average common shares outstanding as a result of the Company's purchase of 210,967 shares of its common stock during 1999 pursuant to its stock repurchase program.


NET INTEREST INCOME

Net interest income on a fully taxable equivalent basis totaled $25.1 million for 1999 and $25.7 million for 1998. This decrease was principally attributable to a decline in net interest margin, partially offset by the positive effect of average earning asset growth. The net interest margin for 1999 was 2.72%, a decline from 2.81% reported in 1998. The Company's average earning assets increased $9.8 million to $922.7 million in 1999, from $912.9 million in 1998.

         The tables on pages 22 and 23 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have effected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume and (2) changes in interest rates.


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

         As shown in the rate/volume analysis table on page 23, the decline in yield on average earning assets resulted in a decrease in interest and dividend income in 1999 of $2.6 million from 1998. Conversely, the total effect of higher average earning assets on interest and dividend income in 1999 was a $942 thousand increase over 1998, resulting in a net decrease in total interest and dividend income of $1.6 million from 1998.


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

         As shown in the rate/volume analysis table on page 23, the effect on total interest expense from changes in interest- bearing deposit rates was a $1.6 million decrease from 1998. Conversely, the total effect of higher average total deposits on interest expense in 1999 was a $516 thousand increase over 1998, resulting in a net decrease in total interest expense of $1.1 million from 1998.

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

INCOME TAX EXPENSE

The Company recorded income tax expense of $6.5 million in 1999, an increase of $65 thousand when compared to the prior year. The increase in income tax expense is due primarily to higher pretax earnings partially offset by a slight reduction in the Company's effective income tax rate. The effective income tax rate for the year ended December 31, 1999 was 36.66%, down from 37.26% in the prior year. The decrease in the Company's effective income tax rate in 1999 is due, in part, to the scheduled reduction in the Bank's statutory state excise tax rate from 10.91% in 1998 to 10.50% in 1999; and to the increased investment income generated by the Bank's two security corporation subsidiaries which are taxed at a lower rate than the Bank for state income purposes.


LIQUIDITY AND CAPITAL RESOURCES

The Bank must maintain a sufficient level of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank's primary sources of funds are deposits, loan amortization and prepayments, sales or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in overnight federal funds sold, which can be immediately converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 2000, the Bank had $112.7 million or 12.0% of total assets and $155.4 million or 16.6% of total assets invested, respectively, in overnight federal funds sold and United States obligations.

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

         The capital ratios of the Bank and the Company currently exceed the minimum regulatory requirements. At December 31, 2000, the Bank had a leverage Tier I capital to average assets ratio of 10.89%, a Tier I capital to risk-weighted assets ratio of 34.14% and a total capital to risk-weighted assets ratio of 35.86%. The Company, on a consolidated basis, had ratios of leverage Tier I capital to average assets of 10.94%, Tier I capital to risk-weighted assets of 34.30% and total capital to risk-weighted assets of 36.02% at December 31, 2000.


ASSET AND LIABILITY MANAGEMENT

The goal of asset/liability management is to ensure that liquidity, capital and market risk are prudently managed. Asset/ liability management is governed by policies reviewed and approved annually by the Bank's Board of Directors (the "Board"). The Board establishes policy limits for long-term interest rate risk assumption and delegates responsibility for monitoring and measuring the Company's exposure to interest rate risk to the Risk Management and Asset/Liability Committee (the"Committee"). The Committe which is comprised of members of the Company's Board of Directors, members of senior management and the bank's comptroller, generally meets three times a year to review the economic environment and the volume, mix and maturity of the Company's assets and liabilities.

INTEREST RATE RISK

The primary goal of interest-rate risk management is to control the Company's exposure to interest rate risk both within limits approved by the Board and within narrower guidelines approved by the Risk Management and Asset/Liability Committee. These limits and guidelines reflect the Company's tolerance for interest rate risk over both short-term and long-term time horizons.
The Company monitors its interest rate exposures using a variety of financial tools. It also produces a GAP analysis quarterly, reflecting the known or assumed maturity, repricing and other cash flow characteristics of the Company's interest-earning assets and interest-bearing liabilities.

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

         In contrast, however, the Company's one-year GAP position while positive as of year end 2000 has been negative in recent years and its net interest spread has moved in the same direction as the change in market rates rather than in the opposite direction as GAP analysis theory postulates. One of the more significant reasons for this is the fact that a GAP presentation does not reflect the degrees to which interest earning assets and deposit costs respond to changes in market interest rates. The rates on all financial instruments do not always move by the same amount as the general change in market rates. In addition, the Company has elected, in recent years, either not to raise rates or to raise rates by a modest amount on its savings and transaction-oriented accounts in response to an increase in market rates. It should be noted that for the above two reasons, among others, the Company's net interest spread has moved in the same direction as market interest rates in the past and may in the future.

         The Company's policy is to limit its one-year GAP position to 15.0% of total assets. The Company has historically managed its interest rate GAP primarily by lengthening or shortening the maturity structure of its securities portfolio, by continually modifying the composition of its securities portfolio and by selectively pricing and marketing its various deposit products.

         The following table summarizes the Company's GAP position at December 31, 2000. As of this date, the Company's one-year cumulative GAP position was positive $33.4 million, or approximately 3.6% of total assets. The cumulative GAP-asset ratio measures the direction and extent of imbalance between an institution's assets and liabilities repricing through the end of a particular period.

---------------------------------------------------------------------------------------------------------------------------
                                                                          INTEREST SENSITIVITY PERIODS
                                               3 Months      3 to 6       6 Months      1 to 5        Over
(In thousands)                                 or Less       Months       to 1 Year     Years        5 Years        Total
---------------------------------------------------------------------------------------------------------------------------

Interest-earning assets:
Loans                                         $  46,229    $  12,464     $  27,163     $ 134,978    $  89,313     $ 310,147
Short-term investments:
  Federal funds sold                            112,711           --            --            --           --       112,711
  Investment in money market funds                  131           --            --            --           --           131
Term federal funds sold                          20,000       10,000            --            --           --        30,000
Interest-bearing deposits in banks                    3           --         1,205           470           --         1,678
Securities held to maturity                          --          230            --            --           --           230
Securities available for sale                    57,898       49,968        51,383       190,452       92,851       442,552
Trading securities                               19,794           --            --            --           --        19,794
---------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets             $ 256,766    $  72,662     $  79,751     $ 325,900    $ 182,164     $ 917,243
---------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
Deposits(1) (2)                               $ 206,789    $  83,763     $  85,222     $  54,867    $ 365,809     $ 796,450
---------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities        $ 206,789    $  83,763     $  85,222     $  54,867    $ 365,809     $ 796,450
---------------------------------------------------------------------------------------------------------------------------
GAP for period                                $  49,977    $ (11,101)    $  (5,471)    $ 271,033    $(183,645)    $ 120,793
Cumulative GAP - December 31, 2000            $  49,977    $  38,876     $  33,405     $ 304,438    $ 120,793
Cumulative GAP as a percent of total assets         5.3%         4.1%          3.6%         32.4%        12.9%
---------------------------------------------------------------------------------------------------------------------------
Cumulative GAP - December 31, 1999            $  13,011    $ (40,032)    $ (27,489)    $ 243,343    $ 108,890
===========================================================================================================================

(1) Excludes non-interest bearing demand accounts of $28,562.
(2) Includes escrow deposits of borrowers of $1,387.

The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values as of December 31, 2000.

-----------------------------------------------------------------------------------------------------------------------------------
                                                         EXPECTED MATURITY DATE
                                                          AT DECEMBER 31, 2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Fair Value
(In thousands)                               2001        2002       2003       2004     2005     Thereafter    Total    at 12/31/00
-----------------------------------------------------------------------------------------------------------------------------------
Interest sensitive assets:
Fixed rate securities                      $138,466   $ 78,280    $49,892    $33,520   $28,760    $ 92,851    $421,769    $421,769
  Average interest rate(1)                     6.24%      6.41%      6.42%      6.43%     6.42%       6.45%       6.37%
Variable rate securities(2)                  39,543         --         --         --        --       1,264      40,807      40,807
  Average interest rate(1)                     4.05%        --         --         --        --        6.01%       4.11%
Fixed rate loans                             40,236     32,847     29,541     24,759    20,503      85,751     233,637     232,786
  Average interest rate                        6.90%      6.87%      6.89%      6.89%     6.86%       6.86%       6.88%
Variable rate loans                          23,567      7,470      6,083      4,979     4,238      30,173      76,510      77,045
  Average interest rate                        7.18%      7.64%      7.69%      7.72%     7.77%       8.66%       7.92%
Other fixed rate assets(4)                   31,093        582         --         --        --          --      31,675      31,675
  Average interest rate                        6.54%      6.02%        --         --        --          --        6.53%
Other variable rate assets(3)               112,845         --         --         --        --          --     112,845     112,845
  Average interest rate                        6.44%        --         --         --        --          --        6.44%
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest sensitive assets        $385,750   $119,179    $85,516    $63,258   $53,501    $210,039    $917,243    $916,927
===================================================================================================================================
Interest sensitive liabilities:
Savings and money market
    deposit accounts                       $  2,970   $  2,693    $ 2,452    $ 2,242   $ 2,058    $322,533    $334,948    $334,948
  Average interest rate                        3.16%      3.18%      3.19%      3.21%     3.23%       3.43%       3.42%
Fixed rate certificates of deposit          257,072     45,134      5,230      1,209       106         494     309,245     309,935
  Average interest rate                        5.78%      5.88%      5.81%      5.25%     5.44%       5.34%       5.79%
Variable rate certificates of deposit        33,925     38,476     18,952      8,383        --          --      99,736      99,736
  Average interest rate                        7.40%      7.41%      7.66%      6.80%       --          --        7.40%
NOW accounts                                     --         --         --         --        --      51,390      51,390      51,390
  Average interest rate                          --         --         --         --        --        0.96%       0.96%
Escrow deposits of borrowers                  1,387         --         --         --        --          --       1,387       1,387
  Average interest rate                        0.25%        --         --         --        --          --        0.25%
Deposit acquisition premium,
  net of amortization                          (230)       (26)        --         --        --          --        (256)         --
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest sensitive liabilities   $295,124   $ 86,277    $26,634    $11,834   $ 2,164    $374,417    $796,450    $797,396
===================================================================================================================================

(1) Securities rates presented are on a tax equivalent basis.
(2) Includes equity securities.
(3) Consists of overnight Federal funds sold, money market funds and interest-bearing deposits in banks.
(4) Consists of term Federal funds sold and interest-bearing deposits in banks.

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

OTHER MARKET RISKS

The Company's investment securities portfolio includes equity securities with a market value of approximately $19.8 million at December 31, 2000. The net unrealized gains on these securities totaled $5.4 million at year-end 2000. Movements in equity prices may effect the amount of securities gains or losses which the Company realizes from the sale of these securities and thus may have an impact on earnings.

AVERAGE BALANCE SHEETS


=================================================================================================================================
(In thousands) YEARS ENDED DECEMBER 31,     2000                               1999                             1998
---------------------------------------------------------------------------------------------------------------------------------
                                            Interest Average                  Interest Average                 Interest Average
                                Average   Income/      Yield/    Average     Income/    Yield/     Average    Income/     Yield/
                               Balance(4) Expense      Rate(4)  Balance(4)   Expense    Rate(4)   Balance(4)  Expense     Rate(4)
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Earning assets:
  Federal funds sold           $135,728   $  8,595      6.33%    $128,124   $  6,294      4.91%    $137,123   $  7,316      5.34%
  Short-term investments(2)       7,646        441      5.77       22,600      1,105      4.89       26,792      1,440      5.37
  Investment securities         166,264      9,332      5.61      164,117      8,931      5.44      145,863      8,473      5.81
  Mortgage-backed securities    273,464     19,015      6.95      275,361     18,735      6.80      299,368     20,496      6.85
  Trading securities              5,020        310      6.18       10,760        495      4.60       16,460        819      4.98
  Mortgage loans(1)             280,732     19,670      7.01      292,172     20,516      7.02      264,898     19,413      7.33
  Other loans(1)                 36,838      3,035      8.24       29,516      2,256      7.64       22,375      2,021      9.03
--------------------------------------------------               -------------------               -------------------

    Total earning assets        905,692     60,398      6.67%     922,650     58,332      6.32%     912,879     59,978      6.56%
=================================================================================================================================
Allowance for
  loan losses                    (2,571)                           (2,498)                           (2,375)
---------------------------------------------------------------------------------------------------------------------------------
    Total earning assets
      less allowance for
      loan losses               903,121                           920,152                           910,504
Other assets                     20,450                            19,923                            19,512
---------------------------------------------------------------------------------------------------------------------------------
    Total assets               $923,571                          $940,075                         $ 930,016
=================================================================================================================================
LIABILITIES:
Deposits:
  Demand and NOW               $ 75,956        488      0.64%    $ 74,933        504      0.67%   $  70,159        554      0.79%
  Savings                       343,079     11,711      3.41      353,851     12,060      3.41      349,637     11,959      3.42
  Time certificates of deposit  399,554     23,198      5.81      397,935     20,640      5.19      391,816     21,807      5.57
--------------------------------------------------               -------------------               -------------------

    Total deposits              818,589     35,397      4.32%     826,719     33,204      4.02%     811,612     34,320      4.23%
---------------------------------------------------------------------------------------------------------------------------------
Other liabilities                 3,310                             7,209                             9,776
---------------------------------------------------------------------------------------------------------------------------------
    Total liabilities           821,899                           833,928                           821,388
=================================================================================================================================
STOCKHOLDERS' EQUITY:           101,672                           106,147                           108,628
    Total liabilities and
      stockholders' equity      $923,571                         $940,075                          $930,016
=================================================================================================================================
Net interest income (tax-
  equivalent basis)                         25,001                            25,128                            25,658
Less adjustment of tax-
  exempt interest income                       118                               126                               144
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                        $24,883                           $25,002                           $25,514
---------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                    2.35%                             2.30%                             2.33%
---------------------------------------------------------------------------------------------------------------------------------
Net interest margin(3)                                  2.76%                             2.72%                             2.81%
=================================================================================================================================

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

----------------------------------------------------------------------------------------------------------
                                                 2000 COMPARED TO 1999          1999 COMPARED TO 1998
(IN THOUSANDS)                                    INCREASE (DECREASE)             INCREASE (DECREASE)
YEARS ENDED DECEMBER 31,                                DUE TO                          DUE TO
----------------------------------------------------------------------------------------------------------
                                            Volume      Rate      Total      Volume      Rate       Total
----------------------------------------------------------------------------------------------------------
Interest and dividend income:
  Federal funds sold                       $   392    $ 1,909    $ 2,301    $  (463)   $  (559)   $(1,022)
  Short-term investments                      (834)       170       (664)      (212)      (123)      (335)
  Investment securities                        116        293        409      1,000       (524)       476
  Trading securities                          (319)       134       (185)      (266)       (58)      (324)
  Mortgage-backed securities                  (130)       410        280     (1,634)      (127)    (1,761)
  Mortgage loans                              (801)       (45)      (846)     1,939       (836)     1,103
  Other loans                                  593        186        779        578       (343)       235
----------------------------------------------------------------------------------------------------------
      Total interest and dividend income      (983)     3,057      2,074        942     (2,570)    (1,628)
----------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits:
    Demand and NOW                               7        (23)       (16)        36        (86)       (50)
    Savings                                   (368)        19       (349)       144        (43)       101
    Time certificates of deposit                84      2,474      2,558        336     (1,503)    (1,167)
----------------------------------------------------------------------------------------------------------
      Total interest expense                  (277)     2,470      2,193        516     (1,632)    (1,116)
----------------------------------------------------------------------------------------------------------
Net interest income                        $  (706)   $   587    $  (119)   $   426    $  (938)   $  (512)
==========================================================================================================

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


RECENT ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." These Statements establish comprehensive accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair market value. Under these Statements, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. The Company adopted these Statements on January 1, 2001. The adoption of these Statements did not have a material effect on the Company's consolidated financial statements.

INDEPENDENT AUDITORS' REPORT

[KPMG LOGO]

The Board of Directors and Stockholders
Massbank Corp.:

         We have audited the accompanying consolidated balance sheets of Massbank Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Massbank Corp. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


Boston, Massachusetts                              /s/ KPMG LLP
January 9, 2001

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,                            2000         1999
-----------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                  $   9,179    $  10,476
Short-term investments (Note 2)                                            112,842      110,928
-----------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                        122,021      121,404
-----------------------------------------------------------------------------------------------
Term federal funds sold                                                     30,000           --
Interest-bearing deposits in banks                                           1,678        3,841
Securities held to maturity, at amortized cost
  (market value of $230 in 2000 and in 1999) (Note 3)                          230          230
Securities available for sale, at market value
  (amortized cost of $432,567 in 2000 and $453,844 in 1999) (Note 3)       442,552      457,502
Trading securities, at market value (Note 4)                                19,794        6,042
Loans (Notes 5, 7 and 11):
  Mortgage loans                                                           272,951      288,580
  Other loans                                                               37,196       36,785
-----------------------------------------------------------------------------------------------
    Total loans                                                            310,147      325,365
  Allowance for loan losses (Note 6)                                        (2,594)      (2,555)
-----------------------------------------------------------------------------------------------
    Net loans                                                              307,553      322,810
-----------------------------------------------------------------------------------------------
Premises and equipment (Note 9)                                              3,932        4,127
Real estate acquired through foreclosure (Note 7)                               --           62
Accrued interest receivable                                                  5,755        5,045
Goodwill                                                                     1,189        1,288
Current income tax asset, net                                                  284          292
Other assets                                                                 3,714        2,073
-----------------------------------------------------------------------------------------------
    Total assets                                                         $ 938,702    $ 924,716
===============================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits (Notes 10 and 11):
  Demand and NOW                                                         $  79,952    $  72,938
  Savings                                                                  334,948      353,090
  Time certificates of deposit                                             408,981      392,516
  Deposit acquisition premium, net of amortization                            (256)        (487)
-----------------------------------------------------------------------------------------------
    Total deposits                                                         823,625      818,057
Escrow deposits of borrowers                                                 1,387        1,477
Employee stock ownership plan liability (Note 15)                              312          468
Deferred income taxes (Note 12)                                              2,418          199
Other liabilities                                                            2,717        3,036
-----------------------------------------------------------------------------------------------
    Total liabilities                                                      830,459      823,237
-----------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 8 and 9)                          --           --
Stockholders' equity (Notes 12, 14, 15 and 16):
  Preferred stock, par value $1.00 per share; 2,000,000
    shares authorized, none issued                                              --           --
  Common stock, par value $1.00 per share; 10,000,000 shares
    authorized, 7,447,982 and 7,407,432 shares issued, respectively          7,448        7,407
  Additional paid-in capital                                                61,674       60,591
  Retained earnings                                                         93,165       85,873
-----------------------------------------------------------------------------------------------
                                                                           162,287      153,871
  Treasury stock at cost, 4,300,489 and 4,096,189 shares, respectively     (59,704)     (53,890)
  Accumulated other comprehensive income (Note 1)                            5,972        1,966
  Common stock acquired by ESOP (Note 15)                                     (312)        (468)
-----------------------------------------------------------------------------------------------
    Total stockholders' equity                                             108,243      101,479
-----------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                           $ 938,702    $ 924,716
===============================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31,       2000         1999         1998
------------------------------------------------------------------------------------------------
Interest and dividend income:
  Mortgage loans                                            $   19,670   $   20,516   $   19,413
  Other loans                                                    3,035        2,256        2,021
  Securities available for sale:
    Mortgage-backed securities                                  19,015       18,735       20,496
    Other securities                                             9,203        8,790        8,310
Trading securities                                                 310          495          819
Federal funds sold                                               8,595        6,294        7,316
Other investments                                                  452        1,120        1,459
------------------------------------------------------------------------------------------------
      Total interest and dividend income                        60,280       58,206       59,834
------------------------------------------------------------------------------------------------
Interest expense:
  Deposits:
    NOW                                                            488          504          554
    Savings                                                     11,711       12,060       11,959
    Time certificates of deposit                                23,198       20,640       21,807
------------------------------------------------------------------------------------------------
      Total interest expense                                    35,397       33,204       34,320
------------------------------------------------------------------------------------------------
      Net interest income                                       24,883       25,002       25,514
Provision for loan losses (Note 6)                                  60          140          193
------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses       24,823       24,862       25,321
------------------------------------------------------------------------------------------------
Non-interest income:
  Deposit account service fees                                     688          724          811
  Gains on securities, net                                       3,525        4,033        2,893
  Other                                                            775          805          886
------------------------------------------------------------------------------------------------
      Total non-interest income                                  4,988        5,562        4,590
------------------------------------------------------------------------------------------------
Non-interest expense:
  Salaries and employee benefits                                 7,000        7,436        7,426
  Occupancy and equipment                                        2,079        2,146        2,059
  Data processing                                                  473          486          510
  Professional services                                            959          481          461
  Advertising and marketing                                        198          198          171
  Amortization of intangibles                                      330          327          302
  Deposit insurance                                                185          114          116
  Contributions                                                     28           21           14
  Other                                                          1,261        1,357        1,456
------------------------------------------------------------------------------------------------
      Total non-interest expense                                12,513       12,566       12,515
------------------------------------------------------------------------------------------------
Income before income taxes                                      17,298       17,858       17,396
Income tax expense (Note 12)                                     6,187        6,547        6,482
------------------------------------------------------------------------------------------------
      Net income                                            $   11,111   $   11,311   $   10,914
================================================================================================
Weighted average common shares outstanding:
  Basic                                                      3,220,390    3,374,623    3,528,817
  Diluted                                                    3,293,968    3,478,944    3,676,642
Earnings per share (in dollars):
  Basic                                                     $     3.45   $     3.35   $     3.09
  Diluted                                                         3.37         3.25         2.97
================================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                   2000          1999         1998
----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                           $  11,111    $  11,311    $  10,914
  Adjustments to reconcile net income to net cash (used in) provided by operating activities:
    Depreciation and amortization                                            866          993          928
    Loan interest capitalized                                                (46)         (58)         (88)
    Amortization of ESOP shares committed to be released                      93          163          243
    (Increase) decrease in accrued interest receivable                      (710)          13          337
    (Decrease) increase in other liabilities                                (319)         478         (734)
    Decrease in current income taxes payable                                  --         (723)        (517)
    Decrease (increase) in current income tax asset, net                       8         (292)          --
    Accretion of discounts on securities, net of
      amortization of premiums                                              (847)        (961)      (1,152)
    Net trading securities activity                                      (13,228)      25,174       (8,671)
    Gains on securities available for sale                                (3,049)      (3,954)      (2,798)
    Gains on trading securities                                             (476)         (79)         (95)
    (Decrease) increase in deferred mortgage loan origination fees,
      net of amortization                                                   (167)          (3)         231
    Deferred income tax (benefit) expense                                   (103)        (161)         146
    (Increase) decrease in other assets                                   (1,213)        (327)          85
    Loans originated for sale                                                 --           --         (129)
    Loans sold                                                                --           --          129
    Provision for loan losses                                                 60          140          193
    Gains on sales of real estate acquired through foreclosure                (8)          --           (5)
    Gains on sales of premises and equipment                                  --           (2)          --
    (Decrease) increase in escrow deposits of borrowers                      (90)          39          (64)
----------------------------------------------------------------------------------------------------------
      Net cash (used in) provided by operating activities                 (8,118)      31,751       (1,047)
----------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of term federal funds                                        (50,000)          --      (35,000)
  Proceeds from maturities of term federal funds                          20,000       25,000       30,000
  Net decrease (increase) in interest-bearing bank deposits                2,163       (1,808)          50
  Proceeds from sales of investment securities available for sale         55,063       72,582       26,580
  Proceeds from maturities of investment securities held to maturity
    and available for sale                                                56,000       65,800       43,650
  Purchases of investment securities available for sale                  (89,621)    (169,020)     (59,291)
  Purchases of mortgage-backed securities                                (43,750)     (88,397)     (10,043)
  Principal repayments of mortgage-backed securities                      47,002       68,430       70,203
  Principal repayments of securities held to maturity                         --           44           18
  Principal repayments of securities available for sale                        4          124            4
  Loans originated                                                       (32,989)     (82,415)    (105,103)
  Loan principal payments received                                        48,346       62,254       71,687
  Loans purchased                                                             --         (345)          --
  Purchases of premises and equipment                                       (288)        (376)        (508)
  Proceeds from sale of premises and equipment                                --            2           --
  Proceeds from sale of real estate acquired through foreclosure              70           86          316
  Net advances on real estate acquired through foreclosure                    --           (4)         (20)
----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                   12,000      (48,043)      32,543
----------------------------------------------------------------------------------------------------------

                                                                     (Continued)

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

--------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                  2000         1999         1998
--------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase (decrease) in deposits                                    5,337       (6,202)      13,978
  Payments to acquire treasury stock                                    (5,814)      (7,618)      (4,703)
  Purchase of company stock for deferred compensation plan                 366           --           --
  Issuance of common stock under stock option plan                         415          351          741
  Tax benefit resulting from stock options exercised                       250           97          329
  Cash dividends paid on common stock                                   (3,829)      (3,759)      (3,605)
  Tax benefit resulting from dividends paid on unallocated shares
    held by the ESOP                                                        10           13           15
--------------------------------------------------------------------------------------------------------
    Net cash (used in) provided by financing activities                 (3,265)     (17,118)       6,755
--------------------------------------------------------------------------------------------------------
    Net increase (decrease) in cash and cash equivalents                   617      (33,410)      38,251
Cash and cash equivalents at beginning of year                         121,404      154,814      116,563
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                             $ 122,021    $ 121,404    $ 154,814
--------------------------------------------------------------------------------------------------------
Supplemental cash flow disclosures:
Cash transactions:
  Cash paid during the year for interest                             $  35,382    $  33,204    $  34,319
  Cash paid during the year for taxes, net of refunds                    6,022        7,617        6,185
  Purchases of securities executed but not settled at beginning of
  year which settled during the year                                       117          129           32
  Sales of securities executed but not settled at beginning
  of year which settled during the year                                    202          583           --
Non-cash transactions:
  SFAS 115:
    (Decrease) increase in stockholders' equity                          4,006       (9,725)       2,620
    (Decrease) increase in deferred tax liabilities                      2,322       (6,401)       1,688
    Securities reclassified from available for sale to trading              --           --        1,111
  Transfers from loans to real estate acquired through foreclosure          --           58          377
  Transfers from loans to other assets                                      --           --           56
  Transfers from premises and equipment to other assets                     --           --            9
  Purchases of securities executed but not settled as of year-end           60          117          129
  Sales of securities executed but not settled as of year-end              573          202          583
--------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                Accumulated      Common
                                                         Additional                                   other       stock
                                                 Common     paid-in    Retained    Treasury   comprehensive    acquired
                                                  stock     capital    earnings       stock          income     by ESOP     Total
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                    $ 7,337   $  58,737    $ 70,984    $ (41,569)   $   9,071    $    (781)   $ 103,779
  Net Income                                         --          --      10,914           --           --           --       10,914
  Other comprehensive income, net of tax:
    Unrealized gains on securities, net of
    reclassification adjustment (Note 1)             --          --          --           --        2,620           --        2,620
  Comprehensive income                               --          --          --           --           --           --       13,534
  Cash dividends declared
    ($1.02 per share)                                --          --      (3,605)          --           --           --       (3,605)
  Tax benefit resulting from dividends paid
    on unallocated shares held by the ESOP           --          --          15           --           --           --           15
  Net decrease in liability to ESOP                  --          --          --           --           --          156          156
  Amortization of ESOP shares
    committed to be released                         --         243          --           --           --           --          243
  Purchase of treasury stock                         --          --          --       (4,703)          --           --       (4,703)
  Exercise of stock options and
    related tax benefits                             47       1,023          --           --           --           --        1,070
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                      7,384      60,003      78,308      (46,272)      11,691         (625)     110,489
  Net Income                                         --          --      11,311           --           --           --       11,311
  Other comprehensive loss, net of tax:
    Unrealized (losses) on securities, net of
    reclassification adjustment (Note 1)             --          --          --           --       (9,725)          --       (9,725)
  Comprehensive income                               --          --          --           --           --           --        1,586
  Cash dividends declared
    ($1.11 per share)                                --          --      (3,759)          --           --           --       (3,759)
  Tax benefit resulting from dividends paid
    on unallocated shares held by the ESOP           --          --          13           --           --           --           13
  Net decrease in liability to ESOP                  --          --          --           --           --          157          157
  Amortization of ESOP shares
    committed to be released                         --         163          --           --           --           --          163
  Purchase of treasury stock                         --          --          --       (7,618)          --           --       (7,618)
  Exercise of stock options and
    related tax benefits                             23         425          --           --           --           --          448
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                      7,407      60,591      85,873      (53,890)       1,966         (468)     101,479
  Net Income                                         --          --      11,111           --           --           --       11,111
  Other comprehensive income, net of tax:
    Unrealized (gains) on securities, net of
    reclassification adjustment (Note 1)             --          --          --           --        4,006           --        4,006
  Comprehensive income                               --          --          --           --           --           --       15,117
  Cash dividends declared
    ($1.185 per share)                               --          --      (3,829)          --           --           --       (3,829)
  Tax benefit resulting from dividends paid
    on unallocated shares held by the ESOP           --          --          10           --           --           --           10
  Net decrease in liability to ESOP                  --          --          --           --           --          156          156
  Amortization of ESOP shares
    committed to be released                         --          93          --           --           --           --           93
  Purchase of treasury stock                         --          --          --       (5,448)          --           --       (5,448)
  Purchase of company stock for
    deferred compensation plan                       --         366          --         (366)          --           --           --
  Exercise of stock options and
    related tax benefits                             41         624          --           --           --           --          665
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                    $ 7,448   $  61,674    $ 93,165    $ (59,704)   $   5,972    $    (312)   $ 108,243
====================================================================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

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

         The Company has one reportable operating segment. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. In preparing the consolidated 1/2nancial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and income and expenses for the period. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses.

         Certain amounts in the prior years' consolidated financial statements were reclassified to permit comparison with the current fiscal year.


INVESTMENTS IN DEBT AND EQUITY SECURITIES

Under its investment policy, management determines the appropriate classification of securities at the time of purchase. Those debt securities that the Company has the intent and the ability to hold to maturity are classified as securities held to maturity and are carried at amortized historical cost. Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market conditions, interest rates, changes in prepayment risk, the need to increase regulatory capital and other factors. The Company records investment securities available for sale at aggregate market value with the net unrealized holding gains or losses reported, net of tax effect, as a separate component of stockholders' equity until realized. As of December 31, 2000, stockholders' equity included approximately $6.0 million, representing the net unrealized gains on securities available for sale, less applicable income taxes. Investments classified as trading securities are stated at market value with unrealized gains and losses included in earnings.

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


DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." These Statements establish comprehensive accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair market value. Under these Statements, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determing the ineffective aspect of the hedge. The Company adopted these Statements on January 1, 2001. The adoption of these Statements did not have a material effect on the Company's consolidated financial statements.

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


ALLOWANCE FOR LOAN LOSSES

The Company maintains an allowance for probable losses that are inherent in the Company's loan portfolio. The allowance for loan losses is increased by provisions charged to operations based on the estimated loan loss exposure inherent in the portfolio. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired in accordance with the terms of SFAS 114, general loss allocations for various loan types based on loss experience factors and an unallocated allowance which is maintained based on management's assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may effect the borrower's ability to pay, and trends in loan delinquencies and charge-offs. Realized losses, net of recoveries, are charged directly to the allowance. While management uses the information available in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.


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

GOODWILL AND OTHER INTANGIBLES

The excess of purchase price over the fair value of net assets of acquired companies is classified and reported as goodwill. Goodwill is being amortized using the straight-line method, over 15 years. The deposit acquisition premium arising from acquisitions is reported net of accumulated amortization. Such premium is being amortized on a straight-line basis over 10 years. Goodwill and other intangible assets are reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset.


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


EARNINGS PER COMMON SHARE

Basic EPS is computed
by dividing net income by the weighted average number of shares of common stock outstanding during the year reduced by the weighted average number of unallocated shares held by the Employee Stock Ownership Plan ("ESOP"). Diluted EPS reflects the effect on the weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options were converted into common stock using the treasury stock method.

         The treasury shares acquired in connection with the Company's directors deferred compensation plan are considered outstanding in the computation of earnings per share and book value per share.

         A reconciliation of the weighted average shares outstanding for the years ended December 31, 2000, 1999 and 1998 follows:

--------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,         2000    1999    1998
--------------------------------------------------------------------
Basic shares                                   3,220   3,375   3,529
Dilutive impact of stock options                  74     104     148
--------------------------------------------------------------------
Diluted shares                                 3,294   3,479   3,677
--------------------------------------------------------------------


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

         The Company's other comprehensive income and related tax effect for the year ended December 31, 2000 and the year ended December 31, 1999 is as follows:

---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                 2000                                1999
---------------------------------------------------------------------------------------------------------------
                                                         Tax         Net-                    Tax         Net-
                                          Before-Tax  (Expense)     of-Tax    Before-Tax  (Expense)     of-Tax
                                            Amount    or Benefit    Amount      Amount    or Benefit    Amount
---------------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
  Unrealized holding gains (losses)
   arising during period                   $  9,377    $ (3,613)   $  5,764    $(12,171)   $  4,716    $ (7,455)
  Less: reclassification adjustment for
   gains realized in net income               3,049      (1,291)      1,758      (3,954)      1,684      (2,270)
---------------------------------------------------------------------------------------------------------------
  Net unrealized gains (losses)               6,328      (2,322)      4,006     (16,125)      6,400      (9,725)
---------------------------------------------------------------------------------------------------------------
  Other comprehensive income (loss)        $  6,328    $ (2,322)   $  4,006    $(16,125)   $  6,400    $ (9,725)
---------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents consist of cash and due from banks, and short-term investments with original maturities of less than 90 days.

         As a regulated financial institution, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in "Cash and Due from Banks," was $8.7 million and $7.4 million at December 31, 2000 and 1999, respectively.


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


2. SHORT-TERM INVESTMENTS

Short-term investments consist of the following:

----------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,               2000               1999
----------------------------------------------------------------------
Federal funds sold (overnight)             $112,711          $  86,211
Money market funds                              131             24,717
----------------------------------------------------------------------
    Total short-term investments           $112,842          $ 110,928
======================================================================
The investments above are stated at cost which approximates market value.


3. INVESTMENT SECURITIES

The amortized cost and market value of investment securities follows:

-------------------------------------------------------------------------------------------
                                                              Gross       Gross
                                                 Amortized  Unrealized  Unrealized   Market
(IN THOUSANDS) AT DECEMBER 31, 2000                Cost       Gains       Losses     Value
-------------------------------------------------------------------------------------------
Securities held to maturity:
  Other bonds and obligations                    $    230   $     --   $     --    $    230
-------------------------------------------------------------------------------------------
      Total securities held to maturity               230         --         --         230
-------------------------------------------------------------------------------------------
Securities available for sale:
  Debt securities:
    U.S. Treasury obligations                     125,630        827         (1)    126,456
    U.S. Government agency obligations              9,147         --        (14)      9,133
-------------------------------------------------------------------------------------------
      Total                                       134,777        827        (15)    135,589
-------------------------------------------------------------------------------------------
    Mortgage-backed securities:
      Government National Mortgage Association     30,847        543         (3)     31,387
      Federal Home Loan Mortgage Corporation      247,925      3,322       (125)    251,122
      Federal National Mortgage Association         2,230         43         (9)      2,264
      Collateralized mortgage obligations           2,465         12        (37)      2,440
-------------------------------------------------------------------------------------------
      Total mortgage-backed securities            283,467      3,920       (174)    287,213
-------------------------------------------------------------------------------------------
      Total debt securities                       418,244      4,747       (189)    422,802
-------------------------------------------------------------------------------------------
  Equity securities                                14,323      7,132     (1,705)     19,750
-------------------------------------------------------------------------------------------
      Total securities available for sale         432,567   $ 11,879   $ (1,894)   $442,552
-------------------------------------------------------------------------------------------
  Net unrealized gains on securities
    available for sale                              9,985
-------------------------------------------------------------------------------------------
      Total securities available for sale, net    442,552
-------------------------------------------------------------------------------------------
      Total investment securities, net           $442,782
===========================================================================================

The amortized cost and market value of investment securities follows:

-------------------------------------------------------------------------------------------
                                                              Gross      Gross
                                                 Amortized  Unrealized Unrealized  Market
(IN THOUSANDS) AT DECEMBER 31, 1999                 Cost      Gains      Losses     Value
-------------------------------------------------------------------------------------------
Securities held to maturity:
  Other bonds and obligations                    $    230   $     --   $     --    $    230
-------------------------------------------------------------------------------------------
      Total securities held to maturity               230         --         --         230
-------------------------------------------------------------------------------------------
Securities available for sale:
  Debt securities:
    U.S. Treasury obligations                     138,518        122     (1,025)    137,615
    U.S. Government agency obligations             16,143         --       (128)     16,015
-------------------------------------------------------------------------------------------
      Total                                       154,661        122     (1,153)    153,630
-------------------------------------------------------------------------------------------
    Mortgage-backed securities:
      Government National Mortgage Association     38,061        251       (490)     37,822
      Federal Home Loan Mortgage Corporation      239,607        311     (4,028)    235,890
      Federal National Mortgage Association         3,951         74        (45)      3,980
      Collateralized mortgage obligations           4,649         16        (22)      4,643
-------------------------------------------------------------------------------------------
      Total mortgage-backed securities            286,268        652     (4,585)    282,335
-------------------------------------------------------------------------------------------
      Total debt securities                       440,929        774     (5,738)    435,965
-------------------------------------------------------------------------------------------
  Equity securities                                12,915      8,985       (363)     21,537
-------------------------------------------------------------------------------------------
      Total securities available for sale         453,844   $  9,759   $ (6,101)   $457,502
-------------------------------------------------------------------------------------------
  Net unrealized gains on securities
    available for sale                              3,658
-------------------------------------------------------------------------------------------
      Total securities available for sale, net    457,502
-------------------------------------------------------------------------------------------
      Total investment securities, net           $457,732
===========================================================================================

During the years ended December 31, 2000, 1999 and 1998, the Company realized gains and losses on sales of securities available for sale as follows:

-------------------------------------------------------------------------------------------------
(In thousands) At December 31,               2000                 1999                1998
-------------------------------------------------------------------------------------------------
                                           Realized             Realized            Realized
                                        Gains    Losses     Gains     Losses     Gains    Losses
-------------------------------------------------------------------------------------------------
U.S. Treasury obligations             $    66   $  (328)   $     2   $  (576)   $   180   $    --
Marketable equity securities            4,130      (819)     5,099      (571)     3,577      (959)
-------------------------------------------------------------------------------------------------
      Total realized gains (losses)   $ 4,196   $(1,147)   $ 5,101   $(1,147)   $ 3,757   $  (959)
=================================================================================================


Proceeds from sales of debt securities available for sale during 2000, 1999 and 1998 were $38.7 million, $48.4 million and $13.1 million, respectively. Proceeds from sales of equity securities available for sale during 2000, 1999 and 1998, were $21.7 million, $24.1 million and $13.7 million, respectively.

         There were no sales of investment securities held-to-maturity during 2000, 1999 and 1998.

The amortized cost and market value of debt securities held to maturity and debt securities available for sale by contractual maturity are as follows:

------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                             2000                    1999
------------------------------------------------------------------------------------------------
                                                   Amortized    Market     Amortized    Market
                                                     Cost        Value       Cost        Value
------------------------------------------------------------------------------------------------
Investment securities held to maturity:
  Other bonds and obligations:
    Maturing after 1 year but within 5 years      $     230   $     230   $     230    $     230
------------------------------------------------------------------------------------------------
      Total debt securities held to maturity            230         230         230          230
================================================================================================
Investment securities available for sale:
  U.S. Treasury obligations:
    Maturing within 1 year                           81,841      82,036      52,845       52,825
    Maturing after 1 year but within 5 years         43,789      44,420      82,707       81,919
    Maturing after 5 years but within 10 years           --          --       2,966        2,871
------------------------------------------------------------------------------------------------
      Total                                         125,630     126,456     138,518      137,615
------------------------------------------------------------------------------------------------
  U.S. Government agency obligations:
    Maturing within 1 year                            9,000       8,989       6,992        6,971
    Maturing after 1 year but within 5 years             --          --       9,000        8,899
    Maturing after 15 years                             147         144         151          145
------------------------------------------------------------------------------------------------
      Total                                           9,147       9,133      16,143       16,015
------------------------------------------------------------------------------------------------
  Mortgage-backed securities:
    Maturing within 1 year                              287         283         523          518
    Maturing after 1 year but within 5 years          2,166       2,209       3,869        3,922
    Maturing after 5 years but within 10 years       66,188      67,292      56,571       56,227
    Maturing after 10 years but within 15 years     211,830     214,467     221,202      217,629
    Maturing after 15 years,                          2,996       2,962       4,103        4,039
------------------------------------------------------------------------------------------------
      Total                                         283,467     287,213     286,268      282,335
------------------------------------------------------------------------------------------------
      Total debt securities available for sale      418,244     422,802     440,929      435,965
================================================================================================
  Net unrealized gains on debt securities
   available for sale                                 4,558          --      (4,964)          --
------------------------------------------------------------------------------------------------
      Total debt securities available for sale,
       net carrying value                         $ 422,802   $ 422,802   $ 435,965    $ 435,965
================================================================================================


Maturities of mortgage-backed securities are based on contractual maturities with scheduled amortization. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

4. TRADING SECURITIES

The amortized cost and market values of trading securities are as follows:

--------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,         2000              1999
--------------------------------------------------------------------
                              Amortized   Market   Amortized  Market
                                 Cost     Value      Cost     Value
--------------------------------------------------------------------
U.S. Treasury obligations      $19,784   $19,791   $ 4,960   $ 4,956
Investments in mutual funds          2         3     1,112     1,086
--------------------------------------------------------------------
    Total trading securities   $19,786   $19,794   $ 6,072   $ 6,042
====================================================================

During the years ended December 31, 2000, 1999 and 1998, the Company realized gains and losses on sales of trading securities as follows:

--------------------------------------------------------------------------------
(In thousands) Years ended December 31,   2000           1999           1998
--------------------------------------------------------------------------------
                                        Realized       Realized       Realized
                                      Gains  Losses  Gains  Losses  Gains Losses
--------------------------------------------------------------------------------
U.S. Treasury obligations             $ --   $ (1)   $  4   $(11)   $ 48   $ --
Investments in mutual funds             --    (33)     --     --      11    (35)
Marketable equity securities           500    (29)    132    (25)     55    (20)
--------------------------------------------------------------------------------
    Total realized gains (losses)     $500   $(63)   $136   $(36)   $114   $(55)
================================================================================


Proceeds from sales of trading securities during 2000, 1999 and 1998 were $10.8 million, $13.8 million and $50.2 million, respectively. Unrealized gains or (losses) included in income in 2000, 1999 and 1998 were $39 thousand, $(21) thousand and $36 thousand, respectively.


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

The composition of the Bank's loan portfolio is summarized as follows:

------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                2000          1999
------------------------------------------------------------------
Mortgage loans:
  Residential:
    Conventional:
      Fixed rate                            $ 230,323    $ 247,512
      Variable rate                            39,536       38,917
    FHA and VA                                    471          740
  Commercial                                    3,117        2,471
  Construction                                    683          232
------------------------------------------------------------------
        Total mortgage loans                  274,130      289,872
  Premium on loans                                105          159
  Deferred mortgage loan origination fees      (1,284)      (1,451)
------------------------------------------------------------------
        Mortgage loans, net                   272,951      288,580
------------------------------------------------------------------
Other loans:
  Consumer:
    Installment                                 1,829        1,418
    Guaranteed education                        6,266        7,037
    Other secured                               1,169        1,318
    Home equity lines of credit                12,624       11,737
    Unsecured                                     224          225
------------------------------------------------------------------
        Total consumer loans                   22,112       21,735
  Commercial                                   15,084       15,050
------------------------------------------------------------------
        Total other loans                      37,196       36,785
------------------------------------------------------------------
        Total loans                         $ 310,147    $ 325,365
==================================================================

In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies ("related parties") at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 2000 follows:

------------------------------------------------------------------
(IN THOUSANDS)
------------------------------------------------------------------
Balance at December 31, 1999                                  $613
Additions                                                      397
Repayments                                                    (322)
------------------------------------------------------------------
Balance at December 31, 2000                                  $688
==================================================================

6. ALLOWANCE FOR LOAN LOSSES

An analysis of the activity in the allowance for loan losses is as follows:

--------------------------------------------------------------------------
(In thousands) Years ended December 31,        2000       1999      1998
--------------------------------------------------------------------------
Balance at beginning of year                 $ 2,555    $ 2,450    $ 2,334
Provision for loan losses                         60        140        193
Recoveries of loans previously charged-off         3         41         26
--------------------------------------------------------------------------
    Total                                      2,618      2,631      2,553
--------------------------------------------------------------------------
Charge-offs:
  Mortgage loans                                  --        (62)       (81)
  Other loans                                    (24)       (14)       (22)
--------------------------------------------------------------------------
Balance at end of year                       $ 2,594    $ 2,555    $ 2,450
==========================================================================

The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 2000, 1999 and 1998.


-----------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31, 2000            1999                1998
-----------------------------------------------------------------------------
                           Percentage           Percentage         Percentage
                             of Loans             of Loans           of Loans
                   Amount    to Total   Amount    to Total   Amount  to Total
-----------------------------------------------------------------------------
Mortgage loans:
  Residential      $1,317       87%     $1,535       88%     $1,786       92%
  Commercial            9        1           7        1           2        1
Consumer loans        162        7         215        7         153        7
Commercial loans      324        5         301        4          25       --
Unallocated           782       --         497       --         484       --
-----------------------------------------------------------------------------
    Total          $2,594      100%     $2,555      100%     $2,450      100%
=============================================================================


An integral component of the Company's risk management process is to ensure the proper allocation of the allowance for loan losses based upon an analysis of risk characteristics, demonstrated losses and other factors. The unallocated component of the allowance for loan losses represents management's view that given the complexities of the loan portfolio, there are probable losses that have been incurred within the portfolio but have not yet been specifically identified. The unallocated portion of the allowance for loan losses is based on management's assessment of many factors including the risk characteristics of the loan portfolio, concentrations of credit, current and anticipated economic conditions that may effect the borrower's ability to pay, and trends in loan delinquencies and charge-offs. The unallocated portion of the allowance for loan losses may change periodically after evaluating factors impacting assumptions utilized in the calculation of the allocated portion of the allowance for loan losses.


7. NON-PERFORMING ASSETS

The following schedule summarizes non-performing assets at the dates shown:

-----------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                                        2000      1999      1998
-----------------------------------------------------------------------------------------------
Total nonaccrual loans                                               $  565    $  795    $1,004
Total real estate acquired through foreclosure                           --        62        86
-----------------------------------------------------------------------------------------------
    Total non-performing assets                                      $  565    $  857    $1,090
===============================================================================================
Percent of non-performing loans to total loans                         0.18%     0.24%     0.33%
Percent of non-performing assets to total assets                       0.06%     0.09%     0.12%

The reduction in interest income associated with nonaccrual loans is as follows:

-----------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                               2000      1999      1998
-----------------------------------------------------------------------------------------------
Interest income that would have been recorded under original terms   $   48    $   64    $   84
Interest income actually recorded                                        36        51        61
-----------------------------------------------------------------------------------------------
Reduction in interest income                                         $   12    $   13    $   23
===============================================================================================

During 2000, 1999 and 1998 the Company had no impaired loans.

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

----------------------------------------------------------------------------------------------
                                                                   CONTRACT OR NOTIONAL AMOUNT
(IN THOUSANDS) AT DECEMBER 31,                                                 2000      1999
----------------------------------------------------------------------------------------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to originate residential mortgage loans                        $ 1,920   $ 2,829
  Unadvanced portions of construction loans                                      421        65
  Unused credit lines, including unused portions of equity lines of credit    30,918    31,693
==============================================================================================

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

9. PREMISES AND EQUIPMENT

A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

--------------------------------------------------------------------------------
                                                                      ESTIMATED
                                                                     USEFUL LIFE
(IN THOUSANDS) AT DECEMBER 31,                       2000      1999  (IN YEARS)
--------------------------------------------------------------------------------
Premises:
  Land                                             $ 1,227   $ 1,227       --
  Buildings                                          3,686     3,637    15-45
  Building and leasehold improvements                2,078     2,030     1-30
Equipment                                            4,080     3,889     1-30
-----------------------------------------------------------------------------
                                                    11,071    10,783
Less: accumulated depreciation and amortization      7,139     6,656
-----------------------------------------------------------------------------
    Total premises and equipment, net              $ 3,932   $ 4,127
=============================================================================


The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2006 with options for renewal. Rental expenses for the years ended December 31, 2000, 1999 and 1998 amounted to $533 thousand, $521 thousand and $518 thousand, respectively.

         The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases, as of December 31, 2000, are as follows:

------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDING DECEMBER 31,                  PAYMENTS
------------------------------------------------------------------
2001                                                          $269
2002                                                           168
2003                                                           109
2004                                                            39
2005                                                            32
2006                                                            27
------------------------------------------------------------------
    Total                                                     $644
==================================================================

10. DEPOSITS

Deposits are summarized as follows:

------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                               2000                    1999
------------------------------------------------------------------------------------------------
                                                     Amount        Rate       Amount        Rate
------------------------------------------------------------------------------------------------
Demand and NOW:
  NOW accounts                                     $  51,390       0.96%    $  48,422       0.98%
  Demand accounts                                     28,562         --        24,516         --
------------------------------------------------------------------------------------------------
    Total demand and NOW                              79,952       0.62        72,938       0.65
------------------------------------------------------------------------------------------------
Savings:
  Regular savings and special notice accounts        317,926       3.44       333,535       3.45
  Money market accounts                               17,022       2.99        19,555       2.97
------------------------------------------------------------------------------------------------
    Total savings                                    334,948       3.42       353,090       3.42
------------------------------------------------------------------------------------------------
Time certificates:
  Fixed rate certificates                            309,245       5.79       302,423       4.98
  Variable rate certificates                          99,736       7.40        90,093       6.56
------------------------------------------------------------------------------------------------
    Total time certificates                          408,981       6.18       392,516       5.35
------------------------------------------------------------------------------------------------
Deposit acquisition premium, net of amortization        (256)        --          (487)        --
------------------------------------------------------------------------------------------------
    Total deposits                                 $ 823,625       4.52%    $ 818,057       4.10%
================================================================================================

The maturity distribution and related rate structure of the Bank's time certificates at December 31, 2000 follows:

------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,     2000
------------------------------------------------
                                      Average
                           Amount  Interest Rate
------------------------------------------------
Due within 3 months      $ 99,489      5.77%
Due within 3-6 months      89,450      5.91
Due within 6-12 months    102,058      6.22
Due within 1-2 years       83,610      6.58
Due within 2-3 years       24,182      7.26
Due within 3-5 years        9,698      6.59
Thereafter                    494      5.34
------------------------------------------------
    Total                $408,981      6.18%
================================================

At December 31, 2000 and 1999, the Bank had individual time certificates of deposit of $100 thousand or more maturing as follows:

----------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,       2000      1999
----------------------------------------------------
Due within 3 months                $19,421   $19,152
Due within 3-6 months               15,616    12,615
Due within 6-12 months              24,705    16,393
Due within 1-2 years                17,026    15,309
Due within 2-3 years                 8,038     9,760
Due within 3-5 years                 3,202       223
Thereafter                             284       270
----------------------------------------------------
    Total                          $88,292   $73,722
====================================================

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

INTEREST-BEARING DEPOSITS IN BANKS AND TERM FEDERAL FUNDS SOLD
The carrying amounts of the interest-bearing deposits in banks and term federal funds sold reported in the balance sheet at December 31, 2000 and 1999 approximate fair value.

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

         The carrying amount and estimated fair values of the Company's investment securities are as follows:

-------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,          2000                      1999
-------------------------------------------------------------------------------
                                Carrying    Calculated    Carrying    Calculated
                                 Amount     Fair Value     Amount     Fair Value
-------------------------------------------------------------------------------
Securities held to maturity     $    230     $    230     $    230     $    230
Securities available for sale    442,552      442,552      457,502      457,502
Trading securities                19,794       19,794        6,042        6,042
-------------------------------------------------------------------------------
    Total securities            $462,576     $462,576     $463,774     $463,774
===============================================================================

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

         The following table presents information for loans:

---------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,       2000                     1999
---------------------------------------------------------------------------
                             Carrying    Calculated   Carrying   Calculated
                              Amount     Fair Value    Amount    Fair Value
---------------------------------------------------------------------------
Real estate:
  Residential:
    Variable                $  39,668    $  40,055   $  38,844    $  38,259
    Fixed                     230,178      229,365     247,273      243,483
  Commercial:
    Variable                    2,889        2,922       2,463        2,454
    Fixed                         216          208          --           --
Consumer                       22,112       22,208      21,735       21,899
Commercial                     15,084       15,073      15,050       15,050
---------------------------------------------------------------------------
    Total loans               310,147      309,831     325,365      321,145
Allowance for loan losses      (2,594)          --      (2,555)          --
---------------------------------------------------------------------------
    Net loans               $ 307,553    $ 309,831   $ 322,810    $ 321,145
===========================================================================

DEPOSITS
Under Statement 107, the fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, regular savings and special notice accounts, and money market accounts, is equal to the amount payable on demand as of December 31, 2000 and 1999. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

--------------------------------------------------------------------------------------------------
(IN THOUSANDS) AT DECEMBER 31,                              2000                    1999
--------------------------------------------------------------------------------------------------
                                                    Carrying    Estimated    Carrying   Estimated
                                                     Amount     Fair Value    Amount    Fair Value
--------------------------------------------------------------------------------------------------
Demand accounts                                    $  28,562    $  28,562   $  24,516    $  24,516
NOW accounts                                          51,390       51,390      48,422       48,422
Regular savings and special notice accounts          317,926      317,926     333,535      333,535
Money market accounts                                 17,022       17,022      19,555       19,555
Time certificates                                    408,981      409,671     392,516      392,158
Deposit acquisition premium, net of amortization        (256)          --        (487)          --
--------------------------------------------------------------------------------------------------
    Total deposits                                   823,625      824,571     818,057      818,186
--------------------------------------------------------------------------------------------------
Escrow deposits of borrowers                           1,387        1,387       1,477        1,477
--------------------------------------------------------------------------------------------------
    Total                                          $ 825,012    $ 825,958   $ 819,534    $ 819,663
==================================================================================================

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

         The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 2000 and 1999 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment.

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

12. INCOME TAXES

Income tax expense (benefit) was allocated as follows:

------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,      2000       1999       1998
------------------------------------------------------------------------
Current income tax expense:
  Federal                                  $ 5,934    $ 6,134    $ 5,565
  State                                        356        574        771
------------------------------------------------------------------------
    Total current tax expense                6,290      6,708      6,336
========================================================================
Deferred income tax (benefit) expense:
  Federal                                      (79)      (121)       110
  State                                        (24)       (40)        40
  Change in valuation reserve                   --         --         (4)
------------------------------------------------------------------------
    Total deferred tax (benefit) expense      (103)      (161)       146
------------------------------------------------------------------------
    Total income tax expense               $ 6,187    $ 6,547    $ 6,482
========================================================================

Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent as a result of the following:

------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,     2000     1999     1998
------------------------------------------------------------------------------------------
Computed "expected" income tax expense at statutory rate   $ 6,054     $ 6,250     $ 6,089
Increase (reduction) in income taxes resulting from:
  State and local income taxes, net of federal benefit         216         347         527
  Dividends received deduction                                 (75)        (79)        (87)
  Other                                                         (8)         29         (43)
  Change in valuation reserve                                   --          --          (4)
------------------------------------------------------------------------------------------
Income tax expense                                         $ 6,187     $ 6,547     $ 6,482
------------------------------------------------------------------------------------------
Effective income tax rate                                    35.77%      36.66%      37.26%
==========================================================================================

At December 31, 2000 and 1999, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

----------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,      2000     1999
----------------------------------------------------------
Deferred tax assets:
  Loan losses                              $  740   $  609
  Deferred loan fees, net                       9        8
  Deferred compensation and pension cost      512      502
  Depreciation                                  2       14
  Purchase accounting                         411      415
  Other                                        31       41
----------------------------------------------------------
  Gross deferred tax asset                  1,705    1,589
----------------------------------------------------------
Deferred tax liabilities:
  Valuation of securities                   4,013    1,691
  Other unrealized securities gains           109       93
  Other                                         1        4
----------------------------------------------------------
  Gross deferred tax liability              4,123    1,788
----------------------------------------------------------
Net deferred tax liability                 $2,418   $  199
==========================================================

         Based on the Company's historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 2000. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid in 2000, 1999 and 1998 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

         As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the tax effect of the pre-1988 bad debt reserve amount of approximately $7.3 million remains subject to recapture in the event that the Bank pays dividends in excess of its reserves and profits.


13. EARNINGS PER SHARE

The following is a calculation of earnings per share for the years indicated:

----------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                         2000                          1999                          1998
----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA)          Basic        Diluted         Basic         Diluted         Basic         Diluted
----------------------------------------------------------------------------------------------------------------------------
Net income                            $    11,111    $    11,111    $    11,311    $    11,311    $    10,914    $    10,914
Average shares outstanding              3,245,299      3,245,299      3,408,280      3,408,280      3,571,298      3,571,298
Dilutive stock options                         --         73,578             --        104,321             --        147,825
Unallocated Employee Stock
    Ownership Plan ("ESOP") shares
    not committed to be released          (24,909)       (24,909)       (33,657)       (33,657)       (42,481)       (42,481)
----------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding     3,220,390      3,293,968      3,374,623      3,478,944      3,528,817      3,676,642
Earnings per share (in dollars)       $      3.45    $      3.37    $      3.35    $      3.25    $      3.09    $      2.97
============================================================================================================================

14. STOCKHOLDERS' EQUITY

The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders' equity to be reduced below or to otherwise violate legal or regulatory requirements. Substantially all of the Company's retained earnings are unrestricted at December 31, 2000.

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

------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                          FOR CAPITAL          TO BE WELL
AT DECEMBER 31, 2000                               ACTUAL            ADEQUACY PURPOSES      CAPITALIZED(1)
------------------------------------------------------------------------------------------------------------
                                             Amount       Ratio      Amount      Ratio    Amount       Ratio
------------------------------------------------------------------------------------------------------------
TIER I CAPITAL (TO AVERAGE ASSETS):
Massbank Corp. (consolidated)               $100,826      10.94%    $ 27,639      3.00%       N/A         --
Massbank (the "Bank")                        100,295      10.89       27,639      3.00    $46,065       5.00%
TIER I CAPITAL (TO RISK-WEIGHTED ASSETS):
Massbank Corp. (consolidated)                100,826      34.30       11,757      4.00        N/A         --
Massbank (the "Bank")                        100,295      34.14       11,750      4.00     17,625       6.00
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
Massbank Corp. (consolidated)                105,862      36.02       23,515      8.00        N/A         --
Massbank (the "Bank")                        105,331      35.86       23,500      8.00     29,376      10.00
============================================================================================================

(1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as adequately capitalized.

------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                             FOR CAPITAL              TO BE WELL
AT DECEMBER 31, 1999                                ACTUAL              ADEQUACY PURPOSES         CAPITALIZED(1)
------------------------------------------------------------------------------------------------------------------
                                              Amount      Ratio         Amount      Ratio       Amount       Ratio
------------------------------------------------------------------------------------------------------------------
TIER I CAPITAL (TO AVERAGE ASSETS):
Massbank Corp. (consolidated)               $ 97,738      10.54%      $ 27,811      3.00%           N/A         --
Massbank (the "Bank")                         97,177      10.48         27,811      3.00       $ 46,352       5.00%
TIER I CAPITAL (TO RISK-WEIGHTED ASSETS):
Massbank Corp. (consolidated)                 97,738      31.10         12,569      4.00            N/A         --
Massbank (the "Bank")                         97,177      30.93         12,567      4.00         18,850       6.00
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
Massbank Corp. (consolidated)                104,173      33.15         25,138      8.00            N/A         --
Massbank (the "Bank")                        103,612      32.98         25,133      8.00         31,417      10.00
==================================================================================================================

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

         The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements for the plan years ended October 31, 2000, 1999, and 1998, the plan's latest valuation dates:

-----------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                       2000       1999       1998
-----------------------------------------------------------------------------------------
Actuarial present value of vested benefits                  $ 4,787    $ 4,690    $ 4,442
Total accumulated benefit obligation                          4,811      4,724      4,481
Change in benefit obligation:
  Projected benefit obligation at beginning of year         $ 5,906    $ 5,788    $ 4,990
  Service cost                                                  386        440        443
  Interest cost                                                 458        375        362
  Actuarial loss (gain)                                          95       (463)       283
  Benefits paid                                                (413)      (234)      (290)
-----------------------------------------------------------------------------------------
  Projected benefit obligation at end of year               $ 6,432    $ 5,906    $ 5,788
=========================================================================================
Change in plan assets:
  Fair value of plan assets at beginning of year            $ 7,175    $ 6,243    $ 5,810
  Actual return on plan assets                                1,023      1,166        469
  Employer contribution                                          --         --        254
  Benefits paid                                                (413)      (234)      (290)
-----------------------------------------------------------------------------------------
  Fair value of plan assets at end of year                  $ 7,785    $ 7,175    $ 6,243
-----------------------------------------------------------------------------------------
  Excess of plan assets over projected benefit obligation   $ 1,353    $ 1,269    $   455
=========================================================================================

Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the consolidated balance sheets are shown below:

  Unrecognized net actuarial gain                           $ 1,654    $ 1,535    $   487
  Transition asset                                              148        169        190
  Accrued benefit cost                                         (449)      (435)      (222)
-----------------------------------------------------------------------------------------
  Excess of plan assets over projected benefit obligation   $ 1,353    $ 1,269    $   455
=========================================================================================

Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:

  Discount rate                                                7.75%      7.75%      6.75%
  Rate of compensation increase                                5.00%      4.50%      4.50%
Assumptions used to develop the
net periodic benefit cost data were:
  Discount rate                                                7.75%      6.75%      7.25%
  Expected return on plan assets                               8.00%      8.00%      8.00%
  Rate of compensation increase                                4.50%      4.00%      4.50%
Components of net periodic benefit cost:
  Service cost                                              $   386    $   440    $   443
  Interest cost                                                 458        375        362
  Expected return on plan assets                               (574)      (499)      (465)
  Transition obligation                                         (21)       (21)       (21)
  Recognized net actuarial (gain) loss                         (236)       (82)      (119)
-----------------------------------------------------------------------------------------
  Net periodic benefit cost                                 $    13    $   213    $   200
=========================================================================================

PROFIT SHARING AND INCENTIVE COMPENSATION BONUS PLANS
The Bank's Profit Sharing and Incentive Compensation Bonus Plans provide for payments to employees under certain circumstances based upon a year-end measurement of the Company's net income and attainment of individual goals and objec- tives by certain key officers. Payments of $302 thousand, $426 thousand and $399 thousand were awarded under the plans in 2000, 1999 and 1998, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN
The Bank has an Employees' Stock Ownership Plan ("ESOP") for the benefit of each employee who has completed at least 1,000 hours of service with the Company in the previous twelve months. Under the plan, the ESOP has borrowed funds from a third party bank to invest in the Company's common stock. As this obligation will be liquidated primarily through future contributions to the ESOP by the Bank, the obligation is reflected as a liability of the Company and a reduction of stockholders' equity on the consolidated balance sheet. As of December 31, 2000 and 1999, such outstanding liabilities totaled $312 thousand and $468 thousand, respectively.

         Shares of the Company's common stock purchased with the loan proceeds are held in a suspense account. As the loan is repaid, a proportionate number of shares are released for allocation to plan participants. The shares are allocated to plan participants annually, on a pro rata basis, based on compensation.

         The ESOP acquired unallocated shares in 1986 when the plan was first established and more recently in 1993. At December 31, 2000, the ESOP held 17,600 unallocated shares and 139,948 shares which have been allocated to participants. The fair value of the unallocated shares at December 31, 2000 was approximately $515 thousand.

         Dividends on unallocated shares are used to offset a portion of the interest paid on the ESOP loan. Dividends on allocated shares held by the ESOP are allocated to plan participants proportionately based on the number of shares in the participant's allocated account.

         Total compensation and interest expense applicable to the ESOP amounted to $289 thousand, $366 thousand and $462 thousand for the years ended December 31, 2000, 1999 and 1998, respectively.

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

EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENTS
The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank's retirement plan for employees. Total expenses for benefits payable under the agreements amounted to $173 thousand, $139 thousand and $105 thousand in 2000, 1999 and 1998, respectively.

STOCK OPTION PLAN
Effective May 28, 1986, the Board of Directors of the Bank adopted a stock option plan for the benefit of its officers and other employees. In January, 1991, the plan was amended to authorize the grant of options to non-employee Directors of the Company. All but 5 of the 690,000 shares reserved for issuance under the plan were issued. On April 19, 1994, shareholders approved and the Bank adopted the Company's 1994 Stock Incentive Plan. The total number of shares of common stock that can be issued under this plan is 360,000 shares. Both incentive stock options and non-qualified stock options may be granted under the plan. As of December 31, 2000, there were 135,010.7 non-qualified stock options and 211,340.0 incentive stock options granted and outstanding to purchase shares under the plans. The maximum option term is ten years. Further stock options may be granted pursuant to the 1994 Stock Incentive Plan and will generally have an exercise price equal to, or in excess of, the fair market value of a share of common stock of the Company on the date the option is granted.

DIRECTORS DEFERRED COMPENSATION PLAN
In 1988, the Company established a deferred compensation plan for its directors. The plan allows the Company's directors to defer receipt of all or a portion of their compensation until the earlier of: (1) their attaining the age of 72, or
(2) their termination as a director of the Company. In 2000, the plan was amended to allow the directors compensation to be invested in Company stock held in an irrevocable trust. At December 31, 2000 the trust held 13,200 shares of Massbank Corp. stock that the Company has classified as treasury stock. The treasury shares are considered outstanding in the computation of earnings per share and book value per share.

A summary of the status of the Company's fixed stock option plan as of December 31, 2000, 1999 and 1998, and changes during the years ended on those dates is presented below:

------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                    2000                  1999                   1998
------------------------------------------------------------------------------------------------------
                                                 Weighted             Weighted                Weighted
                                      Shares      Average   Shares     Average     Shares      Average
                                       Under     Exercise    Under    Exercise      Under     Exercise
FIXED OPTIONS                         Option      Price     Option      Price      Option       Price
------------------------------------------------------------------------------------------------------
Outstanding at beginning of year     363,317.3   $ 22.74  347,917.3  $ 20.62     360,200    $ 17.65
Granted                               36,000       28.50   40,000      37.50      35,250      44.25
Exercised                            (40,550)      10.24  (23,100)     15.17     (47,532)     15.59
Forfeited                            (12,416.6)    36.54   (1,500)     40.88          (0.7)   30.09
------------------------------------------------------------------------------------------------------
Outstanding at end of year           346,350.7   $ 24.31  363,317.3  $ 22.74     347,917.3  $ 20.62
======================================================================================================
Options exercisable at year-end      346,350.7            363,317.3              347,917.3
======================================================================================================

The following table summarizes information about fixed stock options outstanding and exercisable at December 31, 2000:

---------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000                  OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------
                                    Weighted Avg. Weighted Avg.                 Weighted Avg.
RANGE OF               Number        Remaining      Exercise      Number          Exercise
EXERCISE PRICES     Outstanding   Contractual Life    Price    Exercisable          Price
---------------------------------------------------------------------------------------------
$10.75 to $16.88      99,516.7       2.0 years      $ 15.06      99,516.7          $ 15.06
17.25 to 23.25       103,417.3       4.0 years        19.22     103,417.3            19.22
24.56 to 30.09        77,666.7       7.3 years        29.09      77,666.7            29.09
37.50 to 44.25        65,750         7.6 years        40.68      65,750              40.68
---------------------------------------------------------------------------------------------
$10.75 to $44.25     346,350.7       4.8 years      $ 24.31     346,350.7          $ 24.31
=============================================================================================

As discussed in Note 1, the Company has adopted SFAS No. 123 but continues to account for its stock option plan using the intrinsic value based method prescribed by APB Opinion No. 25. Accordingly, no compensation cost for this plan has been recognized in the Consolidated Statements of Income for 2000.

         In determining the pro forma disclosures required by SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following table presents pro forma net income and earnings per share assuming the stock option plan was accounted for using the fair value method prescribed by SFAS No. 123, the weighted average assumptions used and the grant date fair value of options granted in 2000, 1999 and 1998:

-------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA) YEARS ENDED DECEMBER 31,           2000           1999            1998
-------------------------------------------------------------------------------------------------------------
Net income                      As reported                           $11,111         $11,311         $10,914
                                Pro forma                              10,967          11,095          10,743
-------------------------------------------------------------------------------------------------------------
Basic earnings per share        As reported                           $  3.45         $  3.35         $  3.09
                                Pro forma                                3.41            3.29            3.04
-------------------------------------------------------------------------------------------------------------
Diluted earnings per share      As reported                           $  3.37         $  3.25         $  2.97
                                Pro forma                                3.33            3.19            2.92
=============================================================================================================
Weighted average fair value                                           $  6.69         $  9.01         $  8.23
Expected life                                                       7.4 years       7.3 years       7.3 years
Risk-free interest rate                                                  6.70%           4.80%           5.53%
Expected volatility                                                      22.7%           23.0%           23.0%
Expected dividend yield                                                   4.1%            2.9%            2.7%
==============================================================================================================

16. SHAREHOLDER RIGHTS PLAN

On January 18, 2000, the Board of Directors adopted a new Shareholder Rights Plan to replace the Company Plan that expired on January 16, 2000. In connection with the adoption of the new Shareholder Rights Plan, the Board of Directors authorized the issuance of one preferred stock purchase right for each share of common stock of the Company outstanding as of January 19, 2000. Under the Plan, the Rights initially are attached to and trade with the Company's shares of common stock. Although the Rights are not exercisable initially, they separate from the shares of common stock and become exercisable if a person becomes an "acquiring person" by acquiring 11% or more of the Company's common stock or if a person commences a tender offer that could result in that person owning 11% or more of the common stock of Massbank Corp. In the event that a person becomes an "acquiring person," each holder of a Right (other than the acquiring person) would be entitled to acquire such number of shares of preferred stock which are equivalent to Massbank common stock having a value of twice the exercise price of the Right. The exercise price of a Right initially is $136.00 per one one-thousandth of a share of the Company's preferred stock. If Massbank Corp. is acquired in a merger or other business combination transaction after any such event, each holder of a Right would be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the Right. The Rights will expire on January 19, 2010, but may be redeemed at the option of the Board of Directors for $0.01 per Right at any time prior to the time at which any person becomes an acquiring person or until the expiration date of the Shareholder Rights Plan.

17. PARENT COMPANY FINANCIAL STATEMENTS

The following are the condensed financial statements for Massbank Corp. (the "Parent Company") only:

BALANCE SHEETS
---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,                                            2000        1999
---------------------------------------------------------------------------------------------------------------
Assets:
  Cash                                                                                   $      --    $       2
  Interest-bearing deposits in banks                                                           553          706
  Investment in subsidiaries                                                               108,024      101,386
  Due from subsidiaries                                                                         84          104
  Other assets                                                                                 190           70
---------------------------------------------------------------------------------------------------------------
    Total assets                                                                         $ 108,851    $ 102,268
===============================================================================================================
Liabilities:
  Employee stock ownership plan liability (Note 15)                                      $     312    $     468
  Other liabilities                                                                            296          321
---------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                          608          789
===============================================================================================================
Stockholders' Equity (Notes 12, 14, 15 and 16):
  Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued          --           --
  Common stock, par value $1.00 per share; 10,000,000 shares
   authorized, 7,447,982 and 7,407,432 shares issued, respectively                           7,448        7,407
  Additional paid-in capital                                                                61,674       60,591
  Retained earnings                                                                         93,165       85,873
---------------------------------------------------------------------------------------------------------------
                                                                                           162,287      153,871
  Treasury stock at cost, 4,300,489 and 4,096,189 shares, respectively                     (59,704)     (53,890)
  Accumulated other comprehensive income (Note 1)                                            5,972        1,966
  Common stock acquired by ESOP (Note 15)                                                     (312)        (468)
---------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                             108,243      101,479
---------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                           $ 108,851    $ 102,268
===============================================================================================================

STATEMENTS OF INCOME
-----------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                   2000      1999      1998
-----------------------------------------------------------------------------------
Income:
  Dividends received from subsidiaries                  $ 8,800   $ 9,200   $ 6,400
  Interest and dividend income                               23        23        96
-----------------------------------------------------------------------------------
    Total interest and dividend income                    8,823     9,223     6,496
Non-interest expense                                        115        92        99
-----------------------------------------------------------------------------------
    Income before income taxes                            8,708     9,131     6,397
Income tax benefit                                           23        53        28
-----------------------------------------------------------------------------------
    Income before equity in undistributed earnings of
     subsidiaries                                         8,731     9,184     6,425
Equity in undistributed earnings of subsidiaries          2,380     2,127     4,489
-----------------------------------------------------------------------------------
    Net income                                          $11,111   $11,311   $10,914
===================================================================================

The Parent Company only Statements of Changes in Stockholders' Equity are identical to the consolidated statements and therefore are not presented here.


STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                           2000         1999       1998
------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                    $ 11,111    $ 11,311    $ 10,914
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed earnings of subsidiaries              (2,380)     (2,127)     (4,489)
    (Decrease) increase in accrued income taxes payable             (116)        (17)         25
    Deferred income tax benefit                                       (4)         --          (1)
    (Decrease) increase in other liabilities                         (25)        288           4
    Decrease (increase) in amount due from subsidiaries               20         (59)        (45)
------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                    8,606       9,396       6,408
------------------------------------------------------------------------------------------------
Cash flow from financing activities:
  Payments to acquire treasury stock                              (5,814)     (7,618)     (4,703)
  Purchase of company stock for deferred compensation plan           366          --          --
  Issuance of common stock under stock option plan                   415         351         741
  Tax benefit resulting from stock options exercised                  91          --          66
  Dividends paid on common stock                                  (3,829)     (3,759)     (3,605)
  Tax benefit resulting from dividends paid on unallocated
   shares held by the ESOP                                            10          13          15
------------------------------------------------------------------------------------------------
      Net cash used in financing activities                       (8,761)    (11,013)     (7,486)
------------------------------------------------------------------------------------------------
      Net change in cash and cash equivalents                       (155)     (1,617)     (1,078)
Cash and cash equivalents at beginning of year                       708       2,325       3,403
------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                        $    553    $    708    $  2,325
================================================================================================

During the years ended December 31, 2000, 1999 and 1998, the Company made cash payments for income taxes of $44 thousand, $16 thousand and $24 thousand, respectively, and no payments for interest.

         In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $31 thousand, $38 thousand and $29 thousand during the years ended December 31, 2000, 1999 and 1998, respectively.

18. TEN-YEAR STATISTICAL SUMMARY (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31,               2000      1999     1998      1997     1996      1995     1994    1993      1992       1991
------------------------------------------------------------------------------------------------------------------------------------
Net income                          $  11,111  $11,311  $10,914  $  10,167  $9,427  $   8,759  $8,185  $6,695  $   4,677  $   2,250
Basic earnings per share                 3.45     3.35     3.09       2.88    2.65       2.43    2.19    1.71       1.22       0.59
Cash dividends declared per share    1.18 1/2     1.11     1.02   0.88 1/2    0.69   0.54 3/4    0.45    0.34   0.26 1/2   0.22 3/4
Book value per share, at year end       34.25    30.65    31.58      29.06   25.75      24.84   20.09   20.46      18.37      17.54
Return on average assets                 1.20%    1.20%    1.17%      1.12%   1.08%      1.04%   0.96%   0.79%      0.61%      0.60%
Return on average realized equity(1)    10.95%   11.35%   11.08%     11.11%  11.01%     10.81%  10.62%   8.98%      6.79%      3.39%
====================================================================================================================================

(1) Excludes average net unrealized gains or losses on securities available for sale.

19. QUARTERLY DATA (UNAUDITED)

-------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                              2000                                    1999
-------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT                    4th       3rd       2nd       1st       4th       3rd       2nd       1st
PER SHARE DATA)                       Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
-------------------------------------------------------------------------------------------------------------------
Interest and dividend income          $15,429   $15,226   $14,915   $14,710   $14,758   $14,730   $14,345   $14,373
Interest expense                        9,276     9,079     8,621     8,421     8,365     8,391     8,215     8,233
-------------------------------------------------------------------------------------------------------------------
Net interest income                     6,153     6,147     6,294     6,289     6,393     6,339     6,130     6,140
Provision for loan losses                  15        15        15        15        15        15        60        50
-------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses             6,138     6,132     6,279     6,274     6,378     6,324     6,070     6,090
Non-interest income                     1,438       945     1,293     1,312     1,154     1,089     1,578     1,741
Non-interest expense                    3,114     2,894     3,325     3,180     3,210     3,066     3,122     3,168
-------------------------------------------------------------------------------------------------------------------
Income before income taxes              4,462     4,183     4,247     4,406     4,322     4,347     4,526     4,663
Income tax expense                      1,593     1,486     1,530     1,578     1,573     1,564     1,660     1,750
-------------------------------------------------------------------------------------------------------------------
    Net income                        $ 2,869   $ 2,697   $ 2,717   $ 2,828   $ 2,749   $ 2,783   $ 2,866   $ 2,913
===================================================================================================================
Earnings per share (in dollars):(1)
  Basic                               $  0.90   $  0.84   $  0.84   $  0.87   $  0.83   $  0.83   $  0.85   $  0.84
  Diluted                                0.88      0.82      0.82      0.85      0.81      0.80      0.82      0.82
-------------------------------------------------------------------------------------------------------------------
Weighted average common
  shares outstanding:(1)
  Basic                                 3,173     3,217     3,229     3,263     3,318     3,352     3,380     3,451
  Diluted                               3,242     3,292     3,305     3,337     3,389     3,466     3,496     3,567
===================================================================================================================

(1)  Computation of earnings per share is further described in Note 1.

MASSBANK CORP. AND SUBSIDIARIES STOCKHOLDER DATA
YEARS ENDED DECEMBER 31, 2000 AND 1999

Massbank Corp.'s common stock is currently traded on the Nasdaq Stock Market under the symbol "MASB." At December 31, 2000 there were 3,160,693 shares outstanding and 871 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or "street" name.

         The following table includes the quarterly ranges of high and low sales prices for the common stock, as reported by Nasdaq, and dividends declared per share for the periods indicated.

-------------------------------------------------------------
                               Price per Share         Cash
                             --------------------    Dividends
                               High         Low      Declared
-------------------------------------------------------------
YEAR ENDED DECEMBER 31,             2000
-------------------------------------------------------------
Fourth Quarter                29 1/2       27 7/8     $  0.30
Third Quarter                 29 3/4       28 1/16       0.30
Second Quarter                29 7/8       27 1/2        0.30
First Quarter                 29 1/2       27           0.285
=============================================================

-------------------------------------------------------------
YEAR ENDED DECEMBER 31,             1999
-------------------------------------------------------------
Fourth Quarter                35 1/4       29 1/2     $ 0.285
Third Quarter                 38           35 11/16     0.285
Second Quarter                38 1/4       36 3/4        0.27
First Quarter                 39 1/2       37            0.27
=============================================================
(1) Stock prices have been adjusted to reflect the 4-for-3 split of the Company's common stock effective September 15, 1997.

MASSBANK BRANCH OFFICES d/b/a

MASSBANK of Reading*
123 Haven Street
Reading, MA 01867
(781) 942-8188
(978) 446-9200

MASSBANK of Chelmsford 296
Chelmsford Street
Eastgate Plaza
Chelmsford, MA 01824
(978) 256-3751

17 NorthRoad
Chelmsford, MA 01824
(978) 256-3733

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

*Main Office

CORPORATE INFORMATION

MASSBANK Corp.
123 Haven Street
Reading, MA 01867
(781) 662-0100
(978) 446-9200
FAX (781) 942-1022

Savings and Mortgage
24-Hour-Rate Lines
(781) 662-0154
(978) 446-9285

Notice of Shareholders' Meeting
The Annual Meeting of the
Shareholders of MASSBANK Corp.
will be held at 10:00 A.M.
on Tuesday, April 17, 2001 at the
Crowne Plaza Woburn
2 Forbes Road
Woburn, MA 01801

Trademark
MASSBANK and its logo are
registered trademarks of
the Company

Form 10-K
Shareholders may obtain without
charge a copy of the Company's
2000 Form 10-K. Written requests
should be addressed to:
Shareholder Services
MASSBANK Corp.
159 Haven Street
Reading, MA 01867

Dividend Reinvestment and
Stock Purchase Plan
Shareholders may obtain a brochure
containing a detailed description of
the plan by writing to:
Shareholder Services
MASSBANK Corp.
159 Haven Street
Reading, MA 01867

Transfer Agent
EquiServe
Boston EquiServe Division
Shareholder Services
P.O. Box 644
Boston, MA 02102-0644

Independent Auditors
KPMG LLP
99 High Street
Boston, MA 02110

Legal Counsel
Goodwin Procter LLP
Exchange Place
Boston, MA 02109

Reports on Effectiveness
of Internal Control Structure
Over Financial Reporting
Shareholders may obtain without
charge a copy of Management's
and the Independent Auditors'
2000 Reports on the Effectiveness
of the Company's Internal Control
Structure Over Financial Reporting.
Written requests should be
addressed to:
Shareholder Services
MASSBANK Corp.
159 Haven Street
Reading, MA 01867

  OFFICERS AND DIRECTORS
  MASSBANK CORP.

  OFFICERS
  Gerard H. Brandi
  Chairman, President and
  Chief Executive Officer

  Reginald E. Cormier
  Senior Vice President, Treasurer and
  Chief Financial Officer

  Robert S. Cummings
  Secretary

  Donna H. West
  Assistant Secretary

  BOARD OF DIRECTORS

  Samuel Altschuler
  Retired, Sanmina Corp.

* Mathias B. Bedell
  Retired, Bedell Brothers Insurance
  Agency, Inc.

* Gerard H. Brandi
  Chairman, President and
  Chief Executive Officer,
  MASSBANK Corp.

  Allan S. Bufferd
  Treasurer,
  Massachusetts Institute of Technology

+ Peter W. Carr
  Retired, Guilford Transportation
  Industries

+ Alexander S. Costello
  Editorial Page Editor,
  Lowell Sun Publishing Co., Inc.

* Robert S. Cummings
  Senior Counsel,
  Nixon Peabody LLP

  Leonard Lapidus
  Banking and Bank Regulation
  Consultant

* Stephen E. Marshall
  President, C.H. Cleaves Insurance
  Agency, Inc.

  Nancy L. Pettinelli
  Executive Director,
  Visiting Nurse Association

+*Herbert G. Schurian
  Certified Public Accountant

* Dr. Donald B. Stackhouse
  Dentist

* Member, Executive Committee
+ Member, Audit Committee

  OFFICERS AND DIRECTORS
  MASSBANK

  OFFICERS
  Gerard H. Brandi
  Chairman, President and
  Chief Executive Officer

  Donald R. Washburn
  Senior Vice President, Lending

  Donna H. West
  Senior Vice President,
  Community Banking

  Reginald E. Cormier
  Senior Vice President, Treasurer
  and Chief Financial Officer

  David F. Carroll
  Vice President, Operations

  Richard J. Flannigan
  Vice President and
  Senior Trust Officer

  Thomas J. Queeney
  Vice President and
  Senior Trust Officer

  Gerard F. Frechette
  Director of Human Resources

  Marilyn H. Abbott
  Assistant Treasurer

  Andrea S. Bradford
  Assistant Vice President

  Ernest G. Campbell, Jr.
  Collections and Security Officer

  Marianne J. Carpenter
  Assistant Treasurer

  Keri L. DeRosa
  Mortgage Origination Officer

  Karen L. Flammia
  Assistant Vice President

  Melissa J. Flanagan
  Information Technology Officer

  Scott A. Forbes
  Mortgage Origination Officer

  Rachael E. Garneau
  Assistant Treasurer

  Kathleen M. Hardy
  Assistant Treasurer

  Scott H. Hilfiker
  Portfolio Manager

  Brian W. Hurley
  Assistant Vice President

  Kimberly A. Judge
  Assistant Treasurer

  Kenneth A. Masson
  Assistant Vice President

  Joseph P. Orefice
  Information Technology Officer

  Karen L. O'Rourke
  Assistant Treasurer

  Mindy S. Peloquin
  Assistant Vice President

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