Form 10-K, Exhibit 13
period 2001-12-31
MASSBANK CORP
filed 2002-03-25
CIK 799166

                                                                      Exhibit 13

                                  1987 - 2001
                              FINANCIAL HIGHLIGHTS


------------------------------------------------------------------------------------------------------------------------------------

MASSBANK CORP. AND SUBSIDIARIES SELECTED CONSOLIDATED FINANCIAL DATA
(IN THOUSANDS) AT DECEMBER 31,             2001        2000        1999        1998        1997        1996        1995        1994
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
  Total assets                         $971,168    $938,702    $924,716    $946,625    $925,403    $888,237    $854,542    $843,647
  Mortgage loans                        296,469     272,951     288,580     283,654     248,798     224,139     220,603     220,269
  Other loans                            34,548      37,196      36,785      21,335      23,505      25,522      28,582      30,547
  Allowance for loan losses               2,643       2,594       2,555       2,450       2,334       2,237       2,529       2,566
  Investments(1)                        618,545     607,096     578,543     624,082     635,694     622,645     586,768     568,635
  Real estate acquired through
    foreclosure                              --          --          62          86          --         503         255         129
  Deposits                              849,684     823,625     818,057     824,031     809,850     788,350     753,657     759,676
  Stockholders' equity                  114,904     108,243     101,479     110,489     103,779      92,250      90,817      74,504

------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,    2001        2000        1999        1998        1997        1996        1995        1994
------------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
  Interest and dividend income         $ 55,117    $ 60,280    $ 58,206    $ 59,834    $ 60,733    $ 58,109    $ 56,611    $ 51,451
  Interest expense                       32,391      35,397      33,204      34,320      34,681      33,062      30,896      26,152
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income                    22,726      24,883      25,002      25,514      26,052      25,047      25,715      25,299
  Provision for loan losses                  40          60         140         193         260         160         170         705
  Gains on securities, net                4,363       3,525       4,033       2,893       1,939         868          92        (533)
  Other non-interest income               1,450       1,463       1,529       1,697       1,859       1,797       1,856       3,070
  Non-interest expense                   11,721      12,513      12,566      12,515      13,425      12,124      13,178      14,213
------------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes             16,778      17,298      17,858      17,396      16,165      15,428      14,315      12,918
  Income tax expense                      6,019       6,187       6,547       6,482       5,998       6,001       5,556       4,733
  Change in accounting principle             --          --          --          --          --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------
  Net income                           $ 10,759    $ 11,111    $ 11,311    $ 10,914    $ 10,167    $  9,427    $  8,759    $  8,185
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                   2001        2000        1999        1998        1997        1996        1995        1994
------------------------------------------------------------------------------------------------------------------------------------
OTHER DATA:
  Yield on average interest-earning
    assets                                 5.88%       6.67%       6.32%       6.56%       6.81%       6.84%       6.90%       6.22%
  Cost of average interest-bearing
    liabilities                            3.87        4.32        4.02        4.23        4.30        4.27        4.11        3.41
  Interest rate spread                     2.01        2.35        2.30        2.33        2.51        2.57        2.79        2.81
  Net interest margin                      2.43        2.76        2.72        2.81        2.93        2.96        3.15        3.07
  Non-interest expense to average
    assets(4)                              1.23        1.35        1.34        1.35        1.47        1.40        1.57        1.67
  Efficiency ratio(2)(4)                   40.9        41.7        40.9        41.4        44.7        43.5        47.4        50.8
  Return on assets (net income/average
    assets)                                1.13        1.20        1.20        1.17        1.12        1.08        1.04        0.96
  Return on equity (net income/average
    stockholders' equity)                  9.53       10.93       10.66       10.05       10.51       10.65       10.65       10.62
  Return on average realized equity(3)    10.25       10.95       11.35       11.08       11.11       11.01       10.81       10.62
  Percent non-performing loans to
    total loans                            0.20        0.18        0.24        0.33        0.65        0.64        0.97        0.84
  Percent non-performing assets to
    total assets                           0.07        0.06        0.09        0.12        0.19        0.24        0.31        0.26
  Stockholders' equity to assets,
    at year-end                           11.83       11.53       10.97       11.67       11.21       10.39       10.63        8.83
  Book value per share, at year-end    $  36.51    $  34.25    $  30.65    $  31.58    $  29.06    $  25.75    $  24.84    $  20.09
  Earnings per share:
    Basic                                  3.44        3.45        3.35        3.09        2.88        2.65        2.43        2.19
    Diluted                                3.36        3.37        3.25        2.97        2.77        2.58        2.34        2.13
  Cash dividends paid per share            1.26        1.18 1/2    1.11        1.02        0.88 1/2    0.69        0.54 3/4    0.45
  Dividend payout ratio                      37%         34%         33%         33%         31%         26%         23%         21%
------------------------------------------------------------------------------------------------------------------------------------


MASSBANK CORP. AND SUBSIDIARIES SELECTED CONSOLIDATED FINANCIAL DATA
(IN THOUSANDS) AT DECEMBER 31,                1993       1992        1991        1990        1989       1988        1987
---------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
  Total assets                            $855,881   $839,103    $425,428    $331,400    $307,873   $314,128    $318,365
  Mortgage loans                           219,347    219,932      78,064      76,118      84,809     99,127     107,606
  Other loans                               29,699     33,824      20,060      19,892      18,469     15,954      12,802
  Allowance for loan losses                  2,261      2,056         375         308       1,225        275         275
  Investments(1)                           589,666    564,422     315,588     221,900     187,836    183,370     183,609
  Real estate acquired through
    foreclosure                                699        905       1,158       3,315       3,780         --          --
  Deposits                                 766,363    761,879     356,082     260,512     230,729    228,484     235,152
  Stockholders' equity                      80,075     71,062      66,563      68,573      73,779     79,953      77,865

---------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,       1993       1992        1991        1990        1989       1988        1987
---------------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
  Interest and dividend income            $ 51,541   $ 51,317    $ 29,040    $ 26,606    $ 25,877   $ 26,124    $ 26,703
  Interest expense                          27,485     30,991      18,644      16,898      15,763     14,630      14,957
---------------------------------------------------------------------------------------------------------------------------
  Net interest income                       24,056     20,326      10,396       9,708      10,114     11,494      11,746
  Provision for loan losses                    671        884          83         312       1,445         (9)         34
  Gains on securities, net                     198        122           1      (1,647)        429        271         944
  Other non-interest income                  2,307      2,429         996         969         893      1,419       1,374
  Non-interest expense                      14,243     13,421       7,093       7,316       5,328      5,189       5,839
---------------------------------------------------------------------------------------------------------------------------
  Income before income taxes                11,647      8,572       4,217       1,402       4,663      8,004       8,641
  Income tax expense                         4,711      3,895       1,967         677       1,995      3,087       3,120
  Change in accounting principle              (241)        --          --          --          --         --          --
---------------------------------------------------------------------------------------------------------------------------
  Net income                              $  6,695   $  4,677    $  2,250    $    725    $  2,668   $  4,917    $  5,521
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                      1993       1992        1991        1990        1989       1988        1987
---------------------------------------------------------------------------------------------------------------------------
OTHER DATA:
  Yield on average interest-earning
    assets                                    6.25%      6.88%       8.06%       8.78%       8.76%      8.65%       8.53%
  Cost of average interest-bearing
    liabilities                               3.57       4.48        6.11        6.91        6.93       6.26        6.16
  Interest rate spread                        2.68       2.40        1.95        1.87        1.83       2.39        2.37
  Net interest margin                         2.93       2.73        2.89        3.21        3.43       3.81        3.75
  Non-interest expense to average
    assets(4)                                 1.68       1.75        1.90        2.31        1.73       1.64        1.78
  Efficiency ratio(2)(4)                      53.3       58.3        61.8        80.1        46.5       39.4        41.5
  Return on assets (net income/average
    assets)                                   0.79       0.61        0.60        0.23        0.86       1.56        1.69
  Return on equity (net income/average
    stockholders' equity)                     8.98       6.79        3.39        1.03        3.38       6.20        6.79
  Return on average realized equity(3)        8.98       6.79        3.39        1.03        3.38       6.20        6.79
  Percent non-performing loans to
    total loans                               0.51       0.59        1.06        0.60        1.99       1.30        0.07
  Percent non-performing assets to
    total assets                              0.23       0.29        0.52        1.17        1.90       0.48        0.03
  Stockholders' equity to assets,
    at year-end                               9.36       8.47       15.65       20.69       23.96      25.45       24.46
  Book value per share, at year-end       $  20.46   $  18.37    $  17.54    $  16.20    $  15.16   $  14.21    $  13.24
  Earnings per share:
    Basic                                     1.71       1.22        0.59        0.17        0.50       0.86        0.86
    Diluted                                   1.67       1.19        0.58        0.17        0.50       0.86        0.86
  Cash dividends paid per share               0.34       0.26 1/2    0.22 3/4    0.22        0.21       0.19        0.16 1/2
  Dividend payout ratio                         20%        22%         39%        136%         42%        22%         19%
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

(4) Includes non-recurring non-interest expense of $363 thousand in 2000 related to the successful litigation to protect the Company's principal trademark.

                                                                      Exhibit 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report. Certain amounts reported for prior years have been reclassified to conform to the 2001 presentation.

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


FORWARD-LOOKING STATEMENT DISCLOSURE

This annual report may contain forward-looking information, including information concerning the Company's expectations of future business prospects. These forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results or performance to be materially different from the results and performance expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning the Company's belief, expectations or intentions concerning the Company's future performance, the financial outlook of the markets it serves and the performance and activities of its competitors. These statements reflect the Company's current views, are based on numerous assumptions and are subject to numerous risks and uncertainties, including unexpected fluctuations in market interest rates, unexpected fluctuations in the markets for equities, bonds, federal funds and other financial instruments, an increase in the level of nonperforming assets, an increase in competitive pricing pressures within the Company's market, adverse legislative or regulatory developments, adverse impacts resulting from the continuing war on terrorism, an increase in medical insurance and other employee-related costs, the impact of inflation, and other factors described in the Company's annual report.


FINANCIAL CONDITION

The Company's total assets amounted to $971.2 million as of December 31, 2001, an increase of $32.5 million or 3.5% from $938.7 million at December 31, 2000. This reflects an increase in the Bank's loan portfolio, net of allowance for loan losses, of $20.8 million or 6.8% and an increase in total investments of $11.5 million or 1.9%.


INVESTMENTS
At December 31, 2001, the Company's investment portfolio, consisting of investment securities (including mortgage-backed securities), short-term investments, term federal funds sold and interest-bearing bank deposits totaled $618.5 million or 63.7% of total assets, compared to $607.1 million or 64.7% of total assets at December 31, 2000. The portfolio included U.S. government and agency obligations primarily maturing within five years, 15-year mortgage-backed securities and equity securities. For further information concerning the composition, maturity and market value of the Bank's investment securities, see Notes 3 and 4 of Notes to Consolidated Financial Statements.


LOANS
The loan portfolio, net of allowance for loan losses, increased $20.8 million or 6.8% year-over-year. At December 31, 2001, the loan portfolio, net of allowance for loan losses, was $328.4 million representing 33.8% of total assets compared to $307.6 million representing 32.8% of total assets at December 31, 2000.

         The majority of loans in the portfolio are residential mortgages. Residential mortgage loans amounted to $293.8 million at December 31, 2001, representing 88.7% of the loan portfolio. At year-end 2001, 87.6% and 12.4% of the Company's residential mortgage loans were fixed rate and variable rate loans, respectively. See note 5 of Notes to Consolidated Financial Statements for a table setting forth the composition of the loan portfolio at year-end 2001 and 2000.

         Lower interest rates in 2001 resulted in increased loan origination growth for the Bank. In 2001, the Bank originated loans of $103.2 million, an increase of $70.2 million or approximately triple the $33.0 million in loans originated in the year 2000.

ASSET QUALITY
Asset quality remains strong. Non-accrual loans, generally those loans which are 90 days or more delinquent, were $644 thousand and $565 thousand, respectively, at December 31, 2001 and 2000. This represents 0.19% of total loans at December 31, 2001.

         The provision for loan losses, which amounted to $60 thousand in 2000, decreased by $20 thousand to $40 thousand in 2001. The Bank received net recoveries of $9 thousand in 2001 versus net charge-offs of $21 thousand the prior year.

         The Bank's allowance for loan losses at December 31, 2001 totaled approximately $2.6 million, representing 410% of non-accrual loans and 0.80% of total loans. The Bank believes that its allowance for loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions. The Bank has no real estate acquired through foreclosure at year-end 2001.


DEPOSITS
Deposits have historically been the Bank's primary source of funds for lending and investment activities. Deposit flows vary significantly and are influenced by prevailing interest rates, market conditions, economic conditions and competition. The Bank's management attempts to manage its deposits through selective pricing and marketing. Deposits increased $26.1 million or 3.2% to $849.7 million at December 31, 2001, from $823.6 million at December 31, 2000. This increase was primarily the result of an increase in savings deposits of $49.0 million or 14.6%, partially offset by a decrease in time certificates of deposit of $25.4 million or 6.2%. Other deposits grew by $2.4 this past year. For information concerning deposit balances at year-end 2001 and 2000, their average cost and the maturity distribution and related rate structure of the Bank's time certificates of deposit, see Note 10 of Notes to Consolidated Financial Statements.


STOCKHOLDERS' EQUITY
Total stockholders' equity increased $6.7 million to $114.9 million at December 31, 2001, representing a book value per share of $36.51, from $108.2 million representing a book value per share of $34.25 at December 31, 2000. This represents an increase in book value per share of $2.26 or 6.6% year-over-year. The Company's book value per share was positively affected by the increase in the Company's retained earnings and unrealized gains on securities available for sale, net of tax effect. Also contributing to the increase in book value per share was the Company's repurchase of 60,200 shares of its common stock at below book value, during 2001, pursuant to its stock repurchase program.


RESULTS OF OPERATIONS

COMPARISON OF THE YEARS 2001 AND 2000
MASSBANK Corp. reported consolidated net income of $10.8 million or $3.36 in diluted earnings per share in 2001 compared to net income of $11.1 million or $3.37 in diluted earnings per share in 2000. Basic earnings per share for 2001 were $3.44 compared to $3.45 in the prior year. Return on average assets and return on average realized equity were 1.13% and 10.25%, respectively, in 2001, compared to 1.20% and 10.95%, respectively, in 2000.

         The decrease in net income in 2001 reflects the continued pressure throughout 2001 on the Company's net interest margin from declining interest rates and the Federal Reserve Bank's multiple interest rate reductions during the year. The Federal Open Market Committee of the Federal Reserve Bank lowered the Federal Funds Rate eleven times in 2001, from 6.50% to 1.75%, bringing the total decline in the targeted rate to 475 basis points for the year. Being asset-sensitive in 2001, MASSBANK was particularly susceptible to the negative effects of a falling interest rate environment. The Company's net interest margin in 2001 dropped to 2.43% from 2.76% in 2000. This drop contributed to lower than anticipated net interest income and reduced earnings per share for the year, despite higher than expected securities gains, effective cost control and loan growth of 6.7% year-over-year. However, the Company anticipates sequential margin expansion in the coming year. The Company expects that due to the current low interest rate environment in the overnight federal funds market, it will invest a greater portion of its funds in higher yielding alternate investments. Although these investments will necessarily bear greater interest rate risk, the Company believes that the incurrence of this additional risk is warranted by the higher margin opportunities available from alternative investments.

         Additionally, the Company's earnings per share performance in 2001 was positively affected by the reduced number of average common shares outstanding as a result of the Company's repurchase during 2001 of 60,200 shares of its common stock pursuant to its stock repurchase program.

NET INTEREST INCOME
Net interest income on a fully taxable equivalent basis totaled $22.7 million in 2001 compared to $25.0 million in 2000. This decrease was primarily attributable to a decrease in net interest margin, as noted above, partially offset by an increase in average earning assets. Average earning assets increased $32.4 million to $938.1 million in 2001, from $905.7 million in 2000.

         The tables on pages 22 and 23 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have effected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume (2) changes in interest rates.


INTEREST AND DIVIDEND INCOME
Interest and dividend income on a fully taxable equivalent basis totaled $55.2 million for the year ended December 31, 2001, compared to $60.4 million for the year ended December 31, 2000. The yield on average earning assets dropped 79 basis points to 5.88% in 2001 from 6.67% the prior year. The average total earning assets of the Company increased $32.4 million in 2001.

         As shown in the rate/volume analysis table on page 23, the decline in yield on average earning assets in 2001 resulted in decreased interest and dividend income of $6.7 million from 2000 levels. Conversely, the total effect of higher average earning assets on interest and dividend income in 2001 was a $1.5 million increase from 2000, resulting in a net decrease in interest and dividend income of $5.2 million from the prior year.


INTEREST EXPENSE
Total interest expense decreased $3.0 million or 8.5% to $32.4 million for the year ended December 31, 2001 from $35.4 million for the year ended December 31, 2000. This decrease is due to a drop of 45 basis points in the Company's average cost of funds, from 4.32% in 2000 to 3.87% in 2001, resulting primarily from a falling interest rate environment in 2001. The Company's average deposits in 2001 increased $18.0 million to $836.6 million, from $818.6 million in the prior year.

         As shown in the rate/volume analysis table on page 23, the effect on total interest expense from changes in interest-bearing deposit rates was a decrease of $3.5 million from 2000 levels. Conversely, the total effect of higher average deposits on interest expense in 2001 was an increase of $0.5 over the prior year, resulting in a net decrease in total interest expense of $3.0 million from 2000.


PROVISION FOR LOAN LOSSES
The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. The provision for loan losses in 2001 was $40 thousand compared to $60 thousand in 2000. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired in accordance with the terms of Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan," general loss allocations for various loan types based on loss experience factors, and an unallocated allowance which is maintained based on management's assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may effect the borrower's ability to pay, and trends in loan delinquencies and charge-offs. At December 31, 2001, the allowance for loan losses was $2.6 million representing 410% of non-accrual loans. Non-accrual loans totaled $644 thousand at December 31, 2001, up from $565 thousand a year earlier. The Bank received $9 thousand in net loan recoveries in 2001 compared to $21 thousand in net charge-offs in 2000.


NON-INTEREST INCOME
Non-interest income consists of gains or losses on securities, deposit account service fees and other non-interest income.

         Non-interest income increased $0.8 million to $5.8 million for the year ended December 31, 2001, from $5.0 million for the year ended December 31, 2000. The increase is due primarily to an increase in securities gains from $3.5 million in 2000 to $4.4 million in 2001. While the Company's equity securities portfolio has produced increased realized gains in recent years, management does not expect this trend to continue. Management believes that the equity markets will provide more moderate returns in the near future. This will result in lower realized equity securities gains in 2002.

         All other non-interest income combined declined modestly compared to the prior year.

NON-INTEREST EXPENSE
Non-interest expense totaled $11.7 million in 2001, a decrease of $0.8 million or 6.3% compared with $12.5 million in 2000. Most of this expense decline was due to the net litigation expenses of $363 thousand that the Bank incurred in 2000 in connection with its successful litigation to protect its principal trademark and a decrease in salaries and employee benefit expenses. Salaries and employee benefits, the largest component of non-interest expense, decreased $277 thousand or 4.0% to $6.7 million in 2001 from $7.0 million in 2000. Part of this improvement resulted from a decrease of $144 thousand in payments awarded to employees under the Company's profit sharing and incentive compensation bonus plans as a result of the Company not achieving its net income performance objectives in 2001. Also contributing to the lower salaries and employee benefit expenses was an increase of $137 thousand in loan origination related salary expenses being deferred and amortized over the life of the loans. More loan origination expenses were deferred in 2001 than the prior year because of a significant increase in mortgage origination activity in 2001.


INCOME TAX EXPENSE
The Company recorded income tax expense of $6.0 million in 2001, a decrease of $168 thousand when compared to the prior year. The decrease in income tax expense is primarily due to lower pretax earnings. The Company's effective income tax rate for the year ended December 31, 2001 was 35.87%, up slightly from 35.77% in the prior year.


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

         As shown in the rate/volume analysis table on page 23, the effect on total interest expense from changes in interest-bearing deposit rates was a $2.5 million increase over 1999. Conversely, the total effect of lower average total deposits on interest expense in 2000 was a $0.3 million decrease from 1999, resulting in a net increase in total interest expense of $2.2 million over 1999.


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


NON-INTEREST EXPENSE
Non-interest expense totaled $12.5 million for 2000, a decrease of $53 thousand compared with $12.6 million in 1999. The Company's total non-interest expense in 2000 includes net litigation expenses of $363 thousand that the Bank incurred in connection with its trademark case. Excluding these litigation expenses non-interest expense would have decreased $416 thousand or 3.3% to $12.2 million in 2000, from $12.6 million in the prior year.

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


LIQUIDITY AND CAPITAL RESOURCES
The Bank must maintain a sufficient level of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank's primary sources of funds are deposits, loan and mortgage-backed securities amortization and prepayments, sales or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in overnight federal funds sold, which can be immediately converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 2001, the Bank had $204.3 million or 21.0% of total assets and $94.2 million or 9.7% of total assets invested, respectively, in overnight federal funds sold and United States obligations.

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

         The capital ratios of the Bank and the Company currently exceed the minimum regulatory requirements. At December 31, 2001, the Bank had a leverage Tier I capital to average assets ratio of 10.93%, a Tier I capital to risk-weighted assets ratio of 29.47% and a total capital to risk-weighted assets ratio of 30.40%. The Company, on a consolidated basis, had ratios of leverage Tier I capital to average assets of 11.40%, Tier I capital to risk-weighted assets of 30.62% and total capital to risk-weighted assets of 31.54% at December 31, 2001.


ASSET AND LIABILITY MANAGEMENT
The goal of asset/liability management is to ensure that liquidity, capital and market risk are prudently managed. Asset/liability management is governed by policies reviewed and approved annually by the Bank's Board of Directors (the "Board"). The Board establishes policy limits for long-term interest rate risk assumption and delegates responsibility for monitoring and measuring the Company's exposure to interest rate risk to the Risk Management and Asset/Liability Committee (the "Committee"). The Committee which is comprised of members of the Company's Board of Directors, members of senior management and the Bank's comptroller, generally meets three times a year to review the economic environment and the volume, mix and maturity of the Company's assets and liabilities.

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

         In contrast, however, the Company's one-year GAP position while positive as of year end 2001 has been negative in many years past and its net interest spread has moved in the same direction as the change in market rates rather than in the opposite direction as GAP analysis theory postulates. One of the more significant reasons for this is the fact that a GAP presentation does not reflect the degrees to which interest earning assets and deposit costs respond to changes in market interest rates. The rates on all financial instruments do not always move by the same amount as the general change in market rates. In addition, the Company has elected, in recent years, either not to reduce or raise rates or to reduce or raise rates by a modest amount on its savings and transaction-oriented accounts in response to a change in market rates. It should be noted that for the above two reasons, among others, the Company's net interest spread has moved in the same direction as market interest rates in the past and may in the future.

         The Company's policy is to limit its one-year GAP position to 20.0% of total assets. This represents an increase from the 15% policy limit of the prior year. The Company has historically managed its interest rate GAP primarily by lengthening or shortening the maturity structure of its securities portfolio, by continually modifying the composition of its securities portfolio and by selectively pricing and marketing its various deposit products.

         The following table summarizes the Company's GAP position at December 31, 2001. As of this date, the Company's one-year cumulative GAP position was positive $78.7 million, or approximately 8.1% of total assets. The cumulative GAP-asset ratio measures the direction and extent of imbalance between an institution's assets and liabilities repricing through the end of a particular period.


                                                                         INTEREST SENSITIVITY PERIODS
                                              3 MONTHS       3 TO 6       6 MONTHS      1 TO 5        OVER
(IN THOUSANDS)                                 OR LESS       MONTHS      TO 1 YEAR       YEARS       5 YEARS        TOTAL
---------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets:
Loans                                         $  41,596    $  14,622     $  27,831     $ 182,465    $  64,503     $ 331,017
Short-term investments:
   Federal funds sold                           204,294           --            --            --           --       204,294
   Investment in money market funds              32,088           --            --            --           --        32,088
Interest-bearing deposits in banks                3,019        1,622           630         1,219           --         6,490
Securities available for sale                    43,140       24,476        40,336       202,175       62,457       372,584
Trading securities                                3,089           --            --            --           --         3,089
---------------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets            $ 327,226    $  40,720     $  68,797     $ 385,859    $ 126,960     $ 949,562
---------------------------------------------------------------------------------------------------------------------------

Interest-Bearing Liabilities:
Deposits(1) (2)                               $ 199,290    $  77,757     $  81,016     $  45,794    $ 418,563     $ 822,420
---------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities       $ 199,290    $  77,757     $  81,016     $  45,794    $ 418,563     $ 822,420
---------------------------------------------------------------------------------------------------------------------------
GAP for period                                $ 127,936    $ (37,037)    $ (12,219)    $ 340,065    $(291,603)    $ 127,142
Cumulative GAP - December 31, 2001            $ 127,936    $  90,899     $  78,680     $ 418,745    $ 127,142
Cumulative GAP as a percent of total assets        13.2%         9.4%          8.1%         43.1%        13.1%
---------------------------------------------------------------------------------------------------------------------------
Cumulative GAP - December 31, 2000            $  49,977    $  38,876     $  33,405     $ 304,438    $ 120,793
===========================================================================================================================

(1) Excludes non-interest bearing demand accounts of $28,667.

(2) Includes escrow deposits of borrowers of $1,403.

The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values as of December 31, 2001.



                             Expected Maturity Date
                              At December 31, 2001

                                                                                                                          FAIR VALUE
(In thousands)                       2002         2003        2004        2005        2006     THEREAFTER     TOTAL      AT 12/31/01
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVE ASSETS:
Fixed rate securities             $  90,593    $  65,595   $  70,567   $  43,411   $  22,602   $  62,457    $ 355,225     $ 355,225
   Average interest rate(1)            6.11%        5.35%       3.29%       3.69%       5.62%       5.38         5.19%
Variable rate securities(2)          19,507           --          --          --          --         941       20,448        20,448
   Average interest rate(1)            2.28%          --          --          --          --        2.94%        2.31%
Fixed rate loans                     45,031       42,213      38,806      35,144      34,155      64,459      259,808       262,331
   Average interest rate               6.66%        6.65%       6.66%       6.65%       6.65%       6.72%        6.67%
Variable rate loans                  20,319        5,387       5,452       5,675       6,034      28,342       71,209        71,601
   Average interest rate               4.22%        8.32%       8.01%       7.70%       7.34%       6.19%        6.14%
Other fixed rate assets(4)            4,222          814         405          --          --          --        5,441         5,441
   Average interest rate               4.45%        4.22%       4.40%         --          --          --         4.41%
Other variable rate assets(3)       237,431           --          --          --          --          --      237,431       237,431
   Average interest rate               1.62%          --          --          --          --          --         1.62%
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest sensitive
       assets                     $ 417,103    $ 114,009   $ 115,230   $  84,230   $  62,791   $ 156,199    $ 949,562     $ 952,477
===================================================================================================================================

INTEREST SENSITIVE LIABILITIES:
Savings and money market
     deposit accounts             $   2,548    $   2,348   $   2,172   $   2,015   $   1,877   $ 373,000    $ 383,960     $ 383,960
   Average interest rate               2.24%        2.26%       2.28%       2.31%       2.33%       2.77%        2.76%
Fixed rate certificates
  of deposit                        244,724       36,242       5,420         331         600         456      287,773       289,507
   Average interest rate               4.15%        4.24%       4.31%       4.48%       4.82%       5.18%        4.17%
Variable rate certificates
  of deposit                         39,983       33,266       7,948      14,640          --          --       95,837        95,837
   Average interest rate               3.03%        2.87%       2.60%       2.60%         --          --         2.88%
NOW accounts                             --           --          --          --          --      53,476       53,476        53,476
   Average interest rate                            -- D          --          --          --        0.68%        0.68%
Escrow deposits of borrowers          1,403           --          --          --          --          --        1,403         1,403
   Average interest rate               0.25%          --          --          --          --          --         0.25%
Deposit acquisition premium,
   net of amortization                  (29)          --          --          --          --          --          (29)           --
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest sensitive
       liabilities                $ 288,629    $  71,856   $  15,540   $  16,986   $   2,477   $ 426,932    $ 822,420     $ 824,183
===================================================================================================================================

(1) Securities rates presented are on a tax equivalent basis.

(2) Includes equity securities.

(3) Consists of overnight Federal funds sold, money market funds and interest-bearing deposits in banks.

(4) Consists of interest-bearing deposits in banks.


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


OTHER MARKET RISKS
The Company's investment securities portfolio includes equity securities with a market value of approximately $16.4 million at December 31, 2001. The net unrealized gains on these securities totaled $1.3 million at year-end 2001. Movements in equity prices may effect the amount of securities gains or losses which the Company realizes from the sale of these securities and thus may have an impact on earnings.

AVERAGE BALANCE SHEETS

(In thousands)
Years ended December 31,                      2001                            2000                               1999
-----------------------------------------------------------------------------------------------------------------------------------

                                            INTEREST   AVERAGE              Interest   Average                 Interest   Average
                                AVERAGE      INCOME/    YIELD/    Average    Income/    Yield/      Average     Income/    Yield/
                               BALANCE(4)    EXPENSE   RATE(4)   Balance(4)  Expense    Rate(4)   Balance(4)    Expense    Rate(4)
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:

Earning assets:
   Federal funds sold           $ 196,041   $   7,444     3.80%   $ 135,728  $  8,595      6.33%   $ 128,124   $  6,294       4.91%
   Short-term investments(2)       30,215       1,217     4.03        7,646       441      5.77       22,600      1,105       4.89
   Investment securities          106,478       5,596     5.26      166,264     9,332      5.61      164,117      8,931       5.44
   Mortgage-backed securities     284,932      18,847     6.61      273,464    19,015      6.95      275,361     18,735       6.80
   Trading securities               2,984         158     5.29        5,020       310      6.18       10,760        495       4.60
   Mortgage loans(1)              281,492      19,631     6.97      280,732    19,670      7.01      292,172     20,516       7.02
   Other loans(1)                  35,964       2,315     6.44       36,838     3,035      8.24       29,516      2,256       7.64
-----------------------------------------------------------------------------------------------------------------------------------
     Total earning assets         938,106      55,208     5.88%     905,692    60,398      6.67%     922,650     58,332       6.32%
===================================================================================================================================
Allowance for
   loan losses                     (2,612)                           (2,571)                          (2,498)
-----------------------------------------------------------------------------------------------------------------------------------
     Total earning assets
        less allowance for
        loan losses               935,494                           903,121                          920,152
Other assets                       20,518                            20,450                           19,923
-----------------------------------------------------------------------------------------------------------------------------------
     Total assets               $ 956,012                         $ 923,571                         $940,075
===================================================================================================================================
LIABILITIES:

Deposits:
   Demand and NOW               $  80,848         461     0.57%   $  75,956       488      0.64%   $  74,933        504       0.67%
   Savings                        353,622      11,495     3.25      343,079    11,711      3.41      353,851     12,060       3.41
   Time certificates of
     deposit                      402,155      20,435     5.08      399,554    23,198      5.81      397,935     20,640       5.19
-----------------------------------------------------------------------------------------------------------------------------------
     Total deposits               836,625      32,391     3.87%     818,589    35,397      4.32%     826,719     33,204       4.02%
-----------------------------------------------------------------------------------------------------------------------------------
Other liabilities                   6,545                             3,310                            7,209
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities            843,170                           821,899                          833,928
===================================================================================================================================
STOCKHOLDERS' EQUITY:             112,842                           101,672                          106,147

     Total liabilities
       and stockholders'
       equity                   $ 956,012                         $ 923,571                        $ 940,075
===================================================================================================================================
Net interest income (tax-
   equivalent basis)                           22,817                          25,001                            25,128
Less adjustment of tax-
   exempt interest income                          91                             118                               126
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                         $  22,726                        $ 24,883                          $ 25,002
-----------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                      2.01%                            2.35%                              2.30%
-----------------------------------------------------------------------------------------------------------------------------------
Net interest margin(3)                                    2.43%                            2.76%                              2.72%
===================================================================================================================================

(1) Loans on nonaccrual status are included in the average balance.

(2) Short-term investments consist of interest-bearing deposits in banks and investments in money market funds.

(3) Net interest income (tax equivalent basis) before provision for loan losses divided by average interest-earning assets.

(4) Includes the effects of SFAS No.115.

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

                                                      2001 COMPARED TO 2000                    2000 COMPARED TO 1999
(IN THOUSANDS)                                         INCREASE (DECREASE)                      INCREASE (DECREASE)
YEARS ENDED DECEMBER 31,                                     DUE TO                                   DUE TO
------------------------                                     ------                                   ------
                                                 VOLUME         RATE        TOTAL         Volume         Rate        Total
                                                 ------         ----        -----         ------         ----        -----
Interest and dividend income:
   Federal funds sold                            $3,015      $(4,166)     $(1,151)          $392       $1,909       $2,301
   Short-term investments                           945         (169)         776           (834)         170         (664)
   Investment securities                         (3,126)        (583)      (3,709)           116          293          409
   Trading securities                              (112)         (40)        (152)          (319)         134         (185)
   Mortgage-backed securities                       779         (947)        (168)          (130)         410          280
   Mortgage loans                                    53          (92)         (39)          (801)         (45)        (846)
   Other loans                                      (70)        (650)        (720)           593          186          779
                                                 ------      -------      -------           ----       ------       ------
       Total interest and dividend income         1,484       (6,647)      (5,163)          (983)       3,057        2,074
                                                 ------      -------      -------           ----       ------       ------

Interest expense:
   Deposits:
     Demand and NOW                                  30          (57)         (27)             7          (23)         (16)
     Savings                                        353         (569)        (216)          (368)          19         (349)
     Time certificates of deposit                   150       (2,913)      (2,763)            84        2,474        2,558
                                                 ------      -------      -------           ----       ------       ------
       Total interest expense                       533       (3,539)      (3,006)          (277)       2,470        2,193
                                                 ------      -------      -------           ----       ------       ------
Net interest income                                $951      $(3,108)     $(2,157)         $(706)        $587        $(119)
                                                 ======      =======      =======           ====       ======       ======

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


GOODWILL AND OTHER INTANGIBLE ASSETS
In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS 142 requires that upon adoption of the Statement, any goodwill recorded on an entity's balance sheet would no longer be amortized. This would include existing goodwill (i.e., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Goodwill will not be amortized but will be reviewed for impairment periodically or upon the occurrence of certain triggering events. This Statement is effective for fiscal years beginning after December 15, 2001. The Company adopted the new standard on January 1, 2002. At December 31, 2001, the Company had $1,090,000 of goodwill on its balance sheet that was being amortized at a rate of $99,000 annually.

INDEPENDENT AUDITORS' REPORT

[KPMG LOGO]


The Board of Directors and Stockholders
MASSBANK Corp.:


                  We have audited the accompanying consolidated balance sheets of MASSBANK Corp. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MASSBANK Corp. and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                                                    /s/ KPMG LLP

Boston, Massachusetts
January 8, 2002

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,                                             2001         2000
----------------------------------------------------------------------------------------------------------------
Assets:

Cash and due from banks                                                                   $   8,945    $   9,179
Short-term investments (Note 2)                                                             236,382      112,842
----------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                                        245,327      122,021
----------------------------------------------------------------------------------------------------------------
Term federal funds sold                                                                          --       30,000
Interest-bearing deposits in banks                                                            6,490        1,678
Securities held to maturity, at amortized cost
   (market value of $230 in 2000) (Note 3)                                                       --          230
Securities available for sale, at market value
   (amortized cost of $362,076 in 2001 and $432,567 in 2000) (Note 3)                       372,584      442,552
Trading securities, at market value (Note 4)                                                  3,089       19,794
Loans (Notes 5, 7 and 11):
   Mortgage loans                                                                           296,469      272,951
   Other loans                                                                               34,548       37,196
----------------------------------------------------------------------------------------------------------------
     Total loans                                                                            331,017      310,147
   Allowance for loan losses (Note 6)                                                        (2,643)      (2,594)
----------------------------------------------------------------------------------------------------------------
     Net loans                                                                              328,374      307,553
----------------------------------------------------------------------------------------------------------------
Premises and equipment (Note 9)                                                               6,927        3,932
Accrued interest receivable                                                                   3,950        5,755
Goodwill                                                                                      1,090        1,189
Current income tax asset, net                                                                   208          284
Other assets                                                                                  3,129        3,714
----------------------------------------------------------------------------------------------------------------
     Total assets                                                                         $ 971,168    $ 938,702
================================================================================================================
Liabilities and Stockholders' Equity:
Deposits (Notes 10 and 11):
   Demand and NOW                                                                         $  82,143    $  79,952
   Savings                                                                                  383,960      334,948
   Time certificates of deposit                                                             383,610      408,981
   Deposit acquisition premium, net of amortization                                             (29)        (256)
----------------------------------------------------------------------------------------------------------------
     Total deposits                                                                         849,684      823,625
Escrow deposits of borrowers                                                                  1,403        1,387
Employee stock ownership plan liability (Note 15)                                               156          312
Deferred income taxes (Note 12)                                                               2,275        2,418
Other liabilities                                                                             2,746        2,717
----------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                      856,264      830,459
----------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 8 and 9)                                           --           --
Stockholders' equity (Notes 12, 14, 15 and 16):
   Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued          --           --
   Common stock, par value $1.00 per share; 10,000,000 shares
      authorized, 7,494,980 and 7,447,982 shares issued, respectively                         7,495        7,448
   Additional paid-in capital                                                                62,875       61,674
   Retained earnings                                                                         99,996       93,165
----------------------------------------------------------------------------------------------------------------
                                                                                            170,366      162,287
   Treasury stock at cost, 4,362,289 and 4,300,489 shares, respectively                     (61,749)     (59,704)
   Accumulated other comprehensive income (Note 1)                                            6,443        5,972
   Common stock acquired by ESOP (Note 15)                                                     (156)        (312)
----------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                             114,904      108,243
----------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                           $ 971,168    $ 938,702
================================================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME


(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31,           2001            2000            1999
-----------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Mortgage loans                                                $   19,631      $   19,670      $   20,516
   Other loans                                                        2,315           3,035           2,256
   Securities available for sale:
     Mortgage-backed securities                                      18,847          19,015          18,735
     Other securities                                                 5,502           9,203           8,790
   Trading securities                                                   158             310             495
   Federal funds sold                                                 7,444           8,595           6,294
   Other investments                                                  1,220             452           1,120
-----------------------------------------------------------------------------------------------------------
        Total interest and dividend income                           55,117          60,280          58,206
-----------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits:
     NOW                                                                461             488             504
     Savings                                                         11,495          11,711          12,060
     Time certificates of deposit                                    20,435          23,198          20,640
-----------------------------------------------------------------------------------------------------------
        Total interest expense                                       32,391          35,397          33,204
-----------------------------------------------------------------------------------------------------------
        Net interest income                                          22,726          24,883          25,002
Provision for loan losses (Note 6)                                       40              60             140
-----------------------------------------------------------------------------------------------------------
        Net interest income after provision for loan losses          22,686          24,823          24,862
-----------------------------------------------------------------------------------------------------------
Non-interest income:
   Deposit account service fees                                         638             688             724
   Gains on securities, net                                           4,363           3,525           4,033
   Other                                                                812             775             805
-----------------------------------------------------------------------------------------------------------
        Total non-interest income                                     5,813           4,988           5,562
-----------------------------------------------------------------------------------------------------------
Non-interest expense:
   Salaries and employee benefits                                     6,723           7,000           7,436
   Occupancy and equipment                                            2,056           2,079           2,146
   Data processing                                                      494             473             486
   Professional services                                                426             959             481
   Advertising and marketing                                            192             198             198
   Amortization of intangibles                                          327             330             327
   Deposit insurance                                                    173             185             114
   Other                                                              1,330           1,289           1,378
-----------------------------------------------------------------------------------------------------------
        Total non-interest expense                                   11,721          12,513          12,566
-----------------------------------------------------------------------------------------------------------
        Income before income taxes                                   16,778          17,298          17,858
Income tax expense (Note 12)                                          6,019           6,187           6,547
-----------------------------------------------------------------------------------------------------------
        Net income                                               $   10,759      $   11,111      $   11,311
===========================================================================================================
Weighted average common shares outstanding:
   Basic                                                          3,123,915       3,220,390       3,374,623
   Diluted                                                        3,206,443       3,293,968       3,478,944
Earnings per share (in dollars):
   Basic                                                         $     3.44      $     3.45      $     3.35
   Diluted                                                             3.36            3.37            3.25
===========================================================================================================

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                       2001            2000            1999
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                              $  10,759       $  11,111       $  11,311
   Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization                                               892             866             993
     Loan interest capitalized                                                   (37)            (46)            (58)
     Amortization of ESOP shares committed to be released                        151              93             163
     Decrease (increase) in accrued interest receivable                        1,805            (710)             13
     Increase (decrease) in other liabilities                                     29            (319)            478
     Decrease in current income taxes                                             --              --          (1,015)
     Decrease (increase) in current income tax asset, net                         76               8              --
     Accretion of discounts on securities, net of
        amortization of premiums                                                (643)           (847)           (961)
     Net trading securities activity                                          17,389         (13,228)         25,174
     Gains on securities available for sale                                   (4,263)         (3,049)         (3,954)
     Gains on trading securities                                                (100)           (476)            (79)
     Decrease in deferred mortgage loan origination fees,
        net of amortization                                                      (44)           (167)             (3)
     Deferred income tax benefit                                                (195)           (103)           (161)
     Decrease (increase) in other assets                                       1,035          (1,213)           (327)
     Provision for loan losses                                                    40              60             140
     Gains on sales of real estate acquired through foreclosure                   --              (8)             --
     Gains on sales of premises and equipment                                     (4)             --              (2)
     Increase (decrease) in escrow deposits of borrowers                          16             (90)             39
--------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) operating activities                   26,906          (8,118)         31,751
--------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Purchases of term federal funds                                           (10,000)        (50,000)             --
   Proceeds from maturities of term federal funds                             40,000          20,000          25,000
   Net (increase) decrease in interest-bearing bank deposits                  (4,812)          2,163          (1,808)
   Proceeds from sales of investment securities available for sale            32,819          55,063          72,582
   Proceeds from maturities of investment securities held to maturity
     and available for sale                                                   87,230          56,000          65,800
   Purchases of investment securities available for sale                     (72,548)        (89,621)       (169,020)
   Purchases of mortgage-backed securities                                   (54,143)        (43,750)        (88,397)
   Principal repayments of mortgage-backed securities                         81,231          47,002          68,430
   Principal repayments of securities held to maturity                            --              --              44
   Principal repayments of securities available for sale                           4               4             124
   Loans originated                                                         (103,246)        (32,989)        (82,415)
   Loan principal payments received                                           82,412          48,346          62,254
   Loans purchased                                                                --              --            (345)
   Purchases of premises and equipment                                        (3,507)           (288)           (376)
   Proceeds from sale of premises and equipment                                    4              --               2
   Proceeds from sale of real estate acquired through foreclosure                 --              70              86
   Net advances on real estate acquired through foreclosure                       --              --              (4)
--------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) investing activities                      75,444          12,000         (48,043)
--------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                      2001           2000          1999
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                        25,832          5,337         (6,202)
  Payments to acquire treasury stock                                         (2,045)        (5,814)        (7,618)
  Purchase of company stock for deferred compensation plan                       56            366             --
  Issuance of common stock under stock option plan                              803            415            351
  Tax benefit resulting from stock options exercised                            238            250             97
  Cash dividends paid on common stock                                        (3,935)        (3,829)        (3,759)
  Tax benefit resulting from dividends paid on unallocated shares
    held by the ESOP                                                              7             10             13
------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                      20,956         (3,265)       (17,118)
------------------------------------------------------------------------------------------------------------------
    Net increase (decrease) in cash and cash equivalents                    123,306            617        (33,410)
Cash and cash equivalents at beginning of year                              122,021        121,404        154,814
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                  $ 245,327      $ 122,021      $ 121,404
------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
CASH TRANSACTIONS:
  Cash paid during the year for interest                                  $  35,484      $  35,382      $  33,204
  Cash paid during the year for taxes, net of refunds                         5,898          6,022          7,617
  Purchases of securities executed but not settled at beginning of
  year which settled during the year                                             60            117            129
  Sales of securities executed but not settled at beginning
  of year which settled during the year                                         573            202            583
NON-CASH TRANSACTIONS:
  SFAS 115:
    Increase (decrease) in stockholders' equity                                 471          4,006         (9,725)
    Increase (decrease) in deferred tax liabilities                              52          2,322         (6,401)
  Transfers from loans to real estate acquired through foreclosure               --             --             58
  Purchases of securities executed but not settled as of year-end                46             60            117
  Sales of securities executed but not settled as of year-end                 1,009            573            202
------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

--------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

                                                                                                Accumulated    Common
                                                           Additional                              other       stock
                                                Common      paid-in     Retained   Treasury    comprehensive  acquired
                                                stock       capital     earnings    stock          income      by ESOP     Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                    $7,384      $60,003      $78,308   $(46,272)      $11,691       $(625)    $110,489
  Net Income                                        --           --       11,311         --            --          --       11,311
  Other comprehensive loss, net of tax:
    Unrealized (losses) on securities, net of
    reclassification adjustment (Note 1)            --           --           --         --        (9,725)         --       (9,725)
                                                                                                                          --------
  Comprehensive income                              --           --           --         --            --          --        1,586
  Cash dividends declared
    ($1.11 per share)                               --           --       (3,759)        --            --          --       (3,759)
  Tax benefit resulting from dividends paid
    on unallocated shares held by the ESOP          --           --           13         --            --          --           13
  Net decrease in liability to ESOP                 --           --           --         --            --         157          157
  Amortization of ESOP shares
    committed to be released                        --          163           --         --            --          --          163
  Purchase of treasury stock                        --           --           --     (7,618)           --          --       (7,618)
  Exercise of stock options and
    related tax benefits                            23          425           --         --            --          --          448
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                     7,407       60,591       85,873    (53,890)        1,966        (468)     101,479
  Net Income                                        --           --       11,111         --            --          --       11,111
  Other comprehensive income, net of tax:
    Unrealized gains on securities, net of
    reclassification adjustment (Note 1)            --           --           --         --         4,006          --        4,006
                                                                                                                          --------
  Comprehensive income                              --           --           --         --            --          --       15,117
  Cash dividends declared
    ($1.185 per share)                              --           --       (3,829)        --            --          --       (3,829)
  Tax benefit resulting from dividends paid
    on unallocated shares held by the ESOP          --           --           10         --            --          --           10
  Net decrease in liability to ESOP                 --           --           --         --            --         156          156
  Amortization of ESOP shares
    committed to be released                        --           93           --         --            --          --           93
  Purchase of treasury stock                        --           --           --     (5,448)           --          --       (5,448)
  Purchase of company stock for
    deferred compensation plan                      --          366           --       (366)           --          --           --
  Exercise of stock options and
    related tax benefits                            41          624           --         --            --          --          665
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                    7,448        61,674       93,165    (59,704)        5,972        (312)     108,243
  Net Income                                        --           --       10,759         --            --          --       10,759
  Other comprehensive income, net of tax:
    Unrealized gains on securities, net of
    reclassification adjustment (Note 1)            --           --           --         --           471          --          471
                                                                                                                          --------
  Comprehensive income                              --           --           --         --            --          --       11,230
  Cash dividends declared
    ($1.26 per share)                               --           --       (3,935)        --            --          --       (3,935)
  Tax benefit resulting from dividends paid
    on unallocated shares held by the ESOP          --           --            7         --            --          --            7
  Net decrease in liability to ESOP                 --           --           --         --            --         156          156
  Amortization of ESOP shares
    committed to be released                        --          151           --         --            --          --          151
  Purchase of treasury stock                        --           --           --     (1,989)           --          --       (1,989)
  Purchase of company stock for
    deferred compensation plan                      --           56           --        (56)           --          --           --
  Exercise of stock options and
    related tax benefits                            47          994           --         --            --          --        1,041
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                    $7,495      $62,875      $99,996   $(61,749)       $6,443       $(156)    $114,904
----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

   MASSBANK CORP. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   MASSBANK Corp. (the "Company") is a Delaware chartered holding company whose principal subsidiary is MASSBANK (the "Bank"). The Bank operates fifteen full service banking offices in Reading, Melrose, Stoneham, Wilmington, Medford, Chelmsford, Tewksbury, Westford, Dracut, Lowell and Everett, Massachusetts providing a variety of deposit, lending and trust services. As a Massachusetts chartered savings bank whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") and the Depositors Insurance Fund ("DIF"), the activities of the Bank are subject to regulation, supervision and examination by federal and state regulatory authorities, including, but not limited to the FDIC, the Massachusetts Commissioner of Banks and the DIF. In addition, as a bank holding company, the Company is subject to supervision, examination and regulation by the Board of Governors of the Federal Reserve System.

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

            Certain amounts in the prior years' consolidated financial statements were reclassified to facilitate comparison with the current fiscal year.

   INVESTMENTS IN DEBT AND EQUITY SECURITIES

   Under its investment policy, management determines the appropriate classification of securities at the time of purchase. Those debt securities that the Company has the intent and the ability to hold to maturity are classified as securities held to maturity and are carried at amortized historical cost. Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market conditions, interest rates, changes in prepayment risk, the need to increase regulatory capital and other factors. The Company records investment securities available for sale at aggregate market value with the net unrealized holding gains or losses reported, net of tax effect, as a separate component of stockholders' equity until realized. As of December 31, 2001, stockholders' equity included approximately $6.4 million, representing the net unrealized gains on securities available for sale, less applicable income taxes. Investments classified as trading securities are stated at market value with unrealized gains and losses included in earnings.

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


   ALLOWANCE FOR LOAN LOSSES

   The Company maintains an allowance for probable losses that are inherent in the Company's loan portfolio. The allowance for loan losses is increased by provisions charged to operations based on the estimated loan loss exposure inherent in the portfolio. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired in accordance with the terms of Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan", general loss allocations for various loan types based on loss experience factors and an unallocated allowance which is maintained based on management's assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may effect the borrower's ability to pay, and trends in loan delinquencies and charge-offs. Realized losses, net of recoveries, are charged directly to the allowance. While management uses the information available in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.


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

   GOODWILL AND OTHER INTANGIBLES

   The excess of purchase price over the fair value of net assets of acquired companies is classified and reported as goodwill. For 2001 and prior years, goodwill was being amortized using the straight-line method, over 15 years. The deposit acquisition premium arising from acquisitions was reported net of accumulated amortization. Such premium was being amortized on a straight-line basis over 10 years. Goodwill and other intangible assets were reviewed for possible impairment when it was determined that events or changed circumstances may affect the underlying basis of the asset.

            In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS 142 requires that upon adoption of the Statement, any goodwill recorded on an entity's balance sheet would no longer be amortized. This would include existing goodwill (i.e., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Goodwill will not be amortized but will be reviewed for impairment periodically or upon the occurrence of certain triggering events. This Statement is effective for fiscal years beginning after December 15, 2001. The Company adopted the new standard on January 1, 2002. At December 31, 2001, the Company had $1,090,000 of goodwill on its balance sheet that was being amortized at a rate of $99,000 annually.


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

            A reconciliation of the weighted average shares outstanding for the years ended December 31, 2001, 2000 and 1999 follows:

   -----------------------------------------------------------------------------
   (IN THOUSANDS) YEARS ENDED DECEMBER 31,        2001         2000         1999
   -----------------------------------------------------------------------------
   Basic shares                                  3,124        3,220        3,375
   Dilutive impact of stock options                 82           74          104
   -----------------------------------------------------------------------------
   Diluted shares                                3,206        3,294        3,479
   -----------------------------------------------------------------------------

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

            The Company's other comprehensive income and related tax effect for the years ended December 31, 2001 and 2000 is as follows:

   --------------------------------------------------------------------------------------------------------------------------------
   (IN THOUSANDS) YEARS ENDED DECEMBER 31,                       2001                                       2000
   --------------------------------------------------------------------------------------------------------------------------------
                                                                    TAX           NET-                         Tax           Net-
                                                  BEFORE-TAX     (EXPENSE)       OF-TAX      Before-Tax     (Expense)       of-Tax
                                                    AMOUNT      OR BENEFIT       AMOUNT        Amount      or Benefit       Amount
   --------------------------------------------------------------------------------------------------------------------------------
   Unrealized gains on securities:
        Unrealized holding gains
           arising during period                    $ 4,785       $(1,833)       $ 2,952       $ 9,377       $(3,613)       $ 5,764
        Less: reclassification adjustment for
           gains realized in net income               4,262        (1,781)         2,481         3,049        (1,291)         1,758
   --------------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains                            523           (52)           471         6,328        (2,322)         4,006
   --------------------------------------------------------------------------------------------------------------------------------
        Other comprehensive income                  $   523       $   (52)       $   471       $ 6,328       $(2,322)       $ 4,006
   --------------------------------------------------------------------------------------------------------------------------------

   CASH AND CASH EQUIVALENTS

   For purposes of reporting cash flows, cash and cash equivalents consist of cash and due from banks, and short-term investments with original maturities of less than 90 days.

            As a regulated financial institution, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in "Cash and Due from Banks," was $5.7 million and $8.7 million at December 31, 2001 and 2000, respectively.


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

2. SHORT-TERM INVESTMENTS

   Short-term investments consist of the following:

   -----------------------------------------------------------------------------
   (IN THOUSANDS) AT DECEMBER 31,                          2001             2000
   -----------------------------------------------------------------------------
   Federal funds sold (overnight)                      $204,294         $112,711
   Money market funds                                    32,088              131
   -----------------------------------------------------------------------------
           Total short-term investments                $236,382         $112,842
   =============================================================================

   The investments above are stated at cost which approximates market value.

3. INVESTMENT SECURITIES

   The amortized cost and market value of investment securities follows:

   -------------------------------------------------------------------------------------------------------------------------
                                                                                Gross             Gross
                                                            Amortized         Unrealized        Unrealized           Market
   (IN THOUSANDS) AT DECEMBER 31, 2001                         Cost             Gains             Losses             Value
   -------------------------------------------------------------------------------------------------------------------------
      Securities available for sale:
      Debt securities:
        U.S. Treasury obligations                            $ 79,932          $  1,165          $   (214)          $ 80,883
        U.S. Government agency obligations                     10,142               115                (4)            10,253
   -------------------------------------------------------------------------------------------------------------------------
           Total                                               90,074             1,280              (218)            91,136
   -------------------------------------------------------------------------------------------------------------------------
        Mortgage-backed securities:
           Government National Mortgage Association            22,499             1,025                --             23,524
           Federal Home Loan Mortgage Corporation             231,603             7,062               (31)           238,634
           Federal National Mortgage Association                1,346                38                (1)             1,383
           Collateralized mortgage obligations                  1,452                38                --              1,490
   -------------------------------------------------------------------------------------------------------------------------
           Total mortgage-backed securities                   256,900             8,163               (32)           265,031
   -------------------------------------------------------------------------------------------------------------------------
           Total debt securities                              346,974             9,443              (250)           356,167
   -------------------------------------------------------------------------------------------------------------------------
      Equity securities                                        15,102             3,931            (2,616)            16,417
   -------------------------------------------------------------------------------------------------------------------------
           Total securities available for sale                362,076          $ 13,374          $ (2,866)          $372,584
   -------------------------------------------------------------------------------------------------------------------------
      Net unrealized gains on securities
        available for sale                                     10,508
   -------------------------------------------------------------------------------------------------------------------------
           Total securities available for sale, net           372,584
   -------------------------------------------------------------------------------------------------------------------------
           Total investment securities, net                  $372,584
   =========================================================================================================================

   The amortized cost and market value of investment securities follows:

   -------------------------------------------------------------------------------------------------------------------------
                                                                                Gross             Gross
                                                            Amortized         Unrealized        Unrealized           Market
   (IN THOUSANDS) AT DECEMBER 31, 2000                         Cost             Gains             Losses             Value
   -------------------------------------------------------------------------------------------------------------------------
   Securities held to maturity:
      Other bonds and obligations                            $    230          $     --          $     --           $    230
   -------------------------------------------------------------------------------------------------------------------------
           Total securities held to maturity                      230                --                --                230
   -------------------------------------------------------------------------------------------------------------------------
   Securities available for sale:
      Debt securities:
        U.S. Treasury obligations                             125,630               827                (1)           126,456
        U.S. Government agency obligations                      9,147                --               (14)             9,133
   -------------------------------------------------------------------------------------------------------------------------
           Total                                              134,777               827               (15)           135,589
   -------------------------------------------------------------------------------------------------------------------------
        Mortgage-backed securities:
           Government National Mortgage Association            30,847               543                (3)            31,387
           Federal Home Loan Mortgage Corporation             247,925             3,322              (125)           251,122
           Federal National Mortgage Association                2,230                43                (9)             2,264
           Collateralized mortgage obligations                  2,465                12               (37)             2,440
   -------------------------------------------------------------------------------------------------------------------------
           Total mortgage-backed securities                   283,467             3,920              (174)           287,213
   -------------------------------------------------------------------------------------------------------------------------
           Total debt securities                              418,244             4,747              (189)           422,802
   -------------------------------------------------------------------------------------------------------------------------
      Equity securities                                        14,323             7,132            (1,705)            19,750
   -------------------------------------------------------------------------------------------------------------------------
           Total securities available for sale                432,567          $ 11,879          $ (1,894)          $442,552
   -------------------------------------------------------------------------------------------------------------------------
      Net unrealized gains on securities
        available for sale                                      9,985
   -------------------------------------------------------------------------------------------------------------------------
           Total securities available for sale, net           442,552
   -------------------------------------------------------------------------------------------------------------------------
           Total investment securities, net                  $442,782
   =========================================================================================================================

   During the years ended December 31, 2001, 2000 and 1999, the Company realized gains and losses on sales of securities available for sale as follows:

   ---------------------------------------------------------------------------------------------------------------------------
   (IN THOUSANDS) AT DECEMBER 31,                      2001                         2000                         1999
   ---------------------------------------------------------------------------------------------------------------------------
                                                     Realized                     Realized                     Realized
                                                Gains        Losses          Gains        Losses          Gains         Losses
   ---------------------------------------------------------------------------------------------------------------------------
   U.S. Treasury obligations                   $   135       $    --        $    66       $  (328)       $     2       $  (576)
   Marketable equity securities                  5,160        (1,033)         4,130          (819)         5,099          (571)
   ---------------------------------------------------------------------------------------------------------------------------
           Total realized gains (losses)       $ 5,295       $(1,033)       $ 4,196       $(1,147)       $ 5,101       $(1,147)
   ===========================================================================================================================

   Proceeds from sales of debt securities available for sale during 2001, 2000 and 1999 were $20.6 million, $38.7 million and $48.4 million, respectively. Proceeds from sales of equity securities available for sale during 2001, 2000 and 1999, were $14.2 million, $21.7 million and $24.1 million, respectively.

            There were no sales of investment securities held-to-maturity during 2001, 2000 and 1999.


   The amortized cost and market value of debt securities held to maturity and debt securities available for sale by contractual maturity are as follows:

   -------------------------------------------------------------------------------------------------------------------------
   (IN THOUSANDS) AT DECEMBER 31,                                      2001                                   2000
   -------------------------------------------------------------------------------------------------------------------------
                                                             Amortized           Market          Amortized           Market
                                                                Cost             Value              Cost             Value
   -------------------------------------------------------------------------------------------------------------------------
   Investment securities held to maturity:
      Other bonds and obligations:
        Maturing within 1 year                                $     --          $     --          $    230          $    230
   -------------------------------------------------------------------------------------------------------------------------
           Total debt securities held to maturity                   --                --               230               230
   =========================================================================================================================
   Investment securities available for sale:
      U.S. Treasury obligations:
        Maturing within 1 year                                  28,993            29,531            81,841            82,036
        Maturing after 1 year but within 5 years                50,939            51,352            43,789            44,420
   -------------------------------------------------------------------------------------------------------------------------
           Total                                                79,932            80,883           125,630           126,456
   -------------------------------------------------------------------------------------------------------------------------
      U.S. Government agency obligations:
        Maturing within 1 year                                      --                --             9,000             8,989
        Maturing after 1 year but within 5 years                10,000            10,115                --                --
        Maturing after 15 years                                    142               138               147               144
   -------------------------------------------------------------------------------------------------------------------------
           Total                                                10,142            10,253             9,147             9,133
   -------------------------------------------------------------------------------------------------------------------------
      Mortgage-backed securities:
        Maturing within 1 year                                     159               160               287               283
        Maturing after 1 year but within 5 years                 1,162             1,216             2,166             2,209
        Maturing after 5 years but within 10 years              88,871            92,482            66,188            67,292
        Maturing after 10 years but within 15 years            164,731           169,157           211,830           214,467
        Maturing after 15 years                                  1,977             2,016             2,996             2,962
   -------------------------------------------------------------------------------------------------------------------------
           Total                                               256,900           265,031           283,467           287,213
   -------------------------------------------------------------------------------------------------------------------------
           Total debt securities available for sale            346,974           356,167           418,244           422,802
   =========================================================================================================================
      Net unrealized gains on debt securities
        available for sale                                       9,193                --             4,558                --
   -------------------------------------------------------------------------------------------------------------------------
           Total debt securities available for sale,
              net carrying value                              $356,167          $356,167          $422,802          $422,802
   =========================================================================================================================

  Maturities of mortgage-backed securities are based on contractual maturities with scheduled amortization. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

4. TRADING SECURITIES

   The amortized cost and market values of trading securities are as follows:

   --------------------------------------------------------------------------------------------
     (IN THOUSANDS) AT DECEMBER 31,                 2001                          2000
   --------------------------------------------------------------------------------------------
                                          Amortized       Market        Amortized       Market
                                            Cost           Value          Cost           Value
   --------------------------------------------------------------------------------------------
   U.S. Treasury obligations               $ 3,087        $ 3,086        $19,784        $19,791
   Investments in mutual funds                   2              3              2              3
   --------------------------------------------------------------------------------------------
           Total trading securities        $ 3,089        $ 3,089        $19,786        $19,794
   ============================================================================================

   During the years ended December 31, 2001, 2000 and 1999, the Company realized gains and losses on sales of trading securities as follows:

   ----------------------------------------------------------------------------------------------------------------
   (IN THOUSANDS) YEARS ENDED DECEMBER 31,            2001                     2000                     1999
   ----------------------------------------------------------------------------------------------------------------
                                                    Realized                 Realized                 Realized
                                               Gains       Losses       Gains       Losses       Gains       Losses
   ----------------------------------------------------------------------------------------------------------------
   U.S. Treasury obligations                    $ 32        $ --         $ --        $ (1)        $  4        $(11)
   Investments in mutual funds                    --          --           --         (33)          --          --
   Marketable equity securities                  104         (28)         500         (29)         132         (25)
   ----------------------------------------------------------------------------------------------------------------
           Total realized gains (losses)        $136        $(28)        $500        $(63)        $136        $(36)
   ================================================================================================================

   Proceeds from sales of trading securities during 2001, 2000 and 1999 were $27.3 million, $10.8 million and $13.8 million, respectively. Unrealized gains or (losses) included in income in 2001, 2000 and 1999 were $(7) thousand, $39 thousand and $(21) thousand, respectively.


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

   The composition of the Bank's loan portfolio is summarized as follows:

   ----------------------------------------------------------------------------
   (IN THOUSANDS) AT DECEMBER 31,                          2001            2000
   ----------------------------------------------------------------------------
   Mortgage loans:
      Residential:
        Conventional:
           Fixed rate                                 $ 257,381       $ 230,323
           Variable rate                                 36,383          39,536
        FHA and VA                                          259             471
      Commercial                                          2,641           3,117
      Construction                                          993             683
   ----------------------------------------------------------------------------
            Total mortgage loans                        297,657         274,130
      Premium on loans                                       51             105
      Deferred mortgage loan origination fees            (1,239)         (1,284)
   ----------------------------------------------------------------------------
            Mortgage loans, net                         296,469         272,951
   ----------------------------------------------------------------------------
   Other loans:
      Consumer:
        Installment                                       1,178           1,829
        Guaranteed education                              4,937           6,266
        Other secured                                       873           1,169
        Home equity lines of credit                      12,271          12,624
        Unsecured                                           201             224
   ----------------------------------------------------------------------------
            Total consumer loans                         19,460          22,112
      Commercial                                         15,088          15,084
   ----------------------------------------------------------------------------
            Total other loans                            34,548          37,196
   ----------------------------------------------------------------------------
            Total loans                               $ 331,017       $ 310,147
   ============================================================================

   In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies ("related parties") at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 2001 follows:

   ----------------------------------------------------------------------------
   (IN THOUSANDS)
   ----------------------------------------------------------------------------
   Balance at December 31, 2000                                           $ 688
   Additions                                                                699
   Repayments                                                              (435)
   ----------------------------------------------------------------------------
   BALANCE AT DECEMBER 31, 2001                                           $ 952
   ============================================================================

6. ALLOWANCE FOR LOAN LOSSES

   An analysis of the activity in the allowance for loan losses is as follows:

   -----------------------------------------------------------------------------------
   (IN THOUSANDS) YEARS ENDED DECEMBER 31,            2001          2000          1999
   -----------------------------------------------------------------------------------
   Balance at beginning of year                    $ 2,594       $ 2,555       $ 2,450
   Provision for loan losses                            40            60           140
   Recoveries of loans previously charged-off           31             3            41
   -----------------------------------------------------------------------------------
        Total                                        2,665         2,618         2,631
   -----------------------------------------------------------------------------------
   Charge-offs:
      Mortgage loans                                    --            --           (62)
      Other loans                                      (22)          (24)          (14)
   -----------------------------------------------------------------------------------
   Balance at end of year                          $ 2,643       $ 2,594       $ 2,555
   ===================================================================================

   The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 2001, 2000 and 1999.

   -------------------------------------------------------------------------------------------------------
   (IN THOUSANDS) AT DECEMBER 31,          2001                     2000                     1999
   -------------------------------------------------------------------------------------------------------
                                              Percentage               Percentage               Percentage
                                                of Loans                 of Loans                 of Loans
                                    Amount      to Total      Amount     to Total      Amount     to Total
   -------------------------------------------------------------------------------------------------------
   Mortgage loans:
      Residential                   $  960             89%      $1,317          87%      $1,535         88%
      Commercial                         8              1            9           1            7          1
   Consumer loans                      256              6          162           7          215          7
   Commercial loans                    347              4          324           5          301          4
   Unallocated                       1,072             --          782          --          497         --
   -------------------------------------------------------------------------------------------------------
          Total                     $2,643            100%      $2,594         100%      $2,555        100%
   =======================================================================================================

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


7. NON-PERFORMING ASSETS

   The following schedule summarizes non-performing assets at the dates shown:

   --------------------------------------------------------------------------------------
   (IN THOUSANDS) AT DECEMBER 31,                           2001          2000       1999
   --------------------------------------------------------------------------------------
   Total nonaccrual loans                                $   644       $   565       $795
   Total real estate acquired through foreclosure             --            --         62
   --------------------------------------------------------------------------------------
        Total non-performing assets                      $   644       $   565       $857
   ======================================================================================
   Percent of non-performing loans to total loans           0.19%         0.18%      0.24%
   Percent of non-performing assets to total assets         0.07%         0.06%      0.09%

   The reduction in interest income associated with nonaccrual loans is as follows:

   ------------------------------------------------------------------------------------------------
   (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                 2001      2000      1999
   ------------------------------------------------------------------------------------------------
   Interest income that would have been recorded under original terms      $ 60      $ 48      $ 64
   Interest income actually recorded                                         37        36        51
   ------------------------------------------------------------------------------------------------
   Reduction in interest income                                            $ 23      $ 12      $ 13
   ================================================================================================

   During 2001, 2000 and 1999 the Company had no impaired loans.

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

   ----------------------------------------------------------------------------------------------------------
                                                                                  CONTRACT OR NOTIONAL AMOUNT
   (IN THOUSANDS) AT DECEMBER 31,                                                      2001              2000
   ----------------------------------------------------------------------------------------------------------
   Financial instruments whose contract amounts represent credit risk:
      Commitments to originate residential mortgage loans                           $17,710           $ 1,920
      Unadvanced portions of construction loans                                         457               421
      Unused credit lines, including unused portions of equity lines of credit       37,804            30,918
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

            At December 31, 2001 the Bank also had commitments to purchase when-issued investment securities in the amount of $12.0 million.


9. PREMISES AND EQUIPMENT

   A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

   --------------------------------------------------------------------------------------------------
                                                                                            ESTIMATED
                                                                                          USEFUL LIFE
   (IN THOUSANDS) AT DECEMBER 31,                          2001               2000         (IN YEARS)
   --------------------------------------------------------------------------------------------------
   Premises:
      Land                                              $ 2,215            $ 1,227                 --
      Buildings                                           5,714              3,686              25-45
      Building and leasehold improvements                 2,200              2,078               2-30
   Equipment                                              4,417              4,080               2-10
   --------------------------------------------------------------------------------------------------
                                                         14,546             11,071
   Less: accumulated depreciation and amortization        7,619              7,139
   --------------------------------------------------------------------------------------------------
       Total premises and equipment, net                $ 6,927            $ 3,932
   ==================================================================================================

   The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2006 with options for renewal. Rental expenses for the years ended December 31, 2001, 2000 and 1999 amounted to $391 thousand, $533 thousand and $521 thousand, respectively.

            The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases, as of December 31, 2001, are as follows:

   -----------------------------------------------------------------------------
   (IN THOUSANDS) YEARS ENDING DECEMBER 31,                             PAYMENTS
   -----------------------------------------------------------------------------
   2002                                                                     $229
   2003                                                                      109
   2004                                                                       39
   2005                                                                       33
   2006                                                                       27
   -----------------------------------------------------------------------------
       Total                                                                $437
   =============================================================================

10. DEPOSITS

    Deposits are summarized as follows:

    -----------------------------------------------------------------------------------------------------
    (IN THOUSANDS) AT DECEMBER 31,                                  2001                       2000
    -----------------------------------------------------------------------------------------------------
                                                             Amount       Rate          Amount       Rate
    -----------------------------------------------------------------------------------------------------
    Demand and NOW:
       NOW accounts                                       $  53,476       0.66%      $  51,390       0.96%
       Demand accounts                                       28,667         --          28,562         --
    -----------------------------------------------------------------------------------------------------
         Total demand and NOW                                82,143       0.43          79,952       0.62
    -----------------------------------------------------------------------------------------------------
    Savings:
       Regular savings and special notice accounts          368,631       2.77         317,926       3.44
       Money market accounts                                 15,329       1.99          17,022       2.99
    -----------------------------------------------------------------------------------------------------
         Total savings                                      383,960       2.74         334,948       3.42
    -----------------------------------------------------------------------------------------------------
    Time certificates:
       Fixed rate certificates                              287,773       4.17         309,245       5.79
       Variable rate certificates                            95,837       3.05          99,736       7.40
    -----------------------------------------------------------------------------------------------------
         Total time certificates                            383,610       3.89         408,981       6.18
    -----------------------------------------------------------------------------------------------------
    Deposit acquisition premium, net of amortization            (29)        --            (256)        --
    -----------------------------------------------------------------------------------------------------
         Total deposits                                   $ 849,684       3.03%      $ 823,625       4.52%
    =====================================================================================================



    The maturity distribution and related rate structure of the Bank's time certificates at December 31, 2001 follows:

    --------------------------------------------------------------------------
    (IN THOUSANDS) AT DECEMBER 31,                           2001
    --------------------------------------------------------------------------
                                                                       Average
                                                       Amount    Interest Rate
    --------------------------------------------------------------------------
    Due within 3 months                              $ 93,472             4.25%
    Due within 3 - 6 months                            86,318             3.74
    Due within 6 - 12 months                          104,916             4.05
    Due within 1 - 2 years                             69,508             3.67
    Due within 2 - 3 years                             13,368             3.38
    Due within 3 - 5 years                             15,571             2.86
    Thereafter                                            457             5.18
    --------------------------------------------------------------------------
        Total                                        $383,610             3.89%
    ==========================================================================

    At December 31, 2001 and 2000, the Bank had individual time certificates of deposit of $100 thousand or more maturing as follows:

    --------------------------------------------------------------------------
    (IN THOUSANDS) AT DECEMBER 31,                       2001             2000
    --------------------------------------------------------------------------
    Due within 3 months                               $20,262          $19,421
    Due within 3 - 6 months                            19,736           15,616
    Due within 6 - 12 months                           28,339           24,705
    Due within 1 - 2 years                             16,525           17,026
    Due within 2 - 3 years                              3,487            8,038
    Due within 3 - 5 years                              5,948            3,202
    Thereafter                                             --              284
    --------------------------------------------------------------------------
        Total                                         $94,297          $88,292
    ==========================================================================

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

    INTEREST-BEARING DEPOSITS IN BANKS AND TERM FEDERAL FUNDS SOLD

    The carrying amounts of the interest-bearing deposits in banks and term federal funds sold reported in the balance sheet at December 31, 2001 and 2000 approximate fair value.

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

             The carrying amount and estimated fair values of the Company's investment securities are as follows:

    -------------------------------------------------------------------------------------------------
    (IN THOUSANDS) AT DECEMBER 31,                 2001                              2000
    -------------------------------------------------------------------------------------------------
                                          Carrying       Calculated         Carrying       Calculated
                                           Amount        Fair Value           Amount       Fair Value
    -------------------------------------------------------------------------------------------------
    Securities held to maturity           $     --         $     --         $    230         $    230
    Securities available for sale          372,584          372,584          442,552          442,552
    Trading securities                       3,089            3,089           19,794           19,794
    -------------------------------------------------------------------------------------------------
         Total securities                 $375,673         $375,673         $462,576         $462,576
    =================================================================================================

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

              The following table presents information for loans:

    ---------------------------------------------------------------------------------------------------
    (IN THOUSANDS) AT DECEMBER 31,               2001                                 2000
    ---------------------------------------------------------------------------------------------------
                                       Carrying         Calculated          Carrying         Calculated
                                         Amount         Fair Value            Amount         Fair Value
    ---------------------------------------------------------------------------------------------------
    Real estate:
       Residential:
         Variable                     $  36,341          $  36,551         $  39,668          $  40,055
         Fixed                          257,499            260,031           230,178            229,365
       Commercial:
         Variable                         2,415              2,446             2,889              2,922
         Fixed                              214                209               216                208
    Consumer                             19,460             19,618            22,112             22,208
    Commercial                           15,088             15,077            15,084             15,073
    ---------------------------------------------------------------------------------------------------
         Total loans                    331,017            333,932           310,147            309,831
    Allowance for loan losses            (2,643)                --            (2,594)                --
    ---------------------------------------------------------------------------------------------------
         Net loans                    $ 328,374          $ 333,932         $ 307,553          $ 309,831
    ===================================================================================================

    DEPOSITS

    Under Statement 107, the fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, regular savings and special notice accounts, and money market accounts, is equal to the amount payable on demand as of December 31, 2001 and 2000. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

    --------------------------------------------------------------------------------------------------------------------------
    (IN THOUSANDS) AT DECEMBER 31,                                     2001                                  2000
    --------------------------------------------------------------------------------------------------------------------------
                                                              CARRYING          ESTIMATED          Carrying          Estimated
                                                                AMOUNT         FAIR VALUE            Amount         Fair Value
    --------------------------------------------------------------------------------------------------------------------------
    Demand accounts                                          $  28,667          $  28,667         $  28,562          $  28,562
    NOW accounts                                                53,476             53,476            51,390             51,390
    Regular savings and special notice accounts                368,631            368,631           317,926            317,926
    Money market accounts                                       15,329             15,329            17,022             17,022
    Time certificates                                          383,610            385,344           408,981            409,671
    Deposit acquisition premium, net of amortization               (29)                --              (256)                --
    --------------------------------------------------------------------------------------------------------------------------
         Total deposits                                        849,684            851,447           823,625            824,571
    Escrow deposits of borrowers                                 1,403              1,403             1,387              1,387
    --------------------------------------------------------------------------------------------------------------------------
         Total                                               $ 851,087          $ 852,850         $ 825,012          $ 825,958
    ==========================================================================================================================

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

             The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 2001 and 2000 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment.


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

12.INCOME TAXES

   Income tax expense (benefit) was allocated as follows:
--------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,     2001           2000            1999
--------------------------------------------------------------------------------
Current income tax expense:
  Federal                                 $ 5,891          $ 5,934       $ 6,134
  State                                       367              356           574
--------------------------------------------------------------------------------
    Total current tax expense               6,258            6,290         6,708
================================================================================
Deferred income tax benefit:
  Federal                                    (181)             (79)         (121)
  State                                       (58)             (24)          (40)
--------------------------------------------------------------------------------
    Total deferred tax benefit               (239)            (103)         (161)
--------------------------------------------------------------------------------
    Total income tax expense              $ 6,019          $ 6,187       $ 6,547
================================================================================


    Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent as a result of the following:

---------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                              2001      2000            1999
---------------------------------------------------------------------------------------------------
Computed "expected" income tax expense at statutory rate          $ 5,872     $ 6,054       $ 6,250
Increase (reduction) in income taxes resulting from:
  State and local income taxes, net of federal benefit                201         216           347
  Dividends received deduction                                        (59)        (75)          (79)
  Other                                                                 5          (8)           29
---------------------------------------------------------------------------------------------------
Income tax expense                                                $ 6,019     $ 6,187       $ 6,547
---------------------------------------------------------------------------------------------------
Effective income tax rate                                           35.87%      35.77%        36.66%
===================================================================================================

    At December 31, 2001 and 2000, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,             2001            2000
------------------------------------------------------------------------
Deferred tax assets:
  Loan losses                                     $  879          $  740
  Deferred loan fees, net                             58               9
  Deferred compensation and pension cost             508             512
  Depreciation                                        27               2
  Purchase accounting                                431             411
  Other                                               38              31
------------------------------------------------------------------------
  Gross deferred tax asset                         1,941           1,705
------------------------------------------------------------------------
Deferred tax liabilities:
  Valuation of securities                          4,065           4,013
  Other unrealized securities gains                  106             109
  Other                                               45               1
------------------------------------------------------------------------
  Gross deferred tax liability                     4,216           4,123
------------------------------------------------------------------------
Net deferred tax liability                        $2,275          $2,418
========================================================================

    Based on the Company's historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 2001. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid in 2001, 2000 and 1999 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

    As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the tax effect of the pre-1988 bad debt reserve amount of approximately $7.3 million remains subject to recapture in the event that the Bank pays dividends in excess of its reserves and profits.


13. EARNINGS PER SHARE

The following is a calculation of earnings per share for the years indicated:

-----------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                           2001                          2000                             1999
-----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA)            Basic        Diluted          Basic         Diluted            Basic           Diluted
-----------------------------------------------------------------------------------------------------------------------------------
Net income                             $    10,759     $    10,759     $    11,111     $    11,111     $    11,311     $    11,311
Average shares outstanding               3,140,020       3,140,020       3,245,299       3,245,299       3,408,280       3,408,280
Dilutive stock options                          --          82,528              --          73,578              --         104,321
Unallocated Employee Stock
   Ownership Plan ("ESOP") shares
   not committed to be released            (16,105)        (16,105)        (24,909)        (24,909)        (33,657)        (33,657)
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding      3,123,915       3,206,443       3,220,390       3,293,968       3,374,623       3,478,944
Earnings per share (in dollars)        $      3.44     $      3.36     $      3.45     $      3.37     $      3.35     $      3.25
==================================================================================================================================

14.  STOCKHOLDERS' EQUITY

The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders' equity to be reduced below or to otherwise violate legal or regulatory requirements. Substantially all of the Company's retained earnings are unrestricted at December 31, 2001.

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

----------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                        FOR CAPITAL             TO BE WELL
AT DECEMBER 31, 2001                                ACTUAL          ADEQUACY PURPOSES       CAPITALIZED(1)
----------------------------------------------------------------------------------------------------------
                                              Amount     Ratio      Amount      Ratio    Amount     Ratio
----------------------------------------------------------------------------------------------------------
TIER I CAPITAL (TO AVERAGE ASSETS):
MASSBANK Corp. (consolidated)                $107,342    11.40%    $28,251      3.00%        N/A       --
MASSBANK (the "Bank")                         103,158    10.93      28,328      3.00    $ 47,213     5.00%

TIER I CAPITAL (TO RISK-WEIGHTED ASSETS):
MASSBANK Corp. (consolidated)                 107,342    30.62      14,025      4.00         N/A       --
MASSBANK (the "Bank")                         103,158    29.47      14,001      4.00      21,001     6.00

TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
MASSBANK Corp. (consolidated)                 110,757    31.54      28,049      8.00         N/A       --
MASSBANK (the "Bank")                         106,393    30.40      28,002      8.00      35,002    10.00
=========================================================================================================

(1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as well capitalized.

----------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                        FOR CAPITAL           TO BE WELL
AT DECEMBER 31, 2000                               ACTUAL           ADEQUACY PURPOSES      CAPITALIZED(1)
----------------------------------------------------------------------------------------------------------
                                              Amount    Ratio        Amount    Ratio      Amount    Ratio
----------------------------------------------------------------------------------------------------------
TIER I CAPITAL (TO AVERAGE ASSETS):
MASSBANK Corp. (consolidated)                $100,826    10.94%    $27,639      3.00%        N/A       --
MASSBANK (the "Bank")                         100,295    10.89      27,639      3.00    $ 46,065     5.00%

TIER I CAPITAL (TO RISK-WEIGHTED ASSETS):
MASSBANK Corp. (consolidated)                 100,826    34.30      11,757      4.00         N/A       --
MASSBANK (the "Bank")                         100,295    34.14      11,750      4.00      17,625     6.00

TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
MASSBANK Corp. (consolidated)                 105,862    36.02      23,515      8.00         N/A       --
MASSBANK (the "Bank")                         105,331    35.86      23,500      8.00      29,376    10.00
=========================================================================================================

(1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as well capitalized.

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

        The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements for the plan years ended October 31, 2001, 2000, and 1999, the plan's latest valuation dates:

------------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                      2001          2000         1999
------------------------------------------------------------------------------------------------------------
Actuarial present value of vested benefits                                 $ 5,700      $ 4,787      $ 4,690
Total accumulated benefit obligation                                         5,730        4,811        4,724
Change in benefit obligation:
  Projected benefit obligation at beginning of year                        $ 6,432      $ 5,906      $ 5,788
  Service cost                                                                 375          386          440
  Interest cost                                                                499          458          375
  Actuarial loss (gain)                                                       (130)          95         (463)
  Benefits paid                                                               (167)        (413)        (234)
------------------------------------------------------------------------------------------------------------
  Projected benefit obligation at end of year                              $ 7,009      $ 6,432      $ 5,906
============================================================================================================
Change in plan assets:
  Fair value of plan assets at beginning of year                           $ 7,785      $ 7,175      $ 6,243
  Actual return on plan assets                                                (843)       1,023        1,166
  Employer contribution                                                         29           --           --
  Benefits paid                                                               (167)        (413)        (234)
------------------------------------------------------------------------------------------------------------
  Fair value of plan assets at end of year                                 $ 6,804      $ 7,785      $ 7,175
============================================================================================================
  (Deficiency) excess of plan assets over projected benefit obligation     $  (205)     $ 1,353      $ 1,269
============================================================================================================

Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the consolidated balance sheets are shown below:

--------------------------------------------------------------------------------------------------------
Unrecognized net actuarial gain                                          $  85      $ 1,654      $ 1,535
Transition asset                                                           126          148          169
Accrued benefit cost                                                      (416)        (449)        (435)
--------------------------------------------------------------------------------------------------------
(Deficiency) excess of plan assets over projected benefit obligation     $(205)     $ 1,353      $ 1,269
--------------------------------------------------------------------------------------------------------

Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:

  Discount rate                                                           7.00%       7.75%       7.75%
  Rate of compensation increase                                           4.50%       5.00%       4.50%
Assumptions used to develop the net periodic benefit cost data were:
  Discount rate                                                           7.75%       7.75%       6.75%
  Expected return on plan assets                                          7.75%       8.00%       8.00%
  Rate of compensation increase                                           5.00%       4.50%       4.00%
Components of net periodic pension (benefit) expense:
  Service cost                                                           $ 375       $ 386       $ 440
  Interest cost                                                            498         458         375
  Expected return on plan assets                                          (603)       (574)       (499)
  Transition obligation                                                    (21)        (21)        (21)
  Recognized net actuarial gain                                           (253)       (236)        (82)
------------------------------------------------------------------------------------------------------
  Net periodic pension (benefit) expense                                 $  (4)      $  13       $ 213
======================================================================================================

    PROFIT SHARING AND INCENTIVE COMPENSATION BONUS PLANS

    The Bank's Profit Sharing and Incentive Compensation Bonus Plans provide for payments to employees under certain circumstances based upon a year-end measurement of the Company's net income and attainment of individual goals and objectives by certain key officers. Payments of $158 thousand, $302 thousand and $426 thousand were awarded under the plans in 2001, 2000 and 1999, respectively.

    EMPLOYEE STOCK OWNERSHIP PLAN

    The Bank has an Employees' Stock Ownership Plan ("ESOP") for the benefit of each employee who has completed at least 1,000 hours of service with the Company in the previous twelve months. Under the plan, the ESOP has borrowed funds from a third party bank to invest in the Company's common stock. As this obligation will be liquidated primarily through future contributions to the ESOP by the Bank, the obligation is reflected as a liability of the Company and a reduction of stockholders' equity on the consolidated balance sheet. As of December 31, 2001 and 2000, such outstanding liabilities totaled $156 thousand and $312 thousand, respectively.

         Shares of the Company's common stock purchased with the loan proceeds are held in a suspense account. As the loan is repaid, a proportionate number of shares are released for allocation to plan participants. The shares are allocated to plan participants annually, on a pro rata basis, based on compensation.

         The ESOP acquired unallocated shares in 1986 when the plan was first established and more recently in 1993. At December 31, 2001, the ESOP held 8,800 unallocated shares and 139,378 shares which have been allocated to participants. The fair value of the unallocated shares at December 31, 2001 was approximately $315 thousand.

         Dividends on unallocated shares are used to offset a portion of the interest paid on the ESOP loan. Dividends on allocated shares held by the ESOP are allocated to plan participants proportionately based on the number of shares in the participant's allocated account.

         Total compensation and interest expense applicable to the ESOP amounted to $328 thousand, $289 thousand and $366 thousand for the years ended December 31, 2001, 2000 and 1999, respectively.

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

    EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENTS

    The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank's retirement plan for employees. Total expenses for benefits payable under the agreements amounted to $82 thousand, $173 thousand and $139 thousand in 2001, 2000 and 1999, respectively.

    DIRECTORS DEFERRED COMPENSATION PLAN

    In 1988, the Company established a deferred compensation plan for its directors. The plan allows the Company's directors to defer receipt of all or a portion of their compensation until the earlier of: (1) their attaining the age of 72, or (2) their termination as a director of the Company. In 2000, the plan was amended to allow the directors compensation to be invested in Company stock held in an irrevocable trust. At December 31, 2001 the trust held 14,800 shares of MASSBANK Corp. stock that the Company has classified as treasury stock. The treasury shares are considered outstanding in the computation of earnings per share and book value per share.

    STOCK OPTION PLAN

    Effective May 28, 1986, the Board of Directors of the Bank adopted a stock option plan for the benefit of its officers and other employees. In January, 1991, the plan was amended to authorize the grant of options to non-employee Directors of the Company. All but 5 of the 690,000 shares reserved for issuance under the plan were issued. On April 19, 1994, shareholders approved and the Bank adopted the Company's 1994 Stock Incentive Plan. The total number of shares of common stock that can be issued under this plan is 360,000 shares. Both incentive stock options and non-qualified stock options may be granted under the plans. As of December 31, 2001, there were 126,510.7 non-qualified stock options and 190,590.0 incentive stock options granted and outstanding to purchase shares under the plans. The maximum option term is ten years. Further stock options may be granted pursuant to the 1994 Stock Incentive Plan and will generally have an exercise price equal to, or in excess of, the fair market value of a share of common stock of the Company on the date the option is granted.

    A summary of the status of the Company's fixed stock option plan as of December 31, 2001, 2000 and 1999, and changes during the years ended on those dates is presented below:

-----------------------------------------------------------------------------------------------------------------------------
    YEARS ENDED DECEMBER 31,                        2001                        2000                     1999
-----------------------------------------------------------------------------------------------------------------------------
                                                       WEIGHTED                     WEIGHTED                        WEIGHTED
                                        SHARES         AVERAGE           SHARES     AVERAGE        SHARES            AVERAGE
                                        UNDER          EXERCISE          UNDER      EXERCISE       UNDER            EXERCISE
FIXED OPTIONS                           OPTION          PRICE           OPTION       PRICE         OPTION             PRICE
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year       346,350.7    $     24.31       363,317.3    $   22.74      347,917.3      $     20.62
Granted                                   21,750          31.00          36,000        28.50         40,000            37.50
Exercised                                (46,998)         17.09         (40,550)       10.24        (23,100)           15.17
Forfeited                                 (4,002)         40.87       (12,416.6)       36.54         (1,500)           40.88
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year             317,100.7    $     25.63       346,350.7    $   24.31      363,317.3      $     22.74
=============================================================================================================================
Options exercisable at year-end        317,100.7                      346,350.7                   363,317.3
=============================================================================================================================


The following table summarizes information about fixed stock options outstanding and exercisable at December 31, 2001:

------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2001                      OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
------------------------------------------------------------------------------------------------------------------
                                              WEIGHTED AVG.      WEIGHTED AVG.                       WEIGHTED AVG.
RANGE OF                    NUMBER             REMAINING           EXERCISE        NUMBER             EXERCISE
EXERCISE PRICES          OUTSTANDING         CONTRACTUAL LIFE       PRICE        EXERCISABLE            PRICE
------------------------------------------------------------------------------------------------------------------
$10.75 to $16.88           70,016.7             1.1 YEARS            $15.83         70,016.7             $15.83
 17.25 to  23.25           93,084               3.0 YEARS             19.19         93,084                19.19
 24.56 to  31.00           92,250               6.8 YEARS             29.50         92,250                29.50
 37.50 to  44.25           61,750               6.5 YEARS             40.67         61,750                40.67
------------------------------------------------------------------------------------------------------------------
$10.75 to  44.25           317,100.7            4.4 YEARS            $25.63        317,100.7             $25.63
==================================================================================================================


As discussed in Note 1, the Company has adopted SFAS No. 123 but continues to account for its stock option plan using the intrinsic value based method prescribed by APB Opinion No. 25. Accordingly, no compensation cost for this plan has been recognized in the Consolidated Statements of Income for 2001.

    In determining the pro forma disclosures required by SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following table presents pro forma net income and earnings per share assuming the stock option plan was accounted for using the fair value method prescribed by SFAS No. 123, the weighted average assumptions used and the grant date fair value of options granted in 2001, 2000 and 1999:


---------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)
    YEARS ENDED DECEMBER 31,                               2001              2000                  1999
---------------------------------------------------------------------------------------------------------
Net income                      As reported          $   10,759           $   11,111           $   11,311
                                Pro forma                10,669               10,967               11,095
---------------------------------------------------------------------------------------------------------
Basic earnings per share        As reported          $     3.44           $     3.45           $     3.35
                                Pro forma                  3.42                 3.41                 3.29
---------------------------------------------------------------------------------------------------------
Diluted earnings per share      As reported          $     3.36           $     3.37           $     3.25
                                Pro forma                  3.33                 3.33                 3.19
=========================================================================================================
Weighted average fair value                          $     6.98           $     6.69           $     9.01
Expected life                                         7.4 years            7.4 years            7.3 years
Risk-free interest rate                                    4.66%                6.70%                4.80%
Expected volatility                                        22.5%                22.7%                23.0%
Expected dividend yield                                     3.1%                 4.1%                 2.9%
=========================================================================================================

16. SHAREHOLDER RIGHTS PLAN

    On January 18, 2000, the Board of Directors adopted a new Shareholder Rights Plan to replace the Company Plan that expired on January 16, 2000. In connection with the adoption of the new Shareholder Rights Plan, the Board of Directors authorized the issuance of one preferred stock purchase right for each share of common stock of the Company outstanding as of January 19, 2000. Under the Plan, the Rights automatically become part of and trade with the Company's shares of common stock. Although the Rights are not exercisable initially, they become exercisable if a person becomes an "acquiring person" by acquiring 11% or more of the Company's common stock or if a person commences a tender offer that could result in that person owning 11% or more of the common stock of MASSBANK Corp. In the event that a person becomes an "acquiring person," each holder of a Right (other than the acquiring person) would be entitled to acquire such number of shares of preferred stock which are equivalent to MASSBANK common stock having a value of twice the exercise price of the Right. The exercise price of a Right initially shall be $136.00 per one one-thousandth of a share of the Company's preferred stock. If MASSBANK Corp. is acquired in a merger or other business combination transaction after any such event, each holder of a Right would be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the Right. The Rights will expire on January 19, 2010, but may be redeemed at the option of the Board of Directors for $0.01 per Right at any time prior to the time at which any person becomes an acquiring person or until the expiration date of the Shareholder Rights Plan.


17. PARENT COMPANY FINANCIAL STATEMENTS

    The following are the condensed financial statements for MASSBANK Corp. (the "Parent Company") only:

BALANCE SHEETS
---------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,                                2001           2000
---------------------------------------------------------------------------------------------------
Assets:
  Cash                                                                     $      10      $      --
  Interest-bearing deposits in banks                                           4,264            553
  Investment in subsidiaries                                                 110,876        108,024
  Due from subsidiaries                                                           --             84
  Other assets                                                                   212            190
---------------------------------------------------------------------------------------------------
     Total assets                                                          $ 115,362      $ 108,851
===================================================================================================
Liabilities:
  Employee stock ownership plan liability (Note 15)                        $     156      $     312
  Due to subsidiaries                                                            288             --
  Other liabilities                                                               14            296
---------------------------------------------------------------------------------------------------
     Total liabilities                                                           458            608
===================================================================================================
Stockholders' Equity (Notes 12, 14, 15 and 16):
  Preferred stock, par value $1.00 per share; 2,000,000 shares
     authorized, none issued                                                                     --
  Common stock, par value $1.00 per share; 10,000,000 shares
    authorized, 7,494,980 and 7,447,982 shares issued, respectively            7,495          7,448
  Additional paid-in capital                                                  62,875         61,674
  Retained earnings                                                           99,996         93,165
---------------------------------------------------------------------------------------------------
                                                                             170,366        162,287
  Treasury stock at cost, 4,362,289 and 4,300,489 shares, respectively       (61,749)       (59,704)
  Accumulated other comprehensive income (Note 1)                              6,443          5,972
  Common stock acquired by ESOP (Note 15)                                       (156)          (312)
---------------------------------------------------------------------------------------------------
     Total stockholders' equity                                              114,904        108,243
---------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                            $ 115,362      $ 108,851
===================================================================================================

STATEMENTS OF INCOME
------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                       2001        2000        1999
------------------------------------------------------------------------------------------
INCOME:
  Dividends received from subsidiaries                     $ 8,800     $ 8,800     $ 9,200
  Interest and dividend income                                  41          23          23
------------------------------------------------------------------------------------------
     Total interest and dividend income                      8,841       8,823       9,223
NON-INTEREST EXPENSE                                           123         115          92
------------------------------------------------------------------------------------------
     Income before income taxes                              8,718       8,708       9,131
INCOME TAX BENEFIT                                              16          23          53
------------------------------------------------------------------------------------------
     Income before equity in undistributed earnings of
       subsidiaries                                          8,734       8,731       9,184
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES             2,025       2,380       2,127
------------------------------------------------------------------------------------------
     Net income                                            $10,759     $11,111     $11,311
==========================================================================================


The Parent Company only Statements of Changes in Stockholders' Equity are identical to the consolidated statements and therefore are not presented here.


STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------
(IN THOUSANDS) YEARS ENDED DECEMBER 31,                               2001          2000          1999
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                      $ 10,759      $ 11,111      $ 11,311
  Adjustments to reconcile net income to net cash provided by operating activities:
     Equity in undistributed earnings of subsidiaries               (2,025)       (2,380)       (2,127)
     Increase in current income tax asset, net                         (17)         (116)          (17)
     Increase in deferred income tax asset, net                         (5)           (4)           --
     (Decrease) increase in other liabilities                         (282)          (25)          288
     Decrease (increase) in amount due from subsidiaries                84            20           (59)
     Increase in amount due to subsidiaries                            288            --            --
------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                     8,802         8,606         9,396
------------------------------------------------------------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES:
  Payments to acquire treasury stock                                (2,045)       (5,814)       (7,618)
  Purchase of company stock for deferred compensation plan              56           366            --
  Issuance of common stock under stock option plan                     803           415           351
  Tax benefit resulting from stock options exercised                    33            91            --
  Dividends paid on common stock                                    (3,935)       (3,829)       (3,759)
  Tax benefit resulting from dividends paid on unallocated
    shares held by the ESOP                                              7            10            13
------------------------------------------------------------------------------------------------------
       Net cash used in financing activities                        (5,081)       (8,761)      (11,013)
------------------------------------------------------------------------------------------------------
       Net increase (decrease) in cash and cash equivalents          3,721          (155)       (1,617)
Cash and cash equivalents at beginning of year                         553           708         2,325
------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                          $  4,274      $    553      $    708
======================================================================================================


During the years ended December 31, 2001, 2000 and 1999, the Company made cash payments for income taxes of $24 thousand, $44 thousand and $16 thousand, respectively, and no payments for interest.

    In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $37 thousand, $31 thousand and $38 thousand during the years ended December 31, 2001, 2000 and 1999, respectively.

18. FIFTEEN-YEAR STATISTICAL SUMMARY (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31,                  2001       2000      1999       1998        1997        1996      1995          1994
------------------------------------------------------------------------------------------------------------------------------
Net income                             $ 10,759    $11,111    $11,311    $10,914    $ 10,167    $ 9,427   $ 8,759      $ 8,185
Diluted earnings per share                 3.36       3.37       3.25       2.97        2.77       2.58      2.34         2.13
Cash dividends paid per share              1.26      1.18 1/2    1.11       1.02        0.88 1/2   0.69      0.54 3/4     0.45
Book value per share, at year end         36.51      34.25      30.65      31.58       29.06      25.75     24.84        20.09
Return on average assets                   1.13%      1.20%      1.20%      1.17%       1.12%      1.08%     1.04%        0.96%
Return on average realized equity(1)      10.25%     10.95%     11.35%     11.08%      11.11%     11.01%    10.81%       10.62%
==============================================================================================================================

(1) Excludes average net unrealized gains or losses on securities available for sale.

-------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31,                    1993         1992          1991         1990        1989         1988         1987
-------------------------------------------------------------------------------------------------------------------------------
Net income                             $   6,695    $   4,677      $   2,250       $  725    $  2,668     $  4,917     $  5,521
Diluted earnings per share                  1.67         1.19           0.59         0.17        0.50         0.86         0.86
Cash dividends paid per share               0.34         0.26 1/2       0.22 3/4     0.22        0.21         0.19         0.16 1/2
Book value per share, at year end          20.46        18.37          17.54        16.20       15.16        14.21        13.24
Return on average assets                    0.79%        0.61%          0.60%        0.23%       0.86%        1.56%        1.69%
Return on average realized equity(1)        8.98%        6.79%          3.39%        1.03%       3.38%        6.20%        6.79%
===============================================================================================================================

(1) Excludes average net unrealized gains or losses on securities available for sale.


 19.QUARTERLY DATA (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                 2001                                          2000
-----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT                       4TH        3RD         2ND          1ST        4TH         3RD         2ND         1ST
PER SHARE DATA)                          QUARTER    QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER
-----------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income            $12,602     $13,517     $14,105     $14,893     $15,429     $15,226     $14,915     $14,710
Interest expense                          6,939       8,064       8,476       8,912       9,276       9,079       8,621       8,421
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                       5,663       5,453       5,629       5,981       6,153       6,147       6,294       6,289
Provision for loan losses                     4          12          12          12          15          15          15          15
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses               5,659       5,441       5,617       5,969       6,138       6,132       6,279       6,274
Non-interest income                       1,601       1,489       1,552       1,171       1,438         945       1,293       1,312
Non-interest expense                      3,031       2,832       2,991       2,867       3,114       2,894       3,325       3,180
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                4,229       4,098       4,178       4,273       4,462       4,183       4,247       4,406
Income tax expense                        1,535       1,466       1,490       1,528       1,593       1,486       1,530       1,578
-----------------------------------------------------------------------------------------------------------------------------------
    Net income                          $ 2,694     $ 2,632     $ 2,688     $ 2,745     $ 2,869     $ 2,697     $ 2,717     $ 2,828
===================================================================================================================================
Earnings per share (in dollars):(1)
  Basic                                 $  0.86     $  0.84     $  0.86     $  0.88     $  0.90     $  0.84     $  0.84     $  0.87
  Diluted                                  0.84        0.82        0.84        0.86        0.88        0.82        0.82        0.85
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average common
  shares outstanding:(1)
  Basic                                   3,128       3,119       3,116       3,133       3,173       3,217       3,229       3,263
  Diluted                                 3,208       3,215       3,197       3,206       3,242       3,292       3,305       3,337
===================================================================================================================================


(1) Computation of earnings per share is further described in Note 1.

MASSBANK CORP. AND SUBSIDIARIES STOCKHOLDER DATA
YEARS ENDED DECEMBER 31, 2001 AND 2000


MASSBANK Corp.'s common stock is currently traded on the Nasdaq Stock Market under the symbol "MASB." At December 31, 2001 there were 3,147,491 shares outstanding and 837 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or "street" name.

    The following table includes the quarterly ranges of high and low sales prices for the common stock, as reported by Nasdaq, and dividends declared per share for the periods indicated.

--------------------------------------------------------------------
                                   PRICE PER SHARE           CASH
                            ------------------------       DIVIDENDS
                                 HIGH        LOW           DECLARED
--------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                2001
--------------------------------------------------------------------
FOURTH QUARTER              $    36.75    $    33.85     $    0.315
THIRD QUARTER                    41.00         36.25          0.315
SECOND QUARTER                   39.05         32.40          0.315
FIRST QUARTER                    33.50        28.875          0.315

--------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                2000
--------------------------------------------------------------------
Fourth Quarter              $    29.50    $   27.875     $     0.30
Third Quarter                    29.75       28.0625           0.30
Second Quarter                  29.875         27.50           0.30
First Quarter                    29.50         27.00          0.285
--------------------------------------------------------------------

MASSBANK BRANCH OFFICES d/b/a

MASSBANK OF READING*
123 Haven Street
Reading, MA 01867
(781) 942-8188
(978) 446-9200


MASSBANK OF CHELMSFORD
291 Chelmsford Street
Chelmsford, MA 01824
(978) 256-3751

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

*Main Office

CORPORATE INFORMATION

MASSBANK Corp.
123 Haven Street
Reading, MA 01867
(781) 662-0100
(978) 446-9200
FAX (781) 942-1022

Savings and Mortgage
24-Hour-Rate Lines
(781) 662-0154
(978) 446-9285

Notice of Shareholders' Meeting

The Annual Meeting of the Shareholders of MASSBANK Corp. will be held at 10:00 A.M. on Tuesday, April 16, 2002 at the
Sheraton Ferncroft Resort
50 Ferncroft Road
Danvers, MA 01923

Trademark

MASSBANK and its logo are registered trademarks of the Company


Form 10-K

Shareholders may obtain without charge a copy of the Company's 2001 Form 10-K. Written requests should be addressed to:

Shareholder Services
MASSBANK Corp.
159 Haven Street
Reading, MA 01867

Dividend Reinvestment and Stock Purchase Plan

Shareholders may obtain a brochure containing a detailed description of the plan by writing to:

Shareholder Services
MASSBANK Corp.
159 Haven Street
Reading, MA 01867

Transfer Agent

EquiServe, Inc.
Boston EquiServe Division
Shareholder Services
150 Royall Street
P.O. Box 644
Canton, MA 02021

Independent Auditors

KPMG LLP
99 High Street
Boston, MA 02110

Legal Counsel

Goodwin Procter LLP
Exchange Place
Boston, MA 02109

Reports on Effectiveness of Internal Control Structure Over Financial Reporting

Shareholders may obtain without charge a copy of Management's and the Independent Auditors' 2001 Reports on the Effectiveness of the Company's Internal Control Structure Over Financial Reporting. Written requests should be addressed to:

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

+  Alexander S. Costello
   Former Editorial Page Editor,
   Lowell Sun Publishing Co., Inc.

*  Robert S. Cummings
   Senior Counsel,
   Nixon Peabody LLP

   Leonard Lapidus
   Banking and Bank Regulation Consultant

*  Stephen E. Marshall
   Retired, C.H. Cleaves Insurance Agency, Inc.

   Nancy L. Pettinelli
   Executive Director,
   Visiting Nurse Association

+* Herbert G. Schurian
   Certified Public Accountant

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

Lisa A. DiCicco
Trust Operations Officer

Karen L. Flammia
Assistant Vice President

Melissa J. Flanagan
Information Technology Officer

Rachael E. Garneau
Assistant Treasurer

Kathleen M. Hardy
Assistant Treasurer

Scott H. Hilfiker
Portfolio Manager


Brian W. Hurley
Assistant Vice President

Kimberly A. Judge
Assistant Treasurer

Kenneth A. Masson
Assistant Vice President

Laura M. O'Connor
Assistant Treasurer

Erik C. Olson
Auditor and Compliance Officer

Joseph P. Orefice
Information Technology Officer

Karen L. O'Rourke
Assistant Treasurer

Mindy S. Peloquin
Assistant Vice President

Joseph D. Regan
Comptroller

Alice B. Sweeney
Assistant Comptroller


Margaret E. White
Assistant Treasurer

Patricia A. Witts
Assistant Treasurer

Michael J. Woods
Assistant Vice President

Stephen A. Yurish
Loan Officer

BOARD OF DIRECTORS AND EXECUTIVE COMMITTEE

Mathias B. Bedell
Gerard H. Brandi, Chairman
Robert S. Cummings, Clerk
Stephen E. Marshall
Herbert G. Schurian
Dr. Donald B. Stackhouse
Donna H. West


58