Form 10-K, Exhibit 13
period 2002-12-31
MASSBANK CORP
filed 2003-03-24
CIK 799166

                                                                               .
                                                                               .
                                                                               .
                                                                      Exhibit 13

                              FINANCIAL HIGHLIGHTS

Massbank Corp. and Subsidiaries
Selected Consolidated Financial Data

(In thousands) At December 31,                           2002            2001            2000            1999            1998
                                                      ----------      ----------      ----------      ----------      ----------
BALANCE SHEET DATA:
    Total assets                                      $1,008,983      $  971,168      $  938,702      $  924,716      $  946,625
    Mortgage loans                                       302,788         296,469         272,951         288,580         283,654
    Other loans                                           16,011          34,548          37,196          36,785          21,335
    Allowance for loan losses                              2,655           2,643           2,594           2,555           2,450
    Investments(1)                                       669,875         618,545         607,096         578,543         624,082
    Real estate acquired through foreclosure                --              --              --                62              86
    Deposits                                             883,928         849,684         823,625         818,057         824,031
    Stockholders' equity                                 117,285         114,904         108,243         101,479         110,489

                                                      ----------      ----------      ----------      ----------      ----------
(In thousands) Years ended December 31,                  2002            2001            2000            1999            1998
                                                      ----------      ----------      ----------      ----------      ----------
OPERATING DATA:
    Interest and dividend income                      $   47,103      $   55,117      $   60,280      $   58,206      $   59,834
    Interest expense                                      22,701          32,391          35,397          33,204          34,320
                                                      ----------      ----------      ----------      ----------      ----------
    Net interest income                                   24,402          22,726          24,883          25,002          25,514
    Provision for loan losses                               --                40              60             140             193
    Gains on securities, net                               1,718           4,363           3,525           4,033           2,893
    Other non-interest income                              1,205           1,450           1,463           1,529           1,697
    Non-interest expense                                  12,037          11,721          12,513          12,566          12,515
                                                      ----------      ----------      ----------      ----------      ----------
    Income before income taxes                            15,288          16,778          17,298          17,858          17,396
    Income tax expense                                     5,474           6,019           6,187           6,547           6,482
                                                      ----------      ----------      ----------      ----------      ----------
    Net income                                        $    9,814      $   10,759      $   11,111      $   11,311      $   10,914
                                                      ==========      ==========      ==========      ==========      ==========

                                                      ----------      ----------      ----------      ----------      ----------
Years ended December 31,                                 2002            2001            2000            1999            1998
                                                      ----------      ----------      ----------      ----------      ----------
OTHER DATA:
    Yield on average interest-earning assets                4.85%           5.88%           6.67%           6.32%           6.56%
    Cost of average interest-bearing liabilities            2.61            3.87            4.32            4.02            4.23
                                                      ----------      ----------      ----------      ----------      ----------
    Interest rate spread                                    2.24            2.01            2.35            2.30            2.33
    Net interest margin                                     2.52            2.43            2.76            2.72            2.81
    Non-interest expense to average assets(4)               1.21            1.23            1.35            1.34            1.35
    Efficiency ratio(2)(4)                                  43.9            40.9            41.7            40.9            41.4
    Return on assets (net income/average assets)            0.99            1.13            1.20            1.20            1.17
    Return on equity (net income/average
       stockholders' equity)                                8.39            9.53           10.93           10.66           10.05
    Return on average realized equity(3)                    8.92           10.25           10.95           11.35           11.08
    Percent non-performing loans to total loans             0.13            0.19            0.18            0.24            0.33
    Percent non-performing assets to total assets           0.04            0.07            0.06            0.09            0.12
    Stockholders' equity to assets, at year-end            11.62           11.83           11.53           10.97           11.67
    Book value per share, at year-end(5)              $    25.45      $    24.34      $    22.83      $    20.43      $    21.05
    Earnings per share:(5)
       Basic                                                2.09            2.30            2.30            2.23            2.06
       Diluted                                              2.04            2.24            2.25            2.17            1.98
    Cash dividends paid per share(5)                        0.88            0.84            0.79            0.74            0.68
    Dividend payout ratio                                     42%             37%             34%             33%             33%

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

(5) All share information presented has been adjusted to reflect the 3-for-2 split of the Company's common stock effective April 19, 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report. Certain amounts reported for prior years have been reclassified to conform to the 2002 presentation.

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

CRITICAL ACCOUNTING POLICIES

The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. As such, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of income and expense during the reporting periods. Actual amounts could differ from such estimates.

      The Company believes that the following accounting policies are among the most critical because they involve significant judgments and uncertainties and could potentially result in materially different results under different assumptions and conditions.

PROVISION FOR LOAN LOSSES

The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired, general loss allocations for various types of loans based on loss experience factors and an unallocated allowance. The unallocated allowance is maintained based on management's assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers' ability to pay, and trends in loan delinquencies and charge-offs. Any significant change in these assumptions and conditions could result in higher than estimated loan losses that could adversely affect the Company's earnings results. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management. This could also adversely affect the Company's earnings results.

INVESTMENT SECURITIES OTHER THAN TEMPORARILY IMPAIRED

Management judgment is involved in the evaluation of declines in value of individual investment securities held by the Company. Declines that are deemed other than temporary are recognized in the income statement through write-downs in the recorded value of the affected securities. Management considers many factors in their analysis, such as the financial condition, earnings capacity and near term prospects of the company in which MASSBANK has invested and the length of time and extent to which market value has been less than cost. Whenever a debt or equity security is deemed to be "other than temporarily impaired" due to a fundamental deterioration in its financial condition as determined by managements analysis, it is written down to its current fair market value. If "due to general market conditions" an investment security declines in price by a certain percentage from its cost for more than a specified period of time, it is written down to its current fair market value. Any unfavorable change in general market conditions could cause an increase in the Company's impairment write downs of investment securities. This would have an adverse effect on the Company's earnings results.

FINANCIAL CONDITION

The Company's total assets were $1.009 billion at December 31, 2002 compared to $971.2 million at December 31, 2001, an increase of$37.8 million, or 3.9%. Asset growth was primarily due to increases in securities and short-term investments funded by a $34.2 million or 4.0% increase in deposits.

INVESTMENTS

At December 31, 2002, the Company's investment portfolio, consisting of securities available for sale and trading, short-term investments and interest-bearing bank deposits totaled $669.9 million or 66.4% of total assets, an increase of $51.4 million or 8.3%, compared to $618.5 million representing 63.7% of total assets at December 31, 2001. The increase in investments was essentially due to an increase in trading securities, consisting primarily of U.S. Treasury obligations. While the investment securities available for sale portfolio remained relatively flat, the mix shifted from a larger concentration of mortgage-backed securities to U.S. Treasury and government agency obligations, including callable government agency securities totaling $73.8 million as of year-end 2002. For further information concerning the composition, maturity and market value of the Company's investment securities, see Notes 3 and 4 of Notes to Consolidated Financial Statements.

LOANS

The loan portfolio, net of allowance for loan losses, decreased $12.2 million or 3.7% year-over-year. At December 31, 2002, the loan portfolio, net of allowance for loan losses, was $316.2 million representing 31.3% of total assets compared to $328.4 million representing 33.8% of total assets at December 31, 2001. The decrease in loans was primarily due to the repayment of a $15.0 million commercial loan made to a single borrower which we chose not to renew due to the low interest rate.

      The majority of loans in the portfolio are residential mortgages. Residential mortgage loans amounted to $300.5 million at December 31, 2002, representing 94.2% of the loan portfolio. At year-end 2002, 89.5% and 10.5% of the Company's residential mortgage loans were fixed rate and variable rate loans, respectively. See Note 5 of Notes to Consolidated Financial Statements for a table setting forth the composition of the loan portfolio at year-end 2002 and 2001.

      The historically low interest rate environment in 2002 and 2001 resulted in heavy mortgage refinancing activity for the bank. As a result, the Bank originated over $100 million in loans for the second consecutive year. In 2002, the Bank originated $104.6 million in loans compared to $103.2 million the prior year. This heavy mortgage refinancing activity also resulted in significant loan payoffs for the Bank. Consequently, the Bank was not able to grow the portfolio in 2002

NON-PERFORMING ASSETS

Non-accrual loans, generally those loans that are 90 days or more delinquent, declined to $420 thousand at December 31, 2002 from $644 thousand at December 31, 2001. This represents 0.13% of total loans at December 31, 2002.

      There was no provision for loan losses in 2002 compared to a provision for loan losses of $40 thousand in the prior year. The bank received net recoveries of $12 thousand and $9 thousand, respectively, in 2002 and 2001.

      The bank's allowance for loan losses at December 31, 2002 totaled approximately $2.7 million representing 632% of non-accrual loans and .83% of total loans. The bank believes that its allowance for loan losses is adequate to cover the risks inherent in the loan portfolio under current conditions. The bank has no real estate acquired through foreclosure at year-end 2002.

DEPOSITS

Deposits have historically been the Bank's primary source of funds for lending and investment activities. MASSBANK attracts deposits within its primary market area by offering a variety of deposit instruments including demand and NOW accounts, money market accounts, different types of savings accounts, certificates of deposit and retirement savings plans. Deposit flows vary significantly and are influenced by prevailing interest rates, market conditions, economic conditions and competition. The Bank's management attempts to manage its deposits through selective pricing and marketing.

      Total deposits increased $34.2 million or 4.0% to $883.9 million at December 31, 2002, from $849.7 million at December 31, 2001. With the equity markets in a third year of decline the Bank's regular savings, silver savings and smart savings accounts provided a safe haven and a competitive rate. As a result, savings deposits increased by $165.0 million or 43.0% from $383.9 million at December 31, 2001 to $548.9 million at December 31, 2002. Conversely, certificates of deposit decreased by $134.0 million or 34.9% as many customers shifted their deposits upon maturity from certificates of deposit to savings accounts seeking liquidity and attractive rates in a declining interest rate environment. Demand and NOW account deposits increased year-over-year by $3.2 million to $85.3 million. For information concerning deposit balances at year-end 2002 and 2001, their average cost and the maturity distribution and related rate structure of the Bank's time certificates of deposit, see Note 10 of Notes to Consolidated Financial Statements.

STOCKHOLDERS' EQUITY

Total stockholders' equity increased $2.4 million to $117.3 million at December 31, 2002, representing a book value per share of $25.45, from $114.9 million representing a book value per share of $24.34 at December 31, 2001. This represents an increase in book value per share of $1.11 or 4.6% year-over-year.

      The change in stockholders' equity was essentially the result of the net income for the year of $9.8 million, the increase in other comprehensive income of $1.2 million and the payments and related tax benefits received from the exercise of stock options by the Company's officers and directors of $2.3 million. This was partially offset by the repurchase of 243,448 shares of treasury stock at a cost of $7.2 million and the payment of dividends to stockholders of $4.1 million. Employee Stock Ownership Plan activity also contributed $0.4 million to stockholders' equity during 2002.

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS 2002 AND 2001

MASSBANK Corp. reported consolidated net income of $9.8 million or $2.04 in diluted earnings per share in 2002 compared to net income of $10.8 million or $2.24 in diluted earnings per share in 2001. Basic earnings per share for 2002 were $2.09 compared to $2.30 in the prior year. The net income for the year ended December 31, 2002 represents a return on average assets of 0.99% and a return on average realized equity of 8.92%, compared to 1.13% and 10.25%, respectively, for the year ended December 31, 2001.

      The Company's net income in 2002 compared to 2001 primarily reflects an improvement of $1.7 million in net interest income after provision for loan losses offset by a decline in securities gains of $2.6 million. Earnings results for 2002 also reflect a decrease in other non-interest income of $245 thousand, an increase in non-interest expense of $316 thousand and a reduction in income tax expense of $545 thousand.

NET INTEREST INCOME

Net interest income on a fully taxable equivalent basis totaled $24.5 million in 2002 compared to $22.8 million in 2001. This increase was primarily attributable to an improvement in net interest margin and asset growth. The Company's net interest margin for the year ended December 31, 2002 increased to 2.52% from 2.43% in the prior year. Average earning assets increased $35.1 million or 3.7% to $973.2 million in 2002, from $938.1 million in 2001.

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

INTEREST AND DIVIDEND INCOME

Interest and dividend income on a fully taxable equivalent basis totaled $47.2 million for the year ended December 31, 2002, compared to $55.2 million for the year ended December 31, 2001. The decrease in interest and dividend income was the result of a decline in yield on average earning assets partially offset by the increased interest income from higher average earning assets. The yield on average earning assets dropped 103 basis points to 4.85% in 2002 from 5.88% the prior year, due primarily to a decline in market interest rates in 2002. The average total earning assets of the Company increased $35.1 million in 2002.

      As shown in the rate/volume analysis table on page 24, the decline in yield on average earning assets in 2002 resulted in decreased interest and divided income of $8.4 million from 2001 levels. Conversely, the total effect of higher average earning assets and a change in mix of the Company's average earning assets on interest and dividend income in 2002 was a $0.4 million increase from 2001. This resulted in a net decrease in interest and dividend income of $8.0 million compared to the prior year.

INTEREST EXPENSE

Total interest expense decreased $9.7 million or 29.9% to $22.7 million for the year ended December 31, 2002 from $32.4 million for the year ended December 31, 2001. The decrease in interest expense is due primarily to the lower interest rate environment in 2002 and a shift in the deposit mix from certificate of deposit accounts to savings accounts. This resulted in a decrease in the Company's average cost of funds, from 3.87% in 2001 to 2.61% in 2002. The decrease in the Company's average cost of funds was partially offset by an increase in interest expense resulting from an increase in the Company's average deposits. Average deposits in 2002 increased $34.1 million or 4.1% to $870.7 million, from $836.6 million in the prior year.

      As shown in the rate/volume analysis table on page 24, the effect on total interest expense from changes in interest-bearing deposit rates was a decrease of $9.3 million from 2001 levels. Conversely, the total effect of higher average deposits and change in deposit mix on interest expense in 2002 was a decrease of $0.4 million from the prior year. This resulted in a net decrease in total interest expense of $9.7 million compared to 2001.

PROVISION FOR LOAN LOSSES

The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. There was no provision for loan losses in 2002 compared to a provision for loan losses of $40 thousand in 2001. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for the purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired in accordance with the terms of Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," general loss allocations for various loan types based on loss experience factors, and an unallocated allowance which is maintained based on management's assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers' ability to pay, and trends in loan delinquencies and charge-offs. At December 31, 2002, the allowance for loan losses was $ 2.7 million representing 632% of non-accrual loans. Non-accrual loans totaled $420 thousand at December 31, 2002, down from $644 thousand a year earlier. The bank recorded $12 thousand in net loan recoveries in 2002 compared to $9 thousand in 2001.

NON-INTEREST INCOME

Non-interest income consists of gains or losses on securities, deposit account service fees and other non-interest income.

      Non-interest income for the year ended December 31, 2002 decreased $2.9 million or approximately 50% to $2.9 million, from $5.8 million for the year ended December 31, 2001. The decrease is due primarily to a decrease in net gains on securities available for sale and trading of approximately $2.7 million, from $4.4 million in 2001 to $1.7 million in 2002. Net securities gains in 2002 were comprised of $1.2 million in net gains on equity securities and $0.5 million in net gains on debt securities. This compares to net gains on equity securities of $4.2 million and net gains on debt securities of $0.2 million in 2001. The decline in net gains on equity securities is primarily attributable to the decline in equity securities prices in 2002. Management believes that the equity markets will provide more moderate returns in the near future. This is expected to result in lower realized equity securities gains or losses in 2003.

      Deposit account service fees and other non-interest income combined declined $245 thousand to $1.2 million for the year ended December 31, 2002 from $1.5 million the prior year.

NON-INTEREST EXPENSE

Non-interest expense totaled $12.0 million for the twelve months ended December 31, 2002 compared to $11.7 million for the prior year, an increase of $316 thousand or 2.7%. Salaries and employee benefits, the largest component of non-interest expense, increased $575 thousand or 8.6% to $7.3 million in 2002 from $6.7 million in 2001. The increase in salaries and employee benefits is primarily the result of increases in pension and health insurance costs as well as general salary increases, partially offset by a reduction in bonus payments awarded to employees in 2002. The expense for professional services increased $100 thousand or 23.5% in 2002 due primarily to higher legal fees. The Company's amortization of intangibles decreased $298 thousand in 2002 compared to the prior year. This expense decreased for two reasons: 1) the deposit acquisition premium that the Bank recorded in 1992 in connection with its acquisition of the deposits and certain assets of the former Central Savings Bank of Lowell was fully amortized as of February 2002, and 2) the Company no longer amortizes the goodwill on its balance sheet but reviews it for impairment periodically in accordance with Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets." The Company's occupancy and equipment, data processing, advertising and marketing, deposit insurance and other expenses combined totaled $4.2 million in 2002 reflecting a decrease of $61 thousand compared to the prior year.

INCOME TAX EXPENSE

The Company recorded income tax expense of $5.5 million in 2002, a decrease of $545 thousand compared to the prior year. The decrease in income tax expense is primarily due to lower income before taxes and a decline in the Company's effective income tax rate. The Company's effective income tax rate for the year ended December 31, 2002 was 35.81%, down from 35.87% for the year ended December 31, 2001.

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS 2001 AND 2000

MASSBANK Corp. reported consolidated net income of $10.8 million or $2.24 in diluted earnings per share in 2001 compared to net income of $11.1 million or $2.25 in diluted earnings per share in 2000. Basic earnings per share for 2001 were $2.30 unchanged from the prior year. Return on average assets and return on average realized equity were 1.13% and 10.25%, respectively, in 2001, compared to 1.20% and 10.95%, respectively, in 2000.

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

      Additionally, the Company's earnings per share performance in 2001 was positively affected by the reduced number of average common shares outstanding as a result of the Company's repurchase during 2001 of 90,300 shares of its common stock pursuant to its stock repurchase program.

NET INTEREST INCOME

Net interest income on a fully taxable equivalent basis totaled $22.8 million in 2001 compared to $25.0 million in 2000. This decrease was primarily attributable to a decrease in net interest margin, as noted above, partially offset by an increase in average earning assets. Average earning assets increased $32.4 million to $938.1 million in 2001, from $905.7 million in 2000.

      The tables on pages 23 and 24 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume (2) and changes in interest rates.

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

      As shown in the rate/volume analysis table on page 24, the decline in yield on average earning assets in 2001 resulted in decreased interest and dividend income of $6.7 million from 2000 levels. Conversely, the total effect of higher average earning assets on interest and dividend income in 2001 was a $1.5 million increase from 2000, resulting in a net decrease in interest and dividend income of $5.2 million from the prior year.

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

PROVISION FOR LOAN LOSSES

The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. The provision for loan losses in 2001 was $40 thousand compared to $60 thousand in 2000. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired in accordance with the terms of Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan," general loss allocations for various loan types based on loss experience factors, and an unallocated allowance which is maintained based on management's assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers' ability to pay, and trends in loan delinquencies and charge-offs. At December 31, 2001, the allowance for loan losses was $2.6 million representing 410% of non-accrual loans. Non-accrual loans totaled $644 thousand at December 31, 2001, up from $565 thousand a year earlier. The Bank received $9 thousand in net loan recoveries in 2001 compared to $21 thousand in net charge-offs in 2000.

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

LIQUIDITY AND CAPITAL RESOURCES

The Bank must maintain a sufficient level of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank's primary sources of funds are deposits, loan and mortgage-backed securities amortization and prepayments, sales, calls or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in overnight federal funds sold and money market funds, which can be immediately converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 2002, the Bank had $248.7 million or 24.6% of total assets and $213.3 million or 21.1% of total assets invested, respectively, in overnight federal funds sold and money market funds, and United States obligations.

      The Bank is a Federal Deposit Insurance Corporation insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier I capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMELS rating system) are required to maintain a minimum leverage ratio of Tier I capital to total average assets of at least 3.00% . An additional 100 to 200 basis points are required for all but these most highly rated institutions. The Bank is also required to maintain a minimum level of risk-based capital. Under the risk-based capital standards, FDIC insured institutions must maintain a Tier I capital to risk-weighted assets ratio of 4.00% and are generally expected to meet a minimum total qualifying capital to risk-weighted assets ratio of 8.00%. The risk-based capital guidelines take into consideration risk factors, as defined by the regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk-based capital ratios. Tier II capital components include supplemental capital components such as qualifying allowance for loan losses, qualifying subordinated debt and up to 45 percent of the pretax net unrealized holding gains on certain available for sale equity securities. Tier I capital plus the Tier II capital components are referred to as total qualifying capital.

      The capital ratios of the Bank and the Company currently exceed the minimum regulatory requirements. At December 31, 2002, the Bank had a leverage Tier I capital to average assets ratio of 10.32%, a Tier I capital to risk-weighted assets ratio of 30.76% and a total capital to risk-weighted assets ratio of 31.57%. The Company, on a consolidated basis, had ratios of leverage Tier I capital to average assets of 10.96%, Tier I capital to risk-weighted assets of 32.47% and total capital to risk-weighted assets of 33.27% at December 31, 2002.

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

      Complicating management's efforts to control the Company's exposure to interest rate risk is the fundamental uncertainty of the maturity, repricing and/or runoff characteristics of a significant portion of the Company's assets and liabilities. This uncertainty often reflects optional features embedded in these financial instruments. The most important optional features are embedded in the Company's deposits, loans, mortgage-backed securities and callable U.S. Government agency securities.

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

      Similarly, customers have the right to prepay loans, particularly residential mortgage loans, usually without penalty. As a result, the Company's mortgage based assets (i.e., mortgage loans and mortgage-backed securities) are subject to prepayment risk. This risk tends to increase when interest rates fall due to the benefits of refinancing. Since the future prepayment behavior of the Company's customers is uncertain, the interest rate sensitivity of mortgage based assets cannot be determined exactly. Additionally, some of the Company's callable U.S. Government agency securities may be called prior to maturity. As a result, the interest rate sensitivity of these investment securities cannot be determined precisely.

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

      In contrast, however, the Company's one-year GAP position while positive as of year end 2002 has been negative in years past and its net interest spread has moved in the same direction as the change in market rates rather than in the opposite direction as GAP analysis theory postulates. One of the more significant reasons for this is the fact that a GAP presentation does not reflect the degrees to which interest earning assets and deposit costs respond to changes in market interest rates. The rates on all financial instruments do not always move by the same amount as the general change in market rates. In addition, the Company has elected, in recent years, either not to reduce or raise rates or to reduce or raise rates by a modest amount on its savings and transaction-oriented accounts in response to a change in market rates. It should be noted that for the above two reasons, among others, the Company's net interest spread has moved in the same direction as market interest rates in the past and may in the future.

      The Company has historically managed its interest rate GAP primarily by lengthening or shortening the maturity structure of its securities portfolio, by continually modifying the composition of its securities portfolio and by selectively pricing and marketing its various deposit products. In anticipation of a rise in interest rates in the latter part of 2003 and the current level of the Bank's savings deposits, the Company has shortened the maturity structure and mix of its investments. As a result, the Company's one-year cumulative GAP position is more asset sensitive at year-end 2002 than it was at year-end 2001.

      The following table presents the amounts of interest-earning assets and interest-bearing liabilities at December 31, 2002 that are assumed to mature or reprice during the periods indicated. The table also summarizes the Company's GAP position at December 31, 2002. As of this date, the Company's one-year cumulative GAP position was positive $325.8 million, representing approximately 32.3% of total assets compared to 78.7 million or 8.1% of total assets at December 31, 2001. The cumulative GAP-asset ratio measures the direction and extent of imbalance between an institution's assets and liabilities repricing through the end of a particular period.

                                                            INTEREST SENSITIVITY PERIODS

                                              3  Months     3 to 6       6 Months     1 to 5       Over 5
(IN THOUSANDS)                                 or Less       Months     to 1 Year      Years        Years         Total
                                              ---------    ---------    ---------    ---------    ---------     ---------
Interest-earning assets:
Loans (3)                                     $  32,421    $  17,002    $  30,627    $ 160,406    $  78,343     $ 318,799
Short-term investments:
  Federal funds sold                            221,586           --           --           --           --       221,586
  Investment in money market funds               27,077           --           --           --           --        27,077
Interest-bearing deposits in banks                   87        1,427          636        2,791           --         4,941
Securities available for sale (3)                72,678       41,903       64,777      186,088       14,576       380,022
Trading securities                               36,249           --           --           --           --        36,249
                                              ---------    ---------    ---------    ---------    ---------     ---------
    Total interest-earning assets             $ 390,098    $  60,332    $  96,040    $ 349,285    $  92,919     $ 988,674
                                              ---------    ---------    ---------    ---------    ---------     ---------
Interest-bearing liabilities:
Deposits(1)(2)(4)                             $ 139,576    $  43,387    $  37,740    $  46,346    $ 590,232     $ 857,281
                                              ---------    ---------    ---------    ---------    ---------     ---------
    Total interest-bearing liabilities        $ 139,576    $  43,387    $  37,740    $  46,346    $ 590,232     $ 857,281
                                              ---------    ---------    ---------    ---------    ---------     ---------
GAP for period                                $ 250,522    $  16,945    $  58,300    $ 302,939    $(497,313)    $ 131,393
Cumulative GAP--December 3l, 2002             $ 250,522    $ 267,467    $ 325,767    $ 628,706    $ 131,393
Cumulative GAP as a percent of total assets        24.8%        26.5%        32.3%        62.3%        13.0%
                                              ---------    ---------    ---------    ---------    ---------     ---------
Cumulative GAP--December 3l,2001              $ 127,936    $  90,899    $  78,680    $ 418,745    $ 127,142
                                              =========    =========    =========    =========    =========     =========

(1)   Excludes non-interest bearing demand accounts of $28,034.

(2)   Includes escrow deposits of borrowers of $1,387

(3) Loans and mortgage-backed securities reflect regular amortization of principal and prepayment estimates. Callable U.S., Government agency securities of $73,794 thousand are shown in the respective periods assuming that the securities are redeemed at the initial call date.

(4) Savings and NOW accounts have been assumed to decay at a nominal rate of $800 thousand per year in this historically low interest rate environment.

The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by initial call date or expected maturity, and the instruments' fair values as of December 31, 2002.

                                                      EXPECTED MATURITY DATE
                                                       AT DECEMBER 31, 2002
                                                                                                                          Fair Value
(IN THOUSANDS)                           2003        2004        2005        2006        2007    Thereafter     Total   at 12/31/02
                                       --------    --------    --------    --------    --------    --------    --------    --------
Interest sensitive assets:
Fixed rate securities                  $165,017    $103,549    $ 40,540    $ 21,342    $ 20,657    $ 14,576    $365,681    $365,681
  Average interest rate(1)                 2.18%       2.06%       2.65%       2.77%       2.77%       2.99%       2.30%
Variable rate securities(2)              50,082          --          --          --          --         508      50,590      50,590
  Average interest rate(1)                 2.14%         --          --          --          --        3.68%       2.16%
Fixed rate loans                         54,216      44,431      37,628      30,085      25,809      78,348     270,517     276,180
  Average interest rate                    6.39%       6.39%       6.40%       6.42%       6.53%       6.40%       6.41%
Variable rate loans                       3,954       3,348       2,489       2,201       1,822      34,468      48,282      49,118
  Average interest rate                    8.26%       8.29%       8.57%       8.04%      7.129%       6.01%       6.62%
Other fixed rate assets(4)                2,063       1,777       1,014          --          --          --       4,854       4,854
  Average interest rate                    3.15%       3.41%       3.49%         --          --          --        3.31%
Other variable rate assets(3)           248,750          --          --          --          --          --     248,750     248,750
  Average interest rate                    1.19%         --          --          --          --          --        1.19%
                                       --------    --------    --------    --------    --------    --------    --------    --------
  Total interest sensitive assets      $524,082    $153,105    $ 81,671    $ 53,628    $ 48,288    $127,900    $988,674    $995,173
                                       ========    ========    ========    ========    ========    ========    ========    ========
Interest sensitive liabilities:
Savings and money market
    deposit accounts                   $  2,169    $  2,033    $  1,911    $  1,801    $  1,735    $539,298    $548,947    $548,947
  Average interest rate                    1.47%       1.50%       1.54%       1.57%       1.59%       2.26%       2.25%
Fixed rate certificates of deposit      125,564      31,745       9,616         917         868       1,817     170,527     172,385
  Average interest rate                    2.60%       2.95%       3.39%       4.18%       4.24%       4.33%       2.75%
Variable rate certificates of deposit    33,901      17,175      14,316      13,719          16          --      79,127      79,127
  Average interest rate                    2.34%       1.87%       2.01%       2.02%       2.02%         --        2.12%
NOW accounts                                 --          --          --          --          --      57,293      57,293      57,293
  Average interest rate                      --          --          --          --          --        0.65%       0.65%
Escrow deposits of borrowers              1,387          --          --          --          --          --      1 ,387       1,387
  Average interest rate                    0.25%         --          --          --          --          --        0.25%
                                       ========    ========    ========    ========    ========    ========    ========    ========
Total interest sensitive liabilities   $163,021    $ 50,953    $ 25,843    $ 16,437    $  2,619    $598,048    $857,281    $859,139
                                       ========    ========    ========    ========    ========    ========    ========    ========

(1)   Securities rates presented are on a tax equivalent basis.

(2)   Includes equity securities.

(3) Consists of overnight Federal funds sold, money market funds and interest-bearing deposits in banks.

(4)   Consists of interest-bearing deposits in banks.

      The Company uses certain assumptions to estimate fair values and expected maturities. For interest-sensitive assets, except callable government agency securities, expected maturities are based upon contractual maturity, and projected repayments and prepayments of principal. For callable government agency securities expected maturities are based upon the initial call dates. For interest-sensitive deposit liabilities, maturities are based on contractual maturity and estimated deposit runoff based on the Bank's own historical experience. The actual maturity of the Company's financial instruments could vary significantly from what has been presented in the above table if actual experience differs from the assumptions used.

OTHER MARKET RISKS

The Company's investment securities portfolio includes equity securities with a market value of approximately $13.8 million at December 31, 2002. The net unrealized losses on these securities totaled $1.7 million at year-end 2002. Movements in equity prices may effect the amount of securities gains or losses which the Company realizes from the sale of these securities and thus may have an impact on earnings.

AVERAGE BALANCE SHEETS

(IN THOUSANDS) YEARS ENDED DECEMBER 31,       2002                              2001                              2000
--------------------------------------------------------------    --------------------------------   -------------------------------
                                           Interest    Average                Interest     Average              Interest     Average
                               Average      Income/     Yield/     Average     Income/     Yield/    Average     Income/     Yield/
                               Balance     Expense(1)    Rate      Balance    Expense(1)    Rate     Balance    Expense(1)    Rate
                              ---------    ---------     ----     ---------   ---------     ----    ---------   ---------     ----
Assets:
Earning assets:
  Federal funds sold          $ 183,968    $   2,974     1.62%    $ 196,041   $   7,444     3.80%   $ 135,728    $   8,595    6.33%
  Short-term investments(4)      31,063          671     2.16        30,215       1,217     4.03        7,646          441    5.77
  Investment securities(2)      158,978        5,815     3.66       106,478       5,596     5.26      166,264        9,332    5.61
  Mortgage-backed
    securities(2)               233,627       14,863     6.36       284,932      18,847     6.61      273,464       19,015    6.95
  Trading securities             31,814          685     2.15         2,984         158     5.29        5,020          310    6.18
  Mortgage loans(3)             308,710       20,819     6.74       281,492      19,631     6.97      280,732       19,670    7.01
  Other 1oans(3)                 25,022        1,362     5.44        35,964       2,315     6.44       36,838        3,035    8.24
                              ---------    ---------              ---------   ---------             ---------    ---------
    Total earning assets        973,182       47,189     4.85%      938,106      55,208     5.88%     905,692       60,398    6.67%
                              =========    =========     ====     =========   =========     ====    =========    =========    ====
Allowance for loan losses        (2,644)                             (2,612)                           (2,571)
                              ---------                           ---------                         ---------
    Total earning assets
      less
      allowance for
      loan losses               970,538                             935,494                           903,121
Other assets                     22,410                              20,518                            20,450
                              ---------                           ---------                         ---------
    Total assets              $ 992,948                           $ 956,012                         $ 923,571
                              =========                           =========                         =========
Liabilities:

Deposits:
  Demand and NOW              $  82,964          366     0.44%    $  80,848         461     0.57%   $  75,956          488    0.64%
  Savings                       471,734       12,161     2.58       353,622      11,495     3.25      343,079       11,711    3.41
  Time certificates of
    deposit                     315,987       10,174     3.22       402,155      20,435     5.08      399,554       23,198    5.81
                              ---------    ---------              ---------   ---------             ---------    ---------
    Total deposits              870,685       22,701     2.61%      836,625      32,391     3.87%     818,589       35,397    4.32%
                              ---------    ---------     ----     ---------   ---------     ----    ---------    ---------    ----
Other liabilities                 5,225                               6,545                             3,310
                              ---------                           ---------                         ---------
    Total liabilities           875,910                             843,170                           821,899
                              =========                           =========                         =========
Stockholders' Equity:           117,038                             112,842                           101,672
    Total liabilities and
      stockholders' equity    $ 992,948                         $   956,012                         $ 923,571
                              =========                           =========                         =========
Net interest income (tax
  equivalent basis)                           24,488                             22,817                            25,001

Less adjustment of
  tax-exempt interest
  income                                          86                                 91                               118
                                           ---------                        -----------                       -----------
Net interest income                        $  24,402                        $    22,726                       $    24,883
                                           ---------                        -----------                       -----------
Interest rate spread(5)                                  2.24%                              2.01%                             2.35%
                                                         ----                               ----                              ----
Net interest margin(6)                                   2.52%                              2.43%                             2.76%
                                                         ====                               ====                              ====

(1) Income on equity securities and municipal bonds is included on a tax equivalent basis.

(2) Averages balances include net unrealized gains on securities available for sale.

(3)   Loans on non-accrual status are included in average balances.

(4) Short-term investments consist of interest-bearing deposits in banks and investments in money market funds.

(5) Interest rate spread represents the difference between the yield on earning assets and the cost of the Company's deposits.

(6) Net interest margin represents net interest income (tax equivalent basis) divided by average interest earning assets.

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

                                                              2002 COMPARED TO 2001                    2001 COMPARED TO 2000
(IN THOUSANDS)                                                 INCREASE (DECREASE)                       INCREASE (DECREASE)
YEARS ENDED DECEMBER 31,                                             DUE TO                                   DUE TO
                                                    ------------------------------------      ------------------------------------
                                                      Volume          Rate         Total        Volume          Rate         Total
                                                    --------      --------      --------      --------      --------      --------
Interest and dividend income:
  Federal funds sold                                $   (433)     $ (4,037)     $ (4,470)     $  3,015      $ (4,166)     $ (1,151)
  Short-term investments                                  33          (579)         (546)          945          (169)          776
  Investment securities                                2,205        (1,981)          224        (3,126)         (583)       (3,709)
  Mortgage-backed securities                          (3,287)         (697)       (3,984)          779          (947)         (168)
  Trading securities                                     673          (146)          527          (112)          (40)         (152)
  Mortgage loans                                       1,851          (663)        1,188            53           (92)          (39)
  Other loans                                           (632)         (321)         (953)          (70)         (650)         (720)
                                                    --------      --------      --------      --------      --------      --------
      Total interest and dividend income                 410        (8,424)       (8,014)        1,484        (6,647)       (5,163)
                                                    --------      --------      --------      --------      --------      --------
Interest expense:
  Deposits:
    Demand and NOW                                        12          (107)          (95)           30           (57)          (27)
    Savings                                            3,349        (2,683)          666           353          (569)         (216)
    Time certificates of deposit                      (3,787)       (6,474)      (10,261)          150        (2,913)       (2,763)
                                                    --------      --------      --------      --------      --------      --------
      Total interest expense                            (426)       (9,264)       (9,690)          533        (3,539)       (3,006)
                                                    --------      --------      --------      --------      --------      --------
Net interest income                                 $    836      $    840      $  1,676      $    951      $ (3,108)     $ (2,157)
                                                    ========      ========      ========      ========      ========      ========

IMPACT OF INFLATION AND CHANGING PRICES

MASSBANK Corp.'s financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time, due to the fact that substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

RECENT ACCOUNTING PRONOUNCEMENTS

GOODWILL AND OTHER INTANGIBLE ASSETS

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets:" SFAS 142 requires that upon adoption of the Statement, any goodwill recorded on an entity's balance sheet would no longer be amortized. This would include existing goodwill (i.e., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Goodwill will not be amortized but will be reviewed for impairment periodically or upon the occurrence of certain triggering events. This Statement is effective for fiscal years beginning after December 15, 2001. The Company adopted the new standard on January 1, 2002. At December 31, 2002, the Company had $1,090,000 of goodwill on its balance sheet. In 2001, the Company's goodwill was being amortized at a rate of $99,000 annually.

ACCOUNTING FOR STOCK-BASED COMPENSATION -- TRANSITION AND DISCLOSURE

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," an amendment of FASB Statement No.
123. This Statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

INDEPENDENT AUDITORS' REPORT

[LOGO OF KPMG]

The Board of Directors and Stockholders
MASSBANK Corp.:

      We have audited the accompanying consolidated balance sheets of MASSBANK Corp. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MASSBANK Corp. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
January 9, 2003

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,                                 2002           2001
                                                                             -----------    -----------
Assets:
Cash and due from banks                                                      $     8,356    $     8,945
Short-term investments (Note 2)                                                  248,663        236,382
                                                                             -----------    -----------
      Total cash and cash equivalents                                            257,019        245,327
                                                                             -----------    -----------
Interest-bearing deposits in banks                                                 4,941          6,490
Securities available for sale, at market value
  (amortized cost of $367,650 in 2002 and $362,076 in 2001) (Note 3)             380,022        372,584
Trading securities, at market value (Note 4)                                      36,249          3,089
Loans (Notes 5, 7 and 11):
  Mortgage loans                                                                 302,788        296,469
  Other loans                                                                     16,011         34,548
                                                                             -----------    -----------
      Total loans                                                                318,799        331,017
  Allowance for loan losses (Note 6)                                              (2,655)        (2,643)
                                                                             -----------    -----------
      Net loans                                                                  316,144        328,374
                                                                             -----------    -----------
Premises and equipment (Note 9)                                                    6,795          6,927
Accrued interest receivable                                                        3,926          3,950
Goodwill (Note 1)                                                                  1,090          1,090
Current income tax asset, net                                                        199            208
Other assets                                                                       2,598          3,129
                                                                             -----------    -----------
      Total assets                                                           $ 1,008,983    $   971,168
                                                                             ===========    ===========
Liabilities and Stockholders' Equity:
  Deposits (Notes 10 and 11):
  Demand and NOW                                                             $    85,327    $    82,143
  Savings                                                                        548,947        383,960
  Time certificates of deposit                                                   249,654        383,610
  Deposit acquisition premium, net of amortization                                    --            (29)
                                                                             -----------    -----------
      Total deposits                                                             883,928        849,684
Escrow deposits of borrowers                                                       1,387          1,403
Employee stock ownership plan liability (Note 15)                                     --            156
Deferred income taxes (Note 12)                                                    2,671          2,275
Other liabilities                                                                  3,712          2,746
                                                                             -----------    -----------
      Total liabilities                                                          891,698        856,264
                                                                             -----------    -----------
Commitments and contingent liabilities (Notes 8 and 9)                                --             --
Stockholders' equity (Notes 12, 14, 15 and 16):
  Preferred stock, par value $1.00 per share; 2,000,000 shares authorized,
    none issued                                                                       --             --
  Common stock, par value $1.00 per share; 10,000,000 shares
    authorized, 7,610,195 and 7,494,980 shares issued, respectively                7,610          7,495
  Additional paid-in capital                                                      53,297         62,875
                                                                                  95,243         99,996
                                                                             -----------    -----------

  Retained earnings                                                              156,150        170,366
  Treasury stock at cost, 3,026,129 and 4,362,289 shares, respectively           (46,557)       (61,749)
  Accumulated other comprehensive income (Note 1)                                  7,692          6,443
  Common stock acquired by ESOP (Note 15)                                             --           (156)
                                                                             -----------    -----------
      Total stockholders' equity                                                 117,285        114,904
                                                                             -----------    -----------
      Total liabilities and stockholders' equity                             $ 1,008,983    $   971,168
                                                                             ===========    ===========

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31,          2002          2001          2000
                                                             ----------    ----------    ----------
Interest and dividend income:
  Mortgage loans                                             $   20,819    $   19,631    $   19,670
  Other loans                                                     1,362         2,315         3,035
  Securities available for sale:
    Mortgage-backed securities                                   14,863        18,847        19,015
    Other securities                                              5,729         5,502         9,203
  Trading securities                                                685           158           310
  Federal funds sold                                              2,974         7,444         8,595
  Other investments                                                 671         1,220           452
                                                             ----------    ----------    ----------
      Total interest and dividend income                         47,103        55,117        60,280
                                                             ----------    ----------    ----------
Interest expense:
  Deposits:
    NOW                                                             366           461           488
    Savings                                                      12,161        11,495        11,711
    Time certificates of deposit                                 10,174        20,435        23,198
                                                             ----------    ----------    ----------
      Total interest expense                                    22,70 1        32,391        35,397
                                                             ----------    ----------    ----------
      Net interest income                                        24,402        22,726        24,883
Provision for loan losses (Note 6)                                   --            40            60
                                                             ----------    ----------    ----------
      Net interest income after provision for loan losses        24,402        22,686        24,823
                                                             ----------    ----------    ----------
Non-interest income:
  Deposit account service fees                                      567           638           688
  Gains on securities available for sale, net                     1,566         4,263         3,049
  Gains on trading securities, net                                  152           100           476
  Other                                                             638           812           775
                                                             ----------    ----------    ----------
      Total non-interest income                                   2,923         5,813         4,988
                                                             ----------    ----------    ----------
Non-interest expense:
  Salaries and employee benefits                                  7,298         6,723         7,000
  Occupancy and equipment                                         1,998         2,056         2,079
  Data processing                                                   528           494           473
  Professional services                                             526           426           959
  Advertising and marketing                                         168           192           198
  Amortization of intangibles                                        29           327           330
  Deposit insurance                                                 182           173           185
  Other                                                           1,308         1,330         1,289
                                                             ----------    ----------    ----------
      Total non-interest expense                                 12,037        11,721        12,513
                                                             ----------    ----------    ----------
      Income before income taxes                                 15,288        16,778        17,298
Income tax expense (Note 12)                                      5,474         6,019         6,187
                                                             ----------    ----------    ----------
      Net income                                             $    9,814    $   10,759    $   11,111
                                                             ==========    ==========    ==========
Weighted average common shares outstanding:
  Basic                                                       4,697,826     4,685,873     4,830,585
  Diluted                                                     4,822,501     4,809,665     4,940,952
Earnings per share (in dollars):
  Basic                                                      $     2.09    $     2.30    $     2.30
  Diluted                                                          2.04          2.24          2.25
                                                             ----------    ----------    ----------

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS) YEARS ENDED DECEMBER 31,                                     2002          2001          2000
                                                                       ---------     ---------     ---------
Cash flows from operating activities:
  Net income                                                           $   9,814     $  10,759     $  11,111
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization                                            658           892           866
    Loan interest capitalized                                                (33)          (37)          (46)
    Tax benefit resulting from stock options exercised                       590           238           250
    Amortization of ESOP shares committed to be released                     202           151            93
    Tax benefit resulting from dividends paid on unallocated shares
    held by the ESOP                                                           4             7            10
    Decrease (increase) in accrued interest receivable                        24         1,805          (710)
    Increase (decrease) in other liabilities                                 966            29          (319)
    Decrease in current income tax asset, net                                  9            76             8
    Amortization of premiums (accretion of discounts)
      on securities, net                                                     450          (643)         (847)
    Net trading securities activity                                      (33,008)       17,389       (13,228)
    Valuation writedowns of equity securities available for sale              67            --            --
    Gains on securities available for sale                                (1,633)       (4,263)       (3,049)
    Gains on trading securities                                             (152)         (100)         (476)
    Decrease in deferred mortgage loan origination fees,
      net of amortization                                                   (344)          (44)         (167)
    Deferred income tax benefit                                             (219)         (195)         (103)
    Decrease (increase) in other assets                                      (42)        1,035        (1,213)
    Provision for loan losses                                                 --            40            60
    Gains on sales of real estate acquired through foreclosure                --            --            (8)
    Gains on sales of premises and equipment                                  --            (4)           --
    Increase (decrease) in escrow deposits of borrowers                      (16)           16           (90)
                                                                       ---------     ---------     ---------
      Net cash (used in) provided by operating activities                (22,663)       27,151        (7,858)
                                                                       ---------     ---------     ---------
Cash flows from investing activities:
  Purchases of term federal funds                                             --       (10,000)      (50,000)
  Proceeds from maturities of term federal funds                              --        40,000        20,000
  Net (increase) decrease in interest-bearing bank deposits                1,549        (4,812)        2,163
  Proceeds from sales of investment securities available for sale         50,158        32,819        55,063
  Proceeds from maturities and redemption of investment securities
    held to maturity and available for sale                               76,500        87,230        56,000
  Purchases of investment securities available for sale                 (209,923)      (72,548)      (89,621)
  Purchases of mortgage-backed securities                                (19,977)      (54,143)      (43,750)
  Principal repayments of mortgage-backed securities                      99,266        81,231        47,002
  Principal repayments of securities available for sale                       90             4             4
  Loans originated                                                      (104,631)     (103,246)      (32,989)
  Loan principal payments received                                       117,207        82,412        48,346
  Purchases of premises and equipment                                       (465)       (3,507)         (288)
  Proceeds from sale of premises and equipment                                --             4            --
  Proceeds from sale of real estate acquired through foreclosure              --            --            70
                                                                       ---------     ---------     ---------
      Net cash provided by investing activities                            9,774        75,444        12,000
                                                                       ---------     ---------     ---------

                                                                     (Continued)

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

(IN THOUSANDS) YEARS ENDED DECEMBER 31,                            2002          2001          2000
                                                              ---------     ---------     ---------
Cash flows from financing activities:
  Net increase in deposits                                       34,215        25,832         5,337
  Payments to acquire treasury stock                             (7,285)       (2,045)       (5,814)
  Purchase of company stock for deferred compensation plan           55            56           366
  Issuance of common stock under stock option plan                1,735           803           415
  Cash dividends paid on common stock                            (4,139)       (3,935)       (3,829)
                                                              ---------     ---------     ---------
    Net cash provided by (used in) financing activities          24,581        20,711        (3,525)
                                                              ---------     ---------     ---------
    Net increase in cash and cash equivalents                    11,692       123,306           617
Cash and cash equivalents at beginning of year                  245,327       122,021       121,404
                                                              ---------     ---------     ---------
Cash and cash equivalents at end of year                      $ 257,019     $ 245,327     $ 122,021
                                                              ---------     ---------     ---------
Supplemental cash flow disclosures:
Cash transactions:
  Cash paid during the year for interest                        522,765     $  35,484     $  35,382
  Cash paid during the year for taxes, net of refunds             5,080         5,898         6,022
                                                              ---------     ---------     ---------

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                                                Accumulated     Common
                                                         Additional                                   other      stock
                                               Common       paid-in    Retained    Treasury   comprehensive   acquired
                                                stock       capital    earnings       stock          income    by ESOP       Total
                                               ------    ----------    --------    --------   -------------   --------   ---------
Balance at December 31, 1999                   $7,407      $ 60,591    $ 85,873    $(53,890)         $1,966      $(468)  $ 101,479
  Net Income                                       --            --      11,111          --              --         --      11,111
  Other comprehensive income, net of tax:
    Unrealized gains on securities, net of
    reclassification adjustment (Note 1)           --            --          --          --           4,006         --       4,006
  Comprehensive income                             --            --          --          --              --         --      15,117
  Cash dividends paid ($0.79 per share)            --            --      (3,829)         --              --         --      (3,829)
  Tax benefit resulting from dividends paid
    on unallocated shares held by the ESOP         --            --          10          --              --         --          10
  Net decrease in liability to ESOP                --            --          --          --              --        156         156
  Amortization of ESOP shares
    committed to be released                       --            93          --          --              --         --          93
  Purchase of treasury stock                       --            --          --      (5,448)             --         --      (5,448)
  Purchase of company stock for
    deferred compensation plan                     --           366          --        (366)             --         --          --
  Exercise of stock options and
    related tax benefits                           41           624          --          --              --         --         665
                                               ------      --------    --------    --------          ------      -----   ---------
Balance at December 3l, 2000                    7,448        61,674      93,165     (59,704)          5,972       (312)    108,243
  Net Income                                       --            --      10,759          --              --         --      10,759
  Other comprehensive income, net of tax:
    Unrealized gains on securities, net of
    reclassification adjustment (Note 1)           --            --          --          --             471         --         471
  Comprehensive income                             --            --          --          --              --         --      11,230
  Cash dividends paid ($0.84 per share)            --            --      (3,935)         --              --         --      (3,935)
  Tax benefit resulting from dividends paid
    on unallocated shares held by the ESOP         --            --           7          --              --         --           7
  Net decrease in liability to ESOP                --            --          --          --              --        156         156
  Amortization of ESOP shares
    committed to be released                       --           151          --          --              --         --         151
  Purchase of treasury stock                       --            --          --      (1,989)             --         --      (1,989)
  Purchase of company stock for
    deferred compensation plan                     --            56          --         (56)             --         --          --
  Exercise of stock options and
    related tax benefits                           47           994          --          --              --         --       1,041
                                               ------      --------    --------    --------          ------      -----   ---------
Balance at December 31, 2001                    7,495        62,875      99,996     (61,749)          6,443       (156)    114,904
  Net Income                                       --            --       9,814          --              --         --       9,814
Other comprehensive income, net of tax:
    Unrealized gains on securities, net of
    reclassification adjustment (Note 1)           --            --          --          --           1,249         --       1,249
  Comprehensive income                             --            --          --          --              --         --      11,063
  Cash dividends paid ($0.88 per share)            --            --      (4,139)         --              --         --      (4,139)
  Tax benefit resulting from dividends paid
    on unallocated shares held by the ESOP         --            --           4          --              --         --           4
  Net decrease in liability to ESOP                --            --          --          --              --        156         156
  Amortization of ESOP shares
    committed to be released                       --           202          --          --              --         --         202
  Purchase of treasury stock                       --            --          --      (7,230)             --         --      (7,230)
  Purchase of company stock for
    deferred compensation plan                     --            55          --         (55)             --         --          --
  Exercise of stock options and
    related tax benefits                          115         2,210          --          --              --         --       2,325
  Transfer resulting from
    three-for-two stock split                      --       (12,045)    (10,432)     22,477              --         --          --
                                               ------      --------    --------    --------          ------      -----   ---------
BALANCE AT DECEMBER 3l, 2002                   $7,610      $ 53,297    $ 95,243    $(46,557)         $7,692      $  --   $ 117,285
                                               ======      ========    ========    ========          ======      =====   =========

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      MASSBANK Corp. (the "Company") is a Delaware chartered holding company whose principal subsidiary is MASSBANK (the "Bank"). The Bank operates fifteen full service banking offices in Reading, Melrose, Stoneham, Wilmington, Medford, Chelmsford, Tewksbury, Westford, Dracut, Lowell and Everett, Massachusetts providing a variety of deposit, lending and trust services. As a Massachusetts chartered savings bank whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") and the Depositor Insurance Fund ("DIF"), the activities of the Bank are subject to regulation, supervision and examination by federal and state regulatory authorities, including, but not limited to the FDIC, the Massachusetts Commissioner of Banks and the DIF. In addition, as a bank holding company, the Company is subject to supervision, examination and regulation by the Board of Governors of the Federal Reserve System.

      BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary MASSBANK and its subsidiaries: Readibank Properties, Inc., Readibank Investment Corporation and Melbank Investment Corporation.

            The Company has one reportable operating segment. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United Stares of America and to general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and income and expenses for the period. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses and other than temporary declines in value of investment securities requiring impairment write downs due to general market conditions or other factors.

            Certain amounts in the prior years' consolidated financial statements were reclassified to facilitate comparison with the current fiscal year.

      INVESTMENTS IN DEBT AND EQUITY SECURITIES

Under its investment policy, management determines the appropriate classification of securities at the time of purchase. Those debt securities that the Company has the intent and the ability to hold to maturity are classified as securities held to maturity and are carried at amortized historical cost. Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market conditions, interest rates, changes in prepayment risk, the need to increase regulatory capital and other factors The Company records investment securities available for sale at aggregate market value with the net unrealized holding gains or losses reported, net of tax effect, as a separate component of stockholders' equity until realized. As of December 31, 2002, stockholders' equity included approximately $77 million, representing the net unrealized gains on securities available for sale, less applicable income taxes. Investments classified as trading securities are stated at market value with unrealized gains and losses included in earnings.

            Income on debt securities is accrued and included in interest and dividend income. The specific identification method is used to determine realized gains or losses on sales of securities available for sale which are also reported in non-interest income under the caption "gains on securities available for sale, net." When a security suffers a loss in value which is considered other than temporary, such loss is recognized by a charge to earnings.

      DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

      On January 1, 2001, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activity," an amendment of SFAS
      133. SFAS Nos. 133 and 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The adoption of these statements did nor have a material effect on the Company's consolidated financial statements.

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

      ALLOWANCE FOR LOAN LOSSES

      The Company maintains an allowance for probable losses that are inherent in the Company's loan portfolio. The allowance for loan losses is increased by provisions charged to operations based on the estimated loan loss exposure inherent in the portfolio. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired in accordance with the terms of Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan", general loss allocations for various loan types based on loss experience factors and an unallocated allowance which is maintained based on management's assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers' ability to pay, and trends in loan delinquencies and charge-offs. Realized losses, net of recoveries, are charged directly to the allowance. While management uses the information available in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

      PREMISES AND EQUIPMENT

      Land is carried at cost. Premises, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization computed primarily by use of the straight-line method over the estimated useful lives of the related assets or terms of the related leases.

      STOCK OPTION PLAN

      The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," an interpretation APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net income if the fair-value-based method had been applied to all stock options awarded in each period.

      (IN THOUSANDS EXCEPT PER SHARE DATA) YEARS ENDED DECEMBER 31,         2003          2002          2001
                                                                      ----------    ----------    ----------
      Net income, as reported                                         $    9,814    $   10,759    $   11,111
      Deduct: Total stock-based employee
        compensation expense determined under fair
        value based method for all stock option awards,
        net of related tax effects                                           (75)          (90)         (144)
                                                                      ----------    ----------    ----------
      Pro forma net income                                            $    9,739    $   10,669    $   10,967
                                                                      ----------    ----------    ----------
      Earnings per share:
        Basic - as reported                                           $     2.09    $     2.30    $     2.30
        Basic - pro forms                                                   2.07          2.28          2.27
                                                                      ----------    ----------    ----------
        Diluted - as reported                                         $     2.04    $     2.24    $     2.25
        Diluted - pro forms                                                 2.02          2.22          2.22
                                                                      ----------    ----------    ----------

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

            In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS 142 requires that upon adoption of the Statement, any goodwill recorded on an entity balance sheet would no longer be amortized. This would include existing goodwill (i.e., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Goodwill will not be amortized but will be reviewed for impairment periodically or upon the occurrence of certain triggering events. This Statement is effective for fiscal years beginning after December 15, 2001. The Company adopted the new standard on January 1, 2002. At December 31, 2002, the Company had $1,090,000 of goodwill on its balance sheet. In 2001, the Company's goodwill was being amortized at a rate of $99,000 annually.

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

            A reconciliation of the weighted average shares outstanding for the years ended December 31, 2002, 2001 and 2000 follows:

      (IN THOUSANDS) YEARS ENDED DECEMBER 31,     2002     2001     2000
                                                 -----    -----    -----
      Basic shares(1)                            4,698    4,686    4,831
      Dilutive impact of stock options(1)          125      124      110
                                                 -----    -----    -----
      Diluted shares(1)                          4,823    4,810    4,941
                                                 -----    -----    -----

      (1) All share information presented has been adjusted to reflect the 3-for-2 split of the Company's common stock effective April 19, 2002.

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

      The Company's other comprehensive income and related tax effect for the years ended December 31, 2002 and 2001 is as follows:

      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                    2002                                      2001
                                                 --------------------------------------    --------------------------------------
                                                                       Tax         Net-                          Tax         Net-
                                                 Before-Tax       (Expense)      of-Tax    Before-Tax       (Expense)      of-Tax
                                                     Amount     or Benefit       Amount        Amount     or Benefit       Amount
                                                 ----------     -----------      ------    ----------     -----------      ------
      Unrealized gains on securities:
        Unrealized holding gains
          arising during period                      $3,429        $(1,266)      $2,163        $4,785        $(1,833)      $2,952
        Less: reclassification adjustment for
          gains realized in net income                1,566           (652)         914         4,262         (1,781)       2,481
                                                     ------        -------       ------        ------        -------       ------
        Net unrealized gains                          1,863           (614)       1,249           523            (52)         471
                                                     ------        -------       ------        ------        -------       ------
        Other comprehensive income                   $1,863        $  (614)      $1,249        $  523        $   (52)      $  471
                                                     ------        -------       ------        ------        -------       ------

      CASH AND CASH EQUIVALENTS

      For purposes of reporting cash flows, cash and cash equivalents consist of cash and due from banks, and short-term investments with original maturities of less than 90 days.

      As a regulated financial institution, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in "Cash and Due from Banks," was $5.6 million and $5.7 million at December 31, 2002 and 2001, respectively.

      INCOME TAXES

      The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. The Bank's deferred tax asset is reviewed and adjustments to such asset are recognized as deferred income tax expense or benefit based upon management's judgment relating to the realizability of such asset. Based on the Bank's historical and current pretax earnings, management believes it is more likely than not that the, Bank will realize its existing gross deferred tax asset.

2.    SHORT-TERM INVESTMENTS

      Short-term investments consist of the following:

      (IN THOUSANDS) AT DECEMBER 31,                    2002          2001
                                                    --------      --------
      Federal funds sold (overnight)                $221,586      $204,294
      Money market funds                              27,077        32,088
                                                    --------      --------
      Total short-term investments                  $248,663      $236,382
                                                    ========      ========

      The investments above are stated at cost which approximates market value.

3.    INVESTMENT SECURITIES

      The amortized cost and market value of investment securities follows:

                                                                            Gross         Gross
                                                          Amortized    Unrealized    Unrealized          Market
      (IN THOUSANDS) AT DECEMBER 31, 2002                      Cost         Gains        Losses           Value
                                                          ---------    ----------    ----------        --------
        Securities available for sale:
        Debt securities:
          U.S. Treasury obligations                        $101,017       $ 2,229       $    --        $103,246
          U.S. Government agency obligations                 73,044           794            --          73,838
                                                           --------       -------       -------        --------
            Total                                           174,061         3,023            --         177,084
                                                           --------       -------       -------        --------
          Mortgage-backed securities:
            Government National Mortgage Association         15,613         1,178            --          16,791
            Federal Home Loan Mortgage Corporation          161,167         9,857            --         171,024
            Federal National Mortgage Association               788            34            --             822
            Collateralized mortgage obligations                 454            14            --             468
                                                           --------       -------       -------        --------
            Total mortgage-backed securities                178,022        11,083            --         189,105
                                                           --------       -------       -------        --------
            Total debt securities                           352,083        14,106            --         366,189
                                                           --------       -------       -------        --------
        Equity securities                                    15,567           383        (2,117)         13,833
                                                           --------       -------       -------        --------
            Total securities available for sale             367,650       $14,489       $(2,117)       $380,022
                                                           --------       -------       -------        --------
        Net unrealized gains on securities
          available for sale                                 12,372
                                                           --------       -------       -------        --------
            Total securities available for sale, net        380,022
                                                           --------       -------       -------        --------
            Total investment securities, net               $380,022
                                                           ========       =======       =======        ========

      The amortized cost and market value of investment securities follows:

                                                                            Gross         Gross
                                                          Amortized    Unrealized    Unrealized          Market
      (IN THOUSANDS) AT DECEMBER 31, 2001                      Cost         Gains        Losses           Value
                                                          ---------    ----------    ----------        --------
        Securities available for sale:
        Debt securities:
          U.S. Treasury obligations                        $ 79,932       $ 1,165       $  (214)       $ 80,883
          U.S. Government agency obligations                 10,142           115            (4)         10,253
                                                           --------       -------       -------        --------
            Total                                            90,074         1,280          (218)         91,136
                                                           --------       -------       -------        --------
          Mortgage-backed securities:
            Government National Mortgage Association         22,499         1,025            --          23,524
            Federal Home Loan Mortgage Corporation          231,603         7,062           (31)        238,634
            Federal National Mortgage Association             1,346            38            (1)          1,383
            Collateralized mortgage obligations               1,452            38            --           1,490
                                                           --------       -------       -------        --------
            Total mortgage-backed securities                256,900         8,163           (32)        265,031
                                                           --------       -------       -------        --------
            Total debt securities                           346,974         9,443          (250)        356,167
                                                           --------       -------       -------        --------
        Equity securities                                    15,102         3,931        (2,616)         16,417
                                                           --------       -------       -------        --------
            Total securities available for sale             362,076       $13,374       $(2,866)       $372,584
                                                           --------       -------       -------        --------
        Net unrealized gains on securities
          available for sale                                 10,508
                                                           --------       -------       -------        --------
            Total securities available for sale, net        372,584
                                                           --------       -------       -------        --------
            Total investment securities, net               $372,584
                                                           ========       =======       =======        ========

      During the years ended December 31, 2002, 2001 and 2000, the Company realized gains and losses on sales and recorded other-than-temporary impairment writedowns of securities available for sale as follows:

      (IN THOUSANDS) AT DECEMBER 31,                       2002                  2001                  2000
      ------------------------------                 -----------------     -----------------     -----------------
                                                         Realized              Realized              Realized
                                                      Gains     Losses      Gains     Losses      Gains     Losses
                                                     ------    -------     ------    -------     ------    -------
      Sales:
      U.S. Treasury obligations                      $  363    $    --     $  135    $    --     $   66    $  (328)
        Marketable equity securities                  4,721     (3,451)     5,160     (1,032)     4,130       (819)
      Other-than-temporary impairment writedowns:
        Marketable equity securities                     --        (67)        --         --         --         --
                                                     ------    -------     ------    -------     ------    -------
          Total realized gains (losses)              $5,084    $(3,518)    $5,295    $(1,032)    $4,196    $(1,147)
                                                     ======    =======     ======    =======     ======    =======

Proceeds from sales of debt securities available for sale during 2002, 2001 and 2000 were $35.0 million, $20.6 million and $38.7 million, respectively. Proceeds from sales of equity securities available for sale during 2002, 2001 and 2000, were $14.6 million, $14.2 million and $21.7 million, respectively.

      There were no sales of investment securities held-to-maturity during 2002, 2001 and 2000.

The amortized cost and market value of debt securities available for sale by contractual maturity are as follows:

      (IN THOUSANDS) AT DECEMBER 31,                                 2002                   2001
      ------------------------------                        ---------------------   ---------------------
                                                            Amortized      Market   Amortized      Market
                                                                 Cost       Value        Cost       Value
                                                            ---------    --------   ---------    --------
      Investment securities available for sale:
        U.S. Treasury obligations:
          Maturing within 1 year                             $ 29,996    $ 30,443    $ 28,993    $ 29,531
          Maturing after 1 year but within 5 years             71,021      72,803      50,939      51,352
                                                             --------    --------    --------    --------
            Total                                             101,017     103,246      79,932      80,883
                                                             --------    --------    --------    --------
        U.S. Government agency obligations:
          Maturing within 1 year                               10,000      10,000          --          --
          Maturing after 1 year but within 5 years             59,000      59,719      10,000      10,115
          Maturing after 5 years but within 10 years            4,000       4,075          --          --
          Maturing after 10 years but within 15 years              44          44          --          --
          Maturing after 15 years                                  --          --         142         138
                                                             --------    --------    --------    --------
            Total                                              73,044      73,838      10,142      10,253
                                                             --------    --------    --------    --------
        Mortgage-backed securities:
          Maturing within 1 year                                   35          35         159         160
          Maturing after 1 year but within 5 years              4,469       4,771       1,162       1,216
          Maturing after 5 years but within 10 years           70,525      75,376      88,871      92,482
          Maturing after 10 years but within 15 years         102,104     108,003     164,731     169,157
          Maturing after 15 years                                 889         920       1,977       2,016
            Total                                             178,022     189,105     256,900     265,031
                                                             --------    --------    --------    --------
            Total debt securities available for sale          352,083     366,189     346,974     356,167
                                                             ========    ========    ========    ========
        Net unrealized gains on debt securities available
          for sale                                             14,106          --       9,193          --
                                                             --------    --------    --------    --------
      Total debt securities available for sale, net
      carrying value                                         $366,189    $366,189    $356,167    $356,167
                                                             ========    ========    ========    ========

Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

      Included in U.S. Government agency obligations are investments that can be called prior to final maturity with an amortized cost of $73.0 million and a market value of $73.8 million at December 31, 2002 and an amortized cost of $10.0 million and a market value of $10.1 million at December 31, 2001.

The amortized cost and market value of U.S. Government agency securities available for sale that can be called prior to maturity by scheduled maturity and initial call dates are as follows:

      (IN THOUSANDS) AT DECEMBER 31,                         2002                   2001
      ------------------------------                ---------------------   --------------------
                                                    Amortized      Market   Amortized     Market
      Based on Scheduled Maturity                        Cost       Value        Cost      Value
      ---------------------------                   ---------    --------   ---------    -------
      Investment securities available for sale
        U.S. Government agency obligations:
          Maturing within  1 year                     $10,000    $ 10,000   $      --    $    --
          Maturing after 1 but within 2 years           6,000       6,030       4,000      4,003
          Maturing after 2 but within 3 years          22,000      22,127       2,000      2,025
          Maturing after 3 but within 4 years          21,000      21,231       4,000      4,087
          Maturing after 4 but within 5 years          10,000      10,332          --         --
          Maturing after 5 but within 10 years          4,000       4,074          --         --
                                                    ---------    --------   ---------    -------
            Total                                     $73,000     $73,794   $  10,000    $10,115
                                                    =========     =======   =========    =======

                                                    Amortized      Market   Amortized     Market
      Based on Initial Call Dates                        Cost       Value        Cost      Value
      ---------------------------                   ---------    --------   ---------    -------
      Investment securities available for sale
        U.S. Government agency obligations:
          Callable within 1 year                      $63,000     $63,346     $ 8,000    $ 8,065
          Callable after 1 but within 2 years           6,000       6,232       2,000      2,050
          Callable after 2 but within 3 years           4,000       4,216          --         --
                                                    ---------    --------   ---------    -------
      Total                                           $73,000     $73,794     $10,000    $10,115
                                                    =========    ========   =========    =======

4.    TRADING SECURITIES

      The carrying amount and market value of securities are as follows: trading

      (IN THOUSANDS) AT DECEMBER 31,                         2002                   2001
      ------------------------------                ---------------------   --------------------
                                                     Carrying      Market    Carrying     Market
                                                       Amount       Value      Amount      Value
                                                    ---------    --------   ---------    -------
      U.S. Treasury obligations                       $36,228     $36,228      $3,086     $3,086
      Marketable equity securities                         19          19          --         --
      Investments in mutual funds                           2           2           3          3
                                                    ---------    --------   ---------    -------
      Total trading securities                        $36,249     $36,249      $3,089     $3,089
                                                    =========    ========   =========    =======

During the years ended December 31, 2002, 2001 and 2000, the Company realized gains and losses on sales of trading securities as follows:

      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                 2002                 2001                 2000
      ---------------------------------------           ---------------      ---------------      ---------------
                                                            Realized             Realized            Realized
                                                        Gains    Losses      Gains    Losses      Gains    Losses
                                                        -----    ------      -----    ------      -----    ------
      U.S. Treasury obligations                          $ 77      $(50)      $ 32      $ --       $ --      $ (1)
      Marketable equity securities                         30        --        104       (28)       500       (29)
      Investments in mutual funds                          --        --         --        --         --       (33)
                                                        -----    ------      -----    ------      -----    ------
      Total realized gains (losses)                      $107      $(50)      $136      $(28)      $500      $(63)
                                                        =====    ======      =====    ======      =====    ======

Proceeds from sales of trading securities during 2002, 2001 and 2000 were $49.5 million, $27.3 million and $10.8 million, respectively. Mark-to-market adjustments included in income in 2002, 2001 and 2000 were $95 thousand, $(8) thousand and $39 thousand, respectively.

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

      (IN THOUSANDS) AT DECEMBER 31,                          2002         2001
      ------------------------------                     ---------    ---------
      Mortgage loans:
        Residential:
          Conventional:
            Fixed rate                                   $ 268,984    $ 257,381
            Variable rate                                   31,544       36,383
          FHA and VA                                           133          259
        Commercial                                           2,348        2,641
        Construction                                           654          993
                                                         ---------    ---------
              Total mortgage loans                         303,663      297,657
      Premium on loans                                          20           51
      Deferred mortgage loan origination fees                 (895)      (1,239)
                                                         ---------    ---------
              Mortgage loans, net                          302,788      296,469
                                                         ---------    ---------
      Other loans:
        Consumer:
          Installment                                          798        1,178
          Guaranteed education                               3,293        4,937
          Other secured                                        515          873
          Home equity lines of credit                       11,102       12,271
          Unsecured                                            187          201
                                                         ---------    ---------
              Total consumer loans                          15,895       19,460
        Commercial                                             116       15,088
                                                         ---------    ---------
              Total other loans                             16,011       34,548
                                                         ---------    ---------
              Total loans                                $ 318,799    $ 331,017
                                                         =========    =========

In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies ("related parties") at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 2002 follows:

      (IN THOUSANDS)
      --------------
      Balance at December 31, 2001                                      $   952
      Additions                                                             970
      Repayments                                                         (1,122)
                                                                        -------
      Balance at December 31, 2002                                      $   800
                                                                        =======

6.    ALLOWANCE FOR LOAN LOSSES

      An analysis of the activity in the allowance for loan losses is as follows:

      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                    2002       2001       2000
       --------------------------------------                 -------    -------    -------
      Balance at beginning of year                            $ 2,643    $ 2,594    $ 2,555
      Provision for loan losses                                    --         40         60
      Recoveries of loans previously charged-off                   16         31          3
                                                              -------    -------    -------
          Total                                                 2,659      2,665      2,618
                                                              -------    -------    -------
      Charge-offs:
        Mortgage loans                                             --         --
        Other loans                                                (4)       (22)       (24)
                                                              -------    -------    -------
      Balance at end of year                                  $ 2,655    $ 2,643    $ 2,594
                                                              =======    =======    =======

      The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 2002, 2001 and 2000.

      (IN THOUSANDS) AT DECEMBER 31,      2002                     2001                     2000
      ------------------------------      ----                     ----                     ----
                                          Percentage               Percentage               Percentage
                                            of Loans                 of Loans                 of Loans
                                  Amount    to Total       Amount    to Total       Amount    to Total
                                  ------    --------       ------    --------       ------    --------
Mortgage loans:
  Residential                     $1,310          94%      $  960          89%      $1,317          87%
  Commercial                           9           1            8           1            9           1
Consumer loans                       504           5          256           6          162           7
Commercial loans                      69          --          347           4          324           5
Unallocated                          763          --        1,072          --          782
                                  ------    --------       ------    --------       ------    --------
Total                             $2,655         100%      $2,643         100%      $2,594         100%
                                  ======    ========       ======    ========       ======    ========

      An integral component of the Company's risk management process is to ensure the proper allocation of the allowance for loan losses based upon an analysis of risk characteristics, demonstrated losses and other factors. The unallocated component of the allowance for loan losses represents management's view that given the complexities of the loan portfolio, there are probable losses that have been incurred within the portfolio but have not yet been specifically identified. The unallocated portion of the allowance for loan losses is based on management's assessment of many factors including the risk characteristics of the loan portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers' ability to pay, and trends in loan delinquencies and charge-offs. The unallocated portion of the allowance for loan losses may change periodically after evaluating factors impacting assumptions utilized in the calculation of the allocated portion of the allowance for loan losses. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

7.    NON-PERFORMING ASSETS

      The following schedule summarizes non-performing assets at the dates shown:

      (IN THOUSANDS) AT DECEMBER 31,                                          2002       2001       2000
      ------------------------------                                          ----       ----       ----
      Total nonaccrual loans                                                  $420       $644       $565
      Total real estate acquired through foreclosure                            --         --
                                                                              ----       ----       ----
          Total non-performing assets                                         $420       $644       $565
                                                                              ====       ====       ====
      Percent of non-performing loans to total loans                          0.13%      0.19%      0.18%
      Percent of non-performing assets to total assets                        0.04%      0.07%      0.06%

      The reduction in interest income associated with nonaccrual loans is as follows:

      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                 2002       2001       2000
      ---------------------------------------                                 ----       ----       ----
      Interest income that would have been recorded under original terms      $ 31       $ 60       $ 48
      Interest income actually recorded                                         27         37         36
                                                                              ----       ----       ----
      Reduction in interest income                                            $  4       $ 23       $ 12
                                                                              ====       ====       ====


      During 2002, 2001 and 2000 the Company had no impaired loans.

commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts reflect the extent of involvement the Bank has in particular classes of these instruments. The Banks exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

-------------------------------------------------------------------------------
                                                    CONTRACT OR NATIONAL AMOUNT
(IN THOUSANDS) AT DECEMBER 31,                         2002             2001
-------------------------------------------------------------------------------
Financial instruments whose contract amounts
represent credit risk:
  Commitments to originate residential
    mortgage loans                                 $ ll,331         $ 17,710
  Unadvanced portions of construction loans             111              457
  Unused credit lines, including unused
    portions of equity lines of credit               40,929           37,804
-------------------------------------------------------------------------------

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

      At December 31, 2002 the Bank also had commitments to purchase when-issued investment securities in the amount of $4.0 million.

9.  PREMISES AND EQUIPMENT

    A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

---------------------------------------------------------------------------------------------
                                                                                 USEFUL LIFE
(IN THOUSANDS) AT DECEMBER 31,                       2002            2001          (IN YEARS)
---------------------------------------------------------------------------------------------
Premises:
  Land                                               $  2,227    $  2,215              --
  Buildings                                             5,824       5,714          25--45
  Building and leasehold improvements                   2,396       2,200            1-30
Equipment                                               4,564       4,417            3-15
                                                       15,011      14,546            3-15
Less:  accumulated depreciation and amortization        8,216       7,619
----------------------------------------------------------------------------------------------
    Total premises and equipment, net                $  6,795    $  6,927
----------------------------------------------------------------------------------------------

The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2012 with options for renewal. Rental expenses for the years ended December 31, 2002, 2001 and 2000 amounted to $277 thousand, $391 thousand and $533 thousand, respectively.

      The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases, as of December 31, 2002, are as follows:

----------------------------------------------------------
(IN THOUSANDS) YEARS ENDING DECEMBER 31,          PAYMENTS
----------------------------------------------------------
2003                                                $  242
2004                                                   127
2005                                                   122
2006                                                   116
2007                                                    89
LATER YEARS                                            393
----------------------------------------------------------
Total                                              $ 1,089
----------------------------------------------------------

10.   DEPOSITS

      Deposits are summarized as follows:

     (IN THOUSANDS) AT DECEMBER 31,                                   2002                      2001
     ------------------------------                                   ----                      ----
                                                               Amount      Rate          Amount      Rate
                                                            ---------      ----       ---------       ----
      Demand and NOW:
        NOW accounts                                        $  57,293      0.65%      $  53,476       0.66%
        Demand accounts                                        28,034        --          28,667         --
                                                            ---------      ----       ---------       ----
          Total demand and NOW                                 85,327      0.43          82,143       0.43
                                                            ---------      ----       ---------       ----
      Savings:
        Regular savings and special notice accounts           535,122      2.28         368,631       2.77
        Money-market accounts                                  13,825      1.00          15,329       1.99
                                                            ---------      ----       ---------       ----
          Total savings                                       548,947      2.25         383,960       2.74
                                                            ---------      ----       ---------       ----
      Time certificates:
        Fixed rate certificates                               170,527      2.75         287,773       4.17
        Variable rate certificates                             79,127      2.12          95,837       3.05
                                                            ---------      ----       ---------       ----
          Total time certificates                             249,654      2.55         383,610       3.89
                                                            ---------      ----       ---------       ----
      Deposit acquisition premium, net of amortization             --        --             (29)        --
                                                            ---------      ----       ---------       ----
          Total deposits                                    $ 883,928      2.16%      $ 849,684       3.03%
                                                            =========      ====       =========       ====

      The maturity distribution and related rate structure of the Bank's time certificates at December 31, 2002 follows:

      (IN THOUSANDS) AT DECEMBER 31,                          2002
      ------------------------------               -------------------------
                                                                     Average
                                                     Amount    Interest Rate
                                                   --------    -------------
      Due within 3 months                          $ 64,958             2.57%
      Due within 3-6 months                          51,507             2.46
      Due within 6-12 months                         43,000             2.61
      Due within 1-2 years                           48,920             2.57
      Due within 2-3 years                           23,932             2.57
      Due within 3-5 years                           15,520             2.27
      Thereafter                                      1,817             4.33
                                                   --------    -------------
      Total                                        $249,654             2.55%
                                                   --------    -------------

      At December 31, 2002 and 2001, the Bank had individual time certificates of deposit of $100 thousand or more maturing as follows:

     (IN THOUSANDS) AT DECEMBER 31,                  2002             2001
     ------------------------------               -------          -------
      Due within 3 months                         $17,174          $20,262
      Due within 3-6 months                         9,308           19,736
      Due within 6-l2 months                        9,657           28,339
      Due within 1-2 years                         11,458           16,525
      Due within 2-3 years                          7,600            3,487
      Due within 3-5 years                          4,085            5,948
      Thereafter                                    1,234               --
                                                  -------          -------
      Total                                       $60,516          $94,297
                                                  =======          =======

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

      INTEREST-BEARING DEPOSITS IN BANKS AND TERM FEDERAL FUNDS SOLD

      The carrying amounts of the interest-bearing deposits in banks reported in the balance sheet at December 31, 2002 and 2001 approximate fair value.

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

            The carrying amount and estimated fair values of the Company's investment securities are as follows:

      (IN THOUSANDS) AT DECEMBER 31,               2002                        2001
      ------------------------------               ----                        ----
                                         Carrying    Calculated      Carrying    Calculated
                                           Amount    Fair Value        Amount    Fair Value
                                         --------    ----------      --------    ----------
      Securities available for sale      $380,022      $380,022      $372,584      $372,584
      Trading securities                   36,249        36,249         3,089         3,089
                                         --------    ----------      --------    ----------
      Total securities                   $416,271      $416,271      $375,673      $375,673
                                         ========    ==========      ========    ==========

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

            The following table presents information for loans:

     (IN THOUSANDS) AT DECEMBER 31,             2002                           2001
     ------------------------------  -------------------------      -------------------------
                                      Carrying      Calculated       Carrying      Calculated
                                        Amount      Fair Value         Amount      Fair Value
                                     ---------      ----------      ---------      ----------
      Real estate:
        Residential:
          Variable                   $  31,526       $  32,222      $  36,341       $  36,551
          Fixed                        268,925         274,606        257,499         260,031
        Commercial:
          Variable                       2,126           2,150          2,415           2,446
          Fixed                            211             211            214             209
      Consumer                          15,895          16,010         19,460          19,618
      Commercial                           116              99         15,088          15,077
                                     ---------      ----------      ---------      ----------
          Total loans                  318,799         325,298        331,017         333,932
      Allowance for loan losses         (2,655)             --         (2,643)             --
                                     ---------      ----------      ---------      ----------
          Net loans                  $ 316,144       $ 325,298      $ 328,374       $ 333,932
                                     =========      ==========      =========      ==========


42


11.   FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

      DEPOSITS

      Under Statement 107, the fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, regular savings and special notice accounts, and money market accounts, is equal to the amount payable on demand as of December 31, 2002 and 2001. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

      (IN THOUSANDS) AT DECEMBER 31,                                  2002                           2001
      ------------------------------                        ------------------------      -------------------------
                                                             Carrying      Estimated      Carrying        Estimated
                                                               Amount     Fair Value         Amount      Fair Value
                                                            ---------     ----------      ---------      ----------
      Demand accounts                                       $  28,034      $  28,034      $  28,667       $  28,667
      NOW accounts                                             57,293         57,293         53,476          53,476
      Regular savings and special notice accounts           $ 535,122        535,122        368,631         368,631
      Money market accounts                                    13,825         13,825         15,329          15,329
      Time certificates                                       249,654        251,512        383,610         385,344
      Deposit acquisition premium, net of amortization             --             --            (29)             --
                                                            ---------      ---------      ---------       ---------
        Total deposits                                        883,928        885,786        849,684         851,447
      Escrow deposits of borrowers                              1,387          1,387          1,403           1,403
                                                            ---------      ---------      ---------       ---------
        Total                                               $ 885,315      $ 887,173      $ 851,087       $ 852,850
                                                            =========      =========      =========       =========

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

            The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 2002 and 2001 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment.

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

            Fair value estimates are determined without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered a financial instruments. For example, the Bank has a trust department that contributes fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

12.   INCOME TAXES

      Income tax expense (benefit) was allocated as follows:

      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                          2002           2001           2000
      ---------------------------------------                       -------        -------        -------
      Current income tax expense:
        Federal                                                     $ 5,210        $ 5,891        $ 5,934
        State                                                           438            367            356
                                                                    -------        -------        -------
          Total current tax expense                                   5,648          6,258          6,290
                                                                    =======        =======        =======
      Deferred income tax benefit:
        Federal                                                        (132)          (181)           (79)
        State                                                           (42)           (58)           (24)
                                                                    -------        -------        -------
          Total deferred tax benefit                                   (174)          (239)          (103)
                                                                    -------        -------        -------
          Total income tax expense                                  $ 5,474        $ 6,019        $ 6,187
                                                                    =======        =======        =======

      Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent as a result of the following:

      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                          2002           2001           2000
      ---------------------------------------                       -------        -------        -------
      Computed "expected" income tax expense at statutory rate      $ 5,351        $ 5,872        $ 6,054
      Increase (reduction) in income taxes resulting from:
        Reduction in federal income tax rate                           (101)            --             --
        State and local income taxes, net of federal benefit            257            201            216
        Dividends received deduction                                    (57)           (59)           (75)
        Other                                                            24              5             (8)
                                                                    -------        -------        -------
      Income tax expense                                            $ 5,474        $ 6,019        $ 6,187
                                                                    -------        -------        -------
      Effective income tax rate                                       35.81%         35.87%         35.77%
                                                                    =======        =======        =======

      At December 31, 2002 and 2001, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                   2002        2001
      ---------------------------------------                 ------      ------
      Deferred tax assets:
        Loan losses                                           $  997      $  879
        Deferred loan fees, net                                   30          58
        Deferred compensation and pension cost                   671         508
        Depreciation                                              40          27
        Purchase accounting                                      347         431
        Other                                                     84          38
                                                              ------      ------
        Gross deferred tax asset                               2,169       1,941
                                                              ------      ------
      Deferred tax liabilities:
        Valuation of securities                                4,680       4,065
        Other unrealized securities gains                        106         106
        Other                                                     54          45
                                                              ------      ------
        Gross deferred tax liability                           4,840       4,216
                                                              ------      ------
      Net deferred tax liability                              $2,671      $2,275
                                                              ======      ======

      Based on the Company's historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 2002. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid in 2002, 2001 and 2000 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

            As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the tax effect of the pre-1988 bad debt reserve amount of approximately $7.3 million remains subject to recapture in the event that the Bank pays dividends in excess of its reserves and profits.

13.   EARNINGS PER SHARE

      The following is a calculation of earnings per share for the years indicated:

      YEARS ENDED DECEMBER 31,                            2002                         2001                          2000
      ------------------------                 ------------------------      ------------------------      ------------------------
      (IN THOUSANDS EXCEPT SHARE DATA)             Basic        Diluted          Basic        Diluted          Basic        Diluted
      --------------------------------         ---------      ---------      ---------      ---------      ---------      ---------
      Net income                                  $9,814         $9,814        $10,759        $10,759        $11,111        $11,111
      Average shares outstanding               4,708,783      4,708,783      4,710,030      4,710,030      4,867,948      4,867,948
      Dilutive stock options                          --        124,675             --        123,792             --        110,367
      Unallocated Employee Stock
        Ownership Plan ("ESOP") shares
        not committed to be released             (10,957)       (10,957)       (24,157)       (24,157)       (37,363)       (37,363)
                                               ---------      ---------      ---------      ---------      ---------      ---------
      Weighted average shares outstanding      4,697,826      4,822,501      4,685,873      4,809,665      4,830,585      4,940,952
      Earnings per share (in dollars)            $  2.09        $  2.04        $  2.30        $  2.24        $  2.30        $  2.25
                                               =========      =========      =========      =========      =========      =========

14.   STOCKHOLDERS' EQUITY

      The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders' equity to be reduced below or to otherwise violate legal or regulatory requirements. Substantially all of the Company's retained earnings are unrestricted at December 31, 2002.

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

            As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes would cause a change in the Bank's categorization.


      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS)                                                                 FOR CAPITAL                 TO BE WELL
      AT DECEMBER 31, 2002                                   ACTUAL                ADEQUACY PURPOSES           CAPITALIZED (1)
      --------------------------------------------------------------------------------------------------------------------------
                                                      Amount         Ratio        Amount        Ratio        Amount        Ratio
      --------------------------------------------------------------------------------------------------------------------------
      Tier I Capital (to Average Assets):
      MASSBANK Corp. (consolidated)                  $107,494        10.96%      $29,414         3.00%          N/A           --
      MASSBANK (the "Bank")                           101,857        10.32        29,606         3.00       $49,343         5.00%

      Tier I Capital (to Risk-Weighted Assets):
      MASSBANK Corp. (consolidated)                   107,494        32.47        13,242         4.00           N/A           --
      MASSBANK (the "Bank")                           101,857        30.76        13,243         4.00        19,865         6.00

      Total Capital (to Risk-Weighted Assets):
      MASSBANK Corp. (consolidated)                   110,149        33.27        26,483         8.00           N/A           --
      MASSBANK (the "Bank")                           104,512        31.57        26,486         8.00        33,108        10.00
      --------------------------------------------------------------------------------------------------------------------------

      (1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as well capitalized.


      --------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS)                                                                 FOR CAPITAL                 TO BE WELL
      AT DECEMBER 31, 2002                                   ACTUAL                ADEQUACY PURPOSES           CAPITALIZED (1)
      --------------------------------------------------------------------------------------------------------------------------
                                                      Amount         Ratio        Amount        Ratio        Amount        Ratio
      --------------------------------------------------------------------------------------------------------------------------

      Tier I Capital (to Average Assets):
      MASSBANK Corp. (consolidated)                  $107,342        11.40%      $28,251         3.00%          N/A           --
      MASSBANK (the "Bank")                           103,158        10.93        28,328         3.00       $47,213         5.00%

      Tier I Capital (to Risk-Weighted Assets):
      MASSBANK Corp. (consolidated)                   107,342        30.62        14,025         4.00           N/A           --
      MASSBANK (the "Bank")                           103,158        29.47        14,001         4.00        21,001         6.00

      Total Capital (to Risk-Weighted Assets):
      MASSBANK Corp. (consolidated)                   110,577        31.54        28,049         8.00           N/A           --
      MASSBANK (the "Bank")                           106,393        30.40        28,002         8.00        35,002        10.00
      --------------------------------------------------------------------------------------------------------------------------

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

            The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements for the plan years ended October 31, 2002, 2001, and 2000, the plan's latest valuation dates:

      ------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                        2002           2001           2000
      ------------------------------------------------------------------------------------------------------------------
      Actuarial present value of vested benefits                                   $ 5,929        $ 5,700        $ 4,787
      Total accumulated benefit obligation                                           5,969          5,730          4,811
      Change in benefit obligation:
         Projected benefit obligation at beginning of year                         $ 7,009        $ 6,432        $ 5,906
         Service cost                                                                  386            375            386
         Interest cost                                                                 493            499            458
         Amendments                                                                    129             --             --
         Actuarial loss (gain)                                                        (173)          (130)            95
         Benefits paid                                                                (199)          (167)          (413)
      ------------------------------------------------------------------------------------------------------------------
         Projected benefit obligation at end of year                               $ 7,645        $ 7,009        $ 6,432
      ------------------------------------------------------------------------------------------------------------------
      Change in plan assets:
         Fair value of plan assets at beginning of year                            $ 6,804        $ 7,785        $ 7,175
         Actual return on plan assets                                                 (643)          (843)         1,023
         Employer contribution                                                          --             29             --
         Benefits paid                                                                (199)          (167)          (413)
         Other                                                                           1             --             --
      ------------------------------------------------------------------------------------------------------------------
         Fair value of plan assets at end of year                                  $ 5,963        $ 6,804        $ 7,785
      ------------------------------------------------------------------------------------------------------------------
         (Deficiency) excess of plan assets over projected benefit obligation      $(1,682)       $  (205)       $ 1,353
      ------------------------------------------------------------------------------------------------------------------

      Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the consolidated balance sheets are shown below:

         Unrecognized net actuarial gain (loss)                                    $  (915)       $    85        $ 1,654
         Transition asset                                                              106            126            148
         Past service cost                                                            (129)            --             --
         Accrued benefit cost                                                         (744)          (416)          (449)
      ------------------------------------------------------------------------------------------------------------------
         (Deficiency) excess of plan assets over projected benefit obligation      $(1,682)       $  (205)       $ 1,353
      ------------------------------------------------------------------------------------------------------------------

      Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:

         Discount rate                                                                6.75%          7.00%          7.75%
         Rate of compensation increase                                                4.00%          4.50%          5.00%
      Assumptions used to develop the
      net periodic benefit cost data were:
         Discount rate                                                                7.00%          7.75%          7.75%
         Expected return on plan assets                                               7.75%          7.75%          8.00%
         Rate of compensation increase                                                4.50%          5.00%          4.50%
      Components of net periodic pension (benefit) expense:
         Service cost                                                              $   386        $   375        $   386
         Interest cost                                                                 494            498            458
         Expected return on plan assets                                               (527)          (603)          (574)
         Transition obligation                                                         (21)           (21)           (21)
         Recognized net actuarial gain                                                  (4)          (253)          (236)
      ------------------------------------------------------------------------------------------------------------------
         Net periodic pension (benefit) expense                                    $   328        $    (4)       $    13
      ------------------------------------------------------------------------------------------------------------------

      PROFIT SHARING AND INCENTIVE COMPENSATION BONUS PLANS

      The Bank's Profit Sharing arid Incentive Compensation Bonus Plans provide for payments to employees under certain circumstances based upon a year-end measurement of the Company's net income and attainment of individual goals and objectives by certain key officers. Payments of $302 thousand were awarded under the plans in 2000. Because some of the target goals and individual goals and objectives were met in 2002 and 2001, bonuses were awarded to officers of the Bank. There were no profit sharing distributions in 2002 and 2001 because the criteria for making such distributions were not met. However, based on other factors the Board of Directors decided to pay a special bonus to non-officer employees of the Bank in 2002 and 2001. Payments of $67 thousand and $158 thousand were awarded to officers and non-officers of the Bank in 2002 and 2001, respectively.

      EMPLOYEE STOCK OWNERSHIP PLAN

      The Bank has an Employees' Stock Ownership Plan ("ES0P") for the benefit of each employee who has completed at least 1,000 hours of service with the Company in the previous twelve months. Under the plan, the ESOP has borrowed funds from a third party bank to invest in the Company's common stock. As this obligation will be liquidated primarily through future contributions to the ESOP by the Bank, the obligation is reflected as a liability of the Company and a reduction of stockholders' equity on the consolidated balance sheet. There was no outstanding liability as of December 31, 2002. The principal balance of the ESOP loan was repaid in 2002. Such outstanding liability totaled $156 thousand at December 31, 2001.

            Shares of the Company's common stock purchased with the loan proceeds are held in a suspense account. As the loan is repaid, a proportionate number of shares are released for, allocation to plan participants. The shares are allocated to plan participants annually on a pro rata basis, based on compensation.

            The ESOP acquired unallocated shares in 1986 when the plan was first established and more recently in 1993. At December 31, 2002, the ESOP held 212,467 shares which have been allocated to participants and no unallocated shares.

            Dividends on unallocated shares are used to offset a portion of the interest paid on the ESOP loan. Dividends on allocated shares held by the ESOP are allocated to plan participants proportionately based on the number of shares in the participant's allocated accounts.

            Total compensation and interest expense applicable to the ESOP amounted to $373 thousand, $328 thousand and $289 thousand for the years ended December 31, 2002, 2001 and 2000, respectively.

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

      EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENTS

      The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank's retirement plan for employees. Total expenses for benefits payable under the agreements amounted to $(2) thousand, $82 thousand and $173 thousand in 2002, 2001 and 2000, respectively.

      DIRECTORS' DEFERRED COMPENSATION PLAN

      In 1988. the Company, established a deferred compensation plan for its directors. The plan allows the Company's directors to defer receipt of all or a portion of their compensation until the earlier of: (1) their attaining the age of 72, or (2) their termination as a director of the Company. In 2000, the plan was amended to allow the directors' compensation to be invested in Company stock held in an irrevocable trust. At December 31, 2002, the trust held 24,000 shares of MASSBANK Corp. stock that the Company has classified as treasury stock. The treasury shares are considered outstanding in the computation of earnings per share and book value per share.

      STOCK OPTION PLAN

      Effective May 28, 1986, the Board of Directors of the Bank adopted a stock option plan for the benefit of its officers and other employees. In January, 1991, the plan was amended to authorize the grant of options to non-employee Directors of the Company. All but 8 of the 1,035,000 shares reserved for issuance under the plan were issued. On April 19, 1994, shareholders approved and the Bank adopted the Company's 1994 Stock Incentive Plan. The total number of shares of common stock that can be issued under this plan is 540,000 shares. Both incentive stock options and non-qualified stock options may be granted under the plans. As of December 31, 2002, there were 148,291 non-qualified stock options and 227,831 incentive stock options granted and outstanding to purchase shares under the plans. The maximum option term is ten years. Further stock options may be granted pursuant to the 1994 Stock Incentive Plan and will generally have an exercise price equal to, or in excess of, the fair market value of a share of common stock of the Company on the date the option is granted.

            A summary of the status of the Company's fixed stock option plan as of December 31, 2002, 2001 and 2000, and changes during the years ended on those dates is presented below. All share information presented has been adjusted to reflect the 3-for-2 split of the Company's common stock effective April 19, 2002.

      -----------------------------------------------------------------------------------------------------------------------------
      YEARS ENDED DECEMBER 31,                           2002                          2001                           2000
      -----------------------------------------------------------------------------------------------------------------------------
                                                             Weighted                       Weighted                       Weighted
                                                Shares        Average          Shares        Average          Shares        Average
                                                 Under       Exercise           Under       Exercise           Under       Exercise
      FIXED OPTIONS                             Option          Price          Option          Price          Option          Price
      -----------------------------------------------------------------------------------------------------------------------------
      Outstanding at beginning of year         475,651         $17.09         519,526         $16.21         544,976         $15.16
      Granted                                   32,250          27.63          32,625          20.67          54,000          19.00
      Exercised                               (130,277)         13.26         (70,497)         11.39         (60,825)          6.83
      Forfeited                                 (1,502)         28.55          (6,003)         27.25         (18,625)         24.36
      -----------------------------------------------------------------------------------------------------------------------------
      Outstanding at end of year               376,122         $19.27         475,651         $17.09         519,526         $16.21
      -----------------------------------------------------------------------------------------------------------------------------
      Options exercisable at year-end          376,122                        475,651                        519.526
      -----------------------------------------------------------------------------------------------------------------------------


      The following table summarizes information about fixed stock options outstanding and exercisable at December 31, 2002:

      -----------------------------------------------------------------------------------------------------------------------------
      AT DECEMBER 31, 2002                        OPTIONS OUTSTANDING                                      OPTIONS EXERCISABLE
      -----------------------------------------------------------------------------------------------------------------------------
                                                     Weighted Avg.         Weighted Avg.                              Weighted Avg.
      RANGE OF                        Number             Remaining              Exercise                Number             Exercise
      EXERCISE PRICES            Outstanding      Contractual Life                 Price           Exercisable                Price
      -----------------------------------------------------------------------------------------------------------------------------
      $10.67 to $12.19                97,635             1.l years             $   11.30                97,635               $11.30
       13.25 to  16.63                48,987             3.1 years                 15.46                48,987                15.46
       19.00 to  20.67               116,625             6.0 years                 19.83               116,625                19.83
       25.00 to  29.50               112,875             6.4 years                 27.26               112,875                27.26
      -----------------------------------------------------------------------------------------------------------------------------
      $10.67 to $29.50               376,122             4.5 years             $   19.27               376,122            $   19.27
      -----------------------------------------------------------------------------------------------------------------------------

16.   SHAREHOLDER RIGHTS PLAN

      The Company has in effect a Shareholder Rights Plan, pursuant to which the Board of Directors authorized the issuance of one preferred stock purchase right for each share of common stock of the Company outstanding. Under the Plan, the Rights automatically become part of and trade with the Company's shares of common stock. Although the Rights are not exercisable initially, they become exercisable if a person becomes an "acquiring person" by acquiring 11% or more of the Company's common stock or if a person commences a tender offer that could result in that person owning 11% or more of the common stock of MASSBANK Corp. In the event that a person becomes an "acquiring person," each holder of a Right (other than the acquiring person) would be entitled to acquire such number of shares of preferred stock which are equivalent to MASSBANK Corp. common stock having a value of twice the exercise price of the Right. The exercise price of a Right initially shall be $136.00 per one one-thousandth of a share of the Company's preferred stock. If MASSBANK Corp. is acquired in a merger or other business combination transaction after any such event, each holder of a Right would be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the Right. The Rights will expire on January 19, 2010, but may be redeemed at the option of the Board of Directors for $0.01 per Right at any time prior to the time at which any person becomes an acquiring person or until the expiration date of the Shareholder Rights Plan.

17.   PARENT COMPANY FINANCIAL STATEMENTS

      The following are the condensed financial statements for MASSBANK Corp. (the "Parent Company") only:

      BALANCE SHEETS
      ----------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,                                                  2002            2001
      ----------------------------------------------------------------------------------------------------------------------
      Assets:
         Cash                                                                                      $       8       $      10
         Interest-bearing deposits in banks                                                            6,401           4,264
         Investment in subsidiaries                                                                  111,648         110,876
         Other assets                                                                                    382             212
      ----------------------------------------------------------------------------------------------------------------------
               Total assets                                                                         $118,439       $ 115,362
      ----------------------------------------------------------------------------------------------------------------------
      Liabilities:
         Employee stock ownership plan liability (Note 15)                                         $      --       $     156
         Due to subsidiaries                                                                              42             288
         Other liabilities                                                                             1,112              14
      ----------------------------------------------------------------------------------------------------------------------
               Total liabilities                                                                       1,154             458
      ----------------------------------------------------------------------------------------------------------------------
      Stockholders' Equity (Notes 12, 14, 15 and 16):
         Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued
         Common stock, par value $1.00 per share; 10,000,000 shares
           authorized, 7,610,195 and 7,494,980 shares issued, respectively                             7,610           7,495
         Additional paid-in capital                                                                   53,297          62,875
         Retained earnings                                                                            95,243          99,996
      ----------------------------------------------------------------------------------------------------------------------
                                                                                                     156,150         170,366
         Treasury stock at cost, 3,026,129 and 4,362,289 shares, respectively                        (46,557)        (61,749)
         Accumulated other comprehensive income (Note 1)                                               7,692           6,443
         Common stock acquired by ESOP (Note 15)                                                          --            (156)
      ----------------------------------------------------------------------------------------------------------------------
               Total stockholders' equity                                                            117,285         114,904
      ----------------------------------------------------------------------------------------------------------------------
               Total liabilities and stockholders' equity                                           $118,439       $ 115,362
      ----------------------------------------------------------------------------------------------------------------------


17.   PARENT COMPANY FINANCIAL STATEMENTS (continued)

      STATEMENTS OF INCOME
      ---------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                      2002           2001           2000
      ---------------------------------------------------------------------------------------------------------------
      Income:
          Dividends received from subsidiaries                                 $ 11,000       $  8,800       $  8,800
          Interest and dividend income                                               76             41             23
      ---------------------------------------------------------------------------------------------------------------
                Total interest and dividend income                               11,076          8,841          8,823
      Non-interest expense                                                          172            123            115
      ---------------------------------------------------------------------------------------------------------------
                Income before income taxes                                       10,904          8,718          8,708
      Income tax benefit                                                             40             16             23
      ---------------------------------------------------------------------------------------------------------------
                Income before equity in undistributed earnings of
                  subsidiaries                                                   10,944          8,734          8,731
      Equity in undistributed earnings of subsidiaries                           (1,130)         2,025          2,380
      ---------------------------------------------------------------------------------------------------------------
                Net income                                                     $  9,814       $ 10,759       $ 11,111
      ---------------------------------------------------------------------------------------------------------------

      The Parent Company only Statements of Changes in Stockholders' Equity are identical to the consolidated statements and therefore are not presented here.

      STATEMENTS OF CASH FLOWS
      ---------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS) YEARS ENDED DECEMBER 31,                                      2002           2001           2000
      ---------------------------------------------------------------------------------------------------------------
      Cash flows from operating activities:
         Net income                                                            $  9,814       $ 10,759       $ 11,111
         Adjustments to reconcile net income to net cash provided by operating activities:
               Equity in undistributed earnings of subsidiaries                   1,130         (2,025)        (2,380)
               Increase in current income tax asset, net                           (164)           (17)          (116)
               Increase in deferred income tax asset, net                            (6)            (5)            (4)
         (Decrease) increase in other liabilities                                 1,098           (282)           (25)
         Decrease in amount due from subsidiaries                                    --             84             20
         (Decrease) increase in amount due to subsidiaries                         (246)           288             --
      ---------------------------------------------------------------------------------------------------------------
                     Net cash provided by operating activities                   11,626          8,802          8,606
      ---------------------------------------------------------------------------------------------------------------
      Cash flow from financing activities:
         Payments to acquire treasury stock                                      (7,285)        (2,045)        (5,814)
         Purchase of company stock for deferred compensation plan                    55             56            366
         Issuance of common stock under stock option plan                         1,726            803            415
         Tax benefit resulting from stock options exercised                         148             33             91
         Dividends paid on common stock                                          (4,139)        (3,935)        (3,829)
         Tax benefit resulting from dividends paid on unallocated
            shares held by the ESOP                                                   4              7             10
      ---------------------------------------------------------------------------------------------------------------
                     Net cash used in financing activities                       (9,491)        (5,081)        (8,761)
      ---------------------------------------------------------------------------------------------------------------
                     Net increase (decrease) in cash and cash equivalents         2,135          3,721           (155)
      Cash and cash equivalents at beginning of year                              4,274            553            708
      ---------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents at end of year                                 $  6,409       $  4,274       $    553
      ---------------------------------------------------------------------------------------------------------------

      During the years ended December 31, 2002, 2001 and 2000, the Company made cash payments for income taxes of $40 thousand, $24 thousand and $44 thousand, respectively, and no payments for interest.

            In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $38 thousand, $37 thousand and $31 thousand during the years ended December 31, 2002, 2001 and 2000, respectively.

18.   TEN-YEAR STATISTICAL SUMMARY (UNAUDITED)

      --------------------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT PER SHARE DATA)
      YEARS ENDED DECEMBER 31,                     2002         2001         2000            1999         1998
      --------------------------------------------------------------------------------------------------------
      Net income                             $    9,814   $   10,759   $   11,111      $   11,311   $   10,914
      Diluted earnings per share                   2.04         2.24         2.25            2.17         1.98
      Cash dividends paid per share                0.88         0.84         0.79            0.74         0.68
      Book value per share, at year end           25.45        24.34        22.83           20.43        21.05
      Return on average assets                     0.99%        1.13%        1.20%           1.20%        1.17%
      Return on average realized equity (1)        8.92%       10.25%       10.95%          11.35%       11.08%
      --------------------------------------------------------------------------------------------------------


      --------------------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT PER SHARE DATA)
      YEARS ENDED DECEMBER 31,                     1997         1996         1995            1994         1993
      --------------------------------------------------------------------------------------------------------
      Net income                             $   10,167   $    9,427   $    8,759      $    8,185   $    6,695
      Diluted earnings per share                   1.85         1.72         1.56            1.42         1.11
      Cash dividends paid per share                0.59         0.46         0.36 1/2        0.30         0.22 2/3
      Book value per share, at year end           19.38        17.17        16.56           13.39        13.64
      Return on average assets                     1.12%        1.08%        1.04%           0.96%        0.79%
      Return on average realized equity (1)       11.11%       11.01%       10.81%          10.62%        8.98%
      --------------------------------------------------------------------------------------------------------


      (1) Excludes average net unrealized gains or losses on securities available for sale.

19.   QUARTERLY DATA (UNAUDITED)

      -----------------------------------------------------------------------------------------------------------------------------
      YEARS ENDED DECEMBER 31,                                  2002                                         2001
      -----------------------------------------------------------------------------------------------------------------------------
      (IN THOUSANDS EXCEPT                       4th         3rd         2nd        1st        4th        3rd        2nd        1st
      PER SHARE DATA)                        Quarter     Quarter     Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
      -----------------------------------------------------------------------------------------------------------------------------
      Interest and dividend income          $ 11,385    $ 11,728    $ 11,950   $ 12,040   $ 12,602   $ 13,517   $ 14,105   $ 14,893
      Interest expense                         5,062       5,602       5,943      6,094      6,939      8,064      8,476      8,912
      -----------------------------------------------------------------------------------------------------------------------------
      Net interest income                      6,323       6,126       6,007      5,946      5,663      5,453      5,629      5,981
      Provision for loan losses                   --          --          --         --          4         12         12         12
      -----------------------------------------------------------------------------------------------------------------------------
      Net interest income after
         provision for loan losses             6,323       6,126       6,007      5,946      5,659      5,441      5,617      5,969
      Gains (losses) on securities, net          (83)        (50)        918        933      1,150      1,216      1,140        857
      Other non-interest income                  317         247         318        323        451        273        412        314
      Non-interest expense                     3,085       2,930       2,987      3,035      3,031      2,832      2,991      2,867
      -----------------------------------------------------------------------------------------------------------------------------
      Income before income taxes               3,472       3,393       4,256      4,167      4,229      4,098      4,178      4,273
      Income tax expense                       1,220       1,183       1,554      1,517      1,535      1,466      1,490       1,58
      -----------------------------------------------------------------------------------------------------------------------------
          Net Income                        $  2,252    $  2,210    $  2,702   $  2,650   $  2,694   $  2,632   $  2,688   $  2,745
      -----------------------------------------------------------------------------------------------------------------------------
      Earnings per share (in dollars):(1)
        Basic                               $   0.48    $   0.47    $   0.57   $   0.56   $   0.57   $   0.56   $   0.57   $   0.59
        Diluted                                 0.47        0.46        0.56       0.55       0.56       0.55       0.56       0.57
      -----------------------------------------------------------------------------------------------------------------------------
      Weighted average common
        shares outstanding:(1)
        Basic                                  4,665       4,670       4,724      4,734      4,692      4,679      4,674      4,699
        Diluted                                4,775       4,795       4,860      4,862      4,812      4,822      4,795      4,810
      -----------------------------------------------------------------------------------------------------------------------------

      (1)   Computation of earnings per share is further described in Note 1.

      MASSBANK CORP. AND SUBSIDIARIES STOCKHOLDER DATA

      YEARS ENDED DECEMBER 31, 2002 AND 2001

      MASSBANK Corp.'s common stock is currently traded on the NASDAQ Stock Market under the symbol "MASB". At December 31, 2002 there were 4,608,066 shares outstanding and 698 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or "street" name.

            The following table includes the quarterly ranges of high and low sales prices for the common stock, as reported by NASDAQ, and dividends declared per share for the periods indicated. The per share amounts for 2002 and 2001 have been restated to reflect the Company's three-for-two stock split of April 19, 2002.

      -----------------------------------------------------------------------
                                          Price per Share                Cash
                                     ------------------------       Dividends
                                         High             Low        Declared
      -----------------------------------------------------------------------
      YEAR ENDED DECEMBER 31,                  2002
      -----------------------------------------------------------------------
      Fourth Quarter                 $  31.40        $  27.37        $   0.22
      Third Quarter                     34.93           27.70            0.22
      Second Quarter                    35.38           28.90            0.22
      First Quarter                     31.50           23.73            0.22
      -----------------------------------------------------------------------

      -----------------------------------------------------------------------
      YEAR ENDED DECEMBER 31,                  2001
      -----------------------------------------------------------------------
      Fourth Quarter                 $  24.50        $  22.57        $   0.21
      Third Quarter                     27.33           24.17            0.21
      Second Quarter                    26.03           21.60            0.21
      First Quarter                     22.33           19.25            0.21
      -----------------------------------------------------------------------


MASSBANK BRANCH OFFICES d/b/a

MASSBANK of Reading*                     MASSBANK of Melrose

123 Haven Street                         476 Main Street
Reading, MA 01867                        Melrose, MA 02176
(781) 942-8188                           (781) 662-0100
(978) 446-9200
                                         27 Melrose Street
                                         Towers Plaza
MASSBANK of Chelmsford                   Melrose, MA 02176
                                         (781) 662-0165
291 Chelmsford Street
Chelmsford, MA 01824
(978) 256-3751                           MASSBANK of Stoneham

17 North Road                            240 Main Street
Chelmsford, MA 01824                     Stoneham, MA 02180
(978) 256-3733                           (781) 662-0177


MASSBANK of Dracut                       MASSBANK of Tewksbury

45 Broadway Road                         1800 Main Street
Dracut, MA 01826                         Tewksbury, MA 01876
(978) 441-0040                           (978) 851-0300


MASSBANK of Everett                      MASSBANK of Westford

738 Broadway                             203 Littleton Road
Everett, MA 02149                        Westford, MA 01886
(617) 387-5115                           (978) 692-3467


MASSBANK of Lowell                       MASSBANK of Wilmington

50 Central Street                        370 Main Street
Lowell, MA 01852                         Wilmington, MA 01887
(978) 446-9200                           (978) 658-4000

755 Lakeview Avenue                      219 Lowell Street
Lowell, MA 01850                         Lucci's Plaza
(978) 446-9216                           Wilmington, MA 01887
                                         (978) 658-5775

MASSBANK of Medford

4110 Mystic Valley Parkway
Wellington Circle Plaza
Medford, MA 02155
(781) 395-4899


* Main Office

CORPORATE INFORMATION

MASSBANK Corp.                       Trademark                             Transfer Agent
123 Haven Street
Reading, MA 01867                    MASSBANK and its logo are             American Stock Transfer &
(781) 662-0100                       registered trademarks of the          Trust Company
(978) 446-9200                       Company                               59 Maiden Lane
FAX (781) 942-1022                                                         New York, NY 10038
                                                                           (800) 937-5449
                                     Form 10-K                             (877) 777-0800
Savings and Mortgage                                                       www.amstock.com
24-Hour-Rate Lines                   Shareholders may obtain without
(781) 662-0154                       charge a copy of the Company's
(978) 446-9285                       2002 Form 10-K. Written requests      Independent Auditors
                                     should be addressed to:
                                     Shareholder Services                  KPMG LLP
Notice of Shareholders' Meeting      MASSBANK Corp.                        99 High Street
                                     159 Haven Street                      Boston, MA 02110
The Annual Meeting of the            Reading, MA 01867
Shareholders of MASSBANK Corp.
will be held at 10:00 AM. on                                               Legal Counsel
Tuesday, April 22, 2003 at the       Dividend Reinvestment and Stock
Sheraton Ferncroft Resort            Purchase Plan                         Goodwin Procter LLP
50 Ferncroft Road                                                          Exchange Place
Danvers, MA 01923                    Shareholders may obtain a             Boston, MA 02109
                                     brochure containing a detailed
                                     description of the plan by
                                     writing to:
                                     Shareholder Services
                                     MASSBANK Corp.
                                     159 Haven Street
                                     Reading, MA 01867


OFFICERS AND DIRECTORS
MASSBANK CORP.


OFFICERS                                 BOARD OF DIRECTORS
Gerard H. Brandi                       * Mathias B. Bedell                        * Robert S. Cummings
Chairman, President and                  Retired, Bedell Brothers Insurance         Senior Counsel,
Chief Executive Officer                  Agency, Inc.                               Nixon Peabody LLP

Reginald E. Cormier                      Gerard H. Brandi                           Leonard Lapidus
Senior Vice President, Treasurer and     Chairman, President and                    Banking and Bank Regulation
Chief Financial Officer                  Chief Executive Officer,                   Consultant
                                         MASSBANK Corp.
Robert S. Cummings                                                                * Stephen E. Marshall
Secretary                                Allan S. Bufferd                           Retired, C. H. Cleaves Insurance
                                         Treasurer,                                 Agency, Inc.
Donna H. West                            Massachusetts Institute of Technology
Assistant Secretary                                                                 Nancy L. Pettinelli
                                       + Peter W. Carr                              Executive Director,
                                         Retired, Guilford Transportation           Visiting Nurse Association
                                         Industries
                                                                                 +* Herbert G. Schurian
                                       + Alexander S. Costello                      Certified Public Accountant
                                         Teacher, Brooks School
                                                                                 *  Dr. Donald B. Stackhouse
                                                                                    Retired, Dental Health Concepts

                                                                                  * Member, Executive Committee
                                                                                  + Member, Audit Committee


OFFICERS AND DIRECTORS
MASSBANK


OFFICERS
Gerard H. Brandi                    Marilyn H. Abbott           Scott H. Hilfiker                 Joseph D. Regan
Chairman, President and             Assistant Treasurer         Portfolio Manager                 Comptroller
Chief Executive Officer
                                    Carol A. Axelrod            Brian W. Hurley                   Charles E. Samour
Donald R. Washburn                  Loan Officer                Assistant Vice President          Security Officer
Senior Vice President, Lending
                                    Andrea S. Bradford          Kimberly A. Judge                 Alice B. Sweeney
Donna H. West                       Assistant Vice President    Assistant Treasurer               Assistant Comptroller
Senior Vice President,
Community Banking                   Ernest G. Campbell, Jr.     Anne M. Lee                       Margaret E. White
                                    Collections Officer         Director of Human Resources       Assistant Treasurer
Reginald E. Cormier
Senior Vice President, Treasurer    Marianne J. Carpenter       Kenneth A. Masson                 Patricia o. Witts
and Chief Financial Officer         Assistant Treasurer         Assistant Vice President,         Assistant Treasurer
                                                                Marketing
David F. Carroll                    Lisa A. DiCicco                                               Michael J. Woods
Vice President, Operations          Trust Operations Officer    Laura M. O'Connor                 Assistant Vice President
                                                                Assistant Treasurer
Richard J. Flannigan                Claudeia F. Downing
Vice President and                  Assistant Treasurer         Erik C. Olson                     BOARD OF DIRECTORS
Senior Trust Officer                                            Auditor and                       AND
                                    Karen L. Flammia            Compliance Officer                EXECUTIVE COMMITTEE
Thomas J. Queeney                   Assistant Vice President
Vice President and                                              Joseph P. Orefice                 Mathias B. Bedell
Senior Trust Officer                Scott M. Forbes             Information Technology Officer    Gerard H. Brandi, Chairman
                                    Loan Officer                                                  Robert S. Cummings, Clerk
                                                                Karen L. O'Rourke                 Stephen E. Marshall
                                    Rachael E. Garneau          Assistant Treasurer               Herbert G. Schurian
                                    Assistant Treasurer                                           Dr. Donald B. Stackhouse
                                                                                                  Donna H. West
                                    Kathleen M. Hardy
                                    Assistant Treasurer


56