Form 10-K, Exhibit 13
period 2003-12-31
MASSBANK CORP
filed 2004-03-12
CIK 799166

Exhibit 13

MASSBANK CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA

(IN THOUSANDS) AT DECEMBER 31,	2003	2002	2001	2000	1999

Balance Sheet Data:
Total assets	$1,010,249	$1,009,367	$971,317	$938,702	$924,716
Mortgage loans	241,886	302,788	296,469	272,951	288,580
Other loans	11,120	16,011	34,548	37,196	36,785
Allowance for loan losses	1,554	2,271	2,494	2,594	2,555
Allowance for loan losses on off-balance sheet credit exposures	626	384	149	—	—
Investments(1)	722,079	669,875	618,545	607,096	578,543
Deposits	882,024	883,928	849,684	823,625	818,057
Stockholders’ equity	110,927	117,285	114,904	108,243	101,479

(IN THOUSANDS) YEARS ENDED DECEMBER 31 ,	2003	2002	2001	2000	1999

Operating Data:
Interest and dividend income	$38,137	$47,103	$55,117	$60,280	$58,206
Interest expense	15,854	22,701	32,391	35,397	33,204

Net interest income	22,283	24,402	22,726	24,883	25,002
Provision for loan losses	(502)	—	40	60	140
Gains on securities, net	639	1,718	4,363	3,525	4,033
Other non-interest income	1,283	1,205	1,450	1,463	1,529
Non- interest expense	12,615	12,037	11,721	12,513	12,566

Income before income taxes	12,092	15,288	16,778	17,298	17,858
Income tax expense	4,229	5,474	6,019	6,187	6,547

Net income	$7,863	$9,814	$10,759	$11,111	$11,311

YEARS ENDED DECEMBER 31 ,	2003	2002	2001	2000	1999

Other Data:
Yield on average interest-earning assets	3.87%	4.85%	5.88%	6.67%	6.32%
Cost of average interest-bearing liabilities	1.78	2.61	3.87	4.32	4.02

Interest rate spread	2.09	2.24	2.01	2.35	2.30
Net interest margin	2.26	2.52	2.43	2.76	2.72
Non-interest expense to average assets(3)	1.25	1.21	1.23	1.35	1.34
Efficiency ratio(2)(3)	49.9	43.9	41.1	41.9	41.4
Return on assets (net income/average assets)	0.78	0.99	1.13	1.20	1.20
Return on equity (net income/average stockholders’ equity)	7.08	8.39	9.53	10.93	10.66
Percent non -performing loans to total loans	0.09	0.13	0.19	0.18	0.24
Percent non -performing assets to total assets	0.02	0.04	0.07	0.06	0.09
Stockholders’ equity to assets, at year-end	10.98	11.62	11.83	11.53	10.97
Book value per share, at year-end(4)	$25.17	$25.45	$24.34	$22.83	$20.43
Market price – close, at year-end(4)	43.01	28.30	23.867	19.50	19.667
Earnings per share:(4)
Basic	1.77	2.09	2.30	2.30	2.23
Diluted	1.73	2.04	2.24	2.25	2.17
Cash dividends paid per share(4)	0.92	0.88	0.84	0.79	0.74
Dividend payout ratio	52%	42%	37%	34%	33%

(1)	Consist of securities held to maturity and available for sale, trading securities, short-term investments, term federal funds sold and interest-bearing deposits in banks.

(2)	Determined by dividing non-interest expense (including the provision for loan losses) by fully taxable equivalent net interest income plus non-interest income.

(3)	Includes non-recurring non-interest expense of $363 thousand in 2000 related to the successful litigation to protect the Company’s principal trademark.

(4)	All share information presented has been adjusted to reflect the 3-for-2 split of the Company’s common stock effective April 19, 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report. Certain amounts reported for prior years have been reclassified to conform to the 2003 presentation.

     The preparation of consolidated financial statements requires management to make estimates and assumptions, in the application of certain of its accounting policies, about the effect of matters that are inherently uncertain. These estimates and assumptions affect the reported amounts of certain assets, liabilities, revenues and expenses. Different amounts could be reported under different conditions, or if different assumptions were used in the application of these accounting policies. The accounting policies considered significant in this respect are the determination of the allowance for loan losses and allowance for loan losses on off-balance sheet credit exposures, and the determination of investment securities considered other than temporarily impaired. These significant accounting policies are discussed in the Provision for Loan Losses and Off-Balance Sheet Credit Exposures, and Investment Securities Other Than Temporarily Impaired sections of this discussion and analysis and in Note 1 of the “Notes to Consolidated Financial Statements.”

     The financial condition and results of operations of MASSBANK Corp. (the “Company”) essentially reflect the operations of its subsidiary, MASSBANK (the “Bank”).

     The Bank’s principal business has historically consisted of offering savings and other deposits to the general public and using the funds from these deposits to primarily make loans secured by residential real estate and consumer loans, and make investments in debt and equity securities. Most residential mortgage loans granted by the Bank are for terms of 10, 12, 15 or 20 years and are generally low credit risk loans. The Bank’s debt securities portfolio consists primarily of U.S. Treasury and Government agency securities and Government agency mortgage-backed securities.

     The Company’s consolidated net income depends largely upon net interest income, which is the difference between interest and dividend income from loans and investments (“interest-earning assets”), and interest expense on deposits (interest-bearing liabilities). Net interest income is significantly affected by general economic conditions, particularly changes in interest rates, competition, government legislation and policies affecting fiscal affairs, monetary policies of the Federal Reserve System, and the actions of the bank regulatory authorities. Earnings results are also affected by the Company’s provision for loan losses; loan and investment activities, particularly residential mortgage loan and mortgage-backed securities prepayment activity; changes in non-interest income, such as fee-based revenues and securities gains or losses; non-interest expense; and income taxes.

FORWARD-LOOKING STATEMENT DISCLOSURE

This annual report may contain forward-looking information, including information concerning the Company’s expectations of future business prospects. These forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results or performance to be materially different from the results and performance expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning the Company’s belief, expectations or intentions concerning the Company’s future performance, the financial outlook of the markets it serves and the performance and activities of its competitors. These statements reflect the Company’s current views, are based on numerous assumptions and are subject to numerous risks and uncertainties, including unexpected fluctuations in market interest rates, unexpected fluctuations in the markets for equities, bonds, federal funds and other financial instruments, an increase in the level of nonperforming assets, an increase in competitive pricing pressures within the Company’s market, adverse legislative or regulatory developments, adverse impacts resulting from the continuing war on terrorism, an increase in other employee-related costs, the impact of deflation or inflation, and other factors described in this report.

CRITICAL ACCOUNTING POLICIES

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. As such, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of income and expense during the reporting periods. Actual amounts could differ from such estimates.

     The Company believes that the following accounting policies are among the most critical because they involve significant judgments and uncertainties and could potentially result in materially different results under different assumptions and conditions.

PROVISION FOR LOAN LOSSES AND OFF BALANCE SHEET CREDIT EXPOSURES

The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired, general loss allocations for various types of loans based on loss experience factors and an unallocated allowance. The unallocated allowance is maintained based on management’s assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers’ ability to pay, and trends in loan delinquencies and charge-offs. Any significant change in these assumptions and conditions could result in higher than estimated loan losses that could adversely affect the Company’s earnings results. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgements different from those of management. This could also adversely affect the Company’s earnings results.

     The provision for loan losses on off-balance sheet credit exposures represents a charge against current earnings (reported in other non-interest expense) and an addition to the allowance for loan losses on off-balance sheet credit exposures. In determining the amount to provide for off-balance sheet credit exposures, the key factor is the adequacy of the balance of the allowance. The allowance is maintained based on expected drawdowns of committed loans and their loss experience factors and management’s assessment of various other factors including current and anticipated economic conditions that may affect the borrowers’ ability to pay, and trends in loan delinquencies and charge-offs.

INVESTMENT SECURITIES OTHER THAN TEMPORARILY IMPAIRED

Management judgment is involved in the evaluation of declines in value of individual investment securities held by the Company. Declines that are deemed other than temporary are recognized in the income statement through write-downs in the recorded value of the affected securities. Management considers many factors in their analysis, including industry analyst reports, sector credit ratings, volatility in market price and other relevant information, such as the financial condition, earnings capacity and near term prospects of the company in which MASSBANK has invested and the length of time and extent to which market value has been less than cost. Whenever a debt or equity security is deemed to be “other than temporarily impaired” due to a fundamental deterioration in its financial condition as determined by management’s analysis, it is written down to its current fair market value. U.S. Treasury Securities and other securities backed by the U.S. Government are never considered impaired due to a fundamental deterioration in financial condition.

     If “due to general market conditions” an investment security declines in price from its cost basis by 25% or more for more than a year, between 30% and 40% for more than nine months, between 40% and 50% for more than six months or over 50% for more than ninety days, the security is considered “other than temporarily impaired” and it is written down to its current fair market value and the loss is recognized. U.S. Treasury and Government Agency securities fluctuate in value based on changes in market interest rates and other factors, however, they can be redeemed at par value if held to maturity and therefore, if their maturity date is less than one year into the future regardless of their market value they are considered only temporarily impaired. Any unfavorable change in general market conditions could cause an increase in the Company’s impairment write downs of investment securities. This would have an adverse effect on the Company’s earnings results. Other than temporary impairment write downs of investment securities in 2003 and 2002 totaled $9 thousand and $67 thousand, respectively. There were no other than temporary impairment write downs of investment securities in 2001.

FINANCIAL OVERVIEW

massbank Corp.’s earnings for 2003 were $7.9 million, or $1.73 per diluted share, compared to $9.8 million, or $2.04 per diluted share, in 2002. Basic earnings per share for 2003 were $1.77 compared to $2.09 in the prior year. Return on assets and return on equity were 0.78% and 7.08%, respectively, in 2003, compared to 0.99% and 8.39%, respectively, in 2002.

     Decreases in earnings and operating ratios were mainly due to the historically low market interest rate environment this past year which resulted in significant mortgage-backed securities and residential mortgage loan prepayment activity, and a Federal Reserve Bank monetary policy that reduced the Federal Funds rate to 1% for most of 2003, due to concerns about the slowdown in the U.S. economy. The Company’s earnings and operating ratios were also affected by the decline in net gains on equity securities in 2003.

years ended december 31, 2003 compared to 2002:

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002	VARIANCE

Income Statement Data
Interest and dividend income:
Mortgage loans	$17,682	$20,819	$(3,137)
Mortgage-backed securities	8,250	14,683	(6,433)
Federal funds sold	2,266	2,974	(708)
Other	9,939	8,627	1,312

Total interest and dividend income	38,137	47,103	(8,966)
Total interest expense	15,854	22,701	6,847

Net interest income	22,283	24,402	(2,119)
Provision for loan losses	(502)	—	502
Gains on securities, net	639	1,718	(1,079)
Other non-interest income	1,283	1,205	78
Non-interest expense	12,615	12,037	(578)
Taxes	4,229	5,474	1,245

Net income	$7,863	$9,814	$(1,951)
Diluted earnings per share (in dollars):	$1.73	$2.04	$(0.31)

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002	VARIANCE

Average Balance Sheet Data
Earning assets:
Mortgage loans	$270,826	$308,710	$(37,884)
Mortgage-backed securities	133,037	233,627	(100,590)
Federal funds sold	209,463	183,968	25,495
Other	374,529	246,877	127,652

Total earning assets	$987,855	$973,182	$14,673
Total deposits	$892,329	$870,685	$21,644

Earnings results for 2003 included the following that are more fully discussed in other sections of this discussion and analysis:

•	Reduction in net interest income of $2.1 million due essentially to the extraordinary prepayment activity on mortgage- backed securities and residential mortgages that significantly reduced interest income on these (higher yielding) earning assets and a reduction in interest income on Federal funds sold due to a lower Federal funds rate.

•	Negative provision for loan losses in the amount of $502 thousand due to the quality of loans in the portfolio and a decrease in the Bank’s loan portfolio.

•	A reduction in net securities gains taken during the year in the amount of $1.1 million.

•	An increase in non-interest expense in the amount of $0.6 million primarily attributable to broad based salary increases of $106 thousand, an increase in health and other benefit costs for employees of $51 thousand, an increase of $237 in deferred compensation expense related to the Bank’s supplemental retirement plan for certain executive officers that is offset by a corresponding increase in other non-interest income and an increase of $250 thousand in occupancy and equipment expense.

•	A reduction in income tax expense of $1.2 million due to lower income before income taxes and a reduction in the Company’s effective income tax rate.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS) AT DECEMBER 31,	2003	2002	VARIANCE

Short-term investments	$214,532	$248,750	$(34,218)
Interest -bearing deposits in banks	5,685	4,854	831
Securities available for sale, at market value	429,229	380,022	49,207
Trading securities, at market value	72,633	36,249	36,384

Total investments	722,079	669,875	52,204
Total loans	253,006	318,799	(65,793)
Allowance for loan losses	(1,554)	(2,271)	717

Net loans	251,452	316,528	(65,076)
Other assets	36,718	22,964	13,754

Total assets	$1,010,249	$1,009,367	$882

Total deposits	$882,024	$883,928	$(1,904)
Escrow deposits of borrowers	1,139	1,387	(248)
Other liabilities	16,159	6,767	9,392

Total liabilities	899,322	892,082	7,240
Total stockholders’ equity	110,927	117,285	(6,358)

Total liabilities and stockholders’ equity	$1,010,249	$1,009,367	$882

FINANCIAL CONDITION

The Company’s total assets were $1.010 billion at December 31, 2003 compared to $1.009 billion at December 31, 2002 reflecting virtually no asset growth in 2003. This was due to a decrease in stockholders’ equity and deposits declining slightly this past year.

INVESTMENTS

At December 31, 2003 the Company’s investment portfolio, consisting of securities available for sale and trading, short-term investments and interest-bearing bank deposits totaled $722.1 million or 71.5% of total assets, an increase of $52.2 million or 7.8%, compared to $669.9 million representing 66.4% of total assets at December 31, 2002. The increase in investments was essentially due to an increase of $36.4 million in trading securities consisting primarily of U.S. Treasury obligations, and an increase of $49.2 million in securities available for sale, partially offset by a reduction in short-term investments. The mix of available for sale securities in 2003, as in 2002, continued to shift from a large concentration of mortgage-backed securities to U.S. Treasury and Government agency securities, including callable government agency securities totaling $192.4 million at year-end 2003. The bank’s mortgage-backed securities portfolio declined by $93.4 million in 2003, from $189-1 million at year-end 2002 to $95.7 million at year-end 2003. The decrease in mortgage-backed-securities (MBS) results from significant prepayment activity in 2003. In addition, because of the historically low interest rate environment in 2003 and the anticipation of higher rates in 2004, the bank only purchased $9.9 million in MBS in 2003. Instead, the Bank increased its holdings of callable agency securities in order to help improve its net interest spread. If rates increase in 2004 and the shape of the yield curve remains positive, the Bank will likely add mortgage-backed securities to its portfolio. This could lead to improvements in net interest margin.

LOANS

The loan portfolio, net of allowance for loan losses, decreased $65.1 million or 20.6% in 2003. At December 31, 2003 the loan portfolio, net of allowance for loan losses, totaled $251.5 million representing 24.9% of total assets compared to $316.5 million representing 31.4% of total assets at December 31, 2002. The decrease in loans is due to a year of low interest rates that dramatically increased the number of refinances, pay downs and payoffs for the Bank. Although the Bank originated $82.6 million in loans in 2003, it saw its loan portfolio decline as a result of the extraordinary prepayment activity. Management believes that both the refinancing of existing mortgages and new loan originations are likely to decline in 2004.

     The Bank’s loan portfolio consists predominately of residential mortgages. Residential mortgage loans amounted to $240.3 million at December 31, 2003, representing 95% of the loan portfolio. At year-end 2003, 90.4% and 9.6% of the Company’s residential mortgage loans were fixed rate and variable rate loans, respectively. See Note 5 of Notes to Consolidated Financial Statements for a table setting forth the composition of the loan portfolio at year-end 2003 and 2002.

NON-PERFORMING ASSETS

Non-accrual loans, generally those loans that are 90 days or more delinquent, declined to $230 thousand at December 31, 2003 from $420 thousand at December 31, 2002. This represents 0.09% of total loans at December 31, 2003. The Bank had no real estate acquired through foreclosure at year-end 2003.

DEPOSITS

Deposits have traditionally been the Bank’s primary source of funds for lending and investment activities. MASSBANK attracts deposits within its primary market area by offering a variety of deposit instruments including demand and NOW accounts, money market accounts, different types of savings accounts, certificates of deposit and retirement savings plans. Deposit flows vary significantly and are influenced by prevailing interest rates, market conditions, economic conditions and competition. The Bank’s management attempts to manage its deposits through selective pricing and marketing.

     Total deposits at December 31, 2003 amounted to $882.0 million, reflecting a decrease of $1.9 million from the prior year total of $883.9 million. Deposits in 2003 remained essentially unchanged from the prior year. Increased competition for deposits in the latter part of 2003 and more attractive returns on equity securities were the principal reasons for deposit outflows.

     Savings deposits continued to increase in 2003 as in the prior year, increasing $58.9 million or 10.7% year-over-year, to $607.8 million from $548.9 million at year-end 2002. Conversely, certificates of deposit decreased by $60.0 million or 24.0% to $189.6 million as customers continued the trend of shifting their deposits upon maturity from certificates of deposit to savings accounts seeking liquidity in this low interest rate environment. Demand and NOW account deposits amounted to $84.6 million at December 31, 2003 compared to $85.3 million at December 31, 2002. For information concerning deposit balances at year-end 2003 and 2002, their average cost and the maturity distribution and related rate structure of the Bank’s time certificates of deposit, see Note 10 of Notes to Consolidated Financial Statements.

STOCKHOLDERS’ EQUITY

Total stockholders’ equity decreased $6.4 million to $110.9 million at December 31, 2003, representing a book value of $25.17, from $117.3 million representing a book value of $25.45 at December 31, 2002.

     The decrease in stockholders’ equity was essentially the result of the Company’s repurchase of 278,751 shares of treasury stock in 2003 at a cost of $8.1 million, the payment of dividends to stockholders of $4.1 million and the decrease in other comprehensive income of $3.7 million due primarily to the decline in market value of the Bank’s debt securities portfolio. This was partially offset by the net income for the year of $79 million and the payments and related tax benefits received from the exercise of stock options by the Company’s officers and directors of $1.7 million.

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS 2003 AND 2002

NET INTEREST INCOME

Net interest income is the primary source of MASSBANK’S operating income. The level of net interest income is affected by the volume and mix of average interest-earning assets and interest-bearing liabilities, market interest rates and other factors.

     Net interest income on a fully taxable equivalent (FTE) basis totaled $22.4 million in 2003 compared to $24.5 million in 2002. This decrease was primarily attributable to a decrease in net interest margin partially offset by growth in average earning assets. The Company’s net interest margin for the year ended December 31, 2003 decreased to 2.26% from 2.52% in the prior year. Average earning assets increased $14.7 million or 1.5% to $987.9 million in 2003, from $973.2 million in 2002. The tables on pages 26 and 27 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the years indicated. Information is provided for each category of interest-earning assets and interest-bearing liabilities, on changes due to (1) changes in volume and (2) changes in interest rates.

INTEREST AND DIVIDEND INCOME

Interest and dividend income on a fully taxable equivalent basis totaled $38.2 million for the year ended December 31, 2003, compared to $47.2 million for the year ended December 31, 2002. The decrease in interest and dividend income was the result of a decline in yield on average earning assets partially offset by the increased interest income from higher average earning assets. The yield on average earning assets dropped 98 basis points to 3.87% in 2003 from 4.85% the prior year. The average earning assets of the Company increased $14.7 million in 2003.

     The yield on earning assets has declined for three consecutive years due to declining market interest rates, including the Federal Funds rate that is currently at 1%, and the change in the mix of the Company’s average earning assets. The interest income from the Bank’s mortgage-backed securities (MBS) and loans declined significantly in 2003 from the prior year as a result of extraordinary prepayment activity in the historically low interest rate environment of 2003. With respect to the MBS portfolio, the Bank only added $9.9 million in MBS to the portfolio in 2003 because of low market interest rates. Additionally, because the Bank maintained a significant portion of its earning assets in Federal funds sold in 2003, the decrease in Federal funds rate also contributed to a reduction in interest income this past year.

     As shown in the rate/volume analysis table on page 27, the decline in yield on average earning assets in 2003 resulted in decreased interest and dividend income of $3.6 million from 2002 levels. The total effect of the change in mix of the Company’s average earning assets on interest and dividend income in 2003, partially offset by the effect of higher average earning assets was a $5.4 million decrease from 2002. This resulted in a net decrease in interest and dividend income of $9.0 million compared to the prior year.

INTEREST EXPENSE

Total interest expense decreased $6.8 million or 30.2% to $15.9 million for the year ended December 31, 2003 from $22.7 million for the year ended December 31, 2002. The decrease in interest expense is due primarily to the lower interest rate environment in 2003 and the continued shift in the deposit mix from certificate of deposit accounts to savings accounts. (This trend is expected to start to reverse if market interest rates rise). This resulted in a decrease in the Company’s average cost of funds, from 2.61% in 2002 to 1.78% in 2003. The decrease in average cost of funds was partially offset by an increase in interest expense resulting from an increase in the Company’s average deposits. Average deposits in 2003 increased $21.6 million or 2.5% to $892.3 million, from $870.7 million in the prior year.

     As shown in the rate/volume analysis table on page 27, the effect on total interest expense from changes in interest-bearing deposit rates was a decrease of $6.8 million from 2002 levels. The total effect of higher average deposits on interest expense was mitigated by the change in mix of the Company’s average deposits resulting in essentially no change in interest expense due to volume when compared to 2002.

PROVISION FOR LOAN LOSSES

In 2003, the Bank recorded a negative provision for loan losses of $502 thousand due to the quality of loans in the portfolio and a decrease in the Bank’s loan portfolio. This compares to a zero provision for loan losses in the prior year. The Bank’s loan portfolio decreased $65.8 million or 20.6% from $318.8 million at December 31, 2002 to $253.0 million at December 31, 2003. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for the purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired, general loss allocations for various loan types based on loss experience factors, and an unallocated allowance which is maintained based on management’s assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may affect the borrowers’ ability to pay, and trends in loan delinquencies and charge-offs. At December 31, 2003, the allowance for loan losses was $1.6 million representing 0.61% of total loans and 676% of non-accrual loans. Non-accrual loans totaled $230 thousand at December 31, 2003, down from $420 thousand a year earlier. The Bank recorded $11 thousand in net loan recoveries in 2003 compared to $12 thousand in 2002.

     The Bank also maintains an allowance for loan losses on off-balance sheet credit exposures (shown separately on the balance sheet) that totaled $626 thousand at December 31, 2003. This compares to $384 thousand at December 31, 2002.

NON-INTEREST INCOME

Non-interest income consists of gains or losses on securities, deposit account service fees and other non-interest income. Non-interest income for the year ended December 31, 2003 decreased $1.0 million or 34.2% to $1.9 million, from $2.9 million for the year ended December 31, 2002. The decrease is due primarily to a decrease in net gains on securities available for sale and trading of $1.1 million, from $1.7 million in 2002 to $0.6 million in 2003. Net securities gains in 2003 were comprised of $0.3 million in net gains on equity securities and $0.3 million in net gains on debt securities. This compares to net gains on equity securities of $1.2 million and net gains on debt securities of $0.5 million in 2002. Management, consistent with many analysts, is cautious concerning its outlook regarding the likely performance of the equity markets over the next several years, expecting only moderate returns in the near term.

     Deposit account service fees and other non-interest income combined increased $78 thousand to $1.3 million in 2003 from $1.2 million the prior year.

NON-INTEREST EXPENSE

Non-interest expense totaled $12.6 million for the twelve months ended December 31, 2003 compared to $12.0 million for the prior year, an increase of $578 thousand or 4.8%. Salaries and employee benefits, the largest component of non-interest expense, increased $394 thousand or 5.4% to $7.7 million in 2003 from $7.3 million in 2002. The increase in salaries and employee benefits is primarily the result of broad based salary increases of $106 thousand and an increase in health and other benefit costs for employees of $51 thousand. Also reflected is an increase of $237 thousand in deferred compensation expense related to the Bank’s supplemental retirement plan for certain executive officers. This expense, however, is essentially offset by a corresponding increase in other non-interest income. Occupancy and equipment expense increased $250 thousand to $2.2 million in 2003 due to an increase in depreciation expense of $123 thousand and increases in a variety of other occupancy and equipment related costs. Additionally, the Company’s data processing, advertising and marketing, deposit insurance and other expenses combined totaled $2.7 million in 2003 reflecting a decrease of $66 thousand compared to the prior year.

INCOME TAX EXPENSE

For the years ended December 31, 2003 and 2002, income tax expense amounted to $4.2 million and $5.5 million, respectively. The decrease in income tax expense is primarily due to lower income before taxes and a decrease in the Company’s effective income tax rate. The Company’s effective income tax rate for the year ended December 31, 2003 was 34.98%, down from 35.81% for the year ended December 31, 2002.

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS 2002 AND 2001

MASSBANK Corp. reported consolidated net income of $9-8 million or $2.04 in diluted earnings per share in 2002 compared to net income of $10.8 million or $2.24 in diluted earnings per share in 2001. Basic earnings per share for 2002 were $2.09 compared to $2.30 in the prior year. The net income for the year ended December 31, 2002 represents a return on assets of 0.99% and a return on equity of 8.39%, compared to 1.13% and 9.53%, respectively, for the year ended December 31, 2001.

     The Company’s net income in 2002 compared to 2001 primarily reflects an improvement of $1.7 million in net interest income after provision for loan losses offset by a decline in securities gains of $2.6 million. Earnings results for 2002 also reflect a decrease in other non-interest income of $245 thousand, an increase in non-interest expense of $316 thousand and a reduction in income tax expense of $545 thousand.

NET INTEREST INCOME

Net interest income on a. fully taxable equivalent basis totaled $24.5 million in 2002 compared to $22.8 million in 2001. This increase was primarily attributable to an improvement in net interest margin and asset growth. The Company’s net interest margin for the year ended December 31, 2002 increased to 2.52% from 2.43% in the prior year. Average earning assets increased $35.1 million or 3.7% to $973.2 million in 2002, from $938.1 million in 2001.

     The tables on pages 26 and 27 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes due to (1) changes in volume and (2) changes in interest rates.

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

     As shown in the rate/volume analysis table on page 27, the decline in yield on average earning assets in 2002 resulted in decreased interest and divided income of $8.4 million from 2001 levels. Conversely, the total effect of higher average earning assets and a change in mix of the Company’s average earning assets on interest and dividend income in 2002 was a $0.4 million increase from 2001. This resulted in a net decrease in interest and dividend income of $8.0 million compared to the prior year.

INTEREST EXPENSE

Total interest expense decreased $9.7 million or 29.9% to $22.7 million for the year ended December 31, 2002 from $32.4 million for the year ended December 31, 2001. The decrease in interest expense is due primarily to the lower interest rate environment in 2002 and a shift in the deposit mix from certificate of deposit accounts to savings accounts. This resulted in a decrease in the Company’s average cost of funds, from 3.87% in 2001 to 2.61% in 2002. The decrease in the Company’s average cost of funds was partially offset by an increase in interest expense resulting from an increase in the Company’s average deposits. Average deposits in 2002 increased $34.1 million or 4.1% to $870.7 million, from $836.6 million in the prior year.

     As shown in the rate/volume analysis table on page 27, the effect on total interest expense from changes in interest-bearing deposit rates was a decrease of $9.3 million from 2001 levels. Additionally, the total effect of higher average deposits and change in deposit mix on interest expense in 2002 was a decrease of $0.4 million from the prior year. This resulted in a net decrease in total interest expense of $9.7 million compared to 2001.

PROVISION FOR LOAN LOSSES

The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. There was no provision for loan losses in 2002 compared to a provision for loan losses of $40 thousand in 2001. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for the purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired, general loss allocations for various loan types based on loss experience factors, and an unallocated allowance which is maintained based on management’s assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers’ ability to pay, and trends in loan delinquencies and charge-offs. At December 31, 2002, the allowance for loan losses was $2.3 million representing 0.71% of total loans and 541% of non-accrual loans. Non-accrual loans totaled $420 thousand at December 31, 2002, down from $644 thousand a year earlier. The bank recorded $12 thousand in net loan recoveries in 2002 compared to $9 thousand in 2001.

NON-INTEREST INCOME

Non-interest income consists of gains or losses on securities, deposit account service fees and other non-interest income.

Non-interest income for the year ended December 31, 2002 decreased $2.9 million or approximately 50% to $2.9 million, from $5.8 million for the year ended December 31, 2001. The decrease is due primarily to a decrease in net gains on securities available for sale and trading of approximately $2.7 million, from $4.4 million in 2001 to $1.7 million in 2002. Net securities gains in 2002 were comprised of $1.2 million in net gains on equity securities and $0.5 million in net gains on debt securities. This compares to net gains on equity securities of $4.2 million and net gains on debt securities of $0.2 million in

2001. The decline in net gains on equity securities is primarily attributable to the decline in equity securities prices in 2002. Management believes that the equity markets will provide more moderate returns in the near future. This is expected to result in lower realized equity securities gains in 2003.

     Deposit account service fees and other non-interest income combined declined $245 thousand to $1.2 million for the year ended December 31, 2002 from $1.5 million the prior year.

NON-INTEREST EXPENSE

Non-interest expense totaled $12.0 million for the twelve months ended December 31, 2002 compared to $11.7 million for the prior year, an increase of $316 thousand or 2.7%. Salaries and employee benefits, the largest component of non-interest expense, increased $575 thousand or 8.6% to $7.3 million in 2002 from $6.7 million in 2001. The increase in salaries and employee benefits is primarily the result of increases in pension and health insurance costs as well as general salary increases, partially offset by a reduction in bonus payments awarded to employees in 2002. The expense for professional services increased $100 thousand or 23.5% in 2002 due primarily to higher legal fees. The Company’s amortization of intangibles decreased $298 thousand in 2002 compared to the prior year. This expense decreased for two reasons: 1) the deposit acquisition premium that the Bank recorded in 1992 in connection with its acquisition of the deposits and certain assets of the former Central Savings Bank of Lowell was fully amortized as of February 2002, and 2) the Company no longer amortizes the goodwill on its balance sheet but reviews it for impairment periodically in accordance with Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.” The Company’s occupancy and equipment, data processing, advertising and marketing, deposit insurance and other expenses combined totaled $4.2 million in 2002 reflecting a decrease of $61 thousand compared to the prior year.

INCOME TAX EXPENSE

The Company recorded income tax expense of $5.5 million in 2002, a decrease of $545 thousand compared to the prior year. The decrease in income tax expense is primarily due to lower income before taxes and a decline in the Company’s effective income tax rate. The Company’s effective income tax rate for the year ended December 31, 2002 was 35.81%, down from 35.87% for the year ended December 31, 2001.

CONTRACTUAL OBLIGATIONS

The Company’s contractual cash obligations and commitments to extend credit as of December 31, 2003 are as follows:

	PAYMENTS DUE OR COMMITMENTS EXPIRING – BY PERIOD

		Less than	One to	Four to	More than
(IN THOUSANDS)	Total	one year	three years	five years	five years

Contractual cash obligations:
Operating lease obligations	$924	$176	$245	$186	$317
Data processing service obligations(1)	276	276	—	—	—
Pension benefit obligations	367	367	—	—	—
Supplemental retirement benefit obligations	5	52	—	—	—

Total contractual cash obligations	$1,619	$871	$245	$186	$317

Other commitments:
Commitments to originate residential mortgage loans	$3,300	$3,300	$—	$—	$—
Unused lines of credit	37,410	263	1,183	7,691	28,273
Other loan commitments	4,475	549	—	3,926	—

Total other commitments(2)	$45,185	$4,112	$1,183	$11,617	$28,273

(1)	The fees charged by our data processing service provider fluctuate based on the number of deposit and loan accounts serviced and therefore have been estimated.

(2)	Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates. The total commitment amounts do not necessarily represent future cash requirements since many of the commitments may expire without being drawn upon.

LIQUIDITY AND CAPITAL RESOURCES

The Bank must maintain a sufficient level of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank’s primary sources of funds are deposits, loan and mortgage-backed securities amortization and prepayments, sales, calls or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in federal funds sold and money market funds, which can readily be converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 2003, the Bank had $214.5 million or 21.2% of total assets and $394.5 million or 39.1% of total assets invested, respectively, in federal funds sold and money market funds, and United States obligations.

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

     The capital ratios of the Bank and the Company currently exceed the minimum regulatory requirements. At December 31, 2003, the Bank had a leverage Tier I capital to average assets ratio of 10.17%, a Tier I capital to risk-weighted assets ratio of 33.29% and a total capital to risk-weighted assets ratio of 34.13%. The Company, on a consolidated basis, had ratios of leverage Tier I capital to average assets of 10.57%, Tier I capital to risk-weighted assets of 34.56% and total capital to risk-weighted assets of 35.40% at December 31, 2003.

ASSET AND LIABILITY MANAGEMENT

The goal of asset/liability management is to ensure that liquidity, capital and market risk are prudently managed. Asset/ liability management is governed by policies reviewed and approved annually by the Bank’s Board of Directors (the “Board”). The Board establishes policy limits for long-term interest rate risk assumption and delegates responsibility for monitoring and measuring the Company’s exposure to interest rate risk to the Risk Management and Asset/Liability Committee (the“Committee”). The Committee which is comprised of members of the Company’s Board of Directors, members of senior management and the Bank’s comptroller, generally meets four times a year to review the economic environment and the volume, mix and maturity of the Company’s assets and liabilities.

INTEREST RATE RISK

The primary goal of interest-rate risk management is to control the Company’s exposure to interest rate risk both within limits approved by the Board and within narrower guidelines approved by the Risk Management and Asset/Liability Committee. These limits and guidelines reflect the Company’s tolerance for interest rate risk over both short-term and long-term time horizons. The Company monitors its interest rate exposures using a variety of financial tools, including income simulation models. These models, produced quarterly, estimate the effect that instantaneous and permanent “market interest rate shocks” of +/-100, 200 and 300 basis points would have on the Company’s net interest income, with no effect given to any steps that management might take to counter the effect of these interest rate movements. These results are compared to a flat interest rate scenario and a consensus forecast that represents the most likely future course of interest rates. The Company also produces a GAP analysis quarterly, reflecting the known or assumed maturity, repricing and other cash flow characteristics of the Company’s interest-earning assets and interest-bearing liabilities.

     Interest rate risk materializes in two forms, market value risk and reinvestment risk.

     Financial instruments calling for future cash flows show market value increases or decreases when rates change. Management monitors the potential change in market value of the Company’s debt securities assuming an immediate (parallel) shift in interest rates of up to 200 basis points up or down. Results are calculated using industry standard modeling analytics and securities data from Bloomberg. The Company uses the results to review the potential changes in market value resulting from immediate rate shifts and to manage the effect of market value changes on the Company’s capital position.

     Reinvestment risk occurs when an asset and the liability funding the asset do not reprice and/or mature at the same time. The difference or mismatch with respect to repricing frequency and/or maturity is a risk to net interest income.

     Complicating management’s efforts to control the Company’s exposure to interest rate risk is the fundamental uncertainty of the maturity, repricing and/or runoff characteristics of a significant portion of the Company’s assets and liabilities. This uncertainty often reflects optional features embedded in these financial instruments. The most important optional features are embedded in the Company’s deposits, loans, mortgage-backed securities and callable U.S. Government agency securities.

     For example, many of the Company’s interest-bearing deposit products (e.g., savings, money market deposit accounts and NOW accounts) have no contractual maturity. Customers have the right to withdraw funds from these deposit accounts freely. Deposit balances may therefore run off unexpectedly due to changes in competitive or market conditions. In addition, when market interest rates rise, customers with time certificates of deposit (“CDs”) often pay a penalty to redeem their CDs and reinvest at higher rates. Given the uncertainties surrounding deposit runoff and repricing, the interest rate sensitivity of the Company’s liabilities cannot be determined precisely.

     Similarly, customers have the right to prepay loans, particularly residential mortgage loans, usually without penalty. As a result, the Company’s mortgage based assets (i.e., mortgage loans and mortgage-backed securities) are subject to prepayment risk. This risk tends to increase when interest rates fall due to the benefits of refinancing. Since the future prepayment behavior of the Company’s customers is uncertain, the interest rate sensitivity of mortgage based assets cannot be determined exactly. Additionally, some of the Company’s callable U.S. Government agency securities may be called prior to maturity. As a result, the interest rate sensitivity of these investment securities cannot be determined precisely.

     Management monitors and adjusts the difference between the Company’s interest-earning assets and interest-bearing liabilities repricing within various time frames (“GAP position”).

     GAP analysis provides a static view of the maturity and repricing characteristics of the Company’s balance sheet positions. The interest rate GAP is prepared by scheduling all interest-earning assets and interest-bearing liabilities according to scheduled or anticipated repricing or maturity. The GAP analysis identifies the difference between an institution’s assets and liabilities that will react to a change in market rates. GAP analysis theory postulates that if the GAP is positive and rates increase, the institution’s net interest spread will increase as more assets than liabilities react to the rate change. If the GAP is negative, more liabilities than assets will react to a change in market rates. If rates rise, the institution’s net interest spread will fall as more liabilities react to market rates than assets. If rates fall and the GAP is positive, the institution’s net interest spread will decrease as more assets than liabilities react to the rate change. If the GAP is negative and rates fall, the institution’s net interest spread will improve as more liabilities react to market rates than assets.

INTEREST RATE RISK (continued)

In 2003, the Company maintained a significant portion of its assets in short-term investments because it anticipated a rise in interest rates the latter part of the year and wanted to take advantage of increases in interest rates to enhance its long-term profitability. However, interest rates did not increase as anticipated. As a result, the Company saw its net interest spread decline.

     The Company has historically managed its interest rate GAP primarily by lengthening or shortening the maturity structure of its securities portfolio, by continually modifying the composition of its securities portfolio and by selectively pricing and marketing its various deposit products. In anticipation of a rise in interest rates in 2004 and the current level of the Bank’s savings deposits, the Company has shortened the maturity structure and mix of its investments. Additionally, in January 2004, the Bank lowered the interest rate paid on some of its savings and NOW deposit products. As a result, the Company’s one-year cumulative GAP position was converted from asset sensitive to liability sensitive at year-end 2003. However, once the repricing of the savings and NOW deposits takes place, the Company’s one-year cumulative GAP position will become asset sensitive again.

     The following table presents the amounts of interest-earning assets and interest-bearing liabilities at December 31, 2003 that are assumed to mature or reprice during the periods indicated. The table also summarizes the Company’s GAP position at December 31, 2003. As of this date, the Company’s one-year cumulative GAP position was negative $68.8 million, representing approximately 6.8% of total assets compared to a positive GAP of $325.8 million or 32.3% of total assets at December 31, 2002. The cumulative GAP-asset ratio measures the direction and extent of imbalance between an institution’s assets and liabilities repricing through the end of a particular period.

	INTEREST SENSITIVITY PERIODS

	3 Months	3 to 6	6 Months	1 to 5	Over
(IN THOUSANDS)	or Less	Months	to 1 Year	Years	5 Years	Total

Interest-earning assets:
Loans(3)	$28,997	$17,605	$34,138	$152,771	$19,495	$253,006
Short-term investments:
Federal funds sold	190,684	—	—	—	—	190,684
Investment in money market funds	23,848	—	—	—	—	23,848
Interest-bearing deposits in banks	969	827	2,623	1,266	—	5,685
Securities available for sale(3)	84,152	47,913	56,186	214,803	26,175	429,229
Trading securities	72,633	—	—	—	—	72,633

Total interest-earning assets	$401,283	$66,345	$92,947	$368,840	$45,670	$975,085

Interest-bearing liabilities:
Deposits(1)(2)(4)	$563,799	$29,645	$35,967	$31,985	$193,303	$854,699

Total interest-bearing liabilities	$563,799	$29,645	$35,967	$31,985	$193,303	$854,699

GAP for period	$(162,516)	$36,700	$56,980	$336,855	$(147,633)	$120,386
Cumulative GAP - December 31, 2003	$(162,516)	$(125,816)	$(68,836)	$268,019	$120,386
Cumulative GAP as a percent of total assets	(16.1)%	(12.5)%	(6.8)%	26.5%	11.9%

Cumulative GAP - December 31, 2002	$250,522	$267,467	$325,767	$628,706	$131,393

(1)	Excludes non-interest bearing demand accounts of $28,464.

(2)	Includes escrow deposits of borrowers of $1,139.

(3)	Loans and mortgage-backed securities reflect regular amortization of principal and prepayment estimates. Callable U.S. Government agency securities of $192,414 thousand are shown in the period they are expected to be called or reprice, otherwise they are shown based on their maturity date. It is assumed that a security will be called if the coupon rate on the security exceeded market interest rates at year-end 2003.

(4)	Savings and NOW accounts that reprice in January 2004 are reflected in the “3 months or less” period. All other savings and NOW, except club accounts are shown in the “over 5 years” period. Club accounts are shown in the “6 months to 1 year” period.

INTEREST RATE RISK (continued)

The following table shows the Company’s financial instruments that are sensitive to changes in interest rates, categorized by initial call date or expected maturity, and the instruments’ fair values as of December 31, 2003.

EXPECTED MATURITY DATE
AT DECEMBER 31, 2003

								Fair Value
(IN THOUSANDS)	2004	2005	2006	2007	2008	Thereafter	Total	at 12/31/03

Interest sensitive assets:
Fixed rate securities(5)	$148,059	$60,400	$51,228	$44,025	$50,943	$21,426	$376,081	$381,630
Average interest rate(1)	3.75%	3.68%	3.42%	3.85%	3.82%	4.63%	3.76%
Variable rate securities(2)(3)	20,555	4,000	4,000	4,000	7,993	6,246	46,794	47,599
Average interest rate(1)	2.46%	3.00%	3.00%	2.00%	2.20%	2.28%	2.44%
Trading securities(6)	72,633	—	—	—	—	—	72,633	72,633
Average interest rate	1.36%	—	—	—	—	—	1.36%
Fixed rate loans	62,913	52,563	36,950	26,345	22,020	17,576	218,367	221,975
Average interest rate	5.89%	5.89%	5.92%	6.01%	6.00%	5.96%	5.90%
Variable rate loans	2,343	2,165	2,066	1,950	1,779	24,336	34,639	34,722
Average interest rate	5.86%	5.81%	5.82%	5.61%	5.76%	6.09%	6.00%
Other fixed rate assets(4)	4,419	1,266	—	—	—	—	5,685	5,685
Average interest rate	2.63%	3.56%	—	—	—	—	2.84%
Other variable rate assets(3)	214,532	—	—	—	—	—	214,532	214,532
Average interest rate	0.88%	—	—	—	—	—	0.88%

Total interest sensitive assets	$525,454	$120,394	$94,244	$76,320	$82,735	$69,584	$968,731	$978,776

Interest sensitive liabilities:
Savings and money market deposit accounts	$2,099	$1,961	$1,838	$1,728	$1,630	$598,575	$607,831	$607,831
Average interest rate	0.90%	0.94%	0.97%	1.00%	1.03%	1.63%	1.62%
Fixed rate certificates of deposit	95,151	22,589	7,000	1,361	1,035	2,074	129,210	130,244
Average interest rate	1.75%	2.44%	2.71%	3.59%	3.40%	4.02%	2.00%
Variable rate certificates of deposit	16,608	23,644	13,036	7,123	—	—	60,411	60,411
Average interest rate	1.61%	1.65%	1.76%	1.76%	—	—	1.68%
NOW accounts	—	—	—	—	—	56,108	56,108	56,108
Average interest rate	—	—	—	—	—	0.37%	0.37%
Escrow deposits of borrowers	1,139	—	—	—	—	—	1,139	1,139
Average interest rate	0.25%	—	—	—	—	—	0.25%

Total interest sensitive liabilities	$114,997	$48,194	$21,874	$10,212	$2,665	$656,757	$854,699	$855,733

(1)	Securities rates presented are on a tax equivalent basis.

(2)	Includes equity securities.

(3)	Consist of Federal funds sold, money market funds and interest-bearing deposits in banks.

(4)	Consist of interest-bearing deposits in banks.

(5)	Securities presented are at amortized cost.

(6)	Securities presented are at market value.

The Company uses certain assumptions to estimate fair values and expected maturities. For interest-sensitive assets, except callable government agency securities, expected maturities are based upon contractual maturity, and projected repayments and prepayments of principal. For callable government agency securities expected maturities are based upon the next call date for those securities expected to be called, otherwise, the securities are shown at their expected maturity date. For interest-sensitive deposit liabilities, maturities are based on contractual maturity and estimated deposit runoff based on the Bank’s own historical experience. The actual maturity of the Company’s financial instruments could vary significantly from what has been presented in the above table if actual experience differs from the assumptions used.

OTHER MARKET RISKS

The Company’s investment securities portfolio includes equity securities with a market value of approximately $11.5 million at December 31, 2003. The net unrealized gains on these securities totaled $0.9 million at year-end 2003. Movements in equity prices may effect the amount of securities gains or losses which the Company realizes from the sale of these securities and thus may have an impact on earnings.

AVERAGE BALANCE SHEETS

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003			2002

		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate

Assets:
Earning assets:
Federal funds sold	$209,463	$2,266	1.08%	$183,968	$2,974	1.62%
Short-term investments(4)	29,672	435	1.47	31,063	671	2.16
Investment securities(2)	259,148	7,638	2.95	158,978	5,815	3.66
Mortgage-backed securities(2)	133,037	8,250	6.20	233,627	14,863	6.36
Trading securities	72,534	1,113	1.53	31,814	685	2.15
Mortgage loans(3)	270,826	17,682	6.53	308,710	20,819	6.74
Other loans(3)	13,175	834	6.33	25,022	1,362	5.44

Total earning assets	987,855	38,218	3.87%	973,182	47,189	4.85%

Allowance for loan losses	(2,388)			(2,644)

Total earning assets less allowance for loan losses	985,467			970,538
Other assets	22,410			22,410

Total assets	$1,007,877			$992,948

Liabilities:
Deposits:
Demand and NOW	$83,583	247	0.30%	$82,964	366	0.44%
Savings	595,464	11,032	1.85	471,734	12,161	2.58
Time certificates of deposit	213,282	4,575	2.15	315,987	10,174	3.22

Total deposits	892,329	15,854	1.78%	870,685	22,701	2.61%

Other liabilities	4,474			5,225

Total liabilities	896,803			875,910

Stockholders’ Equity	111,074			117,038
Total liabilities and stockholders’ equity	$1,007,877			$992,948

Net interest income (tax-equivalent basis)		22,364			24,488
Less adjustment of tax-exempt interest income		81			86

Net interest income		$22,283			$24,402

Interest rate spread(5)			2.09%			2.24%

Net interest margin(6)			2.26%			2.52%

[Additional columns below]

[Continued from above table, first column(s) repeated]

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2001

		Interest	Average
	Average	Income/	Yield/
	Balance	Expense(1)	Rate

Assets:
Earning assets:
Federal funds sold	$196,041	$7,444	3.80%
Short-term investments(4)	30,215	1,217	4.03
Investment securities(2)	106,478	5,596	5.26
Mortgage-backed securities(2)	284,932	18,847	6.61
Trading securities	2,984	158	5.29
Mortgage loans(3)	281,492	19,631	6.97
Other loans(3)	35,964	2,315	6.44

Total earning assets	938,106	55,208	5.88%

Allowance for loan losses	(2,612)

Total earning assets less allowance for loan losses	935,494
Other assets	20,518

Total assets	$956,012

Liabilities:
Deposits:
Demand and NOW	$80,848	461	0.57%
Savings	353,622	11,495	3.25
Time certificates of deposit	402,155	20,435	5.08

Total deposits	836,625	32,391	3.87%

Other liabilities	6,545

Total liabilities	843,170

Stockholders’ Equity	112,842
Total liabilities and stockholders’ equity	$956,012

Net interest income (tax-equivalent basis)		22,817
Less adjustment of tax-exempt interest income		91

Net interest income		$22,726

Interest rate spread(5)			2.01%

Net interest margin(6)			2.43%

(1) Income on equity securities and municipal bonds is included on a tax equivalent basis.

(2) Averages balances include net unrealized gains on securities available for sale.

(3) Loans on non-accrual status are included in average balances.

(4) Short-term investments consist of interest-bearing deposits in banks and investments in money market funds.

(5) Interest rate spread represents the difference between the yield on earning assets and the cost of the Company’s deposits.

(6) Nef interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

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

	2003 COMPARED TO 2002			2002 COMPARED TO 2001
(IN THOUSAND)	INCREASE (DECREASE)			INCREASE DECREASE)
YEAR ENDED DECEMBER 31,	DUE TO			DUE TO

	Volume	Rate	Total	Volume	Rate	Total

Interest and dividend income:
Federal funds sold	$372	$(1,080)	$(708)	$(433)	$(4,037)	$(4,470)
Short-term investments	(29)	(207)	(236)	33	(579)	(546)
Investment securities	3,081	(1,253)	1,828	2,205	(1,981)	224
Mortgage-backed securities	(6,247)	(366)	(6,613)	(3,287)	(697)	(3,984)
Trading securities	671	(243)	428	673	(146)	527
Mortgage loans	(2,490)	(647)	(3,137)	1,851	(663)	1,188
Other loans	(723)	195	(528)	(632)	(321)	(953)

Total interest and dividend income	(5,365)	(3,601)	(8,966)	410	(8,424)	(8,014)

Interest expense:
Deposits:
Demand and NOW	3	(122)	(119)	12	(107)	(95)
Savings	2,757	(3,886)	(1,129)	3,349	(2,683)	666
Time certificates of deposit	(2,762)	(2,837)	(5,599)	(3,787)	(6,474)	(10,261)

Total interest expense	(2)	(6,845)	(6,847)	(426)	(9,264)	(9,690)

Net interest income	$(5,363)	$3,244	$(2,119)	$836	$840	$1,676

IMPACT OF INFLATION AND CHANGING PRICES

MASSBANK Corp. s financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time, due to the fact that substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

RECENT ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR STOCK-BASED COMPENSATION – TRANSITION AND DISCLOSURE

In December 2002, SPAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” was issued and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SPAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The statement was effective for massbank Corp. beginning with the fiscal period ended December 31, 2002. Because the Company has continued its accounting for stock-based compensation using the intrinsic-value based method of accounting, the adoption of SPAS No. 148 did not have a material impact on the company’s results of operation or financial position.

EMPLOYERS’ DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS

In December 2003, the Financial Accounting Standards Board (“EASE”) issued SPAS No. 132 (revised), “Employers’ Disclosures about Pensions and Other Postretirement Benefits an amendment of FASB Statements 87, 88 and 106.” This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements 87, 88 and 106. This Statement retains the disclosure requirements contained in FASB 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, which it replaces. It requires additional disclosures to those in the original Statement 132 about the type of plan assets, investment strategy, measurement date, plan obligations, and cash flows as well as the components of the net periodic benefit cost recognized in interim periods. Interim reports issued by public companies must now include these new or expanded disclosures about their postretirement benefit plans. This Statement is effective for fiscal years ending after December 15, 2003. The adoption of SFAS 132 (revised) did not have a material impact on the Company’s financial condition or results of operations.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders
MASSBANK Corp.:

We have audited the accompanying consolidated balance sheets of Massbank Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Massbank Corp. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
January 15, 2004

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,	2003	2002

Assets:
Cash and due from banks	$8,378	$8,356
Short-term investments (Note 2)	214,532	248,750

Total cash and cash equivalents	222,910	257,106

Interest-bearing deposits in banks	5,685	4,854
Securities available for sale, at market value (amortized cost of $422,875 in 2003 and $367,650 in 2002) (Note 3)	429,229	380,022
Trading securities, at market value (Note 4)	72,633	36,249
Loans (Notes 5, 7 and 11):
Mortgage loans	241,886	302,788
Other loans	11,120	16,011

Total loans	253,006	318,799
Allowance for loan losses (Note 6)	(1,554)	(2,271)

Net loans	251,452	316,528

Premises and equipment (Note 9)	6,943	6,795
Accrued interest receivable	3,854	3,926
Goodwill (Note 1)	1,090	1,090
Income tax receivable, net	325	199
Other assets	16,128	2,598

Total assets	$1,010,249	$1,009,367

Liabilities and Stockholders’ Equity:
Deposits (Notes 10 and 11):
Demand and NOW	$84,572	$85,327
Savings	607,831	548,947
Time certificates of deposit	189,621	249,654

Total deposits	882,024	883,928
Escrow deposits of borrowers	1,139	1,387
Deferred income taxes (Note 12)	783	2,671
Allowance for loan losses on off-balance sheet credit exposures (Note 6)	626	384
Other liabilities	14,750	3,712

Total liabilities	899,322	892,082

Commitments and contingent liabilities (Notes 8 and 9)	—	—
Stockholders’ equity (Notes 12, 14, 15 and 16):
Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued	—	—
Common stock, par value $1.00 per share; 10,000,000 shares authorized, 7,688,333 and 7,610,195 shares issued, respectively	7,688	7,610
Additional paid-in capital	54,417	52,820
Retained earnings	99,038	95,243

	161,143	155,673
Treasury stock at cost, 3,280,880 and 3,002,129 shares, respectively	(54,177)	(46,080)
Accumulated other comprehensive income (Note 1)	3,961	7,692
Shares held in rabbi trust at cost, 25,200 and 24,000 shares, respectively (Note 15)	(515)	(477)
Deferred compensation obligation	515	477

Total stockholders’ equity	110,927	117,285

Total liabilities and stockholders’ equity	$1,010,249	$1,009,367

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31,	2003	2002	2001

Interest and dividend income:
Mortgage loans	$17,682	$20,819	$19,631
Other loans	834	1,362	2,315
Securities available for sale:
Mortgage-backed securities	8,250	14,863	18,847
Other securities	7,557	5,729	5,502
Trading securities	1,113	685	158
Federal funds sold	2,266	2,974	7,444
Other investments	435	671	1,220

Total interest and dividend income	38,137	47,103	55,117

Interest expense:
Deposits:
NOW	247	366	461
Savings	11,032	12,161	11,495
Time certificates of deposit	4,575	10,174	20,435

Total interest expense	15,854	22,701	32,391

Net interest income	22,283	24,402	22,726
Provision for loan losses (Note 6)	(502)	—	40

Net interest income after provision for loan losses	22,785	24,402	22,686

Non-interest income:
Deposit account service fees	494	567	638
Gains on securities available for sale, net	558	1,566	4,263
Gains on trading securities, net	81	152	100
Other	789	638	812

Total non-interest income	1,922	2,923	5,813

Non-interest expense:
Salaries and employee benefits	7,692	7,298	6,723
Occupancy and equipment	2,248	1,998	2,056
Data processing	528	528	494
Professional services	394	526	426
Advertising and marketing	154	168	192
Amortization of intangibles	—	29	327
Deposit insurance	177	182	173
Other	1,422	1,308	1,330

Total non-interest expense	12,615	12,037	11,721

Income before income taxes	12,092	15,288	16,778
Income tax expense (Note 12)	4,229	5,474	6,019

Net income	$7,863	$9,814	$10,759

Weighted average common shares outstanding:
Basic	4,439,394	4,697,826	4,685,873
Diluted	4,544,594	4,822,501	4,809,665
Earnings per share (in dollars):
Basic	$1.77	$2.09	$2.30
Diluted	1.73	2.04	2.24

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002	2001

Cash flows from operating activities:
Net income	$7,863	$9,814	$10,759
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	721	658	892
Loan interest capitalized	(12)	(33)	(37)
Tax benefit resulting from stock options exercised	511	599	238
Amortization of ESOP shares committed to be released	—	202	151
Tax benefit resulting from dividends paid on unallocated shares held by the ESOP	—	4	7
Decrease in accrued interest receivable	72	24	1,805
Increase in other liabilities	11,038	966	29
(Increase) decrease in income tax receivable, net	(126)	9	76
Amortization of premiums (accretion of discounts) on securities, net	613	450	(643)
Net trading securities activity	(36,303)	(33,008)	17,389
Gains on securities available for sale, net	(567)	(1,633)	(4,263)
Valuation writedowns of equity securities available for sale	9	67	—
Gains on trading securities, net	(81)	(152)	(100)
Decrease in deferred mortgage loan origination fees, net of amortization	(562)	(344)	(44)
Deferred income tax expense (benefit)	236	(219)	(195)
(Increase) decrease in other assets	(12,443)	(42)	1,035
Provision for loan losses	(502)	—	40
Provision for loan losses on off-balance sheet credit exposures	16	—	—
Transfer from allowance for loan losses	(226)	(235)	(149)
Transfer to allowance for loan losses on off-balance sheet credit exposures	226	235	149
Gains on sales of premises and equipment	—	—	(4)
(Decrease) increase in escrow deposits of borrowers	(248)	(16)	16

Net cash (used in) provided by operating activities	(29,765)	(22,654)	27,151

Cash flows from investing activities:
Purchases of term federal funds	(15,000)	—	(10,000)
Proceeds from maturities of term federal funds	15,000	—	40,000
Net (increase) decrease in interest-bearing bank deposits	(831)	587	(3,766)
Proceeds from sales of investment securities available for sale	36,810	50,158	32,819
Proceeds from maturities and redemption of investment securities held to maturity and available for sale	175,000	76,500	87,230
Purchases of investment securities available for sale	(355,995)	(209,923)	(72,548)
Purchases of mortgage-backed securities	(9,937)	(19,977)	(54,143)
Principal repayments of mortgage-backed securities	97,916	99,266	81,231
Principal repayments of securities available for sale	2	90	4
Loans originated	(82,598)	(104,631)	(103,246)
Loan principal payments received	148,966	117,207	82,412
Purchases of premises and equipment	(859)	(465)	(3,507)
Proceeds from sale of premises and equipment	—	—	4

Net cash provided by investing activities	8,474	8,812	76,490

(Continued)

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002	2001

Cash flows from financing activities:
Net (decrease) increase in deposits	(1,904)	34,215	25,832
Payments to acquire treasury stock	(8,097)	(7,230)	(1,989)
Purchase of company stock for deferred compensation plan	(38)	(55)	(56)
Increase in deferred compensation obligation	38	55	56
Issuance of common stock under stock option plan	1,164	1,726	803
Cash dividends paid on common stock	(4,068)	(4,139)	(3,935)

Net cash (used in) provided by financing activities	(12,905)	24,572	20,711

Net (decrease) increase in cash and cash equivalents	(34,196)	10,730	124,352
Cash and cash equivalents at beginning of year	257,106	246,376	122,024

Cash and cash equivalents at end of year	$222,910	$257,106	$246,376

Supplemental cash flow disclosures:
Cash transactions:
Cash paid during the year for interest	$15,922	$22,765	$35,484
Cash paid during the year for taxes, net of refunds	3,608	5,080	5,898

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(IN THOUSANDS EXCEPT SHARE DATA) YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

					Accumulated
		Additional			other
	Common	paid-in	Retained	Treasury	comprehensive
	stock	capital	earnings	stock	income

Balance at December 31, 2000	$7,448	$61,308	$93,165	$(59,338)	$5,972
Net Income	—	—	10,759	—	—
Other comprehensive income, net of tax:
Unrealized gains on securities, net of reclassification adjustment (Note 1)	—	—	—	—	471
Comprehensive income	—	—	—	—	—
Cash dividends paid ($0.84 per share)	—	—	(3,935)	—	—
Tax benefit resulting from dividends paid on unallocated shares held by the ESOP	—	—	7	—	—
Net decrease in liability to ESOP	—	—	—	—	—
Amortization of ESOP shares committed to be released	—	151	—	—	—
Purchase of treasury stock	—	—	—	(1,989)	—
Purchase of company stock for deferred compensation plan	—	—	—	—	—
Exercise of stock options and related tax benefits	47	994	—	—	—

Balance at December 31, 2001	7,495	62,453	99,996	(61,327)	6,443
Net Income	—	—	9,814	—	—
Other comprehensive income, net of tax:
Unrealized gains on securities, net of reclassification adjustment (Note 1)	—	—	—	—	1,249
Comprehensive income	—	—	—	—	—
Cash dividends paid ($0.88 per share)	—	—	(4,139)	—	—
Tax benefit resulting from dividends paid on unallocated shares held by the ESOP	—	—	4	—	—
Net decrease in liability to ESOP	—	—	—	—	—
Amortization of ESOP shares committed to be released	—	202	—	—	—
Purchase of treasury stock	—	—	—	(7,230)	—
Purchase of company stock for deferred compensation plan	—	—	—	—	—
Exercise of stock options and related tax benefits	115	2,210	—	—	—
Transfer resulting from three-for-two stock split	—	(12,045)	(10,432)	22,477	—

Balance at December 31, 2002	7,610	52,820	95,243	(46,080)	7,692
Net Income	—	—	7,863	—	—
Other comprehensive income, net of tax:
Unrealized gains on securities, net of reclassification adjustment (Note 1)	—	—	—	—	(3,731)
Comprehensive income	—	—	—	—	—
Cash dividends paid ($0.92 per share)	—	—	(4,068)	—	—
Purchase of treasury stock	—	—	—	(8,097)	—
Purchase of company stock for deferred compensation plan	—	—	—	—	—
Exercise of stock options and related tax benefits	78	1,597	—	—	—

Balance at December 31, 2003	$7,688	$54,417	$99,038	$(54,177)	$3,961

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Shares		Common
	held in	Deferred	stock
	Rabbi	compensation	acquired
	Trust	obligation	by ESOP	Total

Balance at December 31, 2000	$(366)	$366	$(312)	$108,243
Net Income	—	—	—	10,759
Other comprehensive income, net of tax:
Unrealized gains on securities, net of reclassification adjustment (Note 1)	—	—	—	471

Comprehensive income	—	—	—	11,230
Cash dividends paid ($0.84 per share)	—	—	—	(3,935)
Tax benefit resulting from dividends paid on unallocated shares held by the ESOP	—	—	—	7
Net decrease in liability to ESOP	—	—	156	156
Amortization of ESOP shares committed to be released	—	—	—	151
Purchase of treasury stock	—	—	—	(1,989)
Purchase of company stock for deferred compensation plan	(56)	56	—	—
Exercise of stock options and related tax benefits	—	—	—	1,041

Balance at December 31, 2001	(422)	422	(156)	114,904
Net Income	—	—	—	9,814
Other comprehensive income, net of tax:
Unrealized gains on securities, net of reclassification adjustment (Note 1)	—	—	—	1,249

Comprehensive income	—	—	—	11,063
Cash dividends paid ($0.88 per share)	—	—	—	(4,139)
Tax benefit resulting from dividends paid on unallocated shares held by the ESOP	—	—	—	4
Net decrease in liability to ESOP	—	—	156	156
Amortization of ESOP shares committed to be released	—	—	—	202
Purchase of treasury stock	—	—	—	(7,230)
Purchase of company stock for deferred compensation plan	(55)	55	—	—
Exercise of stock options and related tax benefits	—	—	—	2,325
Transfer resulting from three-for-two stock split	—	—	—	—

Balance at December 31, 2002	(477)	477	—	117,285
Net Income	—	—	—	7,863
Other comprehensive income, net of tax:
Unrealized gains on securities, net of reclassification adjustment (Note 1)	—	—	—	(3,731)

Comprehensive income	—	—	—	4,132
Cash dividends paid ($0.92 per share)	—	—	—	(4,068)
Purchase of treasury stock	—	—	—	(8,097)
Purchase of company stock for deferred compensation plan	(38)	38	—	—
Exercise of stock options and related tax benefits	—	—	—	1,675

Balance at December 31, 2003	$(515)	$515	$—	$110,927

See accompanying notes to consolidated financial statements.

MASSBANK CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MASSBANK Corp. (the “Company”) is a Delaware chartered holding company whose principal subsidiary is MASSBANK (the “Bank”). The Bank operates fifteen full service banking offices in Reading, Melrose, Stoneham, Wilmington, Medford, Chelmsford, Tewksbury, Westford, Dracut, Lowell and Everett, Massachusetts providing a variety of deposit, lending and trust services. As a Massachusetts chartered savings bank whose deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) and the Depositors Insurance Fund (“DIF”), the activities of the Bank are subject to regulation, supervision and examination by federal and state regulatory authorities, including, but not limited to the FDIC, the Massachusetts Commissioner of Banks and the DIF. In addition, as a bank holding company, the Company is subject to supervision, examination and regulation by the Board of Governors of the Federal Reserve System.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary MASSBANK and its subsidiaries: Readibank Properties, Inc., Readibank Investment Corporation and Melbank Investment Corporation.

The Company has one reportable operating segment. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and income and expenses for the period. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses, the allowance for loan losses on off-balance sheet credit exposures and other than temporary declines in value of investment securities requiring impairment write downs due to general market conditions or other factors.

Certain amounts in the prior years’ consolidated financial statements were reclassified to facilitate comparison with the current fiscal year.

INVESTMENTS IN DEBT AND EQUITY SECURITIES

Under its investment policy, management determines the appropriate classification of securities at the time of purchase. Those debt securities that the Company has the intent and the ability to hold to maturity are classified as securities held to maturity and are carried at amortized historical cost. There were no securities held to maturity in either 2003 or 2002.

Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market conditions, interest rates, prepayment risk, the need to increase regulatory capital and other factors. The Company records investment securities available for sale at aggregate market value with the net unrealized holding gains or losses reported, net of tax effect, as a separate component of stockholders’ equity until realized. As of December 31, 2003, stockholders’ equity included approximately $4.0 million, representing the net unrealized gains on securities available for sale, less applicable income taxes.

Securities that are bought and held principally for the purpose of sale in the near term are classified as trading securities. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price caused by market volatility. Investments classified as trading securities are stated at market value with unrealized gains and losses included in earnings.

Income on debt securities is accrued and included in interest and dividend income. The specific identification method is used to determine realized gains or losses on sales of securities available for sale which are also reported in non-interest income under the caption “gains on securities available for sale, net.” When a security suffers a loss in value which is considered other than temporary, such loss is recognized by a charge to earnings.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

LOANS

Loans are reported at the principal amount outstanding, net of unearned fees. Loan origination fees and related direct incremental loan origination costs are offset and the resulting net amount is deferred and amortized over the life of the loan using the level-yield method.

The Bank generally does not accrue interest on loans which are 90 days or more past due. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed from income and all amortization of deferred loan fees is discontinued. Interest received on nonaccrual loans is either applied against principal or reported as income according to management’s judgment as to the collectibility of principal. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

Impairment on loans for which it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement are measured on a discounted cash flow method, or at the loan’s observable market price, or at the fair value of the collateral if the loan is collateral dependent. However, impairment must be measured based on the fair value of the collateral if it is determined that foreclosure is probable. Impaired loans consist of all nonaccrual commercial loans.

ALLOWANCE FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES ON OFF-BALANCE SHEET CREDIT EXPOSURES

The Company maintains an allowance for probable losses that are inherent in the Company’s loan portfolio. The allowance for loan losses is increased by provisions charged to operations based on the estimated loan loss exposure inherent in the portfolio. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired, general loss allocations for various loan types based on loss experience factors and an unallocated allowance which is maintained based on management’s assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers’ ability to pay, and trends in loan delinquencies and charge-offs. Realized losses, net of recoveries, are charged directly to the allowance. While management uses the information available in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

The Company also maintains an allowance for probable losses on its outstanding loan commitments. The allowance for loan losses on off-balance sheet credit exposures (shown separately on the balance sheet) is maintained based on expected drawdowns of committed loans and their loss experience factors and management’s assessment of various other factors including current and anticipated economic conditions that may effect the borrowers’ ability to pay, and trends in loan delinquencies and charge-offs.

PREMISES AND EQUIPMENT

Land is carried at cost. Premises, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization computed primarily by use of the straight-line method over the estimated useful lives of the related assets or terms of the related leases.

STOCK OPTION PLAN

The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation,” an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding awards in each period.

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(IN THOUSANDS EXCEPT PER SHARE DATA) YEARS ENDED DECEMBER 31,	2003	2002	2001

Net income, as reported	$7,863	$9,814	$10,759
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(74)	(75)	(90)

Pro forma net income	$7,789	$9,739	$10,669

Earnings per share:
Basic – as reported	$1.77	$2.09	$2.30
Basic – pro forma	1.75	2.07	2.28

Diluted – as reported	$1.73	$2.04	$2.24
Diluted – pro forma	1.71	2.02	2.22

Weighted average fair value	$5.44	$5.76	$6.98
Expected life	7.3 years	7.2 years	7.4 years
Risk-free interest rate	3.55%	4.62%	4.66%
Expected volatility	21.8%	21.3%	22.5%
Expected dividend yield	3.2%	3.3%	3.1%

GOODWILL IMPAIRMENT

The Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles, effective January 1, 2002. The statement addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill, and requires periodic impairment evaluations of goodwill. Impairment evaluations are required to be performed annually and may be required more frequently if certain conditions indicating potential impairment exists. In the event that the Company were to determine that its goodwill were impaired, the recognition of an impairment charge could have an adverse impact on its results of operations in the period that the impairment occurred or on its financial position.

PENSION PLAN

The Bank accounts for pension benefits on the net periodic pension cost method for financial reporting purposes. This method recognizes the compensation cost of an employee’s pension benefit over that employee’s approximate service period. Pension costs are funded in the year of accrual using the aggregate cost method.

EARNINGS PER COMMON SHARE

Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year reduced by the weighted average number of unallocated shares held by the Employee Stock Ownership Plan (“ESOP”). There were no unallocated shares held by the ESOP in 2003. Diluted EPS reflects the effect on the weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options were converted into common stock using the treasury stock method.

The treasury shares acquired in connection with the Company’s directors deferred compensation plan are considered outstanding in the computation of earnings per share and book value per share.

A reconciliation of the weighted average shares outstanding for the years ended December 31, 2003, 2002 and 2001 follows:

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002	2001

Basic shares(1)	4,439	4,698	4,686
Dilutive impact of stock options(1)	106	125	124

Diluted shares(1)	4,545	4,823	4,810

(1) All share information presented has been adjusted to reflect the 3-for-2 split of the Company’s common stock effective April 19, 2002.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

COMPREHENSIVE INCOME

Comprehensive income is defined as “the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.” It includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. The term “comprehensive income” describes the total of all components of comprehensive income including net income.

The Company’s other comprehensive income and related tax effect for the years ended December 31, 2003 and 2002 is as follows:

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003			2002

		Tax	Net-		Tax	Net-
	Before -Tax	(Expense)	of-Tax	Before-Tax	(Expense)	of-Tax
	Amount	or Benefit	Amount	Amount	or Benefit	Amount

Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during period	$(5,298)	$1,892	$(3,406)	$3,429	$(1,266)	$2,163
Less: reclassification adjustment for gains realized in net income	558	(233)	325	1,566	(652)	914

Net unrealized gains (losses)	(5,856)	2,125	(3,731)	1,863	(614)	1,249

Other comprehensive income (loss)	$(5,856)	$2,125	$(3,731)	$1,863	$(614)	$1,249

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents consist of cash and due from banks, and short-term investments with original maturities of less than 90 days.

As a regulated financial institution, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in “Cash and Due from Banks,” was $5.6 million at December 31, 2003 and 2002, respectively.

INCOME TAXES

The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. The Bank’s deferred tax asset is reviewed and adjustments to such asset are recognized as deferred income tax expense or benefit based upon management’s judgment relating to the realizability of such asset. Based on the Bank’s historical and current pretax earnings, management believes it is more likely than not that the Bank will realize its existing gross deferred tax asset.

2.	SHORT-TERM INVESTMENTS

Short-term investments consist of the following:

(IN THOUSANDS) AT DECEMBER 31,	2003	2002

Federal funds sold	$190,684	$221,586
Money market investment fund	23,337	27,077
Interest-bearing bank money market accounts	511	87

Total short-term investments	$214,532	$248,750

The investments above are stated at cost which approximates market value.

3.	INVESTMENT SECURITIES

The amortized cost and market value of investment securities follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
(IN THOUSANDS) AT DECEMBER 31, 2003	Cost	Gains	Losses	Value

Securities available for sale:
Debt securities:
U.S. Treasury obligations	$122,902	$900	$(160)	$123,642
U.S. Government agency obligations	199,057	531	(1,125)	198,463

Total	321,959	1,431	(1,285)	322,105

Mortgage-backed securities:
Government National Mortgage Association	9,002	617	—	9,619
Federal Home Loan Mortgage Corporation	80,957	4,669	—	85,626
Federal National Mortgage Association	198	8	—	206
Collateralized mortgage obligations	204	3	—	207

Total mortgage-backed securities	90,361	5,297	—	95,658

Total debt securities	412,320	6,728	(1,285)	417,763

Equity securities	10,555	1,177	(266)	11,466

Total securities available for sale	422,875	$7,905	$(1,551)	$429,229

Net unrealized gains on securities available for sale	6,354

Total securities available for sale, net	429,229

Total investment securities, net	$429,229

The amortized cost and market value of investment securities follows:

		Gross	Gross
		Unrealized	Unrealized	Market
(IN THOUSANDS) AT DECEMBER 31, 2002	Amortized Cost	Gains	Losses	Value

Securities available for sale:
Debt securities:
U.S. Treasury obligations	$101,017	$2,229	$—	$103,246
U.S. Government agency obligations	73,044	794	—	73,838

Total	174,061	3,023	—	177,084

Mortgage-backed securities:
Government National Mortgage Association	15,613	1,178	—	16,791
Federal Home Loan Mortgage Corporation	161,167	9,857	—	171,024
Federal National Mortgage Association	788	34	—	822
Collateralized mortgage obligations	454	14	—	468

Total mortgage-backed securities	178,022	11,083	—	189,105

Total debt securities	352,083	14,106	—	366,189

Equity securities	15,567	383	(2,117)	13,833

Total securities available for sale	367,650	$14,489	$(2,117)	$380,022

Net unrealized gains on securities available for sale	12,372

Total securities available for sale, net	380,022

Total investment securities, net	$380,022

3.	INVESTMENT SECURITIES (continued)

During the years ended December 31, 2003, 2002 and 2001, the Company realized gains and losses on sales and recorded other-than-temporary impairment writedowns of securities available for sale as follows:

(IN THOUSANDS) AT DECEMBER 31,	2003		2002		2001

	Realized		Realized		Realized
	Gains	Losses	Gains	Losses	Gains	Losses

Sales:
U.S. Treasury obligations	$309	$—	$363	$—	$135	$—
Marketable equity securities	258		4,721	(3,451)	5,160	(1,032)
Other-than-temporary impairment writedowns:
Marketable equity securities	—	(9)	—	(67)	—	—

Total realized gains (losses)	$567	$(9)	$5,084	$(3,518)	$5,295	$(1,032)

Proceeds from sales of debt securities available for sale during 2003, 2002 and 2001 were $26.0 million, $35.0 million and $20.6 million, respectively. Proceeds from sales of equity securities available for sale during 2003, 2002 and 2001, were $11.4 million, $14.6 million and $14.2 million, respectively.

There were no sales of investment securities held-to-maturity during 2003, 2002 and 2001.

The amortized cost and market value of debt securities available for sale by contractual maturity are as follows:

(IN THOUSANDS) AT DECEMBER 31,	2003		2002

	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value

Investment securities available for sale:
U.S. Treasury obligations:
Maturing within 1 year	$53,281	$53,583	$29,996	$30,443
Maturing after 1 year but within 5 years	62,449	62,891	71,021	72,803
Maturing after 5 years but within 10 years	7,172	7,168	—	—

Total	122,902	123,642	101,017	103,246

U.S. Government agency obligations:
Maturing within 1 year	—	—	10,000	10,000
Maturing after 1 year but within 5 years	175,015	174,691	59,000	59,719
Maturing after 5 years but within 10 years	22,000	21,708	4,000	4,075
Maturing after 10 years but within 15 years	2,042	2,064	44	44

Total	199,057	198,463	73,044	73,838

Mortgage-backed securities:
Maturing within 1 year	40	41	35	35
Maturing after 1 year but within 5 years	5,160	5,481	4,469	4,771
Maturing after 5 years but within 10 years	34,065	36,328	70,525	75,376
Maturing after 10 years but within 15 years	50,825	53,531	102,104	108,003
Maturing after 15 years	271	277	889	920

Total	90,361	95,658	178,022	189,105

Total debt securities available for sale	412,320	417,763	352,083	366,189

Net unrealized gains on debt securities available for sale	5,443	—	14,106	—

Total debt securities available for sale, net carrying value	$417,763	$417,763	$366,189	$366,189

Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

Included in U.S. Government agency obligations are investments that can be called prior to final maturity with an amortized cost of $193.0 million and a market value of $192.4 million at December 31, 2003 and an amortized cost of $73.0 million and a market value of $73.8 million at December 31, 2002.

3. INVESTMENT SECURITIES (continued)

The fair value and unrealized losses of temporarily impaired investments aggregated by category of investments is as follows:

(IN THOUSANDS) AT DECEMBER 31, 2003	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL

		Unrealized		Unrealized		Unrealized
Description of Securities	Fair value	Losses	Fair Value	Losses	Fair Value	Losses

Debt securities:
U.S. Treasury obligations	$30,350	$(160)	$—	$—	$30,350	$(160)
U.S. Government agency obligations	98,867	(1,125)	—	—	98,867	(1,125)

Total debt securities	129,217	(1,285)	—	—	129,217	(1,285)
Equity securities	1,436	(164)	2,622	(102)	4,058	(266)

Total temporarily impaired securities	$130,653	$(1,449)	$2,622	$(102)	$133,275	$(1,551)

At December 31, 2003 the Company had thirty-one U.S. Treasury and Government agency securities and eight equity securities investment positions that had been in a loss position for less than twelve months that it considered temporarily impaired. This is due to the volatility of market interest rates and the price volatility of equity securities. U.S. Treasury and Government agency securities fluctuate in value based on changes in market interest rates and other factors, however, they can be redeemed at par value if held to maturity and therefore if their maturity date is less than one year into the future regardless of their market value they are considered only temporarily impaired.

     At December 31, 2003 the Company had three equity investment positions that had been in a continuous unrealized loss position for twelve or more months that it considered temporarily impaired. The total unrealized losses on these three securities were $77 thousand, $22 thousand and $3 thousand, respectively, representing a 4.2%, 3.8% and 0.9% loss in value, respectively.

     Management considers industry analyst reports, sector credit ratings, volatility in market price and other relevant information, such as the financial condition, earnings capacity and near term prospects of the company, in determining whether an equity security’s impairment is due to a fundamental deterioration in its financial condition or due to general market conditions. If the impairment is due to a fundamental deterioration in its financial condition as determined by the Company’s analysis, it is written down to its current fair market value and the loss is recognized. If the impairment is due to general market conditions and the equity security declines in price from its cost basis by more than 25% for more than a year, between 30% and 40% for more than nine months, between 40% and 50% for more than six months or over 50% for more than ninety days, the stock is considered “other than temporarily impaired” and it is written down to its current fair market value and the loss is recognized.

The amortized cost and market value of U.S. Government agency securities available for sale that can be called prior to maturity by scheduled maturity and next call dates are as follows:

(IN THOUSANDS) AT DECEMBER 31,	2003		2002

	Amortized	Market	Amortized	Market
Based on Scheduled Maturity	Cost	Value	Cost	Value

Investment securities available for sale
U.S. Government agency obligations:
Maturing within 1 year	$—	$—	$10,000	$10,000
Maturing after 1 but within 2 years	13,000	13,011	6,000	6,030
Maturing after 2 but within 3 years	43,998	44,048	22,000	22,127
Maturing after 3 but within 4 years	42,000	41,990	21,000	21,231
Maturing after 4 but within 5 years	69,992	69,636	10,000	10,332
Maturing after 5 but within 10 years	22,000	21,708	4,000	4,074
Maturing after 10 but within 15 years	2,000	2,021	—	—

Total	$192,990	$192,414	$73,000	$73,794

	Amortized	Market	Amortized	Market
Based on Next Call Dates	Cost	Value	Cost	Value

Investment securities available for sale
U.S. Government agency obligations:
Callable within 1 year	$178,990	$178,287	$63,000	$63,346
Callable after 1 but within 2 years	10,000	10,124	6,000	6,232
Callable after 2 but within 3 years	4,000	4,003	4,000	4,216

Total	$192,990	$192,414	$73,000	$73,794

4. TRADING SECURITIES

     The carrying amount and market value of trading securities are as follows:

(IN THOUSANDS) AT DECEMBER 31,	2003		2002

	Carrying	Market	Carrying	Market
	Amount	Value	Amount	Value

U.S. Treasury obligations	$72,408	$72,408	$36,228	$36,228
Marketable equity securities	2223	2223	19	19
Investments in mutual funds	3	3	2	2

Total trading securities	$72,633	$72,633	$36,249	$36,249

During the years ended December 31, 2003, 2002 and 2001, the Company realized gains and losses on sales of trading securities as follows:

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003		2002		2001

	Realized		Realized		Realized
	Gains	Losses	Gains	Losses	Gains	Losses

U.S. Treasury obligations	$145	$(262)	$77	$(50)	$32	$—
Marketable equity securities	88	—	30	—	104	(28)

Total realized gains (losses)	$233	$(262)	$107	$(50)	$136	$(28)

Proceeds from sales of trading securities during 2003, 2002 and 2001 were $72.9 million, $49.5 million and $27.3 million, respectively. Mark-to-market adjustments included in income in 2003, 2002 and 2001 were $110 thousand, $95 thousand and $(8) thousand, respectively.

5. LOANS

The Bank’s lending activities are conducted principally in the local communities in which it operates banking offices, and to a lesser extent, in selected areas of Massachusetts and southern New Hampshire.

     The Bank offers single family and multi-family residential mortgage loans and a variety of consumer loans. The Bank also offers mortgage loans secured by commercial or investment property such as apartment buildings and commercial or corporate facilities; loans for the construction of residential homes, multi-family properties and for land development; and business loans for other commercial purposes. Most loans granted by the Bank are either collateralized by real estate or guaranteed by federal or local governmental authorities. The ability of single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers’ geographic areas. The ability of commercial real estate and commercial loan borrowers to honor their repayment commitments is generally dependent on the economic health of the real estate sector in the borrowers’ geographic areas and the overall economy. The composition of the Bank’s loan portfolio is summarized as follows:

(IN THOUSANDS) AT DECEMBER 31,	2003	2002

Mortgage loans:
Residential:
Conventional:
Fixed rate	$217,487	$268,984
Variable rate	22,956	31,544
FHA and VA	84	133
Commercial	1,601	2,348
Construction	81	654

Total mortgage loans	242,209	303,663
Premium on loans	10	20
Deferred mortgage loan origination fees	(333)	(895)

Mortgage loans, net	241,886	302,788

Other loans:
Consumer:
Installment	415	798
Guaranteed education	2,333	3,293
Other secured	518	515
Home equity lines of credit	7,549	11,102
Unsecured	166	187

Total consumer loans	10,981	15,895
Commercial	139	116

Total other loans	11,120	16,011

Total loans	$253,006	$318,799

In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies (“related parties”) at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 2003 follows:

(IN THOUSANDS)
Balance at December 31, 2002	$800
Additions	1,353
Repayments	(567)

Balance at December 31, 2003	$1,586

6. ALLOWANCE FOR LOAN LOSSES (1)

An analysis of the activity in the allowance for loan losses is as follows:

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002	2001

Balance at beginning of year	$2,271	$2,494	$2,594
Provision for loan losses	(502)	—	40
Transfer to allowance for loan losses on off-balance sheet credit exposures	(226)	(235)	(149)
Recoveries of loans previously charged-off	15	16	31

Total	1,558	2,275	2,516

Charge-offs:
Mortgage loans	—	—	—
Other loans	(4)	(4)	(22)

Balance at end of year	$1,554	$2,271	$2,494

(1) The prior years’ allowance for loan losses have been restated to reflect the reclassification of the allowance for loan losses on off-balance sheet crecdit exposures (shown separately on the balance sheet) and to facilitate comparison with the current fiscal year.

The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 2003, 2002 and 2001.

(IN THOUSANDS) AT DECEMBER 31,	2003		2002		2001

		Percentage		Percentage		Percentage
		of Loans		of Loans		of Loans
	Amount	to Total	Amount	to Total	Amount	to Total

Mortgage loans:
Residential	$934	95%	$1,309	94%	$958	89%
Commercial	76	1	9	1	8	1
Consumer loans	185	4	198	5	140	6
Commercial loans	48	—	69	—	346	4
Unallocated	311	—	686	—	1,042	—

Total	$1,554	100%	$2,271	100%	$2,494	100%

An integral component of the Company’s risk management process is to ensure the proper allocation of the allowance for loan losses based upon an analysis of risk characteristics, demonstrated losses and other factors. The unallocated component of the allowance for loan losses represents management’s view that there are probable losses that have been incurred within the portfolio but have not yet been specifically identified. The unallocated portion of the allowance for loan losses is based on management’s assessment of many factors including the risk characteristics of the loan portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers’ ability to pay, and trends in loan delinquencies and charge-offs. The unallocated portion of the allowance for loan losses may change periodically after evaluating factors impacting assumptions utilized in the calculation of the allocated portion of the allowance for loan losses. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

7. NON-PERFORMING ASSETS

     The following schedule summarizes non-performing assets at the dates shown:

(IN THOUSANDS) AT DECEMBER 31,	2003	2002	2001

Total nonaccrual loans	$230	$420	$644
Total real estate acquired through foreclosure	—	—	—

Total non-performing assets	$230	$420	$644

Percent of non-performing loans to total loans	0.09%	0.13%	0.19%
Percent of non-performing assets to total assets	0.02%	0.04%	0.07%

7. NON-PERFORMING ASSETS (continued)

     The reduction in interest income associated with nonaccrual loans is as follows:

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002	2001

Interest income that would have been recorded under original terms	$17	$31	$60
Interest income actually recorded	20	27	37

Reduction (increase) in interest income	$(3)	$4	$23

     During 2003, 2002 and 2001 the Company had no impaired loans.

8.     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts reflect the extent of involvement the Bank has in particular classes of these instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

	CONTRACT OR NOTIONAL AMOUNT

(IN THOUSANDS) AT DECEMBER 31,	2003	2002

Financial instruments whose contract amounts represent credit risk:
Commitments to originate residential mortgage loans	$3,300	$11,331
Unadvanced portions of construction loans	479	111
Unused credit lines, including unused portions of equity lines of credit	37,410	40,929
Other loan commitments	3,996	—

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower.

     At December 31, 2002 the Bank also had commitments to purchase when-issued investment securities in the amount of $4.0 million.

9. PREMISES AND EQUIPMENT

     A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

			ESTIMATED
			USEFUL LIFE
(IN THOUSANDS) AT DECEMBER 31,	2003	2002	(IN YEARS)

Premises:
Land	$2,392	$2,227	—
Buildings	5,917	5,824	25-45
Building and leasehold improvements	5,069	2,396	2-30
Equipment	2,487	4,564	3-15

	15,865	15,011
Less: accumulated depreciation and amortization	8,922	8,216

Total premises and equipment, net	$6,943	$6,795

The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2012 with options for renewal. Rental expenses for the years ended December 31, 2003, 2002 and 2001 amounted to $274 thousand, $277 thousand, and $391 thousand, respectively.

9.     PREMISES AND EQUIPMENT (continued)

     The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases, as of December 31, 2003, are as follows:

(IN THOUSANDS) YEARS ENDING DECEMBER 31,	PAYMENTS

2004	$176
2005	125
2006	120
2007	93
2008	93
LATER YEARS	317

Total	$924

10.  DEPOSITS

     Deposits are summarized as follows:

(IN THOUSANDS) AT DECEMBER 31,	2003		2002

	Amount	Rate	Amount	Rate

Demand and NOW:
NOW accounts	$56,108	0.37%	$57,293	0.65%
Demand accounts	28,464	—	28,034	—

Total demand and NOW	84,572	0.24	85,327	0.43

Savings:
Regular savings and special notice accounts	595,575	1.64	535,122	2.28
Money market accounts	12,256	0.45	13,825	1.00

Total savings	607,831	1.62	548,947	2.25

Time certificates:
Fixed rate certificates	129,210	2.00	170,527	2.75
Variable rate certificates	60,411	1.68	79,127	2.12

Total time certificates	189,621	1.89	249,654	2.55

Total deposits	$882,024	1.55%	$883,928	2.16%

     The maturity distribution and related rate structure of the Bank’s time certificates of deposit at December 31, 2003 follows:

(IN THOUSANDS) AT DECEMBER 31,	2003

		Average
	Amount	Interest Rate

Due within 3 months	$31,251	1.62%
Due within 3-6 months	31,924	1.58
Due within 6-12 months	48,585	1.91
Due within 1 – 2 years	46,232	2.04
Due within 2-3 years	20,036	2.09
Due within 3-5 years	9,519	2.20
Thereafter	2,074	4.02

Total	$189,621	1.89%

10.     DEPOSITS (continued)

At December 31, 2003 and 2002, the Bank had individual time certificates of deposit of $100 thousand or more maturing as follows:

(IN THOUSANDS) AT DECEMBER 31,	2003	2002

Due within 3 months	$4,605	$17,174
Due within 3-6 months	5,442	9,308
Due within 6-12 months	13,792	9,657
Due within 1-2 years	10,374	11,458
Due within 2-3 years	5,221	7,600
Due within 3-5 years	3,198	4,085
Thereafter	1,279	1,234

Total	$43,911	$60,516

11.     FAIR VALUE OF FINANCIAL INSTRUMENTS

SPAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Bank disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Bank’s financial instruments.

CASH AND DUE FROM BANKS, SHORT-TERM INVESTMENTS AND ACCRUED INTEREST RECEIVABLE

The carrying amounts for these financial instruments approximate fair value because of the short-term nature of these financial instruments.

INTEREST-BEARING DEPOSITS IN BANKS AND TERM FEDERAL FUNDS SOLD

The carrying amounts of the interest-bearing deposits in banks and term federal funds sold reported in the balance sheet at December 31, 2003 and 2002 approximate fair value.

SECURITIES

The fair value of investment securities is based principally on quoted market prices and dealer quotes.

     Statement 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs.

     The carrying amount and estimated fair values of the Company’s investment securities are as follows:

	2003		2002

		Calculated Fair		Calculated Fair
(IN THOUSANDS) AT DECEMBER 31,	Carrying Amount	Value	Carrying Amount	Value

Securities available for sale	$429,229	$429,229	$380,022	$380,022
Trading securities	72,633	72,633	36,249	36,249

Total securities	$501,862	$501,862	$416,271	$416,271

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, commercial real estate, consumer and commercial.

     The fair values of residential and commercial real estate, and certain consumer loans are calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Bank’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For variable rate commercial loans and certain variable rate consumer loans, including home equity lines of credit, carrying value approximates fair value. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information.

11.     FAIR VALUE OF FINANCIAL INSTRUMENTS(Continued)

     The following table presents information for loans:

	2003		2002

	Carrying	Calculated Fair	Carrying	Calculated Fair
(IN THOUSANDS) AT DECEMBER 31,	Amount	Value	Amount	Value

Real estate:
Residential:
Variable	$22,949	$22,991	$31,526	$32,222
Fixed	217,344	220,972	268,925	274,606
Commercial:
Variable	1,593	1,605	2,126	2,150
Fixed	—	—	211	211
Consumer	10,981	11,015	15,895	16,010
Commercial	139	114	116	99

Total loans	253,006	256,697	318,799	325,298
Allowance for loan losses	(1,554)	—	(2,271)	—

Net loans	$251,452	$256,697	$316,528	$325,298

DEPOSITS

Under Statement 107, the fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, regular savings and special notice accounts, and money market accounts, is equal to the amount payable on demand as of December 31, 2003 and 2002. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

	2003		2002

	Carrying	Estimated Fair	Carrying	Estimated Fair
(IN THOUSANDS) AT DECEMBER 31,	Amount	Value	Amount	Value

Demand accounts	$28,464	$28,464	$28,034	$28,034
NOW accounts	56,108	56,108	57,293	57,293
Regular savings and special notice accounts	595,575	595,575	535,122	535,122
Money market accounts	12,256	12,256	13,825	13,825
Time certificates	189,621	190,655	249,654	251,512

Total deposits	882,024	883,058	883,928	885,786
Escrow deposits of borrowers	1,139	1,139	1,387	1,387

Total	$883,163	$884,197	$885,315	$887,173

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

     The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 2003 and 2002 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment. The Bank’s other loan commitments approximate fair value.

11.     FAIR VALUE OF FINANCIAL INSTRUMENTS(Continued)

LIMITATIONS

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no active market exists for a portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

12.     INCOME TAXES

Income tax expense (benefit) was allocated as follows:

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002	2001

Current income tax expense:
Federal	$3,702	$5,210	$5,891
State	291	438	367

Total current tax expense	3,993	5,648	6,258

Deferred income tax expense (benefit):
Federal	175	(132)	(181)
State	61	(42)	(58)

Total deferred tax expense (benefit)	236	(174)	(239)

Total income tax expense	$4,229	$5,474	$6,019

Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent as a result of the following:

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002	2001

Computed “expected” income tax expense at statutory rate	$4,232	$5,351	$5,872
Increase (reduction) in income taxes resulting from:
Reduction in federal income tax rate	(97)	(101)	—
State and local income taxes, net of federal benefit	229	257	201
Dividends received deduction	(54)	(57)	(59)
Dividends paid to ESOP deduction	(67)	(34)	(7)
Other	(14)	58	12

Income tax expense	$4,229	$5,474	$6,019

Effective income tax rate	34.98%	35.81%	35.87%

12.     INCOME TAXES (Continued)

         At December 31, 2003 and 2002, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002

Deferred tax assets:
Loan losses	$914	$997
Deferred loan fees, net	7	30
Deferred compensation and pension cost	715	671
Depreciation	29	40
Purchase accounting	263	347
Other	48	84

Gross deferred tax asset	1,976	2,169

Deferred tax liabilities:
Valuation of securities	2,555	4,680
Other unrealized securities gains	106	106
Other	98	54

Gross deferred tax liability	2,759	4,840

Net deferred tax liability	$783	$2,671

     Based on the Company’s historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 2003. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid in 2003, 2002 and 2001 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

     As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the tax effect of the pre-1988 bad debt reserve amount of approximately $7.3 million remains subject to recapture in the event that the Bank pays dividends in excess of its reserves and profits.

13.     EARNINGS PER SHARE

         The following is a calculation of earnings per share for the years indicated:

YEARS ENDED DECEMBER 31,	2003		2002		2001

(IN THOUSANDS EXCEPT SHARE DATA)	Basic	Diluted	Basic	Diluted	Basic	Diluted

Net income	$7,863	$7,863	$9,814	$9,814	$10,759	$10,759
Average shares outstanding	4,439,394	4,439,394	4,708,783	4,708,783	4,710,030	4,710,030
Dilutive stock options	—	105,200	—	124,675	—	123,792
Unallocated Employee Stock
Ownership Plan (“ESOP”) shares not committed to be released	—	—	(10,957)	(10,957)	(24,157)	(24,157)

Weighted average shares outstanding	4,439,394	4,544,594	4,697,826	4,822,501	4,685,873	4,809,665
Earnings per share (in dollars)	$1.77	$1.73	$2.09	$2.04	$2.30	$2.24

14.	STOCKHOLDERS’ EQUITY

The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders’ equity to be reduced below or to otherwise violate legal or regulatory requirements. Substantially all of the Company’s retained earnings are unrestricted at December 31, 2003.

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

The capital ratios of the Company and its principal subsidiary “MASSBANK” set forth below currently exceed the minimum ratios for “well capitalized” banks as defined by federal regulators.

As of December 31, 2003, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes would cause a change in the Bank’s categorization.

(IN THOUSANDS)			FOR CAPITAL		TO BE WELL
AT DECEMBER 31, 2003	ACTUAL		ADEQUACY PURPOSES		CAPITALIZED(1)

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets):
MASSBANK Corp. (consolidated)	$105,876	10.57%	$30,054	3.00%	N/A	—
MASSBANK (the “Bank”)	101,908	10.17	30,054	3.00	$50,090	5.00%
Tier I Capital (to Risk-Weighted Assets):
MASSBANK Corp. (consolidated)	105,876	34.56	12,254	4.00	N/A	—
MASSBANK (the “Bank”)	101,908	33.29	12,246	4.00	18,369	6.00
Total Capital (to Risk-Weighted Assets):
MASSBANK Corp. (consolidated)	108,466	35.40	24,509	8.00	N/A	—
MASSBANK (the “Bank”)	104,498	34.13	24,492	8.00	30,615	10.00

(1)	This column presents the minimum amounts and ratios that a financial institution must have to be categorized as well capitalized.

(IN THOUSANDS)			FOR CAPITAL		TO BE WELL
AT DECEMBER 31, 2002	ACTUAL		ADEQUACY PURPOSES		CAPITALIZED(1)

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets):
MASSBANK Corp. (consolidated)	$107,494	10.96%	$29,414	3.00%	N/A	—
MASSBANK (the “Bank”)	101,857	10.32	29,606	3.00	$49,343	5.00%
Tier I Capital (to Risk-Weighted Assets):
MASSBANK Corp. (consolidated)	107,494	32.47	13,242	4.00	N/A	—
MASSBANK (the “Bank”)	101,857	30.76	13,243	4.00	19,865	6.00
Total Capital (to Risk-Weighted Assets):
MASSBANK Corp. (consolidated)	110,149	33.27	26,483	8.00	N/A	—
MASSBANK (the “Bank”)	104,512	31.57	26,486	8.00	33,108	10.00

(1)	This column presents the minimum amounts and ratios that a financial institution must have to be categorized as well capitalized.

1

15.     EMPLOYEE BENEFITS

PENSION PLAN

The Bank sponsors a noncontributory defined benefit pension plan that covers all employees who meet specified age and length of service requirements, which is administered by the Savings Banks Employees Retirement Association (“SBERA”). The plan provides for benefits to be paid to eligible employees at retirement based primarily upon their years of service with the Bank and compensation levels near retirement. Contributions to the plan reflect benefits attributed to employees’ service to date, as well as service expected to be earned in the future. Pension plan assets consist principally of equity securities, bond and equity mutual funds, and money market funds and cash.

The following table sets forth the plan’s funded status and amounts recognized in the Company’s consolidated financial statements for the plan years ended October 31, 2003, 2002, and 2001, the plan’s latest valuation dates:

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002	2001

Actuarial present value of vested benefits	$6,548	$5,929	$5,700
Total accumulated benefit obligation	6,617	5,969	5,730
Change in benefit obligation:
Projected benefit obligation at beginning of year	$7,646	$7,009	$6,432
Service cost	385	386	375
Interest cost	516	493	499
Amendments	—	129	—
Actuarial loss (gain)	91	(173)	(130)
Benefits paid	(249)	(199)	(167)

Projected benefit obligation at end of year	$8,389	$7,645	$7,009

Change in plan assets:
Fair value of plan assets at beginning of year	$5,963	$6,804	$7,785
Actual return on plan assets	902	(643)	(843)
Employer contribution	420	—	29
Benefits paid	(249)	(199)	(167)
Other	2	1	—

Fair value of plan assets at end of year	$7,038	$5,963	$6,804

(Deficiency) excess of plan assets over projected benefit obligation	$(1,351)	$(1,682)	$(205)

Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods.

Unrecognized amounts to be amortized and the amounts included in the consolidated balance sheets are shown below:

Unrecognized net actuarial gain (loss)	$(459)	$(915)	$85
Transition asset	84	106	126
Past service cost	(121)	(129)	—
Accrued benefit cost	(855)	(744)	(416)

(Deficiency) excess of plan assets over projected benefit obligation	$(1,351)	$(1,682)	$(205)

Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:

Discount rate	6.25%	6.75%	7.00%
Rate of compensation increase	4.00%	4.00%	4.50%
Assumptions used to develop the net periodic benefit cost data were:
Discount rate	6.75%	7.00%	7.75%
Expected return on plan assets	7.75%	7.75%	7.75%
Rate of compensation increase	4.00%	4.50%	5.00%
Components of net periodic pension (benefit) expense:
Service cost	$385	$386	$375
Interest cost	516	494	498
Expected return on plan assets	(462)	(527)	(603)
Transition obligation	(21)	(21)	(21)
Past service cost	7	—	—
Recognized net actuarial (gain) loss	107	(4)	(253)

Net periodic pension (benefit) expense	$532	$328	$(4)

2

15.     EMPLOYEE BENEFITS (continued)

The approximate composition of pension plan assets as of the end of the plan years ended October 31, 2003 and 2002 is as follows:

YEARS ENDED OCTOBER 31,	2003	2002

Asset Category:
Cash and money market funds	21%	10%
Equity securities	47%	22%
Mutual funds - equities	8%	39%
Mutual funds - bonds	24%	28%
Mutual funds - bonds and equities	—	1%
	100%	100%

The expected long-term rate of return on plan assets is based on prevailing yields on high quality fixed income investments increased by a premium of 3% - 5% for equity investments.

The Bank expects to contribute $367 thousand to its pension plan in 2004.

The investment policies and strategies for the Bank’s pension plan are as follows: MASSBANK (the “Bank”) is a member of the Savings Bank Employees Retirement Association (“SBERA”) within which the Bank maintains a Defined Benefit pension plan. SBERA offers a common and collective trust as the underlying investment structure for pension plans participating in the Association. The target allocation mix for the common and collective trust portfolio calls for an equity-based investment deployment range from 55% to 75% of total portfolio assets. The remainder of the portfolio is allocated to fixed income. The actual investment allocation of the portfolio is approximately 68% Equities, 28% Fixed Income and 4% Money Market. The Trustees of SBERA, through the Association’s Investment Committee, select investment managers for the common and collective trust portfolio. A professional investment advisory firm is retained by the Investment Committee to provide allocation analysis, performance measurement and to assist with manager searches. The overall investment objective is to diversify equity investments across a spectrum of investment types (e.g., small cap, large cap, international, etc.) and styles (e.g., growth, value, etc.)

PROFIT SHARING AND INCENTIVE COMPENSATION BONUS PLANS

The Bank’s Profit Sharing and Incentive Compensation Bonus Plans provide for payments to employees under certain circumstances based upon a year-end measurement of the Company’s net income and attainment of individual goals and objectives by certain key officers. There were no payments awarded under the profit sharing and incentive compensation bonus plans in 2003. Because some of the target goals and individual goals and objectives were met in 2002 and 2001, bonuses were awarded to officers and non-officer employees of the Bank in the amount of $67 thousand and $158 thousand, respectively. There were no profit sharing distributions in 2002 and 2001 because the criteria for making such distributions were not met.

EMPLOYEE STOCK OWNERSHIP PLAN

The Bank has an Employees’ Stock Ownership Plan (“ESOP”) for the benefit of each employee who has completed at least 1,000 hours of service with the Company in the previous twelve months. Under the plan, the ESOP has borrowed funds from a third party bank to invest in the Company’s common stock. The balance of the ESOP loan was repaid in 2002.

Shares of the Company’s common stock purchased with the loan proceeds were held in a suspense account. As the loan was repaid, a proportionate number of shares were released for allocation to plan participants, annually. In 2003, the Bank contributed $161,000 to the ESOP to invest in the Company’s common stock. These shares were allocated to plan participants, on a pro rata basis, based on compensation.

At December 31, 2003, the ESOP held 206,044 shares of the Company’s common stock which have been allocated to plan participants and no unallocated shares.

Dividends on allocated shares held by the ESOP are allocated to plan participants proportionately based on the number of shares in the participant’s allocated accounts.

The Company’s total expense applicable to the ESOP amounted to $135 thousand, $373 thousand and $328 thousand for the years ended December 31, 2003, 2002 and 2001, respectively.

EMPLOYEE AGREEMENTS

The Bank has entered into employment agreements with certain executive officers which provide that the officer will receive a minimum amount of annual compensation from the Bank for a specified period. The agreements also provide for the continued payment of compensation to the officer for a specified period after termination under certain circumstances, including if the officer’s termination follows a “change of control,” generally defined to mean a person or group attaining ownership of 25% or more of the shares of the Company.

15.     EMPLOYEE BENEFITS (continued)

EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENTS

The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank’s retirement plan for employees. The Company made contributions of $50 thousand, $59 thousand and $78 thousand to a rabbi trust for the benefits payable under the agreements in 2003, 2002 and 2001.

DIRECTORS DEFERRED COMPENSATION PLAN

In 1988, the Company established a deferred compensation plan for its directors. The plan allows the Company’s directors to defer receipt of all or a portion of their compensation until the earlier of: (1) their attaining the age of 72, or (2) their termination as a director of the Company. In 2000, the plan was amended to allow the directors’ compensation to be invested in Company stock held in an irrevocable trust. At December 31, 2003, the trust held 25,200 shares of MASSBANK Corp. stock. The shares are considered outstanding in the computation of earnings per share and book value per share.

STOCK OPTION PLAN

Effective May 28, 1986, the Board of Directors of the Bank adopted a stock option plan for the benefit of its officers and other employees. In January, 1991, the plan was amended to authorize the grant of options to non-employee Directors of the Company. All but 8 of the 1,035,000 shares reserved for issuance under the plan were issued. On April 19, 1994, shareholders approved and the Bank adopted the Company’s 1994 Stock Incentive Plan. The total number of shares of common stock that can be issued under this plan is 540,000 shares. Both incentive stock options and non-qualified stock options may be granted under the plans. As of December 31, 2003, there were 98,266 non-qualified stock options and 220,068 incentive stock options granted and outstanding to purchase shares under the plans. The maximum option term is ten years. Further stock options may be granted pursuant to the 1994 Stock Incentive Plan and will generally have an exercise price equal to, or in excess of, the fair market value of a share of common stock of the Company on the date the option is granted.

A summary of the status of the Company’s fixed stock option plan as of December 31, 2003, 2002 and 2001, and changes during the years ended on those dates is presented below. All share information presented has been adjusted to reflect the 3-for-2 split of the Company’s common stock effective April 19, 2002.

YEARS ENDED DECEMBER 31,	2003		2002		2001

		Weighted		Weighted		Weighted
	Shares	Average	Shares	Average	Shares	Average
	Under	Exercise	Under	Exercise	Under	Exercise
FIXED OPTIONS	Option	Price	Option	Price	Option	Price

Outstanding at beginning of year	376,122	$19.27	475,651	$17.09	519,526	$16.21
Granted	22,600	28.56	32,250	27.63	32,625	20.67
Exercised	(78,138)	14.90	(130,277)	13.26	(70,497)	11.39
Forfeited	(2,250)	29.50	(1,502)	28.55	(6,003)	27.25

Outstanding at end of year	318,334	$20.94	376,122	$19.27	475,651	$17.09

Options exercisable at year-end	318,334		376,122		475,651

The following table summarizes information about fixed stock options outstanding and exercisable at December 31, 2003:

AT DECEMBER 31, 2003	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE

		Weighted Avg.	Weighted Avg.		Weighted Avg.
RANGE OF	Number	Remaining	Exercise	Number	Exercise
EXERCISE PRICES	Outstanding	Contractual Life	Price	Exercisable	Price

$11.25 to $12.19	47,750	0.7 years	$11.53	47,750	$11.53
13.25 to 16.63	42,987	2.0 years	15.44	42,987	15.44
19.00 to 20.67	104,875	5.0 years	19.81	104,875	19.81
25.00 to 29.50	121,522	6.0 years	27.45	121,522	27.45
29.60 to 36.70	1,200	9.4 years	30.78	1,200	30.78

$11.25 to $36.70	318,334	4.3 years	$20.94	318,334	$20.94

4

16.     SHAREHOLDER RIGHTS PLAN

The Company has in effect a Shareholder Rights Plan, pursuant to which the Board of Directors authorized the issuance of one preferred stock purchase right for each share of common stock of the Company outstanding. Under the Plan, the Rights automatically become part of and trade with the Company’s shares of common stock. Although the Rights are not exercisable initially, they become exercisable if a person becomes an “acquiring person” by acquiring 11% or more of the Company’s common stock or if a person commences a tender offer that could result in that person owning 11% or more of the common stock of Massbank Corp. In the event that a person becomes an “acquiring person,” each holder of a Right (other than the acquiring person) would be entitled to acquire such number of shares of preferred stock which are equivalent to Massbank Corp. common stock having a value of twice the exercise price of the Right. The exercise price of a Right initially shall be $136.00 per one one-thousandth of a share of the Company’s preferred stock. If Massbank Corp. is acquired in a merger or other business combination transaction after any such event, each holder of a Right would be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the Right. The Rights will expire on January 19, 2010, but may be redeemed at the option of the Board of Directors for $0.01 per Right at any time prior to the time at which any person becomes an acquiring person or until the expiration date of the Shareholder Rights Plan.

17.     PARENT COMPANY FINANCIAL STATEMENTS

The following are the condensed financial statements for Massbank Corp. (the “Parent Company”) only:

BALANCE SHEETS
(IN THOUSANDS EXCEPT SHARE DATA) AT DECEMBER 31,	2003	2002

Assets:
Cash	$5	$8
Interest-bearing deposits in banks	3,742	6,401
Investment in subsidiaries	106,959	111,648
Other assets	238	382

Total assets	$110,944	$118,439

Liabilities:
Due to subsidiaries	$—	$42
Other liabilities	17	1,112

Total liabilities	17	1,154

Stockholders’ Equity (Notes 12, 14, 15 and 16):
Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued
Common stock, par value $1.00 per share; 10,000,000 shares authorized, 7,688,333 and 7,610,195 shares issued, respectively	7,688	7,610
Additional paid-in capital	54,417	52,820
Retained earnings	99,038	95,243

	161,143	155,673
Treasury stock at cost, 3,280,880 and 3,002,129 shares, respectively	(54,177)	(46,080)
Accumulated other comprehensive income (Note 1)	3,961	7,692
Shares held in rabbi trust at cost 3,000 and 2,600 shares, respectively	(72)	(59)
Deferred compensation obligation	72	59

Total stockholders’ equity	110,927	117,285

Total liabilities and stockholders’ equity	$110,944	$118,439

17.     PARENT COMPANY FINANCIAL STATEMENTS (continued)

STATEMENTS OF INCOME
(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002	2001

Income:
Dividends received from subsidiaries	$9,300	$11,000	$8,800
Interest and dividend income	15	76	41

Total interest and dividend income	9,315	11,076	8,841
Non-interest expense	166	172	123

Income before income taxes	9,149	10,904	8,718
Income tax benefit	93	40	16

Income before equity in undistributed earnings of subsidiaries	9,242	10,944	8,734
Equity in undistributed earnings of subsidiaries	(1,379)	(1,130)	2,025

Net income	$7,863	$9,814	$10,759

The Parent Company only Statements of Changes in Stockholders’ Equity are identical to the consolidated statements and therefore are not presented here.
STATEMENTS OF CASH FLOWS

(IN THOUSANDS) YEARS ENDED DECEMBER 31,	2003	2002	2001

Cash flows from operating activities:
Net income	$7,863	$9,814	$10,759
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	1,379	1,130	(2,025)
Decrease (increase) in current income tax asset, net	151	(164)	(17)
Increase in deferred income tax asset, net	(6)	(6)	(5)
Tax benefit resulting from stock options exercised	89	148	33
(Decrease) increase in other liabilities	(1,095)	1,098	(282)
Decrease in amount due from subsidiaries	—	—	84
(Decrease) increase in amount due to subsidiaries	(42)	(246)	288

Net cash provided by operating activities	8,339	11,774	8,835

Cash flow from financing activities:
Payments to acquire treasury stock	(8,097)	(7,230)	(1,989)
Purchase of company stock for deferred compensation plan	(13)	(16)	(18)
Increase in deferred compensation obligation	13	16	18
Issuance of common stock under stock option plan	1,164	1,726	803
Dividends paid on common stock	(4,068)	(4,139)	(3,935)
Tax benefit resulting from dividends paid on unallocated shares held by the ESOP	—	4	7

Net cash used in financing activities	(11,001)	(9,639)	(5,114)

Net increase (decrease) in cash and cash equivalents	(2,662)	2,135	3,721
Cash and cash equivalents at beginning of year	6,409	4,274	553

Cash and cash equivalents at end of year	$3,747	$6,409	$4,274

During the years ended December 31, 2003, 2002 and 2001, the Company made cash payments for income taxes of $32 thousand, $40 thousand and $24 thousand, respectively, and no payments for interest.

In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $38 thousand, $38 thousand and $37 thousand during the years ended December 31, 2003, 2002 and 2001, respectively.

18.     TEN-YEAR STATISTICAL SUMMARY (UNAUDITED)

(IN THOUSANDS EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31,	2003	2002	2001	2000	1999

Net income	$7,863	$9,814	$10,759	$11,111	$11,311
Diluted earnings per share	1.73	2.04	2.24	2.25	2.17
Cash dividends paid per share	0.92	0.88	0.84	0.79	0.74
Book value per share, at year-end	25.17	25.45	24.34	22.83	20.43
Return on average assets	0.78%	0.99%	1.13%	1.20%	1.20%
Return on average equity	7.08%	8.39%	9.53%	10.93%	10.66%

[Additional columns below]

[Continued from above table, first column(s) repeated]

(IN THOUSANDS EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31,	1998	1997	1996	1995	1994

Net income	$10,914	$10,167	$9,427	$8,759	$8,185
Diluted earnings per share	1.98	1.85	1.72	1.56	1.42
Cash dividends paid per share	0.68	0.59	0.46	0.36½	0.30
Book value per share, at year-end	21.05	19.38	17.17	16.56	13.39
Return on average assets	1.17%	1.12%	1.08%	1.04%	0.96%
Return on average equity	10.05%	10.51%	10.65%	10.65%	10.62%

19.     QUARTERLY DATA (UNAUDITED)

	2003								2002
YEARS ENDED DECEMBER 31,
(IN THOUSANDS EXCEPT	4th		3rd		2nd		1st		4th		3rd		2nd		1st
PER SHARE DATA)	Quarter		Quarter		Quarter		Quarter		Quarter		Quarter		Quarter		Quarter

Interest and dividend income		$8,690		$9,226		$9,860		$10,361		$11,385		$11,728		$11,950		$12,040
Interest expense		3,483		3,622		4,136		4,613		5,062		5,602		5,943		6,094

Net interest income		5,207		5,604		5,724		5,748		6,323		6,126		6,007		5,946
Provision for loan losses		(52)		(450)		—		—		—		—		—		—

Net interest income after provision for loan losses		5,259		6,054		5,724		5,748		6,323		6,126		6,007		5,946
Gains (losses) on securities, net		335		72		192		40		(83)		(50)		918		933
Other non-interest income		346		271		400		266		317		247		318		323
Non-interest expense		3,204		3,133		3,229		3,049		3,085		2,930		2,987		3,035

Income before income taxes		2,736		3,264		3,087		3,005		3,472		3,393		4,256		4,167
Income tax expense		941		1,127		1,101		1,060		1,220		1,183		1,554		1,517

Net income		$1,795		$2,137		$1,986		$1,945		$2,252		$2,210		$2,702		$2,650

Earnings per share (in dollars):(1)
Basic	$0.41		$0.49		$0.45		$0.43		$0.48		$0.47		$0.57		$0.56
Diluted		0.40		0.48		0.44		0.42		0.47		0.46		0.56		0.55

Weighted average common shares outstanding:(1)
Basic	4,397		4,378		4,428		4,557		4,665		4,670		4,724		4,734
Diluted		4,523		4,490		4,531		4,637		4,775		4,795		4,860		4,862

(1)	Computation of earnings per share is further described in Note 1.

MASSBANK CORP. AND SUBSIDIARIES STOCKHOLDER DATA

YEARS ENDED DECEMBER 31, 2003 AND 2002

MASSBANK Corp.’s common stock is currently traded on the Nasdaq Stock Market under the symbol “MASB.” At December 31, 2003 there were 4,407,453 shares outstanding and 803 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or “street” name.

The following table includes the quarterly ranges of high and low closing sales prices for the common stock, as reported by Nasdaq, and dividends declared per share for the periods indicated.

	Price per Share		Cash
			Dividends
	High	Low	Declared

YEAR ENDED DECEMBER 31,	2003
Fourth Quarter	$44.27	$37.23	$0.23
Third Quarter	37.72	31.91	0.23
Second Quarter	36.20	27.47	0.23
First Quarter	28.90	27.50	0.23

YEAR ENDED DECEMBER 31,	2002
Fourth Quarter	$31.40	$27.37	$0.22
Third Quarter	34.93	27.70	0.22
Second Quarter	35.38	28.90	0.22
First Quarter	31.50	23.73	0.22

MASSBANK BRANCH OFFICES d/b/a

MASSBANK of Reading*

123 Haven Street
Reading, MA 01867
(781) 942-8188
(978) 446-9200

MASSBANK of Chelmsford

291 Chelmsford Street
Chelmsford, MA 01824
(978) 256-3751

17 North Road
Chelmsford, MA 01824
(978) 256-3733

MASSBANK of Dracut

45 Broadway Road
Dracut, MA 01826
(978) 441-0040

MASSBANK of Everett

738 Broadway
Everett, MA 02149
(617) 387-5115

MASSBANK of Lowell

50 Central Street
Lowell, MA 01852
(978) 446-9200

755 Lakeview Avenue
Lowell, MA 01850
(978) 446-9216

MASSBANK of Medford

4110 Mystic Valley Parkway
Wellington Circle Plaza
Medford, MA 02155
(781) 395-4899

MASSBANK of Melrose

476 Main Street
Melrose, MA 02176
(781) 662-0100

27 Melrose Street
Towers Plaza
Melrose, MA 02176
(781) 662-0165

MASSBANK of Stoneham

240 Main Street
Stoneham, MA 02180
(781) 662-0177

MASSBANK of Tewksbury

1800 Main Street
Tewksbury, MA 01876
(978) 851-0300

MASSBANK of Westford

203 Littleton Road
Westford, MA 01886
(978) 692-3467

MASSBANK of Wilmington

370 Main Street
Wilmington, MA 01887
(978) 658-4000

219 Lowell Street
Lucci’s Plaza
Wilmington, MA 01887
(978) 658-5775

*	Main Office

9

CORPORATE INFORMATION

Massbank Corp.
123 Haven Street
Reading, MA 01867
(781) 662-0100
(978) 446-9200
FAX (781) 942-1022

Savings and Mortgage
24-Hour-Rate Lines
(781) 662-0154
(978) 446-9285

Notice of Shareholders’ Meeting
The Annual Meeting of the
Shareholders of Massbank Corp.
will be held at 10:00 A.M.
on Tuesday, April 20, 2004 at the
Sheraton Ferncroft Resort
50 Ferncroft Road
Danvers, MA 01923

Trademark
Massbank and its logo are
registered trademarks of
the Company

Form 10-K
Shareholders may obtain without
charge a copy of the Company’s
2003 Form 10-K. Written requests
should be addressed to:
Shareholder Services
Massbank Corp.
159 Haven Street
Reading, MA 01867

Dividend Reinvestment and
Stock Purchase Plan
Shareholders may obtain a brochure
containing a detailed description of
the plan by writing to:
Shareholder Services
Massbank Corp.
159 Haven Street
Reading, MA 01867

Transfer Agent
American Stock Transfer &
Trust Company
59 Maiden Lane
New York, NY 10038
(800) 937-5449
(877) 777-0800
Website address:
www.amstock.com

Independent Auditors
KPMG LLP
99 High Street
Boston, MA 02110

Legal Counsel
Goodwin Procter LLP
Exchange Place
Boston, MA 02109

OFFICERS AND DIRECTORS
MASSBANK CORP.

OFFICERS

Gerard H. Brandi
Chairman, President and
Chief Executive Officer

Reginald E. Cormier
Senior Vice President, Treasurer and
Chief Financial Officer

Robert S. Cummings
Secretary

Donna H. West
Assistant Secretary

BOARD OF DIRECTORS

*Mathias B. Bedell
Retired, Bedell Brothers Insurance
Agency, Inc.

*Gerard H. Brandi
Chairman, President and
Chief Executive Officer,
Massbank Corp.

Allan S. Bufferd
Treasurer,
Massachusetts Institute of Technology

Kathleen M. Camilli
U.S. Economist
Credit Suisse Asset Management, LLC

†Peter W. Carr
Retired, Guilford Transportation
Industries

†Alexander S. Costello
Teacher, Brooks School

*Robert S. Cummings
Senior Counsel,
Nixon Peabody LLP

Leonard Lapidus
Banking and Bank Regulation
Consultant

*Stephen E. Marshall
Retired, C.H. Cleaves Insurance
Agency, Inc.

Nancy L. Pettinelli
Executive Director,
Visiting Nurse Association

†*Herbert G. Schurian
Certified Public Accountant

*Dr. Donald B. Stackhouse
Retired, Dental Health Concepts

*	Member, Executive Committee

†Member, Audit Committee

OFFICERS AND DIRECTORS
MASSBANK

OFFICERS

Gerard H. Brandi
Chairman, President and
Chief Executive Officer

Donald R. Washburn
Senior Vice President, Lending

Donna H. West
Senior Vice President,
Community Banking

Reginald E. Cormier
Senior Vice President, Treasurer
and Chief Financial Officer

David F. Carroll
Vice President, Operations

Richard J. Flannigan
Vice President and
Senior Trust Officer

Thomas J. Queeney
Vice President and
Senior Trust Officer

Marilyn H. Abbott
Assistant Treasurer

Carol A. Axelrod
Loan Officer

Kathleen M. Baldassari
Assistant Treasurer

Kenneth R. Berard
Assistant Treasurer

David M. Bianco
Assistant Treasurer

Andrea S. Bradford
Assistant Vice President

Melanie M. Buckingham
Assistant Treasurer

Ernest G. Campbell, Jr.
Collections Officer

Marianne J. Carpenter
Assistant Vice President

Lisa A. DiCicco
Trust Operations Officer

Claudeia F. Downing
Assistant Treasurer

Karen L. Flammia
Assistant Vice President

Scott M. Forbes
Mortgage Origination Officer

Rachael E. Garneau
Assistant Treasurer

Martin J. Heneghan
Assistant Comptroller

Brian W. Hurley
Assistant Vice President

Kimberly A. Judge
Assistant Treasurer

Anne M. Lee
Director of Human Resources

Kenneth A. Masson
Assistant Vice President,
Marketing

Davia A. Mello
Information Technology Officer

Laura M. O’Connor
Assistant Treasurer

Erik C. Olson
Auditor and
Compliance Officer

Joseph P. Orefice
Information Technology Officer

Karen L. O’Rourke
Assistant Treasurer

Joseph D. Regan
Comptroller

Charles E. Samour
Security Officer

Margaret E. White
Assistant Treasurer

Patricia A. Witts
Assistant Treasurer

Michael J. Woods
Assistant Vice President

BOARD OF DIRECTORS
AND
EXECUTIVE COMMITTEE

Mathias B. Bedell
Gerard H. Brandi, Chairman
Robert S. Cummings, Clerk
Stephen E. Marshall
Herbert G. Schurian
Dr. Donald B. Stackhouse
Donna H. West