Form 10-K, Exhibit 13
period 2004-12-31
MASSBANK CORP
filed 2005-03-14
CIK 799166

F i n a n c i a l   H i g h l i g h t s

Massbank Corp. and Subsidiaries
Selected Consolidated Financial Data

(In thousands) At December 31,	2004	2003	2002	2001	2000

Balance Sheet Data:
Total assets	$976,168	$1,010,733	$1,009,367	$971,317	$938,702
Mortgage loans	226,197	241,886	302,788	296,469	272,951
Other loans	10,001	11,120	16,011	34,548	37,196
Allowance for loan losses	1,307	1,554	2,271	2,494	2,594
Allowance for loan losses on off-balance sheet credit exposures	588	626	384	149	—
Investments(1)	704,611	722,079	669,875	618,545	607,096
Deposits	849,465	882,508	883,928	849,684	823,625
Stockholders’ equity	110,015	110,927	117,285	114,904	108,243

(In thousands)Years Ended December 31,	2004	2003	2002	2001	2000

Operating Data:
Interest and dividend income	$33,581	$38,137	$47,103	$55,117	$60,280
Interest expense	12,729	15,854	22,701	32,391	35,397

Net interest income	20,852	22,283	24,402	22,726	24,883
Provision (credit) for loan losses	(242)	(502)	—	40	60
Gains on securities, net	1,229	639	1,718	4,363	3,525
Other non-interest income	1,257	1,283	1,205	1,450	1,463
Non-interest expense	12,302	12,615	12,037	11,721	12,513

Income before income taxes	11,278	12,092	15,288	16,778	17,298
Income tax expense	3,898	4,229	5,474	6,019	6,187

Net income	$7,380	$7,863	$9,814	$10,759	$11,111

Years ended December 31,	2004	2003	2002	2001	2000

Other Data:
Yield on average interest-earning assets	3.52%	3.87%	4.85%	5.88%	6.67%
Cost of average interest-bearing liabilities	1.48	1.78	2.61	3.87	4.32

Interest rate spread	2.04	2.09	2.24	2.01	2.35
Net interest margin	2.19	2.26	2.52	2.43	2.76
Non-interest expense to average assets(3)	1.26	1.25	1.21	1.23	1.35
Efficiency ratio (2)(3)	51.5	49.9	43.9	41.1	41.9
Return on assets (net income/average assets)	0.75	0.78	0.99	1.13	1.20
Return on equity (net income/average stockholders’ equity)	6.71	7.08	8.39	9.53	10.93
Percent non-performing loans to total loans	0.03	0.09	0.13	0.19	0.18
Percent non-performing assets to total assets	0.01	0.02	0.04	0.07	0.06
Stockholders’ equity to assets, at year-end	11.27	10.97	11.62	11.83	11.53
Book value per share, at year-end(4)	$25.11	$25.17	$25.45	$24.34	$22.83
Market price – close, at year-end(4)	37.45	43.01	28.30	23.867	19.50
Earnings per share:(4)
Basic	1.67	1.77	2.09	2.30	2.30
Diluted	1.64	1.73	2.04	2.24	2.25
Cash dividends paid per share(4)	1.00	0.92	0.88	0.84	0.79
Dividend payout ratio	60%	52%	42%	37%	34%

(1) Consist of securities held to maturity and available for sale, trading securities, short-term investments, term federal funds sold and interest-bearing deposits in banks.

(2) Determined by dividing non-interest expense (including the provision (credit) for loan losses) by fully taxable equivalent net interest income plus non-interest income.

(3) Includes non-recurring non-interest expense of $363 thousand in 2000 related to the successful litigation to protect the Company’s principal trademark.

(4) All share information presented has been adjusted to reflect the 3-for-2 split of the Company’s common stock effective April 19, 2002.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

General

The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report. Certain amounts reported for prior years have been reclassified to conform to the 2004 presentation.

     The preparation of consolidated financial statements requires management to make estimates and assumptions, in the application of certain of its accounting policies, about the effect of matters that are inherently uncertain. These estimates and assumptions affect the reported amounts of certain assets, liabilities, revenues and expenses. Different amounts could be reported under different conditions, or if different assumptions were used in the application of these accounting policies. The accounting policies considered significant in this respect are the determination of the allowance for loan losses and allowance for loan losses on off-balance sheet credit exposures, and the determination of investment securities considered other than temporarily impaired. These significant accounting policies are discussed in the Provisions (Credit) for Loan Losses and Investment Securities Other Than Temporarily Impaired sections of this discussion and analysis and in Note 1 of the “Notes to Consolidated Financial Statements.”

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

     The Company’s consolidated net income depends largely upon net interest income, which is the difference between interest and dividend income from loans and investments (“interest-earning assets”), and interest expense on deposits (interest-bearing liabilities). Net interest income is significantly affected by general economic conditions, particularly changes in interest rates, competition, government legislation and policies affecting fiscal affairs, monetary policies of the Federal Reserve System, and the actions of the bank regulatory authorities. Earnings results are also affected by the Company’s provision (credit) for loan losses; loan and investment activities, particularly residential mortgage loan and mortgage-backed securities prepayment activity; changes in non-interest income, such as fee-based revenues and securities gains or losses; non-interest expense; and income taxes.

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

Critical Accounting Policies

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. As such, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of income and expense during the reporting periods. Actual amounts could differ from such estimates.

     The Company believes that the following accounting policies are among the most critical because they involve significant judgments and uncertainties and could potentially result in materially different results under different assumptions and conditions.

Provisions (Credit) for Loan losses

The provision (credit) for loan losses represents a charge or credit against current earnings and an addition to or deduction from the allowance for loan losses. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses (“loan allowance”). Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for purposes of establishing a sufficient loan allowance. The methodology includes three elements: an analysis of individual loans deemed to be impaired, general loss allocations for various types of loans based on loss experience factors and an unallocated allowance. The unallocated allowance is maintained based on management’s assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may affect the borrowers’ ability to pay, and trends in loan delinquencies and charge-offs.

     The provision (credit) for loan losses on off-balance sheet credit exposures represents a charge or credit against current earnings (reported in other non-interest expense) and an addition to or deduction from the allowance for loan losses on off-balance sheet credit exposures (“off-balance sheet exposures”). In determining the amount to provide for off-balance sheet exposures, the key factor is the adequacy of the balance. The balance of the off-balance sheet exposures is maintained based on expected drawdowns of committed loans, their loss experience factors, management’s assessment of various other factors including current and anticipated economic conditions that may affect the borrowers’ ability to pay and trends in loan delinquencies and charge-offs.

     Any significant changes in assumptions and/or conditions could result in higher than estimated losses that could adversely affect the Company’s earnings results. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances. Such agencies may require the Bank to recognize additional allowances based on judgements different from those of management, which could also adversely affect the Company’s earnings results.

Investment Securities other than Temporarily Impaired

Management judgment is involved in the evaluation of declines in value (“impairment”) of individual investment securities held by the Company. Declines in value that are deemed other than temporary are recognized in the income statement through write-downs in the recorded value of the affected securities. Management considers many factors in their analysis of other than temporarily impaired securities, including industry analyst reports, sector credit ratings, volatility in market price and other relevant information, such as the financial condition, earnings capacity and near term prospects of the company and the length of time and extent to which the market value has been less than cost.

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

     If “due to general market conditions” an investment security declines in price from its cost basis by 25% or more for more than a year, between 30% and 40% for more than nine months, between 40% and 50% for more than six months or over 50% for more than ninety days, and in each case the value of the investment security has been below its cost basis for the entire period in question, then the security is considered “other than temporarily impaired” and it is written down to its current fair market value and the loss is recognized in earnings. U.S. Treasury and Government Agency securities fluctuate in value based on changes in market interest rates and other factors; however, they can be redeemed at par value if held to maturity and therefore, if their maturity date is less than one year into the future regardless of their market value they are considered only temporarily impaired. Any unfavorable change in general market conditions could cause an increase in the Company’s impairment write downs of investment securities. This would have an adverse effect on the Company’s earnings results. Other than temporary impairment write downs of investment securities in 2003 and 2002 totaled $9 thousand and $67 thousand, respectively. There were no other than temporary impairment write downs of investment securities in 2004.

     Securities deemed temporarily impaired are carried at market value in the asset section of the Company’s balance sheet. Any change in value is reflected in accumulated other comprehensive income in the stockholders’ equity section of the Company’s balance sheet.

Financial Overview

Massbank Corp. provides a broad range of banking services through its subsidiary, Massbank (“the Bank”). The Bank offers a full range of retail and commercial deposit products through its fifteen banking offices located in Eastern Massachusetts. The Bank’s lending business includes residential and commercial real estate mortgages, construction loans, commercial loans and a variety of consumer loans. The Bank’s loan portfolio is concentrated among borrowers from the municipalities in which it operates banking offices and all of the contiguous cities and towns. The Bank also invests a significant portion of its funds in U.S. Treasury and Government agency securities, mortgage-backed securities, federal funds sold and other authorized investments. The Bank’s earnings depend largely upon net interest income. Securities gains are also an important source of revenue for the Bank.

     The Bank faces strong competition from banks and other financial services providers in our market area. The principal methods of competition are through interest rates, financing terms and other customer conveniences. Among the external factors affecting Massbank’s operating results are market interest rates, the shape of the U.S. Treasury securities yield curve, the condition of the financial markets and both regional and national economic conditions.

     In 2004, the Company generated net income of $7.4 million, or $1.64 per diluted share, compared with $7.9 million, or $1.73 per diluted share, in 2003. Return on assets and return on equity were 0.75% and 6.71%, respectively, in 2004, compared to 0.78% and 7.08%, respectively, in 2003. Our net interest margin was under continued pressure in 2004 as a result of the asset sensitive position of our balance sheet and the low interest rate environment.

     Decreases in 2004 earnings and operating ratios were mainly due to a decrease in net interest income driven by both a decline in yield and a decline in the size of the Bank’s loan and mortgage-backed securities portfolios. This is the result of the significant refinancing and prepayment activity experienced in 2003 and to a lesser extent in 2004.

     The Company’s earnings and operating ratios were positively affected by an increase in net securities gains in 2004 and an increase in the Federal Funds rate in the second half of 2004. The Federal Reserve Bank Board’s Federal Open Market Committee (FOMC) raised the target rate for Federal Funds by 25 basis points five times from the end of June to year-end 2004, increasing the rate from 1.00% to 2.25%. In 2005, we would expect to benefit from any sustained increases in interest rates, partially offset by any decreases in the difference between the five year Treasury yield and the yield on Federal Funds (curve flattening).

Years ended December 31, 2004 compared to 2003:

(In thousands) Years ended December 31,	2004	2003	change

Income Statement Data
Interest and dividend income:
Mortgage and other loans	$14,247	$18,516	$(4,269)
Mortgage-backed securities	6,571	8,250	(1,679)
Federal funds sold	2,438	2,266	172
Other securities and investments	10,325	9,105	1,220

Total interest and dividend income	33,581	38,137	(4,556)
Total interest expense	12,729	15,854	3,125

Net interest income	20,852	22,283	(1,431)
Provision (credit) for loan losses	(242)	(502)	(260)
Gains on securities, net	1,229	639	590
Other non-interest income	1,257	1,283	(26)
Non-interest expense	12,302	12,615	313
Income tax expense	3,898	4,229	331

Net income	$7,380	$7,863	$(483)
Diluted earnings per share (in dollars):	$1.64	$1.73	$(0.09)

(In thousands) Years ended December 31,	2004	2003	change

Average Balance Sheet Data
Earning assets:
Mortgage and other loans	$243,351	$284,001	$(40,650)
Mortgage-backed securities	115,847	133,037	(17,190)
Federal funds sold	186,615	209,463	(22,848)
Other securities and investments	409,454	361,354	48,100

Total average earning assets	$955,267	$987,855	$(32,588)
Total average deposits	$862,691	$892,329	$(29,638)

Earnings results for 2004 included the following that are more fully discussed in other sections of management’s discussion and analysis:

•	Reduction in net interest income of $1.4 million due essentially to a decline in yield and a decline in the size of the Bank’s loan and mortgage-backed securities portfolios due to the significant refinancing and prepayment activity experienced in 2003 and to a lesser extent in 2004.

•	A negative provision for loan losses that was $260 thousand less than the prior year. The negative provision is due to a reduction in the size of the loan portfolio and a low level of problem loans.

•	An increase in net securities gains of $590 thousand.

•	A decrease in non-interest expense of $313 thousand primarily attributable to a reduction in the number of bank employees.

•	A decrease in income tax expense of $331 thousand due to lower income before taxes and a reduction in the Company’s effective income tax rate.

Condensed Consolidated Balance Sheets

(In thousands) at December 31,	2004	2003	change

Short-term investments	$194,250	$214,532	$(20,282)
Interest-bearing deposits in banks	2,718	5,685	(2,967)
Securities available for sale, at market value	443,753	429,229	14,524
Securities held to maturity, at amortized cost	4,877	—	4,877
Trading securities, at market value	59,013	72,633	(13,620)

Total investments	704,611	722,079	(17,468)
Total loans	236,198	253,006	(16,808)
Allowance for loan losses	(1,307)	(1,554)	247

Net loans	234,891	251,452	(16,561)
Other assets	36,666	37,202	(536)

Total assets	$976,168	$1,010,733	$(34,565)

Total deposits	$849,465	$882,508	$(33,043)
Escrow deposits of borrowers	1,074	1,139	(65)
Other liabilities	15,614	16,159	(545)

Total liabilities	866,153	899,806	(33,653)
Total stockholders’ equity	110,015	110,927	(912)

Total liabilities and stockholders’ equity	$976,168	$1,010,733	$(34,565)

Financial Condition

The Company’s total assets decreased $34.6 million, or 3.4% to $976.2 million at December 31, 2004 from $1.011 billion at December 31, 2003. This was due essentially to a decline of $33.0 million in total deposits.

Investments

At December 31, 2004 the Company’s investment portfolio consisted of short-term investments, interest-bearing deposits in banks and securities available for sale, held to maturity and trading totaling $704.6 million or 72.2% of assets. This reflects a decrease of $17.5 million compared to $722.1 million representing 71.4% of total assets at December 31, 2003. The Company’s investment portfolio is concentrated in U.S. Treasury and Government agency securities and mortgage-backed securities. U.S. Treasury and Government agency securities totaled $371.5 million at year-end. This included $158.8 million in callable agency securities. The portfolio of mortgage-backed securities consists primarily of 15-year contractual life mortgage-backed securities issued by GNMA, FNMA and FHLMC. The Company’s strategy is to purchase liquid investments with short to intermediate maturities that generally match the Company’s deposit structure. This strategy helps ensure that the Company’s overall interest rate risk position stays within policy requirements. The Company also holds $7.4 million in equity securities at December 31, 2004. This portfolio has been reduced from $11.5 million at December 31, 2003. In 2004, the Company increased its mortgage-backed securities portfolio from $95.7 million at December 31, 2003 to $127.6 million at December 31, 2004 to help improve its net interest margin. If interest rates increase in 2005 and the shape of the yield curve is positive, the Company will likely add to its mortgage-backed securities portfolio. We believe that this addition would tend to improve the Company’s net interest margin.

Loans

Massbank’s loan portfolio at December 31, 2004 was $236.2 million, compared to $253.0 million at December 31, 2003, and was comprised of $224.6 million of residential mortgage loans, $1.6 million of commercial mortgage loans, $9.9 million of consumer loans and $0.1 million of commercial loans. This compares to $240.3 million of residential mortgage loans, $1.6 million of commercial mortgage loans, $11.0 million of consumer loans and $0.1 million of commercial loans at December 31, 2003.

     The loan portfolio decreased by 6.6% during 2004 to $236.2 million principally due to loan principal payments, pay downs and payoffs combined with a decline in loan origination activity. Loan originations totaled $60.3 million in 2004, down 27.0% from $82.6 million in 2003.

Non-Performing Assets

Non-accrual loans, generally those loans that are 90 days or more delinquent declined to $74 thousand at December 31, 2004 from $230 thousand at December 31, 2003. This represents 0.03% of total loans at December 31, 2004. The Bank had no real estate acquired through foreclosure at year-end 2004.

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

     Total deposits at December 31, 2004 were $849.5 million, compared to $882.5 million at December 31, 2003. Increased competition for deposits and more attractive returns on other investment opportunities were the principal reasons for the deposit outflows.

     In 2004, savings deposits decreased $46.5 million or 7.7% year-over-year, to $561.3 million from $607.8 million at year-end 2003. Conversely, certificates of deposit increased by $10.9 million or 5.7% to $200.5 million at year-end 2004 as customers began to shift deposits from savings accounts to certificates of deposit seeking a higher rate of return on their deposits. Demand and NOW deposits totaled $87.7 million at December 31, 2004 compared to $85.1 million at December 31, 2003. For information concerning deposit balances at year-end 2004 and 2003, their average cost and the maturity distribution and related rate structure of the Bank’s time certificates of deposit, see Note 10 of Notes to Consolidated Financial Statements.

Stockholders’ Equity

Total stockholders’ equity decreased $0.9 million to $110.0 million at December 31, 2004, representing a book value of $25.11 per share, from $110.9 million representing a book value of $25.17 per share at December 31, 2003.

     The decrease in total stockholders’ equity was due principally to the Company’s repurchase of 73,823 shares of treasury stock at a cost of $2.6 million, the payment of dividends to stockholders of $4.4 million and the decrease in other comprehensive income of $2.2 million due primarily to the decline in market value of the Bank’s debt securities portfolio. This was partially offset by the net income for the year of $7.4 million and the payments and related tax benefits received from the exercise of stock options by the Company’s officers and directors of $0.9 million.

Results of Operations

Comparison of the years 2004 and 2003

Net Interest Income

Net interest income is the primary source of Massbank’s operating income. The level of net interest income is affected by the volume and mix of average interest-earning assets and interest-bearing liabilities, market interest rates and other factors.

     Net interest income on a fully taxable equivalent (FTE) basis totaled $20.9 million in 2004 compared to $22.4 million in 2003. The decrease was primarily attributable to a decrease in net interest margin. The Company’s net interest margin (net interest income on a FTE basis divided by average interest earning assets) for the year ended December 31, 2004 decreased to 2.19% from 2.26% in the prior year. Total average earning assets decreased $32.6 million or 3.3% to $955.3 million in 2004, from $987.9 million in 2003.

     The tables on pages 26 and 27 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest earning assets and interest-bearing liabilities have affected interest income and expense during the years indicated. Information is provided for each category of interest-earning assets and interest-bearing liabilities, on changes due to (1) volume and (2) interest rates.

     Interest on investment securities available for sale on a FTE basis was $9.0 million for 2004 compared to $7.6 million for 2003. The increase in interest income was due to the increase in the average balance of investment securities available for sale from $259.1 million in 2003 to $324.2 million in 2004, offset in part by a lower yield on these securities due primarily to securities maturing and securities purchased in 2004 at lower market interest rates.

     Interest on mortgage-backed securities available for sale and held to maturity was $6.6 million for 2004 compared to $8.3 million for 2003. The average balance of mortgage-backed securities was $115.8 million with an average yield of 5.67% for 2004 compared to an average balance of $133.0 million with an average yield of 6.20% for 2003. The prepayment activity experienced in 2003 and 2004 reduced the balance and the yield on the bank’s mortgage-backed securities portfolio. In addition, mortgage-backed securities purchased in 2004 were at lower yields due to the low interest rate environment.

     Interest on trading securities was $1.1 million for 2004, essentially unchanged from the prior year. The average balance of trading securities was $69.3 million for 2004 compared to $72.5 million for 2003. The yield on these securities improved to 1.65% for the recent year, from 1.53% for 2003.

     Interest income on Federal funds sold and short-term investments was $2.7 million for 2004 and 2003. The average balance of these investments decreased from $239.1 million for 2003 to $202.5 million for 2004. This was offset by a higher yield on these investments due to a rise in short-term interest rates. The Federal Reserve Bank Board’s Federal Open Market Committee raised the target interest rate for Federal Funds five times from the end of June to year-end 2004, increasing the rate from 1.00% to 2.25%.

     Interest on loans fell to $14.2 million for 2004, from $18.5 million for 2003. The average balance for mortgage and other loans for 2004 was $243.4 million with an average yield of 5.85%. This compares to an average balance for mortgage and other loans of $284.0 million for 2003 with an average yield of 6.52%. The decline in average balances is due to principal payments, pay downs and prepayments on mortgages and lower loan origination volume for 2004 compared to 2003. Loans originations totaled $60.3 million in 2004 compared to $82.6 million in 2003. The decline in yields year to year is due to the low market interest rate environment that resulted in higher refinancing and prepayment activity on the Bank’s portfolio of higher yielding fixed rate loans, with proceeds being reinvested and new loans being originated at lower yields.

     Interest on total deposits was $12.7 million for 2004 compared to $15.9 million for 2003. The average balance of total deposits was $862.7 million with an average cost of 1.48% for 2004 compared to an average balance of $892.3 million with an average cost of 1.78% for 2003. The decrease in average balance was due primarily to increased competition for deposits and more attractive returns on other investment opportunities. The decrease in average cost of deposits in 2004 was the result of the relatively low interest rate environment.

Provisions (credit) for Loan Losses

In 2004, the Bank recorded a negative provision for loan losses of $242 thousand due to the quality of loans in the portfolio and a decrease in the size of the Bank’s loan portfolio. This compares to a negative provision for loan losses of $502 thousand in 2003. The Bank’s loan portfolio decreased $16.8 million or 6.6% from $253.0 million at December 31, 2003 to $236.2 million at December 31, 2004. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for the purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired, general loss allocations for various loan types based on loss experience factors, and an unallocated allowance which is maintained based on management’s assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may effect the borrowers’ ability to pay, and trends in loan delinquencies and charge-offs. At December 31, 2004, the allowance for loan losses was $1.3 million representing 0.55% of total loans and 1766% of non-accrual loans. This compares to an allowance for loan losses of $1.6 million representing 0.61% of total loans and 676% of non-accrual loans at December 31, 2003. Non-accrual loans totaled $74 thousand at December 31, 2004, down from $230 thousand a year earlier. The Bank’s net charge-offs totaled $5 thousand in 2004 compared to net recoveries of $11 thousand in 2003.

     The Bank also maintains an allowance for loan losses on off-balance sheet credit exposures (shown separately on the balance sheet) that totaled $588 thousand and $626 thousand, respectively, at December 31, 2004 and 2003. In 2004, the Company recorded a negative provision for off-balance sheet credit exposures of $39 thousand compared to a charge of $16 thousand in 2003. The credit or provision is included in other non-interest expense.

Non-Interest Income

Non-interest income consists of gains or losses on securities, deposit account service fees and other non-interest income. Non-interest income for the year ended December 31, 2004 increased $564 thousand or 29.3% to $2.5 million, from $1.9 million for the year ended December 31, 2003. The increase is due primarily to an increase in net gains on securities available for sale and trading securities of $590 thousand, from $639 thousand in 2003 to $1.2 million in 2004. Net securities gains in 2004 were comprised of $1.5 million in net gains on equity securities and $299 thousand in net losses on debt securities. This compares to $347 thousand in net gains on equity securities and $292 thousand in net gains on debt securities in 2003. Management, consistent with many analysts, is cautious concerning its outlook regarding the likely performance of the equity markets over the next several years, expecting only moderate returns in the near term.

     Deposit account service fees and other non-interest income combined were $1.3 million in 2004 and 2003.

Non-Interest Expense

Non-interest expense totaled $12.3 million for the year ended December 31, 2004 compared to $12.6 million for the prior year, a decrease of $313 thousand or 2.5%. Salaries and employee benefits, the largest component of non-interest expense, decreased $264 thousand or 3.4% to $7.4 million in 2004 from $7.7 million in 2003. The decrease in salaries and employee benefits is due principally to a reduction in the number of bank employees.

     The Company’s other expenses consisting of occupancy and equipment, data processing, advertising and marketing, deposit insurance and other expenses totaled $4.2 million in 2004 reflecting a decrease of $286 thousand from the prior year. This was partially offset by an increase in professional services expenses of $237 thousand, from $394 thousand in 2003 to $631 thousand in 2004. The increase is principally a result of the higher fees paid to our independent registered public accounting firm to complete their audit of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002. In 2003, the Company paid $146 thousand in audit fees to its independent registered public accounting firm. In 2004, the fees for the audits of the Company’s financial statements and internal control over financial reporting totaled $353 thousand.

Income Tax Expense

For the years ended December 31, 2004 and 2003, income tax expense amounted to $3.9 million and $4.2 million, respectively. The decrease in income tax expense is primarily due to lower income before taxes and a decrease in the Company’s effective income tax rate. The Company’s effective income tax rate for the year ended December 31, 2004 was 34.56%, down from 34.97% for the year ended December 31, 2003.

Financial Overview

Comparison of the years 2003 and 2002

Massbank Corp.’s earnings for 2003 were $7.9 million, or $1.73 per diluted share, compared to $9.8 million, or $2.04 per diluted share, in 2002. Basic earnings per share for 2003 were $1.77 compared to $2.09 in the prior year. Return on assets and return on equity were 0.78% and 7.08%, respectively, in 2003, compared to 0.99% and 8.39%, respectively, in 2002.

     Decreases in earnings and operating ratios were mainly due to the historically low market interest rate environment in 2003 which resulted in significant mortgage-backed securities and residential mortgage loan prepayment activity, and a Federal Reserve Bank monetary policy that reduced the Federal Funds rate to 1% for most of 2003, due to concerns about the slowdown in the U.S. economy. The Company’s earnings and operating ratios were also affected by the decline in net gains on equity securities in 2003.

Years Ended December 31, 2003 compared to 2002:

(In thousands) Years ended December 31,	2003	2002	change

Income Statement Data
Interest and dividend income:
Mortgage loans	$17,682	$20,819	$(3,137)
Mortgage-backed securities	8,250	14,863	(6,613)
Federal funds sold	2,266	2,974	(708)
Other	9,939	8,447	1,492

Total interest and dividend income	38,137	47,103	(8,966)
Total interest expense	15,854	22,701	6,847

Net interest income	22,283	24,402	(2,119)
Provision (credit) for loan losses	(502)	—	502
Gains on securities, net	639	1,718	(1,079)
Other non-interest income	1,283	1,205	78
Non-interest expense	12,615	12,037	(578)
Taxes	4,229	5,474	1,245

Net income	$7,863	$9,814	$(1,951)
Diluted earnings per share (in dollars):	$1.73	$2.04	$(0.31)

(In thousands) Years ended December 31,	2003	2002	change

Average Balance Sheet Data
Earning assets:
Mortgage loans	$270,826	$308,710	$(37,884)
Mortgage-backed securities	133,037	233,627	(100,590)
Federal funds sold	209,463	183,968	25,495
Other	374,529	246,877	127,652

Total average earning assets	$987,855	$973,182	$14,673
Total average deposits	$892,329	$870,685	$21,644

Earnings results for 2003 included the following that are more fully discussed in other sections of this discussion and analysis:

•	Reduction in net interest income of $2.1 million due essentially to the extraordinary prepayment activity on mortgage- backed securities and residential mortgages that significantly reduced interest income on these (higher yielding) earning assets and a reduction in interest income on Federal funds sold due to a lower Federal funds rate.

•	Negative provision for loan losses in the amount of $502 thousand due to the quality of loans in the portfolio and a decrease in the Bank’s loan portfolio.

•	A reduction in net securities gains taken during the year in the amount of $1.1 million.

•	An increase in non-interest expense in the amount of $578 thousand primarily attributable to broad based salary increases of $106 thousand, an increase in health and other benefit costs for employees of $51 thousand, an increase of $237 in deferred compensation expense related to the Bank’s supplemental retirement plan for certain executive officers that is offset by a corresponding increase in other non-interest income and an increase of $250 thousand in occupancy and equipment expense.

•	A reduction in income tax expense of $1.2 million due to lower income before income taxes and a reduction in the Company’s effective income tax rate.

Condensed Consolidated Balance Sheets

(In thousands) at December 31,	2003	2002	change

Short-term investments	$214,532	$248,750	$(34,218)
Interest-bearing deposits in banks	5,685	4,854	831
Securities available for sale, at market value	429,229	380,022	49,207
Trading securities, at market value	72,633	36,249	36,384

Total investments	722,079	669,875	52,204
Total loans	253,006	318,799	(65,793)
Allowance for loan losses	(1,554)	(2,271)	717

Net loans	251,452	316,528	(65,076)
Other assets	37,202	22,964	14,238

Total assets	$1,010,733	$1,009,367	$1,366

Total deposits	$882,508	$883,928	$(1,420)
Escrow deposits of borrowers	1,139	1,387	(248)
Other liabilities	16,159	6,767	9,392

Total liabilities	899,806	892,082	7,724
Total stockholders’ equity	110,927	117,285	(6,358)

Total liabilities and stockholders’ equity	$1,010,733	$1,009,367	$1,366

Financial Condition

The Company’s total assets were $1.011 billion at December 31, 2003 compared to $1.009 billion at December 31, 2002 reflecting virtually no asset growth in 2003. This was due to a decrease in stockholders’ equity and deposits declining slightly in 2003.

Investments

At December 31, 2003 the Company’s investment portfolio, consisting of securities available for sale and trading, short-term investments and interest-bearing bank deposits totaled $722.1 million or 71.4% of total assets, an increase of $52.2 million or 7.8%, compared to $669.9 million representing 66.4% of total assets at December 31, 2002. The increase in investments was essentially due to an increase of $36.4 million in trading securities consisting primarily of U.S. Treasury obligations, and an increase of $49.2 million in securities available for sale, partially offset by a reduction in short-term investments. The mix of available for sale securities in 2003, as in 2002, continued to shift from a large concentration of mortgage-backed securities to U.S. Treasury and Government agency securities, including callable government agency securities totaling $192.4 million at year-end 2003. The bank’s mortgage-backed securities portfolio declined by $93.4 million in 2003, from $189.1 million at year-end 2002 to $95.7 million at year-end 2003. The decrease in mortgage-backed-securities (MBS) results from significant prepayment activity in 2003. In addition, because of the historically low interest rate environment in 2003 and the anticipation of higher rates in 2004, the bank only purchased $9.9 million in MBS in 2003. Instead, the Bank increased its holdings of callable agency securities in order to help improve its net interest spread.

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

     The Bank’s loan portfolio consists predominately of residential mortgages. Residential mortgage loans amounted to $240.3 million at December 31, 2003, representing 95% of the loan portfolio. At year-end 2003, 90.4% and 9.6% of the Company’s residential mortgage loans were fixed rate and variable rate loans, respectively. See Note 5 of Notes to Consolidated Financial Statements for a table setting forth the composition of the loan portfolio at year-end 2003.

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

     Total deposits at December 31, 2003 amounted to $882.5 million, reflecting a decrease of $1.4 million from the prior year total of $883.9 million. Deposits in 2003 remained essentially unchanged from the prior year. Increased competition for deposits in the latter part of 2003 and more attractive returns on equity securities were the principal reasons for deposit outflows.

     Savings deposits continued to increase in 2003 as in the prior year, increasing $58.9 million or 10.7% year-over-year, to $607.8 million from $548.9 million at year-end 2002. Conversely, certificates of deposit decreased by $60.0 million or 24.0% to $189.6 million as customers continued the trend of shifting their deposits upon maturity from certificates of deposit to savings accounts seeking liquidity in this low interest rate environment. Demand and NOW account deposits amounted to $85.1 million at December 31, 2003 compared to $85.3 million at December 31, 2002.

Stockholders’ Equity

Total stockholders’ equity decreased $6.4 million to $110.9 million at December 31, 2003, representing a book value of $25.17, per share from $117.3 million representing a book value of $25.45 per share at December 31, 2002.

     The decrease in stockholders’ equity was essentially the result of the Company’s repurchase of 278,751 shares of treasury stock in 2003 at a cost of $8.1 million, the payment of dividends to stockholders of $4.1 million and the decrease in other comprehensive income of $3.7 million due primarily to the decline in market value of the Bank’s debt securities portfolio. This was partially offset by the net income for the year of $7.9 million and the payments and related tax benefits received from the exercise of stock options by the Company’s officers and directors of $1.7 million.

Results Of Operations

Comparison of the years 2003 and 2002

Net Interest Income

Net interest income is the primary source of Massbank’s operating income. The level of net interest income is affected by the volume and mix of average interest-earning assets and interest-bearing liabilities, market interest rates and other factors.

     Net interest income on a fully taxable equivalent (FTE) basis totaled $22.4 million in 2003 compared to $24.5 million in 2002. This decrease was primarily attributable to a decrease in net interest margin partially offset by growth in average earning assets. The Company’s net interest margin for the year ended December 31, 2003 decreased to 2.26% from 2.52% in the prior year. Average earning assets increased $14.7 million or 1.5% to $987.9 million in 2003, from $973.2 million in 2002. The tables on pages 26 and 27 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the years indicated. Information is provided for each category of interest-earning assets and interest-bearing liabilities, on changes due to (1) volume and (2) interest rates.

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

     The yield on earning assets has declined for three consecutive years due to declining market interest rates, including the Federal Funds rate that is currently at 1%, and the change in the mix of the Company’s average earning assets. The interest income from the Bank’s mortgage-backed securities (MBS) and loans declined significantly in 2003 from the prior year as a result of extraordinary prepayment activity in the historically low interest rate environment of 2003. With respect to the MBS portfolio, the Bank only added $9.9 million in MBS to the portfolio in 2003 because of low market interest rates. Additionally, because the Bank maintained a significant portion of its earning assets in Federal funds sold in 2003, the decrease in Federal funds rate also contributed to a reduction in interest income in 2003.

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

Provisions (credit) for Loan Losses

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

     In 2003, the Company recorded a provision for off-balance sheet credit exposures of $16 thousand. There was no charge to earnings in 2002. This provision is included in other non-interest expense.

Non-Interest Income

Non-interest income consists of gains or losses on securities, deposit account service fees and other non-interest income. Non-interest income for the year ended December 31, 2003 decreased $1.0 million or 34.2% to $1.9 million, from $2.9 million for the year ended December 31, 2002. The decrease is due primarily to a decrease in net gains on securities available for sale and trading securities of $1.1 million, from $1.7 million in 2002 to $639 thousand in 2003. Net securities gains in 2003 were comprised of $347 thousand in net gains on equity securities and $292 thousand in net gains on debt securities. This compares to net gains on equity securities of $1.2 million and net gains on debt securities of $484 thousand in 2002.

     Deposit account service fees and other non-interest income combined increased $78 thousand to $1.3 million in 2003 from $1.2 million the prior year.

Non-Interest Expense

Non-interest expense totaled $12.6 million for the year ended December 31, 2003 compared to $12.0 million for the prior year, an increase of $578 thousand or 4.8%. Salaries and employee benefits, the largest component of non-interest expense, increased $394 thousand or 5.4% to $7.7 million in 2003 from $7.3 million in 2002. The increase in salaries and employee benefits is primarily the result of broad based salary increases of $106 thousand and an increase in health and other benefit costs for employees of $51 thousand. Also reflected is an increase of $237 thousand in deferred compensation expense related to the Bank’s supplemental retirement plan for certain executive officers. This expense, however, is essentially offset by a corresponding increase in other non-interest income. Occupancy and equipment expense increased $250 thousand to $2.2 million in 2003 due to an increase in depreciation expense of $123 thousand and increases in a variety of other occupancy and equipment related costs. Additionally, the Company’s data processing, advertising and marketing, deposit insurance and other expenses combined totaled $2.7 million in 2003 reflecting a decrease of $66 thousand compared to the prior year.

Income Tax Expense

For the years ended December 31, 2003 and 2002, income tax expense amounted to $4.2 million and $5.5 million, respectively. The decrease in income tax expense is primarily due to lower income before taxes and a decrease in the Company’s effective income tax rate. The Company’s effective income tax rate for the year ended December 31, 2003 was 34.97%, down from 35.81% for the year ended December 31, 2002.

Contractual Obligations

The Company’s contractual cash obligations and commitments to extend credit as of December 31, 2004 are as follows:

	Payments Due or Commitments Expiring – By Period
		Less than	One to	Four to	More than
(In thousands)	Total	one year	three years	five years	five years

Contractual cash obligations:
Operating lease obligations	$1,451	$296	$463	$361	$331
Data processing service obligations(1)	936	618	318	—	—
Pension benefit obligations	364	364	—	—	—
Supplemental retirement benefit obligations	55	55	—	—	—

Total contractual cash obligations	$2,806	$1,333	$781	$361	$331

Other commitments:
Commitments to originate residential mortgage loans	$3,811	$3,811	$—	$—	$—
Unused lines of credit	33,909	364	1,463	8,917	23,165
Other loan commitments	4,115	89	—	3,926	100

Total other commitments (2)	$41,835	$4,264	$1,463	$12,843	$23,265

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

Liquidity and Capital Resources

The Bank must maintain a sufficient level of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank’s primary sources of funds are deposits, loan and mortgage-backed securities amortization and prepayments, sales, calls or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in federal funds sold and money market funds, which can readily be converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 2004, the Bank had $194.3 million or 19.9% of total assets and $371.5 million or 38.1% of total assets invested, respectively, in federal funds sold and money market funds, and United States obligations.

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

     The capital ratios of the Bank and the Company currently exceed the minimum regulatory requirements. At December 31, 2004, the Bank had a leverage Tier I capital to average assets ratio of 10.67%, a Tier I capital to risk-weighted assets ratio of 37.48% and a total capital to risk-weighted assets ratio of 38.32%. The Company, on a consolidated basis, had ratios of leverage Tier I capital to average assets of 11.15%, Tier I capital to risk-weighted assets of 39.16% and total capital to risk-weighted assets of 40.00% at December 31, 2004.

Asset and Liability Management

The goal of asset/liability management is to ensure that liquidity, capital and market risk are prudently managed. Asset/ liability management is governed by policies reviewed and approved annually by the Bank’s Board of Directors (the “Board”). The Board establishes policy limits for long-term interest rate risk assumption and delegates responsibility for monitoring and measuring the Company’s exposure to interest rate risk to the Risk Management and Asset/Liability Committee (the“Committee”). The Committee which is comprised of members of the Company’s Board of Directors, members of senior management and the Bank’s controller, generally meets four times a year to review the economic environment and the volume, mix and maturity of the Company’s assets and liabilities.

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

     Financial instruments calling for future cash flows show market value increases or decreases when rates change. Management monitors the potential change in market value of the Company’s debt securities assuming an immediate (parallel) shift in interest rates of up to 200 basis points up or down. Results are calculated using industry standard analytics and securities data from Bloomberg. The Company uses the results to review the potential changes in market value resulting from immediate rate shifts and to manage the effect of market value changes on the Company’s capital position.

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

Interest Rate Risk (continued)

The Company, despite having a one-year negative GAP position as of year-end 2004, expects its net interest income and net interest spread in 2005 to move in the same direction as the change in market rates rather than in the opposite direction as GAP analysis theory postulates. One of the more significant reasons for this is the fact that a GAP presentation does not reflect the degrees to which interest earning assets and deposit costs respond to changes in market interest rates. The rates on all financial instruments do not always move by the same amount as the general change in market rates. Since the Company has elected to raise rates by a modest amount on some savings and transaction-oriented accounts in response to a change in market rates and expects to raise rates further if market rates continue to rise, these deposits are included in the three months or less category. As a result, the Company’s one-year cumulative GAP position was converted from asset sensitive to liability sensitive as of year-end 2004.

     The Company has historically managed its interest rate GAP primarily by lengthening or shortening the maturity structure of its securities portfolio, by continually modifying the composition of its securities portfolio and by selectively pricing and marketing its various deposit products. In anticipation of higher interest rates in 2005, the Company’s strategy has been to purchase liquid investments with short to intermediate maturities.

     The following table presents the amounts of interest-earning assets and interest-bearing liabilities at December 31, 2004 that are assumed to mature or reprice during the periods indicated. The table also summarizes the Company’s GAP position at December 31, 2004. As of this date, the Company’s one-year cumulative GAP position was negative $301.4 million, representing approximately 30.9% of total assets compared to a negative GAP of $68.8 million or 6.8% of total assets at December 31, 2003. The cumulative GAP-asset ratio measures the direction and extent of imbalance between an institution’s assets and liabilities repricing through the end of a particular period.

	Interest Sensitivity Periods
	3 Months	3 to 6	6 Months	1 to 5	Over
(In thousands)	or Less	Months	to 1 Year	Years	5 Years	Total

Interest-earning assets:
Loans(3)	$18,476	$11,863	$19,670	$128,587	$57,602	$236,198
Short-term investments:
Federal funds sold	193,728	—	—	—	—	193,728
Other	522	—	—	—	—	522
Interest-bearing deposits in banks	671	522	654	871	—	2,718
Securities available for sale(3)	37,042	66,933	46,386	268,437	24,955	443,753
Securities held to maturity	303	285	530	3,239	520	4,877
Trading securities	59,013	—	—	—	—	59,013

Total interest-earning assets	$309,755	$79,603	$67,240	$401,134	$83,077	$940,809

Interest-bearing liabilities:
Deposits(1) (2) (4)	$704,817	$25,868	$27,344	$62,946	$902	$821,877

Total interest-bearing liabilities	$704,817	$25,868	$27,344	$62,946	$902	$821,877

GAP for period	$(395,062)	$53,735	$39,896	$338,188	$82,175	$118,932
Cumulative GAP – December 31, 2004	$(395,062)	$(341,327)	$(301,431)	$36,757	$118,932
Cumulative GAP as a percent of total assets	(40.5)%	(35.0)%	(30.9)%	3.8%	12.2%

Cumulative GAP – December 31, 2003	$(162,516)	$(125,816)	$(68,836)	$268,019	$120,386

(1)	Excludes non-interest bearing demand accounts of $28,662.

(2)	Includes escrow deposits of borrowers of $1,074.

(3)	Loans and mortgage-backed securities reflect regular amortization of principal and prepayment estimates. Callable U.S. Government agency securities of $158,841 thousand are shown in the period they are expected to be called or reprice, otherwise they are shown based on their maturity date. It is assumed that a security will be called if the coupon rate on the security exceeded market interest rates at year-end 2004.

(4)	It is assumed that the Bank’s Savings and NOW account rates will be increased within 3 months or less.

Interest Rate Risk (continued)

The following table shows the Company’s financial instruments that are sensitive to changes in interest rates, categorized by expected call date or maturity, and the instruments’ fair values as of December 31, 2004.

Expected Maturity Date
At December 31, 2004
								Fair Value
(In thousands)	2005	2006	2007	2008	2009	Thereafter	Total	at 12/31/04

Interest sensitive assets:
Fixed rate securities(5)	$121,663	$81,827	$62,207	$71,941	$22,527	$52,845	$413,010	$415,103
Average interest rate(1)	2.97%	3.22%	3.66%	3.80%	4.86%	5.17%	3.65%
Variable rate securities(2) (5)	12,529	5,000	2,000	4,000	9,000	173	32,702	33,533
Average interest rate(1)	3.36%	2.16%	2.15%	3.00%	2.67%	3.93%	2.87%
Trading securities(6)	59,013	—	—	—	—	—	59,013	59,013
Average interest rate	2.32%	—	—	—	—	—	2.32%
Fixed rate loans	72,523	44,424	34,626	13,900	7,677	30,808	203,958	206,311
Average interest rate	5.59%	5.58%	5.64%	5.81%	6.02%	5.24%	5.58%
Variable rate loans	6,295	5,247	3,994	3,229	2,629	10,846	32,240	31,735
Average interest rate	5.58%	5.59%	5.58%	5.56%	5.50%	5.88%	5.67%
Other fixed rate assets(4)	1,847	871	—	—	—	—	2,718	2,718
Average interest rate	3.08%	2.85%	—	—	—	—	3.01%
Other variable rate assets(3)	194,250	—	—	—	—	—	194,250	194,250
Average interest rate	2.17%	—	—	—	—	—	2.17%

Total interest sensitive assets	$468,120	$137,369	$102,827	$93,070	$41,833	$94,672	$937,891	$942,663

Interest sensitive liabilities:
Savings and money market deposit accounts	$561,313	$—	$—	$—	$—	$—	$561,313	$561,313
Average interest rate	1.51%	—	—	—	—	—	1.51%
Fixed rate certificates of deposit	81,401	39,080	18,876	2,389	2,601	902	145,249	145,025
Average interest rate	1.92%	2.55%	3.01%	3.21%	3.84%	3.61%	2.29%
Variable rate certificates of deposit	23,057	20,351	7,257	4,585	—	—	55,250	55,249
Average interest rate	3.04%	3.05%	3.14%	3.15%	—	—	3.06%
NOW accounts	58,991	—	—	—	—	—	58,991	58,991
Average interest rate	0.33%	—	—	—	—	—	0.33%
Escrow deposits of borrowers	1,074	—	—	—	—	—	1,074	1,074
Average interest rate	0.25%	—	—	—	—	—	0.25%

Total interest sensitive liabilities	$725,836	$59,431	$26,133	$6,974	$2,601	$902	$821,877	$821,652

(1)	Securities rates presented are on a tax equivalent basis.

(2)	Includes equity securities.

(3)	Consist of Federal funds sold, money market funds and interest-bearing bank money market accounts.

(4)	Consist of interest-bearing deposits in banks.

(5)	Securities presented are at amortized cost.

(6)	Securities presented are at market value.

     The Company uses certain assumptions to estimate fair values and expected maturities. For interest-sensitive assets, except callable government agency securities, expected maturities are based upon contractual maturity, and projected repayments and prepayments of principal. For callable government agency securities expected maturities are based upon the next call date for those securities expected to be called, otherwise, the securities are shown at their expected maturity date. For interest-sensitive deposit liabilities, maturities are based on contractual maturity. The actual maturity of the Company’s financial instruments could vary significantly from what has been presented in the above table if actual experience differs from the assumptions used.

Other Market Risks

The Company’s investment securities portfolio includes equity securities with a market value of approximately $7.4 million at December 31, 2004. The net unrealized gains on these securities totaled $0.9 million at year-end 2004. Movements in equity prices may effect the amount of securities gains or losses which the Company realizes from the sale of these securities and thus may have an impact on earnings.

Average Balance Sheets

(In thousands) Years ended December 31,	2004			2003			2002
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate

Assets:
Earning assets:
Federal funds sold	$186,615	$2,438	1.31%	$209,463	$2,266	1.08%	$183,968	$2,974	1.62%
Short-term investments(4)	15,870	239	1.51	29,672	435	1.47	31,063	671	2.16
Securities available for sale:
Investment securities(2)	324,239	9,002	2.78	259,148	7,638	2.95	158,978	5,815	3.66
Mortgage-backed securities(2)	112,445	6,398	5.69	133,037	8,250	6.20	233,627	14,863	6.36
Mortgage-backed securities held to maturity	3,402	173	5.09	—	—	—	—	—	—
Trading securities	69,345	1,145	1.65	72,534	1,113	1.53	31,814	685	2.15
Mortgage loans(3)	232,709	13,578	5.83	270,826	17,682	6.53	308,710	20,819	6.74
Other loans(3)	10,642	669	6.29	13,175	834	6.33	25,022	1,362	5.44

Total earning assets	955,267	33,642	3.52%	987,855	38,218	3.87%	973,182	47,189	4.85%

Allowance for loan losses	(1,460)			(2,388)			(2,644)

Total earning assets less allowance for loan losses	953,807			985,467			970,538
Other assets	25,541			22,410			22,410

Total assets	$979,348			$1,007,877			$992,948

Liabilities:

Deposits:
Demand and NOW	$85,066	171	0.20%	$83,583	247	0.30%	$82,964	366	0.44%
Savings	585,239	8,563	1.46	595,464	11,032	1.85	471,734	12,161	2.58
Time certificates of deposit	192,386	3,995	2.08	213,282	4,575	2.15	315,987	10,174	3.22

Total deposits	862,691	12,729	1.48%	892,329	15,854	1.78%	870,685	22,701	2.61%

Other liabilities	6,660			4,474			5,225

Total liabilities	869,351			896,803			875,910

Stockholders’ Equity	109,997			111,074			117,038
Total liabilities and stockholders’ equity	$979,348			$1,007,877			$992,948

Net interest income (tax-equivalent basis)		20,913			22,364			24,488
Less adjustment of tax-exempt interest income		61			81			86

Net interest income		$20,852			$22,283			$24,402

Interest rate spread(5)			2.04%			2.09%			2.24%

Net interest margin(6)			2.19%			2.26%			2.52%

(1) Income on equity securities is included on a tax equivalent basis.

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

	2004 Compared to 2003			2003 Compared to 2002
(In thousands)	Increase (Decrease)			Increase (Decrease)
Years ended December 31,	Due to			Due to
	Volume	Rate	Total	Volume	Rate	Total

Interest and dividend income:
Federal funds sold	$(265)	$437	$172	$372	$(1,080)	$(708)
Short-term investments	(208)	12	(196)	(29)	(207)	(236)
Investment securities	1,813	(429)	1,384	3,081	(1,253)	1,828
Mortgage-backed securities	(1,011)	(668)	(1,679)	(6,247)	(366)	(6,613)
Trading securities	(50)	82	32	671	(243)	428
Mortgage loans	(2,338)	(1,766)	(4,104)	(2,490)	(647)	(3,137)
Other loans	(159)	(6)	(165)	(723)	195	(528)

Total interest and dividend income	(2,218)	(2,338)	(4,556)	(5,365)	(3,601)	(8,966)

Interest expense:
Deposits:
Demand and NOW	4	(80)	(76)	3	(122)	(119)
Savings	(186)	(2,283)	(2,469)	2,757	(3,886)	(1,129)
Time certificates of deposit	(437)	(143)	(580)	(2,762)	(2,837)	(5,599)

Total interest expense	(619)	(2,506)	(3,125)	(2)	(6,845)	(6,847)

Net interest income	$(1,599)	$168	$(1,431)	$(5,363)	$3,244	$(2,119)

Impact of Inflation and Changing Prices

Massbank Corp.’s financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time, due to the fact that substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Recent Accounting Pronouncements

Accounting For Stock-Based Compensation – Transition and Disclosure

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123-Revised 2004 (“SFAS 123(R)”), “Share-Based Payment.” This is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB No. 25, Accounting for Stock issued to Employees. As noted in the notes to consolidated financial statements, we do not record compensation expense for stock-based compensation. Under SFAS 123(R), we will be required to measure the cost of employee services received in exchange for stock based on the grant-date fair value (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). The fair value will be estimated using an option-pricing model. Excess tax benefits, as defined in SFAS 123(R), will be recognized as an addition to paid-in capital. This is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. We are currently in the process of evaluating the impact of SFAS 123(R) on our consolidated financial statements, including different option-pricing models. The pro forma table in Note 1 of the Notes to the Consolidated Financial Statements illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS 123.

Employers’ Disclosures about Pensions and other Postretirement Benefits

In December 2003, the FASB issued FASB Statement No. 132-Revised 2003 (“SFAS 132R”), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This standard increases the existing disclosure requirements by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. Companies are required to segregate plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and other informational disclosures. SFAS 132R also requires companies to disclose various elements of pension and postretirement benefit costs in interim-period financial statements for quarters beginning after December 15, 2003 (see Note 15 of the Notes to the Consolidated Financial Statements). We have complied with the disclosure requirements of SFAS 132R.

Massbank Corp.

Management’s Annual Report on Internal Control Over Financial Reporting

Massbank Corp.’s management is responsible for the preparation, content and integrity of the financial statements and other statistical data and analyses compiled for this annual report. The financial statements and related notes have been prepared in conformity with U.S. generally accepted accounting principles and reflect management’s best estimates and judgments. Management believes that the financial statements and notes present fairly Massbank Corp.’s financial position, results of operations and cash flows in all material respects.

     Management is responsible for establishing and maintaining a system of internal control that is intended to protect Massbank Corp.’s assets and the integrity of its financial reporting. This corporate-wide system of controls includes self-monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility, and the selection and training of qualified personnel.

     An annual code of ethics certification process is conducted, and compliance with the code of ethics is required of all Company employees. Although any system of internal control can be compromised by human error or intentional circumvention of required procedures, management believes the Company’s system provides reasonable assurances that financial transactions are recorded and reported properly, providing an adequate basis for reliable financial statements.

     The Board of Directors discharges its responsibility for Massbank Corp.’s financial statements through its Audit Committee. This committee, which draws its members exclusively from the independent directors, also hires the independent registered public accounting firm.

Management’s Assessment of Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for Massbank Corp. Management has assessed the effectiveness of Massbank Corp.’s internal control and procedures over financial reporting using criteria described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that the Company maintained an effective system of internal control over financial reporting as of December 31, 2004. Massbank Corp.’s independent registered public accounting firm has issued an attestation report, dated March 14, 2005, on management’s assessment of Massbank Corp.s internal control over financial reporting, which is included in this annual report.

Gerard H. Brandi
Chairman, President and CEO

Reginald E. Cormier
Sr. Vice President, Treasurer and CFO

report of independent registered public accounting firm

The Board of Directors and Stockholders
Massbank Corp.:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Massbank Corp. (the “Company”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

     A Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2004, and our report dated March 14, 2005 expressed an unqualified opinion on those consolidated financial statements.

Boston, Massachusetts
March 14, 2005

report of independent registered public accounting firm

The Board of Directors and Stockholders

Massbank Corp.:

We have audited the accompanying consolidated balance sheets of Massbank Corp. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Massbank Corp. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of internal control over financial reporting.

Boston, Massachusetts
March 14, 2005

Massbank Corp. and Subsidiaries
Consolidated Balance Sheets

(In thousands except share data) At December 31,	2004	2003

Assets:
Cash and due from banks	$9,829	$8,862
Short-term investments (Note 2)	194,250	214,532

Total cash and cash equivalents	204,079	223,394

Interest-bearing deposits in banks	2,718	5,685
Securities available for sale, at market value (amortized cost of $440,835 in 2004 and $422,875 in 2003) (Note 3)	443,753	429,229
Securities held to maturity, at amortized cost (market value of $4,883 in 2004) (Note 3)	4,877	—
Trading securities, at market value (Note 4)	59,013	72,633
Loans (Notes 5 and 7):
Mortgage loans	226,197	241,886
Other loans	10,001	11,120

Total loans	236,198	253,006
Allowance for loan losses (Note 6)	(1,307)	(1,554)

Net loans	234,891	251,452

Premises and equipment (Note 9)	6,464	6,943
Accrued interest receivable	3,416	3,854
Goodwill	1,090	1,090
Income tax receivable, net	164	325
Deferred income tax asset, net (Note 12)	588	—
Other assets	15,115	16,128

Total assets	$976,168	$1,010,733

Liabilities and Stockholders’ Equity:
Deposits (Note 10):
Demand and NOW	$87,653	$85,056
Savings	561,313	607,831
Time certificates of deposit	200,499	189,621

Total deposits	849,465	882,508
Escrow deposits of borrowers	1,074	1,139
Deferred income tax liability, net (Note 12)	—	783
Allowance for loan losses on off-balance sheet credit exposures	588	626
Other liabilities	15,026	14,750

Total liabilities	866,153	899,806

Commitments and contingent liabilities (Notes 8 and 9)
Stockholders’ equity (Notes 12, 14, 15 and 16):
Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued	—	—
Common stock, par value $1.00 per share; 10,000,000 shares authorized, 7,736,430 and 7,688,333 shares issued, respectively	7,736	7,688
Additional paid-in capital	55,313	54,417
Retained earnings	102,003	99,038

	165,052	161,143
Treasury stock at cost, 3,354,703 and 3,280,880 shares, respectively	(56,794)	(54,177)
Accumulated other comprehensive income	1,757	3,961
Shares held in rabbi trust at cost, 25,804 and 25,200 shares, respectively (Note 15)	(553)	(515)
Deferred compensation obligation	553	515

Total stockholders’ equity	110,015	110,927

Total liabilities and stockholders’ equity	$976,168	$1,010,733

See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Consolidated Statements of Income

(In thousands except share data) Years ended December 31,	2004	2003	2002

Interest and dividend income:
Mortgage loans	$13,578	$17,682	$20,819
Other loans	669	834	1,362
Securities available for sale:
Mortgage-backed securities	6,398	8,250	14,863
Other securities	8,941	7,557	5,729
Mortgage-backed securities held to maturity	173	—	—
Trading securities	1,145	1,113	685
Federal funds sold	2,438	2,266	2,974
Other investments	239	435	671

Total interest and dividend income	33,581	38,137	47,103

Interest expense:
Deposits:
NOW	171	247	366
Savings	8,563	11,032	12,161
Time certificates of deposit	3,995	4,575	10,174

Total interest expense	12,729	15,854	22,701

Net interest income	20,852	22,283	24,402
Provision (credit) for loan losses (Note 6)	(242)	(502)	—

Net interest income after provision (credit) for loan losses	21,094	22,785	24,402

Non-interest income:
Deposit account service fees	448	494	567
Gains on securities available for sale, net	1,361	558	1,566
Gains (losses) on trading securities, net	(132)	81	152
Other	809	789	638

Total non-interest income	2,486	1,922	2,923

Non-interest expense:
Salaries and employee benefits	7,428	7,692	7,298
Occupancy and equipment	2,169	2,248	1,998
Data processing	521	528	528
Professional services	631	394	526
Advertising and marketing	110	154	168
Deposit insurance	160	177	182
Other	1,283	1,422	1,337

Total non-interest expense	12,302	12,615	12,037

Income before income taxes	11,278	12,092	15,288
Income tax expense (Note 12)	3,898	4,229	5,474

Net income	$7,380	$7,863	$9,814

Weighted average common shares outstanding:
Basic	4,408,293	4,439,394	4,697,826
Diluted	4,501,537	4,544,594	4,822,501
Earnings per share (in dollars):
Basic	$1.67	$1.77	$2.09
Diluted	1.64	1.73	2.04

See accompanying notes to consolidated financial statements.

Massbank Corp.  and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands) Years ended December 31,	2004	2003	2002

Cash flows from operating activities:
Net income	$7,380	$7,863	$9,814
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	676	721	658
Loan interest capitalized	(8)	(12)	(33)
Amortization of ESOP shares committed to be released	—	—	202
Tax benefit resulting from dividends paid on unallocated shares held by the ESOP	—	—	4
Decrease in accrued interest receivable	438	72	24
Increase in other liabilities	276	11,038	966
(Increase) decrease in income tax receivable, net	161	(126)	9
Amortization of premiums (accretion of discounts) on securities, net	566	613	450
Net trading securities activity	13,488	(36,303)	(33,008)
Gains on securities available for sale, net	(1,361)	(567)	(1,633)
Valuation writedowns of equity securities available for sale	—	9	67
Gains (losses) on trading securities, net	132	(81)	(152)
Decrease in deferred mortgage loan origination fees, net of amortization	(231)	(562)	(344)
Deferred income tax expense (benefit)	28	236	(219)
(Increase) decrease in other assets	847	(12,443)	(42)
Provision (credit) for loan losses	(242)	(502)	—
Provision for loan losses on off-balance sheet credit exposures	(38)	16	—
Transfer from allowance for loan losses	—	(226)	(235)
Transfer to allowance for loan losses on off-balance sheet credit exposures	—	226	235
Gains on sales of premises and equipment	(4)	—	—
Decrease in escrow deposits of borrowers	(65)	(248)	(16)

Net cash (used in) provided by operating activities	22,043	(30,276)	(23,253)

Cash flows from investing activities:
Purchases of term federal funds	—	(15,000)	—
Proceeds from maturities of term federal funds	—	15,000	—
Net (increase) decrease in interest-bearing bank deposits	2,967	(831)	587
Proceeds from sales of investment securities available for sale	28,942	36,810	50,158
Proceeds from maturities and redemption of investment securities held to maturity and available for sale	207,509	175,000	76,500
Purchases of investment securities available for sale	(225,318)	(355,995)	(209,923)
Purchases of mortgage-backed securities available for sale	(63,922)	(9,937)	(19,977)
Purchases of mortgage-backed securities held to maturity	(4,925)	—	—
Principal repayments of mortgage-backed securities	35,671	97,916	99,266
Principal repayments of securities available for sale	1	2	90
Loans originated	(60,332)	(82,598)	(104,631)
Loan principal payments received	77,369	148,966	117,207
Purchases of premises and equipment	(193)	(859)	(465)
Proceeds from sale of premises and equipment	4	—	—

Net cash (used in) provided by investing activities	(2,227)	8,474	8,812

(Continued)

Massbank Corp. and Subsidiaries
Consolidated Statements of Cash Flows
(Continued)

(In thousands) Years Ended December 31,	2004	2003	2002

Cash flows from financing activities:
Net (decrease) increase in deposits	(33,043)	(1,420)	34,215
Payments to acquire treasury stock	(2,617)	(8,097)	(7,230)
Purchase of company stock for deferred compensation plan, net of distributions
Increase in deferred compensation obligation	(38)	(38)	(55)
Options exercised, including tax benefit	944	1,675	2,325
Cash dividends paid on common stock	(4,415)	(4,068)	(4,139)

Net cash (used in) provided by financing activities	(39,131)	(11,910)	25,171

Net (decrease) increase in cash and cash equivalents	(19,315)	(33,712)	10,730
Cash and cash equivalents at beginning of year	223,394	257,106	246,376

Cash and cash equivalents at end of year	$204,079	$223,394	$257,106

Supplemental cash flow disclosures:
Cash transactions:
Cash paid during the year for interest	$12,769	$15,922	$22,765
Cash paid during the year for taxes, net of refunds	3,401	3,608	5,080

See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity

(In thousands except share data) Years ended December 31, 2004, 2003 and 2002

					Accumulated	Shares		Common
		Additional			other	held in	Deferred	stock
	Common	paid-in	Retained	Treasury	comprehensive	Rabbi	compensation	acquired
	stock	capital	earnings	stock	income	Trust	obligation	by ESOP	Total

Balance at December 31, 2001	$7,495	$62,453	$99,996	$(61,327)	$6,443	$(422)	$422	$(156)	$114,904
Net Income	—	—	9,814	—	—	—	—	—	9,814
Other comprehensive income, net of tax:
Unrealized gains on securities, net of reclassification adjustment (Note 1)	—	—	—	—	1,249	—	—	—	1,249
Comprehensive income	—	—	—	—	—	—	—	—	11,063
Cash dividends paid ($0.88 per share)	—	—	(4,139)	—	—	—	—	—	(4,139)
Tax benefit resulting from dividends paid on unallocated shares held by the ESOP	—	—	4	—	—	—	—	—	4
Net decrease in liability to ESOP	—	—	—	—	—	—	—	156	156
Amortization of ESOP shares committed to be released	—	202	—	—	—	—	—	—	202
Purchase of treasury stock	—	—	—	(7,230)	—	—	—	—	(7,230)
Purchase of company stock for deferred compensation plan	—	—	—	—	—	(55)	55	—	—
Exercise of stock options and related tax benefits	115	2,210	—	—	—	—	—	—	2,325
Transfer resulting from three-for-two stock split	—	(12,045)	(10,432)	22,477	—	—	—	—	—

Balance at December 31, 2002	7,610	52,820	95,243	(46,080)	7,692	(477)	477	—	117,285
Net Income	—	—	7,863	—	—	—	—	—	7,863
Other comprehensive loss, net of tax:
Unrealized losses on securities, net of reclassification adjustment (Note 1)	—	—	—	—	(3,731)	—	—	—	(3,731)
Comprehensive income	—	—	—	—	—	—	—	—	4,132
Cash dividends paid ($0.92 per share)	—	—	(4,068)	—	—	—	—	—	(4,068)
Purchase of treasury stock	—	—	—	(8,097)	—	—	—	—	(8,097)
Purchase of company stock for deferred compensation plan	—	—	—	—	—	(38)	38	—	—
Exercise of stock options and related tax benefits	78	1,597	—	—	—	—	—	—	1,675

Balance at December 31, 2003	7,688	54,417	99,038	(54,177)	3,961	(515)	515	—	110,927
Net Income	—	—	7,380	—	—	—	—	—	7,380
Other comprehensive loss, net of tax:
Unrealized losses on securities, net of reclassification adjustment (Note 1)	—	—	—	—	(2,204)	—	—	—	(2,204)
Comprehensive income	—	—	—	—	—	—	—	—	5,176
Cash dividends paid ($1.00 per share)	—	—	(4,415)	—	—	—	—	—	(4,415)
Purchase of treasury stock	—	—	—	(2,617)	—	—	—	—	(2,617)
Purchase of company stock for deferred compensation plan, net of distributions	—	—	—	—	—	(38)	38	—	—
Exercise of stock options and related tax benefits	48	896	—	—	—	—	—	—	944

Balance at December 31, 2004	$7,736	$55,313	$102,003	$(56,794)	$1,757	$(553)	$553	$—	$110,015

See accompanying notes to consolidated financial statements.

     Massbank Corp. and Subsidiaries
     Notes to Consolidated Financial Statements

     Years ended December 31, 2004, 2003 and 2002

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

     The Company has one reportable operating segment. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and income and expenses for the period. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses, the allowance for loan losses on off-balance sheet credit exposures and other than temporary declines in value of investment securities requiring impairment write downs due to general market conditions or other factors.

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

     Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market conditions, interest rates, prepayment risk, the need to increase regulatory capital and other factors. The Company records investment securities available for sale at aggregate market value with the net unrealized holding gains or losses reported, net of tax effect, as a separate component of stockholders’ equity until realized. As of December 31, 2004, stockholders’ equity included approximately $1.8 million of accumulated other comprehensive income, representing the net unrealized gains on securities available for sale, less applicable income taxes.

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

Impairment of the long-lived Assets – Except Goodwill

The Company reviews long-lived assets for impairment at least annually or whenever events or changes in business circumstances indicate that the remaining useful life may warrant revision or that the carrying amount of the long-lived asset may not be fully recoverable. The Company performs undiscounted cash flow analyses to determine if impairment exists. If impairment is determined to exist, any related impairment loss is calculated based on the fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less any cost of disposal.

Stock Option Plan

The Company applies the intrinsic-value-based method to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123, as amended, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

     In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123-Revised 2004 (“SFAS 123(R)”), “Share-Based Payment.” This is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB No. 25, Accounting for Stock issued to Employees. Under SFAS 123(R), we will be required to measure the cost of employee services received in exchange for stock based on the grant-date fair value (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). The fair value will be estimated using an option-pricing model. Excess tax benefits, as defined in SFAS 123(R), will be recognized as an addition to paid-in capital. This is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. We are currently in the process of evaluating the impact of SFAS 123(R) on our consolidated financial statements, including different option-pricing models. The following pro forma table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS 123.

1. Summary of Significant Accounting Policies (continued)

(In thousands except per share data) Years Ended December 31,	2004	2003	2002

Net income, as reported	$7,380	$7,863	$9,814
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(170)	(74)	(75)

Pro forma net income	$7,210	$7,789	$9,739

Earnings per share:
Basic – as reported	$1.67	$1.77	$2.09
Basic – pro forma	1.64	1.75	2.07

Diluted – as reported	$1.64	$1.73	$2.04
Diluted – pro forma	1.60	1.71	2.02

Weighted average fair value	$9.55	$5.44	$5.76
Expected life	7.3 years	7.3 years	7.2 years
Risk-free interest rate	3.49%	3.55%	4.62%
Expected volatility	21.9%	21.8%	21.3%
Expected dividend yield	2.3%	3.2%	3.3%

Goodwill Impairment

 The Company adopted SFAS No. 142, Goodwill and Other Intangibles, effective January 1, 2002. The statement addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill, and requires periodic impairment evaluations of goodwill. Impairment evaluations are required to be performed annually and may be required more frequently if certain conditions indicating potential impairment exists. In the event that the Company were to determine that its goodwill were impaired, the recognition of an impairment charge could have an adverse impact on its results of operations in the period that the impairment occurred or on its financial position.

Pension Plan

 The Bank accounts for pension benefits on the net periodic pension cost method for financial reporting purposes. This method recognizes the compensation cost of an employee’s pension benefit over that employee’s approximate service period. Pension costs are funded in the year of accrual using the aggregate cost method.

Earnings Per Common Share

 Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year reduced by the weighted average number of unallocated shares held by the Employee Stock Ownership Plan (“ESOP”). There were no unallocated shares held by the ESOP in 2004 and 2003. Diluted EPS reflects the effect on the weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options were converted into common stock using the treasury stock method.

     The treasury shares acquired in connection with the Company’s directors deferred compensation plan are considered outstanding in the computation of earnings per share and book value per share.

     A reconciliation of the weighted average shares outstanding for the years ended December 31, 2004, 2003 and 2002 follows:

(In thousands) Years Ended December 31,	2004	2003	2002

Basic shares(1)	4,408	4,439	4,698
Dilutive impact of stock options(1)	94	106	125

Diluted shares(1)	4,502	4,545	4,823

(1) All share information presented has been adjusted to reflect the 3-for-2 split of the Company’s common stock effective April 19, 2002.

1.	Summary of Significant Accounting Policies (continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects at December 31 are as follows:

(In thousands) Years ended December 31,	2004	2003	2002

Unrealized holding gains (losses) on available-for-sale securities and when issued securities contracts arising during period	$(2,242)	$(5,298)	$3,429
Less: reclassification adjustment for gains realized in income	1,361	558	1,566

Net unrealized gains (losses)	(3,603)	(5,856)	1,863
Tax (expense) or benefit	1,399	2,125	(614)

Other comprehensive income (loss)	$(2,204)	$(3,731)	$1,249

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents consist of cash and due from banks, and short-term investments with original maturities of less than 90 days.

     As a regulated financial institution, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in “Cash and Due from Banks,” was $6.2 million and $5.6 million at December 31, 2004 and 2003, respectively.

Income Taxes

The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. The Bank’s deferred tax asset is reviewed and adjustments to such asset are recognized as deferred income tax expense or benefit based upon management’s judgment relating to the realizability of such asset. Based on the Bank’s historical and current pre-tax earnings, management believes it is more likely than not that the Bank will realize its existing gross deferred tax asset.

2. Short-Term Investments

Short-term investments consist of the following:

(In thousands) At December 31,	2004	2003

Federal funds sold	$193,728	$190,684
Money market investment fund	302	23,337
Interest-bearing bank money market accounts	220	511

Total short-term investments	$194,250	$214,532

The investments above are stated at cost which approximates market value.

3. Investment Securities

The amortized cost and market value of investment securities follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
(In thousands) At December 31, 2004	Cost	Gains	Losses	Value

Securities held to maturity:
Mortgage-backed securities:
Federal National Mortgage Association	$4,877	$6	$—	$4,883

Total	$4,877	$6	$—	$4,883

Securities available for sale:
Debt securities:
U.S. Treasury obligations	$125,491	$126	$(520)	$125,097
U.S. Government agency obligations	190,032	81	(1,594)	188,519

Total	315,523	207	(2,114)	313,616

Mortgage-backed securities:
Government National Mortgage Association	5,622	297	—	5,919
Federal Home Loan Mortgage Corporation	112,929	3,694	(66)	116,557
Federal National Mortgage Association	94	4	—	98
Collateralized mortgage obligations	133	2	—	135

Total mortgage-backed securities	118,778	3,997	(66)	122,709

Total debt securities	434,301	4,204	(2,180)	436,325

Equity securities	6,534	933	(39)	7,428

Total securities available for sale	440,835	$5,137	$(2,219)	$443,753

Net unrealized gains on securities available for sale	2,918

Total securities available for sale, net	443,753

Total investment securities, net	$448,630

The amortized cost and market value of investment securities follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
(In thousands) At December 31, 2003	Cost	Gains	Losses	Value

Securities available for sale:
Debt securities:
U.S. Treasury obligations	$122,902	$900	$(160)	$123,642
U.S. Government agency obligations	199,057	531	(1,125)	198,463

Total	321,959	1,431	(1,285)	322,105

Mortgage-backed securities:
Government National Mortgage Association	9,002	617	—	9,619
Federal Home Loan Mortgage Corporation	80,957	4,669	—	85,626
Federal National Mortgage Association	198	8	—	206
Collateralized mortgage obligations	204	3	—	207

Total mortgage-backed securities	90,361	5,297	—	95,658

Total debt securities	412,320	6,728	(1,285)	417,763

Equity securities	10,555	1,177	(266)	11,466

Total securities available for sale	422,875	$7,905	$(1,551)	$429,229

Net unrealized gains on securities available for sale	6,354

Total securities available for sale, net	429,229

Total investment securities, net	$429,229

3. Investment Securities (continued)

During the years ended December 31, 2004, 2003 and 2002, the Company realized gains and losses on sales and recorded other-than-temporary impairment writedowns of securities available for sale as follows:

(In thousands) At December 31,	2004		2003		2002
	Realized		Realized		Realized
	Gains	Losses	Gains	Losses	Gains	Losses

Sales:
U.S. Treasury obligations	$35	$(68)	$309	$—	$363	$—
Marketable equity securities	1,720	(326)	1,303	(1,045)	4,721	(3,451)
Other-than-temporary impairment writedowns:
Marketable equity securities	—	—	—	(9)	—	(67)

Total realized gains (losses)	$1,755	$(394)	$1,612	$(1,054)	$5,084	$(3,518)

Proceeds from sales of debt securities available for sale during 2004, 2003 and 2002 were $18.3 million, $26.0 million and $35.0 million, respectively. Proceeds from sales of equity securities available for sale during 2004, 2003 and 2002, were $10.6 million, $11.4 million and $14.6 million, respectively.

     There were no sales of investment securities held-to-maturity during 2004, 2003 and 2002.

The amortized cost and market value of debt securities available for sale by contractual maturity are as follows:

(In thousands) At December 31,	2004		2003
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value

Investment securities available for sale:
U.S. Treasury obligations:
Maturing within 1 year	$77,895	$77,794	$53,281	$53,583
Maturing after 1 year but within 5 years	45,633	45,306	62,449	62,891
Maturing after 5 years but within 10 years	1,963	1,997	7,172	7,168

Total	125,491	125,097	122,902	123,642

U.S. Government agency obligations:
Maturing within 1 year	10,010	9,954	—	—
Maturing after 1 year but within 5 years	155,987	154,607	175,015	174,691
Maturing after 5 years but within 10 years	23,995	23,918	22,000	21,708
Maturing after 10 years but within 15 years	40	40	2,042	2,064

Total	190,032	188,519	199,057	198,463

Mortgage-backed securities:
Maturing within 1 year	7	7	40	41
Maturing after 1 year but within 5 years	7,988	8,408	5,160	5,481
Maturing after 5 years but within 10 years	28,829	30,595	34,065	36,328
Maturing after 10 years but within 15 years	81,755	83,495	50,825	53,531
Maturing after 15 years	199	204	271	277

Total	118,778	122,709	90,361	95,658

Total debt securities available for sale	434,301	436,325	412,320	417,763

Net unrealized gains on debt securities available for sale	2,024	—	5,443	—

Total debt securities available for sale, net carrying value	$436,325	$436,325	$417,763	$417,763

Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

     Included in U.S. Government agency obligations are investments that can be called prior to final maturity with an amortized cost of $160.0 million and a market value of $158.8 million at December 31, 2004 and an amortized cost of $193.0 million and a market value of $192.4 million at December 31, 2003.

3.	Investment Securities (continued)

The fair value and unrealized losses of temporarily impaired investments aggregated by category of investments is as follows:

(In thousands) At December 31, 2004	Less than 12 months		12 months or longer		Total
		Unrealized		Unrealized		Unrealized
Description of Securities	Fair value	Losses	Fair Value	Losses	Fair Value	Losses

Debt securities:
U.S. Treasury obligations	$81,077	$(520)	$—	$—	$81,077	$(520)
U.S. Government agency obligations	116,846	(1,152)	21,557	(442)	138,403	(1,594)
Mortgage-backed securities	7,619	(66)	—	—	7,619	(66)

Total debt securities	205,542	(1,738)	21,557	(442)	227,099	(2,180)
Equity securities	594	(39)	—	—	594	(39)

Total temporarily impaired securities	$206,136	$(1,777)	$21,557	$(442)	$227,693	$(2,219)

At December 31, 2004 the Company had U.S. Treasury and Government agency securities, mortgage-backed securities and equity securities investment positions that had been in a loss position for less than twelve months that it considered temporarily impaired. This is due to the volatility of market interest rates and the price volatility of equity securities. U.S. Treasury and Government agency securities, and mortgage-backed securities fluctuate in value based on changes in market interest rates and other factors, however, they can be redeemed at par or face value if held to maturity and therefore if their maturity date is less than one year into the future regardless of their market value they are considered only temporarily impaired.

     At December 31, 2004 the Company had four U.S. Government agency securities that had been in a continuous unrealized loss position for twelve or more months that it considered temporarily impaired. The total unrealized losses on these four securities were $169 thousand, $109 thousand, $98 thousand and $66 thousand, respectively, representing a 1.7%, 1.8%, 2.5% and 3.3% loss in value, respectively.

     Management considers industry analyst reports, sector credit ratings, volatility in market price and other relevant information, such as the financial condition, earnings capacity and near term prospects of the company, in determining whether an equity security’s impairment is due to a fundamental deterioration in its financial condition or due to general market conditions. If the impairment is due to a fundamental deterioration in its financial condition as determined by the Company’s analysis, it is written down to its current fair market value and the loss is recognized. If the impairment is due to general market conditions and the equity or debt security declines in price from its cost basis by more than 25% for more than a year, between 30% and 40% for more than nine months, between 40% and 50% for more than six months or over 50% for more than ninety days, and in each case the value of the investment security has been below its cost basis for the entire period in question, then the security is considered “other than temporarily impaired” and it is written down to its current fair market value and the loss is recognized.

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

3.	Investment Securities (continued)

The amortized cost and market value of U.S. Government agency securities available for sale that can be called prior to maturity by scheduled maturity and next call date are as follows:

(In thousands) At December 31,	2004		2003
	Amortized	Market	Amortized	Market
Based on Scheduled Maturity	Cost	Value	Cost	Value

Investment securities available for sale
U.S. Government agency obligations:
Maturing within 1 year	$4,000	$3,969	$—	$—
Maturing after 1 but within 2 years	28,998	28,682	13,000	13,011
Maturing after 2 but within 3 years	40,000	39,697	43,998	44,048
Maturing after 3 but within 4 years	40,000	39,666	42,000	41,990
Maturing after 4 but within 5 years	23,000	22,909	69,992	69,636
Maturing after 5 but within 10 years	23,995	23,918	22,000	21,708
Maturing after 10 but within 15 years	—	—	2,000	2,021

Total	$159,993	$158,841	$192,990	$192,414

	Amortized	Market	Amortized	Market
Based on Next Call Date	Cost	Value	Cost	Value

Investment securities available for sale
U.S. Government agency obligations:
Callable within 1 year	$151,993	$150,857	$178,990	$178,287
Callable after 1 but within 2 years	8,000	7,984	10,000	10,124
Callable after 2 but within 3 years	—	—	4,000	4,003

Total	$159,993	$158,841	$192,990	$192,414

4.	Trading Securities

The carrying amount and market value of trading securities are as follows:

(In thousands) At December 31,	2004	2003
	Market	Market
	Value	Value

U.S. Treasury obligations	$57,878	$72,408
Marketable equity securities	1,131	222
Investments in mutual funds	4	3

Total trading securities	$59,013	$72,633

During the years ended December 31, 2004, 2003 and 2002, the Company realized gains and losses on sales of trading securities as follows:

(in thousands) Years ended December 31,	2004		2003		2002
	Realized		Realized		Realized
	Gains	Losses	Gains	Losses	Gains	Losses

U.S. Treasury obligations	$101	$(40)	$145	$(262)	$77	$(50)
Marketable equity securities	72	(19)	88	—	30	—

Total realized gains (losses)	$173	$(59)	$233	$(262)	$107	$(50)

Proceeds from sales of trading securities during 2004, 2003 and 2002 were $46.4 million, $72.9 million and $49.5 million, respectively. Mark-to-market adjustments included in income in 2004, 2003 and 2002 were $(246) thousand, $110 thousand and $95 thousand, respectively.

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
The composition of the Bank’s loan portfolio is summarized as follows:

(In thousands) At December 31,	2004	2003

Mortgage loans:
Residential:
Conventional:
Fixed rate	$203,010	$217,487
Variable rate	21,532	22,956
FHA and VA	45	84
Commercial	1,623	1,601
Construction	84	81

Total mortgage loans	226,294	242,209
Premium on loans	5	10
Deferred mortgage loan origination fees	(102)	(333)

Mortgage loans, net	226,197	241,886

Other loans:
Consumer:
Installment	327	415
Guaranteed education	1,616	2,333
Other secured	504	518
Home equity lines of credit	7,284	7,549
Unsecured	161	166

Total consumer loans	9,892	10,981
Commercial	109	139

Total other loans	10,001	11,120

Total loans $	$236,198	$253,006

In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies (“related parties”) at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 2004 follows:

(In thousands)

Balance at December 31, 2003	$1,586
Additions	1,091
Repayments	(902)
1,2

Balance at December 31, 2004	$1,775

6. Allowance for Loan Losses

An analysis of the activity in the allowance for loan losses is as follows:

(In thousands) Years ended December 31,	2004	2003	2002

Balance at beginning of year	$1,554	$2,271	$2,494
Provision (credit) for loan losses	(242)	(502)	—
Transfer to allowance for loan losses on off-balance sheet credit exposures	—	(226)	(235)
Recoveries of loans previously charged-off	—	15	16

Total	1,312	1,558	2,275

Charge-offs:
Mortgage loans	—	—	—
Other loans	(5)	(4)	(4)

Balance at end of year	$1,307	$1,554	$2,271

The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 2004, 2003 and 2002.

(In thousands) At December 31,	2004		2003		2002
		Percentage		Percentage		Percentage
		of Loans		of Loans		of Loans
	Amount	to Total	Amount	to Total	Amount	to Total

Mortgage loans:
Residential	$767	95%	$934	95%	$1,309	94%
Commercial	79	1	76	1	9	1
Consumer loans	154	4	185	4	198	5
Commercial loans	46	—	48	—	69	—
Unallocated	261	—	311	—	686	—

Total	$1,307	100%	$1,554	100%	$2,271	100%

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

7.	Non-performing Assets

The following schedule summarizes non-performing assets at the dates shown:

(In thousands) At December 31,	2004	2003	2002

Total nonaccrual loans	$74	$230	$420

Total non-performing assets	$74	$230	$420

Percent of non-performing loans to total loans	0.03%	0.09%	0.13%
Percent of non-performing assets to total assets	0.01%	0.02%	0.04%

7. Non-performing Assets (continued)

The reduction in interest income associated with nonaccrual loans is as follows:

(In thousands) Years ended December 31,	2004	2003	2002

Interest income that would have been recorded under original terms	$4	$17	$31
Interest income actually recorded	1	20	27

Reduction (increase) in interest income	$3	$(3)	$4

During 2004, 2003 and 2002 the Company had no impaired loans.

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

	Contract or Notional Amount
(In thousands) At December 31,	2004	2003

Financial instruments whose contract amounts represent credit risk:
Commitments to originate residential mortgage loans	$3,811	$3,300
Unadvanced portions of construction loans	89	479
Unused credit lines, including unused portions of equity lines of credit	33,909	37,410
Other loan commitments	4,026	3,996

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

9.	Premises and Equipment

A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

			Estimated
			Useful Life
(In thousands) At December 31,	2004	2003	(In Years)

Premises:
Land	$2,392	$2,392	—
Buildings	6,003	5,917	25-45
Building and leasehold improvements	2,527	2,487	2-30
Equipment	5,139	5,069	2-15

	16,061	15,865
Less: accumulated depreciation and amortization	9,597	8,922

Total premises and equipment, net	$6,464	$6,943

The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2014 with options for renewal. Rental expenses for the years ended December 31, 2004, 2003 and 2002 amounted to $294 thousand, $274 thousand, and $277 thousand, respectively.

9.	Premises and Equipment(continued)

The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases, as of December 31, 2004, are as follows:

(In thousands) Years ending December 31,	Payments

2005	$296
2006	245
2007	218
2008	219
2009	142
Later years	331

Total	$1,451

10.	Deposits

Deposits are summarized as follows:

(In thousands) At December 31,	2004		2003
	Amount	Rate	Amount	Rate

Demand and NOW:
NOW accounts	$58,991	0.33%	$56,108	0.37%
Demand accounts	28,662	—	28,948	—

Total demand and NOW	87,653	0.22	85,056	0.24

Savings:
Savings accounts	549,657	1.52	595,575	1.64
Money market accounts	11,656	0.97	12,256	0.45

Total savings	561,313	1.51	607,831	1.62

Time certificates of deposit:
Fixed rate certificates	145,249	2.29	129,210	2.00
Variable rate certificates	55,250	3.06	60,411	1.68

Total time certificates of deposit	200,499	2.51	189,621	1.89

Total deposits	$849,465	1.61%	$882,508	1.55%

The maturity distribution and related rate structure of the Bank’s time certificates of deposit at December 31, 2004 follows:

(In thousands) At December 31,	2004
		Average
	Amount	Interest Rate

Due within 3 months	$35,287	2.18%
Due within 3–6 months	30,324	2.01
Due within 6–12 months	38,847	2.27
Due within 1–2 years	59,431	2.72
Due within 2–3 years	26,133	3.05
Due within 3–5 years	9,575	3.35
Thereafter	902	3.61

Total	$200,499	2.51%

10.	Deposits (continued)

At December 31, 2004 and 2003, the Bank had individual time certificates of deposit of $100 thousand or more maturing as follows:

(In thousands) At December 31,	2004	2003

Due within 3 months	$8,662	$4,605
Due within 3–6 months	7,380	5,442
Due within 6–12 months	10,010	13,792
Due within 1–2 years	17,219	10,374
Due within 2–3 years	9,538	5,221
Due within 3–5 years	3,589	3,198
Thereafter	302	1,279

Total	$56,700	$43,911

11.	Fair Value of Financial Instruments

The Bank is required to disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Bank’s financial instruments.

Cash and Due from Banks, Short-Term Investments and Accrued Interest Receivable

The carrying amounts for these financial instruments approximate fair value because of the short-term nature of these financial instruments.

Interest-Bearing Deposits in Banks

The carrying amounts of the interest-bearing deposits in banks reported in the balance sheet at December 31, 2004 and 2003 approximate fair value.

Securities

The fair value of investment securities is based principally on quoted market prices and dealer quotes.

Statement 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs.

The carrying amount and estimated fair values of the Company’s investment securities are as follows:

(In thousands) At December 31,	2004		2003
	Carrying	Calculated	Carrying	Calculated
	Amount	Fair Value	Amount	Fair Value

Securities available for sale	$443,753	$443,753	$429,229	$429,229
Securities held to maturity	4,877	4,883	—	—
Trading securities	59,013	59,013	72,633	72,633

Total securities	$507,643	$507,649	$501,862	$501,862

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

11.	Fair Value of Financial Instruments (continued)

The following table presents information for loans:

(In thousands) At December 31,	2004		2003
	Carrying	Calculated	Carrying	Calculated
	Amount	Fair Value	Amount	Fair Value

Real estate:
Residential:
Variable	$21,529	$21,059	$22,949	$22,991
Fixed	203,054	205,432	217,344	220,972
Commercial:
Variable	1,614	1,593	1,593	1,605
Consumer	9,892	9,871	10,981	11,015
Commercial	109	91	139	114

Total loans	236,198	238,046	253,006	256,697
Allowance for loan losses	(1,307)	—	(1,554)	—

Net loans	$234,891	$238,046	$251,452	$256,697

Deposits

The fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, savings accounts, and money market accounts for purposes of this disclosure, is equal to the amount payable on demand as of December 31, 2004 and 2003. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

(In thousands) At December 31,	2004		2003
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Demand accounts	$28,662	$28,662	$28,948	$28,948
NOW accounts	58,991	58,991	56,108	56,108
Savings accounts	549,657	549,657	595,575	595,575
Money market accounts	11,656	11,656	12,256	12,256
Time certificates of deposit	200,499	200,274	189,621	190,655

Total deposits	849,465	849,240	882,508	883,542
Escrow deposits of borrowers	1,074	1,074	1,139	1,139

Total	$850,539	$850,314	$883,647	$884,681

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

The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 2004 and 2003 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment. The Bank’s other loan commitments approximate fair value.

11.	Fair Value of Financial Instruments (continued)

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

12.	Income Taxes

Income tax expense (benefit) was allocated as follows:

(In thousands) Years ended December 31,	2004	2003	2002

Current income tax expense:
Federal	$3,606	$3,702	$5,210
State	264	291	438

Total current tax expense	3,870	3,993	5,648

Deferred income tax expense (benefit):
Federal	23	175	(132)
State	5	61	(42)

Total deferred tax expense (benefit)	28	236	(174)

Total income tax expense	$3,898	$4,229	$5,474

Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent as a result of the following:

(In thousands) Years ended December 31,	2004	2003	2002

Computed “expected” income tax expense at statutory rate	$3,947	4,232	$5,351
Increase (reduction) in income taxes resulting from:
Reduction in federal income tax rate	(98)	(97)	(101)
State and local income taxes, net of federal benefit	175	229	257
Dividends received deduction	(40)	(54)	(57)
Dividends paid to ESOP deduction	(73)	(67)	(34)
Other	(13)	(14)	58

Income tax expense	$3,898	$4,229	$5,474

Effective income tax rate	34.56%	34.97%	35.81%

12.	Income Taxes (continued)

At December 31, 2004 and 2003, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

(In thousands) Years ended December 31,	2004	2003

Deferred tax assets:
Loan losses	$792	$914
Deferred loan fees, net	11	7
Deferred compensation and pension cost	745	715
Depreciation	37	29
Purchase accounting	179	263
Other	95	48

Gross deferred tax asset	1,859	1,976

Deferred tax liabilities:
Unrealized gains on securities available for sale	1,156	2,555
Other unrealized securities gains	106	106
Other	9	98

Gross deferred tax liability	1,271	2,759

Net deferred tax asset (liability)	$588	$(783)

Based on the Company’s historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 2004. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid in 2004, 2003 and 2002 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the tax effect of the pre-1988 bad debt reserve amount of approximately $7.3 million remains subject to recapture in the event that the Bank pays dividends in excess of its reserves and profits.

13.	Earnings per Share

The following is a calculation of earnings per share for the years indicated:

Years Ended December 31,	2004		2003		2002
(In thousands except share data)	Basic	Diluted	Basic	Diluted	Basic	Diluted

Net income	$7,380	$7,380	$7,863	$7,863	$9,814	$9,814
Average shares outstanding	4,408,293	4,408,293	4,439,394	4,439,394	4,708,783	4,708,783
Dilutive stock options	—	93,244	—	105,200	—	124,675
Unallocated Employee Stock Ownership Plan (“ESOP”) shares not committed to be released	—	—	—	—	(10,957)	(10,957)

Weighted average shares outstanding	4,408,293	4,501,537	4,439,394	4,544,594	4,697,826	4,822,501
Earnings per share (in dollars)	$1.67	$1.64	$1.77	$1.73	$2.09	$2.04

14.	Stockholders’ Equity

The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders’ equity to be reduced below or to otherwise violate legal or regulatory requirements. Substantially all of the Company’s retained earnings are unrestricted at December 31, 2004.

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

As of December 31, 2004, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes would cause a change in the Bank’s categorization.

(In thousands)			For Capital		To Be Well
At December 31, 2004	Actual		Adequacy Purposes		Capitalized(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets):
Massbank Corp. (consolidated)	$107,168	11.15%	$28,829	3.00%	N/A	—
Massbank (the “Bank”)	102,501	10.67	28,828	3.00	$48,047	5.00%

Tier I Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)	107,168	39.16	10,947	4.00	N/A	—
Massbank (the “Bank”)	102,501	37.48	10,938	4.00	16,408	6.00

Total Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)	109,464	40.00	21,893	8.00	N/A	—
Massbank (the “Bank”)	104,797	38.32	21,877	8.00	27,346	10.00

(1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as well capitalized.

(In thousands)			For Capital		To Be Well
At December 31, 2003	Actual		Adequacy Purposes		Capitalized(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets):
Massbank Corp. (consolidated)	$105,876	10.57%	$30,054	3.00%	N/A	—
Massbank (the “Bank”)	101,908	10.17	30,054	3.00	$50,090	5.00%

Tier I Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)	105,876	34.56	12,254	4.00	N/A	—
Massbank (the “Bank”)	101,908	33.29	12,246	4.00	18,369	6.00

Total Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)	108,466	35.40	24,509	8.00	N/A	—
Massbank (the “Bank”)	104,498	34.13	24,492	8.00	30,615	10.00

(1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as well capitalized.

15.	Employee Benefits

Pension Plan

The Bank sponsors a noncontributory defined benefit pension plan that covers all employees who meet specified age and length of service requirements, which is administered by the Savings Banks Employees Retirement Association (“SBERA”). The plan provides for benefits to be paid to eligible employees at retirement based primarily upon their years of service with the Bank and compensation levels near retirement. Contributions to the plan reflect benefits attributed to employees’ service to date, as well as service expected to be earned in the future. Pension plan assets consist principally of equity securities; mutual funds – bonds, mutual funds – equities, and all assets mutual funds; and money market funds and cash.

The following table sets forth the plan’s funded status and amounts recognized in the Company’s consolidated financial statements for the plan years ended October 31, 2004, 2003, and 2002, the plan’s latest valuation dates:

(In thousands) Years ended December 31,	2004	2003	2002

Actuarial present value of vested benefits	$7,260	$6,548	$5,929
Total accumulated benefit obligation	7,280	6,617	5,969
Change in benefit obligation:
Projected benefit obligation at beginning of year	$8,389	$7,645	$7,009
Service cost	430	386	386
Interest cost	524	516	493
Amendments	—	—	129
Actuarial loss (gain)	456	91	(173)
Benefits paid	(311)	(249)	(199)

Projected benefit obligation at end of year	$9,488	$8,389	$7,645

Change in plan assets:
Fair value of plan assets at beginning of year	$7,038	$5,963	$6,804
Actual return on plan assets	740	902	(643)
Employer contribution	367	420	—
Benefits paid	(311)	(249)	(199)
Other	—	2	1

Fair value of plan assets at end of year	$7,834	$7,038	$5,963

Deficiency of plan assets over projected benefit obligation	$(1,654)	$(1,351)	$(1,682)

Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the consolidated balance sheets are shown below:

Unrecognized net actuarial loss	$(712)	$(459)	$(915)
Transition asset	64	84	106
Past service cost	(114)	(121)	(129)
Accrued benefit cost	(892)	(855)	(744)

Deficiency of plan assets over projected benefit obligation	$(1,654)	$(1,351)	$(1,682)

Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:

Discount rate	5.75%	6.25%	6.75%
Rate of compensation increase	4.00%	4.00%	4.00%
Assumptions used to develop the net periodic benefit cost data were:
Discount rate	6.25%	6.75%	7.00%
Expected return on plan assets	7.75%	7.75%	7.75%
Rate of compensation increase	4.00%	4.00%	4.50%
Components of net periodic pension expense:
Service cost	$430	$385	$386
Interest cost	524	516	494
Expected return on plan assets	(545)	(462)	(527)
Transition obligation	(21)	(21)	(21)
Past service cost	7	7	—
Recognized net actuarial (gain) loss	8	107	(4)

Net periodic pension expense	$403	$532	$328

15.	Employee Benefits(continued)

The approximate composition of pension plan assets as of the end of the plan years ended October 31, 2004 and 2003 is as follows:

Years ended October 31,	2004	2003

Asset Category:
Cash and money market funds	2%	21%
Equity securities	51%	47%
Mutual funds - equities	15%	8%
Mutual funds - bonds	23%	24%
Mutual funds - all assets	9%	—

	100%	100%

The expected long-term rate of return on plan assets is based on prevailing yields on high quality fixed income investments increased by a premium of 3% — 5% for equity investments.

The Bank expects to contribute $364 thousand to its pension plan in 2005.

The investment policies and strategies for the Bank’s pension plan are as follows: Massbank (the “Bank”) is a member of the Savings Banks Employees Retirement Association (“SBERA”) within which the Bank maintains a Defined Benefit pension plan. SBERA offers a common and collective trust as the underlying investment structure for pension plans participating in the Association. The target allocation mix for the common and collective trust portfolio calls for an equity-based investment deployment range from 55% to 75% of total portfolio assets. The remainder of the portfolio is allocated to fixed income. The approximate investment allocation of the portfolio is shown in the table above. The Trustees of SBERA, through the Association’s Investment Committee, select investment managers for the common and collective trust portfolio. A professional investment advisory firm is retained by the Investment Committee to provide allocation analysis, performance measurement and to assist with manager searches. The overall investment objective is to diversify equity investments across a spectrum of investment types (e.g., small cap, large cap, international, etc.) and styles (e.g., growth, value, etc.).

The Bank expects to make benefit payments for the plan years ending October 31, as follows:

(In thousands) Years ending October 31,	Payments

2005	$926
2006	655
2007	748
2008	490
2009	1,445
2010	523

Payments

2011	1,367
2012	1,058
2013	1,154
2014	1,919
2015	1,102

Profit Sharing and Incentive Compensation Bonus Plans

The Bank’s Profit Sharing and Incentive Compensation Bonus Plans provide for payments to employees under certain circumstances based upon a year-end measurement of the Company’s net income and attainment of individual goals and objectives by certain key officers. There were no profit sharing or incentive compensation bonus distributions in 2004 and 2003 because the criteria for making such distributions were not met. Because some of the target goals and individual goals and objectives were met in 2002, bonuses were awarded to officers and non-officer employees of the Bank in the amount of $67 thousand. There were no profit sharing distributions in 2002 because the criteria for making such distributions were not met.

The Board of Directors approved a holiday distribution to all officers, excluding the CEO, and non-officer employees in 2004 in the amount of $47 thousand. In 2003, a holiday distribution was made to non-officer employees in the amount of $44 thousand.

Employee Stock Ownership Plan

The Bank has an Employees’ Stock Ownership Plan (“ESOP”) for the benefit of each employee who has completed at least 1,000 hours of service with the Company in the previous twelve months. Under the plan, the ESOP has borrowed funds from a third party bank to invest in the Company’s common stock. The balance of the ESOP loan was repaid in 2002.

Shares of the Company’s common stock purchased with the loan proceeds were held in a suspense account. As the loan was repaid, a proportionate number of shares were released for allocation to plan participants, annually. In 2004 and 2003, the Bank contributed $145,000 and $161,000, respectively to the ESOP to invest in the Company’s common stock. These shares were allocated to plan participants, on a pro rata basis, based on compensation.

At December 31, 2004, the ESOP held 209,321 shares of the Company’s common stock which have been allocated to plan participants and no unallocated shares.

Dividends on allocated shares held by the ESOP are allocated to plan participants proportionately based on the number of shares in the participant’s allocated accounts.

The Company’s total expense applicable to the ESOP amounted to $205 thousand, $135 thousand and $373 thousand for the years ended December 31, 2004, 2003 and 2002, respectively.

15.	Employee Benefits (continued)

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

Executive Supplemental Retirement Agreements

The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank’s retirement plan for employees. The Company made contributions of $52 thousand, $50 thousand and $59 thousand to a rabbi trust for the benefits payable under the agreements in 2004, 2003 and 2002.

Directors Deferred Compensation Plan

In 1988, the Company established a deferred compensation plan for its directors. The plan allows the Company’s directors to defer receipt of all or a portion of their compensation until: (1) their attaining the age of 72, or (2) their termination as a director of the Company. In 2000, the plan was amended to allow the directors’ compensation to be invested in Company stock held in an irrevocable trust. At December 31, 2004, the trust held 25,804 shares of Massbank Corp. stock. The shares are considered outstanding in the computation of earnings per share and book value per share.

Stock Option Plan

Effective April 20, 2004, the Board of Directors adopted and the shareholders approved the Corporation’s 2004 Stock Option and Incentive Plan (the “2004 Plan”). This new plan replaced the Corporation’s 1994 Stock Incentive Plan, which expired in January 2004. The 2004 Plan provides for awards of incentive stock options, non-qualified stock options, stock appreciation rights, a limited number of restricted stock awards and cash replacement awards. The total number of shares of common stock that can be issued under this plan is 400,000 shares, subject to adjustment for stock splits, stock dividends and similar events. Of this amount, no more than 100,000 shares of common stock may be issued as awards of restricted stock under the 2004 Plan. Under the 2004 Plan, the Corporation may not grant stock options with an exercise price less than 100% of the fair market value of the Corporation’s common stock on the date of grant. The maximum option term is ten years.

As of December 31, 2004, there were 104,942 non-qualified stock options and 195,145 incentive stock options outstanding to purchase shares under the 1994 and 2004 plans.

A summary of the status of the Company’s fixed stock option plan as of December 31, 2004, 2003 and 2002, and changes during the years ended on those dates is presented below. All share information presented has been adjusted for stock splits.

Years ended December 31,	2004		2003		2002
		Weighted		Weighted		Weighted
	Shares	Average	Shares	Average	Shares	Average
	Under	Exercise	Under	Exercise	Under	Exercise
Fixed Options	Option	Price	Option	Price	Option	Price

Outstanding at beginning of year	318,334	$20.94	376,122	$19.27	475,651	$17.09
Granted	30,250	42.76	22,600	28.56	32,250	27.63
Exercised	(48,097)	13.22	(78,138)	14.90	(130,277)	13.26
Forfeited	(400)	42.90	(2,250)	29.50	(1,502)	28.55

Outstanding at end of year	300,087	$24.35	318,334	$20.94	376,122	$19.27

Options exercisable at year-end	300,087		318,334		376,122

The following table summarizes information about fixed stock options outstanding and exercisable at December 31, 2004:

At December 31, 2004	Options Outstanding		Options Exercisable
		Weighted Avg.	Weighted Avg.		Weighted Avg.
Range of	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$11.56 to $16.38	47,487	0.8 years	$14.55	47,487	$14.55
19.00 to 20.67	102,250	3.9 years	19.82	102,250	19.82
25.00 to 29.60	120,300	4.9 years	27.47	120,300	27.47
34.50 to 42.90	30,050	9.0 years	42.72	30,050	42.72

$11.56 to $42.90	300,087	4.3 years	$24.35	300,087	$24.35

16.	Shareholder Rights Plan

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

17.	Parent Company Financial Statements

The following are the condensed financial statements for Massbank Corp. (the “Parent Company”) only:

Balance Sheets
(In thousands except share data) At December 31,	2004	2003

Assets:
Cash	$18	$5
Interest-bearing deposits in banks	4,229	3,742
Investment in subsidiaries	105,348	106,959
Due from subsidiaries	196	—
Income tax receivable, net	187	209
Deferred income tax asset, net	21	28
Other assets	29	1

Total assets	$110,028	$110,944

Liabilities:
Other liabilities	$13	$17

Total liabilities	13	17

Stockholders’ Equity (Notes 12, 14, 15 and 16):
Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued Common stock, par value $1.00 per share; 10,000,000 shares authorized, 7,736,430 and 7,688,333 shares issued, respectively	7,736	7,688
Additional paid-in capital	55,313	54,417
Retained earnings	102,003	99,038

	165,052	161,143
Treasury stock at cost, 3,354,703 and 3,280,880 shares, respectively	(56,794)	(54,177)
Accumulated other comprehensive income	1,757	3,961
Shares held in rabbi trust at cost 2,254 and 3,000 shares, respectively	(59)	(72)
Deferred compensation obligation	59	72

Total stockholders’ equity	110,015	110,927

Total liabilities and stockholders’ equity	$110,028	$110,944

17.	Parent Company Financial Statements (continued)

Statements of Income
(In thousands) Years ended December 31,	2004	2003	2002

Income:
Dividends received from subsidiaries	$7,100	$9,300	$11,000
Interest and dividend income	18	15	76

Total interest and dividend income	7,118	9,315	11,076
Non-interest expense	179	166	172

Income before income taxes	6,939	9,149	10,904
Income tax benefit	108	93	40

Income before equity in undistributed earnings of subsidiaries	7,047	9,242	10,944
Equity in undistributed earnings of subsidiaries	333	(1,379)	(1,130)

Net income	$7,380	$7,863	$9,814

The Parent Company only Statements of Changes in Stockholders’ Equity are identical to the consolidated statements and therefore are not presented here.

Statements of Cash Flows
(In thousands) Years ended December 31,	2004	2003	2002

Cash flows from operating activities:
Net income	$7,380	$7,863	$9,814
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(333)	1,379	1,130
Decrease (increase) in current income tax receivable, net	22	151	(164)
Decrease (increase) in deferred income tax asset, net	7	(6)	(6)
Increase in other assets	(28)	—	—
(Decrease) increase in other liabilities	(4)	(1,095)	1,098
Increase in amount due from subsidiaries	(196)	—	—
(Decrease) increase in amount due to subsidiaries	—	(42)	(246)

Net cash provided by operating activities	6,848	8,250	11,626

Cash flow from financing activities:
Payments to acquire treasury stock	(2,617)	(8,097)	(7,230)
Purchase of company stock for deferred compensation plan, net of distributions	13	(13)	(16)
(Decrease) increase in deferred compensation obligation	(13)	13	16
Options exercised, including tax benefits	684	1,253	1,874
Dividends paid on common stock	(4,415)	(4,068)	(4,139)
Tax benefit resulting from dividends paid on unallocated shares held by the ESOP	—	—	4

Net cash used in financing activities	(6,348)	(10,912)	(9,491)

Net increase (decrease) in cash and cash equivalents	500	(2,662)	2,135
Cash and cash equivalents at beginning of year	3,747	6,409	4,274

Cash and cash equivalents at end of year	$4,247	$3,747	$6,409

During the years ended December 31,2004,2003 and 2002, the Company made cash payments for income taxes of $20 thousand, $32 thousand and $40 thousand, respectively, and no payments for interest.

In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $48 thousand, $38 thousand and $38 thousand during the years ended December 31, 2004,2003 and 2002, respectively.

18.	Ten-Year Statistical Summary (Unaudited)

(In thousands except per share data)
Years ended December 31,	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995

Net income	$7,380	$7,863	$9,814	$10,759	$11,111	$11,311	$10,914	$10,167	$9,427	$8,759
Diluted earnings per share	1.64	1.73	2.04	2.24	2.25	2.17	1.98	1.85	1.72	1.56
Cash dividends paid per share	1.00	0.92	0.88	0.84	0.79	0.74	0.68	0.59	0.46	0.36	1/2
Book value per share, at year-end	25.11	25.17	25.45	24.34	22.83	20.43	21.05	19.38	17.17	16.56
Return on average assets	0.75%	0.78%	0.99%	1.13%	1.20%	1.20%	1.17%	1.12%	1.08%	1.04%
Return on average equity	6.71%	7.08%	8.39%	9.53%	10.93%	10.66%	10.05%	10.51%	10.65%	10.65%

19.	Quarterly Data (Unaudited)

Years ended December 31,	2004				2003
(In thousands except	4th	3rd	2nd	1st	4th	3rd	2nd	1st
per share data)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$8,679	$8,436	$8,121	$8,345	$8,690	$9,226	$9,860	$10,361
Interest expense	3,304	3,225	3,096	3,104	3,483	3,622	4,136	4,613

Net interest income	5,375	5,211	5,025	5,241	5,207	5,604	5,724	5,748
Provision (credit) for loan losses	(55)	(74)	(51)	(62)	(52)	(450)	—	—

Net interest income after provision (credit) for loan losses	5,430	5,285	5,076	5,303	5,259	6,054	5,724	5,748
Gains on securities, net	287	182	186	574	335	72	192	40
Other non-interest income	361	267	342	287	346	271	400	266
Non-interest expense	3,200	2,978	2,964	3,160	3,204	3,133	3,229	3,049

Income before income taxes	2,878	2,756	2,640	3,004	2,736	3,264	3,087	3,005
Income tax expense	992	945	906	1,055	941	1,127	1,101	1,060

Net income	$1,886	$1,811	$1,734	$1,949	$1,795	$2,137	$1,986	$1,945

Earnings per share (in dollars):(1)
Basic	$0.43	$0.41	$0.39	$0.44	$0.41	$0.49	$0.45	$0.43
Diluted	0.42	0.40	0.39	0.43	0.40	0.48	0.44	0.42

Weighted average common shares outstanding:(1)
Basic	4,392	4,398	4,416	4,427	4,397	4,378	4,428	4,557
Diluted	4,477	4,483	4,502	4,545	4,523	4,490	4,531	4,637

(1) Computation of earnings per share is further described in Note 1.

Massbank Corp. and Subsidiaries Stockholder Data

Years ended December 31, 2004 and 2003

Massbank Corp.’s common stock is currently traded on the Nasdaq Stock Market under the symbol “MASB.” At December 31, 2004 there were 4,381,727 shares outstanding and 655 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or “street” name.

The following table includes the quarterly ranges of high and low closing sales prices for the common stock, as reported by Nasdaq, and dividends declared per share for the periods indicated.

	Price per Share		Cash
			Dividends
	High	Low	Declared
Year ended December 31,	2004

Fourth Quarter	$38.41	$36.50	$0.25
Third Quarter	37.39	34.25	0.25
Second Quarter	41.99	32.05	0.25
First Quarter	43.48	38.79	0.25

Year ended December 31,	2003

Fourth Quarter	$44.27	$37.23	$0.23
Third Quarter	37.72	31.91	0.23
Second Quarter	36.20	27.47	0.23
First Quarter	28.90	27.50	0.23

Massbank Branch Offices d/b/a

Massbank of Reading*

123 Haven Street
Reading, MA 01867
(781) 942-8188
(978) 446-9200

Massbank of Chelmsford

291 Chelmsford Street
Chelmsford, MA 01824
(978) 256-3751

17 North Road
Chelmsford, MA 01824
(978) 256-3733

Massbank of Dracut

45 Broadway Road
Dracut, MA 01826
(978) 441-0040

Massbank of Everett

738 Broadway
Everett, MA 02149
(617) 387-5115

Massbank of Lowell

50 Central Street
Lowell, MA 01852
(978) 446-9200

755 Lakeview Avenue
Lowell, MA 01850
(978) 446-9216

Massbank of Medford

4110 Mystic Valley Parkway
Wellington Circle Plaza
Medford, MA 02155
(781) 395-4899

Massbank of Melrose
476 Main Street
Melrose, MA 02176
(781) 662-0100

27 Melrose Street
Towers Plaza
Melrose, MA 02176
(781) 662-0165

Massbank of Stoneham

240 Main Street
Stoneham, MA 02180
(781) 662-0177

Massbank of Tewksbury

1800 Main Street
Tewksbury, MA 01876
(978) 851-0300

Massbank of Westford

203 Littleton Road
Westford, MA 01886
(978) 692-3467

Massbank of Wilmington
370 Main Street
Wilmington, MA 01887
(978) 658-4000

219 Lowell Street
Lucci’s Plaza
Wilmington, MA 01887
(978) 658-5775

*Main Office

Corporate Information

Massbank Corp.
123 Haven Street
Reading, MA 01867
(781) 662-0100
(978) 446-9200
FAX (781) 942-1022

Savings and Mortgage
24-Hour-Rate Lines
(781) 662-0154
(978) 446-9285

Notice of Shareholders’ Meeting

The Annual Meeting of the
Shareholders of Massbank Corp.
will be held at 10:00 A.M.
on Tuesday, April 19, 2005 at the
Sheraton Ferncroft Resort
50 Ferncroft Road
Danvers, MA 01923

Trademark

Massbank and its logo are
registered trademarks of
the Company

Form 10-K

Shareholders may obtain without
charge a copy of the Company’s
2004 Form 10-K. Written requests
should be addressed to:
Shareholder Services
Massbank Corp.
159 Haven Street
Reading, MA 01867

Dividend Reinvestment and
Stock Purchase Plan

Shareholders may obtain a brochure
containing a detailed description of
the plan by writing to:
Shareholder Services
Massbank Corp.
159 Haven Street
Reading, MA 01867

Transfer Agent

American Stock Transfer &
Trust Company
59 Maiden Lane
New York, NY 10038
(800) 937-5449
(877) 777-0800
Website address:
www.amstock.com

Independent Registered
Public Accounting Firm

KPMG LLP
99 High Street
Boston, MA 02110

Legal Counsel

Goodwin Procter LLP
Exchange Place
Boston, MA 02109

Officers and Directors
Massbank Corp.

Officers

Gerard H. Brandi
Chairman, President and
Chief Executive Officer

Reginald E. Cormier
Senior Vice President, Treasurer and
Chief Financial Officer

Robert S. Cummings
Secretary

Donna H. West
Assistant Secretary

Board of Directors

*Mathias B. Bedell
Retired, Bedell Brothers Insurance
Agency, Inc.

*Gerard H. Brandi

Chairman, President and
Chief Executive Officer,
Massbank Corp.

Allan S. Bufferd
Treasurer,
Massachusetts Institute of Technology

Kathleen M. Camilli
President
Camilli Economics, LLC

†Peter W. Carr
Retired, Guilford Transportation
Industries

†Alexander S. Costello
Teacher, Brooks School

*Robert S. Cummings
Senior Counsel,
Nixon Peabody LLP

*Stephen E. Marshall
Retired, C.H. Cleaves Insurance
Agency, Inc.

Nancy L. Pettinelli
Executive Director,
Visiting Nurse Association

†*Herbert G. Schurian
Certified Public Accountant

*Dr. Donald B. Stackhouse
Retired, Dental Health Concepts

*Member, Executive Committee
†Member, Audit Committee

Officers and Directors
Massbank

Officers

Gerard H. Brandi
Chairman, President and
Chief Executive Officer

Donald R. Washburn
Senior Vice President, Lending

Donna H. West
Senior Vice President,
Community Banking

Reginald E. Cormier
Senior Vice President, Treasurer
and Chief Financial Officer

David F. Carroll
Vice President, Operations

William F. Rivers
Vice President, Operations

Richard J. Flannigan
Vice President and
Senior Trust Officer

Thomas J. Queeney
Vice President and
Senior Trust Officer

Carol A. Axelrod
Loan Officer

Kathleen M. Baldassari
Assistant Treasurer

Kenneth R. Berard
Assistant Treasurer

David M. Bianco
Assistant Treasurer

Andrea S. Bradford
Assistant Vice President

Ernest G. Campbell, Jr.
Collections Officer

Marianne J. Carpenter
Assistant Vice President

Lisa A. DiCicco
Trust Operations Officer

Claudeia F. Downing
Assistant Treasurer

Karen L. Flammia
Assistant Vice President

Scott M. Forbes
Mortgage Origination Officer

Rachael E. Garneau
Assistant Treasurer

Martin J. Heneghan
Assistant Controller

Brian W. Hurley
Assistant Vice President

Anne M. Lee
Director of Human Resources

Kenneth A. Masson
Assistant Vice President,
Marketing

Laura M. O’Connor
Assistant Treasurer

Erik C. Olson
Auditor

Joseph P. Orefice
Information Technology Officer

Karen L. O’Rourke
Assistant Treasurer

Charles E. Samour
Security Officer

Melanie M. Sullivan
Assistant Treasurer

Margaret E. White
Assistant Treasurer

Patricia A. Witts
Assistant Treasurer

Michael J. Woods
Assistant Vice President

Board of Directors
and
Executive Committee

Mathias B. Bedell
Gerard H. Brandi, Chairman
Robert S. Cummings, Clerk
Stephen E. Marshall
Herbert G. Schurian
Dr. Donald B. Stackhouse
Donna H. West