Form 10-K, Exhibit 13
period 2005-12-31
MASSBANK CORP
filed 2006-03-13
CIK 799166

Exhibit 13
Financial Highlights
Massbank Corp. and Subsidiaries
Selected Consolidated Financial Data

(In thousands) At December 31,	2005	2004	2003	2002	2001

Balance Sheet Data:
Total assets	$898,679	$976,168	$1,010,733	$1,009,367	$971,317
Mortgage loans	215,904	226,197	241,886	302,788	296,469
Other loans	9,826	10,001	11,120	16,011	34,548
Allowance for loan losses	1,253	1,307	1,554	2,271	2,494
Allowance for loan losses on off-balance sheet credit exposures	517	588	626	384	149
Investments(1)	637,576	704,611	722,079	669,875	618,545
Deposits	784,728	849,465	882,508	883,928	849,684
Stockholders’ equity	105,264	110,015	110,927	117,285	114,904

(In thousands) Years ended December 31,	2005	2004	2003	2002	2001

Operating Data:
Interest and dividend income	$36,801	$33,581	$38,137	$47,103	$55,117
Interest expense	15,141	12,729	15,854	22,701	32,391

Net interest income	21,660	20,852	22,283	24,402	22,726
Provision (credit) for loan losses	(53)	(242)	(502)	—	40
Gains on securities, net	679	1,229	639	1,718	4,363
Other non-interest income	1,185	1,257	1,283	1,205	1,450
Non-interest expense	12,461	12,302	12,615	12,037	11,721

Income before income taxes	11,116	11,278	12,092	15,288	16,778
Income tax expense	3,793	3,898	4,229	5,474	6,019

Net income	$7,323	$7,380	$7,863	$9,814	$10,759

Years ended December 31,	2005	2004	2003	2002	2001

Other Data:
Yield on average interest-earning assets	4.07%	3.52%	3.87%	4.85%	5.88%
Cost of average interest-bearing liabilities	1.85	1.48	1.78	2.61	3.87
Interest rate spread	2.22	2.04	2.09	2.24	2.01
Net interest margin	2.40	2.19	2.26	2.52	2.43
Non-interest expense to average assets	1.34	1.26	1.25	1.21	1.23
Efficiency ratio(2)	52.6	51.5	49.9	43.9	41.1
Return on assets (net income/average assets)	0.79	0.75	0.78	0.99	1.13
Return on equity (net income/average stockholders’ equity)	6.84	6.71	7.08	8.39	9.53
Percent non-performing loans to total loans	0.11	0.03	0.09	0.13	0.19
Percent non-performing assets to total assets	0.03	0.01	0.02	0.04	0.07
Stockholders’ equity to assets, at year-end	11.71	11.27	10.97	11.62	11.83
Book value per share, at year-end(3)	$24.32	$25.11	$25.17	$25.45	$24.34
Market price — close, at year-end(3)	33.00	37.45	43.01	28.30	23.867
Earnings per share:(3)
Basic	1.68	1.67	1.77	2.09	2.30
Diluted	1.66	1.64	1.73	2.04	2.24
Cash dividends paid per share(3)	1.05	1.00	0.92	0.88	0.84
Dividend payout ratio	63%	60%	52%	42%	37%

(1)	Consist of securities held to maturity and available for sale, trading securities, short-term investments, term federal funds sold and interest-bearing deposits in banks.

(2)	Determined by dividing non-interest expense (including the provision (credit) for loan losses) by fully taxable equivalent net interest income plus non-interest income.

(3)	All share information presented has been adjusted to reflect the 3-for-2 split of the Company’s common stock effective April 19, 2002.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
General
The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report. Certain amounts reported for prior years have been reclassified to conform to the 2005 presentation.
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
     The Bank’s principal business has historically consisted of offering savings and other deposits to the general public and using the funds from these deposits to primarily make loans secured by residential real estate and consumer loans, and to make investments in debt and equity securities. Most residential mortgage loans granted by the Bank are for terms of 10, 12, 15 or 20 years and are generally low credit risk loans. The Bank’s debt securities portfolio consists primarily of U.S. Treasury and Government agency securities and Government agency mortgage-backed securities.
     The Company’s consolidated net income depends largely upon net interest income, which is the difference between interest and dividend income from loans and investments (“interest-earning assets”), and interest expense on deposits (“interest-bearing liabilities”). Net interest income is significantly affected by loan and investment activity and volumes, including prepayment activity on loans and mortgage-backed securities and calls of callable government agency securities. Net interest income is also affected by general economic conditions, particularly changes in interest rates, competition, government legislation and policies affecting fiscal affairs, monetary policies of the Federal Reserve System, and the actions of the bank regulatory authorities. Earnings results are also affected by the Company’s provision (credit) for loan losses and changes in non-interest income, such as fee-based revenues and securities gains or losses; non-interest expense and income taxes.
Forward-Looking Statement Disclosure
     Massbank Corp. may from time to time make written or oral forward-looking statements, including statements contained in this annual report, in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other Massbank Corp. communications. These statements relate to future, not past, events.
     These forward-looking statements include, among others, statements with respect to Massbank Corp.’s beliefs, plans, objectives, goals, guidelines, expectations, financial condition, results of operations, future performance and business of the Company. You can identify forward-looking statements by the use of the words “may”, “could”, “should”, “believe”, “expect”, “anticipate”, “intend”, “estimate”, “assume”, “will”, “would”, “plan”, “projects”, “outlook” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Massbank Corp.’s control).
     The following factors, among others, could cause the Company’s performance to differ materially from that expressed in any forward-looking statements: (1) the strength of the United States economy in general and the strength of the local economy in which the Company conducts operations may be different than expected; (2) unexpected fluctuations in market interest rates; (3) adverse conditions in the stock market, the public debt market and other capital markets; (4) an increase in the level of non-performing assets; (5) an increase in the competitive pricing pressures within the Company’s market which may result in an increase in the Company’s cost of funds, a decrease in loan originations, a decrease in deposits and assets; (6) adverse legislative and regulatory developments; (7) a significant decline in residential real estate values in the Company’s market area; (8) adverse impacts resulting from the continuing war on terrorism; (9) a significant increase in employee benefit costs; (10) the impact of changes in accounting principles; (11) the impact of inflation or deflation; and (12) Massbank Corp.’s success at managing the risks involved in the foregoing.

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
Investment Securities other than Temporarily Impaired
Management judgment is involved in the evaluation of declines in value (“impairment”) of individual investment securities held by the Company. Declines in value that are deemed other than temporary are recognized in the income statement through write-downs in the recorded value of the affected securities. Management considers many factors in its analysis of other than temporarily impaired securities, including industry analyst reports, sector credit ratings, volatility in market price and other relevant information, such as the financial condition, earnings capacity and near term prospects of the company and the length of time and extent to which the market value has been less than cost.
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
     If “due to general market conditions” an investment security declines in price from its cost basis by 25% or more for more than a year, between 30% and 40% for more than nine months, between 40% and 50% for more than six months or over 50% for more than ninety days, and in each case the value of the investment security has been below its cost basis for the entire period in question, then the security is considered “other than temporarily impaired” and it is written down to its current fair market value and the loss is recognized in earnings. U.S. Treasury and Government Agency securities fluctuate in value based on changes in market interest rates and other factors; however, they can be redeemed at par value if held to maturity and therefore, if their maturity date is less than one year into the future regardless of their market value they are considered only temporarily impaired. Any unfavorable change in general market conditions could cause an increase in the Company’s impairment write downs of investment securities. This would have an adverse effect on the Company’s earnings results. Other than temporary impairment write downs of investment securities in 2003 totaled $9 thousand. There were no other than temporary impairment write downs of investment securities in 2005 and 2004.
     Available for sale securities deemed temporarily impaired are carried at market value in the asset section of the Company’s balance sheet. Any change in value is reflected in accumulated other comprehensive income in the stockholders’ equity section of the Company’s balance sheet.

Financial Overview
Comparison of the years 2005 and 2004
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
     We experienced a successful year in 2005 as the Company improved its net interest margin throughout the year as a result of the interest sensitive position of our balance sheet and the rise in short-term interest rates. The Federal Reserve Bank Board’s Federal Open Market Committee (FOMC) raised the target rate for Federal funds by 25 basis points eight times during 2005, increasing the rate from 2.25% to 4.25%.
     In 2005, the Company generated net income of $7.3 million, or $1.66 per diluted share, compared with $7.4 million or $1.64 per diluted share in 2004. Return on average assets and return on average equity improved to 0.79% and 6.84%, respectively, in 2005, compared to 0.75% and 6.71%, respectively, in 2004.
     The improvement in earnings per share and operating ratios was driven by an increase in net interest income partially offset by a decline in net gains on securities in 2005. The Company’s earnings performance was also negatively affected by a reduction in the credit for loan losses recorded in 2005 compared to 2004 due primarily to a smaller decrease in the size of the bank’s loan portfolio in 2005 compared to 2004.
Years ended December 31, 2005 Compared to 2004:

(In thousands) years ended December 31,	2005	2004	CHANGE

Income Statement Data
Interest and dividend income:
Mortgage and other loans	$12,792	$14,247	$(1,455)
Mortgage-backed securities	7,217	6,571	646
Federal funds sold	6,116	2,438	3,678
Other securities and investments	10,676	10,325	351

Total interest and dividend income	36,801	33,581	3,220
Total interest expense	15,141	12,729	(2,412)

Net interest income	21,660	20,852	808
Provision (credit) for loan losses	(53)	(242)	(189)
Gains on securities, net	679	1,229	(550)
Other non-interest income	1,185	1,257	(72)
Non-interest expense	12,461	12,302	(159)
Income tax expense	3,793	3,898	105

Net income	$7,323	$7,380	$(57)
Diluted earnings per share (in dollars):	$1.66	$1.64	$0.02

(In thousands) Years ended December 31,	2005	2004	CHANGE

Average Balance Sheet Data
Earning assets:
Mortgage and other loans	$230,070	$243,351	$(13,281)
Mortgage-backed securities	134,839	115,847	18,992
Federal funds sold	192,154	186,615	5,539
Other securities and investments	347,583	409,454	(61,871)

Total average earning assets	$904,646	$955,267	$(50,621)
Total average deposits	$816,577	$862,691	$(46,114)

The major factors affecting the comparison of earnings and diluted earnings per share between 2005 and 2004 were:
•	The increase in net interest income of $808 thousand due primarily to the higher yield on Federal funds sold and the resulting increase in interest income on Federal funds.

•	The credit to the provision for loan losses that was $189 thousand less than the prior year.

•	The decrease in net securities gains of $550 thousand.

•	The decrease in other non-interest income of $72 thousand.

•	The increase in non-interest expense of $159 thousand.

•	The decrease in income tax expense of $105 thousand due to lower income before taxes and a reduction in the Company’s effective income tax rate.
Condensed Consolidated Balance Sheets

( In thousands) At December 31,	2005	2004	CHANGE

Short-term investments	$167,787	$194,250	$(26,463)
Interest-bearing deposits in banks	898	2,718	(1,820)
Securities available for sale, at market value	453,472	443,753	9,719
Securities held to maturity, at amortized cost	6,137	4,877	1,260
Trading securities, at market value	9,282	59,013	(49,731)

Total investments	637,576	704,611	(67,035)
Total loans	225,730	236,198	(10,468)
Allowance for loan losses	(1,253)	(1,307)	54

Net loans	224,477	234,891	(10,414)
Other assets	36,626	36,666	(40)

Total assets	$898,679	$976,168	$(77,489)

Total deposits	$784,728	$849,465	$(64,737)
Escrow deposits of borrowers	1,059	1,074	(15)
Other liabilities	7,628	15,614	(7,986)

Total liabilities	793,415	866,153	(72,738)
Total stockholders’ equity	105,264	110,015	(4,751)

Total liabilities and stockholders’ equity	$898,679	$976,168	$(77,489)

Financial Condition
The Company’s total assets decreased $77.5 million, or 7.9% to $898.7 million at December 31, 2005 from $976.2 million at December 31, 2004. The reduction in total assets reflects a decrease in investments of $67.0 million and a decrease in total loans of $10.5 million.
     Deposits decreased $64.7 million, or 7.6% to $784.7 million at year-end 2005 from $849.5 million at year-end 2004. This was due to increased competition for deposits, more attractive returns on other investment opportunities and various other market factors.
Investments
At December 31, 2005 the Company’s investment portfolio consisted of short-term investments, interest-bearing deposits in banks, and securities available for sale, held to maturity and trading totaling $637.6 million representing 70.9% of total assets. This reflects a decrease of $67.0 million compared to $704.6 million or 72.2% of total assets at December 31, 2004. Massbank’s investment portfolio is concentrated in U.S. Treasury and Government agency securities and 15-year contractual life mortgage-backed securities issued by Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and other agency issuers. U.S. Treasury and Government agency securities totaled $318.5 million at year-end. This included $189.3 million in callable agency securities. The mortgage-backed securities portfolio totaled $141.5 at December 31, 2005. Massbank’s strategy is to purchase liquid investments with short to intermediate maturities that generally match the Company’s deposit structure. This strategy seeks to maintain the Company’s overall interest rate risk position within policy requirements. The Company also holds $7.4 million in equity securities at December 31, 2005. In 2005, the Company increased its mortgage-backed securities portfolio from $127.6 million at December 31, 2004 to $141.5 million at December 31, 2005 to help improve its net interest margin. If the difference between longer term and short term interest rates widens to a sufficient extent in 2006, the Company will likely add to its mortgage-backed securities portfolio and reduce its short-term investments (primarily Federal funds sold) that totaled $167.8 million at December 31, 2005. We believe that this would likely improve the Company’s net interest margin.

Loans
Massbank’s loan portfolio at December 31, 2005 was $225.7 million, compared to $236.2 million at December 31, 2004, and was comprised of $213.6 million of residential mortgage loans, $2.3 million of commercial real estate loans, $9.7 million of consumer loans and $0.1 million of commercial loans. The bank’s loan portfolio composition shifted slightly in 2005 as the portfolio was 94.6% residential mortgages, 1.0% commercial mortgages, 4.3% consumer and 0.1% commercial compared to 95.1% residential mortgages, 0.7% commercial mortgages and 4.2% consumer at December 31, 2004.
Non-Performing Assets
Non-accrual loans, generally those loans that are 90 days or more delinquent, were $257 thousand at December 31, 2005, compared to $74 thousand at December 31, 2004. This represents 0.11% of total loans and 0.03% of total assets at December 31, 2005. The Bank generally places all loans on non-accrual status at 90 days delinquent. The Bank had no real estate acquired through foreclosure at year-end 2005.
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
     Total deposits at December 31, 2005 were $784.7 million, compared to $849.5 million at December 31, 2004. Increased competition for deposits and more attractive returns on other investment opportunities were the principal reasons for the deposit outflows.
     In 2005, savings deposits decreased $119.8 million or 21.3% year-over-year, to $441.5 million from $561.3 million at year-end 2004. Conversely, certificates of deposit increased by $60.4 million or 30.1% to $260.9 million at year-end 2005 as customers shifted deposits from savings accounts to certificates of deposit seeking a higher rate of return on their deposits as rates increased throughout the year. Demand and NOW deposits totaled $82.3 million at December 31, 2005 compared to $87.7 million at December 31, 2004. For information concerning deposit balances at year-end 2005 and 2004, the average cost and the maturity distribution of the deposits and related rate structure of the Bank’s time certificates of deposit, see Note 10 of Notes to Consolidated Financial Statements.
Stockholders’ Equity
Total stockholders’ equity decreased $4.8 million to $105.3 million at December 31, 2005, representing a book value of $24.32 per share, from $110.0 million representing a book value of $25.11 per share at December 31, 2004.
     The decrease in total stockholders’ equity was due principally to the Company’s repurchase of 128,460 shares of treasury stock at a cost of $4.5 million, the payment of dividends to stockholders of $4.6 million and the decrease in other comprehensive income of $4.8 million due primarily to the decline in market value of the Bank’s debt securities portfolio. This was partially offset by the net income for the year of $7.3 million and the payments and related tax benefits received from the exercise of stock options by the Company’s officers and directors of $1.8 million.

Results of Operations
Comparison of the years 2005 and 2004
Net Interest Income
Net interest income is the primary source of Massbank’s operating income. Net interest income is affected by the volume and mix of average interest-earning assets and interest-bearing liabilities, market interest rates, the shape of the U.S. Treasury securities (interest rate) yield curve and other factors. In 2005, short-term interest rates rose at a greater rate than intermediate and long rates. This caused the yield curve to “flatten.” A flat curve limits the ability to benefit from investing assets at long term rates. Because of this situation we maintain a significant position of short term investments. Due to our current asset mix and other factors we would expect to benefit from any substantial sustained increase in interest rates and a steeper interest rate yield curve.
     Net interest income on a fully taxable equivalent (FTE) basis totaled $21.7 million in 2005 compared to $20.9 million in 2004, or an increase of 3.9%. The increase in net interest income in 2005 was due primarily to an improvement in net interest margin. The Company’s net interest margin (net interest income on a FTE basis divided by average interest-earning assets) for the year ended December 31, 2005 increased 21 basis points to 2.40% from 2.19% in the prior year. The increase in margin was driven by the Federal Reserve’s increases to short term interest rates over the past year. This was partially offset by the unfavorable mix changes in our deposit costs. The net interest margin was also impacted by the decline in the Company’s average earning assets in 2005. Average total earning assets decreased $50.6 million or 5.3% to $904.6 million in 2005, from $955.3 million in 2004.
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
     Interest on investment securities available for sale (AFS) on a fully taxable equivalent basis was $9.9 million for 2005 compared to $9.0 million for 2004. The average balance of investment securities AFS was $313.7 million with an average tax equivalent yield of 3.16% for the year ended December 31, 2005 compared to an average balance of $324.2 million with an average yield of 2.78% for the year ended December 31, 2004. The increase in yield is primarily due to a rise in market interest rates and to a lesser extent a change in mix of securities in the portfolio.
     Interest on mortgage-backed securities AFS and held to maturity was $7.2 million for 2005 compared to $6.6 million for 2004. The average balance of mortgage-backed securities was $134.8 million with an average yield of 5.35% for 2005 compared to an average balance of $115.8 million with an average yield of 5.67% for 2004. The decrease in yield is due primarily to normal amortization and prepayments and the replacement yields on new securities purchased being lower. Longer-term rates have stayed flat which has negatively impacted our mortgage-backed securities yields. Prepayment activity on our mortgage-backed securities portfolio declined in 2005 compared to the prior two years.
     Interest on trading securities was $0.8 million for 2005, down from $1.1 million in the prior year. The average balance of trading securities was $32.2 million for 2005 compared to $69.3 million for 2004. The yield on these securities improved to 2.40% for the recent year, from 1.65% for 2004 due primarily to rising short term interest rates.
     Interest income on Federal funds sold and short-term investments was $6.2 million for 2005, up 130.4% from $2.7 million in the prior year. The average balance of these investments was $193.8 million with an average yield of 3.18% for 2005 compared to an average balance of $202.5 million with an average yield of 1.32% for 2004. The significant improvement in yield was driven by the Federal Reserve’s increases to the short-term interest rates. The Federal Reserve Bank Board’s Federal Open Market Committee raised the target interest rate for Federal funds eight times in 2005, increasing the rate from 2.25% to 4.25% by year-end 2005.
     Interest on loans fell to $12.8 million for 2005, from $14.2 million for 2004. The average balance of mortgage and other loans for 2005 was $230.1 million with an average yield of 5.56%. This compares to an average balance of mortgage and other loans of $243.4 million for 2004 with an average yield of 5.85%. The decline in average balances is due to principal payments, pay downs and prepayments on mortgages and lower loan origination volume for 2005 compared to 2004. Loan originations totaled $48.9 million in 2005 compared to $60.3 million in 2004. The decline in average yields is due to normal amortization and prepayment of higher yielding mortgages and the lower rate on newly originated replacement mortgages.
     Interest on total deposits was $15.1 million for 2005 compared to $12.7 million for 2004. The average balance of total deposits was $816.6 million with an average cost of 1.85% for 2005 compared to an average balance of $862.7 million with an average cost of 1.48% for 2004. The decrease in average balance was due primarily to increased competition for deposits and more attractive returns on other investment opportunities. The increase in the average cost year to year is due primarily to the Federal Reserve’s increases to short-term interest rates over the past year (which were partially passed on to our customers) as well as changes in the mix of deposits.

Provisions (Credit) For Loan Losses
In 2005, the Bank recorded a negative provision for loan losses of $53 thousand due to the quality of the loans in the portfolio and a decrease in the size of the Bank’s loan portfolio. This compares to a negative provision for loan losses of $242 thousand in 2004. The Bank’s loan portfolio decreased $10.5 million or 4.4% from $236.2 million at December 31, 2004 to $225.7 million at December 31,2005. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for the purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired, general loss allocations for various loan types based on loss experience factors, and an unallocated allowance which is maintained based on management’s assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may effect the borrowers’ ability to pay, and trends in loan delinquencies and charge-offs. At December 31, 2005, the allowance for loan losses was $1.3 million representing 0.56% of total loans and 488% of non-accrual loans. This compares to $1.3 million representing 0.55% of total loans and 1766% of non-accrual loans at December 31, 2004. Non-accrual loans totaled $257 thousand at December 31, 2005, up from $74 thousand a year earlier. The Bank’s net charge-offs totaled $1 thousand in 2005 compared to $5 thousand in 2004. The Bank also maintains an allowance for loan losses on off-balance sheet credit exposures (shown separately on the balance sheet) that totaled $517 thousand and $588 thousand, respectively, at December 31, 2005 and 2004. In 2005, the Company recorded a negative provision for off-balance sheet credit exposures of $70 thousand compared to a negative provision of $39 thousand in 2004. The credit or provision is included in other non-interest expense.
Non-Interest Income
Non-interest income consists of gains or losses on securities, deposit account service fees and other non-interest income. Non-interest income for the year ended December 31, 2005 decreased $622 thousand or 25.0% to $1.9 million, from $2.5 million for the year ended December 31, 2004. The decrease is due primarily to a decrease in net gains on securities available for sale and trading of $550 thousand, from $1.2 million in 2004 to $679 thousand in 2005. Net securities gains in 2005 were comprised of $725 thousand in net gains on equity securities and $46 thousand in net losses on debt securities. This compares to $1.5 million in net gains on equity securities and $299 thousand in net losses on debt securities in 2004. Deposit account service fees and other non-interest income combined were $1.2 million and $1.3 million, respectively, in 2005 and 2004.
Non-Interest Expense
Non-interest expense totaled $12.5 million for the twelve months ended December 31, 2005 compared to $12.3 million for the prior year, an increase of $159 thousand or 1.3%. Salaries and employee benefits, the largest component of non-interest expense increased $202 thousand or 2.8% to $7.5 million in 2005 from $7.3 million in 2004. The increase in salaries and employee benefits is due principally to broad based salary increases of $149 thousand and the increased costs of employee benefits. The Company’s other expenses consisting of deferred compensation plan expense, occupancy and equipment, data processing, advertising and marketing, deposit insurance and other expenses totaled $4.5 million in 2005 reflecting an increase of $103 thousand or 2.3% from the prior year. This was offset by a decrease in professional services expenses of $146 thousand, from $631 thousand in 2004 to $485 thousand in 2005. The decrease essentially results from a reduction in audit fees paid to our independent registered public accountants in 2005 compared to the prior year.
Income Tax Expense
For the years ended December 31, 2005 and 2004, income tax expense amounted to $3.8 million and $3.9 million, respectively. The decrease in income tax expense is primarily due to lower income before taxes and a decrease in the Company’s effective income tax rate. The Company’s effective income tax rate for the year ended December 31, 2005 was 34.12%, down from 34.56% for the year ended December 31, 2004. For additional information with respect to Massbank’s income taxes, see Note 12 of Notes to Consolidated Financial Statements.

Financial overview
Comparison of the years 2004 and 2003
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

Results of Operations
Comparison of the years 2004 and 2003
Net Interest Income
Net interest income is the primary source of Massbank ’s operating income. The level of net interest income is affected by the volume and mix of average interest-earning assets and interest-bearing liabilities, market interest rates and other factors.
     Net interest income on a fully taxable equivalent (FTE) basis totaled $20.9 million in 2004 compared to $22.4 million in 2003. The decrease was primarily attributable to a decrease in net interest margin. The Company’s net interest margin (net interest income on a FTE basis divided by average interest-earning assets) for the year ended December 31, 2004 decreased to 2.19% from 2.26% in the prior year. Total average earning assets decreased $32.6 million or 3.3% to $955.3 million in 2004, from $987.9 million in 2003.
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
     Interest on loans fell to $14.2 million for 2004, from $18.5 million for 2003. The average balance of mortgage and other loans for 2004 was $243.4 million with an average yield of 5.85%. This compares to an average balance of mortgage and other loans of $284.0 million for 2003 with an average yield of 6.52%. The decline in average balances is due to principal payments, pay downs and prepayments on mortgages and lower loan origination volume for 2004 compared to 2003. Loan originations totaled $60.3 million in 2004 compared to $82.6 million in 2003. The decline in yields year to year is due to the low market interest rate environment that resulted in higher refinancing and prepayment activity on the Bank’s portfolio of higher yielding fixed rate loans, with proceeds being reinvested and new loans being originated at lower yields.
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

Contractual Obligations
The Company’s contractual cash obligations and commitments to extend credit as of December 31, 2005 are as follows:

	Payments Due or Commitments Expiring– by Period
		Less than	One to	Four to	More than
(In thousands)	Total	one year	three years	five years	five years

Contractual cash obligations:
Operating lease obligations	$1,231	$303	$444	$264	$220
Data processing service obligations(1)	316	316	—	—	—
Pension benefit obligations	142	142	—	—	—
Supplemental retirement benefit obligations	67	67	—	—	—

Total contractual cash obligations	$1,756	$828	$444	$264	$220

Other commitments:
Commitments to originate residential mortgage loans	$1,257	$1,257	$—	$—	$—
Unused lines of credit	31,413	355	6,136	3,742	21,180
Other loan commitments	2,981	530	2,400	45	6

Total other commitments(2)	$35,651	$2,142	$8,536	$3,787	$21,186

(1)	The fees charged by our data processing service provider fluctuate based on the number of deposit and loan accounts serviced and therefore have been estimated.

(2)	Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates. The total commitment amounts do not necessarily represent future cash requirements since many of the commitments may expire without being drawn upon.

Liquidity and Capital Resources
The Bank must maintain a sufficient level of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank’s primary sources of funds are deposits, loan and mortgage-backed securities amortization and prepayments, sales, calls or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in Federal funds sold and money market funds, which can readily be converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 2005, the Bank had $167.8 million or 18.7% of total assets and $318.5 million or 35.4% of total assets invested, respectively, in federal funds sold and money market funds, and United States obligations.
     The Bank is a Federal Deposit Insurance Corporation insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier I capital. Highly rated banks(i.e., those with a composite rating of 1 under the CAMELS rating system) are required to maintain a minimum leverage ratio of Tier I capital to total average assets of at least 3.00%. An additional 100 to 200 basis points are required for all but these most highly rated institutions. The Bank is also required to maintain a minimum level of risk-based capital. Under the risk-based capital standards, FDIC insured institutions must maintain a Tier I capital to risk-weighted assets ratio of 4.00% and are generally expected to meet a minimum total qualifying capital to risk-weighted assets ratio of 8.00%. The risk-based capital guidelines take into consideration risk factors, as defined by the regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk-based capital ratios. Tier II capital components include supplemental capital components such as qualifying allowance for loan losses, qualifying subordinated debt and up to 45 percent of the pretax net unrealized holding gains on certain available for sale equity securities. Tier I capital plus the Tier II capital components are referred to as total qualifying capital.
     The capital ratios of the Bank and the Company currently exceed the minimum regulatory requirements. At December 31, 2005, the Bank had a leverage Tier I capital to average assets ratio of 11.48%, a Tier I capital to risk-weighted assets ratio of 37.54% and a total capital to risk-weighted assets ratio of 38.28%. The Company, on a consolidated basis, had ratios of leverage Tier I capital to average assets of 11.94%, Tier I capital to risk-weighted assets of 39.03% and total capital to risk-weighted assets of 39.78% at December 31, 2005.
Asset and Liability Management
The goal of asset/liability management is to ensure that liquidity, capital and market risk are prudently managed. Asset/ liability management is governed by policies reviewed and approved annually by the Bank’s Board of Directors (the “Board”). The Board establishes policy limits for long-term interest rate risk assumptions and delegates responsibility for monitoring and measuring the Company’s exposure to interest rate risk to the Risk Management and Asset/Liability Committee (the“Committee”). The Committee which is comprised of members of the Company’s Board of Directors, members of senior management and the Bank’s controller, generally meets four times a year to review the economic environment and the volume, mix and maturity of the Company’s assets and liabilities.

Interest Rate Risk
The primary goal of interest-rate risk management is to control the Company’s exposure to interest rate risk both within limits approved by the Board and within narrower guidelines approved by the Risk Management and Asset/Liability Committee. These limits and guidelines reflect the Company’s tolerance for interest rate risk over both short-term and long-term time horizons. The Company monitors its interest rate exposures using a variety of financial tools, including income simulation models. These models, produced quarterly, estimate the effect that instantaneous and permanent “market interest rate shocks” of +/–100, 200 and 300 basis points would have on the Company’s net interest income, with no effect given to any steps that management might take to counter the effect of these interest rate movements. These results are compared to a flat interest rate scenario and a consensus forecast that represents the most likely future course of interest rates.
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

Interest Rate Risk (continued)
The Company, despite having a one-year negative GAP position as of year-end 2005, expects its net interest income and net interest spread in 2006 to move in the same direction as the change in market rates rather than in the opposite direction as GAP analysis theory postulates. One of the more significant reasons for this is the fact that a GAP presentation does not reflect the degrees to which interest-earning assets and deposit costs respond to changes in market interest rates. The rates on all financial instruments do not always move by the same amount as the general change in market rates. Since the Company has elected to raise rates by a modest amount on some savings and transaction-oriented accounts in response to a change in market rates and expects to raise rates further if market rates continue to rise, these deposits are included in the three months or less category. As a result, the Company’s one-year cumulative GAP position was converted from asset sensitive to liability sensitive as of year-end 2005.
     The Company has historically managed its interest rate GAP primarily by lengthening or shortening the maturity structure of its securities portfolio, by continually modifying the composition of its securities portfolio and by selectively pricing and marketing its various deposit products. In anticipation of higher interest rates in 2006, the Company’s strategy has been to purchase liquid investments with short to intermediate maturities.
     The following table presents the amounts of interest-earning assets and interest-bearing liabilities at December 31, 2005 that are assumed to mature or reprice during the periods indicated. The table also summarizes the Company’s GAP position at December 31, 2005. As of this date, the Company’s one-year cumulative GAP position was negative $282.4 million, representing approximately 31.4% of total assets compared to a negative GAP of $301.4 million or 30.9% of total assets at December 31, 2004. The cumulative GAP-asset ratio measures the direction and extent of imbalance between an institution’s assets and liabilities repricing through the end of a particular period.

	Interest Sensitivity Periods
	3 Months	3 to 6	6 Months	1 to 5	Over
(In thousands)	or Less	Months	to 1 Year	Years	5 Years	Total

Interest-earning assets:
Loans(3)	$19,269	$9,289	$17,882	$91,307	$87,983	$225,730
Short-term investments:
Federal funds sold	167,785	—	—	—	—	167,785
Other	2	—	—	—	—	2
Interest-bearing deposits in banks	262	—	636	—	—	898
Securities available for sale(3)	51,353	33,515	71,211	243,579	53,814	453,472
Securities held to maturity	75	75	150	1,260	4,577	6,137
Trading securities	9,282	—	—	—	—	9,282

Total interest-earning assets	$248,028	$42,879	$89,879	$336,146	$146,374	$863,306

Interest-bearing liabilities:
Deposits(1) (2) (4)	$545,122	$54,958	$63,118	$94,899	$364	$758,461

Total interest-bearing liabilities	$545,122	$54,958	$63,118	$94,899	$364	$758,461

GAP for period	$(297,094)	$(12,079)	$26,761	$241,247	$146,010	$104,845
Cumulative GAP – December 31, 2005	$(297,094)	$(309,173)	$(282,412)	$(41,165)	$104,845
Cumulative GAP as a percent of total assets	(33.1)%	(34.4)%	(31.4)%	(4.6)%	11.7%

Cumulative GAP – December 31, 2004	$(395,062)	$(341,327)	$(301,431)	$36,757	$118,932

(1)	Excludes non-interest bearing demand accounts of $27,326.

(2)	Includes escrow deposits of borrowers of $1,059.

(3)	Loans and mortgage-backed securities reflect regular amortization of principal and prepayment estimates. Callable U.S. Government agency securities of $189,276 thousand are shown in the period they are expected to be called or reprice, otherwise they are shown based on their maturity date. It is assumed that a security will be called if the coupon rate on the security exceeded market interest rates at year-end 2005.

(4)	It is assumed that the Bank’s Savings and NOW account rates will be increased within 3 months or less.

Interest Rate Risk (continued)
The following table shows the Company’s financial instruments that are sensitive to changes in interest rates, categorized by expected call date or maturity, and the instruments’ fair values as of December 31, 2005.
Expected Maturity Date
At December 31, 2005

								Fair Value
(In thousands)	2006	2007	2008	2009	2010	Thereafter	Total	at 12/31/05

Interest sensitive assets:
Fixed rate securities(5)	$103,968	$63,610	$68,918	$26,152	$21,651	$150,222	$434,521	$429,326
Average interest rate(1)	3.04%	3.28%	3.61%	4.50%	4.83%	5.26%	4.11%
Variable rate securities(2) (5)	8,788	—	4,000	9,000	4,000	4,125	29,913	30,168
Average interest rate(1)	3.35%	—	3.00%	3.17%	4.88%	4.62%	3.63%
Trading securities(6)	9,282	—	—	—	—	—	9,282	9,282
Average interest rate	4.18%	—	—	—	—	—	4.18%
Fixed rate loans	2,317	981	3,017	2,558	2,779	180,845	192,497	188,315
Average interest rate	4.80%	6.71%	3.67%	6.40%	5.92%	5.32%	5.35%
Variable rate loans	11,355	2,551	3,180	4,533	2,560	9,054	33,233	32,299
Average interest rate	6.87%	5.61%	5.44%	5.12%	5.98%	5.48%	5.95%
Other fixed rate assets(4)	15,898	—	—	—	—	—	15,898	15,898
Average interest rate	2.53%	—	—	—	—	—	2.53%
Other variable rate assets(3)	152,787	—	—	—	—	—	152,787	152,787
Average interest rate	3.93%	—	—	—	—	—	3.93%

Total interest sensitive assets	$304,395	$67,142	$79,115	$42,243	$30,990	$344,246	$868,131	$858,075

Interest sensitive liabilities:
Savings and money market deposit accounts	$441,541	$—	$—	$—	$—	$—	$441,541	$441,541
Average interest rate	1.75%	—	—	—	—	—	1.75%
Fixed rate certificates of deposit	144,749	41,709	7,376	2,935	610	364	197,743	196,561
Average interest rate	3.11%	3.35%	3.49%	3.84%	3.67%	3.86%	3.19%
Variable rate certificates of deposit	20,925	24,720	4,738	12,811	—	—	63,194	63,194
Average interest rate	4.81%	4.73%	4.91%	4.91%	—	—	4.80%
NOW accounts	54,924	—	—	—	—	—	54,924	54,924
Average interest rate	0.37%	—	—	—	—	—	0.37%
Escrow deposits of borrowers	1,059	—	—	—	—	—	1,059	1,059
Average interest rate	0.75%	—	—	—	—	—	0.75%

Total interest sensitive liabilities	$663,198	$66,429	$12,114	$15,746	$610	$364	$758,461	$757,279

(1)	Securities rates presented are on a tax equivalent basis.

(2)	Includes equity securities.

(3)	Consist of Federal funds sold (overnight), money market funds and interest-bearing bank money market accounts.

(4)	Consist of interest-bearing deposits in banks and term Federal funds sold.

(5)	Securities presented are at amortized cost.

(6)	Securities presented are at market value.
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
Other Market Risks
The Company’s investment securities portfolio includes equity securities with a market value of approximately $7.4 million at December 31, 2005. The net unrealized gains on these securities totaled $0.6 million at year-end 2005. Movements in equity prices may effect the amount of securities gains or losses which the Company realizes from the sale of these securities and thus may have an impact on earnings.

Average Balance Sheets

(In thousands) Years ended December 31,	2005			2004			2003
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate

Assets:
Earning assets:
Federal funds sold	$192,154	$6,116	3.18%	$186,615	$2,438	1.31%	$209,463	$2,266	1.08%
Short-term investments(4)	1,653	53	3.21	15,870	239	1.51	29,672	435	1.47
Securities available for sale:
Investment securities (2)	313,708	9,923	3.16	324,239	9,002	2.78	259,148	7,638	2.95
Mortgage-backed securities(2)	129,850	6,961	5.36	112,445	6,398	5.69	133,037	8,250	6.20
Mortgage-backed securities held to maturity	4,989	256	5.13	3,402	173	5.09	—	—	—
Trading securities	32,222	772	2.40	69,345	1,145	1.65	72,534	1,113	1.53
Mortgage loans(3)	220,020	12,111	5.50	232,709	13,578	5.83	270,826	17,682	6.53
Other loans(3)	10,050	681	6.78	10,642	669	6.29	13,175	834	6.33

Total earning assets	904,646	36,873	4.07%	955,267	33,642	3.52%	987,855	38,218	3.87%

Allowance for loan losses	(1,266)			(1,460)			(2,388)

Total earning assets less allowance for loan losses	903,380			953,807			985,467
Other assets	25,174			25,541			22,410

Total assets	$928,554			$979,348			$1,007,877

Liabilities:
Deposits:
Demand and NOW	$85,326	187	0.22%	$85,066	171	0.20%	$83,583	247	0.30%
Savings	499,772	7,949	1.59	585,239	8,563	1.46	595,464	11,032	1.85
Time certificates of deposit	231,479	7,005	3.03	192,386	3,995	2.08	213,282	4,575	2.15

Total deposits	816,577	15,141	1.85%	862,691	12,729	1.48%	892,329	15,854	1.78%

Other liabilities	4,984			6,660			4,474

Total liabilities	821,561			869,351			896,803

Stockholders’ Equity	106,993			109,997			111,074
Total liabilities and stockholders’ equity	$928,554			$979,348			$1,007,877

Net interest income (tax- equivalent basis)		21,732			20,913			22,364
Less adjustment of tax- exempt interest income		72			61			81

Net interest income		$21,660			$20,852			$22,283

Interest rate spread (5)			2.22%			2.04%			2.09%

Net interest margin(6)			2.40%			2.19%			2.26%

(1)	Income on equity securities is included on a tax equivalent basis.

(2)	Averages balances include net unrealized gains on securities available for sale.

(3)	Loans on non-accrual status are included in average balances.

(4)	Short-term investments consist of interest-bearing deposits in banks and investments in money market funds.

(5)	Interest rate spread represents the difference between the yield on earning assets and the cost of the Company’s deposits.

(6)	Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

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

	2005 Compared to 2004			2004 Compared to 2003
(In thousands)	Increase (Decrease)			Increase (Decrease)
Years ended December 31,	Due to			Due to
	Volume	Rate	Total	Volume	Rate	Total

Interest and dividend income:
Federal funds sold	$75	$3,603	$3,678	$(265)	$437	$172
Short-term investments	(321)	135	(186)	(208)	12	(196)
Investment securities	(298)	1,220	922	1,813	(429)	1,384
Mortgage-backed securities	1,032	(386)	646	(1,011)	(668)	(1,679)
Trading securities	(759)	374	(385)	(50)	82	32
Mortgage loans	(720)	(747)	(1,467)	(2,338)	(1,766)	(4,104)
Other loans	(38)	50	12	(159)	(6)	(165)

Total interest and dividend income	(1,029)	4,249	3,220	(2,218)	(2,338)	(4,556)

Interest expense:
Deposits:
Demand and NOW	1	15	16	4	(80)	(76)
Savings	(1,319)	705	(614)	(186)	(2,283)	(2,469)
Time certificates of deposit	926	2,084	3,010	(437)	(143)	(580)

Total interest expense	(392)	2,804	2,412	(619)	(2,506)	(3,125)

Net interest income	$(637)	$1,445	$808	$(1,599)	$168	$(1,431)

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

Recent Accounting Pronouncements
Accounting Changes and Error Corrections
In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections,” which addresses the accounting for and reporting of accounting changes and error corrections. This guidance requires retrospective application for the reporting of voluntary changes in accounting principles and changes required by an accounting pronouncement when transition provisions are not specified. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 (January 1, 2006 for Massbank Corp.). Adoption of this guidance is not expected to have a material effect on Massbank Corp.’s financial condition or results of operations.
Share-Based Payments
In December 2004, the FASB issued SFAS No. 123R, which requires companies to recognize in the income statement the fair value of stock options and other equity-based compensation issued to employees. SFAS No. 123R was to be effective for public companies for interim or annual periods beginning after June 15, 2005. However, in April 2005, the SEC delayed the effective date to the first interim period of the first fiscal year beginning after June 15, 2005 (January 1, 2006 for Massbank Corp.). As discussed under the heading “Stock Option Plan” on page 39, the Company has elected to continue to apply the intrinsic-value-based method of accounting to account for its stock option grants in 2005 as allowed by SFAS No. 123, “Accounting for Stock Based Compensation”. The pro-forma table on page 40 illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS 123. During 2005, both the SEC and the FASB issued interpretive guidance related to SFAS No. 123R. Management is currently evaluating the potential impact of this collective guidance, which is not expected to be material to Massbank Corp.’s financial condition or results of operations.

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
Management’s Assessment of Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting for Massbank Corp. Management has assessed the effectiveness of Massbank Corp.’s internal control and procedures over financial reporting using criteria described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that the Company maintained an effective system of internal control over financial reporting as of December 31, 2005. Massbank Corp.’s independent registered public accounting firm has issued an attestation report, dated March 8, 2006, on management’s assessment of Massbank Corp.s internal control over financial reporting, which is included in this annual report.
Gerard H. Brandi
Chairman, President and CEO
Reginald E. Cormier
Sr. Vice President, Treasurer and CFO

report of independent registered public accounting firm
The Board of Directors and Stockholders
Massbank Corp.:
We have audited the accompanying consolidated balance sheet of Massbank Corp. and Subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended. We also have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Massbank Corp. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Massbank Corp.’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits. The consolidated financial statements of Massbank Corp. and Subsidiaries as of December 31, 2004 and December 31, 2003, were audited by other auditors whose report dated March 14, 2005, expressed an unqualified opinion on those statements.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
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

report of independent registered public accounting firm (continued)
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Massbank Corp. and Subsidiaries as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, management’s assessment that Massbank Corp. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, Massbank Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Certified Public Accountants, Inc.
Boston, Massachusetts
March 8, 2006

Massbank Corp. and Subsidiaries
Consolidated Balance Sheets

(In thousands except share data) At December 31,	2005	2004

Assets:
Cash and due from banks	$9,590	$9,829
Short-term investments (Note 2)	167,787	194,250

Total cash and cash equivalents	177,377	204,079

Interest-bearing deposits in banks	898	2,718
Securities available for sale, at market value (amortized cost of $458,297 in 2005 and $440,835 in 2004) (Note 3)	453,472	443,753
Securities held to maturity, at amortized cost (market value of $6,022 in 2005 and $4,883 in 2004) (Note 3)	6,137	4,877
Trading securities, at market value (Note 4)	9,282	59,013
Loans (Notes 5 and 7):
Mortgage loans	215,904	226,197
Other loans	9,826	10,001

Total loans	225,730	236,198
Allowance for loan losses (Note 6)	(1,253)	(1,307)

Net loans	224,477	234,891

Premises and equipment (Note 9)	6,525	6,464
Accrued interest receivable	3,898	3,416
Goodwill	1,090	1,090
Income tax receivable, net	—	164
Deferred income tax asset, net (Note 12)	3,240	588
Other assets	12,283	15,115

Total assets	$898,679	$976,168

Liabilities and Stockholders’ Equity:
Deposits (Note 10):
Demand and NOW	$82,250	$87,653
Savings	441,541	561,313
Time certificates of deposit	260,937	200,499

Total deposits	784,728	849,465
Escrow deposits of borrowers	1,059	1,074
Accrued income taxes, net	35	—
Allowance for loan losses on off-balance sheet credit exposures	517	588
Other liabilities	7,076	15,026

Total liabilities	793,415	866,153

Commitments and contingent liabilities (Notes 8 and 9)
Stockholders’ equity (Notes 12, 14, 15 and 16):
Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued	—	—
Common stock, par value $1.00 per share; 10,000,000 shares authorized, 7,811,680 and 7,736,430 shares issued, respectively	7,812	7,736
Additional paid-in capital	57,067	55,313
Retained earnings	104,743	102,003

	169,622	165,052
Treasury stock at cost, 3,483,163 and 3,354,703 shares, respectively	(61,281)	(56,794)
Accumulated other comprehensive income (loss)	(3,077)	1,757
Shares held in rabbi trust at cost, 15,644 and 25,804 shares, respectively (Note 15)	(351)	(553)
Deferred compensation obligation	351	553

Total stockholders’ equity	105,264	110,015

Total liabilities and stockholders’ equity	$898,679	$976,168

See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Consolidated Statements Of Income

(In thousands except share data) Years ended December 31,	2005	2004	2003

Interest and dividend income:
Mortgage loans	$12,111	$13,578	$17,682
Other loans	681	669	834
Securities available for sale:
Mortgage-backed securities	6,961	6,398	8,250
Other securities	9,863	8,941	7,557
Mortgage-backed securities held to maturity	256	173	—
Trading securities	760	1,145	1,113
Federal funds sold	6,116	2,438	2,266
Other investments	53	239	435

Total interest and dividend income	36,801	33,581	38,137

Interest expense:
Deposits:
NOW	187	171	247
Savings	7,949	8,563	11,032
Time certificates of deposit	7,005	3,995	4,575

Total interest expense	15,141	12,729	15,854

Net interest income	21,660	20,852	22,283
Provision (credit) for loan losses (Note 6)	(53)	(242)	(502)

Net interest income after provision (credit) for loan losses	21,713	21,094	22,785

Non-interest income:
Deposit account service fees	393	448	494
Gains on securities available for sale, net	515	1,361	558
Gains (losses) on trading securities, net	164	(132)	81
Deferred compensation plan income	84	108	162
Other	708	701	627

Total non-interest income	1,864	2,486	1,922

Non-interest expense:
Salaries and employee benefits	7,463	7,261	7,457
Deferred compensation plan expense	172	167	235
Occupancy and equipment	2,212	2,169	2,248
Data processing	540	521	528
Professional services	485	631	394
Advertising and marketing	155	110	154
Deposit insurance	145	160	177
Other	1,289	1,283	1,422

Total non-interest expense	12,461	12,302	12,615

Income before income taxes	11,116	11,278	12,092
Income tax expense (Note 12)	3,793	3,898	4,229

Net income	$7,323	$7,380	$7,863

Weighted average common shares outstanding:
Basic	4,365,932	4,408,293	4,439,394
Diluted	4,422,529	4,501,537	4,544,594
Earnings per share (in dollars):
Basic	$1.68	$1.67	$1.77
Diluted	1.66	1.64	1.73
See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Consolidated Statements of Cash Flows

(In thousands) Years ended December 31,	2005	2004	2003

Cash flows from operating activities:
Net income	$7,323	$7,380	$7,863
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	642	676	721
Loan interest capitalized	(9)	(8)	(12)
(Increase) decrease in accrued interest receivable	(482)	438	72
(Decrease) increase in other liabilities	(22)	276	11,038
(Increase) decrease in income tax receivable, net	164	161	(126)
Amortization of premiums (accretion of discounts) on securities, net	(48)	566	613
Net trading securities activity	49,895	13,488	(36,303)
Gains on securities available for sale, net	(515)	(1,361)	(567)
Valuation writedowns of equity securities available for sale	—	—	9
(Gains) losses on trading securities, net	(164)	132	(81)
Decrease in deferred mortgage loan origination fees, net of amortization	(113)	(231)	(562)
Increase in accrued income taxes, net	35	—	—
Deferred income tax expense	250	28	236
(Increase) decrease in other assets	(5,088)	847	(12,443)
Provision (credit) for loan losses	(53)	(242)	(502)
Provision (credit) for loan losses on off-balance sheet credit exposures	(71)	(38)	16
Transfer from allowance for loan losses	—	—	(226)
Transfer to allowance for loan losses on off-balance sheet credit exposures	—	—	226
Gains on sales of premises and equipment	—	(4)	—

Net cash (used in) provided by operating activities	51,744	22,108	(30,028)

Cash flows from investing activities:
Purchases of term federal funds	(15,000)	—	(15,000)
Proceeds from maturities of term federal funds	15,000	—	15,000
Net (increase) decrease in interest-bearing bank deposits	1,820	2,967	(831)
Proceeds from sales of investment securities available for sale	28,252	28,942	36,810
Proceeds from maturities and redemption of investment securities held to maturity and available for sale	103,961	207,509	175,000
Purchases of investment securities available for sale	(132,546)	(225,318)	(355,995)
Purchases of mortgage-backed securities available for sale	(47,696)	(63,922)	(9,937)
Purchases of mortgage-backed securities held to maturity	(1,581)	(4,925)	—
Principal repayments of mortgage-backed securities	31,450	35,671	97,916
Principal repayments of securities available for sale	—	1	2
Loans originated	(48,874)	(60,332)	(82,598)
Loan principal payments received	59,460	77,369	148,966
Purchases of premises and equipment	(700)	(193)	(859)
Proceeds from sale of premises and equipment	—	4	—

Net cash (used in) provided by investing activities	(6,454)	(2,227)	8,474

(Continued)

Massbank Corp. and Subsidiaries
Consolidated Statements of Cash Flows
 (Continued)

(In thousands) Years ended December 31,	2005	2004	2003

Cash flows from financing activities:
Net decrease in deposits	(64,737)	(33,043)	(1,420)
Decrease in escrow deposits of borrowers	(15)	(65)	(248)
Payments to acquire treasury stock	(4,487)	(2,617)	(8,097)
Purchase of company stock for deferred compensation plan, net of distributions	(30)	(38)	(38)
Increase in deferred compensation obligation	30	38	38
Options exercised, including tax benefit	1,830	944	1,675
Cash dividends paid on common stock	(4,583)	(4,415)	(4,068)

Net cash used in financing activities	(71,992)	(39,196)	(12,158)

Net decrease in cash and cash equivalents	(26,702)	(19,315)	(33,712)
Cash and cash equivalents at beginning of year	204,079	223,394	257,106

Cash and cash equivalents at end of year	$177,377	$204,079	$223,394

Supplemental cash flow disclosures:
Cash transactions:
Cash paid during the year for interest	$15,203	$12,769	$15,922
Cash paid during the year for taxes, net of refunds	3,002	3,401	3,608
See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
(In thousands except share data) Years ended December 31, 2005, 2004 and 2003

					Accumulated	Shares
		Additional			other	held in	Deferred
	Common	paid-in	Retained	Treasury	comprehensive	Rabbi	compensation
	stock	capital	earnings	stock	income	Trust	obligation	Total

Balance at December 31, 2002	$7,610	$52,820	$95,243	$(46,080)	$7,692	$(477)	$477	$117,285
Net Income	—	—	7,863	—	—	—	—	7,863
Other comprehensive loss, net of tax:
Unrealized losses on securities, net of reclassification adjustment (Note 1)	—	—	—	—	(3,731)	—	—	(3,731)

Comprehensive income	—	—	—	—	—	—	—	4,132
Cash dividends paid ($0.92 per share)	—	—	(4,068)	—	—	—	—	(4,068)
Purchase of treasury stock	—	—	—	(8,097)	—	—	—	(8,097)
Purchase of company stock for deferred compensation plan	—	—	—	—	—	(38)	38	—
Exercise of stock options	78	1,086	—	—	—	—	—	1,164
Tax benefit on stock options exercised	—	511	—	—	—	—	—	511

Balance at December 31, 2003	7,688	54,417	99,038	(54,177)	3,961	(515)	515	110,927
Net Income	—	—	7,380	—	—	—	—	7,380
Other comprehensive loss, net of tax:
Unrealized losses on securities, net of reclassification adjustment (Note 1)	—	—	—	—	(2,204)	—	—	(2,204)

Comprehensive income	—	—	—	—	—	—	—	5,176
Cash dividends paid ($1.00 per share)	—	—	(4,415)	—	—	—	—	(4,415)
Purchase of treasury stock	—	—	—	(2,617)	—	—	—	(2,617)
Purchase of company stock for deferred compensation plan, net of distributions	—	—	—	—	—	(38)	38	—
Exercise of stock options	48	588	—	—	—	—	—	636
Tax benefit on stock options exercised	—	308	—	—	—	—	—	308

Balance at December 31, 2004	7,736	55,313	102,003	(56,794)	1,757	(553)	553	110,015
Net Income	—	—	7,323	—	—	—	—	7,323
Other comprehensive loss, net of tax:
Unrealized losses on securities, net of reclassification adjustment (Note 1)	—	—	—	—	(4,834)	—	—	(4,834)

Comprehensive income	—	—	—	—	—	—	—	2,489
Cash dividends paid ($1.05 per share)	—	—	(4,583)	—	—	—	—	(4,583)
Purchase of treasury stock	—	—	—	(4,487)	—	—	—	(4,487)
Purchase of company stock for deferred compensation plan	—	—	—	—	—	(30)	30	—
Distribution of company stock from deferred compensation plan	—	—	—	—	—	232	(232)	—
Exercise of stock options	76	1,412	—	—	—	—	—	1,488
Tax benefit on stock options exercised	—	342	—	—	—	—	—	342

Balance at December 31, 2005	$7,812	$57,067	$104,743	$(61,281)	$(3,077)	$(351)	$351	$105,264

See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003
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
     Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market conditions, interest rates, prepayment risk, the need to increase regulatory capital and other factors. The Company records investment securities available for sale at aggregate market value with the net unrealized holding gains or losses reported, net of tax effect, as a separate component of stockholders’ equity until realized. As of December 31, 2005, stockholders’ equity included approximately $3.1 million of accumulated other comprehensive loss, representing the net unrealized losses on securities available for sale, less applicable income tax benefits.
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
Allowance for Loan Losses and Allowance for Loan Losses on Off-Balance Sheet Credit Exposures
The Company maintains an allowance for possible losses that are inherent in the Company’s loan portfolio. The allowance for loan losses is increased by provisions charged to operations based on the estimated loan loss exposure inherent in the portfolio. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired, general loss allocations for various loan types based on loss experience factors and an unallocated allowance which is maintained based on management’s assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers’ ability to pay, and trends in loan delinquencies and charge-offs. Realized losses, net of recoveries, are charged directly to the allowance. While management uses the information available in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ from the assumptions used in making the evaluation. In addition,various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.
     The Company also maintains an allowance for possible losses on its outstanding loan commitments. The allowance for loan losses on off-balance sheet credit exposures (shown separately on the balance sheet) is maintained based on expected drawdowns of committed loans and their loss experience factors and management’s assessment of various other factors including current and anticipated economic conditions that may effect the borrowers’ ability to pay, and trends in loan delinquencies and charge-offs.

Premises and Equipment
Land is carried at cost. Premises, equipment and lease hold improvements are stated at cost, less accumulated depreciation and amortization computed primarily by use of the straight-line method over the estimated useful lives of the related assets or terms of the related leases.
Impairment of the Long-lived Assets — Except Goodwill
The Company reviews long-lived assets for impairment at least annually or whenever events or changes in business circumstances indicate that the remaining useful life may warrant revision or that the carrying amount of the long-lived asset may not be fully recoverable. The Company performs undiscounted cash flow analyses to determine if impairment exists. If impairment is determined to exist, any related impairment loss is calculated based on the fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less any cost of disposal.
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
     In December 2004, the FASB issued SFAS No. 123-Revised 2004 (“SFAS 123(R)”), “Share-Based Payment.” This is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB No. 25, Accounting for Stock issued to Employees. Under SFAS 123(R), the Company will be required to measure the cost of employee services received in exchange for stock based on the grant-date fair value (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). The fair value will be estimated using an option-pricing model. Excess tax benefits, as defined in SFAS 123(R), will be recognized as an addition to paid-in capital. This is effective for the first interim period of the first fiscal year beginning after June 15, 2005 (January 1, 2006 for Massbank Corp.). We are currently in the process of evaluating the impact of SFAS 123(R) on our consolidated financial statements, including different option-pricing models. The following pro forma table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS 123.

1.	Summary of Significant Accounting Policies (continued)

(In thousands except per share data) Years ended December 31,	2005	2004	2003

Net income, as reported	$7,323	$7,380	$7,863
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(161)	(170)	(74)

Pro forma net income	$7,162	$7,210	$7,789

Earnings per share:
Basic – as reported	$1.68	$1.67	$1.77
Basic – pro forma	1.64	1.64	1.75

Diluted – as reported	$1.66	$1.64	$1.73
Diluted – pro forma	1.62	1.60	1.71

Weighted average fair value	$8.11	$9.55	$5.44
Expected life	7.3 years	7.3 years	7.3 years
Risk-free interest rate	3.97%	3.49%	3.55%
Expected volatility	21.2%	21.9%	21.8%
Expected dividend yield	2.8%	2.3%	3.2%
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
Earnings Per Common Share
Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted EPS reflects the effect on the weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options were converted into common stock using the treasury stock method.
     The treasury shares acquired in connection with the Company’s directors deferred compensation plan are considered outstanding in the computation of earnings per share and book value per share.
     A reconciliation of the weighted average shares outstanding for the years ended December 31, 2005, 2004 and 2003 follows:

(In thousands) Years ended December 31,	2005	2004	2003

Basic shares	4,366	4,408	4,439
Dilutive impact of stock options	57	94	106

Diluted shares	4,423	4,502	4,545

1.	Summary of Significant Accounting Policies (continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
     The components of other comprehensive income and related tax effects at December 31 are as follows:

(In thousands) Years ended December 31,	2005	2004	2003

Unrealized holding losses on available for sale securities and when issued securities contracts arising during period	$(7,221)	$(2,242)	$(5,298)
Less: reclassification adjustment for gains realized in income	515	1,361	558

Net unrealized losses	(7,736)	(3,603)	(5,856)
Tax benefit	2,902	1,399	2,125

Other comprehensive loss	$(4,834)	$(2,204)	$(3,731)

Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents consist of cash and due from banks, and short-term investments with original maturities of less than 90 days.
     As a regulated financial institution, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in “Cash and Due from Banks,” was $7.6 million and $6.2 million at December 31, 2005 and 2004, respectively.
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

2.	Short-Term Investments

Short-term investments consist of the following:

(In thousands) At December 31,	2005	2004

Federal funds sold (overnight)	$152,785	$193,728
Term Federal funds sold	15,000	—
Money market investment fund	—	302
Interest-bearing bank money market accounts	2	220

Total short-term investments	$167,787	$194,250

The investments above are stated at cost which approximates market value.

3.	Investment Securities

The amortized cost and market value of investment securities follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
(In thousands) At December 31, 2005	Cost	Gains	Losses	Value

Securities held to maturity:
Mortgage-backed securities:
Federal National Mortgage Association	$6,137	$—	$(115)	$6,022

Total	$6,137	$—	$(115)	$6,022

Securities available for sale:
Debt securities:
U.S. Treasury obligations	$77,051	$—	$(935)	$76,116
U.S. Government agency obligations	239,024	10	(4,497)	234,537

Total	316,075	10	(5,432)	310,653

Mortgage-backed securities:
Government National Mortgage Association	3,262	89	—	3,351
Federal Home Loan Mortgage Corporation	128,942	1,003	(1,058)	128,887
Federal National Mortgage Association	3,138	2	(37)	3,103
Collateralized mortgage obligations	92	—	(1)	91

Total mortgage-backed securities	135,434	1,094	(1,096)	135,432

Total debt securities	451,509	1,104	(6,528)	446,085

Equity securities	6,788	722	(123)	7,387

Total securities available for sale	458,297	$1,826	$(6,651)	$453,472

Net unrealized losses on securities available for sale	(4,825)

Total securities available for sale, net	453,472

Total investment securities, net	$459,609

The amortized cost and market value of investment securities follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
(In thousands) at December 31, 2004	Cost	Gains	Losses	Value

Securities held to maturity:
Mortgage-backed securities:
Federal National Mortgage Association	$4,877	$6	$—	$4,883

Total	$4,877	$6	$—	$4,883

Securities available for sale:
Debt securities:
U.S. Treasury obligations	$125,491	$126	$(520)	$125,097
U.S. Government agency obligations	190,032	81	(1,594)	188,519

Total	315,523	207	(2,114)	313,616

Mortgage-backed securities:
Government National Mortgage Association	5,622	297	—	5,919
Federal Home Loan Mortgage Corporation	112,929	3,694	(66)	116,557
Federal National Mortgage Association	94	4	—	98
Collateralized mortgage obligations	133	2	—	135

Total mortgage-backed securities	118,778	3,997	(66)	122,709

Total debt securities	434,301	4,204	(2,180)	436,325

Equity securities	6,534	933	(39)	7,428

Total securities available for sale	440,835	$5,137	$(2,219)	$443,753

Net unrealized gains on securities available for sale	2,918

Total securities available for sale, net	443,753

Total investment securities, net	$448,630

3.	Investment Securities (continued)

During the years ended December 31, 2005, 2004 and 2003, the Company realized gains and losses on sales and recorded other-than-temporary impairment writedowns of securities available for sale as follows:

	2005		2004		2003
	Realized		Realized		Realized
(In thousands) At December 31,	Gains	Losses	Gains	Losses	Gains	Losses

Sales:
U.S. Treasury obligations	$29	$(55)	$35	$(68)	$309	$—
Marketable equity securities	761	(220)	1,720	(326)	1,303	(1,045)
Other-than-temporary impairment writedowns:
Marketable equity securities	—	—	—	—	—	(9)

Total realized gains (losses)	$790	$(275)	$1,755	$(394)	$1,612	$(1,054)

Proceeds from sales of debt securities available for sale during 2005, 2004 and 2003 were $22.0 million, $18.3 million and $26.0 million, respectively. Proceeds from sales of equity securities available for sale during 2005, 2004 and 2003, were $6.3 million, $10.6 million and $10.8 million, respectively.
     There were no sales of investment securities held to maturity during 2005, 2004 and 2003.
The amortized cost and market value of debt securities available for sale by contractual maturity are as follows:

	2005		2004
	Amortized	Market	Amortized	Market
(In thousands) At December 31,	Cost	Value	Cost	Value

Investment securities available for sale:
U.S. Treasury obligations:
Maturing within 1 year	$50,950	$50,595	$77,895	$77,794
Maturing after 1 year but within 5 years	26,101	25,521	45,633	45,306
Maturing after 5 years but within 10 years	—	—	1,963	1,997

Total	77,051	76,116	125,491	125,097

U.S. Government agency obligations:
Maturing within 1 year	45,999	45,612	10,010	9,954
Maturing after 1 year but within 5 years	171,992	168,254	155,987	154,607
Maturing after 5 years but within 10 years	19,996	19,665	23,995	23,918
Maturing after 10 years but within 15 years	1,037	1,006	40	40

Total	239,024	234,537	190,032	188,519

Mortgage-backed securities:
Maturing within 1 year	19	20	7	7
Maturing after 1 year but within 5 years	7,238	7,451	7,988	8,408
Maturing after 5 years but within 10 years	22,333	22,955	28,829	30,595
Maturing after 10 years but within 15 years	105,779	104,940	81,755	83,495
Maturing after 15 years	65	66	199	204

Total	135,434	135,432	118,778	122,709

Total debt securities available for sale	451,509	446,085	434,301	436,325

Net unrealized gains (losses) on debt securities available for sale	(5,424)	—	2,024	—

Total debt securities available for sale, net carrying value	$446,085	$446,085	$436,325	$436,325

Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.
     Included in U.S. Government agency obligations are investments that can be called prior to final maturity with an amortized cost of $193.0 million and a market value of $189.3 million at December 31, 2005 and an amortized cost of $160.0 million and a market value of $158.8 million at December 31, 2004.

3. Investment Securities (continued)
The fair value and unrealized losses of temporarily impaired investments aggregated by category of investments is as follows:

(In thousands) At December 31, 2005	Less than 12 Months		12 months or longer		Total
		Unrealized		Unrealized		Unrealized
Description of Securities	Fair value	Losses	Fair Value	Losses	Fair Value	Losses

Debt securities available for sale and held to maturity:
U.S. Treasury obligations	$42,489	$(279)	$32,625	$(656)	$75,114	$(935)
U.S. Government agency obligations	107,529	(1,458)	120,960	(3,039)	228,489	(4,497)
Mortgage-backed securities	96,160	(1,084)	3,050	(127)	99,210	(1,211)

Total debt securities	246,178	(2,821)	156,635	(3,822)	402,813	(6,643)
Equity securities	1,856	(117)	59	(6)	1,915	(123)

Total temporarily impaired securities	$248,034	$(2,938)	$156,694	$(3,828)	$404,728	$(6,766)

As of December 31, 2005, management concluded that the unrealized losses above are temporary in nature since they are not related to the underlying credit quality of the issuers, and the Company has the intent and ability to hold these investments for a time necessary to recover its cost. The losses above (with the exception of the equity securities) are on securities that have contractual maturity dates and are primarily related to market interest rates.
The fair value and unrealized losses of temporarily impaired investments aggregated by category of investments is as follows:

(In thousands) At December 31, 2004	less than 12 months		12 months or longer		Total
		Unrealized		Unrealized		Unrealized
Description of Securities	Fair value	Losses	Fair Value	Losses	Fair Value	Losses

Debt securities available for sale and held to maturity:
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

3. Investment Securities (continued)
The amortized cost and market value of U.S. Government agency securities available for sale that can be called prior to maturity by scheduled maturity and next call date are as follows:

(In thousands) At December 31,	2005		2004
	Amortized	Market	Amortized	Market
Based on Scheduled Maturity	Cost	Value	Cost	Value

Investment securities available for sale
U.S. Government agency obligations:
Maturing within 1 year	$19,999	$19,775	$4,000	$3,969
Maturing after 1 but within 2 years	47,000	46,122	28,998	28,682
Maturing after 2 but within 3 years	51,000	49,758	40,000	39,697
Maturing after 3 but within 4 years	32,000	31,299	40,000	39,666
Maturing after 4 but within 5 years	22,000	21,688	23,000	22,909
Maturing after 5 but within 10 years	19,996	19,665	23,995	23,918
Maturing after 10 but within 15 years	1,000	969	—	—

Total	$192,995	$189,276	$159,993	$158,841

	Amortized	Market	Amortized	Market
Based on Next Call Date	Cost	Value	Cost	Value

Investment securities available for sale
U.S. Government agency obligations:
Callable within 1 year	$182,995	$179,365	$151,993	$150,857
Callable after 1 but within 2 years	7,000	6,945	8,000	7,984
Callable after 2 but within 3 years	3,000	2,966	—	—

Total	$192,995	$189,276	$159,993	$158,841

4. Trading Securities
     The carrying amount and market value of trading securities are as follows:

(In thousands) At December 31,	2005	2004
	Market	Market
	Value	Value

U.S. Treasury obligations	$7,896	$57,878
Marketable equity securities	1,382	1,131
Investments in mutual funds	4	4

Total trading securities	$9,282	$59,013

During the years ended December 31, 2005, 2004 and 2003, the Company realized gains and losses on sales of trading securities as follows:

(In thousands) Years ended December 31,	2005		2004		2003
	Realized		Realized		Realized
	Gains	Losses	Gains	Losses	Gains	Losses

U.S. Treasury obligations	$1	$(119)	$101	$(40)	$145	$(262)
Marketable equity securities	99	(3)	72	(19)	88	—

Total realized gains (losses)	$100	$(122)	$173	$(59)	$233	$(262)

Proceeds from sales of trading securities during 2005, 2004 and 2003 were $24.4 million, $46.4 million and $72.9 million, respectively. Mark-to-market adjustments included in income in 2005, 2004 and 2003 were $186 thousand, $(246) thousand and $110 thousand, respectively.

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
     The composition of the Bank’s loan portfolio is summarized as follows:

(In thousands) At December 31,	2005	2004

Mortgage loans:
Residential:
Conventional:
Fixed rate	$189,736	$203,010
Variable rate	22,948	21,532
FHA and VA	27	45
Commercial:
Fixed rate	191	—
Variable rate	2,144	1,623
Construction	845	84

Total mortgage loans	215,891	226,294
Premium on loans	2	5
Deferred mortgage loan origination costs (fees), net	11	(102)

Mortgage loans, net	215,904	226,197

Other loans:
Consumer:
Installment	245	327
Guaranteed education	1,094	1,616
Other secured	499	504
Home equity lines of credit	7,722	7,284
Unsecured	148	161

Total consumer loans	9,708	9,892
Commercial	118	109

Total other loans	9,826	10,001

Total loans	$225,730	$236,198

In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies (“related parties”) at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 2005 follows:

(In thousands)

Balance at December 31, 2004	$1,775
Additions	376
Repayments	(662)

Balance at December 31, 2005	$1,489

6.	Allowance for Loan Losses

An analysis of the activity in the allowance for loan losses is as follows:

(In thousands) Years ended December 31,	2005	2004	2003

Balance at beginning of year	$1,307	$1,554	$2,271
Provision (credit) for loan losses	(53)	(242)	(502)
Transfer to allowance for loan losses on off-balance sheet credit exposures	—	—	(226)
Recoveries of loans previously charged-off	—	—	15

Total	1,254	1,312	1,558

Charge-offs:
Mortgage loans	—	—	—
Other loans	(1)	(5)	(4)

Balance at end of year	$1,253	$1,307	$1,554

The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 2005, 2004 and 2003.

(In thousands) At December 31,	2005		2004		2003
		Percentage		Percentage		Percentage
		of Loans		of Loans		of Loans
	Amount	to Total	Amount	to Total	Amount	to Total

Mortgage loans:
Residential	$770	95%	$767	95%	$934	95%
Commercial	111	1	79	1	76	1
Consumer loans	139	4	154	4	185	4
Commercial loans	46	—	46	—	48	—
Unallocated	187	—	261	—	311	—

Total	$1,253	100%	$1,307	100%	$1,554	100%

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
7.	Non-performing Assets

The following schedule summarizes non-performing assets at the dates shown:

(In thousands) At December 31,	2005	2004	2003

Total nonaccrual loans	$257	$74	$230

Total non-performing assets	$257	$74	$230

Percent of non-performing loans to total loans	0.11%	0.03%	0.09%
Percent of non-performing assets to total assets	0.03%	0.01%	0.02%

7.	Non-performing Assets (continued)

The reduction in interest income associated with nonaccrual loans is as follows:

(In thousands) Years ended December 31,	2005	2004	2003

Interest income that would have been recorded under original terms	$16	$4	$17
Interest income actually recorded	9	1	20

Reduction (increase) in interest income	$7	$3	$(3)

During 2005, 2004 and 2003 the Company had no impaired loans.

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

	Contract or Notional Amount
(In thousands) At December 31,	2005	2004

Financial instruments whose contract amounts represent credit risk:
Commitments to originate residential mortgage loans	$1,257	$3,811
Unadvanced portions of construction loans	530	89
Unused credit lines, including unused portions of equity lines of credit	31,413	33,909
Other loan commitments	2,451	4,026

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

9.	Premises and Equipment

A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

			Estimated
			Useful Life
(In thousands) At December 31,	2005	2004	(In years)

Premises:
Land	$2,392	$2,392	—
Buildings	6,204	6,003	25-45
Building and leasehold improvements	2,723	2,527	2-30
Equipment	5,309	5,139	1-15

	16,628	16,061
Less: accumulated depreciation and amortization	10,103	9,597

Total premises and equipment, net	$6,525	$6,464

The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2014 with options for renewal. Rent expense for the years ended December 31, 2005, 2004 and 2003 amounted to $298 thousand, $294 thousand, and $274 thousand, respectively.

9.	Premises and Equipment (continued)

The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases, as of December 31, 2005, are as follows:

(In thousands) Years ending December 31,	Payments

2006	$303
2007	222
2008	222
2009	145
2010	119
Later years	220

Total	$1,231

10.	Deposits

Deposits are summarized as follows:

(In thousands) At December 31,	2005		2004
	Amount	Rate	Amount	Rate

Demand and NOW:
NOW accounts	$54,924	0.37%	$58,991	0.33%
Demand accounts	27,326	—	28,662	—

Total demand and NOW	82,250	0.25	87,653	0.22

Savings:
Savings accounts	430,771	1.75	549,657	1.52
Money market accounts	10,770	1.73	11,656	0.97

Total savings	441,541	1.75	561,313	1.51

Time certificates of deposit:
Fixed rate certificates	197,743	3.19	145,249	2.29
Variable rate certificates	63,194	4.80	55,250	3.06

Total time certificates of deposit	260,937	3.58	200,499	2.51

Total deposits	$784,728	2.20%	$849,465	1.61%

The maturity distribution and related rate structure of the Bank’s time certificates of deposit at December 31, 2005 follows:

(In thousands) At December 31,	2005
		Average
	Amount	Interest Rate

Due within 3 months	$47,598	3.04%
Due within 3–6 months	54,958	3.28
Due within 6–12 months	63,118	3.57
Due within 1–2 years	66,429	3.86
Due within 2–3 years	12,114	4.04
Due within 3–5 years	16,356	4.67
Thereafter	364	3.86

Total	$260,937	3.58%

10.	Deposits (continued)

At December 31, 2005 and 2004, the Bank had individual time certificates of deposit of $100 thousand or more maturing as follows:

(In thousands) At December 31,	2005	2004

Due within 3 months	$17,824	$8,662
Due within 3–6 months	21,777	7,380
Due within 6–12 months	22,174	10,010
Due within 1–2 years	21,363	17,219
Due within 2–3 years	3,381	9,538
Due within 3–5 years	7,736	3,589
Thereafter	200	302

Total	$94,455	$56,700

11.	Fair Value of Financial Instruments

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

Interest-Bearing Deposits in Banks

The carrying amounts of the interest-bearing deposits in banks reported in the balance sheet at December 31, 2005 and 2004 approximate fair value.

Securities

The fair value of investment securities is based principally on quoted market prices and dealer quotes.
     SFAS No. 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs.
     The carrying amount and estimated fair values of the Company’s investment securities are as follows:

(In thousands) At December 31,	2005		2004
	Carrying	Calculated	Carrying	Calculated
	Amount	Fair Value	Amount	Fair Value

Securities available for sale	$453,472	$453,472	$443,753	$443,753
Securities held to maturity	6,137	6,022	4,877	4,883
Trading securities	9,282	9,282	59,013	59,013

Total securities	$468,891	$468,776	$507,643	$507,649

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

11.	Fair Value of Financial Instruments (continued)

The following table presents information for loans:

(In thousands) At December 31,	2005		2004
	Carrying	Calculated	Carrying	Calculated
	Amount	Fair Value	Amount	Fair Value

Real estate:
Residential:
Variable	$23,113	$22,202	$21,529	$21,059
Fixed	190,471	186,377	203,054	205,432

Commercial:
Fixed	192	175	—	—
Variable	2,128	2,057	1,614	1,593

Consumer	9,708	9,709	9,892	9,871

Commercial	118	94	109	91

Total loans	225,730	220,614	236,198	238,046
Allowance for loan losses	(1,253)	—	(1,307)	—

Net loans	$224,477	$220,614	$234,891	$238,046

Deposits

The fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, savings accounts, and money market accounts for purposes of this disclosure, is equal to the amount payable on demand as of December 31, 2005 and 2004. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

(In thousands) At December 31,	2005		2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Demand accounts	$27,326	$27,326	$28,662	$28,662
NOW accounts	54,924	54,924	58,991	58,991
Savings accounts	430,771	430,771	549,657	549,657
Money market accounts	10,770	10,770	11,656	11,656
Time certificates of deposit	260,937	259,755	200,499	200,274

Total deposits	784,728	783,546	849,465	849,240
Escrow deposits of borrowers	1,059	1,059	1,074	1,074

Total	$785,787	$784,605	$850,539	$850,314

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
     The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 2005 and 2004 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment. The Bank’s other loan commitments approximate fair value.

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

Fair value estimates are determined without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has a trust department that contributes fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred income tax asset, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

12.	Income Taxes

Income tax expense was allocated as follows:

(In thousands) Years ended December 31,	2005	2004	2003

Current income tax expense:
Federal	$3,430	$3,606	$3,702
State	113	264	291

Total current tax expense	3,543	3,870	3,993

Deferred income tax expense
Federal	186	23	175
State	64	5	61

Total deferred tax expense	250	28	236

Total income tax expense	$3,793	$3,898	$4,229

Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent as a result of the following:

(In thousands) Years ended December 31,	2005	2004	2003

Computed “expected” income tax expense at statutory rate	$3,891	$3,947	$4,232
Increase (reduction) in income taxes resulting from:
Reduction in federal income tax rate	(91)	(98)	(97)
State and local income taxes, net of federal benefit	115	175	229
Dividends received deduction	(42)	(40)	(54)
Dividends paid to ESOP deduction	(72)	(73)	(67)
Other	(8)	(13)	(14)

Income tax expense	$3,793	$3,898	$4,229

Effective income tax rate	34.12%	34.56%	34.97%

12.	Income Taxes (continued)

At December 31, 2005 and 2004, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

(In thousands) Years ended December 31,	2005	2004

Deferred tax assets:
Unrealized losses on securities available for sale	$1,746	$—
Loan losses	740	792
Deferred compensation and pension cost	672	745
Depreciation	147	37
Purchase accounting	95	179
Deferred loan fees, net	4	11
Other	11	95

Gross deferred tax asset	3,415	1,859

Deferred tax liabilities:
Unrealized gains on securities available for sale	—	1,156
Other unrealized securities gains	167	106
Other	8	9

Gross deferred tax liability	175	1,271

Net deferred tax asset	$3,240	$588

Based on the Company’s historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 2005. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid in 2005, 2004 and 2003 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the tax effect of the pre-1988 bad debt reserve amount of approximately $7.3 million remains subject to recapture in the event that the Bank pays dividends in excess of its reserves and profits.

13.	Earnings per Share

The following is a calculation of earnings per share for the years indicated:

Years Ended December 31,	2005		2004		2003
(In thousands except share data)	Basic	Diluted	Basic	Diluted	Basic	Diluted

Net income	$7,323	$7,323	$7,380	$7,380	$7,863	$7,863
Average shares outstanding	4,365,932	4,365,932	4,408,293	4,408,293	4,439,394	4,439,394
Dilutive stock options	—	56,597	—	93,244	—	105,200

Weighted average shares outstanding	4,365,932	4,422,529	4,408,293	4,501,537	4,439,394	4,544,594
Earnings per share (in dollars)	$1.68	$1.66	$1.67	$1.64	$1.77	$1.73

14.	Stockholders’ Equity
The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders’ equity to be reduced below or to otherwise violate legal or regulatory requirements. Substantially all of the Company’s retained earnings are unrestricted at December 31, 2005.
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
     As of December 31, 2005, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes would cause a change in the Bank’s categorization.

(In thousands)			For Capital		To Be Well
At December 31, 2005	Actual		Adequacy Purposes		Capitalized(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets):
Massbank Corp. (consolidated)	$107,251	11.94%	$26,942	3.00%	N/A	—
Massbank (the “Bank”)	103,122	11.48	26,940	3.00	$44,900	5.00%

Tier I Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)	107,251	39.03	10,990	4.00	N/A	—
Massbank (the “Bank”)	103,122	37.54	10,989	4.00	16,372	6.00

Total Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)	109,290	39.78	21,981	8.00	N/A	—
Massbank (the “Bank”)	105,161	38.28	21,978	8.00	27,287	10.00

(1) This column presents the minimum amounts and ratios that a financial institution must have to be categorized as well capitalized.

(In thousands)			For Capital		To Be Well
At December 31, 2004	Actual		Adequacy Purposes		Capitalized(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets):
Massbank Corp. (consolidated)	$107,168	11.15%	$28,829	3.00%	N/A	—
Massbank (the “Bank”)	102,501	10.67	28,828	3.00	$48,047	5.00%

Tier I Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)	107,168	39.16	10,947	4.00	N/A	—
Massbank (the “Bank”)	102,501	37.48	10,938	4.00	16,408	6.00

Total Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)	109,464	40.00	21,893	8.00	N/A	—
Massbank (the “Bank”)	104,797	38.32	21,877	8.00	27,346	10.00

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
     The following table sets forth the plan’s funded status and amounts recognized in the Company’s consolidated financial statements for the plan years ended October 31, 2005, 2004, and 2003, the plan’s latest valuation dates:

(In thousands) Years ended December 31,	2005	2004	2003

Actuarial present value of vested benefits	$7,753	$7,260	$6,548
Total accumulated benefit obligation	7,842	7,280	6,617
Change in benefit obligation:
Projected benefit obligation at beginning of year	$9,488	$8,389	$7,645
Service cost	459	430	386
Interest cost	546	524	516
Actuarial loss (gain)	(52)	456	91
Benefits paid	(447)	(311)	(249)

Projected benefit obligation at end of year	$9,994	$9,488	$8,389

Change in plan assets:
Fair value of plan assets at beginning of year	$7,834	$7,038	$5,963
Actual return on plan assets	691	740	902
Employer contribution	364	367	420
Benefits paid	(447)	(311)	(249)
Other	1	—	2

Fair value of plan assets at end of year	$8,443	$7,834	$7,038

Deficiency of plan assets over projected benefit obligation	$(1,551)	$(1,654)	$(1,351)

Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods.
Unrecognized amounts to be amortized and the amounts included in the consolidated balance sheets are shown below:

Unrecognized net actuarial loss	$(528)	$(712)	$(459)
Transition asset	42	64	84
Past service cost	(106)	(114)	(121)
Accrued benefit cost	(959)	(892)	(855)

Deficiency of plan assets over projected benefit obligation	$(1,551)	$(1,654)	$(1,351)

Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:

Discount rate	5.75%	5.75%	6.25%
Rate of compensation increase	4.00%	4.00%	4.00%
Assumptions used to develop the net periodic benefit cost data were:
Discount rate	5.75%	6.25%	6.75%
Expected return on plan assets	7.75%	7.75%	7.75%
Rate of compensation increase	4.00%	4.00%	4.00%
Components of net periodic pension expense:
Service cost	$459	$430	$385
Interest cost	546	524	516
Expected return on plan assets	(607)	(545)	(462)
Transition obligation	(21)	(21)	(21)
Past service cost	7	7	7
Recognized net actuarial (gain) loss	48	8	107

Net periodic pension expense	$432	$403	$532

15. Employee Benefits (continued)
The approximate composition of pension plan assets as of the end of the plan years ended October 31, 2005 and 2004 is as follows:

Years ended October 31,	2005	2004

Asset Category:
Fixed Income Securities (including money market funds)	35.1%	34.2%
Domestic Equity Securities	50.5	51.5
International Equity Securities	14.4	14.3

	100.0%	100.0%

The expected long-term rate of return on plan assets is based on prevailing yields on high quality fixed income investments increased by a premium of 3% — 5% for equity investments.
     The Bank expects to contribute $142 thousand to its pension plan in 2006.
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
The Bank expects to make benefit payments for the plan years ending October 31, as follows:

(In thousands) Years ending October 31,	Payments		Payments

2006	$639	2012	1,087
2007	721	2013	1,209
2008	432	2014	1,989
2009	1,671	2015	1,066
2010	526	2016	773
2011	1,419
Profit Sharing and Incentive Compensation Bonus Plans
The Bank’s Profit Sharing and Incentive Compensation Bonus Plans provide for payments to employees under certain circumstances based upon a year-end measurement of the Company’s net income and attainment of individual goals and objectives by certain key officers. There were no profit sharing or incentive compensation bonus distributions in 2005 and 2004 because the criteria for making such distributions were not met.
The Board of Directors approved a holiday distribution to all officers, excluding the CEO, and non-officer employees in 2005 and 2004 in the amount of $76 thousand and $47 thousand, respectively.
Employee Stock Ownership Plan
The Bank has an Employees’ Stock Ownership Plan (“ESOP”) for the benefit of each employee who has completed at least 1,000 hours of service with the Company in the previous twelve months.
     In 2005 and 2004, the Bank contributed $160,000 and $145,000, respectively to the ESOP to invest in the Company’s common stock. These shares were allocated to plan participants, on a pro rata basis, based on compensation.
     At December 31, 2005, the ESOP held 191,570 shares of the Company’s common stock which have been allocated to plan participants and no unallocated shares. The shares are considered outstanding in the computation of earnings per share and book value per share.
     Dividends on allocated shares held by the ESOP are allocated to plan participants proportionately based on the number of shares in the participant’s allocated accounts.
     The Company’s total expense applicable to the ESOP amounted to $133 thousand, $205 thousand and $135 thousand for the years ended December 31, 2005, 2004 and 2003, respectively.

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

Executive Supplemental Retirement Agreements

The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank’s retirement plan for employees. The Company made contributions of $55 thousand, $52 thousand and $50 thousand to a rabbi trust for the benefits payable under the agreements in 2005, 2004 and 2003.

Directors Deferred Compensation Plan

In 1988, the Company established a deferred compensation plan for its directors. The plan allows the Company’s directors to defer receipt of all or a portion of their compensation until: (1) their attaining the age of 72, or (2) their termination as a director of the Company. In 2000, the plan was amended to allow the directors’ compensation to be invested in Company stock held in an irrevocable trust. At December 31, 2005, the trust held 15,644 shares of Massbank Corp. stock. The shares are considered outstanding in the computation of earnings per share and book value per share.

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
     As of December 31, 2005, there were 97,957 non-qualified stock options and 153,680 incentive stock options outstanding to purchase shares under the 1986, 1994 and 2004 plans.
     A summary of the status of the Company’s fixed stock option plan as of December 31, 2005, 2004 and 2003, and changes during the years ended on those dates is presented below. All share information presented has been adjusted for stock splits.

Years ended December 31,	2005		2004		2003
		Weighted		Weighted		Weighted
	Shares	Average	Shares	Average	Shares	Average
	Under	Exercise	Under	Exercise	Under	Exercise
Fixed Options	Option	Price	Option	Price	Option	Price

Outstanding at beginning of year	300,087	$24.35	318,334	$20.94	376,122	$19.27
Granted	32,850	37.15	30,250	42.76	22,600	28.56
Exercised	(75,250)	19.76	(48,097)	13.22	(78,138)	14.90
Forfeited	(6,050)	42.42	(400)	42.90	(2,250)	29.50

Outstanding at end of year	251,637	$26.95	300,087	$24.35	318,334	$20.94

Options exercisable at year-end	251,637		300,087		318,334

The following table summarizes information about fixed stock options outstanding and exercisable at December 31, 2005:

At December 31, 2005	Options Outstanding			Options Exercisable
		Weighted Avg.	Weighted Avg.		Weighted Avg.
Range of	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$15.50 to $16.38	17,487	0.1 years	$15.58	17,487	$15.58
19.00 to $20.67	79,625	3.1 years	19.80	79,625	19.80
25.00 to $27.63	51,375	4.2 years	26.08	51,375	26.08
28.44 to $29.60	46,600	3.8 years	29.13	46,600	29.13
36.70 to $42.90	56,550	8.1 years	39.54	56,550	39.54

$15.50 to $42.90	251,637	4.3 years	$26.95	251,637	$26.95

16.	Shareholder Rights Plan

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

17.	Parent Company Financial Statements

The following are the condensed financial statements for Massbank Corp. (the “Parent Company”) only:

Balance Sheets

(In thousands except share data) At December 31,	2005	2004

Assets:
Cash	$12	$18
Interest-bearing deposits in banks	3,894	4,229

Total cash and cash equivalents	3,906	4,247

Investment in subsidiaries	101,135	105,348
Due from subsidiaries	—	196
Income tax receivable, net	210	187
Deferred income tax asset, net	25	21
Other assets	—	29

Total assets	$105,276	$110,028

Liabilities:
Other liabilities	$12	$13

Total liabilities	12	13

Stockholders’ Equity (Notes 12, 14, 15 and 16):
Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued
Common stock, par value $1.00 per share; 10,000,000 shares authorized, 7,811,680 and 7,736,430 shares issued, respectively	7,812	7,736
Additional paid-in capital	57,067	55,313
Retained earnings	104,743	102,003

	169,622	165,052
Treasury stock at cost, 3,483,163 and 3,354,703 shares, respectively	(61,281)	(56,794)
Accumulated other comprehensive income (loss)	(3,077)	1,757
Shares held in rabbi trust at cost 2,479 and 2,254 shares, respectively	(67)	(59)
Deferred compensation obligation	67	59

Total stockholders’ equity	105,264	110,015

Total liabilities and stockholders’ equity	$105,276	$110,028

17. Parent Company Financial Statements (continued)

Statements of Income

(In thousands) Years ended December 31,	2005	2004	2003

Income:
Dividends received from subsidiaries	$7,000	$7,100	$9,300
Interest and dividend income	31	18	15

Total interest and dividend income	7,031	7,118	9,315
Non-interest expense	170	179	166

Income before income taxes	6,861	6,939	9,149
Income tax benefit	99	108	93

Income before equity in undistributed earnings (loss) of subsidiaries	6,960	7,047	9,242
Equity in undistributed earnings (loss) of subsidiaries	363	333	(1,379)

Net income	$7,323	$7,380	$7,863

The Parent Company only Statements of Changes in Stockholders’ Equity are identical to the consolidated statements and therefore are not presented here.

Statements of Cash Flows

(In thousands) Years ended December 31,	2005	2004	2003

Cash flows from operating activities:
Net income	$7,323	$7,380	$7,863
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed (earnings) loss of subsidiaries	(363)	(333)	1,379
Decrease (increase) in current income tax receivable, net	(23)	22	151
Decrease (increase) in deferred income tax asset, net	(4)	7	(6)
Decrease (increase) in other assets	29	(28)	—
Decrease in other liabilities	(1)	(4)	(1,095)
Decrease (increase) in amount due from subsidiaries	196	(196)	—
Decrease in amount due to subsidiaries	—	—	(42)

Net cash provided by operating activities	7,157	6,848	8,250

Cash flow from financing activities:
Payments to acquire treasury stock	(4,487)	(2,617)	(8,097)
Purchase of company stock for deferred compensation plan, net of distributions	8	13	(13)
(Decrease) increase in deferred compensation obligation	(8)	(13)	13
Options exercised, including tax benefits	1,572	684	1,253
Dividends paid on common stock	(4,583)	(4,415)	(4,068)

Net cash used in financing activities	(7,498)	(6,348)	(10,912)

Net increase (decrease) in cash and cash equivalents	(341)	500	(2,662)

Cash and cash equivalents at beginning of year	4,247	3,747	6,409

Cash and cash equivalents at end of year	$3,906	$4,247	$3,747

During the years ended December 31, 2005, 2004 and 2003, the Company made cash payments for income taxes of $30 thousand, $20 thousand and $32 thousand, respectively, and no payments for interest.
     In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $42 thousand, $48 thousand and $38 thousand during the years ended December 31, 2005, 2004 and 2003, respectively.

18.	Ten-Year Statistical Summary (Unaudited)

(In thousands except per share data)
years ended december 31,	2005	2004	2003	2002	2001	2000	1999	1998	1997	1996

Net income	$7,323	$7,380	$7,863	$9,814	$10,759	$11,111	$11,311	$10,914	$10,167	$9,427
Diluted earnings per share	1.66	1.64	1.73	2.04	2.24	2.25	2.17	1.98	1.85	1.72
Cash dividends paid per share	1.05	1.00	0.92	0.88	0.84	0.79	0.74	0.68	0.59	0.46
Book value per share, at year-end	24.32	25.11	25.17	25.45	24.34	22.83	20.43	21.05	19.38	17.17
Return on average assets	0.79%	0.75%	0.78%	0.99%	1.13%	1.20%	1.20%	1.17%	1.12%	1.08%
Return on average equity	6.84%	6.71%	7.08%	8.39%	9.53%	10.93%	10.66%	10.05%	10.51%	10.65%

19. Quarterly Data (Unaudited)

years ended december 31,	2005				2004
(In thousands except	4th	3rd	2nd	1st	4th	3rd	2nd	1st
per share data )	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$89,621	$89,346	$89,069	$88,765	$88,679	$88,436	$88,121	$88,345
Interest expense	4,128	3,878	3,674	3,461	3,304	3,225	3,096	3,104

Net interest income	5,493	5,468	5,395	5,304	5,375	5,211	5,025	5,241
Provision (credit) for loan losses	—	—	—	(53)	(55)	(74)	(51)	(62)

Net interest income after provision (credit) for loan losses	5,493	5,468	5,395	5,357	5,430	5,285	5,076	5,303
Gains (losses) on securities, net	253	238	244	(56)	287	182	186	574
Other non-interest income	275	316	341	253	361	267	342	287
Non-interest expense	3,082	3,176	3,172	3,031	3,200	2,978	2,964	3,160

Income before income taxes	2,939	2,846	2,808	2,523	2,878	2,756	2,640	3,004
Income tax expense	1,051	962	951	829	992	945	906	1,055
Net income	$81,888	$81,884	$81,857	$81,694	$81,886	$81,811	$81,734	$81,949

Earnings per share (in dollars):(1)
Basic	$0.44	$0.43	$0.42	$0.39	$0.43	$0.41	$0.39	$0.44
Diluted	0.43	0.43	0.42	0.38	0.42	0.40	0.39	0.43

Weighted average common shares outstanding:(1)
Basic	4,332	4,343	4,390	4,400	4,392	4,398	4,416	4,427
Diluted	4,371	4,398	4,452	4,470	4,477	4,483	4,502	4,545

(1)	Computation of earnings per share is further described in Note 1.

Massbank Corp. and Subsidiaries Stockholder Data
Years ended December 31, 2005 and 2004
Massbank Corp.’s common stock is currently traded on the Nasdaq Stock Market under the symbol “MASB.” At December 31, 2005 there were 4,328,517 shares outstanding and 620 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or “street” name.
     The following table includes the quarterly ranges of high and low closing sales prices for the common stock, as reported by Nasdaq, and dividends declared per share for the periods indicated.

	Price per Share		Cash
			Dividends
	High	Low	Declared
Year ended December 31,	2005
Fourth Quarter	$33.48	$28.567	$0.27
Third Quarter	35.12	33.13	0.26
Second Quarter	37.84	34.25	0.26
First Quarter	38.52	36.94	0.26

Year ended December 31,	2004
Fourth Quarter	$38.41	$36.50	$0.25
Third Quarter	37.39	34.25	0.25
Second Quarter	41.99	32.05	0.25
First Quarter	43.48	38.79	0.25

     Massbank Branch Offices d/b/a
Massbank of Reading*

123 Haven Street
Reading, MA 01867
(781) 942-8188
(978) 446-9200

Massbank of Chelmsford

291 Chelmsford Street
Chelmsford, MA 01824
(978) 256-3751
17 North Road
Chelmsford, MA 01824
(978) 256-3733
Massbank of Dracut
45 Broadway Road
Dracut, MA 01826
(978) 441-0040
Massbank of Everett
738 Broadway
Everett, MA 02149
(617) 387-5115
Massbank of Lowell
50 Central Street
Lowell, MA 01852
(978) 446-9200
755 Lakeview Avenue
Lowell, MA 01850
(978) 446-9216
Massbank of Medford
4110 Mystic Valley Parkway
Wellington Circle Plaza
Medford, MA 02155
(781) 395-4899
Massbank of Melrose
476 Main Street
Melrose, MA 02176
(781) 662-0100
27 Melrose Street
Towers Plaza
Melrose, MA 02176
(781) 662-0165
Massbank of Stoneham
240 Main Street
Stoneham, MA 02180
(781) 662-0177
Massbank of Tewksbury
1800 Main Street
Tewksbury, MA 01876
(978) 851-0300
Massbank of Westford
203 Littleton Road
Westford, MA 01886
(978) 692-3467
Massbank of Wilmington
370 Main Street
Wilmington, MA 01887
(978) 658-4000
219 Lowell Street
Lucci’s Plaza
Wilmington, MA 01887
(978) 658-5775

     *Main Office

Corporate Information
Massbank Corp.
123 Haven Street
Reading, MA 01867
(781) 662-0100
(978) 446-9200
FAX (781) 942-1022

Savings and Mortgage
24-Hour-Rate Lines
(781) 662-0154
(978) 446-9285

Notice of Shareholders’ Meeting
The Annual Meeting of the
Shareholders of Massbank Corp.
will be held at 10:00 A.M.
on Tuesday, April 18, 2006 at the
Sheraton Ferncroft Resort
50 Ferncroft Road
Danvers, MA 01923
Trademark

Massbank and its logo are
registered trademarks of
the Company
Form 10-K
Shareholders may obtain without
charge a copy of the Company’s
2005 Form 10-K. Written requests
should be addressed to:
Shareholder Services
Massbank Corp.
159 Haven Street
Reading, MA 01867
Dividend Reinvestment and
Stock Purchase Plan

Shareholders may obtain a brochure
containing a detailed description of
the plan by writing to:
Shareholder Services
Massbank Corp.
159 Haven Street
Reading, MA 01867
Transfer Agent
American Stock Transfer &
Trust Company
59 Maiden Lane
New York, NY 10038
(800) 937-5449
(877) 777-0800
Website address:
www.amstock.com
Independent Registered
Public Accounting Firm
Parent, McLaughlin & Nangle
160 Federal Street
Boston, MA 02110-1713
Legal Counsel
Goodwin Procter LLP
Exchange Place
Boston, MA 02109

Officers and Directors
Massbank Corp.
Officers
Gerard H. Brandi
Chairman, President and
Chief Executive Officer
Reginald E. Cormier
Senior Vice President, Treasurer and
Chief Financial Officer
Robert S. Cummings
Secretary
Donna H. West
Assistant Secretary
Board of Directors
  *Mathias B. Bedell
    Retired, Bedell Brothers Insurance
    Agency, Inc.
  *Gerard H. Brandi
    Chairman, President and
    Chief Executive Officer,
    Massbank Corp.
†*Allan S. Bufferd
    Treasurer,
    Massachusetts Institute of Technology
    Kathleen M. Camilli
    President
    Camilli Economics, LLC
  †Alexander S. Costello
    Teacher, Brooks School
    O. Bradley Latham
    Attorney, Principal
    Latham, Latham & Lamond, P.C.
  *Stephen E. Marshall
    Retired, C.H. Cleaves Insurance
    Agency, Inc.
    Nancy L. Pettinelli
    Executive Director,
    Visiting Nurse Association
†*William F. Rucci, Jr.
    Certified Public Accountant, Partner
    Rucci, Bardaro & Barrett, PC
  *Dr. Donald B. Stackhouse
    Retired, Dental Health Concepts
  *Member, Executive Committee
  †Member, Audit Committee
Officers and Directors
Massbank
Officers
Gerard H. Brandi
Chairman, President and
Chief Executive Officer
James L. Milinazzo
Senior Vice President, Lending
Donna H. West
Senior Vice President,
Community Banking
Reginald E. Cormier
Senior Vice President, Treasurer
and Chief Financial Officer
William F. Rivers
Vice President, Operations
Richard J. Flannigan
Vice President and
Senior Trust Officer
Thomas J. Queeney
Vice President and
Senior Trust Officer
Joseph P. Orefice
Vice President,
Information Technology
Carol A. Axelrod
Loan Origination Officer
Kenneth R. Berard
Assistant Treasurer
David M. Bianco
Assistant Treasurer
Andrea S. Bradford
Assistant Vice President
Ernest G. Campbell, Jr.
Collections Officer
Marianne J. Carpenter
Assistant Vice President
Lisa A. DiCicco
Trust Operations Officer and
Executive Administrator
Claudeia F. Downing
Assistant Treasurer
Karen L. Flammia
Assistant Vice President
Scott M. Forbes
Mortgage Origination Officer
Rachael E. Garneau
Assistant Vice President
Martin J. Heneghan
Assistant Controller
Brian W. Hurley
Assistant Vice President,
Loan Operations
Richard H. Jordan
Security/BSA Officer
Anne M. Lee
Director of Human Resources
Brian P. Mahoney
Director of Audit
Kenneth A. Masson
Assistant Vice President,
Marketing
Seda Sam
Assistant Treasurer
John J. Spinello
Controller
Melanie M. Sullivan
Assistant Treasurer
Karen L. Trevisone
Assistant Treasurer
Margaret E. White
Assistant Treasurer
Patricia A. Witts
Assistant Treasurer
Michael J. Woods
Assistant Vice President,
Operations
Board of Directors and
Executive Committee
Mathias B. Bedell
Gerard H. Brandi, Chairman
Allan S. Bufferd
Robert S. Cummings, Clerk
Stephen E. Marshall
William F. Rucci, Jr.
Dr. Donald B. Stackhouse
Donna H.West