Form 10-K, Exhibit 13
period 2006-12-31
MASSBANK CORP
filed 2007-03-15
CIK 799166

Exhibit 13
F i n a n c i a l H i g h l i g h t s
Massbank Corp. and Subsidiaries
Selected Consolidated Financial Data

(In thousands) At December 31,	2006	2005	2004	2003	2002

Balance Sheet Data:
Total assets	$843,522	$898,679	$976,168	$1,010,733	$1,009,367
Mortgage loans	199,253	215,904	226,197	241,886	302,788
Other loans	9,674	9,826	10,001	11,120	16,011
Allowance for loan losses	1,382	1,253	1,307	1,554	2,271
Allowance for loan losses on off-balance sheet credit exposures	345	517	588	626	384
Investments(1)	590,646	637,576	704,611	722,079	669,875
Deposits	723,332	784,728	849,465	882,508	883,928
Stockholders’ equity	106,885	105,264	110,015	110,927	117,285

(In thousands) Years ended December 31,	2006	2005	2004	2003	2002

Operating Data:
Interest and dividend income	$39,939	$36,801	$33,581	$38,137	$47,103
Interest expense	18,951	15,141	12,729	15,854	22,701

Net interest income	20,988	21,660	20,852	22,283	24,402
Provision (credit) for loan losses	123	(53)	(242)	(502)	—
Gains on securities, net	797	679	1,229	639	1,718
Other non-interest income	1,408	1,238	1,307	1,335	1,255
Non-interest expense	12,360	12,514	12,352	12,667	12,087

Income before income taxes	10,710	11,116	11,278	12,092	15,288
Income tax expense	3,683	3,793	3,898	4,229	5,474

Net income	$7,027	$7,323	$7,380	$7,863	$9,814

Years ended December 31,	2006	2005	2004	2003	2002

Other Data:
Yield on average interest-earning assets	4.80%	4.07%	3.52%	3.87%	4.85%
Cost of average interest-bearing liabilities	2.53	1.85	1.48	1.78	2.61
Interest rate spread
Interest rate spread	2.27	2.22	2.04	2.09	2.24
Net interest margin	2.53	2.40	2.19	2.26	2.52
Non-interest expense to average assets	1.44	1.35	1.26	1.26	1.22
Efficiency ratio(2)	53.7	52.7	51.6	50.0	44.0
Return on assets (net income/average assets)	0.82	0.79	0.75	0.78	0.99
Return on equity (net income/average stockholders’ equity)	6.74	6.84	6.71	7.08	8.39
Percent non-performing loans to total loans	0.07	0.11	0.03	0.09	0.13
Percent non-performing assets to total assets	0.02	0.03	0.01	0.02	0.04
Stockholders’ equity to assets, at year-end	12.67	11.71	11.27	10.97	11.62
Book value per share,at year-end(3)	$24.76	$24.32	$25.11	$25.17	$25.45
Market price – close, at year-end(3)	32.89	33.00	37.45	43.01	28.30
Earnings per share:(3)
Basic	1.62	1.68	1.67	1.77	2.09
Diluted	1.61	1.66	1.64	1.73	2.04
Cash dividends paid per share(3)	1.09	1.05	1.00	0.92	0.88
Dividend payout ratio	67%	63%	60%	52%	42%

(1)	Consist of securities held to maturity and available for sale, trading securities, short-term investments, term Federal funds sold and interest-bearing deposits in banks.

(2)	Determined by dividing non-interest expense (including the provision (credit) for loan losses) by fully taxable equivalent net interest income plus non-interest income.

(3)	All share information presented has been adjusted to reflect the 3-for-2 split of the Company’s common stock effective April 19, 2002.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
General
The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report. Certain amounts reported for prior years have been reclassified to conform to the 2006 presentation.
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
Forward-Looking Statement Disclosure
     Massbank Corp. may from time to time make written or oral forward-looking statements, including statements contained in this annual report, in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other Massbank Corp. communications. These statements relate to future, not past events.
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
     The provision (credit) for loan losses on off-balance sheet credit exposures represents a charge or credit against current earnings (reported in other non-interest expense) and an addition to or deduct ion from the allowance for loan losses on off-balance sheet credit exposures (“off-balance sheet exposures”). In determining the amount to provide for off-balance sheet exposures, the key factor is the adequacy of the balance. The balance of the off-balance sheet exposures is maintained based on expected drawdowns of committed loans, their loss experience factors, management’s assesment of various other factors including current and anticipated economic conditions that may affect the borrowers’ ability to pay and trends in loan delinquencies and charge-offs.
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
     If “due to general market conditions” an investment security declines in price from its cost basis by 25% or more for more than a year, between 30% and 40% for more than nine months, between 40% and 50% for more than six months or over 50% for more than ninety days, and in each case the value of the investment security has been below its cost basis for the entire period in question, then the security is considered “other than temporarily impaired” and it is written down to its current fair market value and the loss is recognized in earnings. U.S. Treasury and Government Agency securities fluctuate in value based on changes in market interest rates and other factors; however, they can be redeemed at par value if held to maturity and therefore, if their maturity date is less than one year into the future regardless of their market value they are considered only temporarily impaired. Any unfavorable change in general market conditions could cause an increase in the Company’s impairment write downs of investment securities. This would have an adverse effect on the Company’s earnings results. There were no other than temporary impairment write downs of investment securities in 2006, 2005 or 2004.
     Available for sale securities deemed temporarily impaired are carried at market value in the asset section of the Company’s balance sheet. Any change in value, net of income taxes, is reflected in accumulated other comprehensive income in the stockholders’ equity section of the Company’s balance sheet.

Financial Overview
Comparison of the years 2006 and 2005
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
     The Bank faces strong competition from banks and other financial services providers in its market area. The principal methods of competition are through interest rates, financing terms and other customer conveniences. Among the external factors affecting Massbank’s operating results are market interest rates, the shape of the U.S. Treasury securities yield curve, the condition of the financial markets and both regional and national economic conditions.
     Fiscal 2006 was a challenging year for the Company. The flat-to-inverted yield curve environment in 2006 made it difficult for the Company to profitably grow deposits. Additionally, rising short-term interest rates influenced by the rate setting actions of the Federal Reserve Bank resulted in increased competition for shorter-term deposits. In this environment, the Company decided to more aggressively price its medium term certificates of deposit (CDs) contributing to a shifting of deposits from savings to these CD maturities.
     In 2006, the Company generated net income of $7.0 million, or $1.61 per diluted share, compared with $7.3 million or $1.66 per diluted share in 2005. Return on average assets in 2006 improved to 0.82% from 0.79% in the prior year. Return on average equity was 6.74% in 2006 compared to 6.84% in 2005.
     The major factors affecting the comparison of earnings and diluted earnings per share between 2006 and 2005 were:
•	The decrease in net interest income of $672 thousand due primarily to a decrease in average earning assets.

•	The provision for loan losses of $123 thousand versus a credit for loan losses of $53 thousand the prior year.

•	The increase in net securities gains of $118 thousand.

•	The increase in other non-interest income of $170 thousand.

•	The decrease in non-interest expense of $154 thousand.

•	The decrease in income tax expense of $110 thousand due to lower income before taxes partially offset by an increase in the Company’s effective income tax rate.
Years ended December 31, 2006 compared to 2005:

(In thousands) Years ended December 31,	2006	2005	change

Income Statement Data
Interest and dividend income:
Mortgage and other loans	$12,070	$12,792		$(722)
Mortgage-backed securities	7,592	7,217		375
Federal funds sold	7,731	6,116		1,615
Other securities and investments	12,546	10,676		1,870

Total interest and dividend income	39,939	36,801		3,138
Total interest expense	18,951	15,141		(3,810)

Net interest income	20,988	21,660		(672)
Provision (credit) for loan losses	123	(53)		(176)
Gains on securities, net	797	679		118
Other non-interest income	1,408	1,238		170
Non-interest expense	12,360	12,514		154
Income tax expense	3,683	3,793		110

Net income	$7,027	$7,323	$	(296)
Diluted earnings per share (in dollars):	$1.61	$1.66		$(0.05)

(In thousands) Years ended December 31,	2006	2005	change

Average Balance Sheet Data

Total average earning assets	$833,842	$904,646	$(70,804)
Total average deposits	$750,437	$816,577	$(66,140)

Financial Condition
The Company’s total assets decreased $55.2 million, or 6.1% to $843.5 million at December 31, 2006 from $898.7 million at December 31, 2005. The reduction in total assets reflects a decrease in investments of $46.9 million and a decrease in total loans of $16.8 million.
     Deposits decreased $61.4 million, or 7.8% to $723.3 million at year-end 2006 from $784.7 million at year-end 2005. This was due to increased competition for deposits, more attractive returns on other investment opportunities and various other market factors.
Condensed Consolidated Balance Sheets

(In thousands) at December 31,	2006	2005	change

Short-term investments	$139,240	$167,787	$(28,547)
Interest-bearing deposits in banks	—	898	(898)
Term Federal funds sold	41,000	—	41,000
Securities available for sale, at market value	403,079	453,472	(50,393)
Securities held to maturity, at amortized cost	5,396	6,137	(741)
Trading securities, at market value	1,931	9,282	(7,351)

Total investments	590,646	637,576	(46,930)
Total loans	208,927	225,730	(16,803)
Allowance for loan losses	(1,382)	(1,253)	(129)

Net loans	207,545	224,477	(16,932)
Other assets	45,331	36,626	8,705

Total assets	$843,522	$898,679	$(55,157)

Total deposits	$723,332	$784,728	$(61,396)
Escrow deposits of borrowers	1,006	1,059	(53)
Other liabilities	12,299	7,628	4,671

Total liabilities	736,637	793,415	(56,778)
Total stockholders’ equity	106,885	105,264	1,621

Total liabilities and stockholders’ equity	$843,522	$898,679	$(55,157)

Investments
At December 31, 2006 the Company’s investment portfolio consisted of short-term investments, term Federal funds sold, and securities available for sale, held to maturity and trading totaling $590.6 million representing 70.0% of total assets. This reflects a decrease of $46.9 million compared to $637.6 million or 70.9% of total assets at December 31, 2005. Massbank’s investment portfolio is concentrated in U.S. Treasury and Government agency securities and 15-year contractual life mortgage-backed securities issued by Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and other agency issuers. U.S. Treasury and Government agency securities totaled $261.3 million at year-end 2006. This included $161.3 million in callable agency securities. The mortgage-backed securities portfolio totaled $139.9 million at December 31, 2006, essentially unchanged from the prior year. The Company also holds $7.4 million in equity securities at year-end 2006. Massbank’s strategy is to purchase liquid investments with short to intermediate maturities in the current interest rate environment. If the currently inverted Treasury yield curve becomes more normalized in 2007, the Company will likely add to its mortgage-backed securities portfolio and reduce its short-term investments and term Federal funds sold which totaled $180.2 million at December 31, 2006. In such event, we believe that this would likely improve the Company’s net interest margin.

Loans
Massbank’s loan portfolio at December 31, 2006 totaled $208.9 million representing 24.8% of total assets compared to $225.7 million representing 25.1% of total assets at December 31, 2005. The loan portfolio consists predominantly of residential mortgages. Residential mortgage loans amounted to $194.3 million at year-end 2006, representing approximately 93.0% of the total loan portfolio as compared to $213.6 million representing 94.6% of the total loan portfolio as of December 31, 2005. Commercial real estate loans increased from $2.3 million at December 31, 2005 to $5.0 million at year-end 2006, as the bank has focused more on this type of lending this past year.
Non-Performing Assets
Non-accrual loans, generally those loans that are 90 days or more delinquent, were near historical lows totaling $137 thousand at December 31, 2006, representing 0.07% of total loans. This compares to $257 thousand representing 0.11% of total loans at December 31, 2005. The Bank generally places all loans on non-accrual status when 90 days delinquent. The Bank had no real estate acquired through foreclosure at year-end 2006.
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
     Total deposits at December 31, 2006 were $723.3 million, compared to $784.7 million at December 31 ,2005. Increased competition for deposits and more attractive returns on other investment opportunities were the principal reasons for the deposit outflows.
     In 2006, savings deposits decreased $96.7 million or 21.9% year-over-year, to $344.8 million from $441.5 million at year-end 2005. Conversely, certificates of deposit increased by $38.7 million or 14.8% to $299.7 million at year-end 2006 as customers continued to shift deposits from savings accounts to certificates of deposit seeking a higher rate of return on their deposits. Demand and NOW deposits totaled $78.9 million at December 31, 2006 compared to $82.3 million at December 31, 2005. For information concerning deposit balances at year-end 2006 and 2005, the average cost and the maturity distribution of the deposits and related rate structure of the Bank’s time certificates of deposit, see Note 10 of Notes to Consolidated Financial Statements.
Stockholders’ Equity
Total stockholders’ equity increased $1.6 million or 1.5% to $106.9 million at December 31, 2006, from $105.3 million at year-end 2005. Book value per share increased $0.44 or 1.8% to $24.76 per share at December 31, 2006, from $24.32 per share at December 31, 2005.
     The increase in total stockholders’ equity was due principally to the 2006 net income of $7.0 million and the payments and related tax benefits received from the exercise of stock options by the Company’s officers and directors of $0.9 million. This was partially offset by the payment of dividends to stockholders of $4.7 million and the Company’s repurchase of 49,500 shares of treasury stock at a cost of $1.6 million.
     As of December 31, 2006, the Company has recognized as a component of other comprehensive income, the under-funded status of its defined benefit pension plan, net of tax, in accordance with the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” See Consolidated Statements of Changes in Stockholders’ Equity.

Results of Operations
Comparison of the years 2006 and 2005
Net Interest Income
Net interest income is the primary source of Massbank’s operating income. Net interest income is affected by the volume and mix of average interest earning-assets and interest-bearing liabilities, market interest rates, the shape of the U.S. Treasury securities (interest rate) yield curve and other factors. In 2006, short-term interest rates rose at a greater rate than intermediate and long rates. This caused the yield curve to “invert.” An inverted curve significantly limits the ability to benefit from investing assets at long term rates. Because of this situation, we maintain a significant position of short term investments. Due to our current asset mix and other factors, we would expect to benefit from an increase in interest rates along with a steeper interest rate yield curve.
     Net interest income on a fully taxable equivalent (FTE) basis totaled $21.1 million in 2006 compared to $21.7 million in 2005, reflecting a decrease of 3.1%. The decrease in net interest income in 2006 is primarily attributable to lower levels of interest earning assets partially offset by lower levels of interest bearing liabilities and an improvement in net interest margin. The Company’s average earning assets in 2006 declined $70.8 million or 7.8% to $833.8 million, from $904.6 million in 2005. Average deposits declined $66.1 million or 8.1% to $750.4 million in 2006, from $816.6 million in 2005. The market for deposits was very competitive in 2006. Financial institutions were aggressive in pricing their deposit products in order to retain deposits. Massbank chose not to match these competitors’ rates in order to protect its net interest margin.
     The Company’s net interest margin (net interest income on a FTE basis divided by average interest earning assets) for the year ended December 31, 2006 increased 13 basis points to 2.53% from 2.40% in the prior year. The increase in margin was driven by the increases to short term interest rates in 2006. This was partially offset by the unfavorable changes in the mix of our deposits and competitive market conditions which contributed to our increased funding costs.
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
     Interest on investment securities available for sale (AFS) on a fully taxable equivalent basis was $12.1 million in 2006 compared to $9.9 million in 2005. The average balance of investment securities AFS was $308.7 million with an average yield of 3.93% for the year ended December 31, 2006 compared to an average balance of $313.7 million with an average yield of 3.16% for the year ended December 31, 2005. The increase in yield is primarily due to the replacement yields on new securities purchased being higher because of a rise in market interest rates and to a lesser extent a change in mix of securities in the portfolio.
     Interest on mortgage-backed securities AFS and held to maturity was $7.6 million in 2006 compared to $7.2 million in 2005. The average balance of mortgage-backed securities was $141.0 million with an average yield of 5.39% in 2006 compared to an average balance of $134.8 million with an average yield of 5.35% in 2005. The increase in yield is due primarily to the higher replacement yields on the securities purchased in 2006. However, with the flat-to-inverted yield curve environment in 2006, the Company only purchased $25.9 million in mortgage-backed securities during the year as compared to $49.3 million in 2005. Principal repayments (including prepayments) on our mortgage-backed securities portfolio in 2006 declined to $26.7 million, from $31.5 million in the prior year.
     Interest on trading securities was $0.2 million in 2006, down from $0.8 million in the prior year. The average balance of trading securities was $5.7 million in 2006 compared to $32.2 million in 2005. The average yield on these securities improved to 3.55% in the recent year, from 2.40% in 2005 due primarily to rising market interest rates.
     Interest income on Federal funds sold and short-term investments was $8.0 million in 2006, up 30.0% from $6.2 million in the prior year. The average balance of these investments was $161.2 million with an average yield of 4.97% in 2006 compared to an average balance of $193.8 million with an average yield of 3.18% in 2005. The significant improvement in yield was driven by the Federal Reserve’s increases to the short-term interest rates. The Federal Reserve Bank Board’s Federal Open Market Committee raised the target interest rate for Federal Funds four times in 2006, increasing the rate from 4.25% to 5.25% by mid-year 2006.
     Interest on loans fell to $12.1 million in 2006, from $12.8 million in 2005. The average balance for mortgage and other loans in 2006 was $217.3 million with an average yield of 5.56%. This compares to an average balance for mortgage and other loans of $230.1 million in 2005 with an average yield of 5.56%. The decline in average balances is due to principal payments, pay downs and prepayments on mortgages and lower loan origination volume in 2006 compared to 2005. Loan originations totaled $21.7 million in 2006 compared to $48.9 million in 2005. This is primarily attributable to a decline in mortgage refinancing activity due to the rise in market interest rates and a decline in new and existing home sales in the Bank’s market area.
     Interest on total deposits was $19.0 million in 2006 compared to $15.1 million in 2005. The average balance of total deposits was $750.4 million with an average cost of 2.53% in 2006 compared to an average balance of $816.6 million with an average cost of 1.85% in 2005. The decrease in average balance was due primarily to increased competition for deposits and more attractive returns on other investment opportunities. The year-over-year increase in the average cost of funds is due primarily to the increases to short-term interest rates over the past year (which were partially passed on to our customers) as well as changes in the mix of deposits.

Provisions (Credit) for Loan Losses
In 2006, the Bank recorded a provision for loan losses of $123 thousand compared to a negative or credit provision for loan losses of $53 thousand in 2005. The provision was to increase the Bank’s allowance for possible losses on its outstanding loan balances due to certain recently funded loan commitments. At the same time, because of the funding of the loan commitments, the Bank reduced its allowance for possible losses on outstanding loan commitments by $172 thousand. This compares to a negative provision or reduction of $71 thousand in this allowance over the prior year. These credits are included in other non-interest expense. On a combined basis, the Bank reduced its overall allowance on loan balances and outstanding loan commitments by $49 thousand in 2006, as compared to a reduction of $124 thousand in 2005.
     The Bank’s loan portfolio decreased $16.8 million or 7.4% from $225.7 million at December 31, 2005 to $208.9 million at December 31, 2006. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for the purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired, general loss allocations for various loan types based on loss experience factors, and an unallocated allowance which is maintained based on management’s assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may effect the borrowers’ ability to pay, and trends in loan delinquencies and charge-offs. At December 31, 2006, the allowance for loan losses was $1.4 million representing 0.66% of total loans and over ten times the balance of non-accrual loans. This compares to $1.3 million representing 0.56% of total loans and almost five times the balance of non-accrual loans at December 31, 2005. Non-accrual loans were near historical lows totaling $137 thousand at December 31, 2006, down from $257 thousand a year earlier. The Bank had net recoveries of loans previously charged-off of $6 thousand in 2006 compared to $1 thousand in net charge-offs in 2005.
     The Bank’s allowance for loan losses on off-balance sheet credit exposures (shown separately on the balance sheet) totaled $345 thousand and $517 thousand, respectively, at December 31, 2006 and 2005.
Non-Interest Income
Non-interest income consists of gains or losses on securities, deposit account service fees and other non-interest income. Non-interest income for the year ended December 31, 2006 increased $288 thousand or 15.0% to $2.2 million, from $1.9 million for the year ended December 31, 2005. The increase is due primarily to an increase in net gains on securities available for sale and trading of $118 thousand, from $679 thousand in 2005 to $797 thousand in 2006 and option fess of $150 thousand generated in 2006. The Company has granted a local developer an option to purchase a parcel of land that the Company owns and is not being used for operations purposes. As consideration for this option, the developer will make quarterly option payments of $75,000 to the Company until the option is either exercised and the closing transaction for the purchase occurs or the option is allowed to lapse. The Closing is expected to take place in the third quarter of 2007. Option payments received are not applied towards the purchase price and are not refundable.
     Deposit account service fees, deferred compensation plan income and other non-interest income combined increased $20 thousand in 2006 compared to the prior year.
Non-Interest Expense
Non-interest expense totaled $12.4 million for the twelve months ended December 31, 2006 compared to $12.5 million for the prior year, a decrease of $154 thousand or 1.2%. Salaries and employee benefits, the largest component of non-interest expense decreased $125 thousand or 1.7% to $7.3 million in 2006 from $7.5 million in 2005.
     The decrease in salaries and employee benefits is due principally to a reduction in the number of bank employees and a decrease in pension expense. These were partially offset by the share based compensation expense recorded by the Company with respect to stock option grants in 2006 and the increased costs of other employee benefits.
     Deferred compensation plan expense increased $91 thousand to $263 thousand in 2006 from $172 thousand in 2005. This increase was offset by the increased earnings on plan assets reflected in non-interest income of $94 thousand.
     The Company’s other expenses consisting of occupancy and equipment, data processing, professional services, advertising and marketing, deposit insurance and other expenses totaled $4.8 million in 2006 reflecting a decrease of $120 thousand or 2.5% from the prior year. The decrease essentially results from a higher negative provision for off-balance sheet credit exposures in 2006 than the prior year. In 2006, the Bank reduced its allowance for possible losses on outstanding commitments by $172 thousand versus a reduction of $71 thousand in 2005.
Income Tax Expense
For the years ended December 31, 2006 and 2005, income tax expense amounted to $3.7 million and $3.8 million, respectively. The decrease in income tax expense is primarily due to lower income before taxes partially offset by an increase in the Company’s effective income tax rate. The Company’s effective income tax rate for the year ended December 31, 2006 was 34.39%, up from 34.12% for the year ended December 31, 2005. For additional information with respect to Massbank’s income taxes, see Note 12 of Notes to Consolidated Financial Statements.

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
     In 2005, the Company generated net income of $7.3 million, or $1.66 per diluted share, compared with $7.4 million or $1.64 per diluted share in 2004. Return on average assets and return on average equity improved to 0.79% and 6 .84%, respectively, in 2005, compared to 0.75% and 6.71%, respectively, in 2004.
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
     The major factors affecting the comparison of earnings and diluted earnings per share between 2005 and 2004 were:
•	The increase in net interest income of $808 thousand due primarily to the higher yield on Federal funds sold and the resulting increase in interest income on Federal funds.

•	The credit to the provision for loan losses that was $189 thousand less than the prior year.

•	The decrease in net securities gains of $550 thousand.

•	The decrease in other non-interest income of $69 thousand.

•	The increase in non-interest expense of $162 thousand.

•	The decrease in income tax expense of $105 thousand due to lower income before taxes and a reduction in the Company’s effective income tax rate.

Years ended December 31, 2005 compared to 2004:
(In thousands) Years ended December 31,	2005	2004	change

Income Statement Data
Interest and dividend income:
Mortgage and other loans	$12,792	$14,247	$(1,455)
Mortgage-backed securities	7,217	6,571	646
Federal funds sold	6,116	2,438	3,678
Other securities and investments	10,676	10,325	351

Total interest and dividend income	36,801	33,581	3,220
Total interest expense	15,141	12,729	(2,412)

Net interest income	21,660	20,852	808
Provision (credit) for loan losses	(53)	(242)	(189)
Gains on securities, net	679	1,229	(550)
Other non-interest income	1,238	1,307	(69)
Non-interest expense	12,514	12,352	(162)
Income tax expense	3,793	3,898	105

Net income	$7,323	$7,380	$(57)
Diluted earnings per share (in dollars):	$1.66	$1.64	$0.02

(In thousands) Years ended December 31,	2005	2004	change

Average Balance Sheet Data

Total average earning assets	$904,646	$955,267	$(50,621)
Total average deposits	$816,577	$862,691	$(46,114)

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
Condensed Consolidated Balance Sheets
(In thousands) at December 31,	2005	2004	change

Short-term investments	$167,787	$194,250	$(26,463)
Interest-bearing deposits in banks	898	2,718	(1,820)
Securities available for sale, at market value	453,472	443,753	9,719
Securities held to maturity, at amortized cost	6,137	4,877	1,260
Trading securities, at market value	9,282	59,013	(49,731)

Total investments	637,576	704,611	(67,035)
Total loans	225,730	236,198	(10,468)
Allowance for loan losses	(1,253)	(1,307)	54

Net loans	224,477	234,891	(10,414)
Other assets	36,626	36,666	(40)

Total assets	$898,679	$976,168	$(77,489)

Total deposits	$784,728	$849,465	$(64,737)
Escrow deposits of borrowers	1,059	1,074	(15)
Other liabilities	7,628	15,614	(7,986)

Total liabilities	793,415	866,153	(72,738)
Total stockholders’ equity	105,264	110,015	(4,751)

Total liabilities and stockholders’ equity	$898,679	$976,168	$(77,489)

Investments
At December 31, 2005 the Company’s investment portfolio consisted of short-term investments, interest-bearing deposits in banks, and securities available for sale, held to maturity and trading totaling $637.6 million representing 70.9% of total assets. This reflects a decrease of $67.0 million compared to $704.6 million or 72.2% of total assets at December 31, 2004. MASSBANK’s investment portfolio is concentrated in U.S. Treasury and Government agency securities and 15-year contractual life mortgage-backed securities issued by Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and other agency issuers. U.S. Treasury and Government agency securities totaled $318.5 million at year-end. This included $189.3 million in callable agency securities. The mortgage-backed securities portfolio totaled $141.5 million at December 31, 2005. MASSBANK’s strategy is to purchase liquid investments with short to intermediate maturities that generally match the Company’s deposit structure. This strategy seeks to maintain the Company’s overall interest rate risk position within policy requirements. The Company also holds $7.4 million in equity securities at December 31, 2005. In 2005, the Company increased its mortgage-backed securities portfolio from $127.6 million at December 31, 2004 to $141.5 million at December 31, 2005 to help improve its net interest margin. If the difference between longer term and short term interest rates widens to a sufficient extent in 2006, the Company will likely add to its mortgage-backed securities portfolio and reduce its short-term investments (primarily Federal funds sold) that totaled $167.8 million at December 31, 2005. We believe that this would likely improve the Company’s net interest margin.
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
Non-Performing Assets
Non-accrual loans, generally those loans that are 90 days or more delinquent, were $257 thousand at December 31, 2005, compared to $74 thousand at December 31, 2004. This represents 0.11% of total loans and 0.03% of total assets at December 31, 2005 . The Bank generally places all loans on non-accrual status at 90 days delinquent. The Bank had no real estate acquired through foreclosure at year-end 2005.
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
     Total deposits at December 31, 2005 were $784.7 million, compared to $849.5 million at December 31,2004. Increased competition for deposits and more attractive returns on other investment opportunities were the principal reasons for the deposit outflows.
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
     Interest on total deposits was $15.1 million for 2005 compared to $12.7 million for 2004. The average balance of total deposits was $816.6 million with an average cost of 1.85% for 2005 compared to an average balance of $862.7 million with an average cost of 1.48% for 2004. The decrease in average balance was due primarily to increased competition for deposits and more attractive returns on other investment opportunities. The increase in the average cost year to year is due primarily to the e Federal Reserve’s increases to short-term interest rates over the past year (which were partially passed on to our customers) as well as changes in the mix of deposits.

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
Non-Interest Income
Non-interest income consists of gains or losses on securities, deposit account service fees and other non-interest income. Non-interest income for the year ended December 31, 2005 decreased $619 thousand or 24.4% to $1.9 million, from $2.5 million for the year ended December 31, 2004. The decrease is due primarily to a decrease in net gains on securities available for sale and trading of $550 thousand, from $1.2 million in 2004 to $679 thousand in 2005. Net securities gains in 2005 were comprised of $725 thousand in net gains on equity securities and $46 thousand in net losses on debt securities. This compares to $1.5 million in net gains on equity securities and $299 thousand in net losses on debt securities in 2004. Deposit account service fees and other non-interest income combined were $1.2 million and $1.3 million, respectively, in 2005 and 2004.
Non-Interest Expense
Non-interest expense totaled $12.5 million for the twelve months ended December 31, 2005 compared to $12.4 million for the prior year, an increase of $162 thousand or 1.3%. Salaries and employee benefits, the largest component of non-interest expense increased $202 thousand or 2.8% to $7.5 million in 2005 from $7.3 million in 2004. The increase in salaries and employee benefits is due principally to broad based salary increases of $149 thousand and the increased costs of employee benefits. The Company’s other expenses consisting of deferred compensation plan expense, occupancy and equipment, data processing, advertising and marketing, deposit insurance and other expenses totaled $4.6 million in 2005 reflecting an increase of $106 thousand or 2.4% from the prior year. This was offset by a decrease in professional services expenses of $146 thousand, from $631 thousand in 2004 to $485 thousand in 2005. The decrease essentially results from a reduction in audit fees paid to our independent registered public accountants in 2005 compared to the prior year.
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

Contractual Obligations
The Company’s contractual cash obligations and commitments to extend credit as of December 31, 2006 are as follows:

	Payments Due or Commitments Expiring - by Period
		Less than	One to	Four to	More than
(In thousands)	Total	one year	three years	five years	five years

Contractual cash obligations:
Operating lease obligations	$1,390	$295	$458	$330	$307
Data processing service obligations(1)	1,511	590	921	—	—
Pension benefit obligations	347	347	—	—	—
Supplemental retirement benefit obligations	79	79	—	—	—

Total contractual cash obligations	$3,327	$1,311	$1,379	$330	$307

Other commitments:
Commitments to originate residential mortgage loans	$1,206	$1,206	$—	$—	$—
Unused lines of credit	28,779	842	7,764	5,167	15,006
Other loan commitments	2,554	217	1,882	26	429

Total other commitments(2)	$32,539	$2,265	$9,646	$5,193	$15,435

(1)	The fees charged by our data processing service provider fluctuate based on the number of deposit and loan accounts serviced and therefore have been estimated.

(2)	Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates. The total commitment amounts do not necessarily represent future cash requirements since many of the commitments may expire without being drawn upon.

Liquidity and Capital Resources
The Bank must maintain a sufficient level of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank’s primary sources of funds are deposits, loan and mortgage-backed securities amortization and prepayments, sales, calls or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in Federal funds sold (overnight) and money market funds, which can readily be converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 2006, the Bank had $139.2 million or 16.5% of total assets and $261.3 million or 31.0% of total assets invested, respectively, in Federal funds sold and money market funds, and United States obligations.
     The Bank is a Federal Deposit Insurance Corporation insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier I capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMELS rating system) are required to maintain a minimum leverage ratio of Tier I capital to total average assets of at least 3.00%. An additional 100 to 200 basis points are required for all but the se most highly rated institutions. The Bank is also required to maintain a minimum level of risk-based capital. Under the risk-based capital standards, FDIC insured institutions must maintain a Tier I capital to risk-weighted assets ratio of 4.00% and are generally expected to meet a minimum total qualifying capital to risk-weighted assets ratio of 8.00%. The risk-based capital guidelines take into consideration risk factors, as defined by the regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk-based capital ratios. Tier II capital components include supplemental capital components such as qualifying allowance for loan losses, qualifying subordinated debt and up to 45 percent of the pretax net unrealized holding gains on certain available for sale equity securities. Tier I capital plus the Tier II capital components are referred to as total qualifying capital.
     The capital ratios of the Bank and the Company currently exceed the minimum regulatory requirements. At December 31, 2006, the Bank had a leverage Tier I capital to average assets ratio of 12.39%, a Tier I capital to risk-weighted assets ratio of 34.77% and a total capital to risk-weighted assets ratio of 35.35%. The Company, on a consolidated basis, had ratios of leverage Tier I capital to average assets of 12.78%, Tier I capital to risk-weighted assets of 36.58% and total capital to risk-weighted assets of 37.17% at December 31, 2006.
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

Interest Rate Risk
The primary goal of interest-rate risk management is to control the Company’s exposure to interest rate risk both within limits approved by the Board and within narrower guidelines approved by the Risk Management and Asset/Liability Committee. These limits and guidelines reflect the Company’s tolerance for interest rate risk over both short-term and long-term time horizons. The Company monitors its interest rate exposures using a variety of financial tools, including income simulation models. These models, produced quarterly, estimate the effect that instantaneous and permanent “market interest rate shocks” of +/-100, 200 and 300 basis points would have on the Company’s net interest income, with no effect given to any steps that management might take to counter the effect of these interest rate movements. These results are compared to an existing interest rate scenario and a consensus forecast that represents the most likely future course of interest rates.
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
     Similarly, customers may have the right to prepay loans, particularly residential mortgage loans, at times without penalty. Additionally, the Company’s mortgage based assets (i.e., mortgage loans and mortgage-backed securities) are subject to prepayment risk and can prepay without penalty. This risk tends to increase when interest rates fall due to the benefits of refinancing. Since the future prepayment behavior of the Company’s customers is uncertain, the interest rate sensitivity of mortgage based assets cannot be determined exactly. Additionally, some of the Company’s callable U.S. Government agency securities may be called prior to maturity. As a result, the interest rate sensitivity of these investment securities cannot be determined precisely.
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

Interest rate risk (continued)
The Company, despite having a one-year negative GAP position as of year-end 2006, estimates that it would benefit from any significant rise in interest rates in 2007 rather than have its net interest income move in the opposite direction as the change in market interest rates as GAP theory postulates. (Net interest income, however, may be adversely affected by the shape of the yield curve). One of the more significant reasons for this is the fact that a GAP presentation does not reflect the degrees to which interest-earning assets and deposit costs respond to changes in market interest rates. The rates on all financial instruments do not always move by the same amount as the general change in market rates. Since the Company has elected to raise rates by less than the market movement on some savings and transaction-oriented accounts in response to a change in market rates, these deposits are included in the three months or less category. As a result, the Company’s one-year cumulative GAP position was converted from asset sensitive to liability sensitive as of year-end 2006.
     The Company has historically managed its interest rate GAP primarily by lengthening or shortening the maturity structure of its securities portfolio, by continually modifying the composition of its securities portfolio and by selectively pricing and marketing its various deposit products. In the current inverted yield curve environment, the Company’s strategy is to purchase liquid investments with short to intermediate maturities and currently not to pay market rates on short-term deposits.
     The following table presents the amounts of interest-earning assets and interest-bearing liabilities at December 31, 2006 that are assumed to mature or reprice during the periods indicated. The table also summarizes the Company’s GAP position at December 31, 2006. As of this date, the Company’s one-year cumulative GAP position was negative $296.0 million, representing approximately 35.1% of total assets compared to a negative GAP of $282.4 million or 31.4% of total assets at December 31, 2005. The cumulative GAP-asset ratio measures the direction and extent of imbalance between an institution’s assets and liabilities repricing through the end of a particular period.

	Interest Sensitivity Periods
	3 Months	3 to 6	6 Months	1 to 5	Over
(In thousands)	or Less	Months	to 1 Year	Years	5 Years	Total

Interest-earning assets:
Loans(3)	$16,053	$7,696	$16,465	$95,536	$73,177	$208,927
Short-term investments:
Federal funds sold	117,104	—	—	—	—	117,104
Money market investment fund	22,133	—	—	—	—	22,133
Term Federal funds sold	41,000	—	—	—	—	41,000
Interest-bearing deposits in banks	3	—	—	—	—	3
Securities available for sale(3) (5)	53,881	26,987	42,750	227,568	56,418	407,604
Securities held to maturity	189	182	346	2,033	2,646	5,396
Trading securities	1,931	—	—	—	—	1,931

Total interest-earning assets	$252,294	$34,865	$59,561	$325,137	$132,241	$804,098

Interest-bearing liabilities:
Deposits(1) (2) (4)	$527,659	$52,091	$63,016	$54,264	$304	$697,334

Total interest-bearing liabilities	$527,659	$52,091	$63,016	$54,264	$304	$697,334

GAP for period	$(275,365)	$(17,226)	$(3,455)	$270,873	$131,937	$106,764
Cumulative GAP — December 31, 2006	$(275,365)	$(292,591)	$(296,046)	$(25,173)	$106,764
Cumulative GAP as a percent of total assets	(32.6)%	(34.7)%	(35.1)%	(3.0)%	12.7%

Cumulative GAP — December 31, 2005	$(297,094)	$(309,173)	$(282,412)	$(41,165)	$104,845

(1)	Excludes non-interest bearing demand accounts of $27,004 thousand.

(2)	Includes escrow deposits of borrowers of $1,006 thousand.

(3)	Loans and mortgage-backed securities reflect regular amortization of principal and prepayment estimates. Callable U.S. Government agency securities of $163,743 thousand are shown in the period they are expected to be called or reprice, otherwise they are shown based on their maturity date. It is assumed that a security will be called if the coupon rate on the security exceeded market interest rates at year-end 2006 .

(4)	It is assumed that the Bank’s Savings and NOW account rates will be increased within 3 months or less.

(5)	Excludes net unrealized losses on securities available for sale of $(4,525) thousand.

Interest rate risk (continued)
     The following table shows the Company’s financial instruments that are sensitive to changes in interest rates, categorized by expected call date or maturity, and the instruments’ fair values as of December 31, 2006.
Expected Maturity Date
At December 31, 2006

								Fair Value
(In thousands)	2007	2008	2009	2010	2011	Thereafter	Total	at 12/31/06

Interest sensitive assets:
Fixed rate securities(5)	$112,968	$101,686	$50,940	$36,008	$23,966	$56,071	$381,639	$377,197
Average interest rate(1)	4.04%	3.91%	4.60%	4.63%	5.11%	6.39%	4.55%
Variable rate securities(2)(5)	11,366	—	9,000	4,000	4,000	2,995	31,361	31,158
Average interest rate(1)	3.98%	—	3.67%	5.00%	5.19%	4.58%	4.23%
Trading securities(6)	1,931	—	—	—	—	—	1,931	1,931
Average interest rate	0.57%	—	—	—	—	—	0.57%
Fixed rate loans	25,632	21,120	18,504	17,158	17,391	71,649	171,454	165,643
Average interest rate	5.42%	5.47%	5.49%	5.47%	5.51%	5.28%	5.39%
Variable rate loans	14,583	5,433	7,586	3,573	4,852	1,446	37,473	36,335
Average interest rate	7.40%	5.98%	5.98%	6.23%	6.59%	5.63%	6.41%
Other fixed rate assets(4)	41,000	—	—	—	—	—	41,000	41,000
Average interest rate	5.29%	—	—	—	—	—	5.29%
Other variable rate assets(3)	139,240	—	—	—	—	—	139,240	139,240
Average interest rate	5.14%	—	—	—	—	—	5.14%

Total interest sensitive assets	$346,720	$128,239	$86,030	$60,739	$50,209	$$132,161	$804,098	$792,504

Interest sensitive liabilities:
Savings and money market deposit accounts	$344,808	$—	$—	$—	$—	$—	$344,808	$344,808
Average interest rate	3.1.96%	—	—	—	—	—	1.96%
Fixed rate certificates of deposit	176,142	44,332	7,831	1,242	859	304	230,710	230,348
Average interest rate	4.30%	4.62%	4.52%	4.36%	4.48%	4.93%	4.38%
Variable rate certificates of deposit	27,106	15,874	13,300	12,674	—	—	68,954	68,954
Average interest rate	5.50%	5.51%	5.69%	5.69%	—	—	5.57%
NOW accounts	51,856	—	—	—	—	—	51,856	51,856
Average interest rate	0.53%	—	—	—	—	—	0.53%
Escrow deposits of borrowers	1,006	—	—	—	—	—	1,006	1,006
Average interest rate	0.75%	—	—	—	—	—	0.75%

Total interest sensitive liabilities	$600,918	$60,206	$21,131	$13,916	$859	$304	$697,334	$696,972

(1)	Securities rates presented are on a tax equivalent basis.

(2)	Includes equity securities.

(3)	Consist of Federal funds sold (overnight), money market investment funds and interest-bearing bank money market accounts.

(4)	Consist of term Federal funds sold.

(5)	Securities presented are at amortized cost.

(6)	Securities presented are at market value.
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
Other Market Risks
The Company’s investment securities portfolio includes equity securities with a market value of approximately $7.4 million at December 31, 2006. The net unrealized losses on these securities totaled $14 thousand at year-end 2006. Movements in equity prices may effect the amount of securities gains or losses which the Company realizes from the sale of these securities and thus may have an impact on earnings.

Average Balance Sheets

(In thousands) Years ended December 31,	2006			2005			2004

		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate

Assets:

Earning assets:
Federal funds sold	$155,556	$7,731	4.97%	$192,154	$6,116	3.18%	$186,615	$2,438	1.31%
Short-term investments(4)	5,691	289	5.08	1,653	53	3.21	15,870	239	1.51
Securities available for sale:
Investment securities(2)	308,716	12,124	3.93	313,708	9,923	3.16	324,239	9,002	2.78
Mortgage-backed securities(2)	135,267	7,293	5.39	129,850	6,961	5.36	112,445	6,398	5.69
Mortgage-backed securities held to maturity	5,695	299	5.25	4,989	256	5.13	3,402	173	5.09
Trading securities	5,657	201	3.55	32,222	772	2.40	69,345	1,145	1.65
Mortgage loans(3)	207,650	11,305	5.44	220,020	12,111	5.50	232,709	13,578	5.83
Other loans(3)	9,610	765	7.96	10,050	681	6.78	10,642	669	6.29

Total earning assets	833,842	40,007	4.80%	904,646	36,873	4.07%	955,267	33,642	3.52%

Allowance for loan losses	(1,299)			(1,266)			(1,460)

Total earning assets less allowance for loan losses	832,543			903,380			953,807
Other assets	26,655			25,174			25,541

Total assets	$859,198			$928,554			$979,348

Liabilities:

Deposits:
Demand and NOW	$80,188	228	0.28%	$85,326	187	0.22%	$85,066	171	0.20%
Savings	389,260	7,043	1.81	499,772	7,949	1.59	585,239	8,563	1.46
Time certificates of deposit	280,989	11,680	4.16	231,479	7,005	3.03	192,386	3,995	2.08

Total deposits	750,437	18,951	2.53%	816,577	15,141	1.85%	862,691	12,729	1.48%

Other liabilities	4,434			4,984			6,660

Total liabilities	754,871			821,561			869,351

Stockholders’ Equity	104,327			106,993			109,997

Total liabilities and stockholders’ equity	$859,198			$928,554			$979,348

Net interest income (tax- equivalent basis)		21,056			21,732			20,913
Less adjustment of tax- exempt interest income		68			72			61

Net interest income		$20,988			$21,660			$$20,852

Interest rate spread(5)			2.27%			2.22%			2.04%

Net interest margin(6)			2.53%			2.40%			2.19%

(1)	Income on equity securities is included on a tax equivalent basis.

(2)	Averages balances include net unrealized gains (losses) on securities available for sale.

(3)	Loans on non-accrual status are included in average balances.

(4)	Short-term investments consist of interest-bearing deposits in banks and investments in money market funds.

(5)	Interest rate spread represents the difference between the yield on earning assets and the cost of the Company’s deposits.

(6)	Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

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

	2006 Compared to 2005			2005 Compared To 2004
(In thousands)	Increase (Decrease)			Increase (Decrease)
Years ended December 31,	Due To			DUE TO

	Volume	Rate	Total	Volume	Rate	Total

Interest and dividend income:
Federal funds sold	$(1,331)	$2,946	$1,615	$75	$3,603	$3,678
Short-term investments	191	45	236	(321)	135	(186)
Investment securities	(159)	2,358	2,199	(298)	1,220	922
Mortgage-backed securities	330	45	375	1,032	(386)	646
Trading securities	(812)	247	(565)	(759)	374	(385)
Mortgage loans	(675)	(131)	(806)	(720)	(747)	(1,467)
Other loans	(31)	115	84	(38)	50	12

Total interest and dividend income	(2,487)	5,625	3,138	(1,029)	4,249	3,220

Interest expense:
Deposits:
Demand and NOW	(12)	53	41	1	15	16
Savings	(1,907)	1,001	(906)	(1,319)	705	(614)
Time certificates of deposit	1,702	2,973	4,675	926	2,084	3,010

Total interest expense	(217)	4,027	3,810	(392)	2,804	2,412

Net interest income	$(2,270)	$1,598	$(672)	$(637)	$1,445	$808

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

Recent Accounting Pronouncements
Interpretation No. 48, Accounting for Uncertainty In Income Taxes, An Interpretation of Sfas No. 109
In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement No. 109.
     FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax position s that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48. The Company is currently evaluating the potential financial impact of adopting FIN 48.
SAB No. 108, Considering the Effects of Prior Year Misstatements When Qualifying Misstatements
In Current Year Financial Statements
In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108 to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that the Company quantify misstatements based on their impact on each of the Company’s financial statements and related disclosures. SAB 108 is effective as of the first fiscal year ending after November 15, 2006, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006, for errors that were not previously deemed material, but are material under the guidance in SAB No. 108. The adoption of SAB No. 108 did not have a material effect on Massbank Corp.’s financial condition or results of operations.
SFAS No. 157, Fair Value Measurements
In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, that SFAS No. 157 will have on its financial position and results of operations. The Company will adopt the provisions of this statement January 1, 2008.
SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,
an amendment of Sfas Nos. 87, 88, 106 and 132(r)
In September 2006, FASB issued SFAS No. 158, which requires employers to recognize the under-funded or over-funded status of a defined benefit plan as an asset or liability in its statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for the years ending after December 15, 2006, with changes in the funded status recognized through comprehensive income in the year in which they occur.
     SFAS No. 158 will not change the amount of net periodic benefit expense recognized in an entity’s results of operations. As such, the adoption did not have an impact to the Company’s results of operations in 2006.
     SFAS No. 158 also requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new measurement date requirement applies for fiscal years ending after December 15, 2008.
     On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158. The effect of adopting SFAS No. 158 on the Company’s financial condition at December 31, 2006 has been included in the accompanying consolidated financial statements. SFAS No. 158 did not have an affect on the Company’s consolidated financial condition at December 31, 2005 or 2004. See Note 15 of Notes to Consolidated Financial Statements for further discussion.

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
Management’s Assessment of Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting for Massbank Corp. Management has assessed the effectiveness of Massbank Corp.’s internal control and procedures over financial reporting using criteria described in “Internal Control — Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that the Company maintained an effective system of internal control over financial reporting as of December 31, 2006. Massbank Corp.’s independent registered public accounting firm has issued an attestation report, dated March 6, 2007, on management’s assessment of Massbank Corp.s internal control over financial reporting, which is included in this annual report.
Gerard H. Brandi
Chairman, President and CEO
Reginald E. Cormier
Sr. Vice President, Treasurer and CFO

report of independent registered public accounting firm
The Board of Directors and Stockholder
Massbank Corp.:
We have audited the accompanying consolidated balance sheets of Massbank Corp. and Subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. We also have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Massbank Corp. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Massbank Corp.’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits. The consolidated financial statements of Massbank Corp. and Subsidiaries as of December 31, 2004, were audited by other auditors whose report dated March 14, 2005, expressed an unqualified opinion on those statements.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Massbank Corp. and Subsidiaries as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, management’s assessment that Massbank Corp. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, Massbank Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Certified Public Accountants, Inc.
Boston, Massachusetts
March 6, 2007

Massbank Corp. and Subsidiaries
Consolidated Balance Sheets

(In thousands except share data) At December 31,	2006	2005

Assets:
Cash and due from banks	$8,650	$9,590
Short-term investments (Note 2)	139,240	167,787

Total cash and cash equivalents	147,890	177,377

Interest-bearing deposits in banks	—	898
Term Federal funds sold	41,000	—
Securities available for sale, at market value (amortized cost of $407,604 in 2006 and $458,297 in 2005) (Note 3)	403,079	453,472
Securities held to maturity, at amortized cost (market value of $5,276 in 2006 and $6,022 in 2005) (Note 3)	5,396	6,137
Trading securities, at market value (Note 4)	1,931	9,282
Loans (Notes 5 and 7):
Mortgage loans	199,253	215,904
Other loans	9,674	9,826

Total loans	208,927	225,730
Allowance for loan losses (Note 6)	(1,382)	(1,253)

Net loans	207,545	224,477

Premises and equipment (Note 9)	7,085	6,525
Real estate held for resale	425	—
Accrued interest and income receivable	5,083	3,898
Goodwill	1,090	1,090
Income tax receivable, net	88	—
Deferred income tax asset, net (Note 12)	3,347	3,240
Other assets	19,563	12,283

Total assets	$843,522	$898,679

Liabilities and Stockholders’ Equity:
Deposits (Note 10):
Demand and NOW	$78,860	$82,250
Savings	344,808	441,541
Time certificates of deposit	299,664	260,937

Total deposits	723,332	784,728
Escrow deposits of borrowers	1,006	1,059
Accrued income taxes, net	—	35
Allowance for loan losses on off-balance sheet credit exposures	345	517
Other liabilities	11,954	7,076

Total liabilities	736,637	793,415

Commitments and contingent liabilities (Notes 8 and 9)
Stockholders’ equity (Notes 12, 14, 15 and 16):
Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued	—	—
Common stock, par value $1.00 per share; 10,000,000 shares authorized, 7,850,317 and 7,811,680 shares issued in 2006 and 2005, respectively	7,850	7,812
Additional paid-in capital	57,953	57,067
Retained earnings	107,055	104,743

	172,858	169,622
Treasury stock at cost, 3,532,663 and 3,483,163 shares in 2006 and 2005, respectively	(62,902)	(61,281)
Accumulated other comprehensive income (loss)	(3,071)	(3,077)
Shares held in rabbi trust at cost, 17,944 and 15,644 shares in 2006 and 2005, respectively	(426)	(351)
Deferred compensation obligation	426	351

Total stockholders’ equity	106,885	105,264

Total liabilities and stockholders’ equity	$843,522	$898,679

See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Consolidated Statements of Income

(In thousands except share data) Years ended December 31,	2006	2005	2004

Interest and dividend income:
Mortgage loans	$11,305	$12,111	$13,578
Other loans	765	681	669
Securities available for sale:
Mortgage-backed securities	7,293	6,961	6,398
Other securities	12,062	9,863	8,941
Mortgage-backed securities held to maturity	299	256	173
Trading securities	195	760	1,145
Federal funds sold	7,731	6,116	2,438
Other investments	289	53	239

Total interest and dividend income	39,939	36,801	33,581

Interest expense:
Deposits:
NOW	228	187	171
Savings	7,043	7,949	8,563
Time certificates of deposit	11,680	7,005	3,995

Total interest expense	18,951	15,141	12,729

Net interest income	20,988	21,660	20,852
Provision (credit) for loan losses (Note 6)	123	(53)	(242)

Net interest income after provision (credit) for loan losses	20,865	21,713	21,094

Non-interest income:
Deposit account service fees	343	393	448
Gains on securities available for sale, net	736	515	1,361
Gains (losses) on trading securities, net	61	164	(132)
Option fees	150	—	—
Deferred compensation plan income	178	84	108
Other	737	761	751

Total non-interest income	2,205	1,917	2,536

Non-interest expense:
Salaries and employee benefits	7,338	7,463	7,261
Deferred compensation plan expense	263	172	167
Occupancy and equipment	2,176	2,212	2,169
Data processing	583	540	521
Professional services	553	485	631
Advertising and marketing	139	155	110
Deposit insurance	126	145	160
Other	1,182	1,342	1,333

Total non-interest expense	12,360	12,514	12,352

Income before income taxes	10,710	11,116	11,278
Income tax expense (Note 12)	3,683	3,793	3,898

Net income	$7,027	$7,323	$7,380

Weighted average common shares outstanding:
Basic	4,325,879	4,365,932	4,408,293
Diluted	4,360,688	4,422,529	4,501,537
Earnings per share (in dollars):
Basic	$1.62	$1.68	$1.67
Diluted	1.61	1.66	1.64

See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Consolidated Statements of Cash Flows

(In thousands) Years ended December 31,	2006	2005	2004

Cash flows from operating activities:
Net income	$7,027	$7,323	$7,380
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	669	642	676
Share-based payment compensation	60	—	—
Loan interest capitalized	(11)	(9)	(8)
(Increase) decrease in accrued interest and income receivable	(1,185)	(482)	438
Increase (decrease) in other liabilities	554	(22)	276
(Increase) decrease in income tax receivable, net	(88)	164	161
Amortization of premiums (accretion of discounts) on securities, net	(79)	(48)	566
Net trading securities activity	7,412	49,895	13,488
Gains on securities available for sale, net	(736)	(515)	(1,361)
Appreciation on donated equity securities	5	—	—
(Gains) losses on trading securities, net	(61)	(164)	132
Decrease in deferred mortgage loan origination fees, net of amortization	(27)	(113)	(231)
(Decrease) increase in accrued income taxes, net	(35)	35	—
Deferred income tax expense (benefit)	(56)	250	28
(Increase) decrease in other assets	(3,301)	(5,088)	847
Provision (credit) for loan losses	123	(53)	(242)
Provision (credit) for loan losses on off-balance sheet credit exposures	(172)	(71)	(38)
Gains on sales of premises and equipment	(3)	—	(4)

Net cash provided by operating activities	10,096	51,744	22,108

Cash flows from investing activities:
Purchases of term Federal funds	(41,000)	(15,000)	—
Proceeds from maturities of term Federal funds	—	15,000	—
Net decrease in interest-bearing bank deposits	898	1,820	2,967
Proceeds from sales of investment securities available for sale	20,405	28,252	28,942
Proceeds from maturities and redemption of investment securities held to maturity and available for sale	122,250	103,961	207,509
Purchases of investment securities available for sale	(91,205)	(132,546)	(225,318)
Purchases of mortgage-backed securities available for sale	(25,943)	(47,696)	(63,922)
Purchases of mortgage-backed securities held to maturity	—	(1,581)	(4,925)
Principal repayments of mortgage-backed securities	26,730	31,450	35,671
Principal repayments of securities available for sale	2	—	1
Donated equity securities	5	—	—
Loans originated	(21,736)	(48,874)	(60,332)
Loan principal payments received	38,583	59,460	77,369
Purchases of premises and equipment	(1,654)	(700)	(193)
Proceeds from sales of premises and equipment	3	—	4

Net cash provided by (used in) investing activities	27,338	(6,454)	(2,227)

(Continued)

Massbank Corp. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)

(In thousands) Years ended December 31,	2006	2005	2004

Cash flows from financing activities:
Net decrease in deposits	(61,396)	(64,737)	(33,043)
Decrease in escrow deposits of borrowers	(53)	(15)	(65)
Payments to acquire treasury stock	(1,621)	(4,487)	(2,617)
Purchase of company stock for deferred compensation plan, net of distributions	(75)	(30)	(38)
Increase in deferred compensation obligation	75	30	38
Options exercised, including tax benefit	864	1,830	944
Cash dividends paid on common stock	(4,715)	(4,583)	(4,415)

Net cash used in financing activities	(66,921)	(71,992)	(39,196)

Net decrease in cash and cash equivalents	(29,487)	(26,702)	(19,315)
Cash and cash equivalents at beginning of year	177,377	204,079	223,394

Cash and cash equivalents at end of year	$147,890	$177,377	$204,079

Supplemental cash flow disclosures:
Cash transactions:
Cash paid during the year for interest	$18,950	$15,203	$12,769
Cash paid during the year for taxes, net of refunds	3,745	3,002	3,401

Non-cash transactions:
Transfer of property from premises and equipment to real estate held for resale	$425	$—	$—

See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity

(In thousands except share data) Years ended December 31, 2006, 2005 and 2004

					Accumulated	Shares
		Additional			other	held in	Deferred
	Common	paid-in	Retained	Treasury	comprehensive	Rabbi	compensation
	stock	capital	earnings	stock	income	Trust	obligation	Total

Balance at December 31, 2003	$7,688	$54,417	$99,038	$(54,177)	$3,961	$(515)	$515	$110,927
Net Income	—	—	7,380	—	—	—	—	7,380
Other comprehensive loss, net of tax:
Unrealized losses on securities, net of reclassification adjustment (Note 1)	—	—	—	—	(2,204)	—	—	(2,204)

Comprehensive income	—	—	—	—	—	—	—	5,176
Cash dividends paid ($1.00 per share)	—	—	(4,415)	—	—	—	—	(4,415)
Purchase of treasury stock	—	—	—	(2,617)	—	—	—	(2,617)
Purchase of company stock for deferred compensation plan, net of distributions	—	—	—	—	—	(38)	38	—
Exercise of stock options	48	588	—	—	—	—	—	636
Tax benefit on stock options exercised	—	308	—	—	—	—	—	308

Balance at December 31, 2004	7,736	55,313	102,003	(56,794)	1,757	(553)	553	110,015
Net Income	—	—	7,323	—	—	—	—	7,323
Other comprehensive loss, net of tax:
Unrealized losses on securities, net of reclassification adjustment (Note 1)	—	—	—	—	(4,834)	—	—	(4,834)

Comprehensive income	—	—	—	—	—	—	—	2,489
Cash dividends paid ($1.05 per share)	—	—	(4,583)	—	—	—	—	(4,583)
Purchase of treasury stock	—	—	—	(4,487)	—	—	—	(4,487)
Purchase of company stock for deferred compensation plan	—	—	—	—	—	(30)	30	—
Distribution of company stock from deferred compensation plan	—	—	—	—	—	232	(232)	—
Exercise of stock options	76	1,412	—	—	—	—	—	1,488
Tax benefit on stock options exercised	—	342	—	—	—	—	—	342

Balance at December 31, 2005	7,812	57,067	104,743	(61,281)	(3,077)	(351)	351	105,264
Net Income	—	—	7,027	—	—	—	—	7,027
Other comprehensive income, net of tax:
Unrealized gains on securities, net of reclassification adjustment (Note 1)	—	—	—	—	202	—	—	202
Pension liability adjustment to initially apply SFAS No. 158, net of tax	—	—	—	—	(196)	—	—	(196)

Comprehensive income	—	—	—	—	—	—	—	7,033
Share-based payment compensation	—	60	—	—	—	—	—	60
Cash dividends paid ($1.09 per share)	—	—	(4,715)	—	—	—	—	(4,715)
Purchase of treasury stock	—	—	—	(1,621)	—	—	—	(1,621)
Purchase of company stock for deferred compensation plan	—	—	—	—	—	(75)	75	—
Exercise of stock options	38	712	—	—	—	—	—	750
Tax benefit on stock options exercised	—	114	—	—	—	—	—	114

Balance at December 31, 2006	$7,850	$57,953	$107,055	$(62,902)	$(3,071)	$(426)	$426	$106,885

     See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2006, 2005 and 2004
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

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Knabssam LLC and Massbank and its subsidiaries: Readibank Properties, Inc., Readibank Investment Corporation and Melbank Investment Corporation.

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

Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market conditions, interest rates, prepayment risk, the need to increase regulatory capital and other factors. The Company records investment securities available for sale at aggregate market value with the net unrealized holding gains or losses reported, net of tax effect, as a separate component of stockholders’ equity until realized. As of December 31, 2006, stockholders’ equity included approximately $2.9 million of accumulated other comprehensive loss, representing the net unrealized losses on securities available for sale, less applicable income tax benefits.

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

Impairment on loans for which it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement are measured on a discounted cash flow method, or at the loan’s observable market price, or at the fair value of the collateral if the loan is collateral dependent. However, impairment must be measured based on the fair value of the collateral if it is determined that foreclosure is probable. Impaired loans consist of all nonaccrual commercial loans.

Allowance for Loan Losses and Allowance for Loan Losses on Off-Balance Sheet Credit Exposures

The Company maintains an allowance for possible losses that are inherent in the Company’s loan portfolio. The allowance for loan losses is increased by provisions charged to operations based on the estimated loan loss exposure inherent in the portfolio. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired, general loss allocations for various loan types based on historical loss experience factors and an unallocated allowance which is maintained based on management’s assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers’ ability to pay, and trends in loan delinquencies and charge-offs. Realized losses, net of recoveries, are charged directly to the allowance. While management uses the information available in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

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

Real Estate Held for Resale

Real estate held for resale consists of a parcel of land owned by the Company’s subsidiary, Knabssam LLC that is not being used for operations purposes. The land is carried at cost. The Company, through its subsidiary, has granted a local developer an option purchase the land. As consideration for this option, the developer will make quarterly option payments to Knabssam LLC until the option is either exercised and the closing transaction for the purchase occurs or the option is allowed to lapse. The closing is expected to take place in the third quarter of 2007. Option payments received prior to the expiration of the option period in August 2007 are not applied towards the purchase price and are not refundable. Under the option agreement, the option period may be extended in accordance with the terms of the agreement.

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

Share-based Payment

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors, including stock option grants, based on estimated fair values. SFAS 123(R) supersedes previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) for periods beginning in fiscal year 2006.

SFAS 123(R) requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Consolidated Statements of Income. The Company adopted SFAS 123(R) using the modified prospective transition method that requires the application of the accounting standard starting the first day of the fiscal year, January 1, 2006 for the Company. Under this method, compensation expense is also recognized for stock based awards that are modified after December 31, 2005. The Company’s Consolidated Financial Statements, as of and for the year ended December 31, 2006, reflect the impact of SFAS 123(R). Stock-based compensation expense for the year ended December 31, 2006 totaled $60,000. This stock-based compensation expense is related to the 34,250 stock options granted to employees and directors in 2006, net of any forfeitures, accounted for under SFAS 123(R) and to the modification of 11,250 stock options in 2006, due to the retirement of a Company director. Typically, when a director ceases to be a director by reason of the director’s retirement after reaching the mandatory retirement age of 72, the Board has voted to extend the date that the director’s outstanding options shall become fully exercisable from a period of three months from the date of termination to a period of five years from the date of retirement or until the expiration date, if earlier. As required by SFAS 123(R), the change in fair value resulting from this modification has been included in expense. The stock options that were granted in 2006 were granted at an exercise price equal to the Company’s closing stock price at the date of grant. The stock options issued vest at 20% per year over 5 years and have a contractual term of ten years.

Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Under the intrinsic value based method, no stock-based compensation expense for employee stock options was recognized in the Company’s Consolidated Financial Statements, because the exercise price of the stock options granted to the Company’s employees and directors equaled the fair market value of the underlying stock at the date of grant. In accordance with the modified prospective transition method the Company used in adopting SFAS 123(R), the Company’s earnings results prior to fiscal year 2006 have not been restated to reflect, and do not include, the possible impact of SFAS 123(R). Prior to 2006, the stock options issued by the Company had a contractual term of ten years and vested immediately at the time of issuance.

Upon adoption of SFAS 123(R), the Company selected the Black-Scholes option-pricing model as the most appropriate method for determining the estimated fair value for stock-based awards.

1.	Summary of Significant Accounting Policies (continued)

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 in 2005 and 2004.

(In thousands except per share data) Years Ended December 31,	2005	2004

Net income, as reported	$7,323	$7,380
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects(1)	(161)	(170)

Pro forma net income	$7,162	$7,210

Earnings per share:
Basic – as reported	$1.68	$1.67
Basic – pro forma	1.64	1.64

Diluted – as reported	$1.66	$1.64
Diluted – pro forma	1.62	1.60

Weighted average fair value per share	$8.11	$9.55
Expected term (years)	7.3 years	7.3 years
Risk-free interest rate	3.97%	3.49%
Volatility	21.2%	21.9%
Dividend yield	2.8%	2.3%

(1)	A Black-Scholes option pricing model was used to determine the fair values of the options granted.
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

A reconciliation of the weighted average shares outstanding for the years ended December 31, 2006, 2005 and 2004 follows:

(In thousands) Years ended December 31,	2006	2005	2004

Basic shares	4,326	4,366	4,408
Dilutive impact of stock options	35	57	94

Diluted shares	4,361	4,423	4,502

1.	Summary of Significant Accounting Policies (continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects at December 31 are as follows:

(In thousands)Years ended December 31,	2006	2005	2004

Unrealized holding gains (losses) on available for sale securities and when issued securities contracts arising during period	$1,027	$(7,221)	$(2,242)
Less: reclassification adjustment for gains realized in income	735	515	1,361

Net unrealized gains (losses)	292	(7,736)	(3,603)
Tax (expense) or benefit	(90)	2,902	1,399

Net unrealized gains (losses), net of tax	202	(4,834)	(2,204)

Pension liability adjustment to initially apply SFAS No. 158	(337)	—	—
Tax benefit	141	—	—

Pension liability adjustment, net of tax	(196)	—	—

Other comprehensive income (loss)	$6	$(4,834)	$(2,204)

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents consist of cash and due from banks, and short-term investments with original maturities of less than 90 days.

As a regulated financial institution, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in “Cash and Due from Banks,” was $4.6 million and $7.6 million at December 31, 2006 and 2005, respectively.

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

2.	Short-Term Investments

Short-term investments consist of the following:

(In thousands)At December 31,	2006	2005

Federal funds sold (overnight)	$117,104	$152,785
Term Federal funds sold	—	15,000
Money market investment funds	22,133	—
Interest-bearing bank money market accounts	3	2

Total short-term investments	$139,240	$167,787

The investments above are stated at cost which approximates market value.

3.	Investment Securities

The amortized cost and market value of investment securities follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
(In thousands) At December 31, 2006	Cost	Gains	Losses	Value

Securities held to maturity:
Mortgage-backed securities:
Federal National Mortgage Association	$5,396	$—	$(120)	$5,276

Total	$5,396	$—	$(120)	$5,276

Securities available for sale:
Debt securities:
U.S. Treasury obligations	$22,018	$—	$(309)	$21,709
U.S. Government agency obligations	242,775	10	(3,238)	239,547

Total	264,793	10	(3,547)	261,256

Mortgage-backed securities:
Government National Mortgage Association	1,554	19	—	1,573
Federal Home Loan Mortgage Corporation	131,399	602	(1,555)	130,446
Federal National Mortgage Association	2,418	—	(40)	2,378
Collateralized mortgage obligations	74	—	—	74

Total mortgage-backed securities	135,445	621	(1,595)	134,471

Total debt securities	400,238	631	(5,142)	395,727

Equity securities	7,366	589	(603)	7,352

Total securities available for sale	407,604	$1,220	$(5,745)	$403,079

Net unrealized losses on securities available for sale	(4,525)

Total securities available for sale, net	403,079

Total investment securities, net	$408,475

The amortized cost and market value of investment securities follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
(In thousands) At December 31, 2005	Cost	Gains	Losses	Value

Securities held to maturity:
Mortgage-backed securities:
Federal National Mortgage Association	$6,137	$—	$(115)	$6,022

Total	$6,137	$—	$(115)	$6,022

Securities available for sale:
Debt securities:
U.S. Treasury obligations	$77,051	$—	$(935)	$76,116
U.S. Government agency obligations	239,024	10	(4,497)	234,537

Total	316,075	10	(5,432)	310,653

Mortgage-backed securities:
Government National Mortgage Association	3,262	89	—	3,351
Federal Home Loan Mortgage Corporation	128,942	1,003	(1,058)	128,887
Federal National Mortgage Association	3,138	2	(37)	3,103
Collateralized mortgage obligations	92	—	(1)	91

Total mortgage-backed securities	135,434	1,094	(1,096)	135,432

Total debt securities	451,509	1,104	(6,528)	446,085

Equity securities	6,788	722	(123)	7,387

Total securities available for sale	458,297	$1,826	$(6,651)	$453,472

Net unrealized losses on securities available for sale	(4,825)

Total securities available for sale, net	453,472

Total investment securities, net	$459,609

3.	Investment Securities (continued)

During the years ended December 31, 2006, 2005 and 2004, the Company realized gains and losses on sales of securities available for sale as follows:

(In thousands) At December 31,	2006		2005		2004
	Realized		Realized		Realized
	Gains	Losses	Gains	Losses	Gains	Losses

Sales:
U.S. Treasury obligations	$—	$(105)	$29	$(55)	$35	$(68)
Marketable equity securities	1,083	(248)	761	(220)	1,720	(326)
Securities donated to Massbank Charitable Foundation:
Marketable equity securities	5	—	—	—	—	—

Total realized gains (losses)	$1,088	$(353)	$790	$(275)	$1,755	$(394)

Proceeds from sales of debt securities available for sale during 2006, 2005 and 2004 were $9.9 million, $22.0 million and $18.3 million, respectively. Proceeds from sales of equity securities available for sale during 2006, 2005 and 2004, were $10.5 million, $6.3 million and $10.6 million, respectively.

There were no sales of investment securities held to maturity during 2006, 2005 and 2004.

The amortized cost and market value of debt securities available for sale by contractual maturity are as follows:

(In thousands) At December 31,	2006		2005
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value

Investment securities available for sale:
U.S. Treasury obligations:
Maturing within 1 year	$14,019	$13,911	$50,950	$50,595
Maturing after 1 year but within 5 years	7,999	7,798	26,101	25,521

Total	22,018	21,709	77,051	76,116

U.S. Government agency obligations:
Maturing within 1 year	75,000	74,594	45,999	45,612
Maturing after 1 year but within 5 years	150,745	148,246	171,992	168,254
Maturing after 5 years but within 10 years	15,995	15,706	19,996	19,665
Maturing after 10 years but within 15 years	1,035	1,001	1,037	1,006

Total	242,775	239,547	239,024	234,537

Mortgage-backed securities:
Maturing within 1 year	100	101	19	20
Maturing after 1 year but within 5 years	7,508	7,666	7,238	7,451
Maturing after 5 years but within 10 years	17,155	17,473	22,333	22,955
Maturing after 10 years but within 15 years	110,608	109,157	105,779	104,940
Maturing after 15 years	74	74	65	66

Total	135,445	134,471	135,434	135,432

Total debt securities available for sale	400,238	395,727	451,509	446,085

Net unrealized losses on debt securities available for sale	(4,511)	—	(5,424)	—

Total debt securities available for sale, net carrying value	$395,727	$395,727	$446,085	$446,085

Maturities of mortgage-backed securities are shown at final contractual maturity and do not reflect any principal amortization or prepayments.

Included in U.S. Government agency obligations are investments that can be called prior to final maturity with an amortized cost of $163.7 million and a market value of $161.3 million at December 31, 2006 and an amortized cost of $193.0 million and a market value of $189.3 million at December 31, 2005.

3.	Investment Securities (continued)

The fair value and unrealized losses of temporarily impaired investments aggregated by category of investments is as follows:

(In thousands) At December 31, 2006	Less Than 12 months		12 Months or longer		Total

		Unrealized		Unrealized		Unrealized
Description of Securities	Fair value	Losses	Fair Value	Losses	Fair Value	Losses

Debt securities available for sale and held to maturity:
U.S. Treasury obligations	$—	$—	$21,709	$(309)	$21,709	$(309)
U.S. Government agency obligations	48,670	(79)	178,832	(3,159)	227,502	(3,238)
Mortgage-backed securities	38,135	(203)	68,953	(1,512)	107,088	(1,715)

Total debt securities	86,805	(282)	269,494	(4,980)	356,299	(5,262)
Equity securities	3,292	(603)	—	—	3,292	(603)

Total temporarily impaired securities	$90,097	$(885)	$269,494	$(4,980)	$359,591	$(5,865)

As of December 31, 2006, management concluded that the unrealized losses above are temporary in nature since they are not related to the underlying credit quality of the issuers, and the Company has the intent and ability to hold these investments for a time necessary to recover its cost. The losses above (with the exception of the equity securities) are on securities that have contractual maturity dates and are primarily related to market interest rates.
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

The amortized cost and market value of U.S. Government agency securities available for sale that can be called prior to maturity by scheduled maturity and next call date are as follows:

(In thousands) At December 31,	2006		2005

	Amortized	Market	Amortized	Market
Based on Scheduled Maturity	Cost	Value	Cost	Value

Investment securities available for sale
U.S. Government agency obligations:
Maturing within 1 year	$32,000	$31,735	$19,999	$19,775
Maturing after 1 but within 2 years	46,750	45,824	47,000	46,122
Maturing after 2 but within 3 years	36,000	35,418	51,000	49,758
Maturing after 3 but within 4 years	18,000	17,704	32,000	31,299
Maturing after 4 but within 5 years	16,000	15,974	22,000	21,688
Maturing after 5 but within 10 years	13,994	13,710	19,996	19,665
Maturing after 10 but within 15 years	1,000	966	1,000	969

Total	$163,744	$161,331	$192,995	$189,276

	Amortized	Market	Amortized	Market
Based on Next Call Date	Cost	Value	Cost	Value

Investment securities available for sale
U.S. Government agency obligations:
Callable within 1 year	$157,744	$155,391	$182,995	$179,365
Callable after 1 but within 2 years	6,000	5,940	7,000	6,945
Callable after 2 but within 3 years	—	—	3,000	2,966

Total	$163,744	$161,331	$192,995	$189,276

4.	Trading Securities

The carrying amount and market value of trading securities are as follows:

(In Thousands) At December 31,	2006	2005

	Market	Market
	Value	Value

U.S. Treasury obligations	$—	$7,896
Marketable equity securities	1,926	1,382
Investments in mutual funds	5	4

Total trading securities	$1,931	$9,282

During the years ended December 31, 2006, 2005 and 2004, the Company realized gains and losses on sales of trading securities as follows:

(In Thousands) Years Ended December 31,	2006		2005		2004

	Realized		Realized		Realized
	Gains	Losses	Gains	Losses	Gains	Losses

U.S. Treasury obligations	$—	$(29)	$1	$(119)	$101	$(40)
Marketable equity securities	224	—	99	(3)	72	(19)

Total realized gains (losses)	$224	$(29)	$100	$(122)	$173	$(59)

Proceeds from sales of trading securities during 2006, 2005 and 2004 were $21.2 million, $24.4 million and $46.4 million, respectively. Mark-to-market adjustments included in income in 2006, 2005 and 2004 were $(134) thousand, $186 thousand and $(246) thousand, respectively.

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
The composition of the Bank’s loan portfolio is summarized as follows:

(In thousands) At December 31,	2006	2005

Mortgage loans:
Residential:
Conventional:
Fixed rate	$169,036	$189,736
Variable rate	23,941	22,948
FHA and VA	13	27
Construction	1,217	845
Commercial:
Fixed rate	367	191
Variable rate	4,076	2,144
Construction	563	—

Total mortgage loans	199,213	215,891
Premium on loans	2	2
Deferred mortgage loan origination costs, net	38	11

Mortgage loans, net	199,253	215,904
Other loans:
Consumer:
Second mortgage loans	751	34
Installment	211	211
Guaranteed education	635	1,094
Other secured	408	499
Home equity lines of credit	7,460	7,722
Unsecured	128	148

Total consumer loans	9,593	9,708
Commercial	81	118

Total other loans	9,674	9,826

Total loans	$208,927	$225,730

In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies (“related parties”) at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 2006 follows:

(In thousands)

Balance at December 31, 2005	$1,489
Additions	76
Repayments	(162)

Balance at December 31, 2006	$1,403

6.	Allowance for Loan Losses

An analysis of the activity in the allowance for loan losses is as follows:

(In thousands) Years ended December 31,	2006	2005	2004

Balance at beginning of year	$1,253	$1,307	$1,554
Provision (credit) for loan losses	123	(53)	(242)
Recoveries of loans previously charged-off	19	—	—

Total	1,395	1,254	1,312

Charge-offs:
Mortgage loans	—	—	—
Other loans	(13)	(1)	(5)

Balance at end of year	$1,382	$1,253	$1,307

The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 2006, 2005 and 2004.

(In thousands) At December 31,	2006		2005		2004

		Percentage		Percentage		Percentage
		of Loans		of Loans		of Loans
	Amount	to Total	Amount	to Total	Amount	to Total

Mortgage loans:
Residential	$795	93%	$770	95%	$767	95%
Commercial	324	2	111	1	79	1
Consumer loans	98	5	139	4	154	4
Commercial loans	40	—	46	—	46	—
Unallocated	125	—	187	—	261	—

Total	$1,382	100%	$1,253	100%	$1,307	100%

An integral component of the Company’s risk management process is to ensure the proper allocation of the allowance for loan losses based upon an analysis of risk characteristics, demonstrated losses and other factors. The unallocated component of the allowance for loan losses represents management’s view that there are possible losses that have been incurred within the portfolio but have not yet been specifically identified. The unallocated portion of the allowance for loan losses is based on management’s assessment of many factors including the risk characteristics of the loan portfolio, concentrations of credit, current and anticipated economic conditions that may affect borrowers’ ability to pay, and trends in loan delinquencies and charge-offs. The unallocated portion of the allowance for loan losses may change periodically after evaluating factors impacting assumptions utilized in the calculation of the allocated portion of the allowance for loan losses. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

7.	Non-performing Assets

The following schedule summarizes non-performing assets at the dates shown:

(In thousands) At December 31,	2006	2005	2004

Total nonaccrual loans	$137	$257	$74

Total non-performing assets	$137	$257	$74

Percent of non-performing loans to total loans	0.07%	0.11%	0.03%
Percent of non-performing assets to total assets	0.02%	0.03%	0.01%

7.	Non-performing Assets (continued)

The reduction in interest income associated with nonaccrual loans is as follows:

(In thousands) Years ended December 31,	2006	2005	2004

Interest income that would have been recorded under original terms	$8	$16	$4
Interest income actually recorded	5	9	1

Reduction in interest income	$3	$7	$3

During 2006, 2005 and 2004 the Company had no impaired loans.

8.	Financial Instruments with Off-Balance Sheet Risk

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts reflect the extent of involvement the Bank has in particular classes of these instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instru ment is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

	Contract or Notional Amount
(In thousands) At December 31,	2006	2005

Financial instruments whose contract amounts represent credit risk:
Commitments to originate residential mortgage loans	$1,206	$1,257
Unadvanced portions of construction loans	217	530
Unused credit lines, including unused portions of equity lines of credit	28,779	31,413
Other loan commitments	2,337	2,451

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

9.	Premises and Equipment

A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

			Estimated
			Useful Life
(In thousands) At December 31,	2006	2005	(In Years)

Premises:
Land	$1,967	$2,392	—
Buildings	7,438	6,204	25-45
Building and leasehold improvements	2,862	2,723	2-30
Equipment	5,591	5,309	1-15

	17,858	16,628
Less: accumulated depreciation and amortization	10,773	10,103

Total premises and equipment, net	$7,085	$6,525

The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2016 with options for renewal. Rent expense for the years ended December 31, 2006, 2005 and 2004 amounted to $312 thousand, $298 thousand, and $294 thousand, respectively.

9.	Premises and Equipment (continued)

The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases, as of December 31, 2006, are as follows:

(In thousands) Years ending December 31,	PAYMENTS

2007	$295
2008	267
2009	191
2010	165
2011	165
Later years	307

Total	$1,390

10.	Deposits

Deposits are summarized as follows:

(In Thousands) AT December 31,	2006		2005

	Amount	Rate	Amount	Rate

Demand and NOW:
NOW accounts	$51,856	0.53%	$54,924	0.37%
Demand accounts	27,004	—	27,326	—

Total demand and NOW	78,860	0.35	82,250	0.25

Savings:
Savings accounts	335,142	1.96	430,771	1.75
Money market accounts	9,666	1.99	10,770	1.73

Total savings	344,808	1.96	441,541	1.75

Time certificates of deposit:
Fixed rate certificates	230,710	4.38	197,743	3.19
Variable rate certificates	68,954	5.57	63,194	4.80

Total time certificates of deposit	299,664	4.65	260,937	3.58

Total deposits	$723,332	2.90%	$784,728	2.20%

The maturity distribution and related rate structure of the Bank’s time certificates of deposit at December 31, 2006 follows:

(In Thousands) AT December 31,	2006

		Average
	Amount	Interest Rate

Due within 3 months	$74,084	4.44%
Due within 3–6 months	57,942	4.44
Due within 6–12 months	71,222	4.50
Due within 1–2 years	60,206	4.86
Due within 2–3 years	21,131	5.26
Due within 3–5 years	14,775	5.50
Thereafter	304	4.93

Total	$299,664	4.65%

10.	Deposits (continued)

At December 31, 2006 and 2005, the Bank had individual time certificates of deposit of $100 thousand or more maturing as follows:

(In Thousands) At December 31,	2006	2005

Due within 3 months	$33,060	$17,824
Due within 3–6 months	21,323	21,777
Due within 6–12 months	26,980	22,174
Due within 1–2 years	22,322	21,363
Due within 2–3 years	10,050	3,381
Due within 3–5 years	5,021	7,736
Thereafter	155	200

Total	$118,911	$94,455

11.	Fair Value of Financial Instruments

The Bank is required to disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Bank’s financial instruments.

Cash and Due from Banks, Short-Term Investments and Accrued Interest and Income Receivable
The carrying amounts for these financial instruments approximate fair value because of the short-term nature of these financial instruments.

Interest-bearing Deposits in Banks and Term Federal Funds Sold
The carrying amounts of the interest-bearing deposits in banks and term Federal funds sold reported in the balance sheet at December 31, 2006 and 2005 approximate fair value.

Securities The fair value of investment securities is based principally on quoted market prices and dealer quotes.
     SFAS No. 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs.
     The carrying amount and estimated fair values of the Company’s investment securities are as follows:

(In Thousands) At December 31,	2006		2005

	Carrying	Calculated	Carrying	Calculated
	Amount	Fair Value	Amount	Fair Value

Securities available for sale	$403,079	$403,079	$453,472	$453,472
Securities held to maturity	5,396	5,276	6,137	6,022
Trading securities	1,931	1,931	9,282	9,282

Total securities	$410,406	$410,286	$468,891	$468,776

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

11.	Fair Value of Financial Instruments (continued)

The following table presents information for loans:

(In thousands) At December 31,	2006		2005

	Carrying	Calculated	Carrying	Calculated
	Amount	Fair Value	Amount	Fair Value

Real estate:
Residential:
Variable	$25,168	$24,171	$23,113	$22,202
Fixed	169,112	163,378	190,471	186,377
Commercial:
Fixed	367	347	192	175
Variable	4,606	4,445	2,128	2,057
Consumer	9,593	9,569	9,708	9,709
Commercial	81	68	118	94

Total loans	208,927	201,978	225,730	220,614
Allowance for loan losses	(1,382)	—	(1,253)	—

Net loans	$207,545	$201,978	$224,477	$220,614

Deposits

The fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, savings accounts, and money market accounts for purposes of this disclosure, is equal to the amount payable on demand as of December 31, 2006 and 2005. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

(In thousands) At December 31,	2006		2005

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Demand accounts	$27,004	$27,004	$27,326	$27,326
NOW accounts	51,856	51,856	54,924	54,924
Savings accounts	335,142	335,142	430,771	430,771
Money market accounts	9,666	9,666	10,770	10,770
Time certificates of deposit	299,664	299,302	260,937	259,755

Total deposits	723,332	722,970	784,728	783,546
Escrow deposits of borrowers	1,006	1,006	1,059	1,059

Total	$724,338	$723,976	$785,787	$784,605

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
     The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 2006 and 2005 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment. The Bank’s other loan commitments approximate fair value.

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
12.	Income Taxes

Income tax expense was allocated as follows:

(In Thousands) Years ended december 31,	2006	2005	2004

Current income tax expense:
Federal	$3,507	$3,430	$3,606
State	232	113	264

Total current tax expense	3,739	3,543	3,870

Deferred income tax (benefit) expense:
Federal	(44)	186	23
State	(12)	64	5

Total deferred tax (benefit) expense:	(56)	250	28

Total income tax expense	$3,683	$3,793	$3,898

Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent as a result of the following:

(In Thousands) Years ended december 31,	2006	2005	2004

Computed “expected” income tax expense at statutory rate	$3,749	$3,891	$3,947
Increase (reduction) in income taxes resulting from:
Reduction in federal income tax rate	(100)	(91)	(98)
State and local income taxes, net of federal benefit	143	115	175
Dividends received deduction	(40)	(42)	(40)
Dividends paid to ESOP deduction	(70)	(72)	(73)
Other	1	(8)	(13)

Income tax expense	$3,683	$3,793	$3,898

Effective income tax rate	34.39%	34.12%	34.56%

12.	Income Taxes (continued)

At December 31, 2006 and 2005, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

(In Thousands) Years ended december 31,	2006	2005

Deferred tax assets:
Unrealized losses on securities available for sale	$1,656	$1,746
Loan losses	722	740
Deferred compensation and pension cost	889	672
Depreciation	166	147
Purchase accounting	11	95
Deferred loan fees, net	3	4
Other	19	11

Gross deferred tax asset	3,466	3,415

Deferred tax liabilities:
Other unrealized securities gains	111	167
Other	8	8

Gross deferred tax liability	119	175

Net deferred tax asset	$3,347	$3,240

     Based on the Company’s historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 2006. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid in 2006, 2005 and 2004 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.
     As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the tax effect of the pre-1988 bad debt reserve amount of approximately $7.3 million remains subject to recapture in the event that the Bank pays dividends in excess of its reserves and profits.
13.	Earnings Per Share

The following is a calculation of earnings per share for the years indicated:

Years Ended December 31,	2006		2005		2004

(In thousands except share data)	Basic	Diluted	Basic	Diluted	Basic	Diluted

Net income	$7,027	$7,027	$7,323	$7,323	$7,380	$7,380
Average shares outstanding	4,325,879	4,325,879	4,365,932	4,365,932	4,408,293	4,408,293
Dilutive stock options	—	34,809	—	56,597	—	93,244

Weighted average shares outstanding	4,325,879	4,360,688	4,365,932	4,422,529	4,408,293	4,501,537
Earnings per share (in dollars)	$1.62	$1.61	$1.68	$1.66	$1.67	$1.64

14.	Stockholders’ Equity

The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders’ equity to be reduced below or to otherwise violate legal or regulatory requirements. Substantially all of the Company’s retained earnings are unrestricted at December 31, 2006.
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
     As of December 31, 2006, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes would cause a change in the Bank’s categorization.

(IN THOUSANDS)			For Capital		TO BE WELL
At December 31, 2006	Actual		Adequacy Purposes		Capitalized(1)

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets):
MASSBANK Corp. (consolidated)	$108,852	12.78%	$25,547	3.00%	N/A	—
MASSBANK (the “Bank”)	103,245	12.39	24,992	3.00	$41,653	5.00%

Tier I Capital (to Risk-Weighted Assets):
MASSBANK Corp. (consolidated)	108,852	36.58	11,901	4.00	N/A	—
MASSBANK (the “Bank”)	103,245	34.77	11,876	4.00	17,815	6.00

Total Capital (to Risk-Weighted Assets):
MASSBANK Corp. (consolidated)	110,579	37.17	23,803	8.00	N/A	—
MASSBANK (the “Bank”)	104,972	35.35	23,753	8.00	29,691	10.00

(1)	This column presents the minimum amounts and ratios that a financial institution must have to be categorized as well capitalized.

(In thousands)			For Capital		To Be Well
At December 31, 2005	Actual		Adequacy Purposes		Capitalized(1)

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets):
MASSBANK Corp. (consolidated)	$107,251	11.94%	$26,942	3.00%	N/A	—
MASSBANK (the “Bank”)	103,122	11.48	26,940	3.00	$44,900	5.00%

Tier I Capital (to Risk-Weighted Assets):
MASSBANK Corp. (consolidated)	107,251	39.03	10,990	4.00	N/A	—
MASSBANK (the “Bank”)	103,122	37.54	10,989	4.00	16,484	6.00

Total Capital (to Risk-Weighted Assets):
MASSBANK Corp. (consolidated)	109,290	39.78	21,981	8.00	N/A	—
MASSBANK (the “Bank”)	105,161	38.28	21,978	8.00	27,473	10.00

1)	This column presents the minimum amounts and ratios that a financial institution must have to be categorized as well capitalized.

15.	Employee Benefits

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
     The following table sets forth the Plan’s funded status and amounts recognized in the Company’s consolidated financial statements for the plan years ended December 31, 2006 and 2005, the plan’s latest valuation dates:

(In thousands) Years ended december 31,	2006	2005

Accumulated benefit obligation	$8,837	$7,842
Change in benefit obligation:
Benefit obligation at beginning of year	$9,994	$9,488
Service cost	413	459
Interest cost	575	546
Actuarial loss (gain)	326	(52)
Benefits paid	(646)	(447)

Benefit obligation at end of year	$10,662	$9,994

Change in plan assets:
Fair value of plan assets at beginning of year	$8,443	$7,834
Actual return on plan assets	1,242	691
Employer contribution	141	364
Benefits paid	(646)	(447)
Other	1	1

Fair value of plan assets at end of year	$9,181	$8,443

Funded status	$(1,481)	$(1,551)

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158 which requires an employer to recognize in its balance sheet as an asset or liability the over-funded or under-funded status of a defined benefit postretirement plan, measured as the difference between the fair value of plan assets and the benefit obligation. For a pension plan, the benefit obligation is the projected benefit obligation. SFAS No. 158 requires that gains or losses and prior service costs or credits that arise during the period, but are not included as components of net periodic benefit expense pursuant to SFAS No. 87 or SFAS No. 106, be recognized as a component of other comprehensive income (loss). The impact of adopting the new standard on the Company’s consolidated balance sheet at December 31, 2006 was to increase certain accounts as follows:

Defined Benefit
(In Thousands) At December 31, 2006	Pension Plan

Other liabilities (accrued pension liability)	$337
Deferred income tax asset, net	(141)
Other comprehensive loss	(196)
After the adoption of SFAS No. 158 at December 31, 2006 defined benefit pension cost recognized in the accompanying consolidated balance sheets at December 31 are as follows:

	Defined Benefit
	Pension Plan
(In thousands) At December 31,	2006	2005

Accrued pension liability	$1,481	$959
Unrecognized net actuarial loss	—	528
Unrecognized transition asset	—	(42)
Unrecognized past service cost	—	106

Funded status of pension plan — net under-funded amount	$1,481	$1,551

15.	Employee benefits (continued)

The amounts in accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit expense at December 31, 2006 are as follows:

Defined benefit
(In thousands)	Pension plan

Prior service cost, net of tax of $41	$57
Actuarial loss, net of tax of $109	151
Transition asset, net of tax of $9	(12)

Total	$196

The following table reflects the amortization of amounts in accumulated other comprehensive loss that is expected to be recognized as components of net periodic benefit expense during 2007:

Defined benefit
(In thousands)	Pension plan

Amortization of net prior service cost (credit)	$8
Amortization of actuarial loss	—
Amortization of transition asset	(21)
Assumptions used in determining the actuarial present value of the Company’s benefit obligation were as follows:

(In thousands) years ende december 31,	2006	2005	2004

Discount rate	5.75%	5.75%	5.75%
Rate of compensation increase	4.00%	4.00%	4.00%
Assumptions used to develop the net periodic benefit cost data were:
Discount rate	5.75%	5.75%	6.25%
Expected return on plan assets	7.75%	7.75%	7.75%
Rate of compensation increase	4.00%	4.00%	4.00%
Components of net periodic pension expense:
Service cost	$413	$459	$430
Interest cost	575	546	524
Expected return on plan assets	(654)	(607)	(545)
Amortization of transition obligation	(21)	(21)	(21)
Amortization of prior service cost	7	7	7
Amortization of unrecognized net actuarial (gain) loss	6	48	8

Net periodic pension expense	$326	$432	$403

The approximate composition of pension plan assets as of the end of the plan years ended October 31, 2006 and 2005 is as follows:

Years ended october 31,	2006	2005

Asset Category:
Fixed Income Securities (including money market funds)	36.5%	35.1%
Domestic Equity Securities	48.5	50.5
International Equity Securities	15.0	14.4

	100.0%	100.0%

15. Employee benefits (continued)
The expected long-term rate of return on plan assets is based on prevailing yields on high quality fixed income investments increased by a premium of 3% — 5% for equity investments.
The Bank expects to contribute $347 thousand to its pension plan in 2007.
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
The Bank expects to make benefit payments for the plan years ending October 31, as follows:

(In thousands) Years ending October 31,	Payments

2007	$907
2008	1,654
2009	501
2010	569
2011	1,584
2012	685
2013	1,347
2014	2,363
2015	848
2016	1,043
2017	1,065

Profit Sharing And Incentive Compensation Bonus Plans
The Bank’s Profit Sharing and Incentive Compensation Bonus Plans provide for payments to employees under certain circumstances based upon a year-end measurement of the Company’s net income and attainment of individual goals and objectives by certain key officers. There were no profit sharing or incentive compensation bonus distributions in 2006, 2005 and 2004 because the criteria for making such distributions were not met.
     The Board of Directors approved a holiday distribution to all non-officer employees in 2006 in the amount of $38 thousand. In 2005 and 2004, approval was given for a holiday distribution to all officers, excluding the CEO, and non-officer employees in the amount of $76 thousand and $47 thousand, respectively.
Employee Stock Ownership Plan
The Bank has an Employees’ Stock Ownership Plan (“ESOP”) for the benefit of each employee who has completed at least 1,000 hours of service with the Company in the previous twelve months.
     In 2006, 2005 and 2004, the Bank contributed $154,000, $160,000 and $145,000, respectively, to the ESOP to invest in the Company’s common stock. These shares were allocated to plan participants, on a pro rata basis, based on compensation.
     At December 31, 2006, the ESOP held 185,582 shares of the Company’s common stock which have been allocated to plan participants and no unallocated shares. The shares are considered outstanding in the computation of earnings per share and book value per share.
     Dividends on allocated shares held by the ESOP are allocated to plan participants proportionately based on the number of shares in the participant’s allocated accounts.
     The Company’s total expense applicable to the ESOP amounted to $121 thousand, $133 thousand and $205 thousand for the years ended December 31, 2006, 2005 and 2004, respectively.
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
Executive Supplemental Retirement Agreements
The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank’s retirement plan for employees. The Company made contributions of $67 thousand, $55 thousand and $52 thousand to a rabbi trust for the benefits payable under the agreements in 2006, 2005 and 2004.

15. Employee Benefits (continued)
Directors Deferred Compensation Plan
In 1988, the Company established a deferred compensation plan for its directors. The plan allows the Company’s directors to defer receipt of all or a portion of their compensation until: (1) their attaining the age of 72, or (2) their termination as a director of the Company. In 2000, the plan was amended to allow the directors’ compensation to be invested in Company stock held in an irrevocable trust. At December 31, 2006, the trust held 17,944 shares of Massbank Corp. common stock. The shares are considered outstanding in the computation of earnings per share and book value per share.
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
     Effective January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective transition method to account for share-based payments to officers and directors of the Company. The only type of share-based payment utilized by the Company to-date is stock options. Stock options are awards which allow the officer or director to purchase shares of the Company’s stock at a fixed price. Stock options are granted at an exercise price equal to the Company closing stock price at the date of grant. Prior to 2006, the stock options issued by the Company had a contractual term of ten years and vested immediately at the time of issuance. The stock options issued in 2006 vest at 20% per year over five years and have a contractual term of ten years.
     As of December 31, 2006, there were 93,332 non-qualified stock options and 151,518 incentive stock options outstanding to purchase shares under the 1994 and 2004 plans.
     A summary of the status of the Company’s fixed stock option plan as of December 31, 2006, 2005 and 2004, and changes during the years ended on those dates is presented below. All share information presented has been adjusted for stock splits.

Years Ended December 31,	2006		2005		2004
		Weighted		Weighted		Weighted
	Shares	Average	Shares	Average	Shares	Average
	Under	Exercise	Under	Exercise	Under	Exercise
Fixed options	Option	Price	Option	Price	Option	Price

Outstanding at beginning of year	251,637	$26.95	300,087	$24.35	318,334	$20.94
Granted	35,500	32.79	32,850	37.15	30,250	42.76
Exercised	(38,637)	19.41	(75,250)	19.76	(48,097)	13.22
Forfeited	(3,650)	37.47	(6,050)	42.42	(400)	42.90

Outstanding at end of year	244,850	$28.83	251,637	$26.95	300,087	$24.35

Options exercisable at year-end	210,600		251,637		300,087

The following table summarizes information about fixed stock options outstanding and exercisable at December 31,2006:

At December 31, 2006	Options Outstanding			Options exercisable
		Weighted Avg.	Weighted Avg.		Weighted Avg.
RANGE OF	Number	Remaining	Exercise	Number	Exercise
EXERCISE PRICES	Outstanding	Contractual Life	Price	Exercisable	Price

$19.00 to $20.67	65,875	2.3 years	$19.76	65,875	$19.76
25.00 to 27.63	47,250	3.1 years	26.09	47,250	26.09
28.44 to 29.60	43,325	2.7 years	29.14	43,325	29.14
32.50 to 32.80	34,250	8.9 years	32.79	—	—
36.70 to 42.90	54,150	7.0 years	39.52	54,150	39.52

$19.00 to $42.90	244,850	4.5 years	$28.83	210,600	$28.19

15. Employee Benefits (continued)
The Company estimates the fair value of stock option grants using the Black-Scholes valuation model. Expected volatilities are based on a combination of implied and historical volatilities of our common stock; the expected life represents the weighted average period of time that options granted are expected to be outstanding giving consideration to vesting schedules and our historical exercise patterns; and the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The following table presents the key input assumptions for the Black-Scholes valuation model:

Years ended December 31,	2006	2005

Weighted average fair value per share	$6.58	$8.11
Expected term (years)	7.3 years	7.3 years
Risk free interest rate	4.31%	3.97%
Dividend Yield	3.29%	2.80%
Volatility	21.5%	21.2%

The total intrinsic value (amount by which the fair value of the underlying stock exceeds the exercise price of an option on exercise date) of options exercised in 2006 and 2005 was $511 thousand and $1.158 million, respectively. The total cash received from officers and directors of the Company as a result of stock option exercises in 2006 and 2005 was $750 thousand and $1.488 million, respectively. The tax benefit realized as a result of the stock option exercises was $114 thousand in 2006 compared to $342 thousand in 2005.
     In 2006, the Company recognized compensation cost amounting to $42 thousand, which has been charged against income, for options granted in January 2006 that will vest after the first year. As of December 31, 2006 there was $183 thousand of unrecognized compensation related to nonvested options granted in 2006. That cost is expected to be recognized pro-rata over the next four years as these options vest. Tax benefits recognized in the income statement related to compensation costs of these options was $14 thousand for 2006.
     During 2006, the Company extended the contractural life of 11,250 fully vested options to a retiring Director of the Company. As a result of this modification, the Company recognized additional compensation expense of $18 thousand for the year ended December 31, 2006.
16. Shareholder Rights Plan
The Company has in effect a Shareholder Rights Plan, pursuant to which the Board of Directors authorized the issuance of one preferred stock purchase right for each share of common stock of the Company outstanding. Under the Plan, the Rights automatically become part of and trade with the Company’s shares of common stock. Although the Rights are not exercisable initially , they become exercisable if a person becomes an “acquiring person” by acquiring 11% or more of the Company’s common stock or if a person commences a tender offer that could result in that person owning 11% or more of the common stock of Massbank Corp. In the event that a person becomes an “acquiring person,” each holder of a Right (other than the acquiring person) would be entitled to acquire such number of shares of preferred stock which are equivalent to Massbank Corp. common stock having a value of twice the exercise price of the Right. The exercise price of a Right initially shall be $136.00 per one one-thousandth of a share of the Company’s preferred stock. If MASSBANK Corp. is acquired in a merger or other business combination transaction after any such event, each holder of a Right would be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the Right. The Rights will expire on January 19, 2010, but may be redeemed at the option of the Board of Directors for $0.01 per Right at any time prior to the time at which any person becomes an acquiring person or until the expiration date of the Shareholder Rights Plan.

17. Parent Company Financial Statements
The following are the condensed financial statements for Massbank Corp. (the “Parent Company”) only:
Balance Sheets

(In thousands except share data) At December 31,	2006	2005

Assets:
Cash	$5,087	$12
Interest-bearing deposits in banks	—	3,894

Total cash and cash equivalents	5,087	3,906

Investment in subsidiaries	101,789	101,135
Income tax receivable, net	155	210
Deferred income tax asset, net	32	25
Other assets	1	—

Total assets	$107,064	$105,276

Liabilities:
Other liabilities	$179	$12

Total liabilities	179	12

Stockholders’ Equity (Notes 12, 14, 15 and 16):
Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued
Common stock, par value $1.00 per share; 10,000,000 shares authorized, 7,850,317 and 7,811,680 shares issued in 2006 and 2005, respectively	7,850	7,812
Additional paid-in capital	57,953	57,067
Retained earnings	107,055	104,743

	172,858	169,622
Treasury stock at cost, 3,532,663 and 3,483,163 shares in 2006 and 2005, respectively	(62,902)	(61,281)
Accumulated other comprehensive income (loss)	(3,071)	(3,077)
Shares held in rabbi trust at cost 3,004 and 2,479 shares in 2006 and 2005, respectively	(84)	(67)
Deferred compensation obligation	84	67

Total stockholders’ equity	106,885	105,264

Total liabilities and stockholders’ equity	$107,064	$105,276

Statements of Income
(In thousands) Years ended December 31,	2006	2005	2004

Income:
Dividends received from subsidiaries	$7,055	$7,000	$7,100
Interest and dividend income	14	31	18

Total interest and dividend income	7,069	7,031	7,118
Non-interest expense	186	170	179

Income before income taxes	6,883	6,861	6,939
Income tax benefit	110	99	108

Income before equity in undistributed earnings of subsidiaries	6,993	6,960	7,047
Equity in undistributed earnings of subsidiaries	34	363	333

Net income	$7,027	$7,323	$7,380

The Parent Company only Statements of Changes in Stockholders’ Equity are identical to the consolidated statements and therefore are not presented here.

17. Parent Company Financial Statements (continued)

Statements Of Cash Flows
(In Thousands) Years Ended December 31,	2006	2005	2004

Cash flows from operating activities:
Net income	$7,027	$7,323	$7,380
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(34)	(363)	(333)
Dividend from subsidiary in the form of land	(480)	—	—
Decrease (increase) in current income tax receivable, net	55	(23)	22
Decrease (increase) in deferred income tax asset, net	(7)	(4)	7
Decrease (increase) in other assets	(1)	29	(28)
Increase (decrease) in other liabilities	167	(1)	(4)
Decrease (increase) in amount due from subsidiaries	—	196	(196)
Share-based payment compensation	5	—	—

Net cash provided by operating activities	6,732	7,157	6,848

Cash flow from financing activities:
Payments to acquire treasury stock	(1,621)	(4,487)	(2,617)
Purchase of company stock for deferred compensation plan, net of distributions	(17)	(8)	(13)
Increase in deferred compensation obligation	17	8	13
Options exercised, including tax benefits	785	1,572	684
Dividends paid on common stock	(4,715)	(4,583)	(4,415)

Net cash used in financing activities	(5,551)	(7,498)	(6,348)

Net increase (decrease) in cash and cash equivalents	1,181	(341)	500
Cash and cash equivalents at beginning of year	3,906	4,247	3,747

Cash and cash equivalents at end of year	$5,087	$3,906	$4,247

During the years ended December 31, 2006, 2005 and 2004, the Company made cash payments for income taxes of $18 thousand, $30 thousand and $20 thousand, respectively, and no payments for interest.
     In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $39 thousand, $42 thousand and $48 thousand during the years ended December 31, 2006, 2005 and 2004, respectively.
18. Ten-Year Statistical Summary (Unaudited)

(In thousands except per share data)
Years ended December 31,	2006	2005	2004	2003	2002	2001	2000	1999	1998	1997

Net income	$7,027	$7,323	$7,380	$7,863	$9,814	$10,759	$11,111	$11,311	$10,914	$10,167
Diluted earnings per share	1.61	1.66	1.64	1.73	2.04	2.24	2.25	2.17	1.98	1.85
Cash dividends paid per share	1.09	1.05	1.00	0.92	0.88	0.84	0.79	0.74	0.68	0.59
Book value per share, at year-end	24.76	24.32	25.11	25.17	25.45	24.34	22.83	20.43	21.05	19.38
Return on average assets	0.82%	0.79%	0.75%	0.78%	0.99%	1.13%	1.20%	1.20%	1.17%	1.12%
Return on average equity	6.74%	6.84%	6.71%	7.08%	8.39%	9.53%	10.93%	10.66%	10.05%	10.51%

19. Quarterly Data (Unaudited)

Years ended december 31,	2006				2005
(In thousands except	4th	3rd	2nd	1st	4th	3rd	2nd	1st
Per share data)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$10,085	$10,052	$10,001	$9,801	$9,621	$9,346	$9,069	$8,765
Interest expense	5,106	4,872	4,613	4,360	4,128	3,878	3,674	3,461

Net interest income	4,979	5,180	5,388	5,441	5,493	5,468	5,395	5,304
Provision (credit) for loan losses	(9)	82	50	—	—	—	—	(53)

Net interest income after provision (credit) for loan losses	4,988	5,098	5,338	5,441	5,493	5,468	5,395	5,357
Gains (losses) on securities, net	259	168	119	251	253	238	244	(56)
Other non-interest income	477	292	279	360	290	329	354	265
Non-interest expense	3,053	2,942	3,058	3,307	3,097	3,189	3,185	3,043

Income before income taxes	2,671	2,616	2,678	2,745	2,939	2,846	2,808	2,523
Income tax expense	940	885	923	935	1,051	962	951	829

Net income	$1,731	$1,731	$1,755	$1,810	$1,888	$1,884	$1,857	$1,694

Earnings per share (in dollars):(1)
Basic	$0.40	$0.40	$0.41	$0.42	$0.44	$0.43	$0.42	$0.39
Diluted	0.40	0.40	0.40	0.41	0.43	0.43	0.42	0.38

Weighted average common shares outstanding:(1)
Basic	4,320	4,315	4,329	4,340	4,332	4,343	4,390	4,400
Diluted	4,353	4,349	4,364	4,377	4,371	4,398	4,452	4,470

(1)	Computation of earnings per share is further described in Note 1.

Massbank Corp. And Subsidiaries Stockholder Data
Years ended December 31, 2006 and 2005
     Massbank Corp.’s common stock is currently traded on the NASDAQ Global Select Market under the symbol “MASB.” At December 31, 2006 there were 4,317,654 shares outstanding and 712 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or “street” name.
     The following table includes the quarterly ranges of high and low closing sales prices for the common stock, as reported by NASDAQ, and dividends declared per share for the periods indicated.

	Price per Share		Cash
			Dividends
	High	Low	Declared
Year ended december 31,	2006

Fourth Quarter	$33.63	$32.33	$0.28
Third Quarter	33.94	32.44	0.27
Second Quarter	33.29	32.32	0.27
First Quarter	34.692	31.77	0.27

Year ended december 31,	2005

Fourth Quarter	$33.48	$28.567	$0.27
Third Quarter	35.12	33.13	0.26
Second Quarter	37.84	34.25	0.26
First Quarter	38.52	36.94	0.26

Comparative Massbank Corp. Stock Performance Data
The following data compares the performance of the Common Stock of the Company (assuming reinvestment of dividends) to the total return of the S&P 500 Index. The S&P 500 Index is a well known, unmanaged index of the prices of 500 large-company common stocks selected by Standard & Poor’s. The data assumes a $100 initial investment in the Common Stock of MASSBANK Corp. and the stocks included in the S&P 500 Index.
Comparative cumulative Return Totals (years ended december 31,)
Comparative 5 year cumulative total return

	2001	2002	2003	2004	2005	2006

Massbank Corp.	$100.00	$122.26	$189.79	$169.67	$154.26	$158.84
S&P500 Index	$100.00	$78.03	$100.16	$110.92	$116.28	$134.43

Comparative 10 Year Cumulative Total Return

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006

Massbank Corp.	$100.00	$169.65	$143.01	$111.88	$115.43	$146.25	$178.81	$277.56	$248.14	$225.61	$232.31
S&P500 Index	$100.00	$133.10	$170.82	$206.49	$187.84	$165.58	$129.21	$165.85	$183.66	$192.54	$222.59

Comparative 15 Year Cumulative Total Return

	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006

Massbank Corp.	$100.00	$195.10	$211.62	$211.40	$300.16	$369.13	$626.23	$527.88	$412.99	$426.08	$539.85	$660.03	$1,024.57	$915.94	$832.79	$857.52
S&P500 Index	$100.00	$107.43	$118.09	$119.61	$164.01	$201.21	$267.81	$343.70	$415.48	$377.95	$333.16	$259.98	$333.70	$369.53	$387.39	$447.87

Comparative 20 year cumulative total return

	1986	1987	1988	1989	1990	1991	1992	1993	1994	1995	1996

Massbank Corp.	$100.00	$98.10	$136.05	$126.27	$96.66	$125.60	$245.05	$265.80	$265.51	$377.00	$463.62
S&P500 Index	$100.00	$105.67	$122.94	$161.31	$156.27	$203.15	$218.25	$239.91	$242.99	$333.18	$408.75

	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006

Massbank Corp.	$786.54	$663.01	$518.71	$535.15	$678.05	$829.00	$1,286.85	$1,150.41	$1,045.97	$1,077.03
S&P500 Index	$544.05	$698.22	$844.05	$767.81	$676.82	$528.16	$677.92	$750.71	$786.99	$909.86

Refer to page 7 of this report for performance graphs.

Officers and directors
Massbank Corp.

OFFICERS
Gerard H. Brandi
Chairman, President and
Chief Executive Officer
Reginald E. Cormier
Senior Vice President, Treasurer and
Chief Financial Officer
Robert S. Cummings
Secretary
Donna H. West
Assistant Secretary
Board of Directors
* Mathias B. Bedell
   Retired, Bedell Brothers Insurance
   Agency, Inc.
* Gerard H. Brandi
   Chairman, President and
   Chief Executive Officer,
   Massbank Corp.
†* Allan S. Bufferd
     Treasurer Emeritus,
     Massachusetts Institute of Technology
     Kathleen M. Camilli
     President
     Camilli Economics, LLC
* Stephen W. Carr
   Retired Partner, Attorney
   Goodwin Procter LLP
† Alexander S. Costello
   Teacher, Brooks School

   O. Bradley Latham
   Attorney, Principal
   Latham, Latham & Lamond, P.C.
* Stephen E. Marshall
   Retired, C.H. Cleaves Insurance
   Agency, Inc.
† Nancy L. Pettinelli
   Executive Director,
   Visiting Nurse Association
   of Greater Lowell, Inc.
†* William F. Rucci, Jr.
     Certified Public Accountant, Partner
     Rucci, Bardaro & Barrett, PC
* Member, Executive Committee
† Member, Audit Committee

Officers and Directors
Massbank
OFFICERS

Gerard H. Brandi
Chairman, President and
Chief Executive Officer
James L. Milinazzo
Senior Vice President, Lending
Donna H. West
Senior Vice President,
Community Banking and
Chief Operating Officer
Reginald E. Cormier
Senior Vice President, Treasurer
and Chief Financial Officer
William F. Rivers
Vice President, Operations
Richard J. Flannigan
Vice President and
Senior Trust Officer
Thomas J. Queeney
Vice President and
Senior Trust Officer
Joseph P. Orefice
Vice President and Director,
Information Technology
Carol A. Axelrod
Loan Origination Officer
Kenneth R. Berard
Assistant Treasurer
David M. Bianco
Assistant Treasurer
Ernest G. Campbell, Jr.
Collections Officer
Marianne J. Carpenter
Director, Human Resources
Lisa A. DiCicco
Trust Operations Officer and
Executive Administrator
Karen L. Flammia
Assistant Vice President
Scott M. Forbes
Mortgage Origination Officer
Rachael E. Garneau
Assistant Vice President
Martin J. Heneghan
Assistant Controller
Brian W. Hurley
Assistant Vice President,
Loan Operations
Richard H. Jordan
Security/BSA Officer
Brian P. Mahoney
Director of Audit
Kenneth A. Masson
Assistant Vice President,
Marketing
Seda Sam
Assistant Treasurer
John J. Spinello
Controller
Shaun Tulley
Information Technology Officer
Karen L. Trevisone
Assistant Treasurer
Margaret E. White
Assistant Treasurer
Patricia A. Witts
Assistant Treasurer
Michael J. Woods
Assistant Vice President,
Operations
Board of Directors
and
Executive Committee
Mathias B. Bedell
Gerard H. Brandi, Chairman
Allan S. Bufferd
Stephen W. Carr
Robert S. Cummings, Clerk
Stephen E. Marshall
William F. Rucci, Jr.
Donna H.West

Corporate Information

Massbank Corp.
123 Haven Street
Reading, MA 01867
(781) 662-0100
(978) 446-9200
FAX (781) 942-1022
Savings and Mortgage
24-Hour-Rate Lines
(781) 662-0154
(978) 446-9285
Notice of Shareholders’ Meeting
The Annual Meeting of the
Shareholders of Massbank Corp.
will be held at 10:00 A.M.
on Tuesday, April 17, 2007 at the
Sheraton Ferncroft Resort
50 Ferncroft Road
Danvers, MA 01923
Trademark
MASSBANK and its logo are
registered trademarks of
the Company
Form 10-K
Shareholders may obtain without
charge a copy of the Company’s
2006 Form 10-K. Written requests
should be addressed to:
Shareholder Services
Massbank Corp.
159 Haven Street
Reading, MA 01867
Dividend Reinvestment and
Stock Purchase Plan
Shareholders may obtain a brochure
containing a detailed description of
the plan by writing to:
Shareholder Services
Massbank Corp.
159 Haven Street
Reading, MA 01867
Transfer Agent

American Stock Transfer &
Trust Company
59 Maiden Lane
New York, NY 10038
(800) 937-5449
(877) 777-0800
Website address:
www.amstock.com
Independent Registered
Public Accounting Firm
Parent, McLaughlin & Nangle
160 Federal Street
Boston, MA 02110-1713
Legal Counsel
Goodwin Procter LLP
Exchange Place
Boston, MA 02109

Massbank Branch Offices d/b/a

Massbank of Reading*
123 Haven Street
Reading, MA 01867
(781) 942-8188
(978) 446-9200
*Main Office
Massbank of Chelmsford
291 Chelmsford Street
Chelmsford, MA 01824
(978) 256-3751
17 North Road
Chelmsford, MA 01824
(978) 256-3733
Massbank of Dracut
45 Broadway Road
Dracut, MA 01826
(978) 441-0040
Massbank of Everett
738 Broadway
Everett, MA 02149
(617) 387-5115
Massbank of Lowell
50 Central Street
Lowell, MA 01852
(978) 446-9200
755 Lakeview Avenue
Lowell, MA 01850
(978) 446-9216
Massbank of Medford
4110 Mystic Valley Parkway
Wellington Circle Plaza
Medford, MA 02155
(781) 395-4899
Massbank of Melrose
476 Main Street
Melrose, MA 02176
(781) 662-0100
27 Melrose Street
Towers Plaza
Melrose, MA 02176
(781) 662-0165
Massbank of Stoneham
240 Main Street
Stoneham, MA 02180
(781) 662-0177
Massbank of Tewksbury
1800 Main Street
Tewksbury, MA 01876
(978) 851-0300
Massbank of Westford
203 Littleton Road
Westford, MA 01886
(978) 692-3467
Massbank of Wilmington
370 Main Street
Wilmington, MA 01887
(978) 658-4000
211 Lowell Street, Unit G
Lucci’s Plaza
Wilmington, MA 01887
(978) 658-5775