Form 10-K, Exhibit 13
period 2007-12-31
MASSBANK CORP
filed 2008-03-14
CIK 799166

Exhibit 13
Financial Highlights
Massbank Corp. and Subsidiaries
Selected Consolidated Financial Data

(In thousands) At December 31,	2007	2006	2005	2004	2003

Balance Sheet Data:
Total assets	$801,799	$843,522	$898,679	$976,168	$1,010,733
Mortgage loans	181,945	199,253	215,904	226,197	241,886
Other loans	9,622	9,674	9,826	10,001	11,120
Allowance for loan losses	1,369	1,382	1,253	1,307	1,554
Allowance for loan losses on off-balance sheet credit exposures	345	345	517	588	626
Investments(1)	585,352	590,196	637,151	704,186	721,654
Deposits	682,561	723,332	784,728	849,465	882,508
Stockholders’ equity	108,961	106,885	105,264	110,015	110,927

(In thousands) Years ended December 31,	2007	2006	2005	2004	2003

Operating Data:
Interest and dividend income	$39,782	$39,939	$36,801	$33,581	$38,137
Interest expense	21,013	18,951	15,141	12,729	15,854

Net interest income	18,769	20,988	21,660	20,852	22,283
Provision (credit) for loan losses	(10)	123	(53)	(242)	(502)
Gains on securities, net	4,381	797	679	1,229	639
Other non-interest income	1,517	1,408	1,238	1,307	1,335
Non-interest expense	12,792	12,360	12,514	12,352	12,667

Income before income taxes	11,885	10,710	11,116	11,278	12,092
Income tax expense	4,154	3,683	3,793	3,898	4,229

Net income	$7,731	$7,027	$7,323	$7,380	$7,863

Years ended December 31,	2007	2006	2005	2004	2003

Other Data:
Yield on average interest-earning assets	5.04%	4.80%	4.07%	3.52%	3.87%
Cost of average interest-bearing liabilities	2.99	2.53	1.85	1.48	1.78

Interest rate spread	2.05	2.27	2.22	2.04	2.09
Net interest margin	2.38	2.53	2.40	2.19	2.26
Non-interest expense to average assets	1.57	1.44	1.35	1.26	1.26
Efficiency ratio(2)	51.7	53.7	52.7	51.6	50.0
Return on assets (net income/average assets)	0.95	0.82	0.79	0.75	0.78
Return on equity (net income/average stockholders’ equity)	7.23	6.74	6.84	6.71	7.08
Percent non-performing loans to total loans	0.10	0.07	0.11	0.03	0.09
Percent non-performing assets to total assets	0.02	0.02	0.03	0.01	0.02
Stockholders’ equity to total assets, at year-end	13.59	12.67	11.71	11.27	10.97
Book value per share, at year-end	$25.69	$24.76	$24.32	$25.11	$25.17
Market price — close, at year-end	36.42	32.89	33.00	37.45	43.01
Earnings per share:
Basic	1.80	1.62	1.68	1.67	1.77
Diluted	1.78	1.61	1.66	1.64	1.73
Cash dividends paid per share	1.13	1.09	1.05	1.00	0.92
Dividend payout ratio	63%	67%	63%	60%	52%

(1)	Consist of securities held to maturity and available for sale, trading securities, short-term investments, term Federal funds sold and interest-bearing deposits in banks.

(2)	Determined by dividing non-interest expense (including the provision (credit) for loan losses) by fully taxable equivalent net interest income plus non-interest income.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
General
The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this report. Certain amounts reported for prior years have been reclassified to conform to the 2007 presentation.
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
          The Bank’s principal business has historically consisted of offering savings and other deposits to the general public and using the funds from these deposits to primarily make loans secured by real estate and consumer loans, and to make investments in debt and equity securities. Most mortgage loans granted by the Bank are for terms of 10 to 30 years and are generally low credit risk loans. The Bank’s debt securities portfolio consists primarily of U.S. Treasury and Government agency securities and Government agency mortgage-backed securities.
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
          These forward-looking statements include, among others, statements with respect to Massbank Corp.’s beliefs, plans, objectives, goals, guidelines, expectations, financial condition, results of operations, future performance and business of the Company. You can identify forward-looking statements by the use of the words “may”, “could”, “should”, “believe”, “expect”, “anticipate”, “intend”, “estimate”, “assume”, “will”, “would”, “plan”, “projects”, “outlook” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties including but not limited to the following: (1) changing economic conditions; (2) movements in interest rates; (3) the credit environment; (4) levels of activity in the capital markets, including the stock and bond market; (5) changes in the level of non-performing assets; (6) changes in the competitive pricing pressures within the Company’s market which may result in an increase in the Company’s cost of funds, changes in loan originations, a change in deposits and assets; (7) adverse legislative and regulatory developments; (8)a significant decline in residential real estate values in the Company’s market area; (9) adverse impacts resulting from the continuing war on terrorism; (10) a significant increase in employee benefit costs; (11) the impact of changes in accounting principles; (12) the impact of inflation or deflation; and (13) Massbank Corp.’s success at managing the risks involved in the foregoing.

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
Investment Securities other than Temporarily Impaired
Management judgment is involved in the evaluation of declines in value (“impairment”)of individual investment securities held by the Company. Declines in value that are deemed other than temporary are recognized in the income statement through write-downs in the recorded value of the affected securities. Management considers many factors in its analysis of other than temporarily impaired securities, including industry analyst reports, sector credit ratings, volatility in market price and other relevant information, such as the financial condition, earnings capacity and near term prospects of the company and the length of time and extent to which the fair value has been less than cost.
          Whenever a debt or equity security is deemed to be “other than temporarily impaired” due to a fundamental deterioration in its financial condition as determined by management’s analysis, it is written down to its current fair value. U.S. Treasury Securities and other securities backed by the U.S. Government are never considered impaired due to a fundamental deterioration in financial condition.
          If “due to general market conditions” an investment security declines in price from its cost basis by 25% or more for more than a year, between 30% and 40% for more than nine months, between 40% and 50% for more than six months or over 50% for more than ninety days, and in each case the value of the investment security has been below its cost basis for the entire period in question, then the security is considered “other than temporarily impaired” and it is written down to its current fair value and the loss is recognized in earnings. U.S. Treasury and Government Agency securities fluctuate in value based on changes in market interest rates and other factors; however, they can be redeemed at par value if held to maturity and therefore, if their maturity date is less than one year into the future regardless of their fair value they are considered only temporarily impaired. Any unfavorable change in general market conditions could cause an increase in the Company’s impairment write downs of investment securities. This would have an adverse effect on the Company’s earnings results. There were no other than temporary impairment write downs of investment securities available for sale in 2007, 2006 or 2005.
          Available for sale securities deemed temporarily impaired are carried at fair value in the asset section of the Company’s balance sheet. Any change in value, net of income taxes, is reflected in accumulated other comprehensive income in the stockholders’ equity section of the Company’s balance sheet.

Financial Overview
Comparison of the years 2007 and 2006
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
          The Company produced strong financial results in 2007 in the face of a very challenging banking environment. The following discussion and analysis is designed to provide a better understanding of the significant factors related to the Company’s financial condition and results of operations. Such discussion and analysis should be read in conjunction with the Company’s Consolidated Financial Statements and the notes attached thereto included in this annual report.
          In 2007, the Company reported net income of $7.7 million, an increase of $704 thousand or 10.0% from the $7.0 million earned in 2006. Diluted earnings per share in 2007 increased 10.6%to$1.78 from $1.61 per share in 2006. The return on average assets and return on average equity showed marked improvement in 2007, increasing to 0.95% and 7.23%, respectively, from 0.82% and 6.74% in the prior year.
          The major factors affecting the comparison of earnings and diluted earnings per share between 2007 and 2006 were:
•	The decrease in net interest income of $2.219 million due primarily to a decrease in net interest margin and average earning assets.

•	The credit for loan losses of $10 thousand versus a provision for loan losses of $123 thousand the prior year.

•	The increase in net securities gains of $3.584 million.

•	The increase in other non-interest income of $109 thousand.

•	The increase in non-interest expense of $432 thousand.

•	The increase in income tax expense of $471 thousand due to higher income before taxes and an increase in the Company’s effective income tax rate.

Years ended December 31, 2007 compared to 2006:
(In thousands) Years ended December 31,	2007	2006	change

Income Statement Data
Interest and dividend income:
Mortgage and other loans	$11,081	$12,070	$(989)
Mortgage-backed securities	7,210	7,592	(382)
Federal funds sold	8,494	7,731	763
Other securities and investments	12,997	12,546	451

Total interest and dividend income	39,782	39,939	(157)
Total interest expense	21,013	18,951	(2,062)

Net interest income	18,769	20,988	(2,219)
Provision (credit) for loan losses	(10)	123	133
Gains on securities, net	4,381	797	3,584
Other non-interest income	1,517	1,408	109
Non-interest expense	12,792	12,360	(432)
Income tax expense	4,154	3,683	(471)

Net income	$7,731	$7,027	$704
Diluted earnings per share (in dollars):	$1.78	$1.61	$0.17

(In thousands) Years ended December 31,	2007	2006	change

Average Balance Sheet Data

Total average earning assets	$790,904	$833,842	$(42,938)
Total average deposits	$703,023	$750,437	$(47,414)

Financial Condition
The Company’s total assets decreased $41.7 million, or 4.9% to $801.8 million at December 31, 2007 from $843.5 million at December 31, 2006. The reduction in total assets reflects a decrease in investments of $4.8 million, a decrease in total loans of $17.4 million and a decrease in other assets of $19.5 million.
     Deposits decreased $40.7 million, or 5.6% to $682.6 million at year-end 2007 from $723.3 million at year-end 2006. This was due to increased competition for relatively expensive short term deposits, more attractive returns on other investment opportunities and various other market factors.
Condensed Consolidated Balance Sheets

(In thousands) at December 31,	2007	2006	CHANGE

Short-term investments	$150,978	$139,240	$11,738
Term Federal funds sold	91,000	41,000	50,000
Securities available for sale, at fair value	128,710	402,629	(273,919)
Securities held to maturity, at amortized cost	8,098	5,396	2,702
Trading securities, at fair value	206,566	1,931	204,635

Total investments	585,352	590,196	(4,844)
Total loans	191,567	208,927	(17,360)
Allowance for loan losses	(1,369)	(1,382)	13

Net loans	190,198	207,545	(17,347)
Other assets	26,249	45,781	(19,532)

Total assets	$801,799	$843,522	$(41,723)

Total deposits	$682,561	$723,332	$(40,771)
Escrow deposits of borrowers	968	1,006	(38)
Other liabilities	9,309	12,299	(2,990)

Total liabilities	692,838	736,637	(43,799)
Total stockholders’ equity	108,961	106,885	2,076

Total liabilities and stockholders’ equity	$801,799	$843,522	$(41,723)

Investments
At December 31, 2007 the Company’s investment portfolio consisted of short-term investments, term Federal funds sold, and securities available for sale, held to maturity and trading totaling $585.4 million representing 73.0% of total assets. This reflects a decrease of $4.8 million compared to $590.2 million or 70.0% of total assets at December 31, 2006. Massbank’s investment portfolio is concentrated in U.S. Treasury and Government agency securities and 15-year contractual life mortgage-backed securities issued by Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and other agency issuers. U.S. Treasury and Government agency securities totaled $203.2 million at year-end 2007, reflecting a decrease of $58.1 million compared to $261.3 million at December 31, 2006. The Company’s U.S. Treasury and Government agency securities portfolio included $126.1 million in callable agency securities at year-end 2007. The mortgage-backed securities portfolio totaled $132.6 million at December 31, 2007 reflecting a decrease of $7.3 million compared to the prior year. The Company also holds $7.6 million in equity securities at year-end 2007, down from $8.8 million the prior year. Short-term investments and term Federal funds sold totaled $242.0 million at December 31, 2007, representing 30.2% of total assets compared to $180.2 million representing 21.4% of total assets at December 31, 2006. The Company has had a long-standing strategy of maintaining high levels of liquidity. This has helped to mitigate the interest rate risk of a flat or inverted yield curve. If the Treasury yield curve becomes more normalized in 2008, the Company will likely add longer-term investments to its portfolio and reduce its short-term investments and term Federal funds sold. In such event, we believe that this would likely improve the Company’s net interest margin.

Loans
Massbank’s loan portfolio at December 31, 2007 totaled $191.6 million representing 23.9% of total assets compared to $208.9 million representing 24.8% of total assets at December 31, 2006. The loan portfolio consists predominantly of residential mortgages. Residential mortgage loans amounted to $176.5 million at year-end 2007, representing approximately 92.1% of the total loan portfolio as compared to $194.3 million representing 93.0% of the total loan portfolio as of December 31, 2006. Commercial real estate loans increased from $5.0 million at December 31, 2006 to $5.5 million at year-end 2007.
Non-Performing Assets
Non-accrual loans, generally those loans that are 90 days or more delinquent, were near historical lows totaling $199 thousand at December 31, 2007, representing 0.10% of total loans. This compares to $137 thousand representing 0.07% of total loans at December 31, 2006. The Bank generally places all loans on non-accrual status when 90 days delinquent. The Bank had no real estate acquired through foreclosure at year-end 2007 and no sub-prime loan issues in its loan portfolio.
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
          Total deposits at December 31, 2007 were $682.6 million, compared to $723.3 million at December 31, 2006. Increased competition for deposits and more attractive returns on other investment opportunities were the principal reasons for the deposit outflows.
          In 2007, savings deposits decreased $37.5 million or 10.9% year-over-year, to $307.3 million from $344.8 million at year-end 2006. Conversely, certificates of deposit increased but only by $3.9 million or 1.3% to $303.6 million at year-end 2007 as customers continued to seek a higher rate of return on their deposits. Demand and NOW deposits totaled $71.7 million at December 31, 2007 compared to $78.9 million at December 31, 2006. The net deposit outflows were due in part to continued intense competition for relatively expensive short-term deposits. Because of its high liquidity position, the Company can tolerate outflows when the cost of retaining deposits cannot be justified by the availability of appropriately priced assets, as measured on a risk-adjusted basis. For information concerning deposit balances at year-end 2007 and 2006, the average cost and the maturity distribution of the deposits and related rate structure of the Bank’s time certificates of deposit, see Note 11 of Notes to Consolidated Financial Statements.
Stockholders’ Equity
Total stockholders’ equity increased $2.1 million or 1.9% to $109.0 million at December 31, 2007, from $106.9 million at year-end 2006. Book value per share increased $0.93 or 3.8% to a new high of $25.69 per share at December 31, 2007, from $24.76 per share at December 31, 2006.
          The increase in total stockholders’ equity was due principally to the 2007 net income of $7.7 million, the increase in other comprehensive income of $2.1 million due in part to the increase in fair value of the Bank’s available for sale security portfolio, the payments and related tax benefits received from the exercise of stock options by the Company’s officers and directors of $0.8 million, and an increase of $0.1 million due to the share-based compensation expense recorded in 2007. This was partially offset by the payment of dividends to stockholders of $4.9 million and the Company’s repurchase of 106,200 shares of treasury stock at a cost of $3.7 million.

Results of Operations
Comparison of the years 2007 and 2006
Net Interest Income
Net interest income is the primary source of Massbank’s operating income. Net interest income is affected by the volume and mix of average interest-earning assets and interest-bearing liabilities, market interest rates, the shape of the U.S. Treasury securities (interest rate) yield curve and other factors. In 2007, short-term interest rates were near or greater than intermediate and long rates for most of the year. This flat-to-inverted yield curve environment (an environment where interest rates offered on assets with longer maturities are lower or differ little from rates offered on assets with shorter maturities) significantly limits the ability to benefit from investing assets at long term rates. Because of this situation we maintained a significant position of short term investments in 2007. Massbank would expect to benefit from a steeper interest rate yield curve.
          Net interest income on a fully taxable equivalent (FTE) basis totaled $18.8 million in 2007 compared to $21.1 million in 2006, reflecting a decrease of 10.6%. The decrease in net interest income in 2007 is primarily attributable to lower levels of interest-earning assets and a decrease in net interest margin. The Company’s average earning assets in 2007 declined $42.9 million or 5.1% to $790.9 million, from $833.8 million in 2006. Average deposits declined $47.4 million to $703.0 million in 2007, from $750.4 million in 2006.
          The decrease in deposits is due in part to intense competition for relatively expensive short term deposits. Financial institutions were aggressive in pricing their short term deposit products in order to retain deposits. Massbank chose not to match these competitors’ rates in order to protect its net interest margin.
          The Company’s net interest margin (net interest income on a FTE basis divided by average interest earning assets) for the year ended December 31, 2007 declined 15 basis points to 2.38% from 2.53% in the prior year. The Company operated in a challenging interest rate environment in 2007 with continued pressure on the net interest margin. A flat and sometimes inverted U.S. Treasury yield curve in 2007 made it difficult for the Company to improve its yield on earning assets. In addition, the unfavorable mix changes in our deposits coupled with a competitive market for deposits contributed to our increased funding costs.
          The tables on pages 25 and 26 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest earning assets and interest-bearing liabilities have affected interest income and expense during the years indicated. Information is provided for each category of interest-earning assets and interest-bearing liabilities, on changes due to (1) changes in volume and (2) changes in interest rates.
          Interest and dividend income on investment securities available for sale (AFS) on a fully taxable equivalent basis was $0.3 million in 2007 compared to $12.1 million in 2006. The average balance of investment securities AFS was $6.9 million with an average tax equivalent yield of 3.74% for the year ended December 31, 2007 compared to an average balance of $308.7 million with an average yield of 3.93% for the year ended December 31, 2006. The decrease in interest and dividend income on investment securities available for sale results primarily from a decrease in volume. This is due to the Company having elected to early adopt Statement of Financial Accounting Standards (“SFAS”) No. 159 and 157 effective January 1, 2007. Upon early adoption of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” the Company selected the fair value option for all its U.S. Treasury and Government Agency securities available for sale and transferred the securities to its trading account. The change in fair value of the Company’s trading securities is recognized in earnings on a recurring basis.
          Interest on trading securities was $10.3 million in 2007, up from $0.2 million in the prior year. The average balance of trading securities was $238.0 million in 2007 compared to $5.7 million in 2006 due primarily to the transfer of the Company’s U.S. Treasury and Government Agency securities from the available for sale to trading account as noted above. The average yield on trading securities improved to 4.34% in the recent year, from 3.55% in 2006 due primarily to a change in mix of securities.
          Interest on mortgage-backed securities AFS and held to maturity was $7.2 million in 2007 compared to $7.6 million in 2006. This decrease in interest income is due primarily to a drop in volume. The average balance of mortgage-backed securities was $134.5 million with an average yield of 5.36% in 2007 compared to an average balance of $141.0 million with an average yield of 5.39% in 2006. The decrease in both volume and yield is due primarily to the principal repayments (including prepayments) in 2007. Principal repayments (including prepayments) on the mortgage-backed securities portfolio in 2007 totaled $25.5 million compared to $26.7 million in the prior year. Due to the flat-to-inverted yield curve environment in 2007, the Company only purchased $16.3 million in mortgage-backed securities during the year, which was not sufficient to offset the principal repayments received in 2007.
          Interest income on Federal funds sold and short-term investments was $11.0 million in 2007, up 36.7% from $8.0 million in the prior year. The average balance of these investments was $212.9 million with an average yield of 5.15% in 2007 compared to an average balance of $161.2 million with an average yield of 4.97% in 2006. The improvement in interest income on Federal funds sold and short-term investments was driven mostly by the higher average investment balances the Company maintained in 2007 due to the existence of a flat-to-inverted yield curve.

          Interest on loans fell to $11.1 million in 2007, from $12.1 million in 2006. The average balance for mortgage and other loans in 2007 was $198.7 million with an average yield of 5.58%. This compares to an average balance for mortgage and other loans of $217.3 million in 2006 with an average yield of 5.56%. The decline in average balances is due to principal payments, pay downs and prepayments on mortgages and lower loan origination volume in 2007 compared to 2006. Loan originations totaled $19.5 million in 2007 compared to $21.7 million in 2006. This is primarily attributable to a decline in mortgage refinancing activity due to the rise in market interest rates and a decline in new and existing home sales in the Bank’s market area. While new and existing home sales are expected to remain soft into 2008, lower mortgage rates could spark a new waive of refinancing activity in 2008 which would benefit the Bank.
          Interest on total deposits was $21.0 million in 2007 compared to $19.0 million in 2006. The average balance of total deposits was $703.0 million with an average cost of 2.99% in 2007 compared to an average balance of $750.4 million with an average cost of 2.53% in 2006. The decrease in average balance was due primarily to increased competition for deposits and more attractive returns on other investment opportunities. The year-over-year increase in the average cost of funds is due primarily to a change in mix of deposits and an increase in rate on the Bank’s savings deposits.
Provisions for Loan Losses
In 2007, the Bank recorded a credit provision for loan losses of $10 thousand compared to a provision for loan losses of $123 thousand in 2006. The reduction in provision reflects a decrease in the size of the loan portfolio and a relatively low level of loan delinquencies and charge-offs.
          The Bank’s loan portfolio decreased approximately $17.3 million or 8.3% from $208.9 million at December 31, 2006 to $191.6 million at December 31, 2007. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the portfolio for the purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements: an analysis of individual loans deemed to be impaired, general loss allocations for various loan types based on loss experience factors, and an unallocated allowance which is maintained based on management’s assessment of many factors including the risk characteristics of the portfolio, concentrations of credit, current and anticipated economic conditions that may effect the borrowers’ ability to pay, and trends in loan delinquencies and charge-offs. At December 31, 2007, the allowance for loan losses was $1.4 million representing 0.71% of total loans, almost seven times the balance of non-accrual loans. This compares to $1.4 million representing 0.66% of total loans and ten times the balance of non-accrual loans at December 31, 2006. Non-accrual loans were near historical lows totaling $199 thousand at December 31, 2007, up from $137 thousand a year earlier. The Bank had net loan charge-offs of $3 thousand in 2007 compared to net recoveries of loans previously charged-off of $6 thousand in 2006.
          The Bank’s allowance for loan losses on off-balance sheet credit exposures (shown separately on the balance sheet) totaled $345 thousand at December 31, 2007 and 2006.
Non-Interest Income
Non-interest income consists of gains or losses on securities, deposit account service fees and other non-interest income. Non-interest income for the year ended December 31, 2007 increased $3.7 million or 167.5% to $5.9 million, from $2.2 million for the year ended December 31, 2006. The growth in non-interest income is due primarily to an increase in net gains on securities available for sale and trading of $3.6 million, from $797 thousand in 2006 to $4.4 million in 2007 and an increase in option fees of $225 thousand. The increase in net securities gains in 2007 resulted primarily from an increase of over $4.0 million in net gains on trading securities partially offset by a decrease of $464 thousand in net gains on securities available for sale. The strong performance of the Company’s trading securities portfolio in 2007 reflects an increase in the fair value of the trading securities of $3.9 million when compared to 2006 and an increase in net gains on sales of trading securities of $150 thousand.
          Option fees were $375 thousand in 2007, up from $150 thousand in the prior year. A subsidiary of the Company has granted a local developer an option to purchase a parcel of land that the Company owns and is not using for operational purposes. As consideration for this option, the developer has paid periodic option fees of $75 thousand every 90 days through August 2007. These option payments are non refundable and are not applied to the purchase price. Under the option agreement, the developer may extend the option period on no more than four occasions for 60 days each. For each such 60-day extension, a $75 thousand option extension fee shall likewise be paid. The developer has paid the additional option fees and has extended the option to the end of February 2008. Option extension payments received are applied towards the purchase price but are not refundable. If the developer does not exercise his option to purchase by the end of April 2008, then his option right expires. As of February 15, 2008, the developer has not obtained requisite local permits and approvals and may seek an extension of the Option Period.
          Deposit account service fees, deferred compensation plan income and other non-interest income combined declined $116 thousand to $1.1 million in 2007 compared to the prior year. The decrease is due primarily to a drop in deferred compensation plan income, including the change in fair value of plan assets, in 2007 compared to 2006.

Non-Interest Expense
Non-interest expense totaled $12.8 million for the twelve months ended December 31, 2007 compared to $12.4 million for the prior year, an increase of $432 thousand or 3.5%. Salaries and employee benefits, the largest component of non-interest expense increased $361 thousand or 4.9% to $7.7 million in 2007 from $7.3 million in 2006.
          The increase in salaries and employee benefits is due principally to a profit sharing and incentive compensation bonus payment to bank officers and employees of $257 thousand in 2007 compared to a holiday distribution of $38 thousand to non-officer employees the prior year. In 2006, there were no profit sharing or incentive compensation bonus distributions because the criteria for making such distributions were not met. Also contributing to the higher expense in 2007 is the increased cost of employee benefits, including the bank contribution to the Employee Stock Ownership Plan.
          The Company’s other expenses consisting of deferred compensation plan expense, occupancy and equipment, data processing, professional services, advertising and marketing, deposit insurance and other expenses totaled $5.1 million in 2007 reflecting an increase of $71 thousand or 1.4% from the prior year.
Income Tax Expense
For the years ended December 31, 2007 and 2006, income tax expense amounted to $4.2 million and $3.7 million, respectively. The increase in income tax expense is primarily due to higher income before taxes and an increase in the Company’s effective income tax rate. The Company’s effective income tax rate for the year ended December 31, 2007 was 34.95%, up from 34.39% for the year ended December 31, 2006. For additional information with respect to Massbank’s income taxes, see Note 13 of Notes to Consolidated Financial Statements.
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
          The major factors affecting the comparison of earnings and diluted earnings per share between 2006 and 2005 were:
•	The decrease in net interest income of $672 thousand due primarily to a decrease in average earning assets.

•	The provision for loan losses of $123 thousand versus a credit for loan losses of $53 thousand the prior year.

•	The increase in net securities gains of $118 thousand.

•	The increase in other non-interest income of $170 thousand.

•	The decrease in non-interest expense of $154 thousand.

•	The decrease in income tax expense of $110 thousand due to lower income before taxes partially offset by an increase in the Company’s effective income tax rate.

Years ended December 31, 2006 compared to 2005:

(In thousands) Years ended December 31,	2006	2005	change

Income Statement Data
Interest and dividend income:
Mortgage and other loans	$12,070	$12,792	$(722)
Mortgage-backed securities	7,592	7,217	375
Federal funds sold	7,731	6,116	1,615
Other securities and investments	12,546	10,676	1,870

Total interest and dividend income	39,939	36,801	3,138
Total interest expense	18,951	15,141	(3,810)

Net interest income	20,988	21,660	(672)
Provision (credit) for loan losses	123	(53)	(176)
Gains on securities, net	797	679	118
Other non-interest income	1,408	1,238	170
Non-interest expense	12,360	12,514	154
Income tax expense	3,683	3,793	110

Net income	$7,027	$7,323	$(296)
Diluted earnings per share (in dollars):	$1.61	$1.66	$(0.05)

(In thousands) Years ended December 31,	2006	2005	change

Average Balance Sheet Data

Total average earning assets	$833,842	$904,646	$(70,804)
Total average deposits	$750,437	$816,577	$(66,140)

Financial Condition
The Company’s total assets decreased $55.2 million, or 6.1% to $843.5 million at December 31, 2006 from $898.7 million at December 31, 2005. The reduction in total assets reflects a decrease in investments of $47.0 million and a decrease in total loans of $16.8 million.
          Deposits decreased $61.4 million, or 7.8% to $723.3 million at year-end 2006 from $784.7 million at year-end 2005. This was due to increased competition for deposits, more attractive returns on other investment opportunities and various other market factors.
Condensed Consolidated Balance Sheets

(In thousands) at December 31,	2006	2005	change

Short-term investments	$139,240	$167,787	$(28,547)
Interest-bearing deposits in banks	—	898	(898)
Term Federal funds sold	41,000	—	41,000
Securities available for sale, at fair value	402,629	453,047	(50,418)
Securities held to maturity, at amortized cost	5,396	6,137	(741)
Trading securities, at fair value	1,931	9,282	(7,351)

Total investments	590,196	637,151	(46,955)
Total loans	208,927	225,730	(16,803)
Allowance for loan losses	(1,382)	(1,253)	(129)

Net loans	207,545	224,477	(16,932)
Other assets	45,781	37,051	8,730

Total assets	$843,522	$898,679	$(55,157)

Total deposits	$723,332	$784,728	$(61,396)
Escrow deposits of borrowers	1,006	1,059	(53)
Other liabilities	12,299	7,628	4,671

Total liabilities	736,637	793,415	(56,778)
Total stockholders’ equity	106,885	105,264	1,621

Total liabilities and stockholders’ equity	$843,522	$898,679	$(55,157)

Investments
At December 31, 2006 the Company’s investment portfolio consisted of short-term investments, term Federal funds sold, and securities available for sale, held to maturity and trading totaling $590.2 million representing 70.0% of total assets. This reflects a decrease of $47.0 million compared to $637.2 million or 70.9% of total assets at December 31, 2005. Massbank’s investment portfolio is concentrated in U.S. Treasury and Government agency securities and 15-year contractual life mortgage-backed securities issued by Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and other agency issuers. U.S. Treasury and Government agency securities totaled $261.3 million at year-end 2006. This included $161.3 million in callable agency securities. The mortgage-backed securities portfolio totaled $139.9 million at December 31, 2006, essentially unchanged from the prior year. The Company also holds $8.8 million in equity securities available for sale and trading at year-end 2006. Massbank’s strategy is to purchase liquid investments with short to intermediate maturities in the current interest rate environment. If the currently inverted Treasury yield curve becomes more normalized in 2007, the Company will likely add to its mortgage-backed securities portfolio and reduce its short-term investments and term Federal funds sold which totaled $180.2 million at December 31, 2006. In such event, we believe that this would likely improve the Company’s net interest margin.
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
          Total deposits at December 31, 2006 were $723.3 million, compared to $784.7 million at December 31, 2005. Increased competition for deposits and more attractive returns on other investment opportunities were the principal reasons for the deposit outflows.
          In 2006, savings deposits decreased $96.7 million or 21.9% year-over-year, to $344.8 million from $441.5 million at year-end 2005. Conversely, certificates of deposit increased by $38.7 million or 14.8% to $299.7 million at year-end 2006 as customers continued to shift deposits from savings accounts to certificates of deposit seeking a higher rate of return on their deposits. Demand and NOW deposits totaled $78.9 million at December 31, 2006 compared to $82.3 million at December 31, 2005. For information concerning deposit balances at year-end 2006 and 2005, the average cost and the maturity distribution of the deposits and related rate structure of the Bank’s time certificates of deposit, see Note 11 of Notes to Consolidated Financial Statements.
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
          The tables on pages 25 and 26 set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest earning assets and interest-bearing liabilities have affected interest income and expense during the years indicated. Information is provided for each category of interest-earning assets and interest-bearing liabilities, on changes due to (1) changes in volume and (2) changes in interest rates.
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
          Deferred compensation plan expense increased $91 thousand to$263 thousand in 2006 from $172 thousand in 2005. This increase was offset by the increased earnings on plan assets reflected in non-interest income of $94 thousand.
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
Income Tax Expense
For the years ended December 31, 2006 and 2005, income tax expense amounted to $3.7 million and $3.8 million, respectively. The decrease in income tax expense is primarily due to lower income before taxes partially offset by an increase in the Company’s effective income tax rate. The Company’s effective income tax rate for the year ended December 31, 2006 was 34.39%, up from 34.12% for the year ended December 31, 2005. For additional information with respect to MASS Bank’s income taxes, see Note 13 of Notes to Consolidated Financial Statements.

Contractual Obligations
The Company’s contractual cash obligations and commitments to extend credit as of December 31, 2007 are as follows:

	Payments Due or Commitments Expiring — by Period
		Less than	One to	Four to More than
(In thousands)	Total	one year	three years	five years	five years

Contractual cash obligations:
Operating lease obligations	$2,596	$319	$459	$376	$1,442
Deposits with stated maturity dates	303,552	219,254	76,063	7,572	663

Total contractual cash obligations	$306,148	$219,573	$76,522	$7,948	$2,105

Other commitments:
Commitments to originate residential
mortgage loans	$2,514	$2,514	$—	$—	$—
Unused lines of credit	25,897	4,330	3,296	9,233	9,038
Other loan commitments	2,457	287	1,692	49	429

Total other commitments(1)	$30,868	$7,131	$4,988	$9,282	$9,467

(1)	Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates. The total commitment amounts do not necessarily represent future cash requirements since many of the commitments may expire without being drawn upon.
Liquidity and Capital Resources
The Bank must maintain a sufficient level of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank’s primary sources of funds are deposits, loan and mortgage-backed securities amortization and prepayments, sales, calls or maturities of investment securities and income on earning assets. In addition to loan payments and maturing investment securities, which are relatively predictable sources of funds, the Bank maintains a high percentage of its assets invested in Federal funds sold (overnight) and money market funds, which can readily be converted into cash, and United States Treasury and Government agency securities, which can be sold or pledged to raise funds. At December 31, 2007, the Bank had $144.0 million or 18.0% of total assets and $203.2 million or 25.3% of total assets invested, respectively, in Federal funds sold and money market funds, and United States obligations.
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
          The capital ratios of the Bank and the Company currently exceed the minimum regulatory requirements. At December 31, 2007, the Bank had a leverage Tier I capital to average assets ratio of 12.80%, a Tier I capital to risk-weighted assets ratio of 32.89% and a total capital to risk-weighted assets ratio of 33.52%. The Company, on a consolidated basis, had ratios of leverage Tier I capital to average assets of 13.37%, Tier I capital to risk-weighted assets of 34.31% and total capital to risk-weighted assets of 34.94% at December 31, 2007.

Asset and Liability Management
The goal of asset/liability management is to ensure that liquidity, capital and market risk are prudently managed. Asset/liability management is governed by policies reviewed and approved annually by the Bank’s Board of Directors (the “Board”). The Board establishes policy limits for long-term interest rate risk assumptions and delegates responsibility for monitoring and measuring the Company’s exposure to interest rate risk to the Risk Management and Asset/Liability Committee (the “Committee”). The Committee which is comprised of members of the Company’s Board of Directors, members of senior management and the Bank’s controller, generally meets four times a year to review the economic environment and the volume, mix and maturity of the Company’s assets and liabilities.
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
          Financial instruments calling for future cash flows show increases or decreases in fair value when rates change. Management monitors the potential change in fair value of the Company’s debt securities assuming an immediate (parallel) shift in interest rates of up to 200 basis points up or down. Results are calculated using industry standard analytics and securities data from Bloomberg. The Company uses the results to review the potential changes in fair value resulting from immediate rate shifts and to manage the effect of fair value changes on the Company’s net income and capital position.
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

Interest Rate Risk (continued)
The Company, despite having a one-year negative GAP position as of year-end 2007, expects its net interest income and net interest spread in 2008 to move in the same direction as the change in market rates rather than in the opposite direction as GAP theory postulates. (Net interest income, however, may be adversely affected by the shape of the yield curve). One of the more significant reasons for this is the fact that a GAP presentation does not reflect the degrees to which interest-earning assets and deposit costs respond to changes in market interest rates. The rates on all financial instruments do not always move by the same amount as the general change in market rates. Since the Company has elected to change its deposit rates by less than the market movement on some savings and transaction-oriented accounts in response to a change in market rates, these deposits are included in the three months or less category. As a result, the Company’s one-year cumulative GAP position was liability sensitive as of year-end 2007 and 2006.
          The Company has historically managed its interest rate GAP primarily by lengthening or shortening the maturity structure of its securities portfolio, by continually modifying the composition of its securities portfolio and by selectively pricing and marketing its various deposit products. In the flat-to-inverted yield curve environment of 2007, the Company’s strategy was to purchase liquid investments with short to intermediate maturities and not to pay above market rates on short-term deposits.
          The following table presents the amounts of interest-earning assets and interest-bearing liabilities at December 31, 2007 that are assumed to mature or reprice during the periods indicated. The table also summarizes the Company’s GAP position at December 31, 2007. As of this date, the Company’s one-year cumulative GAP position was negative $110.6 million, representing approximately 13.8% of total assets compared to a negative GAP of $296.0 million or 35.1% of total assets at December 31, 2006. The cumulative GAP-asset ratio measures the direction and extent of imbalance between an institution’s assets and liabilities repricing through the end of a particular period.

	Interest Sensitivity Periods
	3 Months	3 to 6	6 Months	1 to 5	Over
(In thousands)	or Less	Months	to 1 Year	Years	5 Years	Total

Interest-earning assets:
Loans(3)	$13,507	$5,721	$11,258	$95,920	$65,161	$191,567
Short-term investments:
Federal funds sold	74,455	—	—	—	—	74,455
Money market investment fund	69,520	—	—	—	—	69,520
Interest-bearing bank money market accounts	3	—	—	—	—	3
Term Federal funds sold	88,000	10,000	—	—	—	98,000
Securities available for sale(3) (5)	11,205	8,153	15,670	78,478	13,699	127,205
Securities held to maturity	30	31	61	486	7,490	8,098
Trading securities	206,566	—	—	—	—	206,566

Total interest-earning assets	$463,286	$23,905	$26,989	$174,884	$86,350	$775,414

Interest-bearing liabilities:
Deposits(1) (2) (4)	$507,661	$64,409	$52,686	$34,022	$664	$659,442

Total interest-bearing liabilities	$507,661	$64,409	$52,686	$34,022	$664	$659,442

GAP for period	$(44,375)	$(40,504)	$(25,697)	$140,862	$85,686	$115,972
Cumulative GAP—December 31, 2007	$(44,375)	$(84,879)	$(110,576)	$30,286	$115,972
Cumulative GAP as a percent of total assets	(5.5)%	(10.6)%	(13.8)%	3.8%	14.5%

Cumulative GAP—December 31, 2006	$(275,365)	$(292,591)	$(296,046)	$(25,173)	$106,764

(1)	Excludes non-interest bearing demand accounts of $24.087 million.

(2)	Includes escrow deposits of borrowers of $968 thousand.

(3)	Loans and mortgage-backed securities reflect regular amortization of principal and prepayment estimates.

(4)	It is assumed that the Bank’s Savings and NOW account rates will be changed within 3 months or less.

(5)	Excludes net unrealized gains on securities available for sale of $1.505 million.

Interest Rate Risk (continued)
The following table shows the Company’s financial instruments that are sensitive to changes in interest rates, categorized by expected call date or maturity, and the instruments’ fair values as of December 31, 2007.

Expected Maturity Date
At December 31, 2007
							Fair Value
(In thousands)	2008	2009	2010	2011	2012	Thereafter	Total	at 12/31/07

Interest sensitive assets:
Fixed rate securities(4)	$31,469	$27,272	$21,387	$17,387	$12,919	$21,248	$131,682	$132,650
Average interest rate(1)	5.34%	5.36%	5.38%	5.50%	5.51%	5.06%	5.34%
Equity securities(4)	3,621	—	—	—	—	—	3,621	4,180
Average interest rate(1)	3.51%	—	—	—	—	—	3.51%
Trading securities(5)	206,566	—	—	—	—	—	206,566	206,566
Average interest rate	4.31%	—	—	—	—	—	4.31%
Fixed rate loans	529	827	1,008	2,851	5,787	142,255	153,257	149,255
Average interest rate	6.23%	6.58%	6.05%	5.87%	5.74%	5.01%	5.07%
Variable rate loans	10,646	4,873	3,172	2,919	1,616	15,084	38,310	37,982
Average interest rate	6.67%	5.83%	8.48%	7.00%	6.34%	5.72%	6.20%
Other fixed rate assets(3)	98,000	—	—	—	—	—	98,000	98,000
Average interest rate	4.76%	—	—	—	—	—	4.76%
Other variable rate assets(2)	143,978	—	—	—	—	—	143,978	143,978
Average interest rate	4.07%	—	—	—	—	—	4.07%

Total interest sensitive assets	$494,809	$32,972	$25,567	$23,157	$20,322	$178,587	$775,414	$772,611

Interest sensitive liabilities:
Savings and money market deposit accounts	$307,322	$—	$—	$—	$—	$—	$307,322	$307,322
Average interest rate	2.11%	—	—	—	—	—	2.11%
Fixed rate certificates of deposit	198,176	27,723	5,070	1,026	204	663	232,862	233,789
Average interest rate	4.57%	4.50%	4.43%	4.32%	4.48%	4.74%	4.56%
Variable rate certificates of deposit	21,077	29,852	13,418	6,343	—	—	70,690	70,690
Average interest rate	3.81%	3.89%	4.09%	4.09%	—	—	3.92%
NOW accounts	47,600	—	—	—	—	—	47,600	47,600
Average interest rate	0.55%	—	—	—	—	—	0.55%
Escrow deposits of borrowers	968	—	—	—	—	—	968	968
Average interest rate	0.75%	—	—	—	—	—	0.75%

Total interest sensitive liabilities	$575,143	$57,575	$18,488	$7,369	$204	$663	$659,442	$660,369

(1)	Securities rates presented are on a tax equivalent basis.

(2)	Consist of Federal funds sold (overnight), money market investment funds and interest-bearing bank money market accounts.

(3)	Consist of term Federal funds sold.

(4)	Securities presented are at amortized cost.

(5)	Securities presented are at fair value.
          The Company uses certain assumptions to estimate fair values and expected maturities. For interest-sensitive assets expected maturities are based upon contractual maturity and projected repayments and prepayments of principal. For interest-sensitive deposit liabilities, maturities are based on contractual maturity. The actual maturity of the Company’s financial instruments could vary significantly from what has been presented in the above table if actual experience differs from the assumptions used.
Other Market Risks
Market risk refers to the risk of loss arising from adverse changes in interest rates and other relevant market rates and prices. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. At December 31, 2007 the Company’s trading securities portfolio totaled $206.6 million consisting of both debt and equity securities. Fluctuations in interest rates and movements in equity prices may, respectively, result in changes in the fair value of the debt and equity securities in the portfolio. Since the changes in fair value of the trading securities are included in earnings on a recurring basis, this could have an adverse impact on the Company’s earnings. Also, the fair value of the debt securities in the Company’s trading account as of year-end 2007 exceeds par value by $169 thousand and if the securities are held to maturity, the amount in excess of par value will reverse and negatively impact Company earnings.

Average Balance Sheets

(In thousands) Years ended December 31,	2007			2006			2005

		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate

Assets:

Earning assets:
Federal funds sold	$163,224	$8,494	5.20%	$155,556	$7,731	4.97%	$192,154	$6,116	3.18%
Short-term investments(4)	49,660	2,467	4.97	5,691	289	5.08	1,653	53	3.21
Securities available for sale:
Investment securities(2)	6,891	258	3.74	308,716	12,124	3.93	313,708	9,923	3.16
Mortgage-backed securities(2)	127,920	6,856	5.36	135,267	7,293	5.39	129,850	6,961	5.36
Mortgage-backed securities held to maturity	6,547	353	5.39	5,695	299	5.25	4,989	256	5.13
Trading securities	237,990	10,336	4.34	5,657	201	3.55	32,222	772	2.40
Mortgage loans(3)	188,933	10,313	5.46	207,650	11,305	5.44	220,020	12,111	5.50
Other loans(3)	9,739	768	7.89	9,610	765	7.96	10,050	681	6.78

Total earning assets	790,904	39,845	5.04%	833,842	40,007	4.80%	904,646	36,873	4.07%

Allowance for loan losses	(1,376)			(1,299)			(1,266)

Total earning assets less allowance for loan losses	789,528			832,543			903,380
Other assets	25,568			26,655			25,174

Total assets	$815,096			$859,198			$928,554

Liabilities:

Deposits:
Demand and NOW	$73,917	$262	0.35%	$80,188	$228	0.28%	$85,326	$187	0.22%
Savings	323,132	6,395	1.98	389,260	7,043	1.81	499,772	7,949	1.59
Time certificates of deposit	305,974	14,352	4.69	280,989	11,680	4.16	231,479	7,005	3.03

Total deposits	703,023	21,009	2.99	750,437	18,951	2.53	816,577	15,141	1.85

Borrowed Funds	82	4	5.25	—	—	—	—	—	—

Total deposits and borrowed funds	703,105	21,013	2.99%	750,437	18,951	2.53%	816,577	15,141	1.85%
Other liabilities	5,057			4,434			4,984

Total liabilities	708,162			754,871			821,561

Stockholders’ Equity	106,934			104,327			106,993
Total liabilities and stockholders’ equity	$815,096			$859,198			$928,554

Net interest income (tax-equivalent basis)		18,832			21,056			21,732
Less adjustment of tax-exempt interest income		63			68			72

Net interest income		$18,769			$20,988			$21,660

Interest rate spread(5)			2.05%			2.27%			2.22%

Net interest margin(6)			2.38%			2.53%			2.40%

(1)	Income on equity securities is included on a tax equivalent basis.

(2)	Averages balances include net unrealized gains (losses) on securities available for sale.

(3)	Loans on non-accrual status are included in average balances.

(4)	Short-term investments consist of interest-bearing deposits in banks and investments in money market funds.

(5)	Interest rate spread represents the difference between the yield on earning assets and the cost of the Company’s deposits.

(6)	Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

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

	2007 Compared to 2006			2006 Compared to 2005
(In thousands)	Increase (Decrease)			Increase (Decrease)
Years ended December 31,	Due to			Due to
	Volume	Rate	Total	Volume	Rate	Total

Interest and dividend income:
Federal funds sold	$390	$373	$763	$(1,331)	$2,946	$1,615
Short-term investments	2,184	(6)	2,178	191	45	236
Investment securities	(10,468)	(1,387)	(11,855)	(159)	2,358	2,199
Mortgage-backed securities	(349)	(33)	(382)	330	45	375
Trading securities	10,109	19	10,128	(812)	247	(565)
Mortgage loans	(1,022)	30	(992)	(675)	(131)	(806)
Other loans	10	(7)	3	(31)	115	84

Total interest and dividend income	854	(1,011)	(157)	(2,487)	5,625	3,138

Interest expense:
Deposits:
Demand and NOW	(19)	53	34	(12)	53	41
Savings	(1,269)	621	(648)	(1,907)	1,001	(906)
Time certificates of deposit	1,093	1,579	2,672	1,702	2,973	4,675
Borrowed funds	4	—	4	—	—	—

Total interest expense	(191)	2,253	2,062	(217)	4,027	3,810

Net interest income	$1,045	$(3,264)	$(2,219)	$(2,270)	$1,598	$(672)

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
          FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48. The adoption of FIN 48 on January 1, 2007 did not have a material impact on the Company’s financial statements.
sfas no. 157, Fair Value Measurements
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157 (“FAS 157”), Fair Value Measurements, which defines fair value, establishes a framework for measuring the fair value of assets and liabilities based on a three-level hierarchy, and expands disclosures about fair value measurements. The FASB’s three-level fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1)and the lowest priority to unobservable inputs (Level 3). Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.
          FAS 157 is effective for fiscal years beginning after November 15, 2007, and, with certain exceptions, is to be applied prospectively. Earlier adoption of FAS 157 is permitted as of the beginning of an earlier fiscal year, provided the company has not yet issued a financial statement for any period of that fiscal year. Thus, a company with a calendar year fiscal year may voluntarily adopt FAS 157 as of January 1, 2007. For those financial instruments identified in FAS 157 to which the standard must be applied retrospectively upon initial application, the effect of initially applying FAS 157 to these instruments should be recognized as a cumulative-effect adjustment to the opening balance of retained earnings at the beginning of the fiscal year of adoption.
          The Company adopted FAS 157 as of January 1, 2007. The early adoption of FAS 157 did not have a material effect on Massbank Corp.’s financial condition.
sfas No. 159, The Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (“FAS 159”), The Fair Value Option for Financial Assets and Financial Liabilities, which gives companies the option to measure eligible financial assets and financial liabilities at fair value on an instrument by instrument basis with the changes in fair value included in earnings. In general, a company may elect the fair value option for an eligible financial asset or liability when it first recognizes the instrument on its balance sheet or enters into an eligible firm commitment. A company may also elect the fair value option for eligible items that exist on the effective date of FAS 159. A company’s decision to elect the fair value option for an eligible item is irrevocable. A company that elects the fair value option is expected to apply sound risk management and control practices to the assets and liabilities that will be accounted for at fair value under the option.
          FAS 159 is effective as of the beginning of a company’s first fiscal year that begins after November 15, 2007, and should not be applied retrospectively to prior fiscal years, except as permitted in the standard’s early adoption provisions. A company may adopt FAS 159 and elect the fair value option for existing eligible items as of the beginning of a fiscal year that begins on or before November 15, 2007, subject to the conditions set forth in the standard, one of which is a requirement to adopt all of the requirements of FAS 157 at the early adoption date of FAS 159 or earlier. Under the early adoption provisions of FAS 159, a company with a calendar year fiscal year may adopt this standard as of January 1, 2007, provided it adopts FAS 157 as of that date or earlier. If a company elects the fair value option for eligible items that exist on the effective date of its adoption of FAS 159, the Company must report the effect of the first re-measurement of these items to fair value as a cumulative-effect adjustment to the opening balance of retained earnings at the beginning of the fiscal year of adoption.
          The Company adopted FAS 159 as of January 1, 2007. The early adoption of FAS 159 did not have a material effect on Massbank Corp.’s financial condition. See Note 5 of Notes to Consolidated Financial Statements.

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
Management’s Assessment of Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting for Massbank Corp. Management has assessed the effectiveness of Massbank Corp.’s internal control and procedures over financial reporting using criteria described in “Internal Control—Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that the Company maintained an effective system of internal control over financial reporting as of December 31, 2007. Massbank Corp.’s independent registered public accounting firm has issued an attestation report, dated March 6, 2008, on management’s assessment of Massbank Corp’s internal control over financial reporting, which is included in this annual report.
Gerard H. Brandi
Chairman, President and CEO
Reginald E. Cormier
Senior Vice President, Treasurer and CFO

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
 Massbank Corp.:
We have audited the accompanying consolidated balance sheets of Massbank Corp. and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2007. We also have audited Massbank Corp.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Massbank Corp.’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion the Company’s internal control over financial reporting based on our audits.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
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
          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedure may deteriorate.
          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Massbank Corp. and Subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, Massbank Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
          As described in Notes 1 and 5 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 159, “Fair Value Option for Financial Assets and Financial Liabilities.” In accordance with the provisions of this Statement, the 2007 financial statements include the cumulative effect of adopting this new pronouncement.
Certified Public Accountants, Inc.
Boston, Massachusetts
 March 6, 2008

Massbank Corp. and Subsidiaries
Consolidated Balance Sheets

(In thousands except share data) At December 31,	2007	2006

Assets:
Cash and due from banks	$6,126	$8,650
Short-term investments (Note 2)	150,978	139,240

Total cash and cash equivalents	157,104	147,890

Term Federal funds sold	91,000	41,000
Trading securities, at fair value (Note 3)	206,566	1,931
Securities available for sale, at fair value (amortized cost of $127,205 in 2007 and $407,154 in 2006) (Note 4)	128,710	402,629
Securities held to maturity, at amortized cost (market value of $8,120 in 2007 and $5,276 in 2006) (Note 4)	8,098	5,396
Loans (Notes 6 and 8):
Mortgage loans	181,945	199,253
Other loans	9,622	9,674

Total loans	191,567	208,927
Allowance for loan losses (Note 7)	(1,369)	(1,382)

Net loans	190,198	207,545

Real estate held for resale	425	425
Accrued interest and income receivable	4,061	5,083
Income tax receivable, net	1	88
Deferred income tax asset, net (Note 13)	661	3,347
Premises and equipment (Note 10)	8,163	7,085
Goodwill	1,090	1,090
Other assets	5,722	20,013

Total assets	$801,799	$843,522

Liabilities and Stockholders’ Equity:
Deposits (Note 11):
Demand and NOW	$71,687	$78,860
Savings	307,322	344,808
Time certificates of deposit	303,552	299,664

Total deposits	682,561	723,332
Escrow deposits of borrowers	968	1,006
Allowance for loan losses on off-balance sheet credit exposures	345	345
Other liabilities	8,964	11,954

Total liabilities	692,838	736,637

Commitments and contingent liabilities (Notes 9 and 10) Stockholders’ equity (Notes 13, 15, 16 and 17):
Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued	—	—
Common stock, par value $1.00 per share; 10,000,000 shares authorized, 7,880,642 and 7,850,317 shares issued in 2007 and 2006, respectively	7,881	7,850
Additional paid-in capital	58,773	57,953
Retained earnings	107,674	107,055

	174,328	172,858
Treasury stock, at cost, 3,638,863 and 3,532,663 shares in 2007 and 2006, respectively	(66,597)	(62,902)
Accumulated other comprehensive income (loss)	1,230	(3,071)
Shares held in rabbi trust at cost, 20,194 and 17,944 shares in 2007 and 2006, respectively	(503)	(426)
Deferred compensation obligations	503	426

Total stockholders’ equity	108,961	106,885

Total liabilities and stockholders’ equity	$801,799	$843,522

See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Consolidated Statements of Income

(In thousands except share data) Years ended December 31,	2007	2006	2005

Interest and dividend income:
Mortgage loans	$10,313	$11,305	$12,111
Other loans	768	765	681
Securities available for sale:
Mortgage-backed securities	6,857	7,293	6,961
Other securities	207	12,062	9,863
Mortgage-backed securities held to maturity	353	299	256
Trading securities	10,323	195	760
Federal funds sold	8,494	7,731	6,116
Other investments	2,467	289	53

Total interest and dividend income	39,782	39,939	36,801

Interest expense:
Deposits:
NOW	262	228	187
Savings	6,395	7,043	7,949
Time certificates of deposit	14,352	11,680	7,005
Borrowed funds	4	—	—

Total interest expense	21,013	18,951	15,141

Net interest income	18,769	20,988	21,660
Provision (credit) for loan losses (Note 7)	(10)	123	(53)

Net interest income after provision (credit) for loan losses	18,779	20,865	21,713

Non-interest income:
Deposit account service fees	325	343	393
Gains on securities available for sale, net	272	736	515
Gains on trading securities, net	4,109	61	164
Option fees	375	150	—
Deferred compensation plan income	58	178	84
Other	759	737	761

Total non-interest income	5,898	2,205	1,917

Non-interest expense:
Salaries and employee benefits	7,699	7,338	7,463
Deferred compensation plan expense	264	263	172
Occupancy and equipment	2,094	2,176	2,212
Data processing	588	583	540
Professional services	612	553	485
Advertising and marketing	166	139	155
Deposit insurance	109	126	145
Other	1,260	1,182	1,342

Total non-interest expense	12,792	12,360	12,514

Income before income tax expense	11,885	10,710	11,116
Income tax expense (Note 13)	4,154	3,683	3,793

Net income	$7,731	$7,027	$7,323

Weighted average common shares outstanding:
Basic	4,305,894	4,325,879	4,365,932
Diluted	4,333,789	4,360,688	4,422,529
Earnings per share (in dollars):
Basic	$1.80	$1.62	$1.68
Diluted	1.78	1.61	1.66

See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Consolidated Statements of Cash Flows

(In thousands) Years ended December 31,	2007	2006	2005

Cash flows from operating activities:
Net income	$7,731	$7,027	$7,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	535	669	642
Share-based payment compensation	89	60	—
Loan interest capitalized	(6)	(11)	(9)
(Increase) decrease in accrued interest and income receivable	1,022	(1,185)	(482)
Increase (decrease) in other liabilities	(3,000)	554	(22)
(Increase) decrease in income tax receivable, net	87	(88)	164
Amortization of premiums (accretion of discounts) on securities, net	(37)	(79)	(48)
Net trading securities activity:
Proceeds from sales of debt securities	13,984	6,940	18,926
Proceeds from sales of equity securities	29,229	14,251	5,508
Proceeds from maturities and calls of debt securities	171,755	2,000	50,002
Purchases of debt securities	(124,003)	(984)	(18,795)
Purchases of equity securities	(30,280)	(14,768)	(5,693)
Principal repayments of securities	35	—	—
Amortization of premiums (accretion of discounts) on securities, net	10	(27)	(53)
Gains on securities available for sale, net	(272)	(736)	(515)
Appreciation on donated equity securities	—	5	—
Gains on trading securities, net	(4,109)	(61)	(164)
Decrease in deferred mortgage loan origination fees, net of amortization	(17)	(27)	(113)
(Decrease) increase in accrued income taxes, net	—	(35)	35
Deferred income tax expense (benefit)	2,263	(56)	250
(Increase) decrease in other assets	14,296	(3,301)	(5,088)
Provision (credit) for loan losses	(10)	123	(53)
Provision (credit) for loan losses on off-balance sheet credit exposures	—	(172)	(71)
Gains on sales of premises and equipment	—	(3)	—

Net cash provided by operating activities	79,302	10,096	51,744

Cash flows from investing activities:
Purchases of term Federal funds	(335,000)	(41,000)	(15,000)
Proceeds from maturities of term Federal funds	285,000	—	15,000
Net decrease in interest-bearing bank deposits	—	898	1,820
Proceeds from sales of investment securities available for sale	6,636	20,405	28,252
Proceeds from maturities and redemption of investment securities held to maturity and available for sale	—	122,250	103,961
Purchases of investment securities available for sale	(3,070)	(91,205)	(132,546)
Purchases of mortgage-backed securities available for sale	(13,301)	(25,943)	(47,696)
Purchases of mortgage-backed securities held to maturity	(2,966)	—	(1,581)
Principal repayments of mortgage-backed securities	25,465	26,730	31,450
Principal repayments of securities available for sale	—	2	—
Donated equity securities	—	5	—
Loans originated	(19,532)	(21,736)	(48,874)
Loan principal payments received	36,912	38,583	59,460
Purchases of premises and equipment	(1,613)	(1,654)	(700)
Proceeds from sales of premises and equipment	—	3

Net cash provided by (used in) investing activities	(21,469)	27,338	(6,454)

(Continued)

Massbank Corp. and Subsidiaries
Consolidated Statements of Cash Flows
(Continued)

(In thousands) Years ended December 31,	2007	2006	2005

Cash flows from financing activities:
Net decrease in deposits	(40,771)	(61,396)	(64,737)
Decrease in escrow deposits of borrowers	(38)	(53)	(15)
Proceeds from borrowed funds	10,000	—	—
Repayments of borrowings	(10,000)	—	—
Payments to acquire treasury stock	(3,695)	(1,621)	(4,487)
Purchase of company stock for deferred compensation plan, net of distributions	(77)	(75)	(30)
Increase in deferred compensation obligation	77	75	30
Options exercised, including tax benefit	762	864	1,830
Cash dividends paid on common stock	(4,877)	(4,715)	(4,583)

Net cash used in financing activities	(48,619)	(66,921)	(71,992)

Net increase (decrease) in cash and cash equivalents	9,214	(29,487)	(26,702)
Cash and cash equivalents at beginning of year	147,890	177,377	204,079

Cash and cash equivalents at end of year	$157,104	$147,890	$177,377

Supplemental cash flow disclosures:
Cash transactions:
Cash paid during the year for interest	$21,132	$18,950	$15,203
Cash paid during the year for taxes, net of refunds	2,660	3,745	3,002

Non-cash transactions:
Transfer of securities from available for sale to trading upon early adoption of SFAS No. 159	$261,256	$—	$—
Transfer of property from premises and equipment to real estate held for resale	—	425	—

See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity

(In thousands except share data) Years ended December 31, 2007, 2006 and 2005

					Accumulated	Shares
		Additional			other	held in	Deferred
	Common	paid-in	Retained	Treasury	comprehensive	Rabbi	compensation
	stock	capital	earnings	stock	income (loss)	Trust	obligations	Total

Balance at December 31, 2004	$7,736	$55,313	$102,003	$(56,794)	$1,757	$(553)	$553	$110,015
Net Income	—	—	7,323	—	—	—	—	7,323
Other comprehensive loss, net of tax:
Unrealized losses on securities, net of reclassification adjustment (Note 1)	—	—	—	—	(4,834)	—	—	(4,834)

Comprehensive income	—	—	—	—	—	—	—	2,489
Cash dividends paid ($1.05 per share)	—	—	(4,583)	—	—	—	—	(4,583)
Purchase of treasury stock	—	—	—	(4,487)	—	—	—	(4,487)
Purchase of company stock for deferred compensation plan	—	—	—	—	—	(30)	30	—
Distribution of company stock from deferred compensation plan	—	—	—	—	—	232	(232)	—
Exercise of stock options	76	1,412	—	—	—	—	—	1,488
Tax benefit on stock options exercised	—	342	—	—	—	—	—	342

Balance at December 31, 2005	7,812	57,067	104,743	(61,281)	(3,077)	(351)	351	105,264
Net Income	—	—	7,027	—	—	—	—	7,027
Other comprehensive income, net of tax:
Unrealized gains on securities, net of reclassification adjustment (Note 1)	—	—	—	—	202	—	—	202
Pension liability adjustment to initially apply SFAS No. 158, net of tax	—	—	—	—	(196)	—	—	(196)

Comprehensive income	—	—	—	—	—	—	—	7,033
Share-based payment compensation	—	60	—	—	—	—	—	60
Cash dividends paid ($1.09 per share)	—	—	(4,715)	—	—	—	—	(4,715)
Purchase of treasury stock	—	—	—	(1,621)	—	—	—	(1,621)
Purchase of company stock for deferred compensation plan	—	—	—	—	—	(75)	75	—
Exercise of stock options	38	712	—	—	—	—	—	750
Tax benefit on stock options exercised	—	114	—	—	—	—	—	114

Balance at December 31, 2006	7,850	57,953	107,055	(62,902)	(3,071)	(426)	426	106,885
Cumulative effect of adoption of the fair value option, net of tax	—	—	(2,235)	—	2,235	—	—	—
Net Income	—	—	7,731	—	—	—	—	7,731
Other comprehensive income, net of tax:
Unrealized gains on securities, net of reclassification adjustment (Note 1)	—	—	—	—	1,539	—	—	1,539
Unamortized gains, transition obligation and past service costs under employee pension plan, net of tax	—	—	—	—	527	—	—	527

Comprehensive income	—	—	—	—	—	—	—	9,797
Share-based payment compensation	—	89	—	—	—	—	—	89
Cash dividends paid ($1.13 per share)	—	—	(4,877)	—	—	—	—	(4,877)
Purchase of treasury stock	—	—	—	(3,695)	—	—	—	(3,695)
Purchase of company stock for deferred compensation plan	—	—	—	—	—	(77)	77	—
Exercise of stock options	31	670	—	—	—	—	—	701
Tax benefit on stock options exercised	—	61	—	—	—	—	—	61

Balance at December 31, 2007	$7,881	$58,773	$107,674	$(66,597)	$1,230	$(503)	$503	$108,961

See accompanying notes to consolidated financial statements.

Massbank Corp. and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2007, 2006 and 2005
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
          Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market conditions, interest rates, prepayment risk, the need to increase regulatory capital and other factors. The Company reports investment securities available for sale at estimated fair value with the net unrealized gains and losses reported, net of tax effect, as a separate component of stockholders’ equity until realized. As of December 31, 2007, stockholders’ equity included approximately $1.2 million of accumulated other comprehensive income, which included approximately $0.9 million representing the net unrealized gains on securities available for sale, less applicable income tax benefits.
          Securities that are bought and held principally for the purpose of sale in the near term are classified as trading securities. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price caused by market volatility. Investments classified as trading securities are reported at estimated fair value with unrealized gains and losses included in earnings. Effective January 1, 2007, the Company adopted the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 159, the Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB No. 115, and designated $261.3 million in securities as trading securities which were previously designated as available for sale. In accordance with SFAS No. 159, the Company recorded a cumulative effect of accounting change reduction to retained earnings related to these securities in the amount of $2.235 million (net of deferred tax impact) as of January 1, 2007. Offsetting this adjustment was an increase to other comprehensive income in the amount of $2.235 million (net of deferred tax impact).
          Income on debt and equity securities is accrued and included in interest and dividend income. The specific identification method is used to determine realized gains or losses on sales of securities available for sale which are also reported in non-interest income under the caption “gains on securities available for sale, net.” When a security available for sale suffers a loss in value which is considered other than temporary, such loss is recognized by a charge to earnings.

1.	Summary of Significant Accounting Policies (continued)

Loans

Loans are reported at the principal amount outstanding, net of unearned fees. Loan origination fees and related direct incremental loan origination costs are offset and the resulting net amount is deferred and amortized over the life of the loan using the level-yield method.
          The Bank generally does not accrue interest on loans which are 90 days or more past due. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed from income and all amortization of deferred loan fees is discontinued. Interest received on nonaccrual loans is either applied against principal or reported as income according to management’s judgment as to the collectibility of principal. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.
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

Real Estate Held for Resale

Real estate held for resale consists of a parcel of land owned by the Company’s subsidiary, Knabssam LLC that is not used for operational purposes. The land is carried at cost. The Company, through its subsidiary, has granted a local developer an option to purchase the land. As consideration for this option, the developer will make quarterly option payments to Knabssam LLC until the option is either exercised and the closing transaction for the purchase occurs or the option is allowed to lapse. If the developer does not exercise his option to purchase by the end of April 2008, then his option right expires. As of February 15, 2008, the developer had not obtained requisite local permits and approvals and may seek an extension of the Option Period.

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
          SFAS 123(R) requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Consolidated Statements of Income. The Company adopted SFAS 123(R) using the modified prospective transition method that requires the application of the accounting standard starting the first day of the fiscal year, January 1, 2006 for the Company. Under this method, compensation expense is also recognized for stock based awards that are modified after December 31, 2005. The Company’s Consolidated Financial Statements, as of and for the years ended December 31, 2007 and 2006, reflect the impact of SFAS 123(R). Stock-based compensation expense for the years ended December 31, 2007 and 2006 totaled $89 thousand and $60 thousand, respectively. The stock-based compensation expense is related to the 34,500 and 34,250 stock options granted to employees and directors in 2007 and 2006, respectively, net of any forfeitures, accounted for under SFAS 123(R) and to the modification of 11,250 stock options in 2006, due to the retirement of a Company director. Typically, when a director ceases to be a director by reason of the director’s retirement after reaching the mandatory retirement age of 72, the Board has voted to extend the date that the director’s outstanding options shall become fully exercisable from a period of three months from the date of termination to a period of five years from the date of retirement or until the expiration date, if earlier. As required by SFAS 123(R), the change in fair value resulting from this modification has been included in expense. The stock options that were granted in 2007 and 2006 were granted at an exercise price equal to the Company’s closing stock price at the date of grant. The stock options issued vest at 20% per year over 5 years and have a contractual term of ten years.
          Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25, as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Under the intrinsic value based method, no stock-based compensation expense for employee stock options was recognized in the Company’s Consolidated Financial Statements, because the exercise price of the stock options granted to the Company’s employees and directors equaled the fair market value of the underlying stock at the date of grant. In accordance with the modified prospective transition method the Company used in adopting SFAS 123(R), the Company’s earnings results prior to fiscal year 2006 have not been restated to reflect, and do not include, the possible impact of SFAS 123(R). Prior to 2006, the stock options issued by the Company had a contractual term of ten years and vested immediately at the time of issuance.
          Upon adoption of SFAS 123(R), the Company selected the Black-Scholes option-pricing model as the most appropriate method for determining the estimated fair value for stock-based awards.

1.	Summary of Significant Accounting Policies (continued)
The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 in 2005.

(In thousands except per share data) Years Ended December 31,	2005

Net income, as reported	$7,323
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects(1)	(161)

Pro forma net income	$7,162

Earnings per share:
Basic — as reported	$1.68
Basic — pro forma	1.64

Diluted — as reported	$1.66
Diluted — pro forma	1.62

Weighted average fair value per share	$8.11
Expected term (years)	7.3 years
Risk-free interest rate	3.97%
Volatility	21.2%
Dividend yield	2.8%

(1)	A Black-Scholes option pricing model was used to determine the fair values of the options granted.
Goodwill Impairment

The Company adopted SFAS No. 142, Goodwill and Other Intangibles, effective January 1, 2002. The Statement addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill, and requires periodic impairment evaluations of goodwill. Impairment evaluations are required to be performed annually and may be required more frequently if certain conditions indicating potential impairment exists. In the event that the Company were to determine that its goodwill were impaired, the recognition of an impairment charge would have an adverse impact on its results of operations in the period that the impairment occurred and on its financial position.

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
          A reconciliation of the weighted average shares outstanding for the years ended December 31, 2007, 2006 and 2005 follows:

(In thousands) Years Ended December 31,	2007	2006	2005

Basic shares	4,306	4,326	4,366
Dilutive impact of stock options	28	35	57

Diluted shares	4,334	4,361	4,423

1. Summary of Significant Accounting Policies (continued)
Comprehensive Income (Loss)
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and pension liability adjustments, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
               The components of other comprehensive income (loss) and related tax effects at December 31 are as follows:

(In thousands) Years ended December 31,	2007	2006	2005

Unrealized holding gains (losses) on available for sale securities and when issued securities contracts arising during period	$2,771	$1,028	$(7,221)
Less: reclassification adjustment for gains realized in income	272	736	515

Net unrealized gains (losses)	2,499	292	(7,736)
Tax (expense) or benefit	(960)	(90)	2,902

Net unrealized gains (losses), net of tax	1,539	202	(4,834)

Pension liability adjustment to apply SFAS No. 158	906	(337)	—
Tax (expense) or benefit	(379)	141	—

Pension liability adjustment, net of tax	527	(196)	—

Other comprehensive income (loss)	$2,066	$6	$(4,834)

     Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents consist of cash and due from banks, and short-term investments with original maturities of less than 90 days.
          As a regulated financial institution, the Bank is required to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in “Cash and Due from Banks,” was $3.2 million and $4.6 million at December 31, 2007 and 2006, respectively.
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
2. Short-Term Investments
     Short-term investments consist of the following:

(In thousands) At December 31,	2007	2006

Federal funds sold (overnight)	$74,455	$117,104
Term Federal funds sold	7,000	—
Money market investment funds	69,520	22,133
Interest-bearing bank money market accounts	3	3

Total short-term investments	$150,978	$139,240

The investments above are stated at cost which approximates market value.

3. Trading Securities
The carrying amount and fair value of trading securities are as follows:

(In thousands) At December 31,	2007	2006

	Fair	Fair
	Value	Value

U.S. Treasury obligations	$1,997	$—
U.S Government agency obligations	201,172	—
Marketable equity securities	3,393	1,926
Investments in mutual funds	4	5

Total trading securities	$206,566	$1,931

During the years ended December 31, 2007, 2006 and 2005, the Company realized gains and losses on sales of trading securities as follows:

(In thousands) Years ended December 31,	2007		2006		2005

	Realized		Realized		Realized
	Gains	Losses	Gains	Losses	Gains	Losses

U.S. Treasury obligations	$5	$(37)	$—	$(29)	$1	$(119)
U.S Government agency obligations	13	—	—	—	—	—
Marketable equity securities	486	(122)	224	—	99	(3)

Total realized gains (losses)	$504	$(159)	$224	$(29)	$100	$(122)

Proceeds from sales of trading securities during 2007, 2006 and 2005 were $43.2 million, $21.2 million, and $24.4 million, respectively. The change in fair values included in income in 2007, 2006 and 2005 was $3.764 million, $(134) thousand and $186 thousand, respectively.

4. Investment Securities
The amortized cost and fair value of investment securities follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(In thousands) At December 31, 2007	Cost	Gains	Losses	Value

Securities held to maturity:
Mortgage-backed securities:
Federal National Mortgage Association	$8,098	$83	$(61)	$8,120

Total	$8,098	$83	$(61)	$8,120

Securities available for sale:
Debt securities:
Mortgage-backed securities:
Government National Mortgage Association	$591	$9	$—	$600
Federal Home Loan Mortgage Corporation	121,087	1,204	(279)	122,012
Federal National Mortgage Association	1,847	12	—	1,859
Collateralized mortgage obligations	59	—	—	59

Total mortgage-backed securities	123,584	1,225	(279)	124,530

Total debt securities	123,584	1,225	(279)	124,530

Equity securities	3,621	690	(131)	4,180

Total securities available for sale	127,205	$1,915	$(410)	$128,710

Net unrealized gains on securities available for sale	1,505

Total securities available for sale, net	128,710

Total investment securities, net	$136,808

The amortized cost and fair value of investment securities follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(In thousands) At December 31, 2006	Cost	Gains	Losses	Value

Securities held to maturity:
Mortgage-backed securities:
Federal National Mortgage Association	$5,396	$—	$(120)	$5,276

Total	$5,396	$—	$(120)	$5,276

Securities available for sale:
Debt securities:
U.S. Treasury obligations	$22,018	$—	$(309)	$21,709
U.S. Government agency obligations	242,775	10	(3,238)	239,547

Total	264,793	10	(3,547)	261,256

Mortgage-backed securities:
Government National Mortgage Association	1,554	19	—	1,573
Federal Home Loan Mortgage Corporation	131,399	602	(1,555)	130,446
Federal National Mortgage Association	2,418	—	(40)	2,378
Collateralized mortgage obligations	74	—	—	74

Total mortgage-backed securities	135,445	621	(1,595)	134,471

Total debt securities	400,238	631	(5,142)	395,727

Equity securities	6,916	589	(603)	6,902

Total securities available for sale	407,154	$1,220	$(5,745)	$402,629

Net unrealized losses on securities available for sale	(4,525)

Total securities available for sale, net	402,629

Total investment securities, net	$408,025

4. Investment Securities (continued)
During the years ended December 31, 2007, 2006 and 2005, the Company realized gains and losses on sales of securities available for sale as follows:

(In thousands) At December 31,	2007		2006		2005

	Realized		Realized		Realized
	Gains	Losses	Gains	Losses	Gains	Losses

Sales:
U.S. Treasury obligations	$—	$—	$—	$(104)	$29	$(55)
Marketable equity securities	781	(509)	1,083	(248)	761	(220)
Securities donated to Massbank
Charitable Foundation:
Marketable equity securities	—	—	5	—	—	—

Total realized gains (losses)	$781	$(509)	$1,088	$(352)	$790	$(275)

          There were no sales of debt securities available for sale in 2007. Proceeds from sales of debt securities available for sale during 2006 and 2005 were $9.9 million and $22.0 million, respectively. Proceeds from sales of equity securities available for sale during 2007, 2006 and 2005, were $6.6 million, $10.5 million and $6.3 million, respectively.
          There were no sales of investment securities held to maturity during 2007, 2006 or 2005.
The amortized cost and fair value of debt securities available for sale and held to maturity by contractual maturity are as follows:

(In thousands) At December 31,	2007		2006

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Investment securities held to maturity:
Mortgage-backed securities:
Maturing after 15 years	$8,098	$8,120	$5,396	$5,276

Total debt securities held to maturity	$8,098	$8,120	$5,396	$5,276

Investment securities available for sale:
U.S. Treasury obligations:
Maturing within 1 year	$—	$—	$14,019	$13,911
Maturing after 1 year but within 5 years	—	—	7,999	7,798

Total	—	—	22,018	21,709

U.S. Government agency obligations:
Maturing within 1 year	—	—	75,000	74,594
Maturing after 1 year but within 5 years	—	—	150,745	148,246
Maturing after 5 years but within 10 years	—	—	15,995	15,706
Maturing after 10 years but within 15 years	—	—	1,035	1,001

Total	—	—	242,775	239,547

Mortgage-backed securities:
Maturing within 1 year	156	156	100	101
Maturing after 1 year but within 5 years	5,662	5,831	7,508	7,666
Maturing after 5 years but within 10 years	19,936	20,264	17,155	17,473
Maturing after 10 years but within 15 years	97,830	98,279	110,608	109,157
Maturing after 15 years	—	—	74	74

Total	123,584	124,530	135,445	134,471

Total debt securities available for sale	123,584	124,530	400,238	395,727

Net unrealized gains (losses) on debt securities available for sale	946	—	(4,511)	—

Total debt securities available for sale, net carrying value	$124,530	$124,530	$395,727	$395,727

Maturities of mortgage-backed securities are shown at final contractual maturity and do not reflect any principal amortization or prepayments.
          Included in U.S. Government agency obligations are investments that can be called prior to final maturity with an amortized cost of $163.7 million and a fair value of $161.3 million at December 31, 2006.

4. Investment Securities (continued)
The fair value and unrealized losses of temporarily impaired investments aggregated by category of investments is as follows:

(In thousands) At December 31, 2007	Less than 12 months		12 months or longer		Total

		Unrealized		Unrealized		Unrealized
Description of Securities	Fair value	Losses	Fair Value	Losses	Fair Value	Losses

Debt securities available for sale and held to maturity:
Mortgage-backed securities	$—	$—	$34,711	$(340)	$34,711	$(340)

Total debt securities	—	—	34,711	(340)	34,711	(340)
Equity securities	949	(131)	—	—	949	(131)

Total temporarily impaired securities	$949	$(131)	$34,711	$(340)	$35,660	$(471)

As of December 31, 2007, management concluded that the unrealized losses above are temporary in nature since they are not related to the underlying credit quality of the issuers, and the Company has the intent and ability to hold these investments for a time necessary to recover its cost. The losses above (with the exception of the equity securities) are on securities that have contractual maturity dates and are primarily related to market interest rates.
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

5. Fair Value Measurements
Effective January 1, 2007, the Company elected early adoption of Statement of Financial Accounting Standards (“FAS”) 159 and 157. FAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” was issued in February 2007 and permits the measurement of selected eligible financial instruments at fair value at specified election dates. The Company elected the fair value option to better manage its U.S. Treasury and Government Agency securities portfolio and to use the fair value measurement for these securities on a recurring basis.
          The interest and dividend income from trading securities is included in the Consolidated Statements of Income as “trading securities” and the interest and dividend income from securities available for sale is included in the Consolidated Statements of Income as securities available for sale: “Mortgage-backed securities” and “Other securities.”
          The following table sets forth the assets of the Company as of December 31 2007 that are measured at fair value on a recurring basis.

Changes in Fair Values
for 12-Month Period
Ended December 31, 2007
For Items Measured at
		Fair Value Measurements at			Fair Value Pursuant to
		December 31, 2007 Using			Election of Fair Value Option

Significant
	Assets	Quoted Prices in	Other	Significant	Other	Total Changes
	Measured at	Active Markets	Observable	Unobservable	Gains	in Fair Values
	Fair Value	for Identical Assets	Inputs	Inputs	and	Included in
(In thousands)	at 12/31/07	(Level 1)	(Level 2)	(Level 3)	(Losses)	Period Earnings

Trading securities	$206,566	$206,566	$—	$—	$345	$3,764
Securities available for sale	128,710	4,180	124,530	—	272	—

Upon adoption of FAS 159, the Company selected the fair value option (FVO) for all of its U.S. Treasury and Government Agency securities available for sale, a portfolio totaling $261.3 million as of January 1, 2007. The initial fair value measurement of these securities resulted in a $2.2 million cumulative effect adjustment, net of tax, recorded as a reduction in retained earnings as of January 1, 2007 as shown in the table below:

	Balance Sheet 01/01/07	Balance Sheet	Balance Sheet 01/01/07
(In thousands)	prior to Adoption	Adjustment Pretax	after Adoption of FVO

Securities available for sale, at amortized cost	$407,154	$(264,793)	$142,361
Net unrealized losses on securities available for sale	(4,525)	3,537	(988)

Securities available for sale, at fair value	402,629	(261,256)	141,373
Trading securities at fair value	1,931	261,256	263,187

	$404,560	$—	$404,560

Pretax cumulative effect of adoption of fair value option		$(3,537)
Deferred tax asset		1,302

Cumulative effect of adoption of fair value option, net of tax (charge to retained earnings)		$(2,235)

The charge to retained earnings has no overall impact on total stockholders’ equity because the fair value adjustment had previously been included as an element of stockholders’ equity in the accumulated other comprehensive loss account as shown in the table below:

	Balance Sheet 01/01/07	Adjustment of FVO	Balance Sheet 01/01/07
(In thousands) Stockholders’ Equity	prior to Adoption	(net of tax)	after Adoption of FVO

Common stock	$7,850	$—	$7,850
Additional paid-in-capital	57,953		57,953
Retained earnings	107,055	(2,235)	104,820
Treasury stock	(62,902)		(62,902)
Accumulated other comprehensive loss	(3,071)	2,235	(836)
Shares held in rabbi trust	(426)		(426)
Deferred compensation obligation	426		426

Total Stockholders’ Equity	$106,885	$—	$106,885

6. Loans
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

(In thousands) At December 31,	2007	2006

Mortgage loans:
Residential:
Conventional:
Fixed rate	$150,481	$169,036
Variable rate	24,789	23,941
FHA and VA	5	13
Construction	1,114	1,217
Commercial:
Fixed rate	342	367
Variable rate	4,450	4,076
Construction	708	563

Total mortgage loans	181,889	199,213
Premium on loans	1	2
Deferred mortgage loan origination costs, net	55	38

Mortgage loans, net	181,945	199,253

Other loans:
Consumer:
Second mortgage loans	1,231	751
Installment	287	211
Guaranteed education	427	635
Other secured	374	408
Home equity lines of credit	7,052	7,460
Unsecured	125	128

Total consumer loans	9,496	9,593
Commercial	126	81

Total other loans	9,622	9,674

Total loans	$191,567	$208,927

In the ordinary course of business, the Bank makes loans to its directors, officers and their associates and affiliated companies (“related parties”) at substantially the same terms as those prevailing at the time of origination for comparable transactions with unrelated borrowers. An analysis of total related party loans for the year ended December 31, 2007 follows:

(In thousands)

Balance at December 31, 2006	$1,403
Additions	358
Repayments	(533)

Balance at December 31, 2007	$1,228

7. Allowance for Loan Losses
An analysis of the activity in the allowance for loan losses is as follows:

(In thousands) Years ended December 31,	2007	2006	2005

Balance at beginning of year	$1,382	$1,253	$1,307
Provision (credit) for loan losses	(10)	123	(53)
Recoveries of loans previously charged-off	—	19	—

Total	1,372	1,395	1,254

Charge-offs:
Mortgage loans	—	—	—
Other loans	(3)	(13)	(1)

Balance at end of year	$1,369	$1,382	$1,253

The following table shows the allocation of the allowance for loan losses by category of loans at December 31, 2007, 2006 and 2005.

(In thousands) At December 31,	2007		2006		2005

		Percentage		Percentage		Percentage
		of Loans		of Loans		of Loans
	Amount	to Total	Amount	to Total	Amount	to Total

Mortgage loans:
Residential	$756	92%	$795	93%	$770	95%
Commercial	369	3	324	2	111	1
Consumer loans	87	5	98	5	139	4
Commercial loans	63	—	40	—	46	—
Unallocated	94	—	125	—	187	—

Total	$1,369	100%	$1,382	100%	$1,253	100%

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
8. Non-performing Assets
The following schedule summarizes non-performing assets at the dates shown:

(In thousands) At December 31,	2007	2006	2005

Total nonaccrual loans	$199	$137	$257

Total non-performing assets	$199	$137	$257

Percent of non-performing loans to total loans	0.10%	0.07%	0.11%
Percent of non-performing assets to total assets	0.02%	0.02%	0.03%

8. Non-performing Assets (continued)
The reduction in interest income associated with nonaccrual loans is as follows:

(In thousands) Years ended December 31,	2007	2006	2005

Interest income that would have been recorded under original terms	$14	$8	$16
Interest income actually recorded	3	5	9

Reduction in interest income	$11	$3	$7

     During 2007, 2006 and 2005 the Company had no impaired loans.
9. Financial Instruments with Off-Balance Sheet Risk
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

	Contract or Notional Amount
(In thousands) At December 31,	2007	2006
Financial instruments whose contract amounts represent credit risk:
Commitments to originate residential mortgage loans	$2,514	$1,206
Unadvanced portions of construction loans	261	217
Unused credit lines, including unused portions of equity lines of credit	25,897	28,779
Other loan commitments	2,196	2,337

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
10. Premises and Equipment
A summary of premises and equipment and their estimated useful lives used for depreciation purposes is as follows:

			Estimated
			Useful Life
(In thousands) At December 31,	2007	2006	(In Years)

Premises:
Land	$1,967	$1,967	—
Buildings	8,751	7,438	25-45
Building and leasehold improvements	2,906	2,862	2-30
Equipment	5,847	5,591	1-15

	19,471	17,858
Less: accumulated depreciation and amortization	11,308	10,773

Total premises and equipment, net	$8,163	$7,085

The Bank is obligated under a number of noncancelable operating leases for various banking offices. These operating leases expire at various dates through 2032 with options for renewal. Rent expense for the years ended December 31, 2007, 2006 and 2005 amounted to $324 thousand, $312 thousand and $298 thousand, respectively.

10.	Premises and Equipment (continued)

The minimum rental commitments, with initial or remaining terms of one year or more exclusive of operating costs and real estate taxes to be paid by the Bank under these leases, as of December 31, 2007, are as follows:

(In thousands) Years ending December 31,	Payments

2008	$319
2009	242
2010	217
2011	217
2012	159
Later years	1,442

Total	$2,596

11.	Deposits

Deposits are summarized as follows:

(In thousands) At December 31,	2007		2006

		Average		Average
	Amount	Interest Rate	Amount	Interest Rate

Demand and NOW:
NOW accounts	$47,600	0.55%	$51,856	0.53%
Demand accounts	24,087	—	27,004	—

Total demand and NOW	71,687	0.37	78,860	0.35

Savings:
Savings accounts	298,409	2.11	335,142	1.96
Money market accounts	8,913	2.12	9,666	1.99

Total savings	307,322	2.11	344,808	1.96

Time certificates of deposit:
Fixed rate certificates	232,862	4.56	230,710	4.38
Variable rate certificates	70,690	3.92	68,954	5.57

Total time certificates of deposit	303,552	4.41	299,664	4.65

Total deposits	$682,561	2.95%	$723,332	2.90%

The maturity distribution and related rate structure of the Bank’s time certificates of deposit at December 31, 2007 follows:

(In thousands) At December 31,	2007

		Average
	Amount	Interest Rate

Due within 3 months	$82,742	4.63%
Due within 3—6 months	66,600	4.41
Due within 6—12 months	69,912	4.41
Due within 1—2 years	57,575	4.18
Due within 2—3 years	18,488	4.18
Due within 3—5 years	7,572	4.13
Thereafter	663	4.74

Total	$303,552	4.41%

11.	Deposits (continued)

At December 31, 2007 and 2006, the Bank had individual time certificates of deposit of $100 thousand or more maturing as follows:

(In thousands) At December 31,	2007	2006

Due within 3 months	$37,049	$33,060
Due within 3—6 months	25,307	21,323
Due within 6—12 months	24,397	26,980
Due within 1—2 years	22,277	22,322
Due within 2—3 years	6,249	10,050
Due within 3—5 years	4,015	5,021
Thereafter	346	155

Total	$119,640	$118,911

12.	Fair Value of Financial Instruments

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

Term Federal Funds Sold

The carrying amounts of the term Federal funds sold reported in the balance sheet at December 31, 2007 and 2006 approximate fair value.

Securities

The fair value of investment securities is based principally on quoted market prices and dealer quotes.
          SFAS No. 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs.
          The carrying amount and estimated fair values of the Company’s investment securities are as follows:

(In thousands) At December 31,	2007		2006

	Carrying	Calculated	Carrying	Calculated
	Amount	Fair Value	Amount	Fair Value

Securities available for sale	$128,710	$128,710	$402,629	$402,629
Securities held to maturity	8,098	8,120	5,396	5,276
Trading securities	206,566	206,566	1,931	1,931

Total securities	$343,374	$343,396	$409,956	$409,836

12.	Fair Value of Financial Instruments (continued)

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
The following table presents information for loans:

(In thousands) At December 31,	2007		2006

	Carrying	Calculated	Carrying	Calculated
	Amount	Fair Value	Amount	Fair Value

Real estate:
Residential:
Variable	$25,913	$25,591	$25,168	$24,171
Fixed	150,566	146,583	169,112	163,378
Commercial:
Fixed	343	320	367	347
Variable	5,123	5,087	4,606	4,445
Consumer	9,496	9,543	9,593	9,569
Commercial	126	113	81	68

Total loans	191,567	187,237	208,927	201,978
Allowance for loan losses	(1,369)	—	(1,382)	—

Net loans	$190,198	$187,237	$207,545	$201,978

Deposits
The fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, savings accounts, and money market accounts for purposes of this disclosure, is equal to the amount payable on demand as of December 31, 2007 and 2006. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

12. Fair Value of Financial Instruments (continued)

(In thousands) At December 31,	2007		2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Demand accounts	$24,087	$24,087	$27,004	$27,004
NOW accounts	47,600	47,600	51,856	51,856
Savings accounts	298,409	298,409	335,142	335,142
Money market accounts	8,913	8,913	9,666	9,666
Time certificates of deposit	303,552	304,479	299,664	299,302

Total deposits	682,561	683,488	723,332	722,970
Escrow deposits of borrowers	968	968	1,006	1,006

Total	$683,529	$684,456	$724,338	$723,976

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
          The Bank estimates the fair value of the cost to terminate commitments to advance funds on construction loans and for residential mortgage loans in the pipeline at December 31, 2007 and 2006 to be immaterial. Unused credit lines, including unused portions of equity lines of credit, are at floating interest rates and therefore there is no fair value adjustment. The Bank’s other loan commitments approximate fair value.
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
13. Income Taxes
Income tax expense consists of the following:

(In thousands) Years ended December 31,	2007	2006	2005

Current income tax expense:
Federal	$2,620	$3,507	$3,430
State	188	232	113

Total current tax expense	2,808	3,739	3,543

Deferred income tax (benefit) expense:
Federal	1,237	(44)	186
State	109	(12)	64

Total deferred tax (benefit) expense:	1,346	(56)	250

Total income tax expense	$4,154	$3,683	$3,793

13. Income Taxes (continued)
Income tax expense attributable to income from operations for the years ended December 31, differed from the amounts computed by applying the federal income tax rate of 35 percent as a result of the following:

(In thousands) Years ended December 31,	2007	2006	2005

Computed “expected” income tax expense at statutory rate	$4,160	$3,749	$3,891
Increase (reduction) in income taxes resulting from:
Reduction in federal income tax rate	(75)	(100)	(91)
State and local income taxes, net of federal benefit	193	143	115
Dividends received deduction	(37)	(40)	(42)
Dividends paid to ESOP deduction	(74)	(70)	(72)
Other	(13)	1	(8)

Income tax expense	$4,154	$3,683	$3,793

Effective income tax rate	34.95%	34.39%	34.12%

At December 31, 2007 and 2006, the Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

(In thousands) Years ended December 31,	2007	2006

Deferred tax assets:
Unrealized losses on securities available for sale	$—	$1,656
Loan losses	717	722
Deferred compensation and pension cost	600	889
Depreciation	129	166
Purchase accounting	—	11
Deferred loan fees, net	4	3
Other	28	19

Gross deferred tax asset	1,478	3,466

Deferred tax liabilities:
Unrealized gains on securities available for sale	607	—
Other unrealized securities gains	203	111
Other	7	8

Gross deferred tax liability	817	119

Net deferred tax asset	$661	$3,347

          Based on the Company’s historical and current pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax asset existing at December 31, 2007. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid in 2007, 2006 and 2005 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences which give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.
          As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the tax effect of the pre-1988 bad debt reserve amount of approximately $7.3 million remains subject to recapture in the event that the Bank pays dividends in excess of its reserves and profits.
14. Earnings per Share
The following is a calculation of earnings per share for the years indicated:

Years Ended December 31,	2007		2006		2005
(In thousands except share data)	Basic	Diluted	Basic	Diluted	Basic	Diluted

Net income	$7,731	$7,731	$7,027	$7,027	$7,323	$7,323
Average shares outstanding	4,305,894	4,305,894	4,325,879	4,325,879	4,365,932	4,365,932
Dilutive stock options	—	27,895	—	34,809	—	56,597

Weighted average shares outstanding	4,305,894	4,333,789	4,325,879	4,360,688	4,365,932	4,422,529
Earnings per share (in dollars)	$1.80	$1.78	$1.62	$1.61	$1.68	$1.66

15. Stockholders’ Equity
The Company may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders’ equity to be reduced below or to otherwise violate legal or regulatory requirements. Substantially all of the Company’s retained earnings are unrestricted at December 31, 2007.
          The Bank is a Federal Deposit Insurance Corporation (FDIC) insured institution subject to the FDIC regulatory capital requirements. The FDIC regulations require all FDIC insured institutions to maintain minimum levels of Tier I capital. Highly rated banks (i.e., those with a composite rating of 1 under the CAMELS rating system) are required to maintain a minimum leverage ratio of Tier I capital to total average assets of at least 3.00%. An additional 100 to 200 basis points are required for all but these most highly rated institutions. The Bank is also required to maintain a minimum level of risk-based capital. Under the risk-based capital standards, FDIC insured institutions must maintain a Tier I capital to risk-weighted assets ratio of 4.00% and are generally expected to meet a minimum total qualifying capital to risk-weighted assets ratio of 8.00%. The risk-based capital guidelines take into consideration risk factors, as defined by the regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk-based capital ratios. Tier II capital components include supplemental capital components such as qualifying allowance for loan losses, qualifying subordinated debt and up to 45 percent of the pretax net unrealized holding gains on certain available for sale equity securities. Tier I capital plus the Tier II capital components are referred to as total qualifying capital.
          The capital ratios of the Company and its principal subsidiary “Massbank” set forth below currently exceed the minimum ratios for “well capitalized” banks as defined by federal regulators.
          As of December 31, 2007, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes would cause a change in the Bank’s categorization.

			For Capital		To Be Well
(In thousands) At December 31, 2007	Actual		Adequacy Purposes		Capitalized(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets):
Massbank Corp. (consolidated)	$106,641	13.37%	$23,921	3.00%	N/A	—
Massbank (the “Bank”)	102,042	12.80	23,908	3.00	$39,846	5.00%

Tier I Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)	106,641	34.31	12,432	4.00	N/A	—
Massbank (the “Bank”)	102,042	32.89	12,410	4.00	18,615	6.00%

Total Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)	108,607	34.94	24,864	8.00	N/A	—
Massbank (the “Bank”)	104,008	33.52	24,820	8.00	31,025	10.00%

(In thousands)			For Capital		To Be Well
At December 31, 2006	Actual		Adequacy Purposes		Capitalized(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets):
Massbank Corp. (consolidated)	$108,852	12.78%	$25,547	3.00%	N/A	—
Massbank (the “Bank”)	103,245	12.39	24,992	3.00	$41,653	5.00%

Tier I Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)	108,852	36.58	11,901	4.00	N/A	—
Massbank (the “Bank”)	103,245	34.77	11,876	4.00	17,815	6.00

Total Capital (to Risk-Weighted Assets):
Massbank Corp. (consolidated)	110,579	37.17	23,803	8.00	N/A	—
Massbank (the “Bank”)	104,972	35.35	23,753	8.00	29,691	10.00

1)	This column presents the minimum amounts and ratios that a financial institution must have to be categorized as well capitalized.

16.	Employee Benefits
Pension Plan

The Bank sponsors a noncontributory defined benefit pension plan that covers all employees who meet specified age and length of service requirements, which is administered by the Savings Banks Employees Retirement Association (“SBERA”). The Plan provides for benefits to be paid to eligible employees at retirement based primarily upon their years of service with the Bank and compensation levels near retirement. Contributions to the Plan reflect benefits attributed to employees’ service to date, as well as service expected to be earned in the future. Pension plan assets consist principally of equity securities; mutual funds — bonds, mutual funds — equities, and all assets mutual funds; and money market funds and cash.
          The following table sets forth the Plan’s funded status and amounts recognized in the Company’s consolidated financial statements for the years ended December 31, 2007 and 2006, which are based on the Plan’s latest valuation dates of October 31, 2007 and 2006:

(In thousands) Years ended December 31,	2007	2006

Accumulated benefit obligation	$9,185	$8,837
Change in benefit obligation:
Benefit obligation at beginning of year	$10,662	$9,994
Service cost	472	413
Interest cost	613	575
Actuarial loss (gain)	(534)	326
Benefits paid	(398)	(646)

Benefit obligation at end of year	$10,815	$10,662

Change in plan assets:
Fair value of plan assets at beginning of year	$9,181	$8,443
Actual return on plan assets	1,091	1,242
Employer contribution	347	141
Benefits paid	(398)	(646)
Other	6	1

Fair value of plan assets at end of year	$10,227	$9,181

Funded status	$(588)	$(1,481)

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
Amounts related to the Company’s defined benefit pension plan recognized as a component of other comprehensive income (loss) were as follows:

(In thousands) Years ended December 31,	2007	2006

Net actuarial gain (loss)	$920	$(260)
Prior service cost	7	(98)
Transition assets	(21)	21

	906	(337)
Deferred tax (expense) benefit	(379)	141

Other comprehensive income (loss), net of tax	$527	$(196)

16.	Employee Benefits (continued)
Amounts recognized as a component of accumulated other comprehensive income (loss) as of year-end 2007 that have not been recognized as a component of net periodic pension cost of the Company’s defined benefit pension plan are presented in the following table. The Company expects to recognize approximately $16 thousand of the actuarial gains (net of prior service cost) reported in the following table as of December 31, 2007 as a component of net periodic pension cost during 2008.

(In thousands) Years ended December 31,	2007	2006

Net actuarial gain (loss)	$660	$(260)
Prior service cost	(91)	(98)
Transition assets	—	21

	569	(337)
Deferred tax (expense) benefit	(238)	141

Accumulated other comprehensive income (loss), net of tax	$331	$(196)

Assumptions used in determining the actuarial present value of the Company’s benefit obligation were as follows:

(In thousands) Years ended December 31,	2007	2006	2005

Discount rate	6.00%	5.75%	5.75%
Rate of compensation increase	4.00%	4.00%	4.00%
Assumptions used to develop the net periodic benefit cost data were:
Discount rate	5.75%	5.75%	5.75%
Expected return on plan assets	7.75%	7.75%	7.75%
Rate of compensation increase	4.00%	4.00%	4.00%
Components of net periodic pension expense:
Service cost	$472	$413	$459
Interest cost	613	575	546
Expected return on plan assets	(712)	(654)	(607)
Amortization of transition obligation	(21)	(21)	(21)
Amortization of prior service cost	8	7
Amortization of unrecognized net actuarial loss	—	6	48

Net periodic pension expense	$360	$326	$432

The approximate composition of pension plan assets as of the end of the plan years ended October 31, 2007 and 2006 is as follows:

Years ended October 31,	2007	2006

Asset Category:
Fixed Income Securities (including money market funds)	39.2%	36.5%
Domestic Equity Securities	44.8	48.5
International Equity Securities	16.0	15.0

	100.0%	100.0%

The expected long-term rate of return on plan assets is based on prevailing yields on high quality fixed income investments increased by a premium of 3% — 5% for equity investments.
          The Bank expects to contribute $165 thousand to its pension plan in 2008.
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

16.	Employee Benefits (continued)
The Bank expects to make benefit payments for the plan years ending October 31, as follows:

(In thousands) Years ending October 31,	Payments		Payments

2008	$1,659	2014	2,333
2009	563	2015	817
2010	604	2016	711
2011	1,739	2017	1,336
2012	700	2018	706
2013	1,357

Profit Sharing and Incentive Compensation Bonus Plans
The Bank’s Profit Sharing and Incentive Compensation Bonus Plans provide for payments to employees under certain circumstances based upon a year-end measurement of the Company’s net income and attainment of individual goals and objectives by certain key officers. Payments of $257 thousand were awarded under the plans in 2007. There were no profit sharing or incentive compensation bonus distributions in 2006 and 2005 because the criteria for making such distributions were not met.
          The Board of Directors approved a holiday distribution to all non-officer employees in 2006 in the amount of $38 thousand. In 2005, approval was given for a holiday distribution to all officers, excluding the CEO, and non-officer employees in the amount of $76 thousand. There was no holiday distribution in 2007.
Employee Stock Ownership Plan
The Bank has an Employees’ Stock Ownership Plan (“ESOP”) for the benefit of each employee who has completed at least 1,000 hours of service with the Company in the previous twelve months.
          In 2007, 2006 and 2005, the Bank contributed $163 thousand, $154 thousand and $160 thousand, respectively, to the ESOP to invest in the Company’s common stock. These shares were allocated to plan participants, on a pro rata basis, based on compensation.
          At December 31, 2007, the ESOP held 187,320 shares of the Company’s common stock which have been allocated to plan participants and no unallocated shares. The shares are considered outstanding in the computation of earnings per share and book value per share.
          Dividends on allocated shares held by the ESOP are allocated to plan participants proportionately based on the number of shares in the participant’s allocated accounts.
          The Company’s total expense applicable to the ESOP amounted to $203 thousand, $121 thousand and $133 thousand for the years ended December 31, 2007, 2006 and 2005, respectively.
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
Executive Supplemental Retirement Agreements
The Bank maintains executive supplemental retirement agreements for certain executive officers. These agreements provide retirement benefits designed to supplement benefits available through the Bank’s retirement plan for employees. The Company made contributions of $79 thousand, $67 thousand and $55 thousand to a rabbi trust for the benefits payable under the agreements in 2007, 2006 and 2005, respectively.

16.	Employee Benefits (continued)
Directors Deferred Compensation Plan

In 1988, the Company established a deferred compensation plan for its directors. The plan allows the Company’s directors to defer receipt of all or a portion of their compensation until: (1) their attaining the age of 72, or (2) their termination as a director of the Company. In 2000, the plan was amended to allow the directors’ compensation to be invested in Company stock held in an irrevocable trust. At December 31, 2007, the trust held 20,194 shares of Massbank Corp. common stock. The shares are considered outstanding in the computation of earnings per share and book value per share.

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
          Effective January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective transition method to account for share-based payments to officers and directors of the Company. The only type of share-based payment utilized by the Company to-date is stock options. Stock options are awards which allow the officer or director to purchase shares of the Company’s stock at a fixed price. Stock options are granted at an exercise price equal to the Company closing stock price at the date of grant. Prior to 2006, the stock options issued by the Company had a contractual term of ten years and vested immediately at the time of issuance. The stock options issued in 2007 and 2006 vest at 20% per year over five years and have a contractual term of ten years.
          As of December 31, 2007, there were 94,316 non-qualified stock options and 153,059 incentive stock options outstanding to purchase shares under the 1994 and 2004 plans.
          A summary of the status of the Company’s fixed stock option plan as of December 31, 2007, 2006 and 2005, and changes during the years ended on those dates is presented below. All share information presented has been adjusted for stock splits.

Years ended December 31,	2007		2006		2005
		Weighted		Weighted		Weighted
	Shares	Average	Shares	Average	Shares	Average
	Under	Exercise	Under	Exercise	Under	Exercise
Fixed Options	Option	Price	Option	Price	Option	Price

Outstanding at beginning of year	244,850	$28.83	251,637	$26.95	300,087	$24.35
Granted	35,000	32.62	35,500	32.79	32,850	37.15
Exercised	(30,325)	23.11	(38,637)	19.41	(75,250)	19.76
Forfeited	(2,150)	36.95	(3,650)	37.47	(6,050)	42.42

Outstanding at end of year	247,375	$30.00	244,850	$28.83	251,637	$26.95

Options exercisable at year-end	185,875		210,600		251,637

The following table summarizes information about fixed stock options outstanding and exercisable at December 31, 2007:

At December 31, 2007	Options Oustanding			Options Exercisable
		Weighted Avg.	Weighted Avg.		Weighted Avg.
Range of	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$19.00 to $20.67	45,375	2.3 years	$19.62	45,375	$19.62
25.00 to $27.63	47,250	2.1 years	26.09	47,250	26.09
28.44 to $29.60	33,500	2.1 years	29.04	33,500	29.04
32.50 to $32.92	68,250	8.5 years	32.70	6,750	32.79
36.70 to $42.90	53,000	5.9 years	39.50	53,000	39.50

$19.00 to $42.90	247,375	4.7 years	$30.00	185,875	$29.11

16.	Employee Benefits (continued)
The Company estimates the fair value of stock option grants using the Black-Scholes valuation model. Expected volatilities are based on a combination of implied and historical volatilities of the Company’s common stock; the expected life represents the weighted average period of time that options granted are expected to be outstanding giving consideration to vesting schedules and the Company’s historical exercise patterns; and the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The following table presents the key input assumptions for the Black-Scholes valuation model:

Years ended December 31,	2007	2006

Weighted average fair value per share	$6.67	$6.58
Expected term (years)	7.3 years	7.3 years
Risk free interest rate	4.73%	4.31%
Dividend Yield	3.47%	3.29%
Volatility	21.3%	21.5%

The total intrinsic value (amount by which the fair value of the underlying stock exceeds the exercise price of an option on exercise date) of options exercised in 2007 and 2006 was $322 thousand and $511 thousand, respectively. The total cash received from officers and directors of the Company as a result of stock option exercises in 2007 and 2006 was $701 thousand and $750 thousand, respectively. The tax benefit realized as a result of the stock option exercises was $61 thousand in 2007 compared to $114 thousand in 2006.
          In 2007 and 2006, the Company recognized compensation cost amounting to $89 thousand and $42 thousand, respectively, which has been charged against income for those options granted in 2007 and 2006 that will vest after one year. As of December 31, 2007 there was $325 thousand of unrecognized compensation related to non-vested options granted in 2007 and 2006. The Company expects to recognize the expense over a weighted-average period of 3.6 years.
          In 2006, the Company extended this contractural life of 11,250 fully vested options to a retiring Director of the Company. As a result of this modification, the Company recognized additional compensation expense of $18 thousand for the year ended December 31, 2006.
17.	Shareholder Rights Plan
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

18.	Parent Company Financial Statements
The following are the condensed financial statements for Massbank Corp. (the “Parent Company”) only:
Balance Sheets

(In thousands except share data) At December 31,	2007	2006

Assets:
Cash and cash equivalents	$3,800	$5,087
Investment in subsidiaries	105,094	101,789
Income tax receivable, net	43	155
Deferred income tax asset, net	45	32
Other assets	1	1

Total assets	$108,983	$107,064

Liabilities:
Other liabilities	$22	$179

Total liabilities	22	179

Stockholders’ Equity (Notes 13, 15, 16 and 17):
Preferred stock, par value $1.00 per share; 2,000,000 shares authorized, none issued	—	—
Common stock, par value $1.00 per share; 10,000,000 shares authorized, 7,880,642 and 7,850,317 shares issued in 2007 and 2006, respectively	7,881	7,850
Additional paid-in capital	58,773	57,953
Retained earnings	107,674	107,055

	174,328	172,858
Treasury stock at cost, 3,638,863 and 3,532,663 shares in 2007 and 2006, respectively	(66,597)	(62,902)
Accumulated other comprehensive income (loss)	1,230	(3,071)
Shares held in rabbi trust at cost 3,604 and 3,004 shares in 2007 and 2006, respectively	(104)	(84)
Deferred compensation obligations	104	84

Total stockholders’ equity	108,961	106,885

Total liabilities and stockholders’ equity	$108,983	$107,064

Statements of Income

(In thousands) Years ended December 31,	2007	2006	2005

Income:
Dividends received from subsidiaries	$6,700	$7,055	$7,000
Interest and dividend income	—	14	31

Total interest and dividend income	6,700	7,069	7,031
Non-interest expense	242	186	170

Income before income taxes	6,458	6,883	6,861
Income tax benefit	144	110	99

Income before equity in undistributed earnings of subsidiaries	6,602	6,993	6,960
Equity in undistributed earnings of subsidiaries	1,129	34	363

Net income	$7,731	$7,027	$7,323

The Parent Company only Statements of Changes in Stockholders’ Equity are identical to the consolidated statements and therefore are not presented here.

18. Parent Company Financial Statements (continued)
Statements of Cash Flows

(In thousands) Years ended December 31,	2007	2006	2005

Cash flows from operating activities:
Net income	$7,731	$7,027	$7,323
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(1,129)	(34)	(363)
Dividend from subsidiary in the form of land	—	(480)	—
Increase in current income tax receivable, net	112	55	(23)
Increase in deferred income tax asset, net	(13)	(7)	(4)
Decrease (increase) in other assets	—	(1)	29
Increase (decrease) in other liabilities	(157)	167	(1)
Decrease (increase) in amount due from subsidiaries	—	—	196
Share-based payment compensation	12	5	—

Net cash provided by operating activities	6,556	6,732	7,157

Cash flow from financing activities:
Payments to acquire treasury stock	(3,695)	(1,621)	(4,487)
Purchase of company stock for deferred compensation plan, net of distributions	(20)	(17)	(8)
Increase in deferred compensation obligation	20	17	8
Options exercised, including tax benefits	729	785	1,572
Dividends paid on common stock	(4,877)	(4,715)	(4,583)

Net cash used in financing activities	(7,843)	(5,551)	(7,498)

Net increase (decrease) in cash and cash equivalents	(1,287)	1,181	(341)
Cash and cash equivalents at beginning of year	5,087	3,906	4,247

Cash and cash equivalents at end of year	$3,800	$5,087	$3,906

During the years ended December 31, 2007, 2006 and 2005, the Company made cash payments for income taxes of $19 thousand, $18 thousand and $30 thousand, respectively, and no payments for interest.
     In addition, the Company made cash payments to the state of Delaware for franchise taxes in the amount of $41 thousand, $39 thousand and $42 thousand during the years ended December 31, 2007, 2006 and 2005, respectively.
19. Ten-Year Statistical Summary (Unaudited)

(In thousands except per share data)
Years ended December 31,	2007	2006	2005	2004	2003	2002	2001	2000	1999	1998

Net income	$7,731	$7,027	$7,323	$7,380	$7,863	$9,814	$10,759	$11,111	$11,311	$10,914
Diluted earnings per share	1.78	1.61	1.66	1.64	1.73	2.04	2.24	2.25	2.17	1.98
Cash dividends paid per share	1.13	1.09	1.05	1.00	0.92	0.88	0.84	0.79	0.74	0.68
Book value per share, at year-end	25.69	24.76	24.32	25.11	25.17	25.45	24.34	22.83	20.43	21.05
Return on average assets	0.95%	0.82%	0.79%	0.75%	0.78%	0.99%	1.13%	1.20%	1.20%	1.17%
Return on average equity	7.23%	6.74%	6.84%	6.71%	7.08%	8.39%	9.53%	10.93%	10.66%	10.05%

20. Quarterly Data (Unaudited)

Years ended December 31,	2007				2006
(In thousands except	4th	3rd	2nd	1st	4th	3rd	2nd	1st
per share data)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$9,734	$10,013	$10,056	$9,979	$10,085	$10,052	$10,001	$9,801
Interest expense	5,165	5,368	5,292	5,188	5,106	4,872	4,613	4,360

Net interest income	4,569	4,645	4,764	4,791	4,979	5,180	5,388	5,441
Provision (credit) for loan losses	—	—	(10)	—	(9)	82	50	—

Net interest income after provision (credit) for loan losses	4,569	4,645	4,774	4,791	4,988	5,098	5,338	5,441
Gains (losses) on securities, net	1,148	2,105	(6)	1,134	259	168	119	251
Other non-interest income	369	331	461	356	477	292	279	360
Non-interest expense	2,841	3,760	3,091	3,100	3,053	2,942	3,058	3,307

Income before income taxes	3,245	3,321	2,138	3,181	2,671	2,616	2,678	2,745
Income tax expense	1,143	1,195	716	1,100	940	885	923	935

Net income	$2,102	$2,126	$1,422	$2,081	$1,731	$1,731	$1,755	$1,810

Earnings per share (in dollars):(1)
Basic	$0.49	$0.49	$0.33	$0.48	$0.40	$0.40	$0.41	$0.42
Diluted	0.49	0.49	0.33	0.48	0.40	0.40	0.40	0.41

Weighted average common shares outstanding:(1)
Basic	4,257	4,300	4,332	4,336	4,320	4,315	4,329	4,340
Diluted	4,289	4,328	4,357	4,361	4,353	4,349	4,364	4,377

(1)	Computation of earnings per share is further described in Note 1.
Massbank Corp. and Subsidiaries Stockholder Data
Years ended December 31, 2007 and 2006
Massbank Corp.’s common stock is currently traded on the NASDAQ Global Select Market under the symbol “MASB.” At December 31, 2007 there were 4,241,779 shares outstanding and 674 shareholders of record. Shareholders of record do not reflect the number of persons or entities who hold their stock in nominee or “street” name.
          The following table includes the quarterly ranges of high and low closing sales prices for the common stock, as reported by NASDAQ, and dividends declared per share for the periods indicated.

			Cash
	Price per Share		Dividends
	High	Low	Declared

Year ended December 31,	2007

Fourth Quarter	$37.26	$36.00	$0.29
Third Quarter	37.44	32.95	0.28
Second Quarter	33.40	32.66	0.28
First Quarter	33.25	32.60	0.28

Year ended December 31,	2006

Fourth Quarter	$33.63	$32.33	$0.28
Third Quarter	33.94	32.44	0.27
Second Quarter	33.29	32.32	0.27
First Quarter	34.692	31.77	0.27

Five-Year Stock Performance Graph
The following chart compares the performance of the Common Stock of the Company (assuming reinvestment of dividends) to the total returns on the S&P 500 Index and the NASDAQ Bank Index over a five-year period. The S&P 500 Index is a wellknown, unmanaged index of the prices of 500 large-company common stocks selected by Standard & Poor’s. The NASDAQ Bank Index is a broad-based capitalization weighted index of domestic and foreign common stocks of banks that are traded on the NASDAQ Global Select Market System as well as the SmallCap market. The chart assumes a $100 investment was made on December 31, 2002 in the Common Stock of Massbank Corp., the stocks included in the S&P 500 Index and the stocks included in the NASDAQ Bank Index. The Company obtained the data for the chart from Bloomberg. The information about the indices that the Company obtained from Bloomberg is believed to be reliable, but neither the accuracy nor the completeness of such information is guaranteed by the Company.

Comparative 5 Year Cumulative Total Return (Years ended December 31,)

	2002	2003	2004	2005	2006	2007

Massbank Corp.	$100.00	$156.30	$139.85	$127.13	$130.94	$149.88
NASDAQ Bank Index	$100.00	$133.03	$151.18	$148.26	$168.72	$135.16
S&P 500 Index	$100.00	$128.67	$142.65	$149.65	$173.26	$182.78

Comparative Massbank Corp. Stock Performance Data Refer to page 7 of this report for performance graphs.
Comparative Cumulative Return Totals (Years ended December 31,)
Comparative 1 Year Cumulative Total Return

	2006	3/31/07	6/30/07	9/30/07	2007

Massbank Corp.	$100.00	$100.58	$103.30	$115.36	$114.46
NASDAQ Bank Index	$100.00	$96.09	$93.37	$90.10	$80.10

Comparative 3 Year Cumulative Total Return

	2004	2005	2006	2007

Massbank Corp.	$100.00	$90.90	$93.63	$107.17
NASDAQ Bank Index	$100.00	$98.07	$111.61	$89.40

Comparative 5 Year Cumulative Total Return

	2002	2003	2004	2005	2006	2007

Massbank Corp.	$100.00	$156.30	$139.85	$127.13	$130.94	$149.88
NASDAQ Bank Index	$100.00	$133.03	$151.18	$148.26	$168.72	$135.16

Comparative 7 Year Cumulative Total Return

	2000	2001	2002	2003	2004	2005	2006	2007

Massbank Corp.	$100.00	$126.95	$155.06	$242.35	$216.85	$197.12	$203.04	$232.41
NASDAQ Bank Index	$100.00	$112.68	$120.50	$160.29	$182.16	$178.65	$203.31	$162.86

21 Year Cumulative Total Return Refer to front cover for performance graph.

	1986	1987	1988	1989	1990	1991	1992	1993	1994	1995	1996

Massbank Corp.	$100.00	$97.77	$135.83	$125.83	$96.07	$124.94	$244.95	$265.98	$265.39	$378.67	$467.50

	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007

Massbank Corp.	$798.01	$670.98	$521.65	$539.01	$684.25	$835.76	$1,306.26	$1,168.83	$1,062.52	$1,094.39	$1,252.68

Officers and Directors
Massbank Corp.
Officers
Gerard H. Brandi
Chairman, President and
Chief Executive Officer
Reginald E. Cormier
Senior Vice President, Treasurer
and Chief Financial Officer
Robert S. Cummings
Secretary
Donna H. West
Assistant Secretary
Board of Directors
*	Gerard H. Brandi Chairman, President and Chief Executive Officer, Massbank Corp.
*	Allan S. Bufferd Treasurer Emeritus, Massachusetts Institute of Technology

Kathleen M. Camilli President, Camilli Economics, LLC
*	Stephen W. Carr Retired Partner and Attorney, Goodwin Procter LLP
†	Alexander S. Costello Teacher, Brooks School
O. Bradley Latham
Attorney and Principal,
Latham, Latham & Lamond, P.C.
*	Stephen E. Marshall Retired, C.H. Cleaves Insurance Agency, Inc.
†	* Paul J. McCarthy Executive Vice President, Jobs for Massachusetts, Inc.
†	Nalin M. Mistry Consulting Engineer and General Contractor, Mistry Associates, Inc., NM Construction Corporation and MAI Associates, Inc.
*	Nancy L. Pettinelli Executive Director, Visiting Nurse Association of Greater Lowell, Inc.
†	William F. Rucci, Jr. Certified Public Accountant and Partner, Rucci, Bardaro & Barrett, PC

*	Member, Executive Committee

†	Member, Audit Committee
Officers and Directors
Massbank
Officers
Gerard H. Brandi
Chairman, President and
Chief Executive Officer
James L. Milinazzo
Senior Vice President, Lending
Donna H.West
Senior Vice President,
Community Banking and
Chief Operating Officer
Reginald E. Cormier
Senior Vice President, Treasurer
and Chief Financial Officer
William F. Rivers
Vice President, Operations
Richard J. Flannigan
Vice President and
Senior Trust Officer
Thomas J. Queeney
Vice President and
Senior Trust Officer
Joseph P. Orefice
Vice President and Director,
Information Technology
Carol A. Axelrod
Loan Origination Officer
Kenneth R. Berard
Assistant Treasurer
David M. Bianco
Assistant Treasurer
Ernest G. Campbell, Jr.
Collections Officer
Marianne J. Carpenter
Director, Human Resources
Serey Chea
Assistant Treasurer
Jean M. Cull
Assistant Treasurer
John R. Curtis
Security/Assistant BSA Officer
Lisa A. DiCicco
Trust Operations Officer and
Executive Administrator
Tricia L. Fantasia
Assistant Treasurer
Jessica L. Federico
Assistant Treasurer
Karen L. Flammia
Assistant Vice President
Scott M. Forbes
Mortgage Origination Officer
Rachael E. Garneau
Assistant Vice President
Martin J. Heneghan
Assistant Controller
Brian W. Hurley
Assistant Vice President,
Loan Operations
Theresa R. Madigan
Assistant Treasurer
Brian P. Mahoney
Director of Audit
Kenneth A. Masson
Assistant Vice President,
Marketing
Laura M. O’Connor
Assistant Treasurer
Kinnaly B. Phanrisvong
Assistant Treasurer
Seda Sam-Mao
Assistant Treasurer
Linda Seng
Assistant Treasurer
John J. Spinello
Controller
Chea Touch
Assistant Treasurer
Shaun Tulley
Information Technology Officer
Margaret E. White
Assistant Treasurer
Patricia A. Witts
Assistant Treasurer
Michael J. Woods
Assistant Vice President,
Operations

Board of Directors
    Mathias B. Bedell
* Gerard H. Brandi, Chairman
* Allan S. Bufferd
* Robert S. CUmmings, Clerk
* Stephen E. Marshall
* Stephen E. Marshall
    William F. Rucci, Jr.
* Donna H. West

*     Member, Executive Committee

Corporate Information
Massbank Corp.
123 Haven Street
Reading, MA 01867
(781) 662-0100
(978) 446-9200
FAX (781) 942-1022
Savings and Mortgage
24-Hour-Rate Lines
(781) 662-0154
(978) 446-9285
Trademark
Massbank and its logo are
registered trademarks of
the Company
Form 10-K
Shareholders may obtain without
charge a copy of the Company’s
2007 Form 10-K. Written requests
should be addressed to:
Shareholder Services
Massbank Corp.
159 Haven Street
Reading, MA 01867
Dividend Reinvestment and
Stock Purchase Plan
Shareholders may obtain a
brochure containing a detailed
description of the plan by writing
to:
Shareholder Services
Massbank Corp.
159 Haven Street
Reading, MA 01867
Transfer Agent
American Stock Transfer &
Trust Company
59 Maiden Lane
New York, NY 10038
(800) 937-5449
(877) 777-0800
Website address:
www.amstock.com
Independent Registered
Publice Accounting Firm
Parent, McLaughlin & Nangle
160 Federal Street
Boston, MA 02110-1713
Legal Counsel
Goodwin Procter LLP
Exchange Place
Boston, MA 02109

Massbank Branch Offices d/b/a
Massbank of Reading*
123 Haven Street
Reading, MA 01867
(781) 942-8188
(978) 446-9200
*Main Office
Massbank of Chelmsford
291 Chelmsford Street
Chelmsford, MA 01824
(978) 256-3751
17 North Road
Chelmsford, MA 01824
(978) 256-3733
Massbank of Dracut
45 Broadway Road
Dracut, MA 01826
(978) 441-0040
Massbank of Everett
738 Broadway
Everett, MA 02149
(617) 387-5115
Massbank of Lowell
50 Central Street
Lowell, MA 01852
(978) 446-9200
755 Lakeview Avenue
Lowell, MA 01850
(978) 446-9216
Massbank of Medford
53 Locust Street
Medford, MA 02155
(781) 395-4899
Massbank of Melrose
476 Main Street
Melrose, MA 02176
(781) 662-0100

27 Melrose Street
Towers Plaza
Melrose, MA 02176
(781) 662-0165
Massbank of Stoneham
240 Main Street
Stoneham, MA 02180
(781) 662-0177
Massbank of Tewksbury
1800 Main Street
Tewksbury, MA 01876
(978) 851-0300
Massbank of Westford
203 Littleton Road
Westford, MA 01886
(978) 692-3467
Massbank of Wilmington
370 Main Street
Wilmington, MA 01887
(978) 658-4000
219 Lowell Street
Lucci’s Plaza
Wilmington, MA 01887
(978) 658-5775